Exhibit 15.2

Annual Report 2016
2016 saw good sales momentum
across Pharmaceuticals, Vaccines
and Consumer Healthcare
and further pipeline progress

We are a global science-led

healthcare company.

Our three world-leading businesses

research and deliver innovative

medicines, vaccines and consumer

healthcare products.

Front cover case study

Arthur works at our Upper Providence R&D lab	At GSK, innovation underpins each of our three businesses

We are using next generation technology to develop new approaches to disease management and control. In addition to our own research and development, we gain insights through our network of collaborations with biotechs, other companies and academic institutions. This enables more efficient trial design and greater use of software, analytics and new technology, all of which is helping to increase our productivity, maximise our return on R&D investment and accelerate the development of new products that can improve patients’ lives.

We have an active pipeline of innovative products across six core areas: respiratory, HIV and infectious diseases, vaccines, immuno-inflammation, oncology and rare diseases.

Cautionary statement regarding forward-looking statements

The Group’s reports filed with or furnished to the US Securities and Exchange Commission (SEC), including this document and written information released, or oral statements made, to the public in the future by or on behalf of the Group, may contain forward-looking statements. Forward-looking statements give the Group’s current expectations or forecasts of future events. An investor can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as ‘anticipate’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘project’, ‘plan’, ‘believe’ and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. Other than in accordance with its legal or regulatory obligations (including under the UK Listing Rules and the Disclosure and Transparency Rules of the Financial Conduct Authority), the Group undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The reader should, however, consult any additional disclosures that the Group may make in any documents which it publishes and/or files with the SEC. All readers, wherever located, should take note of these disclosures. Accordingly, no assurance can be given that any particular expectation will be met and shareholders and investors are cautioned not to place undue reliance on the forward-looking statements.

Forward-looking statements are subject to assumptions, inherent risks and uncertainties, many of which relate to factors that are beyond the Group’s control or precise estimate. The Group cautions investors that a number of important factors, including those in this document, could cause actual results to differ materially from those expressed or implied in any forward-looking statement. Such factors include, but are not limited to, those discussed under ‘Principal risks and uncertainties’ on pages 253-262 of this Annual Report. Any forward-looking statements made by or on behalf of the Group speak only as of the date they are made and are based upon the knowledge of and information available to the Directors on the date of this Annual Report.

All expectations and targets regarding future performance should also be read together with ‘Assumptions related to 2016-2020 outlook’ on the inside back cover of this document.

A number of adjusted measures are used to report the performance of our business. These measures are defined on page 57 and a reconciliation of core results to total results is set out on page 66.

01	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

2016 performance summary

£27.9bn	£4.5bn
Group turnover (up 17% AER; 6% CER; 5% pro-forma CER)[a]	New Pharmaceutical and Vaccine sales[b] (up >100% AER; >100% CER)[a]

£2.6bn	£7.8bn
Total operating profit (down 75% AER; 86% CER)[a,c]	Core operating profit (up 36% AER; 14% CER; 17% pro-forma CER)[a]

18.8p	102.4p
Total earnings per share (down 89% AER; 99% CER)[a,c]	Core earnings per share (up 35% AER; 12% CER)[a]

£6.5bn	£3.1bn
Net cash inflow from operating activities	Free cash flow[a]

£3.9bn	20-30
Dividends declared for 2016	Assets with data expected by end of 2018

Delivering sustainable performance

1st in the Access to Medicine Index since launch in 2008	3rd in the pharmaceutical sector for Dow Jones Sustainability Index

Footnotes

a	AER growth rates represent growth at actual exchange rates. We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on page 57, including core results, free cash flow and CER and pro-forma growth rates. These measures are used by management for planning and reporting purposes and may not be directly comparable with similarly described measures used by other companies. Core results exclude a number of items and are presented as management believes that core results allow the key trends and factors driving that performance to be more easily and clearly identified by shareholders. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS. A reconciliation of total results to core results is set out on page 66.

b	New products defined as:
Pharmaceuticals: Relvar/Breo Ellipta, Incruse Ellipta, Anoro Ellipta, Arnuity Ellipta, Eperzan/Tanzeum, Nucala, Tivicay, Triumeq.
Vaccines: Menveo, Bexsero, Shingrix (not yet approved).
c	Primarily reflecting impact of £9.2 billion profit in 2015 from disposal of Oncology business.

02	GSK Annual Report 2016

About us

At GSK, our mission is to improve the quality of human life by enabling people to do more, feel better and live longer.

Footnote

a	We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on page 57, including core results, free cash flow and CER and pro-forma growth rates. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

Our Pharmaceuticals, Vaccines and Consumer Healthcare businesses generated combined turnover of £27.9 billion in 2016. Each business benefits from our global commercial infrastructure, integrated supply networks and innovative R&D.

99,300	150+	87

Number of employees	Number of markets	Manufacturing sites

In 2016, we invested £3.6 billion in R&D across our three businesses. External partnerships and collaborations enable us to develop and access knowledge, and increase our understanding in new areas of science.

We focus our research across six core areas and are using next generation technology to develop new approaches to disease management and control.

Respiratory diseases	HIV/infectious diseases	Vaccines

Immuno-inflammation	Oncology	Rare diseases

We are focused on optimising our operations through restructuring, investment and modernisation to improve profitability and efficiency.

£1.4bn	9.3%	27.9%

Incremental annual savings delivered in 2016 (including £0.2 billion currency benefit)	Total operating profit margin in 2016	Core operating profit margin in 2016[a]

03 GSK Annual Report 2016 Investor information Financial statements Governance and remuneration Strategic report Our Pharmaceuticals business discovers, develops and commercialises medicines to treat a range of acute and chronic diseases. We have a broad portfolio of innovative and established medicines in respiratory and HIV, in which we are global leaders. We focus our research across respiratory, HIV and infectious diseases, immuno-inflammation, oncology and rare diseases. Read more on pages 20 to 27 Top three categories by sales £m Respiratory 6,510 HIV 3,556 Established products 2,541 £16.1bn Turnover % of Group turnover 58% 2bn packs of medicines produced in 2016 Our Vaccines business has the broadest portfolio of any company, with vaccines for people of all ages – from babies and adolescents to adults and older people. We deliver over two million vaccine doses per day to people living in over 160 countries. Read more on pages 28 to 33 Top three categories by sales £m Infanrix/Pediarix 769 Hepatitis 602 Meningitis 592 £4.6bn Turnover % of Group turnover 16% 833m vaccines delivered in 2016 Our Consumer Healthcare business develops and markets products in Wellness, Oral health, Nutrition and Skin health categories. Our seven global power brands – Otrivin, Panadol, parodontax, Poligrip, Sensodyne, Theraflu and Voltaren, include some of the most trusted and best-selling brands in the world. Read more on pages 34 to 39 Sales by category £m Wellness 3,726 Oral health 2,223 Nutrition 674 Skin health 570 £7.2bn Turnover % of Group turnover 26% 5bn Consumer Healthcare products produced in 2016 Pharmaceuticals Vaccines Consumer Healthcare

04	GSK Annual Report 2016

Chairman’s statement

GSK made further progress during 2016. Operating performance significantly improved and there was continued progress in the R&D pipeline.

Read more

Governance report	See pg 80

Our Corporate Governance report sets out our corporate governance practices and includes the reports of our Board Committees.

Remuneration	See pg 112

Our Remuneration report sets out our remuneration arrangements for Executive and Non-Executive Directors and includes our new Remuneration policy for 2017.

Diversity statement	See pg 96

Our Board’s Diversity policy, including gender, sets out measurable objectives which our Nominations Committee monitors and reports progress towards their achievement.

Viability statement	See pg 56

Our viability statement sets out our assessment of the prospects of the Group over the next three years.

I am pleased to report that GSK made further good progress during 2016. Operating performance significantly improved in our three businesses and there was continued progress in the late and early stage R&D pipeline. In every important area, it has been a year of solid achievement.

2016 performance

Management continues to make strong progress in driving the sales and cost benefits from the integration of the Novartis businesses in Vaccines and Consumer Healthcare. These businesses have been transformed through the transaction and are now true global leaders in their respective markets, well positioned strategically and improving financially.

In Pharmaceuticals, new product sales have shown very good momentum, particularly in HIV and Respiratory. New products now make up around a quarter of total pharmaceutical sales. This is important given the pricing pressure faced generally by pharmaceutical companies and the potential introduction of generic competition to Advair – for many years the Group’s biggest single source of profits – in the US during 2017.

The Group’s improved operational performance also contributed to markedly increased cash generation. Operational cash flow also benefited strongly from the devaluation of Sterling following the Brexit vote in June, although the value of non-sterling liabilities for debt funding and contingent consideration, has also increased.

Ordinary dividends of 80p per share have been declared for 2016, the same level as 2015. The company expects to maintain the same payment in 2017, in accordance with the statements made in 2015. This level of distribution still exceeds the free cash flow generated by the business despite the material improvement in cash generated in 2016 referred to above. Given that 2017 is the last year of the three year dividend commitment made in 2015, the Board will be considering the appropriate dividend policy for 2018 and beyond during the course of the year.

CEO succession

A key area of focus for the Board through 2016 has been to manage the CEO succession as Sir Andrew steps down after 33 years with the company and into a tenth year as CEO. The Board conducted a thorough, global search for a successor, which included internal and external candidates.

The Board was unanimous in its decision to appoint Emma Walmsley, previously Head of GSK’s Consumer Healthcare business, as the new CEO. Emma has very strong leadership skills and a clear track record of delivery on performance. The Board believe Emma will bring new thinking to how the Group operates in today’s healthcare environment, whilst at the same time harnessing the momentum evident in current performance.

I want to thank Sir Andrew again for his dedicated service to GSK. Through his commitment and leadership GSK has built a balanced set of businesses with fine prospects and delivered very significant rewards to shareholders with substantial cash returns. He has also led efforts to address the most pressing concerns the industry faces, ranging from reforming our commercial model, increasing transparency of trial results, and ensuring medicines are priced more fairly and made more accessible to patients worldwide. He will be much missed within GSK and we wish him well in his future endeavours.

Board changes during the year

We continue to refresh the Board. In 2016 we welcomed two new Non-Executive Directors: Dr Jesse Goodman and Dr Vivienne Cox. Jesse is Professor of Medicine at Georgetown University and a leader in public health, and Vivienne brings many years experience in complex global manufacturing organisations. Meanwhile, Stacey Cartwright stepped down from the Board at the end of December. My thanks go to Stacey for nearly six years of dedicated service to the Board.

As we enter a critical period of pipeline activity, we have reflected this on the Board with the creation of a new Board Science Committee, chaired by Dr Goodman. In addition, Dr Patrick Vallance, President R&D, has joined the Board. Later this year, Moncef Slaoui will step down from the Board after 28 years with the company. Moncef is a scientist of global repute and has been a remarkable presence at GSK, particularly in the Vaccines business. We wish him, too, well in the future.

In closing, I would like to thank all GSK’s employees and partners for their hard work and dedication. The business has outstanding people and they have made 2016 a very successful year.

Philip Hampton

Chairman

05	GSK Annual Report 2016	Strategic report
Governance and remuneration
CEO’s statement		Financial statements
Investor information

GSK performed strongly in 2016, with good sales growth across all three businesses, excellent new product momentum and further pipeline progress.

Footnote

a	We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on page 57, including core results, free cash flow and CER and pro-forma growth rates. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

The Group executed strongly in 2016, delivering sales growth across all three businesses, remaining disciplined on costs and progressing our pipeline of innovative products.

Trading performance

Group sales rose 17% at actual rates, 6% CER (5% pro-forma) to £27.9 billion, despite the uncertainty and volatility experienced globally in 2016. Total earnings per share was 18.8p (down 89% at actual rates, 99% CER), primarily reflecting comparisons with the £9.2 billion profit in 2015 from the disposal of the marketed Oncology assets. Core earnings per share was 102.4pa – a 12% CER increase – and at the top end of our guidance for the year.

We saw growth across all three of the Group’s businesses in 2016, with a particular contribution from new Pharmaceuticals and Vaccine products. Sales from this portfolio more than doubled to £4.5 billion and in Pharmaceuticals, new products accounted for 24% of sales.

HIV products, Tivicay and Triumeq, continued to be the standout products with sales of £2.7 billion, while our new respiratory products – Relvar/Breo, Anoro, Incruse, Arnuity and Nucala – also grew strongly as did our meningitis vaccines, Bexsero and Menveo. We expect the momentum in this group of products to continue through 2017.

Our Consumer Healthcare business performed strongly, with sales up 19% at actual rates, 9% CER (5% pro-forma) to £7.2 billion, driven by power brands such as Sensodyne, Voltaren and Panadol as well as growth from Flonase which we switched from prescription to over-the-counter.

Strong R&D innovation pipeline

We filed four assets with regulators in 2016 which, if approved, have the potential to drive further growth in the business, including Shingrix, our candidate vaccine for shingles and our once-daily Closed Triple therapy for COPD. In addition, we also started a number of phase III trials for assets in HIV, respiratory and anaemia.

Investment in our R&D organisation continues to deliver significant innovation. For example, 2016 saw the European approval of Strimvelis, our first of its kind gene therapy for children with the very rare condition ADA-SCID. This remarkable technology has the potential to be a platform for a number of other gene therapies.

The next two years will be an exciting time for our R&D organisation, with key research data on 20-30 assets due by the end of 2018.

Delivering performance responsibly

GSK has a strong commitment to operating responsibly and playing our part in meeting some of society’s biggest healthcare challenges.

In 2016, we took further industry-leading steps by stopping all payments to healthcare professionals to speak about our medicines to other prescribers, and offered essential vaccines at our lowest price to organisations supporting refugees in acute need. We also introduced a new approach to filing and enforcing patents and IP based on a country’s economic maturity, and are working with partners to help the world better prepare for future epidemics such as Ebola and Zika.

I was very pleased that our efforts to operate as a values-based company were recognised when we came first in the Access to Medicine Index for the fifth consecutive time.

Outlook

The progress in 2016 highlights the investments we have made in the Group over the last several years to build scale and sustainability as well as develop new products. I expect the Group to make continued progress in 2017 and, as we enter a new period of leadership for the company, I believe GSK is well positioned to deliver long-term performance for shareholders.

Finally, as this is my last annual report before I retire, I would like to thank all our employees, partners and shareholders for their support during my time as CEO. GSK is a very special company that touches people’s lives across the world and which I have been enormously privileged to lead.

Sir Andrew Witty

Chief Executive Officer

06 GSK Annual Report 2016

Our integrated approach

The market in which we operate

- Demographic change
- Changing political landscape
- Increasing payer emphasis on cost, value and access
- Increased expectations of businesses
- Technological and scientific advances

Read more on page 8

Our business model

R&D
Pharmaceuticals
Vaccines
Consumer Healthcare
Manufacturing
Commercialisation and distribution

Read more on page 12

By understanding our operating environment and having
a clear strategy, against which we measure performance
and manage risks, we deliver long-term value for
shareholders and society.
We operate in a growing marketplace and our strategy
is designed to respond to the challenges and opportunities
in our sector.
R&D underpins our three businesses and we prioritise our investments to where we see the most potential to develop innovative products for unmet medical needs.
The market in which we operate
Demographic
change
Technological
and scientific
advances
Increased
expectations
of businesses
Increasing payer
emphasis on cost,
value and access
Our business model
Read more on page 8 Read more on page 12
06 GSK Annual Report 2016
Our integrated approach
Changing political
landscape
Manufacturing
Commercialisation
and distribution
Pharmaceuticals
Vaccines
Consumer
Healthcare
R&D

Our strategic priorities provide a framework
to create long-term value for shareholders
and society.
We assess our performance against
a set of financial and non-financial
measures, many of which form the
basis of our executive remuneration.
We manage a number of current and
emerging risks. Below, our Principal Risks
are mapped against the primary strategic
priority they are most likely to impact.
Intellectual property
Commercialisation
– Turnover growth
– Growth of earnings per share
Product quality
Research practices
Supply continuity and crisis management
– New Pharmaceuticals and Vaccines
product performance
Financial control and reporting
Information protection
– Operating profit and margin
– Free cash flow
– Dividends declared
– Net debt
Grow a balanced business and
product portfolio, centred on our
three global businesses.
Deliver more products of value to
offer improved treatment for patients,
consumers and healthcare providers.
Simplify the way we operate to reduce
complexity, increase efficiency and free
up resources to reinvest in the business
or return to shareholders, wherever we
see the most attractive returns.
Grow
Deliver
Simplify
A clear strategy for growth How we measure success How we manage risks
Read more on page 14 Read more on page 16 Read more on page 18
07 GSK Annual Report 2016
Investor information
Financial statements
Governance and remuneration
Strategic report
Patient safety
Anti-bribery and Corruption
Environment, Health and Safety
and Sustainability
– Access to Medicine Index
– Dow Jones Sustainability Index
Being a responsible business,
as how we deliver success is as
important as the results we achieve.
Responsible business

08	GSK Annual Report 2016

We operate in a growing marketplace and

our strategy is designed to respond to the

challenges and opportunities we face.

The market in which we operate

09	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Our business model	A clear strategy for growth	How we measure success	How we manage risks

In 2016, the global healthcare market continued to grow against a backdrop of a challenging global economic environment.

Global pharmaceutical sales were £648 billion on a 12 month rolling basis (September 2015-2016), up from £605 billion during the equivalent period (September 2014-2015). North America remained the largest pharmaceuticals market with a 50% share of global sales. Europe represented 21%, Asia Pacific (including Japan) was 21% and emerging markets was 8%.[b]

Global vaccine sales totalled ~£18 billion in 2016 and are expected to grow 5% annually by 2022.[c]

The consumer healthcare markets in which GSK operates account for approximately $70 billion, and are projected to grow 3-4% annually over the next five years.[d]

Societal trends supported market growth, but are also contributing to challenges in the healthcare sector, particularly on price and affordability.

Demographic change

The world population continues to grow and, according to the United Nations, is predicted to reach 8.5 billion by 2030. The proportion of elderly people is growing and the number of people over the age of 60 is expected to reach 1.4 billion by 2030.[e] At the same time, developing countries are experiencing growth in their middle classes, and by 2030 it is expected that 60% of the world’s population will be middle class.[f]

In emerging markets, long-term economic growth, increasing expectations of healthcare provision, and changing diets and lifestyles are increasing demand for healthcare products, especially to treat chronic conditions including respiratory and cardiovascular disease. This demand is expected to grow significantly faster in these markets over the coming years than in more mature economies.

In developed economies, demand for healthcare provision continues to remain high, although the dynamics are becoming more complex. Trends such as higher life expectancy are contributing towards the increasing proportion of elderly people, and along with improvements in medical technology, are putting pressure on healthcare budgets.

The changing global political landscape

Shifting attitudes to globalisation and free trade, wage stagnation for many and concerns about inequality are causing significant volatility and uncertainty in western markets.

2016 was characterised by political uncertainty and this was exemplified by the vote to leave the EU in the UK and the result of the US Presidential Election. Political uncertainty in Europe is expected to continue in 2017 with national elections in France and Germany.

In the US there is also uncertainty as to how the new administration will shape healthcare, particularly with respect to repealing and replacing the Affordable Care Act, prescription drug pricing and regulation. This is coupled with questions over the impact of the new administration’s economic, tax and trade policies.

In the UK, it remains unclear how Brexit will affect the country’s trading relationships, corporate taxation policy, the movement of people, and regulatory affairs.

Footnotes

a   World Population Ageing 2015 Highlights. United Nations.

b   IMS data (latest available at time of publishing).

c   Internal data and EvaluatePharma, World Preview 2016.

d   Internal forecasts based on Nicholas Hall and Euromonitor.

e   World Population Ageing 2015 Highlights. United Nations.

f    Future State 2030: The global megatrends shaping government. KPMG.

10	GSK Annual Report 2016

The market in which we operate continued

Our strategy to create a balanced business and product portfolio positions us well for the changes in our marketplace.

Increasing payer emphasis on cost, value and access

Demographic changes are contributing to increased demand for healthcare and in turn putting pressure on government budgets and payers. This has led to continued focus on, and public debate about, the industry’s approach to drug pricing across all key markets.

In the US the ultimately unsuccessful Proposition 61 vote, which called for medicine price controls in California, was the first of several drug pricing ballot initiatives expected in the US. There has also been increasing use of healthcare technology assessments to consider value for money as well as medical efficacy, by government-appointed bodies like the UK’s National Institute for Health and Care Excellence and Australia’s Pharmaceutical Benefits Advisory Committee.

As demand for healthcare in emerging markets rises, governments are continuing to reform healthcare systems to support access. In China, the government continues to work to realise the goals set out in the Healthy China 2030 plan, with significant measures taken during the year to reduce pharmaceutical prices through the National Price Negotiations.

During the year, the UN’s High-Level Panel on Access to Medicines report, reiterated the rights of countries to issue compulsory licences to access cheaper supplies of generic drugs.

We expect the political and public scrutiny on pricing to continue.

Technological and scientific advances

Key advances in the understanding of human biology and genomics are leading to fundamental changes in how we research diseases, and the pharmaceutical industry’s ability to develop treatments specifically to tackle them with innovative treatment approaches has increased substantially in recent years. Alongside these scientific advances, digital technology and data analytics are enabling researchers to explore and interpret larger volumes of biological data from genomics and disease biology than ever before. This is providing opportunities to increase the speed and efficiency of drug discovery and the development of novel therapies that could transform how diseases are managed.

Increasing expectations of companies

Beyond our sector-specific context, where value, cost and affordability are so important, society has increasing and changing expectations of companies, particularly of large global companies. Stakeholders – from employees to consumers to policy makers and influencers – expect companies to behave with integrity and fairness; operate transparently; be connected to their local communities; and play their part in addressing global challenges from health epidemics to climate change. Responding to this requires strong partnership and connectivity between public and private sector organisations.

11	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Our business model	A clear strategy for growth	How we measure success	How we manage risks

Our strategic response

Three world-leading businesses, underpinned by innovative R&D

GSK is well positioned to take advantage of demographic-led demand for new innovative products with our three world-leading businesses in Pharmaceuticals, Vaccines and Consumer Healthcare, and our global presence in more than 150 markets. For example, in emerging markets, where significant demographic changes and societal trends are increasing demand for healthcare, our Pharmaceuticals business sells 47% more volume than our nearest competitor. In emerging markets, we sell 70% of our vaccines, and the region represents one-third of our Consumer Healthcare business.

Our strategy to create three balanced businesses helps mitigate risk because we can access growth opportunities around the world and navigate changes both in our portfolio and the challenges we face in today’s operating environment.

A global company with a significant local presence

As a global company, we understand the benefits of free trade and globalisation but also the importance of companies like ours having a significant local presence in the communities in which we operate. We have a large global footprint and can make an important contribution to the markets in which we operate in, for example, through the tax we pay and the jobs we create.

Engaging with government, both directly and through industry trade bodies such as ABPI and BIA, is an important way we can inform policy that will impact our sector. For example, through the UK EU Life Sciences Steering Group, GSK is working closely with our peers and the UK government to address the needs of our industry during the EU exit negotiations. Overall, we continue to believe that Brexit will not cause a material impact on our financial position in the long term, but may cause some disruption over the short-term.

Global and sustainable pricing

Our strategy to focus on pricing our products at a level that provides attractive volume expansion opportunities means we are able to access patients and consumers around the world.

We understand payer and patient concerns about the affordability of healthcare, and we are leading efforts to develop sustainable solutions. Our equitable pricing strategy for medicines and vaccines is based on the country, disease area, product type and the patient’s ability to pay. In the US, we have launched our six newest products priced similar to or below those of the medicines we aim to replace. We are also pioneering efforts to show the impact our medicines can have in real-world clinical practice settings.

As a research-based company, we rely on the protection of patents, regulatory data exclusivity, and other rights, to ensure a reasonable return on our investment. However, we recognise the need for a flexible approach to patent protection. In 2016, we expanded our current approach to filing and enforcing patents by opting not to file for patent protection in least-developed and low-income countries and by granting licences to generic manufacturers to supply versions of our medicines in lower middle income countries (other than G20 countries).

Leading responsible business approach

Being a responsible business is fundamental to GSK. We understand that society requires businesses to behave with integrity. How we operate is as important as the financial results we deliver: we lead industry efforts on access to medicines; clinical trial data transparency; and the fight against anti-microbial resistance. In evolving our commercial model to ensure patients’ interests come first, we no longer pay healthcare professionals to speak on our behalf.

12	GSK Annual Report 2016

R&D underpins our three businesses and we prioritise our investments to where we see the most potential to develop innovative products for unmet medical needs.

The market in which we operate	Our business model

Our resources	How we create value

13	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

A clear strategy for growth	How we measure success	How we manage risks

The value we create

With an efficient global operating model... Manufacturing Commercialisation and distribution

Footnote

a  We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on page 57, including core results, free cash flow and CER and pro-forma growth rates. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

14	GSK Annual Report 2016

Our strategic priorities provide a framework to

create long-term value for shareholders and society.

The market in which we operate	Our business model	A clear strategy for growth

Strategic priorities	Progress in 2016

	– Global sales: £27.9 billion, up 17% AER; 6% CER; 5% pro-forma CER – New Pharmaceutical and Vaccine product sales were £4.5 billion, up >100% AER; >100% CER	18.8p Total earnings per share (down 89% AER; 99% CER)
Grow a balanced business and product portfolio, centred on our three global businesses.	– Consumer Healthcare sales were £7.2 billion (up 19% AER; 9% CER; 5% pro-forma CER), with strong contributions from power brands	102.4p Core earnings per share (up 35% AER; 12% CER)[a] 22% New Pharmaceutical and Vaccine product sales

–   Four filings with regulators, including Shingrix candidate vaccine and Closed Triple

–   EU approval for Strimvelis, the first gene therapy for rare disease (ADA-SCID)

–   13% of Consumer Healthcare innovation sales from products launched in the last three years

4 filings with regulators in 2016
Deliver more products of value to offer improved treatment for patients, consumers and healthcare providers.

–   Improved core operating leverage across all three businesses

–   Incremental annual cost savings of £1.4 billion delivered (including £0.2 billion currency benefit)

–   Continued to roll out new global systems and standardisation of our processes

9.3% Total operating profit margin 27.9% Core operating profit margin (up 2.6 percentage points pro-forma CER)[a]
Simplify the way we operate to reduce complexity, increase efficiency and free up resources to reinvest in the business or return to shareholders, wherever we see the most attractive returns.

–   Expanded graduated approach to patents and IP to widen access to medicines

–   Committed to supply essential vaccines at the lowest price to civil society organisations for refugees

–   EMA approval for chlorhexedine, our antiseptic gel for newborn umbilical cord infections in developing countries

1st in the Access to Medicine Index 3rd in our sector for Dow Jones Sustainability Index
Being a responsible business, as how we deliver success is as important as the results we achieve.

Footnote

a   We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on page 57, including core results, free cash flow and CER and pro-forma growth rates. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

15	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

How we measure success	How we manage risks

Key challenges in 2016	Key priorities in 2017
– Continued pricing pressure in the US and Europe – Volatility and slowing emerging market economies

–  Deliver our 2017 guidance

–  Drive sales and market growth for respiratory, HIV, meningitis vaccines, and power brands

–  Progress the four regulatory filings made in 2016 and launch successfully if approved

–  Manage impact of possible generic competition to Advair in the US

– Continued prioritisation of the pipeline and appropriate deployment of resources – Increasing global demand for vaccines and complex manufacturing process leading to supply pressures		– Deliver key data on 20-30 assets by the end of 2018 and manage prioritisation of capital allocation – Continue to improve efficiency and capacity of supply chain for new and existing products
– Integration of reporting systems and processes following Novartis transaction		– Continue to roll out new global systems and standardisation processes – Continue to focus on improving cash conversion and management of working capital – Continue to optimise capital expenditure
– Responding to stakeholder concerns on affordability and access – Continue to strengthen values- based culture		– Ensure sustainable funding for biopreparedness organisation to enhance preparedness against future epidemics – Embed flexible approach to IP and patent protection

16	GSK Annual Report 2016

We assess our performance against a set of financial

and non-financial metrics, many of which form the

basis of our executive remuneration.

17 GSK Annual Report 2016

Strategic report
Governance and remuneration
Financial statements
Investor information

How we manage risks

Free cash flow[d] (R)

£3.1bn

Growth £ %
2014
2.6
3.9[e]
(44)
2015
(0.2)
2.5[e]
n/a
2016
3.1
4.7[e]
>100

Dividends declared

£3.9bn

Dividends
2014
3.8
2015
3.9
1.0[c]
2016
3.9

Net debt

£13.8bn

2014
14.4
2015
10.7
2016
13.8

Access to Medicine Index ranking

1st

See page 43 for more information

Dow Jones Sustainability Index ranking

3rd

See page 43 for more information

Footnotes

a Excluding divestments completed in 2013.

c 2015 includes special dividend.

17 GSK Annual Report 2016
Investor information
Financial statements
Governance and remuneration
Strategic report
£13.8bn
1st
We have been first since the
index began in 2008
Access to Medicine Index ranking
Net debt
How we manage risks
2016
2015
2014 14.4
10.7
13.8
Key R The remuneration of our executives is linked to the key indicators marked. See page 119.
2016
2015
2014
4.7e
2.6
2.5e
(44)
n/a
>100
3.9e
3.1
(0.2) £3.1bn
Free cash flowd
Growth £ %
R
Dow Jones Sustainability Index ranking
3rd
in the pharmaceutical industry
(2016: 95th percentile 2015: 89th percentile,
2014: 98th percentile)
See page 43 for more information See page 43 for more information
Footnotes
a Excluding divestments completed in 2013.
b New products defined as:
Pharmaceuticals: Relvar/Breo Ellipta, Anoro Ellipta, Incruse Ellipta, Arnutiy Ellipta, Eperzan/Tanzeum, Nucala, Tivicay, Triumeq.
Vaccines: Menveo, Bexsero, Shingrix (not yet approved).
c 2015 includes special dividend.
d We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on page 57, including core results, free cash flow and CER and pro-forma growth rates. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.
e Free cash flow excluding payments for legal costs, restructuring, tax on the Oncology disposal and the purchase of HIV clinical assets which are treated as intangible asset purchases.
2016
2015
2014 3.8
2.0 3.9
3.9
1.0c
Dividends
£3.9bn
Dividends declared

18	GSK Annual Report 2016

We manage current and emerging risks that may

impact our strategic priorities through rigorous and

consistent risk management processes.

The market in which we operate	Our business model	A clear strategy for growth	How we measure success

Our principal risks are regularly reviewed by the Corporate Executive Team to assess whether they are reflective of the most significant risks facing the organisation, based on evolving internal and external factors. The table opposite lists the principal risks that were managed across the Group in 2016. It also includes our definition of each risk and our assessment of any change in the risk during the year, both at a macro level and after GSK’s mitigating activities.

Arrows key

 Increased risk

 No change to risk

 Decreased risk

Principal risk and description

Patient safety

Failure to appropriately collect, review, follow up, or report adverse events from all potential sources, and to act on any relevant findings in a timely manner.

Intellectual property

Failure to appropriately secure, maintain and enforce intellectual property rights.

Product quality

Failure to comply with current Good Manufacturing Practices (cGMP) or inadequate controls and governance of quality in the supply chain covering supplier standards, manufacturing and distribution of products.

Financial controls and reporting

Failure to comply with current tax law or incurring significant losses due to treasury activities; failure to report accurate financial information in compliance with accounting standards and applicable legislation; failure to maintain adequate governance and oversight over third-party relationships.

Anti-bribery and Corruption

Failure of GSK employees, consultants and third parties to comply with our Anti-bribery and Corruption (ABAC) principles and standards, as well as all applicable legislation.

Commercialisation

Failure to execute business strategies, or effectively manage competitive opportunities and threats in accordance with the letter and spirit of legal, industry or the Group’s requirements.

Research practices

Failure to adequately conduct ethical and sound pre-clinical and clinical research. In addition, failure to engage in scientific activities that are consistent with the letter and spirit of the law and industry, or the Group’s requirements.

Environment, Health and Safety and Sustainability

Failure to manage Environment, Health and Safety and Sustainability (EHS&S) risks in line with our objectives and policies and with relevant laws and regulations.

Information protection

The risk to GSK business activities if information becomes disclosed to those not authorised to see it, or if information or systems fail to be available or are corrupted.

Supply continuity and crisis management

Failure to deliver a continuous supply of compliant finished product; inability to respond effectively to a crisis incident in a timely manner to recover and sustain critical operations. This risk was previously called Crisis and continuity management.

For more extensive information on GSK risks, including risk impact and mitigating activities, see pages 253 to 262. See page 56 for our viability statement.

19	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

How we manage risks

2016 assessment	Macro environment	GSK exposure post mitigation

–   The macro environment has remained stable, with patient safety regulation and standards remaining consistent.

–   We have improved safety data management, patient communications and product labelling. These improvements are being incorporated throughout the organisation, leaving the GSK exposure level unchanged.

–   The macro risk is unchanged due to no significant changes that affect our ability to secure, maintain and enforce patents.

–   The GSK exposure level is stable, based on the maturity of our risk management processes and general ability to enforce and defend patents where appropriate.

–   The macro risk is higher, with increasing regulatory scrutiny of data integrity, supply continuity and drug shortages, accompanied by new guidance and revised legislation.

–   Despite the challenging macro environment, the GSK exposure level is unchanged, reflecting effective responses to external regulatory reviews during 2016, a greater focus on data integrity and improved governance.

–   The macro environment has remained stable, due to no material change in financial reporting requirements.

–   The unchanged GSK exposure level is reflective of the significant IT systems and operating model changes that are being implemented throughout the organisation, as well as continued risk from third-party relationships. While we expect that these system and model changes will reduce risk in the future, the risk impact from these changes is being mitigated through strong risk management and governance, as well as the continued progress of the global Third Party Oversight programme.

–   The macro environment has remained stable, with the regulatory environment and global attitude towards Anti-bribery and Corruption remaining within expectations.

–   The GSK exposure level is lower as our risk management practices have gained strength and are embedded deeper across the organisation through our ABAC programme, which builds on the Group’s values and standards and has enabled us to manage the risk more effectively.

–   The macro risk level has increased due to greater industry pricing pressures and increased regulatory scrutiny in respect of sales and promotional activities.

–   The GSK exposure level is unchanged, as we implement industry-leading changes in our operating model and in particular in the compensation model for sales representatives and our relationships with healthcare professionals.

–   The macro risk level is elevated due to increased regulatory scrutiny of Good Clinical Practices.

–   The GSK exposure level is unchanged based on mature internal control processes and an enhanced governance programme, designed to promote best practice across the business units.

–   The macro risk level is higher due to greater focus and increased regulatory activity on environmental issues.

–   The GSK exposure level is unchanged due to our controls and governance being well established and capable of allowing for the increased focus and regulatory activity.

–   The macro risk has increased as the threat has become more sophisticated and targeted, with a higher volume of incidents.

–   The GSK exposure level is unchanged while we see the effects of the substantial progress we have made in upgrading our level protection against cyber attacks and safeguarding our critical and sensitive data.

–   Macro factors such as regulatory focus on contract manufacturers outside of the US and EU and increased data integrity expectations, are increasing supply risk.

–   The GSK exposure level is stable, based on the significant improvements delivered through our ongoing supply remediation programmes and our increased monitoring and supervision of third parties.

20 GSK Annual Report 2016
Pharmaceuticals
Our Pharmaceuticals business discovers,
develops and commercialises medicines
to treat a broad range of the world’s most
common acute and chronic diseases.
As a leader in
respiratory, GSK has
been at the forefront
of research in this area
for over 45 years.

21 GSK Annual Report 2016
Investor information
Financial statements
Governance and remuneration
Strategic report
Grow
£16.1bn
2016 Pharmaceutical
reported sales were up
14% AER and 3% CERa
(4% pro-forma CER).
Sales of new products
were 24% of
Pharmaceutical sales.
Deliver
3
There were three filings
with regulators in 2016
for Closed Triple, Benlysta
subcutaneous and
sirukumab.
Responsible
business
6 We have launched our
last six new products in
the US priced similar to
or below those we aim
to replace.
Simplify
34.1%
Operating profit margin
in 2016 was 34.1%,
3.7 percentage points
higher than in 2015 and
1.2 percentage points higher
on a CER pro-forma basis.
Footnote
a We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on page 57, including core results, free cash flow and CER and pro-forma growth rates. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

22	GSK Annual Report 2016

Pharmaceuticals

Overview

Our Pharmaceuticals business has a portfolio of innovative and established medicines across a broad range of therapy areas, including respiratory and HIV, in which we are global leaders, as well as immuno-inflammation, anti-infectives, urology and rare diseases. Around a quarter of Pharmaceutical sales come from products launched over the past four years.

Respiratory

We have the industry’s broadest range of inhaled respiratory products. Our respiratory portfolio is the largest contributor to Pharmaceutical sales and our expectation is that by 2020, nine products will account for approximately 90% of respiratory sales, compared to four in 2015.

In the past four years, we have launched a new generation of respiratory products including Nucala (mepolizumab) and our Ellipta portfolio.

HIV

Our global HIV business is managed through ViiV Healthcare, a company 78.3% owned by GSK, with Pfizer and Shionogi the other shareholders.

ViiV Healthcare is growing rapidly, and accounts for over 20% of Pharmaceutical sales. This was led by strong demand for Tivicay (dolutegravir), an innovative integrase strand transfer inhibitor, and Triumeq, a single-pill treatment combining dolutegravir, abacavir and lamivudine.

Specialty products

Our Specialty products portfolio includes medicines such as Benlysta, a treatment for lupus disease, and Tanzeum/Eperzan, for Type 2 diabetes.

Classic and Established products

Our Classic and Established products include over 400 post-patent medicines in the areas of anti-infectives, allergy, neurosciences, dermatology, respiratory and urology. Many of these medicines continue to be the top-selling brand in their therapy area. These products are an important part of our emerging markets business, where we sell 47% more volume than our nearest competitor.

A leader in respiratory

As a leader in respiratory, GSK has been at the forefront of research in this area for over 45 years.

Today we have over 13,500 patients in clinical studies investigating chronic obstructive pulmonary disease (COPD) in almost 40 countries. We believe that insights from this research, alongside our early phase scientific discovery, will help us meet patient needs well into the future.

Our new generation of inhaled respiratory medicines are clear evidence of the benefits of our research. This range – including Anoro Ellipta, the world’s leading long-acting muscarinic antagonist/long-acting beta-agonist against COPD by value – is giving physicians the unprecedented choice to provide the right treatment to the right patient.

This year, we filed for regulatory approval for our Closed Triple therapy in the US and Europe. If approved, this will be the first COPD treatment to combine three vital once-daily treatments in a single inhaler.

This will ensure patients get the full benefits, in one inhalation, from all their treatments. Research shows that patients taking the medicine experienced improved lung function, a higher quality of life and fewer exacerbations compared to a leading twice-daily treatment.

Looking beyond inhaled medicines, we are now tackling the areas of highest unmet need in respiratory diseases. In 2015 we launched Nucala, our first injectable biologic treatment for severe eosinophilic asthma. Study results showed that, for patients using Nucala, the risk of experiencing an asthma attack requiring emergency hospital care was half that of those receiving the current standard of care.

23	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Grow
Sales of our Respiratory products returned to growth of 2% in 2016.

All growth rates are at CER, a non-IFRS measure as described on page 57, unless otherwise stated.

2016 performance summary

Reported Pharmaceutical sales were £16,104 million, up 14% at actual rates and 3% CER. Adjusting for the disposal of the Oncology business to Novartis in 2015, pro-forma turnover was up 4% CER.

Performance reflected a return to growth of the respiratory business, which grew 2%. Sales of new Respiratory products launched over the last four years, including our Ellipta based products Breo, Anoro, Arnuity and Incruse as well as biologic Nucala, more than doubled to £1,052 million. HIV sales increased 37% to £3,556 million, with the US up 46%. This was driven primarily by strong performances from both Triumeq and Tivicay, with sales of £1,735 million and £953 million.

Sales of new Pharmaceutical products were £3,861 million and now account for 24% of total Pharmaceutical sales.

US Pharmaceutical sales were £4,705 million and declined 1% on a reported basis (up 1% pro-forma). Respiratory sales grew 7%, and sales of new Respiratory products were £654 million, exceeding the decline in Advair.

In Europe, Pharmaceutical reported sales declined 8% (5% pro-forma). Respiratory sales declined by 10%, reflecting the ongoing transition to the new Respiratory portfolio and generic competition to Seretide. This was partly offset by growth in the new Respiratory products, which recorded sales of £225 million. Established products were down 4% to £513 million.

International sales were £4,976 million, down 5% (4% pro-forma). Sales in Emerging Markets were impacted by the decline in the China business, primarily as a result of the ongoing reshaping programme and broader Healthcare reforms, including price reductions.

Worldwide HIV sales increased 37% to £3,556 million, with the US up 46%, Europe up 29% and International up 21%. This growth was primarily driven by strong performance from Triumeq and Tivicay.

In 2016, we continued to implement our new commercial model. We stopped payments to HCPs to speak on our behalf in January and continued our drive to recruit HCPs as internal medical experts. In addition, we continued to roll out digital tools to further our medical education efforts. Following medical product information sessions with GSK experts in over 60 countries, 92% of more than 42,000 HCPs agreed that the interaction helped them make a more informed decision benefiting patient care. Around 79% rated their experience as superior to similar interactions with other pharmaceutical companies.

We are working hard in early stage research to find a cure for HIV/AIDS

We have formed a unique partnership to accelerate the search for an HIV cure.

More than 36 million men, women and children around the world live with HIV. As a leading research-based pharmaceutical and healthcare company, we have a legacy of success in developing treatments for HIV.

GSK has a strong pipeline of new medicines and our HIV scientists continue to work towards the goal of one day finding a cure for the HIV/AIDS epidemic.

We continue to invest in the HIV Cure Center and Qura Therapeutics, our unique joint- ownership collaboration created in 2015 with The University of North Carolina (UNC-Chapel Hill), with a single focus on finding a cure for HIV/AIDS.

This partnership is recruiting top talent from around the world and redefining the traditional way of conducting research in HIV/AIDS. One of the approaches being investigated is known as ‘shock and kill’ which seeks to reveal the hidden virus that persists in people with HIV infection despite successful drug therapy, and augment the patient’s immune system to clear these last traces of the virus and infected cells.

24	GSK Annual Report 2016

Pharmaceuticals continued

Deliver

In 2016, we achieved accelerated filing for the first once-daily Closed Triple therapy for COPD, received approval in Europe for our first gene therapy medicine and obtained positive data to support a new single tablet two-drug HIV regimen.

Our Pharmaceuticals R&D organisation drives discovery and development in several areas of research, including respiratory, HIV, infectious diseases, immuno-inflammation, oncology and rare diseases.

2016 progress

We continued to see progress across all stages of our R&D pipeline. In respiratory, we filed our once-daily Closed Triple therapy for COPD for regulatory approval in both Europe and the US, bringing forward our original US filing date by 18 months. We also announced positive results from the pioneering COPD Salford Lung Study. The study showed that, compared to those receiving usual standard of care, COPD patients using Relvar/Breo Ellipta achieved a superior reduction in exacerbations in an everyday clinical practice setting.

We also strengthened the prospects for our next wave of respiratory medicines with the in-licensing of a novel anti-IL33R antibody for severe asthma, and new data supporting the progression of a potential oral treatment, danirixin, into phase IIb clinical development for potential use in treating patients with COPD.

Our HIV pipeline contains a number of promising medicines and regimens, with innovative formulations, mode of action and delivery methods. We announced positive results from two phase III studies evaluating a two-drug regimen combining dolutegravir and rilpivirine (Edurant, a Janssen medicine). By breaking the mould of conventional three-drug treatments, this therapy could reduce and streamline HIV medication in the future.

We have three further HIV programmes in phase III: a new attachment inhibitor; another two-drug regimen, combining dolutegravir and lamivudine; and cabotegravir, a once-monthly injectable therapy, which combined with long-acting rilpivirine could also make HIV treatment simpler and easier to adhere to. In addition, we announced the start of a phase III study to evaluate long-acting cabotegravir as an injection every two months, for prevention in men who have sex with men at risk of HIV infection. We also completed the acquisitions of the BMS HIV pipeline and discovery teams and programmes, which have now been fully integrated into ViiV Healthcare’s R&D organisation.

25	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

20-30
assets with data expected by the end of 2018.

We continued to strengthen our emerging immuno-inflammation portfolio, with regulatory filings in Europe and the US; a subcutaneous formulation of Benlysta, our treatment for systemic lupus disease currently available as an IV formulation; and sirukumab, an investigational IL-6 treatment for rheumatoid arthritis which we are co-developing with Janssen. If approved, both treatments will be self-administered at home, making them a convenient treatment option for patients.

In 2016, we also gained approval of Strimvelis, the first corrective gene therapy for children suffering from the very rare disease ADA-SCID (adenosine deaminase severe combined immunodeficiency) – see case study below.

We started several phase II studies including: one to evaluate an anti-GM-CSF (anti-granulocyte macrophage colony-stimulating factor) monoclonal antibody for inflammatory hand osteoarthritis; the other assessing an oral RIP1 kinase inhibitor, for rheumatoid arthritis and psoriasis patients.

We also received positive phase II data for our first-in-class antibacterial gepotidacin, in treating gonorrhoea, for which the US Food and Drug Administration (FDA) has granted fast-track status on the basis of the serious unmet need for new medicines in this area.

In oncology, we have 11 assets in clinical development and have seen encouraging developments in our core areas of immuno-oncology, cell therapy and epigenetics. During the year, the FDA granted breakthrough therapy status to the affinity enhanced T-cell therapy, which targets the antigen NY-ESO in synovial cancer that we are developing with Adaptimmune.

During 2016, we terminated the development of Iosmapimod for COPD following analysis of phase II results, and halted development of the HIV maturation inhibitor 3532795 in favour of other maturation inhibitors in our pipeline that may have a better profile.

2017/2018 milestones

The coming two years will be significant for the pharmaceutical pipeline, marking the start of another intense period of R&D activity for the company, as we expect important data on between 20 and 30 assets in areas including HIV, respiratory, immuno-inflammation and oncology.

Approval of GSK’s first gene therapy opens new chapter in treatment of rare diseases
The application of groundbreaking technology has resulted in the world’s first corrective gene therapy for children.

The European Commission’s approval of Strimvelis, a one-time treatment for ADA-SCID (adenosine deaminase severe combined immunodeficiency) is the first authorisation of a corrective stem cell gene therapy for children and a major milestone in our commitment to developing innovative transformative medicines.

Working together, we took an experimental medicine procedure and developed rigorous manufacturing and quality control systems to ensure it could be evaluated by regulators.

A 100% survival rate three years after treatment was observed for all children in the pivotal study. Every child receiving Strimvelis who contributed to the marketing authorisation data package is alive today. Patients referred for treatment will receive the gene therapy at Ospedale San Raffaele.

We hope Strimvelis will be the first of a number of innovative gene therapy medicines that we will bring to patients over the next few years.

Two further programmes using the same platform, in metachromatic leukodystropy and Wiskott-Aldrich syndrome, are both in clinical trials.

ADA-SCID, which is caused by a faulty gene inherited from both parents, affects around 15 newborns in Europe each year. A child born with ADA-SCID does not have a healthy, fully-functioning immune system and, as a consequence, is unable to fight off everyday infections. The treatment involves correcting this often fatal disorder using the patient’s own cells.
The development of Strimvelis follows a collaboration between GSK and the original Italian developers, the San Raffaele Telethon Institute for Gene Therapy in Milan, Italy.

26	GSK Annual Report 2016

Pharmaceuticals continued

Deliver continued

1,500
Our range of partners includes academic institutions, public-private partnerships, and pharmaceutical and biotechnology companies.

Pharmaceuticals R&D approach

We focus our investment on areas where we believe there are the most attractive opportunities, having considered patient need, market opportunity and scientific understanding. We concentrate on mechanisms that might slow down or reverse the course of diseases and present opportunities to achieve remission or cure.

Our early research efforts centre on around 30 discovery performance units. These nimble units have their own budgets and project accountability, so are different from the traditional hierarchical R&D model. They help us to maintain flexibility, create agility, and enable us to focus on the most promising early opportunities.

As a treatment advances, Medicines Development Teams of multi-disciplinary specialists ensure its progress from investigational medicine and later stage development to filing with regulators and ongoing evidence generation.

Strategic issues and overall budget management are overseen by the R&D management team. Robust governance boards manage investment, technical, scientific and commercial decisions throughout a molecule’s lifecycle.

Collaboration with external partners is an important part of our approach. We partner with more than 1,500 organisations around the world, including academic institutions, public-private partnerships, and other pharmaceutical and biotechnology companies.

Collaborating with the Francis Crick Institute
GSK joins forces with world-leading biomedical research centre.

A landmark collaboration between GSK and the Francis Crick Institute aims to achieve new breakthroughs in understanding and treating diseases.

The open innovation collaboration combines our pharmaceutical R&D expertise with the Crick’s deep knowledge of disease biology.

Our mutual aim is to explore new avenues of medical research and drug discovery across a range of diseases. The collaboration takes a ‘LinkLabs’ approach to working, with teams of scientists from each organisation working side-by-side in integrated teams at the Crick’s world-leading centre of biomedical research in the heart of London and GSK’s global R&D hub in Stevenage. GSK and the Crick believe this fluid interchange of skills and ideas benefits both sides, introducing new ways of working and stimulating the development of novel approaches to problems. By pooling our knowledge and resources we hope the collaboration will ultimately improve the success rate for discovering new medicines.

In the spirit of open innovation, research

findings from the collaboration will be shared externally, via joint publication in peer-reviewed journals. This will enable important discoveries to be applied across the research community, maximising the potential to progress scientific understanding and accelerate the development of treatments for patients.

The Francis Crick Institute is a charity funded by the Medical Research Council, Cancer Research UK, the Wellcome Trust, University College London, Imperial College London and King’s College London.

27	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Simplify Our supply chain transformation programme has delivered significant reductions in manufacturing costs and streamlined our external supply network.

In 2016, we continued to reshape our Pharmaceuticals business and reduce complexity in our supply chain while maintaining our commitment to quality.

Cost savings generated in the Pharmaceutical business have contributed to the delivery of £3 billion of annual savings (including £0.2 billion of currency benefit) for the Group by the end of 2016. Operating profit margin for Pharmaceuticals was 34.1%, 3.7 percentage points higher on a CER basis than in 2015 and 1.2 percentage points higher on a pro-forma CER basis.

In 2016, we completed our three-year transformation programme to move to an end-to-end supply chain. This has delivered improvements in customer service, quality and productivity which, combined with simplification of our portfolio, has delivered a significant reduction in manufacturing costs and streamlined our external supply network by more than 40%.

As part of our commitment to creating a world-class supply chain, in 2016 we agreed a five-year global logistics contract with an international freight company. This contract has been a key enabler to reduce our site costs in the year.

Our enterprise resource planning (ERP) system is enabling better sharing of data to improve planning capabilities. By the end of 2016, the system was live in 10 of our 40 Pharmaceuticals manufacturing sites.

Committed to quality

We are committed to meeting the highest standards through stringent quality control and quality assurance processes. Our medicines and vaccines are manufactured according to current Good Manufacturing Practice (cGMP) regulations, and our internal quality management system. In 2016, our Pharmaceutical manufacturing sites had 66 regulatory inspections; six had findings which we are resolving. In July, we received a Warning Letter from the US Food and Drug Administration (FDA) relating to an inspection carried out 12 months earlier at GSK’s Worthing, UK, primary manufacturing site. We responded promptly to the FDA to address the points raised and advised them of a programme of work which is now well advanced.

Responsible business	Leading the fight against antimicrobial resistance

We demonstrated our continuing commitment to tackling antimicrobial resistance by signing up to a landmark industry roadmap.

Resistance to antibiotics is becoming a major public health crisis, with 700,000 people dying every year from drug resistant infections. The roadmap commits us, and other participating pharmaceutical companies, to achieving four significant targets by 2020. These include reducing the environmental impact of antibiotics production and ensuring they are only used by patients who need them. The roadmap builds on our January 2016 commitment to the Davos Declaration to combat antibiotic resistance.

We have been active in discovering and developing antibiotics for more than 70 years. Today, our pharmaceuticals focus is on developing new antibiotics and we have an active pipeline of new medicines. In addition, our Vaccines business researches and develops new vaccines to prevent bacterial infections, so saving lives and reducing dependence on antibiotics.

Our most advanced asset in the antibiotics pipeline is gepotidacin, which we developed in collaboration with the US government’s Biomedical Advanced Research Development Authority (BARDA). Gepotidacin is now moving towards phase III studies, following positive phase II results in 2016.

The global health threat of antimicrobial resistance requires a multi-stakeholder response, as seen in the industry collaboration beyond last year’s roadmap and our work with BARDA. We also partner with other governments and companies to progress research and development into new antibiotics. We are a member of the Innovative Medicines Initiative’s NewDrugs4BadBugs, and are a long-term partner of the Defence Threat Reduction Agency.

28 GSK Annual Report 2016
Vaccines
We have the broadest vaccines portfolio
of any company, with vaccines for people
of all ages – from babies and adolescents
to adults and older people.
Following impressive clinical
trial results, we have filed
our candidate shingles
vaccine with regulators in
the US, Canada and Europe.

Grow
£4.6bn
Vaccines sales were up
26% AER and 14% CERa
(12% pro-forma CER) in
2016 with growth across
the US, Europe and
International markets.
Deliver
14
In 2016, we filed our
candidate shingles vaccine,
Shingrix, and have 14
candidate vaccines in
our pipeline for a range
of diseases.
Responsible
business
We are working with
partners to help the world
be better prepared for
global health epidemics.
Simplify
>30%
Operating profit margin
was 31.7% in 2016, 5.3
percentage points higher
than in 2015 and 7.6
percentage points higher
on a CER pro-forma basis.
29 GSK Annual Report 2016
Investor information
Financial statements
Governance and remuneration
Strategic report
Footnote
a We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on page 57, including core results, free cash flow and CER and pro-forma growth rates. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

30	GSK Annual Report 2016

Vaccines

Our Vaccines business has a portfolio of 41 paediatric, adolescent, adult, older people and travel vaccines that offer protection against 22 different diseases. These include Bexsero, our meningitis B vaccine; Menveo for meningitis A, C, W and Y; Flu; Hepatitis; Synflorix for pneumococcal disease; Rotarix for rotavirus gastroenteritis; and vaccines against diphtheria, tetanus and whooping cough, namely, Infanrix/Pediarix and Boostrix.

Demand for vaccines continues to increase as the world’s population grows and changes. To meet this demand, we must deliver reliable, high quality vaccines and push the boundaries of science and technology to develop innovative vaccines.

Behind our commercial portfolio is our robust research pipeline, which reflects our expertise in virology and bacterial infection, and across different technological platforms. We have more than 2,000 scientists dedicated to discovering and developing vaccines across our three global R&D centres in the US and Europe. As well as our internal research, we have more than 180 R&D partnerships with external scientists and leading academic and public health institutions.

To help more people benefit from vaccine protection, we use a ‘tiered pricing’ approach, based on nations’ gross national income per head and ability to pay. We are also one of the largest contributors to Gavi, the Vaccine Alliance, a public-private partnership that aims to improve access to vaccines in developing countries.

Candidate shingles vaccine filed

Following impressive clinical trial results, we have filed our candidate shingles vaccine Shingrix with regulators in the US, Canada and Europe.

We are seeking approval for Shingrix, our candidate vaccine, for use in preventing shingles – a common but potentially serious condition – and its complications in people over 50. Shingles sufferers develop a painful itchy rash, with up to 30% also getting postherpetic neuralgia (PHN), an intense pain that can last for at least three months.

More than one in three people over 50 are likely to have shingles in their lifetime. Individuals with compromised immune systems, such as cancer patients undergoing chemotherapy, are especially susceptible.

A study published in 2016 found Shingrix had 90% efficacy for people over 70, maintained for up to four years, while earlier research showed 97% efficacy in those over 50.

This is the first time such high efficacy has been demonstrated in a candidate vaccine for older people, whose weakened immune systems often leave them more susceptible to disease. There is a possibility therefore that the technology it is based on may open up effective treatments for other conditions affecting older adults.

In 2017, we expect the results of clinical studies with Shingrix both in people at high risk of shingles, due to the weakening of their immune systems, and in patients revaccinated with our candidate vaccine who have previously received the existing vaccine.

31	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Grow Vaccines sales grew 14% on a reported basis (12% pro-forma) to £4.6 billion, from strong performance from our meningitis and flu vaccines.

2016 performance summary

Vaccines sales grew 26% at actual rates, 14% CER and 12% pro-forma CER to £4,592 million during 2016. Performance was driven by sales of new products including meningitis vaccines Bexsero and Menveo which contributed £592 million. There was also strong demand for Fluarix/ FluLaval which had sales of £414 million.

US sales grew 13% (12% pro-forma) with Bexsero, Menveo and Boostrix all seeing market and share growth while Infanrix and Pediarix both benefited from competitor supply issues in the market.

In Europe, sales grew 18% (16% pro-forma), driven primarily by Bexsero sales through the UK Government’s immunisation programme and in private market channels in several other countries. Boostrix sales in Europe benefited from higher demand and competitor supply issues.

Sales in International markets grew 10% (8% pro-forma), with growth primarily driven by Synflorix, due to market expansion in Asia and certain African countries. Menveo sales also contributed to growth driven by a significant tender award in Argentina. Vaccine sales increased in Brazil due to strong demand for Bexsero, Menjugate and Boostrix.

All growth rates are at CER, a non-IFRS measure as described on page 57, unless otherwise stated.

UK infants benefit from meningitis B vaccine

The number of cases of meningitis B reported in the UK fell significantly after babies were vaccinated with our Bexsero meningococcal vaccine.

The UK became the first country in the world to introduce a national infant immunisation programme against meningitis B in late 2015, with children being vaccinated at two and four months and receiving a booster at one-year-old.

Just ten months after the programme was launched, Public Health England (PHE) figures showed 83% percent effectiveness of Bexsero against meningitis B.

Invasive meningococcal B disease is the leading cause of meningitis in the industrialised world. It develops rapidly, typically among previously healthy children and adolescents. About one in ten of those who contract the disease die, with a further 20% suffering a major physical or neurological disability, such as limb or hearing loss.

Bexsero is the only meningococcal B vaccine licensed in Europe. In the past two years, the numbers of doses of Bexsero produced has grown from two million to a cumulative total of ten million.

32	GSK Annual Report 2016

Vaccines continued

Deliver

Our broad pipeline includes vaccines targeting shingles, meningitis, respiratory syncytial virus, group B streptococcus, and a new vaccine concept for COPD.

Our Vaccines R&D work focuses on discovering and developing vaccines to help protect people against a broad range of diseases and conditions across all age groups. We have a pipeline of 14 candidate vaccines in early, mid and late stage development against a range of diseases.

In 2016, we received regulatory approval to expand the indication for FluLaval in the US to cover infants from six months of age, rather than from three years. We obtained approval in Europe for a label update for Boostrix and Boostrix Polio with human safety data to support use in pregnant women. We also launched our Hiberix vaccine in the US.

In 2016, we filed for regulatory approval in North America and Europe for our candidate vaccine for the prevention of shingles and its complications. (See case study on page 30.) In 2017, we plan to file for its use in Japan.

We have a number of promising earlier assets in our pipeline. For example, the candidate vaccines in phase II, are for meningococcal A,B,C,W,Y, respiratory syncytial virus (RSV), group B streptococcus and exacerbations in chronic obstructive pulmonary disease (COPD).

Following the positive scientific opinion from European regulators for our infant malaria vaccine Mosquirix, the World Health Organization will start pilot implementation of the vaccine in three sub-Saharan Africa countries in 2018. With our partners at the non-profit organisation PATH, we will donate doses of Mosquirix for the pilots.

In a bid to assist with the Zika virus, we are evaluating a new vaccine technology known as SAM (self-amplifying mRNA), with the National Institutes of Health. We believe this technology may potentially induce protective immunity against Zika.

Investment and governance

Our priorities are meeting patient needs and addressing global health challenges for which no vaccines yet exist, or where significant improvements could be made. Our vaccine R&D investment in 2016 was £597 million, up 2% from £525 million in 2015.

In R&D, we complemented our existing global hubs, in Siena, Italy and Wavre, Belgium, with the opening of a third centre, in Rockville, Maryland, close to our major US public health stakeholders. Our three global centres each have their own area of expertise in vaccine discovery and specific assets in development while also benefiting from scientific exchange between the three world-class teams.

33	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Simplify

We have continued to simplify our operating model and realised significant savings.

In 2016, we continued to further simplify our operating model, strengthen our manufacturing network, and reduce supply costs.

During the year, we completed the majority of the Novartis Vaccines business integration. Cost savings generated in the Vaccines business have contributed to the delivery of £3 billion of annual savings for the Group by the end of 2016 (including £0.2 billion currency benefit). These savings, combined with strong sales growth, delivered improved operating leverage and a profit margin of 31.7%. This was 5.3 percentage points higher than in 2015 and 7.6 percentage points higher on a pro-forma CER basis.

Investing in our supply chain

We have 16 vaccine manufacturing sites in 11 countries. This international presence enables us to manufacture our vaccines with greater capacity, efficiency and flexibility. We aim to keep critical production steps in-house wherever possible, and during the year we invested in new production facilities at our Marburg site in Germany. This will enable us to produce all of the active components of our Bexsero vaccine in-house, and adds a new mumps production line for our combined measles, mumps, rubella and varicella vaccine.

Committed to quality

The discovery and development of new vaccines is a complex process. Our vaccines are manufactured to the highest quality standards, according to current Good Manufacturing Practice (cGMP) regulations. In 2016, we had 45 regulatory inspections and 38 had minor or no findings. In all cases, we worked with regulators to address their observations.

Responsible business	Preparing for public health emergencies GSK is committed to helping whenever we can when public health crises occur.

When Ebola broke out in West Africa, we accelerated the development of our candidate Ebola vaccine and, following the outbreak of Zika, we employed our novel technology platforms to start a vaccine discovery programme with the US National Institutes of Health.

However, responding after a life-threatening disease surfaces is not enough. Vaccine research and discovery is a lengthy process, typically taking 10 to 15 years. To have the best chance to save lives, the global community has to prepare itself in advance.

For this reason, we are proposing to create a dedicated and permanent ‘biopreparedness organisation’ (BPO) at our Global Vaccines R&D Centre in Rockville. The planned facility would design, develop and manufacture new vaccines against potential public health threats, with targeted pathogens selected and prioritised with guidance from independent experts. It would have dedicated and permanent R&D and pilot production facilities, and the capacity to respond rapidly to future global health emergencies.

The BPO would operate on a no-profit, no-loss basis, with funding from both governments and non-governmental organisations.

We also strongly support the Coalition for Epidemic Preparedness Innovations (CEPI) and its focus on vaccines development as a solution to protecting against infectious disease outbreaks. We stand ready to partner with CEPI to advance epidemic preparedness.

34 GSK Annual Report 2016
Consumer Healthcare
Our Consumer Healthcare business develops and
markets products in Wellness, Oral health, Nutrition
and Skin health. Our portfolio includes some of the
world’s most trusted and best-selling brands, such
as Sensodyne, Voltaren and Panadol.

35 GSK Annual Report 2016
Investor information
Financial statements
Governance and remuneration
Strategic report
A migraine is more than
just a headache. Excedrin
is helping people in the US
manage their symptoms.
Responsible
business
Our Panadol power brand
is helping raise awareness
of dengue fever.
Grow
£7.2bn
Sales increased 19%
AER and 9% CERa (5%
pro-forma CER) in 2016,
with growth broadly
balanced across the
US, Europe and
International markets.
Deliver
13%
of sales in 2016 were
from product innovations
launched over past
three years.
Simplify
15.5%
Operating profit margin
was 15.5% in 2016, 4.2
percentage points higher
than in 2015 and 3.7
percentage points higher
on a CER pro-forma basis.
Footnote
a We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on page 57, including core results, free cash flow and CER and pro-forma growth rates. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

36	GSK Annual Report 2016

Consumer Healthcare

Our Consumer Healthcare business* is split almost equally between over-the-counter (OTC) medicines and fast moving consumer goods (FMCG), across our four categories of Wellness, Oral health, Nutrition and Skin health.

Wellness

We are the global leader in Wellness, which is our largest category, and number one in 36 countries by retail sales. We have leading global positions in respiratory, cold and flu, nasal decongestants, allergy, smoking cessation, and pain management, where we have two of the top four brands, Panadol and Voltaren.

Oral health

We are a top three company, globally, by sales in toothpaste and the number one in specialist oral health, globally and in 50 countries, with leading positions in sensitivity, acid erosion, denture care and gum health. In 2016, Sensodyne became our first £1 billion consumer healthcare brand, making it the third-largest product by sales in the whole GSK portfolio.

Nutrition

Our Nutrition business includes Horlicks, the long established wheat, milk and malted barley drink.

Skin health

We are in the top three, by sales, globally in medicated skin health which treats such conditions as cold sores and dry and sensitive skin. Our Abreva and Zovirax brands hold leading positions in some of the world’s largest markets.

Power brands

We prioritise seven global power brands – Otrivin, Panadol, Parodontax, Poligrip, Sensodyne, Theraflu and Voltaren – and 12 regional core brands, including Flonase, Horlicks and Tums. These brands, including Physiogel, benefit from our broad geographic footprint and a combined focus on scientific expertise and consumer insight.

*	Represents the Consumer Healthcare Joint Venture with Novartis together with the GSK Consumer Healthcare listed businesses in India and Nigeria.

Managing migraine symptoms

Excedrin brought home the painful reality of migraines with a recent virtual reality campaign.

Excedrin, one of the top over-the-counter brands in sales in the US, launched a virtual reality (VR) campaign to correct misunderstandings of migraines. The campaign, which included multi-channel media activity, an expert celebrity panel discussion and a high profile New York event, was launched in March 2016. Product sales rose 15% during the campaign and have shown double digit growth over the year.

Excedrin created the campaign after its customer insight research showed that 88% of sufferers felt misunderstood. The documentary-style film featured a ‘migraine simulator’, developed with the help of four migraine sufferers.

The four worked with VR experts to create the visual effects they experience during attacks, including blurred vision, flashes, object ‘auras’, room spinning and partial blindness.

The campaign made an enormous impact on social media, with over 17 million views and almost 500,000 engagements, such as shares of the film, comments and re-tweets.

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Grow

Strong growth in our Oral health and Wellness power brands helped Consumer Healthcare to a 9% increase in reported sales (+5% pro-forma), to £7.2 billion.

All growth rates are at CER, a non-IFRS measure as described on page 57, unless otherwise stated.

2016 performance summary

Consumer Healthcare sales grew 19% at actual rates, 9% CER and 5% on a pro-forma basis to £7,193 million.

On a category basis there was growth in Wellness (15%), Oral health (8%) and Skin health (4%). This was partly offset by Nutrition which declined 8%.

At a brand level, Sensodyne, Panadol and Otrivin performed strongly. Sales of Sensodyne reached £1 billion for the first time. Sales from innovation within the last three years represented 13% of sales, with a particular contribution from Flonase, which was switched to OTC in Q1 2015. Other notable launches in 2016 included Sensodyne True White and Excedrin Gel-tabs in the US.

Growth was broadly balanced across our three global geographies. US sales grew 9% to £1,761 million (5% pro-forma) driven primarily by Sensodyne delivering double-digit growth following the launch of True White combined with strong momentum from Pronamel. Within Wellness, Flonase OTC grew strongly in the first half following line extensions.

In Europe, sales grew 12% to £2,191 million (4% pro-forma). Good momentum across Germany, Scandinavia and Italy was partly offset by the impact of challenging economic conditions in the Commonwealth of Independent States. Voltaren grew in double-digits as a result of the continued success of the 12-hour variant, while in Oral health, Sensodyne and the Gum health portfolio also recorded strong growth.

In International markets, sales grew 8% (5% pro-forma) to £3,241 million. Growth was impacted by the sale of the Nigerian beverages business on 30 September 2016 and the effective cessation of trade in Venezuela at the end of 2015. Demonetisation implemented in India in November also impacted the Indian business. Sales in the Middle East, Latin America and China grew particularly strongly as a result of better pricing and new product introductions.

New over-the-counter launch extends Flonase brand

We continue to see success in switching products from prescription-only to over-the-counter.

In 2016 the FDA approved Flonase Sensimist Allergy Relief for seasonal and perennial allergies. This builds on our success in moving products from prescription-only to over-the-counter (OTC) in the USA. The product was launched in February 2017, in time for the allergy season. In making the product available OTC, we are meeting consumer demand for greater control over their personal healthcare.

The product was formerly available only on prescription as Veramyst. In managing the switch to OTC, we drew on the regulatory insights of our Pharmaceuticals business which helped us navigate through the highly regulated pharmaceutical environment.

The new product acts on multiple inflammatory substances and has additional features such as being suitable for children as young as two years old, being scent and alcohol-free, and causing little or no drip while it is being applied.

By bringing Sensimist under the Flonase Allergy Relief umbrella, we aim to build on Flonase’s market success.

38	GSK Annual Report 2016

Consumer Healthcare continued

Deliver

Our success in delivering consumer-driven, science-led innovation enabled us to generate our best-ever sales from recent launches.

13% of our sales were generated from innovations launched over the past three years.

The success of our Consumer Healthcare business is built on our ability to understand customer needs and meet them with effective products from our strong research pipeline. In 2016, we refocused our investment in innovation to ensure we achieve a high return and delivered 30 new-to-market product launches. During 2016, 13% of our sales were generated from innovations launched over the past three years – our highest level ever.

In 2016, R&D investment in Consumer Healthcare was £243 million (2015 – £258 million). We prioritise investment on our power and core brands, with our strategic focus now on fewer but bigger innovations. In 2016, examples included Sensodyne True White, Excedrin Gel-tabs, a new Eno ajwain herb flavour variant in India and Otrivin Oxy which was launched a record six months from conception.

We continue to see success in moving products from prescription-only to over-the-counter, with the approval and launch of Flonase Sensimist Allergy Relief in the US in 2017. (See case study on page 37).

Understanding consumers’ everyday healthcare needs, views and product preferences is an integral part of our new product development process. As digital technology becomes central to all our lives, we are exploring ways – both internally and in discussion with external entrepreneurs and inventors – of harnessing digital capability to improve consumer health. We continued to invest in state-of-the-art digital and real life innovation by opening new US shopper and sensory labs. (See case study below).

In 2016, we strengthened our commitment to R&D in India, building headcount to ~200 people – a significant increase versus both legacy organisations. Our increased focus on innovation in this area is already paying off, with seven market-first innovations launched in the region over the course of the year. Two of our six R&D hubs are now based in emerging markets, a region that represents over a third of our business.

The science of consumer insight

Our new innovation labs in the US increased our ability to understand and deliver unmet consumer needs.

Following the success of our UK innovation labs we launched three labs based at our new US Consumer Healthcare HQ in Warren. They enable us to integrate customer insights into all stages of product development, from the original inception of an idea to an item’s positioning on the store shelf. They include:

–  An R&D suite combining flexible work spaces with rapid prototyping capabilities; allowing us to move swiftly from concept to manufacture, whether of tablets, liquids, powders or creams.

–  Consumer sensory capabilities to assess how people use products. It includes simulated environments where our products are often found, for example, the bathroom, doctor’s consulting room, a shop and pharmacy.

–  A shopper science facility that enables us to work with our retail partners on the best way to present products in store.

Together, the labs are enabling us to discover fresh insights and develop tailor-made products to meet the needs of our consumers and retailers. This helps us to meet our ambition of becoming first choice for shoppers and customers.

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Investor information

Simplify

We continued to further simplify and streamline our Consumer Healthcare business and increased our operating profit margin.

During 2016, we completed the majority of the integration enabling us to increase our emphasis on core innovation and to deliver stronger growth from our brands. Incremental annual cost savings in 2016 helped to increase the operating profit margin by 4.2 percentage points to 15.5%. This was 3.4 percentage points higher than in 2015 on a CER basis and 3.7 percentage points higher on a CER pro-forma basis. We remain on track to deliver the annual cost savings anticipated, and to deliver our target operating margin of at least 20% by 2020.

Our consolidation activities over the year resulted in a reduction of costs and overheads. We established common distribution routes and shared enterprise resource planning platforms, enabling access to data across the organisation and more informed decision making.

In 2016, unified branding was rolled out to all integrated sites and more than 10,000 artwork changes were delivered.

Our streamlining efforts also involved 59 markets moving to standardised platforms over the course of the year, and we are on track to deliver against our synergy targets.

Committed to quality

Our Consumer Healthcare products are manufactured to the highest quality standards, according to current Good Manufacturing Practice (cGMP) regulations. In 2016, we had 56 regulatory inspections, all with satisfactory outcomes.

Responsible business	Helping communities to better identify, prevent and treat dengue fever

A GSK-led health campaign encouraged better understanding of how to manage the disease.

Mosquito-borne dengue fever causes around 400 million infections and 20,000 deaths each year. It is endemic in more than 100 countries, particularly across the South East Asia and Western Pacific regions.

Paracetamol, in Panadol, can help treat some of the symptoms of dengue fever, so GSK Consumer Healthcare launched the Allied Against Dengue campaign in 2016 in Malaysia, Indonesia and the Philippines. It brought together GSK and our Panadol power brand with doctors, pharmacy chains, governments and non-government organisations.

The campaign has helped educate seven million people about the disease.

It included 48 ‘train the trainer’ sessions, to refresh physicians’ and pharmacists’ knowledge of the virus; the recruitment of 21,000 voluntary ‘dengue warriors’ to spread the word about prevention and treatment; and the distribution of ‘dengue proficiency kits’ to healthcare professionals.

Assisted by wide media coverage, the campaign’s impact was dramatic. In Malaysia, after three years of rising mortality rates, the campaign contributed towards the number of deaths falling by 39%.

The campaign also helped increase our regional Consumer Healthcare product sales. In the Philippines alone, net sales increased by 48% in Q3 2016, versus the same period in 2015.

40 GSK Annual Report 2016
Responsible business
Being a responsible business is central
to our strategy, how we deliver success
is as important as the results we achieve.

41 GSK Annual Report 2016

Strategic report
Governance and remuneration
Financial statements
Investor information

Health for all

1.3m

Our partnership with Save the Children reached an additional 1.3 million children in 2016 with treatments, immunisations and other interventions.

Our behaviour

99%

Our people

75 countries

Our Partnership for Prevention programme is being rolled out globally and is offering unprecedented access to preventive healthcare for almost 100,000 employees and their family members in 75 countries.

Our planet

18%

We have cut operational carbon emissions (Scope 1 and 2) by 18% since 2010. Total value chain emissions have risen by 1% as we extend access to our medicines, and we are working to address this.

Footnote

41 GSK Annual Report 2016 Strategic report Governance and remuneration Financial statements Investor information
We have expanded our graduated approach to filing and enforcing patents and intellectual property to widen access to medicines in the poorest countries. Health for all Our be haviour Our people Our planet 1.3m 99% 75 countries 18% Our partnership with Our mandatory annual Our Partnership for We have cut operational Save the Children reached training on our code of Prevention programme carbon emissions (Scope an additional 1.3 million conduct was completed is being rolled out 1 and 2) by 18% since children in 2016 with by 99% of our employees globally and is offering 2010. Total value chain treatments, immunisations and complementary unprecedented access to emissions have risen by and other interventions. workers in 2016.a preventive healthcare for 1% as we extend access almost 100,000 employees to our medicines, and we and their family members are working to address this. in 75 countries. Footnote a The remaining 1% represents employees who did not complete the training in the required timeframe and are subject to disciplinary action (see page 47) and employees still within the completion timeframe (e.g. new starters)

42	GSK Annual Report 2016

Responsible business

By being commercially successful and operating responsibly, we will improve people’s health and benefit society, as well as create value for our shareholders.

Creating value for society

By developing innovative healthcare products, we directly benefit patients and consumers. Our equitable pricing strategy, which allows prices to reflect a country’s ability to pay, and global footprint enables greater access to our medicines, vaccines and consumer healthcare products. By delivering profitable and sustainable business performance, we generate value and returns for our shareholders and can reinvest in the business. Over and above this, wider society benefits as healthy people are essential to building strong and sustainable communities.

We make significant direct and indirect economic contributions to the countries and communities where we operate through tax, our employment of 99,300 people and charitable support.

Our responsible business priorities

GSK’s responsible business priorities sit within the context of the macro-economic and social trends that affect all companies and wider society. These trends present both opportunities and challenges for global healthcare companies like GSK (see page 8).

We report our progress across four areas: Health for all, Our behaviour, Our people, and Our planet. We identified our priorities in these areas by understanding the issues that are most important to our business and to our stakeholders.

Our longer-term commitments across the four areas reflect global health needs and align with GSK’s strategic priorities and our values. We detail our progress against these commitments in our responsible business supplement available at www.gsk.com/responsibility.

A graduated approach to intellectual property

We have expanded our approach to filing and enforcing patents to reflect a country’s economic maturity.

In 2016, we announced that we would adapt our current approach to filing and enforcing patents to ensure that we balance the need to protect our intellectual property with a country’s economic maturity.

This means that we will no longer file patents for medicines in the least-developed countries and low-income countries. In lower middle income countries, we will apply for patents when we think it appropriate but also offer licences that allow supplies of generic versions of our medicines to these countries (other than G20 countries) for ten years.

In line with this approach, in 2016 ViiV Healthcare expanded its licence agreement with the Medicines Patent Pool for the adult formulation of their HIV drug dolutegravir to include the vast majority of lower middle income countries.

The agreement enables dolutegravir to be made available for adults through generic manufacturers, with royalty fees tiered depending on national gross domestic product, following approval from regulators. This means that 94% of people living with HIV in the developing world are now covered by the licence agreement.

We have also outlined our intent to commit our future portfolio of cancer treatments to patent pooling and will work with the Medicines Patent Pool to explore how this can help address the increasing burden of cancer in developing countries.

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Investor information

Measuring progress

We have well-established, long-term responsible commitments which sit across four areas: Health for all, Our behaviour, Our people and Our planet. We also measure our performance in the Access to Medicine Index and Dow Jones Sustainability Index.

Access to Medicine Index

In 2016, GSK topped the Access to Medicine Index for the fifth consecutive time. This means we have led every edition of the biannual index since its 2008 launch.

The Access to Medicine Index is funded by the Bill & Melinda Gates Foundation and the UK and Dutch governments. It measures the top 20 pharmaceutical companies’ efforts to improve access to healthcare in developing countries. We led our peers in three of the 2016 index’s seven categories: research and development; pricing, manufacturing and distribution; and product donations.

The index describes GSK as ‘the most access-oriented company’ and recognises our clear strategy on increasing access to medicines, which is aligned with our corporate strategy.

It also cites our company-wide ownership for access as a key strength, together with our commitment to research and development for low and middle income countries and high-priority medical needs.

At the beginning of 2017 we also performed well in the first ever Access to Vaccines Index, leading in all three categories under consideration.

Dow Jones Sustainability Index

In 2016, we came third in our sector in the Dow Jones Sustainability Index. The Index analyses the economic, environmental and social performance of the world’s leading companies. Our overall percentile ranking increased from 89th in 2015 to 95th in 2016, meaning we scored within the top 5% of our sector.

We led the industry in code of business conduct, climate strategy, environmental reporting and health outcome contributions, and had strong performance in corporate governance, marketing practices, risk and crisis management, tax and corporate citizenship.

Progress against our responsible business commitments

Our 2016 assessment shows that three of our commitments are complete, 14 are progressing well, five are on track, and one has more work to do. For more details about our performance, see our Responsible Business Supplement at www.gsk.com/responsibility.

	Progress		Progress
Innovation for unmet medical needs		Ethical conduct
Better access to medicines and vaccines		Promoting values in sales and
Building products to better meet needs		marketing practices
Strengthening healthcare infrastructure		Transparency in clinical trial data
Fighting malaria		Rigorous patient and consumer safety
Eliminating and controlling neglected		Minimising animal testing
tropical diseases		Ensuring ethical interactions
Eradicating polio		Promoting human rights
Access to antiretroviral treatment for HIV		Working with third parties
Reducing child mortality

	Progress		Progress
Developing our people in inspiring and healthy workplaces		Aiming to be carbon neutral
Reducing our water impact
Promoting inclusion and diversity		Reducing our waste
Community volunteering to create change

44	GSK Annual Report 2016

Responsible business continued

Our approach

We are tackling some of the greatest global health challenges by innovating to meet unmet needs, making our medicines and vaccines more accessible, and strengthening healthcare systems.

Innovating for unmet needs

We aim to develop innovative products for diseases that disproportionately affect the world’s poorest people and where need is greatest.

In 2016, we committed to working with governments, multinational organisations and NGOs to enhance preparedness against potential future outbreaks of diseases such as Ebola and Zika. We are supporting the Coalition for Epidemic Preparedness Innovation (CEPI) (see case study on page 33) and are proposing to create a permanent ‘biopreparedness organisation’ (BPO) at our Rockville, Maryland Vaccines site.

In 2016, our gel to help prevent umbilical cord infections in newborns received a positive scientific opinion from the European Medicines Agency (EMA). Three million babies die each year from infection, often when the newly-cut umbilical cord attracts bacteria – a particular issue in developing countries. If approved by local regulators, we will make the gel available at a not-for-profit price and share manufacturing knowledge so it can be widely made.

Our Mosquirix vaccine targets a significant health threat – malaria. Phase III trials of the vaccine, which received a positive opinion from the EMA in 2015, have shown the vaccine could have a considerable public health impact when used in combination with malaria control measures.

In 2016, the World Health Organization confirmed that full funding has been committed to enable the pilot implementation of Mosquirix in three settings in sub-Saharan Africa due to begin in early 2018.

Protecting refugees with essential vaccines

Photo: Nour Wahid/Save the Children	We are supplying essential vaccines at our lowest price to civil society organisations for use in acute humanitarian situations.

Along with their homes, livelihoods and communities, refugees often lose easy access to healthcare, leaving them potentially vulnerable to vaccine-preventable disease.

In response, GSK has committed to supply essential vaccines to internationally recognised civil society organisations (CSOs) – such as Médecins Sans Frontières and Save the Children – at our lowest prices, for use in acute humanitarian situations where governments are unable to assist.

The first vaccine to be covered by this commitment is Synflorix, our pneumococcal vaccine that protects children against diseases such as pneumonia. Working with partners such as Gavi, the Vaccine Alliance, we will provide Synflorix at a deeply discounted price to charities that fund and deliver immunisation programmes to refugees and displaced people. In the future, we will explore extending this offer to other essential vaccines.

Our commitment is designed to help maintain stable vaccination programmes during times of great humanitarian need where governments are unable to assist, by developing a reliable and predictable supply to CSOs that have stepped in. At the same time, we will continue to work with partners to strengthen the long-term capacity of local health systems to support refugees and host communities.

This pledge comes as tens of thousands of refugees continue to flee conflict in Syria, South Sudan and elsewhere. It builds on decades of effort by GSK, working with partners, to increase access to our vaccines through charities responding to emergencies.

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£21m Since 2009, we have invested £21 million in 39 countries and trained 43,000 frontline health workers who have reached 17.5 million people.

Our charitable giving in 2016 totalled £210.2 million (2015 – £208.3 million)

Product & in-kind £127.2m
Cash £67.3m
Management £12.3m
Time (PULSE) £3.4m

We also share our expertise, resources and intellectual property with external researchers. Our open innovation lab in Tres Cantos, Spain, has built up a portfolio of 63 research projects looking at diseases of the developing world since 2010. It had 20 visiting scientists in 2016 and results from the lab have led to papers in more than 50 scientific publications. Our Africa Non-Communicable Diseases Open Lab is currently focusing on cardiovascular disease, oncology, chronic respiratory disease, chronic kidney disease and diabetes. Its first project looks at severe asthma across East Africa, led by Uganda’s Makerere University.

Extending affordability and availability

We are committed to widening access to our medicines and vaccines. Our equitable pricing strategy is based on the country, disease area, product type, and patient’s ability to pay.

Since 2010, we have capped the prices of our patented medicines and vaccines in the least-developed countries (LDCs) at 25% of the prices in the EU5 (France, Germany, Italy, Spain and the UK), as long as our manufacturing costs are covered.

We offer our lowest vaccine prices to organisations such as Gavi, the Vaccine Alliance, which supports countries with a low gross national income. In 2016, we delivered more than 74 million doses of our Synflorix vaccine against pneumoccal disease and more than 35 million doses of Rotarix, our vaccine against rotavirus gastroenteritis.

In middle-income countries, where many still live in poverty, our equitable pricing approach enables more people to access our products. In Egypt, we offer a portfolio of prices to meet the needs of all levels of income, including a price reduction of Seretide inhaler devices targeted to middle and lower income groups.

We also understand payer and patient concerns about affordability in developed markets and we are leading efforts to develop sustainable solutions. For example, in the USA, the last six GSK pharmaceutical products were launched similar to or below prices to the medicines we aim to supersede. In 2016, we integrated three of our US patient assistance programmes into one GSK Patient Assistance Program, which is designed to simplify and improve the programme experience for eligible uninsured patients and patients with a Medicare Part D prescription Drug Plan.

In Europe, we continue to engage with payers in all EU markets to balance affordable cost to healthcare systems through funding solutions which also support ongoing innovation for medicines. We have achieved reimbursement for our Ellipta portfolio in most EU markets by finding local solutions when issues of affordability challenged the introduction of new innovation.

Strengthening healthcare systems

We reinvest 20% of our profits from the sales of our Pharmaceuticals and Consumer Healthcare products in LDCs to strengthen healthcare infrastructure in these nations. Since 2009, working with Amref Health Africa, CARE International and Save the Children, we have invested £21 million in 39 countries, reached 17.5 million people and trained 43,000 frontline health workers.

Through our pioneering partnership with Save the Children, we reached 1.3 million children with live-saving interventions in 2016, bringing the total number to 2.6 million. Since 2013, over one million children have been screened for malnutrition, more than 86,500 under-fives have been immunised, over 290,000 children have been vaccinated against measles or polio, and over 183,000 have been treated for diarrhoea, malaria or pneumonia.

46	GSK Annual Report 2016

Responsible business continued

GSK values
Be patient focused

Act with integrity

Demonstrate respect for people

Operate with transparency
We expect all employees to act in line with our values.

Our approach

We aim to have a values-based culture by training our people on the standards we expect, encouraging the reporting of any concerns and embedding our values into the way we measure employee performance.

Patient and consumer safety

We manufacture our medicines and vaccines according to current Good Manufacturing Practice regulations and our internal Quality Management System.

In 2016, we had 167 regulatory inspections of our manufacturing sites and 86% of these received no observations or minor observations.a Eleven of the inspections were conducted by the US Food and Drug Administration (FDA), of which five resulted in a Form 483 being issued to sites, citing deficiencies to current Good Manufacturing Practices (cGMP). None of these observations had any direct impact on product supply from our sites, and corrective action plans to mitigate the observations have been submitted to the FDA in all cases.

Transparency in clinical trial data

GSK was the first company to sign up to AllTrials, which campaigns for every clinical trial to be registered and its results reported. We have been leading the industry in clinical study transparency over the past decade. In 2016, we publicly posted more than 1,900 clinical study reports and more than 6,000 result summaries.

Researchers can submit proposals to request access to the details of around 2,000 of our clinical trials through the www.clinicalstudydatarequest.com website. An independent panel reviews proposals for scientific merit and to ensure patient privacy and confidentiality are protected. In 2016, 88 proposals were approved and 66 research teams were granted access to anonymised patient-level data.

We have also begun providing plain language summaries of our clinical studies on our online clinical study register.

Working with third parties

We expect our suppliers to share our high ethical standards. In 2016, we increased our use of preferred suppliers, bringing them to more than 90% of our global purchase order spend. We continued the roll-out of our global third-party oversight programme, which reached a total of 43 countries across Latin America and South East Asia. The programme aims to drive improvements in our supply chain and distributor network and ensure that the third parties we engage with support our values.

In 2016, we also completed over 70 third-party audits on health and safety, ethics, environment and labour rights. We also conducted a further 1,850 audits focused specifically on quality processes. Where we identify areas for improvement, we engage with the respective third parties to develop improvement plans and track their completion with the overall aim of enhancing performance in the supply chain. We may also suspend or terminate work with a third-party if significant issues are identified.

Training our people

In 2016, we updated our Code of Conduct and accompanying annual training to give people a deeper understanding of how to apply our values in their everyday activities.

In 2016, 99%b of our employees and complementary workers completed mandatory training on the code. The code of conduct training enables the learner to understand and manage the risks associated with our business activities. This includes anti-bribery and corruption risk, to which we maintain a zero tolerance approach. More than 70,000 people working in high risk roles completed additional in-depth anti-bribery and corruption training to help them understand how to manage particular challenges they may face in their daily work.

Reporting and investigating concerns

We centrally track misconduct allegations and concerns through our multiple Speak Up channels. In 2016, our investigations team received 2,568 reports, a 21% reduction since 2015.

Footnotes

a	At this time we are still awaiting 11 reports from 2016 inspections.

b	The remaining 1% represents employees who did not complete the training in the required time and are subject to disciplinary action, as well as those who are still within the completion timeframe (e.g. new starters).

47	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Employees disciplined in 2016: breakdown of types of policy violation

Attendance and payroll	Marketing and promotional activities

Training completion	Code of conduct

Good manufacturing and distribution practices	Falsification of documents
Travel and expense

Local work regulations violations	Environment, health and safety

Other

Disciplinary action

We take action when employees fail to act in line with our policies. During the year, 3,600 employees were disciplined for policy violations (2015 – 3,574), including 499 employees for failing to complete mandatory training (Code of Conduct and Anti-bribery and Corruption) within the required timeframe. Of the total disciplined, 2,499 employees received a documented warning (2015 – 2,890), 547 had verbal warnings (2015 – 297) and 221 were dismissed or agreed to leave the company voluntarily (2015 – 387). Most of these were related to attendance and payroll which included disciplinary actions related to employee absence, punctuality or misstating hours worked.

Human rights

GSK is a signatory to the UN Global Compact, which sets out key principles for business on human rights. We are committed to upholding the Universal Declaration of Human Rights and the International Labour Organisation’s core labour standards.

We focus on those areas where our operations have the biggest potential impact on human rights. We manage human rights risks in the supply chain by reinforcing our requirements on labour rights and health and safety and ensuring these are communicated consistently through our revised third-party contracts. We monitor existing suppliers and screen new ones.

Our approach to tax

We understand our responsibility to pay an appropriate amount of tax and we fully support efforts to ensure companies are transparent about how they manage their tax affairs.

We pay a significant amount of tax in the UK, where most of our global corporate functions and significant manufacturing and R&D facilities are located, and in other countries around the world where we have a substantial business and employment presence.

Over the past 16 years, we have paid £28.9 billion in corporation tax globally. Of this, £2.8 billion, nearly 10% of the global total, was paid in the UK. Read more on page 178.

We do not engage in artificial tax arrangements – those without business or commercial substance. At the same time, we have a responsibility to our shareholders to be financially efficient and deliver a sustainable tax rate.

Further details on our approach to tax and our tax disclosures can be found on page 55.

Putting patients’ interests first

We continue to lead the industry in modernising the way we market and sell our medicines.

Since January 2016, we stopped paying healthcare professionals (HCPs) to speak to other prescribers about our medicines and vaccines. Instead, we have strengthened our online resources to supplement information provided by our salesforce.

We have also significantly expanded our global team of in-house medical experts to provide information about our medicines and vaccines to HCPs in ways that are convenient to them. We now have around 400 medical experts dedicated exclusively to supporting HCPs, and a further 900 who also engage with them as part of their roles.

Where we do pay HCPs – for activities such as clinical or market research that help us develop medicines and vaccines to meet patients’ needs – we are transparent about these transactions. We now disclose all payments made to HCPs in 32 markets across Europe (including Russia and Ukraine), Australia, Japan and the US.

We have also changed the way GSK sales teams are compensated. Since January 2015, our pharmaceutical medical sales representatives are no longer compensated for individual sales targets. Instead they are rewarded on their technical skills, scientific knowledge, quality of service, and broader business performance.

Our new approach is being well received: following medical product information sessions with GSK experts in over 60 countries, 92% of more than 42,000 HCPs agreed the interaction helped them make a more informed decision, benefiting patient care. Around 79% rated their experience as superior to similar interactions with other pharmaceutical companies. We have also seen an improvement in customer trust. In a survey of US HCPs in 2016, GSK ranked first for customer trust for the fourth year in a row, and for customer value for the third time.

48	GSK Annual Report 2016

Responsible business continued

Our approach

We need a talented and motivated workforce to deliver against our strategy. To achieve this, we strive to attract the best people and to create an environment that empowers and inspires. Our people strategy focuses on talent, leadership, performance and engagement.

Talent and leadership

Our talent and leadership programmes focus on developing our employees at all levels with the skills they need to advance their careers.

In 2016, we welcomed 465 graduates and postgraduates onto our Future Leaders and Esprit programmes, including 164 from emerging markets. GSK was voted top graduate employer for Research and Development in The Times Top 100 Graduate Employers 2016 (for the 19th successive year) and ranked 13th overall.

We put particular emphasis on leadership development. In 2016, we trained around 3,500 people to support their promotion to first and second line leader roles; continued to evolve our global leadership development programmes; and have found that managers who complete them show significant improvement in effectiveness based on feedback from their teams.

We also trained 245 leaders as coaches, with our strategic use of coaching being recognised as world-class by the International Coach Federation’s Prism Award.

Performance and engagement

Our global performance system centres on a set of clear expectations that emphasises not just the results people achieve, but the way they achieve them in line with our values.

Listening to our people is essential for employee engagement. Responding even more so. During the year, we responded to the insights from our 2015 global employee survey, which 78% of employees completed. Members of our CET hosted five ‘listening sessions’ with over 200 senior leaders. They then conducted discussions on the topics raised, including how we evaluate performance.

Future Leaders programme

441 graduates joined our Future Leaders programme in 2016	Building the next generation of leaders.

Our Future Leaders programme is delivering the fresh ideas and talent needed to continue driving our success across key markets.

It provides graduates with a breadth of potential career pathways – from R&D and finance, to marketing and procurement – with the option to move between functions during several job rotations.

Such job rotations make up 70% of the programme, with feedback, mentoring and coaching constituting a further 20%, and formal training the remainder. This balance enables graduates to develop the specific skills to be effective in their individual role and business, while getting a broad grasp of the company and learning GSK’s distinctive global leadership approach.

The programme is rated highly by participants. A recent survey of alumni from the Future Leaders programme found that 89% of respondents felt the rotations helped them to develop relevant skills and experience for their career at GSK.

The benefits to the business are also clear. The number and geographical spread of the intake means we have home-grown leaders rooted in all our markets, including emerging countries. In 2016, we had 441 new recruits representing 59 nationalities from 58 countries – up from 130 from eight nations in 2012.

49	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Women in management (%)

	2014	2015	2016
SVP/VP	29	29	30
Director	40	40	42
Manager	45	45	46
Total	42	42	43

Employees by gender (number)
	Male	Female	Total
Board	9	4	13
Management*	9,537	7,337	16,874
Total	56,104	43,196	99,300

*	Management: senior managers as defined in the Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013 which includes persons responsible for planning, directing or controlling the activities of the company, or a strategically significant part of the company, other than the Board, including directors or undertakings included in the consolidated accounts.

73 GSK employees from 25 countries spent up to six months with 31 non-profit organisations to share their skills.

To monitor progress, we have also introduced ‘pulse’ surveys to evaluate the impact of engagement efforts at more regular intervals than our annual survey.

Promoting inclusion and diversity

The diverse perspectives and experiences of our global workforce strengthen our business and help us meet the needs of our patients and consumers.

The percentage of women in management rose to 43% in 2016, and women represented 15% of our Corporate Executive Team (CET) and 31% of our Board (this compares with an average of 26% among FTSE100 boards, according to the Cranfield Board report).

In 2016, more than 200 women began our Accelerating Difference programme, which helps female leaders progress to senior roles. The programme was recognised as best practice in Cranfield University’s The Female FTSE Board Report 2016.

We are a global organisation and we want our leaders to represent the varied markets we serve. Five nationalities are currently represented on the CET and the Board.

As part of our efforts to promote an environment where everyone feels included, in 2016, we established a Lesbian, Gay, Bisexual and Transgender (LGBT) Council. The Council is chaired by our President of Pharmaceuticals R&D, endorsed by the CET, and aims to engage and educate employees on LGBT issues. We achieved a 100% score in the Human Rights Campaign Foundation’s Corporate Equality Index which rates workplaces on LGBT equality in the US.

Making GSK a more accessible place to work for people with disabilities is a priority for us. We are working with the Global Disability Council to develop an online accessibility portal which allows employees to find information on support or adjustments to their working environments. We are committed to removing barriers, increasing understanding and ensuring that those with disabilities have the same opportunities.

Employee volunteering

In 2016, 73 GSK employees from 25 countries contributed £3.4 million worth of skilled services to 31 non-profit partners in 27 countries, through our PULSE Volunteer Partnership. They worked on assignments aligned to worldwide healthcare challenges and the UN Sustainable Development Goals.

Health and wellbeing

As a healthcare company we think hard about how we can best support not only the health of our patients and consumers but also our employees. Through our global energy and resilience training programmes and our innovative and ambitious Partnership for Prevention programme (P4P), we have created strong foundations.

Through P4P we now offer almost 100,000 employees and family members in 75 countries unprecedented access to preventive healthcare services, such as immunisations and cancer screening, at little or no extra cost. In 2016 we extended these services to India, Russia and the Commonwealth of Independent States, keeping us on track to achieve our goal of global coverage by 2018.

Protecting our people

We want to prevent incidents before they occur; however, as a global business operating in more than 150 markets, injuries do occur.

In 2016, we had a reportable injury and illness rate of 0.26 per 100,000 hours worked which, according to Pharmaceutical Safety Group (PSG) data, is comparable to other leading companies in our sector. Sadly, we had one fatality in 2016, a sales representative died as a result of a road traffic incident in India. To try to prevent road incidents we have driver safety programmes in India, Indonesia and Vietnam, with 4,000 people taking part in 2016.

50	GSK Annual Report 2016

Responsible business continued

Our approach

We aim to reduce our environmental impacts across our value chain while extending access to our products, by minimising our carbon footprint, water use and operational waste.

Carbon

In 2016, our operational emissions (Scope 1 and 2) totalled 1.6 million tonnes of CO2e; this is broadly the same as the previous year and represents an 18% decrease against our 2010 baseline. We reduced our emissions through a continued focus on energy efficiency, renewable energy and investment in sustainable buildings.

In 2016, we revised our calculation method for our Scope 3 emissions with the current GHG protocol methodology which now includes the impact of purchased services, capital investments, fuel and energy related activities, logistics upstream in the supply chain, and all business travel and commuting. Based on this latest methodology, we increased our 2010 baseline figure to 18.7 million tonnes of CO2e from 15 million tonnes of CO2e.

In 2015a, our overall carbon footprint (Scope 1, 2 and 3) increased from 17.8 million tonnes CO2e in 2014 to 20.3 million tonnes of CO2e due to the Novartis integration. This represents an 8.5% increase to our overall footprint versus our 2010 baseline. Excluding Novartis, our footprint has remained flat from 2010-2015 despite the volume of medicines, vaccines and consumer healthcare products shipped from our factories having increased by approximately 40% over the same period.

Our supply chain represents the largest part of our value chain footprint (51%) followed by the use of our products (30%). Our own operations, logistics and end of life disposal make up the remaining 19%.

As our largest value chain impact, we focus on helping our suppliers make environmental improvements. For example, 188 suppliers (covering £1 billion of our spend on direct raw materials) disclose information through Ecodesk, an online platform to monitor and promote environmental improvements in our supply chain. In addition, more than 350 suppliers use our online sustainability collaboration platform, the GSK Supplier Exchange, to share best practice.

Certain products have a disproportionate effect on our value chain emissions, particularly our Ventolin propellant-based inhalers, which emit greenhouse gases during use. We continue to research solutions to this issue, including changing the way we manufacture, to reduce the amount of propellant used, while maintaining efficacy for patients.

Footnote

a	Our most recently available Scope 3 data is from 2015. We will publish 2016 data online in late 2017.

Carbon emissions plus intensity ratios (as per regulations)

Tonnes CO2 ea	2013	2014	2015[b]	2016

Scope 1 emissions	1,040,928	851,113	885,155	893,418

Scope 2 emissions	788,149	744,973	730,168	716,448

Scope 3 emissions	16,630,521	16,093,060	18,690,183	Data available May 2017

Intensity ratios	2013	2014	2015	2016

Scope 1 and 2 emissions/sales revenue (tonnes CO2e/£m)	69.0	69.4	67.5	57.7

Scope 1 and 2/FTE (tonnes CO2e/FTE)	18.4	16.3	16.0	16.2

a   Carbon emissions are calculated according to the Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard (revised edition).

b   Data includes former Novartis sites’ emissions and headcount.

51	GSK Annual Report 2016	Strategic report
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~70% of our sites have successfully achieved zero waste to landfill by re-purposing materials that would otherwise go to waste, or by using waste-to-energy services.

Water

Our new Water Stewardship Policy reinforces our commitment to reduce GSK’s water impact across the value chain. We continue to look for ways to use water more efficiently and reduce consumption. We used 14.5 million m3 of water across our operations in 2016, a 23% reduction on 2010 and 3% less than 2015.

The amount we use is just one aspect of our overall water impact across our value chain, which includes factors such as local water scarcity and quality, and health, social, regulatory and reputational risks.

We focus our efforts on a small number of high-impact GSK sites in water-scarce regions, and on the agricultural supply chain for our Horlicks products, which makes up the biggest portion of our total value chain water footprint.

An innovative project in Rajasthan, an arid region of India, is now replenishing the water source for the village of Sawaipura with around a quarter of the amount of water that our three Horlicks factories located across India use in their operations. Together with Alternative Development Initiatives, an Indian NGO, we are also supporting communities around the Horlicks supply chain to improve water management and agricultural yields.

Waste

We aim to reduce our operational waste by 50% by 2020, compared with 2010. In 2016, our operations produced 137 thousand tonnes of waste – 4% less than the previous year and 23% below our 2010 baseline. The majority (73%) was recycled or incinerated to recover energy, with only 5% sent to landfill. Around 70% of our sites have now achieved zero waste to landfill by repurposing materials that would otherwise go to waste, or by using waste-to-energy services.

GSK recognised by CDP as leaders in climate change and water
GSK included in prestigious CDP ‘A list’ for climate and water.

Our efforts to reduce carbon emissions were acknowledged with inclusion in the CDP ‘Climate A List’. CDP assessed companies globally from across ten industry sectors, we were one of only 193 companies (9% of applicants) and seven healthcare companies to be A-listed.

Our high rating reflects the significant steps we have taken to help meet our goal of becoming carbon neutral by 2050, while continuing to grow our business and meet the healthcare needs of more people.

This has included reducing emissions during the manufacture of inhalers and launching our Complete the Cycle scheme, the first of its kind to work with pharmacists and patients to recover and recycle inhalers. Such steps have helped us to reduce our operational emissions by 18% since 2010.

We were also one of only 24 (3% of applicants) companies, and the only healthcare company to be included in the Water A List. This success reflects our achievements in reducing water usage by 23% since 2010 and our commitment to water stewardship.

52	GSK Annual Report 2016

53	GSK Annual Report 2016	Strategic report
Group financial review		Governance and remuneration
Financial statements
Investor information

We continued to make progress in delivering against our strategy as well as the financial goals we have set out in our financial architecture.

Viability statement Our viability statement sets out our assessment of the prospects of the Group over the next three years and is presented on page 56.

In 2016, we continued to make progress in delivering against our strategy as well as the financial goals we have set out in our financial architecture. All three of our businesses contributed to the delivery of more broadly-based revenue growth. Our continued focus on the execution of our integration and restructuring programmes accelerated the delivery of the targeted benefits, allowing us to improve margins and operating leverage, while still making substantial investments behind new products, and supply chain improvements, as well as progressing the R&D pipeline.

We have also maintained our focus on financial efficiency and in the allocation of our capital, allowing us to deliver core EPS growtha ahead of sales growth and at the top end of our financial guidance, as well as a significant improvement in our cash generation and a dividend of 80 pence per share.

Financial architecture

Our financial architecture is designed to support the consistent execution of our strategy and to enhance the returns we deliver to shareholders. It is focused on delivering more sustainable sales growth across the company, improving operating leverage, or profitability, and enhancing our financial efficiency. This is with the objective of driving growth in EPS ahead of our sales performance and then converting more of those earnings into cash that can be used to invest in the business or returned to shareholders, wherever we see the most attractive returns.

This clear set of priorities ensures consistency in how capital is allocated across and between the different businesses within GSK, with relative returns from each business benchmarked to relevant external comparatives using a Cash Flow Return on Investment (CFROI) based framework of metrics. Specific capital investments are also benchmarked in a similar way.

Reporting framework

In addition to total or reported results, prepared under IFRS, the Annual Report makes reference to a number of core performance measures which are used by management for planning and reporting purposes. These are non-IFRS measures adjusted for a number of items management believe it is useful to separate so that the key trends driving the performance of the business can be more clearly identified by shareholders. Core results may, however, vary significantly from total results as some of the adjustments may be material, as was the case in 2016.

The items adjusted for between total and core results are consistent each year but those that were most significant in 2016 include re-measurement charges related to the liabilities for future contingent consideration, most significantly the consideration due to Shionogi related to its former interest in dolutegravir, and the value of future put options as well as major restructuring charges.

IFRS requires us to provide for contingent consideration liabilities related to previous business acquisitions on the basis of the estimated present value of any potential future payments. These estimates could have a broad range of outcomes. The effect of the IFRS accounting treatment is that GSK recognises these fair value liabilities in the balance sheet, with any charges for re-measurement of them reflected immediately in other operating income. GSK will make cash payments in the future to discharge these liabilities but as the liabilities were established on acquisition or through subsequent re-measurement charges to the income statement, the payments will not be charged to future earnings.

Sales growth

All three of our businesses delivered growth in line with or above the medium- term growth expectations we laid out for them at our Capital Markets Day in 2015. Pharmaceuticals sales were up 14% at actual rates and 3% CER (4% pro-forma CER) with growth from new products more than offsetting the decline in Seretide/Advair sales. In addition to strong growth in HIV, the respiratory portfolio returned to growth in 2016, up 13% at actual rates and 2% CER.

Vaccines sales were up 26% at actual rates and 14% CER (12% pro-forma CER), driven by strong execution across the business, particularly around the flu and meningitis franchises, and Bexsero in particular.

Consumer Healthcare delivered a strong performance in the first full year of the joint venture with sales up 19% at actual rates and 9% CER (5% pro-forma CER) as growth from the seven power brands more than offset some tough comparators and headwinds in international markets.

Operating leverage

The total operating margin was 9.3% of sales compared with 43.1% in 2015, the movement primarily reflecting the combination of higher remeasurement charges for the Consumer Healthcare put option and the ViiV Healthcare contingent consideration liability in 2016, and the benefit to 2015 of the profit on the disposal of the Oncology business in that year.

Footnote

a  We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on page 57, including core results, free cash flow and CER and pro-forma growth rates. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

54	GSK Annual Report 2016

Group financial review continued

Our core operating margin improved, driven by increased leverage in all three businesses. The pro-forma core margina was up 460 basis points in total, with 200 points coming from currency, and 260 points from operational improvements. This was driven by a combination of leverage from stronger growth in the top line, and £1.4 billion (including £200 million of currency benefits) of additional integration and restructuring benefits, as well as continued tight cost control that allowed us to deliver the margin improvements while continuing to make important investments in all three businesses.

Accelerating the delivery of the targeted benefits of the integration and restructuring programme has been a key objective and we are pleased with the progress made this year through a sustained focus across the Group on executing this programme. By the end of 2016 we had delivered annual benefits of £2.8 billion, (excluding £200 million of currency benefits), almost the full target of the programme a year earlier than originally planned. We are confident in delivering the remaining £200 million during 2017 to bring the total benefits delivered to £3 billion of annual savings on a constant currency basis.

Financial efficiency

We continue to focus on improving our financial efficiency and overall funding costs while protecting our credit profile and, in particular, our short-term target credit ratings. Net finance costs were up slightly, mainly due to currency.

Earnings per share

Total EPS was 18.8p (2015 – 174.3p). The decline primarily reflected the comparison with the £9.2 billion profit from the sale of our marketed Oncology assets to Novartis in 2015, but also the impact in 2016 of charges arising from increases in the valuations of the liabilities for contingent consideration and the put options associated with increases in the sterling value of the Group’s HIV and Consumer Healthcare businesses.

The impact on the decline in total EPS was partly offset by the benefit of the improved operating performance and reduced restructuring charges in the year.

Core EPS of 102.4pa was up 35% at actual exchange rates and up 12% at constant exchange rates.

Contingent consideration

At the end of 2016, GSK had liabilities for contingent consideration payments of £5.9 billion, of which £5.3 billion related to the estimated present value of future payments to Shionogi by ViiV Healthcare. The payments to Shionogi are calculated each quarter based on a high-teens percentage of the revenues of the relevant products, principally dolutegravir, with the discounted fair value of the total future payments reflecting the current expectations of total future sales of those products. Further details are provided in Note 39, ‘Contingent consideration liabilities’.

Free cash flow

Net cash inflow from operating activities was £6.5 billion and free cash flow for the Group was £3.1 billiona, significantly improved on the small outflow we saw in 2015. This was driven by our improved operating performance, including continued tight control of capital expenditure and restructuring expenditure, as well as the benefit of currency tail winds. We continue to make progress towards our objective of rebuilding the cash generating capacity of the Group post the completion of the restructuring and integration programme.

Net debt

Net debt at the end of 2016 was £13.8 billion, £3.1 billion higher than the net debt at the end of 2015. Currency was a significant factor with adverse translation effects driving £2.2 billion of the increase. The remaining increase of £0.9 billion reflected the impact of dividends paid during the year of £4.9 billion, including the special dividend of £1.0 billion declared in 2015, being only partly offset by disposal proceeds of approximately £1.0 billion and free cash flow of £3.1 billion.

2017 guidance

We expect continued progress in 2017, with all three businesses expected to continue to benefit from recent new product launches and from the investments we made during 2016.

The expectation for 2017 core EPS growth is dependent on a number of factors including, in particular, uncertainties relating to the timing and extent of potential generic competition to Advair in the US.

In the event that no generic version of Advair is introduced to the US market in 2017, the Group expects 2017 core EPS growth of 5-7% at CERa. This is based on an expected decline in 2017 in US Advair sales of 15-20%.

In the event of a mid-year introduction of a substitutable generic competitor to Advair in the US, the Group expects full-year 2017 US Advair sales of around £1 billion at CER (US$1.36/£1), with core EPS flat to a slight decline in percentage terms at CERa.

We are not able to give guidance for total results as we cannot reliably forecast certain material elements of our total results such as the future fair value movements on contingent consideration and put options.

Returns to shareholders

In 2016, we maintained our ordinary dividend at 80p per share, the same level as we paid in 2015. This is in line with the commitment we made to shareholders at the time we closed the Novartis transaction in early 2015 to maintain the dividend as we completed the integration and reshaping of the Group, despite the short-term pressures in free cash flow that the restructuring costs would create.

A fuller review of the financial results is set out on pages 55 to 78.

Simon Dingemans

Chief Financial Officer

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Investor information

Approach to tax

We understand our responsibility to pay an appropriate amount of tax while being financially efficient and delivering a sustainable tax rate.

Footnote

a  We use a number of adjusted, non-IFRS, measures to report the performance of our business, as described on page 57, including core results, free cash flow and CER and pro-forma growth rates. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

We understand our responsibility to pay an appropriate amount of tax, and fully support efforts to ensure companies are transparent about how their tax affairs are managed. Tax is an important element of the economic contribution we bring to the countries in which we operate. We do not engage in artificial tax arrangements – those without business or commercial substance. We do not seek to avoid tax by the use of ‘tax havens’ or transactions we would not fully disclose to a tax authority.

At the same time, we have a responsibility to our shareholders to be financially efficient and deliver a sustainable tax rate. As part of this approach, we look to align our investment strategies to those countries where we already have substantial economic activity, and where government policies promote tax regimes which are attractive to business investment, transparent in their intent and available to all relevant tax payers such as the UK Patent Box.

In 2016, the Group corporate tax charge was £877 million (2015 – £2,154 million) on profits of £1,939 million (2015 – £10,526 million) representing an effective tax rate of 45.2% (2015 – 20.5%). The increase in the total tax rate primarily reflected higher non-deductible remeasurement charges related to the put option liabilities and lower credits from the re-assessment of prior years’ tax charges. We made cash tax payments of £1,609 million in the year (2015 – £2,062 million).

In addition to the taxes we pay on our profits, we pay duties, levies, transactional and employment taxes.

The ongoing alignment of our Group structure to reflect our mix of operations and geographies has helped us maintain an efficient effective tax rate. Our core tax rate for 2016 was 21.2%[a] (2015 – 19.5%). The core tax rate for 2017 is expected to be in the range of 21-22%[a]. Given the Group’s momentum, changing earnings mix and the challenging and uncertain tax environment, (due to the factors described below) some moderate upward pressure on the rate is expected over the next few years.

Tax risk is managed by a set of policies and procedures to seek to ensure consistency and compliance with tax legislation. Our Audit & Risk Committee and the Board are responsible for approving our tax policies and risk management.

We seek to maintain open, positive relationships with governments and tax authorities worldwide and we welcome constructive debate on taxation policy.

There continued to be a significant focus on tax reform during 2016, including the OECD’s Base Erosion and Profit Shifting (‘BEPS’) project and European Commission initiatives such as the increased use of fiscal state aid investigations. The OECD BEPS reports clarify the important principle that tax should be paid on profits throughout the supply chain, where the profit making activity takes place.

GSK supports this approach, in particular the implementation of the OECD’s recommendations on ‘Country by Country Reporting’, including the exchange of this data between tax authorities, as being key to its success. This data, validated against existing information held on taxpayers, will support their ability to ensure multinational groups pay the right amount of tax.

While the scope and timeline for US tax reform remain uncertain at present, GSK would be supportive of any steps to simplify the US tax code and to provide a clear roadmap to make the US tax system more efficient and competitive.

The tax implications of Brexit are dependent on the outcome of negotiations between the UK and EU, and are therefore currently unknown. However, we continue to work closely with the ABPI and BIA to analyse implications for the industry in order to highlight key focus areas for the government as part of its Brexit negotiations. The direct tax implications are expected to be limited for GSK while the indirect tax implications may be more significant, including potential customs duty costs and additional transaction or administrative costs associated with managing import and export obligations on the movement of goods between the UK and EU.

Our approach to tax is set out in detail within the Public Policy positions section of our website. Further details about our corporate tax charges for the year are set out on page 178.

56	GSK Annual Report 2016

Group financial review continued

Viability statement

In accordance with provision C.2.2 of the 2014 revision of the Code, GSK has assessed the prospects of the Company over a longer period than the 12 months required by the ‘Going Concern’ provision. The Directors confirm that they have a reasonable expectation that GSK will continue to operate and meets its liabilities, as they fall due, over the next three years. The Directors’ assessment has been made with reference to GSK’s current position and prospects, our strategy, the Board’s risk appetite and GSK’s principal risks and how these are managed, as detailed on pages 18 and 19 in the Strategic report.

The Board reviews our internal controls and risk management policies and approves our governance structure and code of conduct. It also appraises and approves major financing, investment and licensing decisions, and evaluates and monitors the performance and prospects of GSK as a whole. The focus is largely on improving our long-term financial performance through simplifying the operating model, growing a diversified global business, and delivering more products of value.

The Board reviews GSK’s strategy and makes significant capital investment decisions over a long term time horizon, based on a multi-year assessment of return on capital, the performance of business units, and the market opportunity in the pharmaceutical, vaccines and consumer sectors. This approach is aligned to GSK’s model of achieving balanced growth by investing in high quality, innovative products for patients, consumers and healthcare providers. However, since many internal and external parameters become increasingly unpredictable over longer time horizons, GSK focuses its detailed, bottom-up Plan on a three year cycle. The Plan is reviewed at least annually by the Directors, who approve business forecasts showing expected financial impact. The Directors believe that a three year assessment period for the Viability statement is most appropriate as it aligns with the Company’s well established business planning processes that balance the long term nature of investments in the pharmaceutical, vaccines and consumer sectors with an assessment of the period over which analysis of near term business performance is realistically visible.

The Plan has been stress tested in a series of robust operational and principal risk downside scenarios as part of the Board’s review on risk. The downside scenarios consider GSK’s cash flows, sustainability of dividends, funding strategy, insurance provision and recovery as well as other key financial ratios over the period. These metrics have been subject to sensitivity analyses, which involve flexing a number of the main assumptions underlying the forecasts both individually and in combination, along with mitigating actions that could realistically be taken to avoid or reduce the impact or occurrence of the underlying risk.

The following hypothetical downside scenarios have been evaluated:

Scenario 1: Business performance risks. These include key performance risks, including lower sales from new products; the possible impact of a generic alternative to Seretide/Advair in the US; greater adverse impact from generic competition to other GSK products; as well as possible supply and manufacturing challenges.

Scenario 2: External and macroeconomic risks. This scenario reflects incremental risks to the business driven by outside factors, such as more intense competition, increased pricing pressure in both the US and Europe as well as the potential impact of material negative changes in the macro-economic and healthcare environment.

Scenario 3: Principal risks. This scenario includes a severe assessment of the potential loss impact from the Principal Risks set out on pages 253 to 262 related to patient safety, product quality, supply chain continuity as well as anti-bribery and corruption, all of which could fundamentally threaten our operations. These risks are managed through mitigating activities described on pages 253 to 262.

Scenario 4: Put option exercise. This scenario evaluates the additional funding requirements assuming the earliest potential exercise of the outstanding put options held by our partners in the HIV and consumer businesses.

The three year review also makes certain assumptions about the normal level of capital recycling likely to occur and considers whether additional financing facilities will be required and the respective level of funding flexibility and headroom.

The results of this stress testing show that certain combinations of these hypothetical scenarios could increase funding demands on GSK and require mitigating changes to the Group’s funding strategy. However, in light of the liquidity available to the Group and based on this analysis, the Directors have a reasonable expectation that, even under these most severe stress tests, the Company will be able to continue in operation and meet its liabilities as they fall due over the three year period of assessment.

57	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Reporting framework

Presentation of Group results

Our Group financial review discusses the operating and financial performance of the Group, cash flows and our financial position and resources. We compare the results for each year primarily with the results of the preceding year.

Total results

Total reported results represent the Group’s overall performance. However, these results can contain material unusual or non-operational items that may obscure the key trends and factors determining the Group’s operational performance. As a result, we also report core results, which is a non-IFRS measure.

Core results

Core results exclude the following items from total results: amortisation and impairment of intangible assets (excluding computer software) and goodwill; major restructuring costs, including those costs following material acquisitions; legal charges (net of insurance recoveries) and expenses on the settlement of litigation and government investigations; transaction-related accounting adjustments for significant acquisitions, and other items, including disposals of associates, products and businesses, and other operating income other than royalty income, together with the tax effects of all of these items.

These items are excluded from core results either because their impact can be significant or because their exclusion improves comparabilities and consistency of reporting with the majority of our peer companies. This definition of core results aligns the Group’s results better with the majority of our peer companies and how they report earnings.

Core results reporting is utilised as one of the bases for internal performance reporting alongside total results, cash flow generation and a number of other metrics. Core results are presented and discussed in this Group financial review as we believe that core results are more representative of the performance of the Group’s operations and allow the key trends and factors driving that performance to be more easily and clearly identified by shareholders. For the same reasons, the results of our four segments: Pharmaceuticals, Pharmaceuticals R&D, Vaccines and Consumer Healthcare are reported and measured on the same basis.

Reconciliations between total and core results, including detailed breakdowns of the key non-core items, are set out on page 66, and are provided to shareholders to ensure full visibility and transparency as they assess the Group’s performance.

We also use a number of other adjusted, non-IFRS, measures to report the performance of our business. These measures are used by management for planning and reporting purposes and in discussions with and presentations to investment analysts and rating agencies and may not be directly comparable with similarly described measures used by other companies. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

Pro-forma growth rates

The Novartis transaction completed on 2 March 2015 and so GSK’s reported results include the results of the former Novartis Vaccines and Consumer Healthcare businesses and exclude the results of the former GSK Oncology business, both from 2 March 2015. For the Vaccines and Consumer Healthcare segments, pro-forma growth rates are calculated comparing reported turnover and core operating profits for the year ended December 2016 with the turnover and operating profit for the year ended December 2015 adjusted to include the two months of sales of the former Novartis Vaccines and Consumer Healthcare products, respectively.

For the Pharmaceuticals segment, the turnover and operating profit for the year ended December 2015 is adjusted to exclude the two months of sales of the former GSK Oncology business for January and February 2015.

Reconciliations between the reported growth rates and pro-forma growth rates, which are non-IFRS measures, are set out on page 70.

Contingent consideration

GSK has recognised a significant liability for contingent consideration (£5,896 million at 31 December 2016 on a fair value discounted basis) of which £5,304 million represented the estimated present value of future amounts payable to Shionogi relating to ViiV Healthcare, discounted at 8.5%. The payments to Shionogi are calculated based on the sales performance over the life of the relevant products, principally dolutegravir, as described on page 58. The effect of the IFRS accounting treatment is that GSK recognises these fair value liabilities in the balance sheet, with remeasurement charges reflected immediately in other operating income. These charges are adjusted from total results to present core results. GSK will make cash payments in the future to discharge this liability which will not be recorded in the profit and loss account and future earnings.

Changes to segment reporting

The completion of the Novartis transaction on 2 March 2015 changed the balance of the Group and GSK has changed its segment reporting to reflect this. With effect from 1 January 2016, GSK has reported results under four segments: Pharmaceuticals, which includes HIV, Pharmaceuticals R&D, Vaccines and Consumer Healthcare. In addition, a number of minor product reclassifications between the segments have been made. Comparative information has been restated accordingly.

Free cash flow

Free cash flow, which is a non-IFRS measure, is the net cash inflow from operating activities less capital expenditure, interest and dividends paid to non-controlling interests plus proceeds from the sale of property, plant and equipment and dividends received from joint ventures, associated undertakings and equity investments. It is used by management for planning and reporting purposes and in discussions with and presentations to investment analysts and rating agencies. Free cash flow growth is calculated on a reported basis. A reconciliation of net cash inflow from operations to free cash flow is presented on page 71.

Adjusted free cash flow

Adjusted free cash flow, which is a non-IFRS measure, excludes payments made to settle legal disputes. Such payments could fluctuate significantly between reporting periods and removing them allows the trends in free cash flow to be more easily identified by shareholders. A reconciliation of net cash inflow from operations to adjusted free cash flow is presented on page 71.

Working capital conversion cycle

The working capital conversion cycle is calculated as the number of days sales outstanding plus days inventory outstanding, less days purchases outstanding.

CER growth

In order to illustrate underlying performance, it is our practice to discuss the results in terms of constant exchange rate (CER) growth. This represents growth calculated as if the exchange rates used to determine the results of overseas companies in Sterling had remained unchanged from those used in the previous year. CER% represents growth at constant exchange rates. £% or AER% represents growth at actual exchange rates.

All growth rates included in this Report are at CER unless otherwise stated.

58	GSK Annual Report 2016

Group financial review continued

Non-controlling interests in ViiV Healthcare

Trading profit allocations

Because ViiV Healthcare is a subsidiary of the Group, 100% of its operating results (turnover, operating profit, profit after tax) are included within the Group income statement and then a portion of the earnings is allocated to the non-controlling interests owned by the other shareholders, in line with their respective equity shareholdings (Pfizer 11.7% and Shionogi 10%). Each of the shareholders, including GSK, is also entitled to preferential dividends determined by the performance of certain products that each shareholder contributed. As the relative performance of these products changes over time, the proportion of the overall earnings of ViiV Healthcare allocated to each shareholder will change. In particular, the increasing sales of Tivicay and Triumeq have a favourable impact on the proportion of the preferential dividends that is allocated to GSK. GSK was entitled to approximately 80% of the core earnings of ViiV Healthcare for 2016. This does not take account of the cash payments made to Shionogi by ViiV Healthcare which are not recorded in earnings. Remeasurements of the liabilities for the preferential dividends allocated to Pfizer and Shionogi are included within other operating income.

Acquisition-related arrangements

As part of the agreement reached to acquire Shionogi’s interest in the former Shionogi-ViiV Healthcare joint venture in 2012, ViiV Healthcare agreed to pay additional consideration to Shionogi contingent on the performance of the products being developed by that joint venture, principally dolutegravir. The liability for this contingent consideration was estimated and recognised in the Group’s balance sheet at the date of acquisition. Subsequent remeasurements are reflected within other operating income.

Cash payments are made to Shionogi by ViiV Healthcare each quarter which reduce the balance sheet liability for the contingent consideration and as a result are not recorded in the income statement. In 2016, the total cash payments made to Shionogi in respect of the contingent consideration amounted to £417 million. The payments are calculated based on the sales performance of the relevant products in the previous quarter and are reflected in the cash flow statement partly in operating cash flows and partly in purchases of businesses, within investing activities. The tax relief on these payments is reflected in the Group’s non-core and total tax charge. The part of each payment relating to the original estimate of the fair value of the contingent consideration on the acquisition of the Shionogi-ViiV Healthcare joint venture in 2012 of £659 million is reported within investing activities in the cash flow statement and the part of each payment relating to the increase in the liability since the acquisition is reported within operating cash flows.

Movements in contingent consideration payable to Shionogi were as follows:

	2016 £m	2015 £m
Contingent consideration at beginning of the year	3,409	1,684
Additions	154	–
Remeasurement through income statement	2,162	1,874
Cash payments: operating cash flows	(351)	(121)
Cash payments: purchases of businesses	(66)	(38)
Other movements	(4)	10
Contingent consideration at end of the year	5,304	3,409

The additions represented the recognition in 2016 of the preferential dividends payable to Shionogi.

Exit rights

Pfizer may request an IPO of ViiV Healthcare at any time and if either GSK does not consent to such IPO or an offering is not completed within nine months, Pfizer could require GSK to acquire its shareholding. Under the original agreements, GSK had the unconditional right, so long as it made no subsequent distribution to its shareholders, to withhold its consent to the exercise of the Pfizer put options and, as a result, in accordance with IFRS, GSK did not recognise a liability for the put option on its balance sheet. In Q1 2016, GSK notified Pfizer that it had irrevocably given up this right and accordingly recognised the liability for the put option on the Group’s balance sheet at an initial value of £1,070 million. Consistent with this revised treatment, at the end of Q1 2016 GSK also recognised liabilities for the future preferential dividends anticipated to become payable to Pfizer and Shionogi on the Group’s balance sheet.

The closing balances of the liabilities related to Pfizer’s shareholding are as follows:

	2016 £m	2015 £m
Pfizer put option	1,319	–
Pfizer preferential dividend	23	–

Under the original agreements, Shionogi could also have requested GSK to acquire its shareholding in ViiV Healthcare in six month windows commencing in 2017, 2020 and 2022. GSK had the unconditional right, so long as it made no subsequent distribution to its shareholders, to withhold its consent to the exercise of the Shionogi put option and, as a result, GSK did not recognise a liability for the put option on its balance sheet. In Q1 2016, GSK notified Shionogi that it had irrevocably given up this right and accordingly recognised the liability for the put option on the Group’s balance sheet at an initial value of £926 million. In Q4 2016, Shionogi irrevocably agreed to waive its put option and as a result GSK de-recognised the liability for this put option on the Group’s balance sheet directly to equity. The value of the liability was £1,244 million when it was de-recognised.

GSK also has a call option over Shionogi’s shareholding in ViiV Healthcare, which under the original agreements was exercisable in six month windows commencing in 2027, 2030 and 2032. GSK has now irrevocably agreed to waive the first two exercise windows, but the last six month window in 2032 remains. As this call option is at fair value, it has no value for accounting purposes.

59	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Group turnover

Group turnover
	2016 £m	2015 (restated) £m	Growth £%	Growth CER%

Pharmaceuticals	16,104	14,157	14	3
Vaccines	4,592	3,656	26	14
Consumer Healthcare	7,193	6,038	19	9

Segment turnover	27,889	23,851	17	6
Corporate and other unallocated turnover	–	72

Group turnover	27,889	23,923	17	6

Group turnover for the year increased 17% at actual rates and 6% CER to £27,889 million, with Pharmaceuticals up 3%, Vaccines up 14% and Consumer Healthcare up 9%, the growth in all three businesses still reflecting the impact of the Novartis transaction which completed on 2 March 2015. On a pro-forma basis, Group turnover was up 5%, with Pharmaceuticals up 4%, Vaccines up 12% and Consumer Healthcare up 5%. Sales of New Pharmaceutical and Vaccine products were £4,453 million, a Sterling increase of £2,465 million.

Group turnover by geographic region

	2016 £m	2015 £m	Growth £%	Growth CER%
US	10,197	8,222	24	10
Europe	7,498	6,450	16	6
International	10,194	9,251	10	1
	27,889	23,923	17	6
Group turnover outside of the US and Europe represented 37% of total Group turnover in 2016 (2015 – 39%). Sales from new Pharmaceutical and Vaccine products
	2016 £m	2015 £m	Growth £%	Growth CER%
Respiratory

Relvar/Breo Ellipta	620	257	>100	>100

Anoro Ellipta	201	79	>100	>100

Arnuity Ellipta	15	3	>100	>100

Incruse Ellipta	114	14	>100	>100

Nucala	102	1	>100	>100

CVMU

Eperzan/Tanzeum	121	41	>100	>100

HIV

Tivicay	953	588	62	45

Triumeq	1,735	730	>100	>100
Pharmaceuticals	3,861	1,713	>100	>100

Bexsero	390	115	>100	>100

Menveo	202	160	26	16
Vaccines	592	275	>100	96
	4,453	1,988	>100	>100

In 2015, we identified a series of New Pharmaceutical and Vaccine products that were expected to deliver at least £6 billion of revenues per annum on a CER basis by 2020. Those products, plus current clinical pipeline asset, Shingrix, are as set out above and, as a group are defined as New Pharmaceutical and Vaccine products. Sales of the New Pharmaceutical Vaccine products are now expected to reach £6 billion of revenues per annum on a CER basis up to two years earlier (2018).

Sales of New Pharmaceutical and Vaccine products were £4,453 million and represented approximately 22% of Pharmaceuticals and Vaccines turnover.

60	GSK Annual Report 2016

Group financial review continued

Pharmaceuticals

Pharmaceuticals turnover
	2016 £m	2015 (restated) £m	Growth £%	Growth CER%

Respiratory	6,510	5,741	13	2
Cardiovascular, metabolic and urology	860	858	–	(11)
Immuno-inflammation	340	263	29	15
Other pharmaceuticals	2,297	2,445	(6)	(14)
Established products	2,541	2,528	1	(8)
HIV	3,556	2,322	53	37

	16,104	14,157	14	3

Pharmaceuticals

Pharmaceuticals turnover was £16,104 million, up 14% at actual rates and 3% CER, but adjusting for the disposal of the Oncology business to Novartis, up 4% pro-forma. HIV sales grew 37%. The Respiratory portfolio returned to growth with sales up 2%, continuing the transition globally to newer products. Respiratory sales grew 7% in the US and 3% in International, but declined 10% in Europe. Sales of New Pharmaceutical products were £3,861 million, a Sterling increase of £2,148 million, which more than offset the Sterling decline in Seretide/Advair sales of £196 million. Sales of Established products declined 8%, with declines in all regions, but particularly International, reflecting the loss of exclusivity for Valtrex in Canada, the impact of market reforms and the continued reshaping of the business in China and the impact of biennial price revisions in Japan. The overall impact of pricing to net sales of Pharmaceuticals was around -1%.

US Pharmaceuticals turnover of £4,705 million declined 1% in 2016 on a reported basis and grew 1% on a pro-forma basis. The pro-forma performance reflected a 7% growth in the Respiratory portfolio, partly offset by the impact of generic competition to Avodart, down 63% to £70 million, and Lovaza, down 59% to £43 million. Relenza sales were also down 91% to £7 million following a reallocation of government funding. Sales of new Respiratory products totalled £654 million and the growth of these products exceeded the decline in Advair. Advair sales fell 13% to £1,829 million, representing a 7% volume decline and a 6% negative impact of price. Ventolin sales were up 23% to £421 million, benefiting from competitor supply constraints early in the year, while Flovent sales declined 11% to £378 million, reflecting pricing pressures in the ICS market. Benlysta sales increased 18% to £277 million with ongoing demand growth.

In Europe, Pharmaceuticals turnover declined 8% to £2,867 million on a reported basis and 5% on a pro-forma basis. Respiratory sales declined 10% to £1,383 million reflecting the ongoing transition to the new Respiratory portfolio and generic competition to Seretide which declined 24% (16% volume decline and an 8% negative impact of price) to £835 million. This was partly offset by growth in the new Respiratory products, which recorded sales of £225 million. Established products sales were down 4% to £513 million.

International Pharmaceuticals sales of £4,976 million were down 5% on a reported basis and 4% on a pro-forma basis. Sales in Emerging Markets declined 4% reported and 3% on a pro-forma basis, impacted by the decline in the China business (down 12% primarily as a result of the ongoing reshaping programme and broader Healthcare reforms including price reductions) but also by recent divestments in the International region, and the limitation of trading in Venezuela. In Japan, Pharmaceutical sales were down 5% on a reported basis and 5% pro-forma to £1,425 million, impacted by biennial price revisions on older products as well as supply interruptions to Avodart early in the year. Respiratory sales in Japan grew 3% with strong growth of the new Respiratory products, up 57% to £118 million, more than offsetting the decline in Adoair sales.

61	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Respiratory

Respiratory sales in 2016 increased 2% to £6,510 million, reflecting the continuing transition of the Respiratory portfolio to newer products. Growth in the new Respiratory products, which recorded combined sales of £1,052 million, including Relvar/Breo Ellipta sales of £620 million, more than offset the decline in Seretide/Advair. Flixotide/Flovent sales decreased 8% to £637 million and Ventolin sales grew 15% to £785 million.

In the US, Respiratory sales increased 7% to £3,306 million (14% volume growth and a 7% negative impact of price). The growth of new Respiratory products more than offset the 13% decline in Advair (7% volume decline and a 6% negative impact of price). The new Ellipta products recorded combined sales of £583 million, including Breo Ellipta sales of £344 million, with Nucala, the treatment for severe asthma, reporting sales of £71 million. Established Respiratory assets included Ventolin, with sales up 23% to £421 million, and Flovent, which declined 11% to £378 million. Ventolin sales benefited from competitor supply constraints early in the year, while Flovent continued to be impacted by ongoing pricing pressures in the ICS market.

European Respiratory sales were down 10% to £1,383 million, with Seretide sales down 24% to £835 million (16% volume decline and an 8% negative impact of price), reflecting continued competition from generics and the transition of the Respiratory portfolio to newer products. The new Respiratory products recorded combined sales of £225 million in 2016, including Relvar Ellipta sales of £140 million.

Respiratory sales in the International region increased 3% to £1,821 million with Emerging Markets up 7% and Japan up 3%. In Emerging Markets, sales of Seretide were down 3% at £476 million, while Ventolin grew 13% to £219 million. In Japan, the growth in the new Respiratory products offset the Adoair decline of 12%.

Cardiovascular, metabolic and urology

Sales in the category were down 11% to £860 million. The Avodart franchise was down 14% to £635 million, primarily due to a 63% decline in the US following the launch of generic competition in Q4 2015. Sales of Eperzan/Tanzeum were £121 million, primarily in the US. Prolia was divested at the end of 2015 and therefore no sales were recorded in 2016, compared with £43 million in 2015.

Immuno-inflammation

Immuno-inflammation sales grew 15% to £340 million. Sales of Benlysta were £306 million, up 19%, with sales in the US of £277 million, up 18%.

Other pharmaceuticals

Sales in other therapy areas decreased 14% to £2,297 million. Dermatology sales declined 12% to £393 million, adversely affected by supply constraints, while Augmentin sales were flat at £563 million. Sales of products for Rare diseases were flat at £423 million, and included sales of Volibris, which were up 1% to £172 million.

Established products

Established products turnover fell 8% to £2,541 million, with Valtrex sales down 37% to £118 million driven by a decline in Canada, down 91% to £5 million, following the loss of exclusivity. Zeffix sales were down 24% to £111 million and Lovaza sales in the US fell 59% to £43 million.

HIV

HIV sales increased 37% to £3,556 million, with the US up 46%, Europe up 29% and International up 21%. The growth in all three regions was driven by Triumeq and Tivicay.

Triumeq and Tivicay sales were £1,735 million and £953 million, respectively. Epzicom/Kivexa sales declined 27% to £568 million, and Selzentry sales declined 9% to £125 million. There were also continued declines in the mature portfolio, mainly driven by generic competition to both Combivir, down 38% to £23 million, and Lexiva, down 26% to £51 million.

62	GSK Annual Report 2016

Group financial review continued

Vaccines

	2016 £m	2015 (restated) £m	Growth £%	Growth CER%

Rotarix	469	417	12	1

Synflorix	504	381	32	19

Fluarix, FluLaval	414	268	54	38

Bexsero	390	115	>100	>100

Menveo	202	160	26	16

Boostrix	470	358	31	18

Infanrix, Pediarix	769	733	5	(5)

Hepatitis	602	540	11	1

Priorix, Priorix Tetra, Varilrix	300	260	15	5

Cervarix	81	88	(8)	(14)

Other	391	336	17	6

	4,592	3,656	26	14

Vaccines sales grew 26% at actual rates and 14% CER, but 12% pro-forma to £4,592 million. Growth benefited from the strong performance of Bexsero across all regions, higher demand for Fluarix/FluLaval in the US and International and a tender award for Menveo in International. Further growth was driven by Synflorix due to market expansion in International and a tender award in Europe. Boostrix sales benefited from higher demand in Europe and International. Growth was partly offset by Infanrix/Pediarix due to supply constraints in International, as well as unfavourable CDC stockpile movements for a number of products across the portfolio.

In the US, sales grew by 13% and 12% on a pro-forma basis to £1,599 million. Growth was driven by market and share growth for Bexsero, Menveo and Boostrix, improved supply and higher demand for Fluarix/FluLaval and competitor supply issues that benefited Infanrix/Pediarix. This growth was partly offset by adverse stockpile movements on Menveo and an unfavourable comparison with the benefit to 2015 from CDC stockpile movements on Infanrix/Pediarix, Boostrix and Rotarix.

In Europe, sales grew 18% and 16% on a pro-forma basis to £1,423 million. Growth was driven primarily by Bexsero sales in private market channels in several countries including Spain and Italy, and in the UK following its inclusion in the NHS immunisation programme. Boostrix sales benefited from higher demand and competitor supply issues. Sales increased in Germany driven by improved supply of Hepatitis vaccines and higher demand for Encepur and Rabipur. Sales growth was also helped by a tender award for Synflorix in Poland but Infanrix/Pediarix sales were adversely impacted, mainly in Germany, France and Italy, by a competitor’s return to the market during the year. Growth was also partly offset by the unfavourable comparison with 2015 when Menveo sales in the UK benefited from a catch-up tender win.

In International, sales grew 10% and 8% on a pro-forma basis to £1,570 million. Growth was driven primarily by Synflorix, due to market expansion in Nigeria, higher demand in Africa and private market demand in Asia. The growth in Menveo sales was driven by a tender award in Argentina and Rotarix sales benefited from higher demand in Brazil and Japan. Further growth in the region was driven by Brazil due to strong demand for Bexsero, Menjugate, and Boostrix. Fluarix/FluLaval sales grew due to higher uptake in Australia. Growth in the region was partly offset by lower sales of Infanrix/Pediarix, due to supply constraints, and lower Hepatitis vaccines sales, due to wholesaler destocking in China following the introduction of new private market distribution regulations.

63	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Consumer Healthcare

	2016 £m	2015 (restated) £m	Growth £%	Growth CER %

Wellness	3,726	2,970	25	15
Oral health	2,223	1,875	19	8
Nutrition	674	684	(1)	(8)
Skin health	570	509	12	4

	7,193	6,038	19	9

	2016 £m	2015 (restated) £m	Growth £%	Growth CER %

US	1,761	1,430	23	9
Europe	2,191	1,798	22	12
International	3,241	2,810	15	8

	7,193	6,038	19	9

The Consumer Healthcare business represents the Consumer Healthcare Joint Venture with Novartis together with the GSK Consumer Healthcare listed businesses in India and Nigeria, which are excluded from the Joint Venture. Results do not include the trading performance of the Nigeria beverages business in Q4 2016 following its sale on 30 September 2016.

Sales grew 19% at actual rates and 9% CER to £7,193 million, benefiting significantly from the inclusion of sales of the former Novartis products for the first time for the first two months of the period. Pro-forma growth was 5% of which price contributed 2%, and volume 3%. Strong performances were delivered by the power brands within the Oral health and Wellness categories and across all regions. Sales from innovation within the last three years represented approximately 13% of sales, with a particular contribution for Flonase, which was switched to OTC in Q1 2015. Other notable launches in 2016 included Sensodyne True White and Excedrin Gel-tabs in the US.

US sales grew 9%, 5% pro-forma, to £1,761 million. Sensodyne delivered double-digit growth, benefiting from the launch in 2015 of Repair and Protect and the launch of True White in the first quarter of 2016, together with distribution gains for Pronamel and the newly launched Pronamel Strong & Bright variant. Flonase OTC delivered high single-digit growth, with a strong performance in the first half of 2016, driven by new formats, but impacted in the second half by increasing private label competition. Excedrin grew in double-digits, driven by the Gel-tab launch and new digital campaigns, and Tums also delivered double-digit growth, benefiting from supply improvements. This was partly offset by a decline in Aquafresh sales due to increased competitive pressures and a re-alignment of investment behind power brands.

Sales in Europe grew 12% to £2,191 million and were up 4% on a pro-forma basis, driven primarily by performances within the Wellness and Oral health categories. Voltaren continued to deliver double-digit growth, driven largely by the 12-hour variant and with strong performances across all key markets. Oral health sales grew in mid single-digits, with strong growth in Sensodyne and the Gum health portfolio, partly offset by a flat performance in Aquafresh, due to increased competitive pressures. At a market level, sales grew well in Italy, Scandinavia, the UK and Germany, partly offset by a decline in sales in CIS due to the impact on consumer spending of the weaker economic environment.

International sales of £3,241 million grew 8% with pro-forma growth of 5%. Growth was delivered in many priority markets, primarily through the power brands across the Oral health and Wellness categories. This was partly offset by the impact of the sale of the Nigeria beverages business at the end of Q3 2016 as well as the affect of the restructuring of activity in Venezuela at the end of 2015. Growth of the International region was also affected by the combined impact on the Indian business of the demonetisation implemented in November and a more general slowing of the health food drink category which impacted the performance of the Nutrition category and Horlicks in particular. Elsewhere, strong growth was delivered in the Middle East, Latin America and China. The growth in the Middle East was driven by strong momentum across the power brands, particularly Otrivin, Panadol and Sensodyne. Double-digit performances were delivered in Brazil and Argentina as a result of better pricing and new product launches within Oral health. China delivered high single-digit sales growth with contributions across the portfolio and with Sensodyne and Voltaren in particular benefiting from e-commerce and retail distribution expansion.

64	GSK Annual Report 2016

Group financial review continued

Total results

The total results of the Group are set out below.

	2016		2015		Growth
	£m	% of turnover	£m	% of turnover	£%	CER%
Turnover	27,889	100	23,923	100	17	6
Cost of sales	(9,290)	(33.3)	(8,853)	(37.0)	5	(1)
Selling, general and administration	(9,366)	(33.6)	(9,232)	(38.6)	1	(6)
Research and development	(3,628)	(13.0)	(3,560)	(14.9)	2	(6)
Royalty income	398	1.4	329	1.4	21	16
Other operating income/(expense)	(3,405)	(12.2)	7,715	32.2
Operating profit	2,598	9.3	10,322	43.1	(75)	(86)
Net finance costs	(664)		(653)
Profit on disposal of interest in associates	–		843
Share of after tax profits of associates and joint ventures	5		14
Profit before taxation	1,939		10,526		(82)	(92)
Taxation	(877)		(2,154)
Profit after taxation for the year	1,062		8,372		(87)	(98)
Profit attributable to shareholders	912		8,422
Earnings per share (p)	18.8		174.3		(89)	(99)
Earnings per ADS (US$)	0.51		5.33
Cost of sales

Cost of sales as a percentage of turnover was 33.3%, down 3.7 percentage points in Sterling terms and 2.4 percentage points in CER terms compared with 2015. This reflected improved product mix, particularly the impact of higher HIV sales in Pharmaceuticals, but also in Vaccines and Consumer Healthcare and lower restructuring costs as well as an increased contribution from integration and restructuring savings in all three businesses.

These benefits were partly offset by continued adverse pricing pressure in Pharmaceuticals, primarily Respiratory, as well as continued investments in the supply chain.

Selling, general and administration

SG&A costs were 33.6% of turnover, 5.0 percentage points lower than in 2015 and 4.3 percentage points lower on a CER basis. This primarily reflected lower restructuring costs as well as the benefits from the Pharmaceuticals restructuring programme and integration benefits in Vaccines and Consumer Healthcare, partly offset by investment in promotional product support, particularly for new launches in Respiratory, HIV, Vaccines and Consumer Healthcare.

Research and development

R&D expenditure was £3,628 million (13% of turnover), 1.9% higher than in 2015 and 5.6% lower on a CER basis. This reflected the benefit from cost reduction programmes in Pharmaceuticals, Consumer Healthcare and Vaccines R&D and lower restructuring costs, partly offset by increased investment, particularly in Pharmaceuticals, reflecting investments in a number of new programmes and the costs of the acquired BMS HIV programme.

Other operating income/(expense)

Net other operating expense of £3,405 million (2015 - £7,715 million income) primarily reflected further accounting charges related to remeasurement of the contingent consideration liability related to the former Shionogi-ViiV Healthcare joint venture, along with remeasurement of the value attributable to the Consumer Healthcare Joint Venture put option and the liabilities first recognised in Q1 2016 for the Pfizer and Shionogi put options and preferential dividends in ViiV Healthcare. These remeasurements were driven by the unwinding of the discount applied to these future liabilities as well as updated trading forecasts and changes in the exchange rate assumptions used, updating them to period-end rates, which have increased the estimated total sterling values of GSK’s Consumer Healthcare and ViiV Healthcare businesses.

These charges were partly offset by milestone income of £152 million in relation to the disposal of ofatumumab that was completed in 2015 and gains on a number of other divestments made during the year, including the remaining shares held by the Group in Aspen Pharmacare. The net other operating income of £7,715 million in 2015 included the profit on the disposal of the Oncology business to Novartis of £9,228 million.

65	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Total results continued

Operating profit

Total operating profit was £2,598 million in 2016 compared with £10,322 million in 2015 which benefited from the net disposal gains recorded following the disposal of the Oncology business as part of the Novartis transaction.

Operating profit benefited from improved operating leverage driven by sales growth and a more favourable mix across all three businesses, together with lower levels of restructuring costs compared with 2015. However, there were further accounting charges related to remeasurement of the contingent consideration liability related to the former Shionogi-ViiV Healthcare joint venture, along with remeasurement of the value attributable to the Consumer Healthcare Joint Venture put option and the liabilities first recognised in Q1 2016 for the Pfizer and Shionogi put options and preferential dividends in ViiV Healthcare.

Contingent consideration cash payments are made to Shionogi and other companies, which reduce the balance sheet liability and hence are not recorded in the income statement. Total contingent consideration cash payments in 2016 amounted to £431 million (2015 – £459 million). This included cash payments made by ViiV Healthcare to Shionogi in relation to its contingent consideration liability (including preferential dividends) which amounted to £417 million (2015 – £159 million). In 2015 a milestone payment of £300 million was made to Novartis in relation to the Vaccines acquisition.

Net finance costs

Finance income	2016 £m	2015 £m
Interest and other income	70	99
Fair value movements	2	5
	72	104

Finance expense
Interest expense	(701)	(719)
Unwinding of discounts on liabilities	(16)	(16)
Remeasurements and fair value movements	(4)	(8)
Other finance expense	(15)	(14)
	(736)	(757)

Share of after tax profits of associates and joint ventures

The share of profits of associates and joint ventures was £5 million (2015 – £14 million).

Profit before taxation

Taking account of net finance costs and the share of profit of associates, profit before taxation was £1,939 million compared with £10,526 million in 2015.

Taxation

	2016 £m	2015 £m
UK current year charge	241	156
Rest of world current year charge	1,326	2,924
Charge in respect of prior periods	(149)	(508)
Total current taxation	1,418	2,572
Total deferred taxation	(541)	(418)
Taxation on total profits	877	2,154

A tax charge of £877 million on total profit represented an effective tax rate of 45.2% (2015 – 20.5%) and reflected the non-deductibility of certain items included within the transaction-related adjustments, particularly the remeasurements of the put options related to ViiV Healthcare and the Consumer Healthcare Joint Venture.

Non-controlling interests

The allocation of earnings to non-controlling interests amounted to £150 million (2015 – (£50) million), including the non-controlling interest allocations of Consumer Healthcare profits of £203 million (2015 – £14 million) and the allocation of ViiV Healthcare losses of £83 million (2015 – £143 million) including the impact of changes in the proportions of preferential dividends due to each shareholder based on the relative performance of different products in the year. The allocation also reflected the impact on the contribution of some of the Group’s other entities with non-controlling interests primarily as a result of net losses in those entities arising from exchange.

Earnings per share

The total earnings per share was 18.8p, compared with 174.3p in 2015. The decrease primarily reflected the benefit in 2015 from the disposal of the Oncology business to Novartis that closed in March 2015, together with the impact in 2016 of charges arising from increases in the valuations of the liabilities for contingent consideration and the put options associated with increases in the Sterling value of the Group’s HIV and Consumer Healthcare businesses, partly offset by improved performance and reduced restructuring costs.

Dividends

The Board declared four interim dividends resulting in a total dividend for the year of 80 pence, in line with the dividend declared in 2015. See Note 16 to the financial statements, ‘Dividends’.

66	GSK Annual Report 2016

Group financial review continued

Total results continued

Core results reconciliation – 31 December 2016

	Total results £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Legal charges £m	Transaction -related £m	Divestments and other £m	Core results £m
Turnover	27,889							27,889
Cost of sales	(9,290)	547	7	297		86	2	(8,351)
Gross profit	18,599	547	7	297		86	2	19,538

Selling, general and administration	(9,366)			514	162		(7)	(8,697)
Research and development	(3,628)	41	13	159		(81)	28	(3,468)
Royalty income	398							398
Other operating income/(expense)	(3,405)					3,914	(509)	-
Operating profit	2,598	588	20	970	162	3,919	(486)	7,771
Net finance costs	(664)			4			8	(652)
Share of after tax profits of associates and joint ventures	5							5
Profit before taxation	1,939	588	20	974	162	3,919	(478)	7,124

Taxation	(877)	(130)	(5)	(217)	(14)	(439)	173	(1,509)
Tax rate	45.2%							21.2%
Profit after taxation	1,062	458	15	757	148	3,480	(305)	5,615

Profit attributable to non-controlling interests	150					487		637
Profit attributable to shareholders	912	458	15	757	148	2,993	(305)	4,978
Earnings per share	18.8p	9.4p	0.3p	15.6p	3.0p	61.6p	(6.3)p	102.4p
Weighted average number of shares (millions)	4,860							4,860

Core results reconciliation – 31 December 2015

	Total results £m	Intangible asset amortisation £m	Intangible asset impairment £m	Major restructuring £m	Legal charges £m	Transaction -related £m	Divestments and other £m	Core results £m
Turnover	23,923							23,923
Cost of sales	(8,853)	522	147	563		89	12	(7,520)
Gross profit	15,070	522	147	563		89	12	16,403

Selling, general and administration	(9,232)		7	1,009	221	88		(7,907)
Research and development	(3,560)	41	52	319			52	(3,096)
Royalty income	329							329
Other operating income	7,715					2,061	(9,776)	–
Operating profit	10,322	563	206	1,891	221	2,238	(9,712)	5,729

Net finance costs	(653)			5			12	(636)
Profit on disposal of associates	843						(843)	–
Share of after tax profits of associates and joint ventures	14						(16)	(2)
Profit before taxation	10,526	563	206	1,896	221	2,238	(10,559)	5,091

Taxation	(2,154)	(161)	(50)	(441)	(21)	(352)	2,186	(993)
Tax rate	20.5%							19.5%
Profit after taxation	8,372	402	156	1,455	200	1,886	(8,373)	4,098

(Loss)/profit attributable to non-controlling interests	(50)					500	(10)	440
Profit attributable to shareholders	8,422	402	156	1,455	200	1,386	(8,363)	3,658
Earnings per share	174.3p	8.3p	3.2p	30.1p	4.1p	28.8p	(173.1)p	75.7p
Weighted average number of shares (millions)	4,831							4,831

67	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Total results continued

Items adjusted from total results to present core results

Total results are adjusted for a number of items in order to present core results, as explained on page 57. The items are discussed below.

Intangible asset amortisation and impairment

Intangible asset amortisation was £588 million, compared with £563 million in 2015. Intangible asset impairments of £20 million (2015 – £206 million) included impairments of R&D and commercial assets. Both of these charges were non-cash items.

Major restructuring and integration

Major restructuring and integration charges of £970 million have been incurred (2015 – £1,891 million), reflecting the phasing of planned restructuring projects following the completion of the Novartis transaction in 2015, as well as reduced charges for Pharmaceuticals restructuring projects as this programme enters its later stages. Cash payments made were £1,077 million (2015 – £1,131 million) including the settlement of certain charges accrued in previous quarters.

Charges for the combined restructuring and integration programme to date are £3.7 billion, with cash charges of £2.9 billion and cash payments to date of £2.7 billion. The anticipated total cash charges of the combined programme were expected to be up to £3.65 billion and the non-cash charges up to £1.35 billion. The programme delivered incremental cost savings of £1.4 billion in 2016, including a currency benefit of £0.2 billion, and has now delivered approximately £3.0 billion of annual savings (including the currency benefit). The programme remains on track to deliver the originally targeted total annual savings of £3 billion on a constant currency basis during 2017. An estimated £300 million of additional cash charges are expected in 2017 along with some residual non-cash charges.

Legal charges

Legal charges of £162 million (2015 – £221 million) included the benefit of the settlement of existing matters as well as provisions for ongoing litigation. Cash payments were £233 million compared with £420 million in 2015.

Transaction-related adjustments

Transaction-related adjustments resulted in a net charge of £3,919 million (2015 – £2,238 million). This primarily reflected accounting charges for the remeasurement of the liability and the unwinding of the discounting effects on the value attributable to the Consumer Healthcare Joint Venture put option held by Novartis, the remeasurement and the unwinding of the discounting effects on the contingent consideration relating to the acquisition of the former Shionogi-ViiV Healthcare Joint Venture and the value attributable to the put options and preferential dividends payable to Pfizer and Shionogi.

Charge/(credit)	2016 £m	2015 £m
Consumer Healthcare Joint Venture put option	1,133	83

Contingent consideration on former Shionogi-ViiV
Healthcare Joint Venture (including Shionogi preferential dividends)	2,162	1,874
ViiV Healthcare put options and Pfizer preferential dividends	577	–
Other adjustments	47	281
Total transaction-related charges	3,919	2,238

The aggregate impact of unwinding the discount on these future and potential liabilities was £905 million (2015 – £757 million), including £464 million on the Consumer Healthcare Joint Venture put option, £334 million on contingent consideration on the former Shionogi-ViiV Healthcare Joint Venture, and £58 million on the ViiV Healthcare put options and preference dividends. The remaining charge of £3,014 million was driven primarily by changes in exchange rate assumptions as well as updates to trading forecasts.

During 2016, GSK and Shionogi made several amendments to the Shareholders’ Agreement for ViiV Healthcare regarding the Shionogi put option and the GSK call option. The estimated liability for Shionogi’s put option was initially recognised on GSK’s balance sheet at the end of Q1 2016 and de-recognised in December 2016, directly to equity, when it stood at £1,244 million. An explanation of the accounting for the non-controlling interests in ViiV Healthcare is set out on page 58.

Divestments and other items

Divestments and other items included equity investment disposals, including the disposal of the remaining Aspen Pharmacare investment, dividends and impairments, milestone income on ofatumumab, a number of other asset disposals, and certain other adjusting items. Divestments and other items in 2015 included the profit on the disposal of the Oncology business to Novartis.

68	GSK Annual Report 2016

Group financial review continued

Core results

We use core results, which is a non-IFRS measure, among other metrics including total results and cash flow generation, to manage the performance of the Group. Non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS. The definition of core results is set out on page 57.

Cost of sales

		2016		2015		Growth
	£m	% of turnover	£m	% of turnover	£%	CER%
Cost of sales	(8,351)	(29.9)	(7,520)	(31.4)	11	5

Cost of sales as a percentage of turnover was 29.9%, down 1.5 percentage points in Sterling terms and 0.3 percentage points in CER terms compared with 2015. On a pro-forma basis, the cost of sales percentage decreased 1.8 percentage points compared with 2015 and was down 0.6 percentage points in CER terms. This reflected improved product mix, particularly the impact of higher HIV sales in Pharmaceuticals, but also in Vaccines and Consumer Healthcare, as well as an increased contribution from integration and restructuring savings in all three businesses, partly offset by continued adverse pricing pressure in Pharmaceuticals, primarily Respiratory, as well as continued investments in the supply chain.

Selling, general and administration

		2016		2015		Growth
	£m	% of turnover	£m	% of turnover	£%	CER%
Selling, general and administration	(8,697)	(31.2)	(7,907)	(33.1)	10	2

SG&A costs were 31.2% of turnover, 1.9 percentage points lower than in 2015 and 1.2 percentage points lower on a CER basis. On a pro-forma basis, SG&A as a percentage of sales reduced by 2.2 percentage points, 1.5 percentage points CER. This primarily reflected tight control of ongoing costs as well as the benefits from the Pharmaceuticals restructuring programme and integration benefits in Vaccines and Consumer Healthcare, partly offset by investment in promotional product support, particularly for new launches in Respiratory, HIV, Vaccines and Consumer Healthcare.

Research and development

		2016		2015		Growth
	£m	% of turnover	£m	% of turnover	£%	CER%
Research and development	(3,468)	(12.4)	(3,096)	(12.9)	12	3

R&D expenditure was £3,468 million (12.4% of turnover), 12% higher than in 2015 and 3% higher on a CER basis, reflecting increased investment, particularly in Total Pharmaceuticals, which increased 5% CER. The operations of Pharmaceuticals R&D are broadly split into Discovery activities (up to the completion of phase IIa trials) and Development work (from phase IIb onwards) each supported by specific and common infrastructure and other shared services where appropriate. Phase IV costs and other administrative expenses are reported in SG&A and are not included in the table below.

	2016	2015		Growth
	£m	£m	£%	CER%
Discovery	848	744	14	6
Development	1,275	1,136	12	4
Facilities and central support functions	505	433	17	9
Total Pharmaceuticals	2,628	2,313	14	5
Vaccines R&D	597	525	14	2
Consumer Healthcare R&D	243	258	(6)	(12)
Research and development	3,468	3,096	12	3

The most significant factor driving Total Pharmaceuticals R&D growth was progression of the ViiV Healthcare HIV portfolio, including programmes acquired from BMS earlier in the year. The increase in Discovery was also driven by progression of the early stage Oncology portfolio and early investment in Bioelectronics. Development growth was primarily due to the start of new Phase III programmes, including HIV, respiratory and anaemia, partly offset by the benefit from R&D cost reduction programmes. The increase in facilities and central support functions costs partly reflected investment in new data warehousing and analytics to transform the way data is harnessed across R&D together with a re-allocation of central support costs.

Royalty income

Royalty income was £398 million (2015 – £329 million) primarily reflecting increased royalty income from Gardasil sales as well as the benefit of a catch-up adjustment to prior-year estimates.

Core operating profit

Core operating profit was £7,771 million, up 36% at actual rates and 14% higher in CER terms than in 2015 on a turnover increase of 6%. The core operating margin of 27.9% was 3.9 percentage points higher than in 2015 and 1.9 percentage points higher on a CER basis.

On a pro-forma basis, core operating profit was 17% higher in CER terms compared with 2015 on turnover growth of 5%. The core operating margin of 27.9% was 4.6 percentage points higher than in 2015 and 2.6 percentage points higher in CER terms on a pro-forma basis, reflecting improved operating leverage driven by sales growth and a more favourable mix across all three businesses as well as delivery of restructuring and integration benefits and tight control of ongoing costs, partly offset by continued price pressure, particularly in Respiratory, and supply chain and R&D investments.

69	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Core results continued

Contingent consideration cash payments are made to Shionogi and other companies, which reduce the balance sheet liability and hence are not recorded in the income statement. Total contingent consideration cash payments in 2016 amounted to £431 million (2015 – £459 million). This included cash payments made by ViiV Healthcare to Shionogi in relation to its contingent consideration liability (including preferential dividends) which amounted to £417 million (2015 – £159 million). In 2015 a milestone payment of £300 million was made to Novartis.

Core operating profit by business

		2016		2015 (restated)		Growth
	£m	Margin %	£m	Margin %	£%	CER%
Pharmaceuticals	7,979	49.5	6,466	45.7	23	6
Pharmaceuticals R&D	(2,488)		(2,168)		15	6
Pharmaceuticals	5,491	34.1	4,298	30.4	28	6
Vaccines	1,454	31.7	964	26.4	51	38
Consumer Healthcare	1,116	15.5	684	11.3	63	42
	8,061	28.9	5,946	24.9	36	16
Corporate & other unallocated costs	(290)		(217)		34	58
Core operating profit	7,771	27.9	5,729	23.9	36	14

Pharmaceuticals

Pharmaceuticals operating profit was £5,491 million, 6% higher in CER terms than in 2015 on a turnover increase of 3%. The operating margin of 34.1% was 3.7 percentage points higher than in 2015 and 1.1 percentage points higher on a CER basis. On a pro-forma basis, the operating margin increased 1.2 percentage points on a CER basis, reflecting a more favourable product mix, primarily driven by the growth in HIV sales, and the cost reduction benefit from the Pharmaceuticals restructuring programme, partly offset by increased investment in new product support, increased investment in R&D in a number of new programmes, the continued impact of lower prices, particularly in Respiratory, and the broader transition of the Respiratory portfolio.

Vaccines

Vaccines operating profit was £1,454 million, 38% higher than in 2015 in CER terms on a turnover increase of 14%. The operating profit margin of 31.7% was 5.3 percentage points higher than in 2015 and 5.6 percentage points higher on a CER basis. On a pro-forma basis, the operating margin improved by 7.3 percentage points and 7.6 points in CER terms primarily driven by improved product mix and enhanced operating leverage from strong sales growth, together with restructuring and integration benefits in cost of sales, SG&A and R&D, and higher royalty income. These were partly offset by SG&A investments to support business growth, a number of inventory adjustments and additional supply chain investments.

Consumer Healthcare

Consumer Healthcare operating profit was £1,116 million, 42% higher than in 2015 in CER terms on a turnover increase of 9%. The operating margin of 15.5% was 4.2 percentage points higher than in 2015 and 3.4 percentage points higher on a CER basis. On a pro-forma basis, the Consumer Healthcare operating margin was 3.7 percentage points higher on a CER basis due to improvements in gross margin, reflecting mix benefits from the power brand strategy and better pricing, as well as a strong contribution from integration synergies benefiting both SG&A and R&D as a percentage of sales.

Net finance costs
	2016	2015
Finance income	£m	£m
Interest and other income	70	99
Fair value movements	2	5
	72	104
Finance expense
Interest expense	(701)	(719)
Unwinding of discounts on liabilities	(4)	1
Remeasurements and fair value movements	(4)	(8)
Other finance expense	(15)	(14)
	(724)	(740)

Net core finance expense was £652 million compared with £636 million in 2015, reflecting the translation effect of exchange rate movements on the reported Sterling costs of foreign currency denominated interest-bearing instruments.

Share of after tax profits/(losses) and joint ventures

The share of profits of associates and joint ventures was £5 million (2015 – £2 million loss).

Core profit before taxation

		2016		2015		Growth
	£m	% of turnover	£m	% of turnover	£%	CER%
Core profit before tax	7,124	25.5	5,091	21.3	40	16

Taxation

Tax on core profit amounted to £1,509 million and represented an effective core tax rate of 21.2% (2015 – 19.5%). The increase in the effective rate primarily reflected the Group’s changing earnings mix. See ‘Taxation’ on page 178 for further details.

Non-controlling interests

The allocation of earnings to non-controlling interests amounted to £637 million (2015 – £440 million), including the non-controlling interest allocations of Consumer Healthcare profits of £288 million (2015 – £137 million) and the allocation of ViiV Healthcare profits, which increased to £324 million (2015 – £224 million) including the impact of changes in the proportions of preferential dividends due to each shareholder based on the relative performance of different products in the year. The allocation also reflected the impact on the contribution of some of the Group’s other entities with non-controlling interests primarily as a result of net losses in those entities arising from exchange.

Core earnings per share

Core EPS of 102.4p was up 35% at actual rates and 12% in CER terms compared with a 14% CER increase in operating profit, primarily reflecting the increased tax rate compared with 2015 and the greater contribution to growth from businesses in which there are significant non-controlling interests.

70	GSK Annual Report 2016

Group financial review continued

Pro-forma growth rate reconciliations

The following table sets out reconciliations between reported CER growth rates and pro-forma CER growth rates on the stated items of turnover for 2016.

Turnover 2016	Reported growth rate CER%	Adjustment to include January and February 2015 turnover of former Novartis Vaccines products CER%	Adjustment to include January and February 2015 turnover of former Novartis Consumer Healthcare products CER%	Adjustment to exclude January and February 2015 turnover of former GSK Oncology products CER%	Pro-forma growth rate CER%

Group turnover	6	–	(2)	1	5
US	10	–	–	1	11
Europe	6	–	(2)	1	5
International	1	–	(1)	–	–
Pharmaceuticals	3			1	4
US Pharmaceuticals	10			2	12
Europe Pharmaceuticals	–			2	2
International Pharmaceuticals	(3)			–	(3)
Emerging Markets Pharmaceuticals	(4)			1	(3)
Japan Pharmaceuticals	(5)			–	(5)
Vaccines	14	(2)			12
US Vaccines	13	(1)			12
Europe Vaccines	18	(2)			16
International Vaccines	10	(2)			8
Menveo	16	(8)			8
Other Vaccines	6	(10)			(4)
Consumer Healthcare	9		(4)		5
US Consumer Healthcare	9		(4)		5
Europe Consumer Healthcare	12		(8)		4
International Consumer Healthcare	8		(3)		5
Wellness	15		(9)		6
Oral health	8		–		8
Nutrition	(8)		(1)		(9)
Skin health	4		(6)		(2)

The following table sets out reconciliations between reported CER growth rates and pro-forma CER growth rates for the stated core expense headings and core operating profit for 2016.
Core expenses and operating profit 2016	Reported growth rate CER%	Adjustment to include January and February 2015 turnover of former Novartis Vaccines products CER%	Adjustment to include January and February 2015 turnover of former Novartis Consumer Healthcare products CER%	Adjustment to exclude January and February 2015 turnover of former GSK Oncology products CER%	Pro-forma growth rate CER%

Cost of sales	5	(1)	(2)	1	3
Selling, general and administration	2	(1)	(2)	1	–
Research and development	3	(1)	–	1	3
Royalty income	16	(1)	2	–	17
Core operating profit	14	1	–	2	17
Pharmaceuticals operating profit	6			2	8
Pharmaceuticals operating profit excluding R&D	6			2	8
Pharmaceuticals R&D	6			2	8
Vaccines operating profit	38	9			47
Consumer Healthcare operating profit	42		(2)		40

71	GSK Annual Report 2016	Strategic report
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Financial statements
Investor information

Cash generation and conversion

A summary of the consolidated cash flow statement is set out below.

	2016 £m	2015 £m
Net cash inflow from operating activities	6,497	2,569
Net cash (outflow)/inflow from investing activities	(1,269)	6,037
Net cash outflow from financing activities	(6,392)	(7,103)
(Decrease)/increase in cash and bank overdrafts	(1,164)	1,503
Cash and bank overdrafts at beginning of year	5,486	4,028
(Decrease)/increase in cash and bank overdrafts	(1,164)	1,503
Exchange adjustments	283	(45)
Cash and bank overdrafts at end of year	4,605	5,486
Cash and bank overdrafts at end of year comprise:
Cash and cash equivalents	4,897	5,830
Overdrafts	(292)	(344)
	4,605	5,486
Adjusted net cash inflow from operating activities	6,730	2,989

The net cash inflow from operating activities for the year was £6,497 million (2015 – £2,569 million). The increase primarily reflected the improved operating performance across all segments and a positive currency benefit. Excluding legal settlements of £233 million (2015 – £420 million) adjusted net cash inflow from operating activities was £6,730 million (2015 – £2,989 million). In addition, there were payments of restructuring and integration costs of £1,077 million (2015 – £1,131 million) and a further tax payment of £125 million (2015 – £1,071 million) on the sale of the Oncology business, both of which have been funded from divestment proceeds.

Total cash payments made by ViiV Healthcare to Shionogi in relation to its contingent consideration liability (including preferential dividends) in the year were £417 million (2015 – £159 million), of which £351 million (2015 – £121 million) was recognised in cash flows from operating activities and £66 million (2015 – £38 million) was recognised within investing cash flows.

Free cash flow

Free cash flow is the amount of cash generated by the business after meeting our obligations for interest, tax and dividends paid to non-controlling interests, and after capital expenditure on property, plant and equipment and intangible assets.

	2016 £m	2015 £m
Free cash inflow/(outflow)	3,087	(155)
Adjusted free cash flow	3,320	265

Free cash flow was £3,087 million for the year (2015 – £155 million outflow). Excluding legal payments, adjusted free cash flow was £3,320 million (2015 – £265 million) but this was also after making restructuring and integration payments, the additional tax payment on the sale of the Oncology business and the purchase of HIV Clinical assets for £221 million, which are treated as intangible asset purchases. Excluding these items, which are being funded from divestment proceeds, the adjusted free cash flow would have been £4,743 million (2015 – £2,467 million).

Capital expenditure and financial investment

Cash payments for tangible and intangible fixed assets amounted to £2,352 million (2015 – £1,901 million) and disposals realised £453 million (2015 – £10,554 million). Cash payments to acquire equity investments of £96 million (2015 – £82 million) were made and sales of equity investments realised £683 million (2015 – £357 million).

Reconciliation of net cash inflow from operating activities to free cash flow and adjusted free cash flow

A reconciliation of net cash inflow from operating activities, which is the closest equivalent IFRS measure, to free cash flow is shown below.

	2016 £m	2015 £m
Net cash inflow from operating activities	6,497	2,569
Purchase of property, plant and equipment	(1,543)	(1,380)
Purchase of intangible assets	(809)	(521)
Proceeds from sale of property, plant and equipment	98	72
Interest paid	(732)	(762)
Interest received	68	99
Dividends from associates and joint ventures	42	5
Distributions to non-controlling interests	(534)	(237)
Free cash flow	3,087	(155)
Legal payments	233	420
Adjusted free cash flow	3,320	265

Future cash flow

Over the long term, we expect that future cash generated from operations will be sufficient to fund our operating and debt servicing costs, normal levels of capital expenditure, obligations under existing licensing agreements, expenditure arising from restructuring programmes and other routine outflows including tax, pension contributions and dividends, subject to the ‘Principal risks and uncertainties’ discussed on pages 253 to 262. We may from time to time have additional demands for finance, such as for acquisitions, including potentially acquiring increased ownership portions of the ViiV Healthcare and the Consumer Healthcare businesses where minority shareholders hold put options, and share repurchases. We have access to multiple sources of liquidity from short and long-term capital markets and financial institutions, in addition to the cash flow from operations, for such needs.

Investment appraisal

We have a formal process for assessing potential investment proposals in order to ensure decisions are aligned with our overall strategy. This process includes an assessment of the cash flow return on any individual investment (CFROI), as well as its net present value (NPV) and internal rate of return (IRR) where the timeline for the project is very long term. We also consider the impact on EPS and our credit profile where relevant.

The discount rate used to perform financial analyses is decided internally, to allow determination of the extent to which investments cover our cost of capital. For specific investments the discount rate may be adjusted to take into account country or other risk weightings.

Working capital

Our working capital programme has continued to make progress with further improvements in the collection of receivables and inventory management.

	2016	2015
Working capital percentage of turnover (%)	22	23
Working capital conversion cycle (days)	193	191

The reported working capital conversion cycle days in 2015 were distorted by a temporary favourable impact of 15 days arising from the Novartis transaction. Excluding this impact, the conversion cycle for 2015 was around 206 days. The resulting reduction of 13 days in 2016 compared with 2015 was predominantly due to a beneficial impact from exchange, reduced receivables days from improved collections and reduced inventory days.

72	GSK Annual Report 2016

Group financial review continued

Financial position and resources

	2016 £m	2015 £m
Assets

Non-current assets

Property, plant and equipment	10,808	9,668

Goodwill	5,965	5,162

Other intangible assets	18,776	16,672

Investments in associates and joint ventures	263	207

Other investments	985	1,255

Deferred tax assets	4,374	2,905

Other non-current assets	1,199	990

Total non-current assets	42,370	36,859

Current assets

Inventories	5,102	4,716

Current tax recoverable	226	180

Trade and other receivables	6,026	5,615

Derivative financial instruments	156	125

Liquid investments	89	75

Cash and cash equivalents	4,897	5,830

Assets held for sale	215	46

Total current assets	16,711	16,587

Total assets	59,081	53,446

Liabilities
Current liabilities

Short-term borrowings	(4,129)	(1,308)

Contingent consideration liability	(561)	(306)

Trade and other payables	(11,964)	(8,885)

Derivative financial instruments	(194)	(153)

Current tax payable	(1,305)	(1,421)

Short-term provisions	(848)	(1,344)

Total current liabilities	(19,001)	(13,417)

Non-current liabilities

Long-term borrowings	(14,661)	(15,324)

Deferred tax liabilities	(1,934)	(1,522)

Pensions and other post-employment benefits	(4,090)	(3,229)

Other provisions	(652)	(420)

Contingent consideration liability	(5,335)	(3,549)

Other non-current liabilities	(8,445)	(7,107)

Total non-current liabilities	(35,117)	(31,151)

Total liabilities	(54,118)	(44,568)

Net assets	4,963	8,878

Equity

Share capital	1,342	1,340

Share premium account	2,954	2,831

Retained earnings	(5,392)	(1,397)

Other reserves	2,220	2,340

Shareholders’ equity	1,124	5,114

Non-controlling interests	3,839	3,764

Total equity	4,963	8,878

Property, plant and equipment

Our business is science-based, technology-intensive and highly regulated by governmental authorities. We allocate significant financial resources to the renewal and maintenance of our property, plant and equipment to minimise risks of interruption to production and to ensure compliance with regulatory standards. A number of our processes use hazardous materials.

The total cost of our property, plant and equipment at 31 December 2016 was £22,164 million, with a net book value of £10,808 million. Of this, land and buildings represented £4,223 million, plant and equipment £3,481 million and assets in construction £3,104 million. In 2016, we invested £1,544 million in new property, plant and equipment. This was mainly related to a large number of projects for the renewal, improvement and expansion of facilities at various worldwide sites. Property is mainly held freehold. New investment is financed from our liquid resources. At 31 December 2016, we had contractual commitments for future capital expenditure of £496 million and operating lease commitments of £840 million. We believe that our facilities are adequate for our current needs.

We observe stringent procedures and use specialist skills to manage environmental risks from our activities. Environmental issues, sometimes dating from operations now modified or discontinued, are reported under ‘Our planet’ on page 50 and in Note 46 to the financial statements, ‘Legal proceedings’.

Goodwill

Goodwill increased during the year to £5,965 million at 31 December 2016, from £5,162 million. The increase primarily reflected the impact of exchange movements.

Other intangible assets

Other intangible assets include the cost of intangibles acquired from third parties and computer software. The net book value of other intangible assets as at 31 December 2016 was £18,776 million (2015 – £16,672 million). The increase in 2016 reflected the impact of exchange movements, development costs capitalised during the year of £240 million, partly offset by the amortisation and impairment of existing intangibles of £796 million and £29 million, respectively.

Investments in associates and joint ventures

We held investments in associates and joint ventures, with a carrying value at 31 December 2016 of £263 million (2015 – £207 million). The market value at 31 December 2016 was £502 million (2015 – £267 million). The largest of these investments was in Innoviva Inc. which had a book value at 31 December 2016 of £138 million (2015 – £112 million). The market value at 31 December 2016 was £278 million. See Note 20 to the financial statements ‘Investments in associates and joint ventures’.

73	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Financial position and resources continued

Other investments

We held other investments with a carrying value at 31 December 2016 of £985 million (2015 – £1,255 million). The decrease in the carrying value during the year was primarily due to the sale of the Group’s remaining stake in Aspen Pharmacare Holdings Limited which had a book value at 31 December 2015 of £383 million. The most significant of the investments held at 31 December 2016 was in Theravance Biopharma, Inc. which had a book value at 31 December 2016 of £248 million (2015 – £93 million). The other investments included equity stakes in companies with which we have research collaborations, which provide access to biotechnology developments of potential interest and interests in companies that arise from business divestments.

Derivative financial instruments: assets

We had current derivative financial instruments held at fair value of £156 million (2015 – £125 million). The majority of this amount related to foreign exchange contracts both designated and not designated as accounting hedges.

Inventories

Inventory of £5,102 million increased from £4,716 million in 2015. The increase primarily reflected the impact of exchange movements.

Trade and other receivables

Trade and other receivables of £6,026 million increased from £5,615 million in 2015, primarily reflecting exchange movements.

Derivative financial instruments: liabilities

We held current derivative financial instruments at fair value of £194 million (2015 – £153 million). This primarily related to foreign exchange contracts both designated and not designated as accounting hedges.

Trade and other payables

Trade and other payables amounting to £11,964 million increased from £8,885 million in 2015, reflecting the Pfizer put option related to ViiV Healthcare recognised in the year, an increase in accruals for customer returns and rebates and the impact of exchange movements.

Provisions

We carried deferred tax provisions and other short-term and non-current provisions of £3,434 million at 31 December 2016 (2015 – £3,286 million) of which £344 million (2015 – £352 million) related to legal and other disputes and £554 million (2015 – £816 million) related to the major restructuring programme. Provision has been made for legal and other disputes, indemnified disposal liabilities, employee related liabilities and the costs of the restructuring programme to the extent that at the balance sheet date a legal or constructive obligation existed and could be reliably estimated.

Pensions and other post-employment benefits

We account for pension and other post-employment arrangements in accordance with IAS 19. The deficits, net of surpluses before allowing for deferred taxation were £2,084 million (2015 – £1,584 million) on pension arrangements and £1,693 million (2015 – £1,387 million) on unfunded post-employment liabilities. The increases in the deficits were predominantly driven by lower discount rates that we used to discount the value of the liabilities, together with an increase in the UK inflation rate assumptions and a stronger US Dollar at the year end, partly offset by special funding contributions to the UK schemes and significant UK asset gains.

Other non-current liabilities

Other non-current liabilities of £8,445 million at 31 December 2016 (2015 – £7,107 million) included £7,420 million (2015 – £6,287 million) related to the present value of the estimated amount payable by us in the event of full exercise of Novartis’ right to require us to acquire its 36.5% shareholding in the Consumer Healthcare Joint Venture. Further details are provided in Note 3 ‘Key accounting judgements and estimates’.

Contingent consideration liabilities

Contingent consideration liabilities amounted to £5,896 million at 31 December 2016 (2015 – £3,855 million), of which £5,304 million (2015 – £3,409 million) represented the estimated present value of amounts payable to Shionogi relating to ViiV Healthcare and £545 million (2015 – £405 million) represented the estimated present value of contingent consideration payable to Novartis related to the Vaccines acquisition. The liability due to Shionogi included £224 million in respect of preferential dividends of which £154 million was recognised directly in equity in the year. The liability for preferential dividends due to Pfizer at 31 December 2016 was £23 million. An explanation of the accounting treatment of our interests in ViiV Healthcare is set out on page 58.

Net debt

	2016 £m	2015 £m
Cash, cash equivalents and liquid investments	4,986	5,905
Borrowings – repayable within one year	(4,129)	(1,308)
Borrowings – repayable after one year	(14,661)	(15,324)
Net debt	(13,804)	(10,727)

At 31 December 2016, net debt was £13.8 billion, compared with £10.7 billion at 31 December 2015, comprising gross debt of £18.8 billion and cash and liquid investments of £5.0 billion. The increase in net debt primarily reflected a £2.2 billion adverse exchange impact from the translation of non-Sterling denominated debt and exchange on other financing items, dividends paid to shareholders of £4.9 billion including the special dividend of £1.0 billion, partly offset by free cash flow of £3.1 billion and asset disposals of £1.0 billion.

At 31 December 2016, our cash and liquid investments were held as follows:

	2016 £m	2015 £m
Bank balances and deposits	2,583	3,767
US Treasury and Treasury repo only money market funds	2,248	624
Liquidity funds	66	1,439
Government securities	89	75
	4,986	5,905

Cash and liquid investments of £3.2 billion (2015 – £4.2 billion) were held centrally at 31 December 2016.

74	GSK Annual Report 2016

Group financial review continued

Financial position and resources continued

The analysis of cash and gross debt after the effects of hedging is as follows.

		2016 £m	2015 £m
Cash and liquid investments		4,986	5,905
Gross debt	– fixed	(17,288)	(16,129)
	– floating	(1,496)	(502)
	– non-interest bearing	(6)	(1)
Net debt		(13,804)	(10,727)

Movements in net debt

	2016 £m	2015 £m
Net debt at beginning of year	(10,727)	(14,377)
(Decrease)/increase in cash and bank overdrafts	(1,164)	1,503
Increase in liquid investments	–	2
Net (increase in)/repayment of short-term loans	(148)	2,412
Exchange movements	(1,781)	(268)
Other movements	16	1
Net debt at end of year	(13,804)	(10,727)

Total equity

At 31 December 2016, total equity had decreased from £8,878 million at 31 December 2015 to £4,963 million. This primarily reflected the recognition of the transaction-related adjustments of £3,919 million, the impact of the dividends paid and an increase in the pension deficit of £500 million, partly offset by the profit for the year and the favourable exchange translation impact from the weaker Sterling rates.

A summary of the movements in equity is set out below.

	2016 £m	2015 £m
Total equity at beginning of year	8,878	4,936
Total comprehensive income for the year	2,024	7,885
Dividends to shareholders	(4,850)	(3,874)
Ordinary shares issued	89	73
Gain on transfer of net assets into Consumer Healthcare JV	–	2,891
Consumer Healthcare JV put option	–	(6,204)
Loss on transfer of equity investment to investment in associate	–	(229)
Changes in non-controlling interests	32	3,370
Recognition of liabilities with non-controlling interests	(2,172)	–
De-recognition of liabilities with non-controlling interests	1,244	–
Shares acquired by ESOP Trusts	(74)	(99)
Share-based incentive plans	319	356
Tax on share-based incentive plans	7	10
Distributions to non-controlling interests	(534)	(237)
Total equity at end of year	4,963	8,878

75	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Financial position and resources continued

Share purchases

In 2016, the Employee Share Ownership Plan (ESOP) Trusts acquired £74 million of shares in GlaxoSmithKline plc (2015 – £99 million). Shares are held by the Trusts to satisfy future exercises of options and awards under the Group share option and award schemes. A proportion of the shares held by the Trusts are in respect of awards where the rules of the scheme require us to satisfy exercises through market purchases rather than the issue of new shares. The shares held by the Trusts are matched to options and awards granted.

At 31 December 2016, the ESOP Trusts held 43 million (2015 – 30 million) GSK shares against the future exercise of share options and share awards. The carrying value of £286 million (2015 – £75 million) has been deducted from other reserves. The market value of these shares was £667 million (2015 – £409 million).

During 2016, no shares were repurchased. At 31 December 2016, we held 458.2 million shares as Treasury shares (2015 – 491.5 million shares), at a cost of £6,451 million (2015 – £6,917 million), which has been deducted from retained earnings.

No ordinary shares were purchased in the period 1 January 2017 to 13 March 2017 and the company does not expect to make any ordinary share repurchases in the remainder of 2017.

Commitments and contingent liabilities

Financial commitments are summarised in Note 41 to the financial statements, ‘Commitments’. Other contingent liabilities and obligations in respect of short and long-term debt are set out in Note 32 to the financial statements, ‘Contingent liabilities’ and Note 31 to the financial statements, ‘Net debt’.

Amounts provided for pensions and post-retirement benefits are set out in Note 28 to the financial statements, ‘Pensions and other post-employment benefits’. Amounts provided for restructuring programmes and legal, environmental and other disputes are set out in Note 29 to the financial statements, ‘Other provisions’.

Contractual obligations and commitments

The following table sets out our contractual obligations and commitments at 31 December 2016 as they fall due for payment.

	Total £m	Under 1 yr £m	1-3 yrs £m	3-5 yrs £m	5 yrs+ £m
Loans	18,849	4,108	3,500	–	11,241
Interest on loans	9,410	705	1,069	992	6,644
Finance lease obligations	64	23	34	7	–
Finance lease charges	3	2	1	–	–
Operating lease commitments	840	153	223	140	324
Intangible assets	7,199	514	648	1,082	4,955
Property, plant & equipment	496	385	111	–	–
Investments	166	79	53	32	2
Purchase commitments	52	23	29	–	–
Pensions	874	136	246	246	246
Other commitments	143	45	76	22	–
Total	38,096	6,173	5,990	2,521	23,412

Commitments in respect of loans and future interest payable on loans are disclosed before taking into account the effect of derivatives.

We have entered into a number of research collaborations to develop new compounds with other pharmaceutical companies. The terms of these arrangements can include upfront fees, equity investments, loans and commitments to fund specified levels of research. In addition, we will often agree to make further payments if future ‘milestones’ are achieved.

As some of these agreements relate to compounds in the early stages of development, the potential obligation to make milestone payments will continue for a number of years if the compounds move successfully through the development process. Generally, the closer the product is to marketing approval, the greater the probability of success. The amounts shown above within intangible assets represent the maximum that would be paid if all milestones were achieved, and include £6.2 billion which relates to externalised projects in the discovery portfolio. A number of new commitments were made in 2016 under licensing and other agreements, offset by amendments to existing agreements.

In 2016, we reached an agreement with the trustees of the UK pension schemes to make additional contributions, including in 2016, to eliminate the pension deficit identified at the 31 December 2014 actuarial funding valuation. The table above includes this commitment but excludes the normal ongoing annual funding requirement in the UK of approximately £130 million. For further information on pension obligations, see Note 28 to the financial statements, ‘Pensions and other post-employment benefits’.

Contingent liabilities

The following table sets out contingent liabilities, comprising discounted bills, performance guarantees, letters of credit and other items arising in the normal course of business, and when they are expected to expire.

	Total £m	Under 1 yr £m	1-3 yrs £m	3-5 yrs £m	5 yrs+ £m
Guarantees	172	110	3	–	59
Other contingent liabilities	109	16	40	6	47
Total	281	126	43	6	106

In the normal course of business, we have provided various indemnification guarantees in respect of business disposals in which legal and other disputes have subsequently arisen. A provision is made where an outflow of resources is considered probable and a reliable estimate can be made of the likely outcome of the dispute and this is included in Note 29 to the financial statements, ‘Other provisions’.

We provide for the outcome of tax, legal and other disputes when an outflow of resources is considered probable and a reliable estimate of the outflow may be made. At 31 December 2016, other than for those disputes where provision has been made, it was not possible to make a reliable estimate of the potential outflow of funds that might be required to settle disputes where the possibility of there being an outflow was more than remote.

The ultimate liability for such matters may vary significantly from the amounts provided and is dependent upon the outcome of litigation proceedings and negotiations with the relevant tax authorities. This is discussed further in ‘Principal risks and uncertainties’ on pages 253 to 262 and Notes 14 and 46 to the financial statements, ‘Taxation’ and ‘Legal proceedings’.

76	GSK Annual Report 2016

Group financial review continued

Critical accounting policies

The consolidated financial statements are prepared in accordance with IFRS, as adopted for use in the European Union, and also with IFRS as issued by the IASB, following the accounting policies approved by the Board and described in Note 2 to the financial statements, ‘Accounting principles and policies’.

We are required to make estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the financial statements. Actual amounts and results could differ from those estimates.

The critical accounting policies relate to the following areas:

–	Turnover

–	Taxation (Note 14)

–	Legal and other disputes (Notes 29 and 46)

–	Goodwill and other intangible asset impairments (Notes 18 and 19)

–	Business combinations (Note 38)

–	Pensions and other post-employment benefits (Note 28).

Information on the judgements and estimates made in these areas is given in Note 3 to the financial statements, ‘Key accounting judgements and estimates’.

Turnover

In respect of the Turnover accounting policy, our largest business is US Pharmaceuticals, and the US market has the most complex arrangements for rebates, discounts and allowances. The following briefly describes the nature of the arrangements in existence in our US Pharmaceuticals business:

–	We have arrangements with certain indirect customers whereby the customer is able to buy products from wholesalers at reduced prices. A chargeback represents the difference between the invoice price to the wholesaler and the indirect customer’s contractual discounted price. Accruals for estimating chargebacks are calculated based on the terms of each agreement, historical experience and product growth rates

–	Customer rebates are offered to key managed care and Group Purchasing Organisations (GPO) and other direct and indirect customers. These arrangements require the customer to achieve certain performance targets relating to the value of product purchased, formulary status or pre-determined market shares relative to competitors. The accrual for customer rebates is estimated based on the specific terms in each agreement, historical experience and product growth rates

–	The US Medicaid programme is a state-administered programme providing assistance to certain poor and vulnerable patients. In 1990, the Medicaid Drug Rebate Program was established to reduce State and Federal expenditure on prescription drugs. In 2010, the Patient Protection and Affordable Care Act became law. We participate by providing rebates to states. Accruals for Medicaid rebates are calculated based on the specific terms of the relevant regulations or the Patient Protection and Affordable Care Act

–	Cash discounts are offered to customers to encourage prompt payment. These are accrued for at the time of invoicing and adjusted subsequently to reflect actual experience

–	We record an accrual for estimated sales returns by applying historical experience of customer returns to the amounts invoiced, together with market related information such as stock levels at wholesalers, anticipated price increases and competitor activity.

A reconciliation of gross turnover to net turnover for the US Pharmaceuticals business, including Puerto Rico, is as follows:

		2016		2015 (restated)		2014 (restated)
	£m	Margin %	£m	Margin %	£m	Margin %
Gross turnover	13,363	100	10,093	100	8,838	100

Market driven segments	(2,749)	(21)	(1,761)	(17)	(1,274)	(14)
Government mandated and state programs	(3,070)	(23)	(2,357)	(23)	(1,697)	(19)
Cash discounts	(261)	(2)	(192)	(2)	(169)	(2)
Customer returns	(98)	(1)	(93)	(1)	(69)	(1)
Prior year adjustments	109	1	142	1	169	2
Other items	(457)	(3)	(298)	(3)	(181)	(2)
Total deductions	(6,526)	(49)	(4,559)	(45)	(3,221)	(36)
Net turnover	6,837	51	5,534	55	5,617	64

Market driven segments consist primarily of Managed Care and Medicare plans with which GSK negotiates contract pricing that is honoured via rebates and chargebacks. Mandated segments consist primarily of Medicaid and Federal Government programmes which receive government mandated pricing via rebates and chargebacks.

The increased deductions in the market driven segments of the gross turnover to net turnover reconciliation primarily reflected higher rebates and chargebacks on Respiratory products, and on Advair in particular. During 2016, Advair accounted for 27% of US

Pharmaceuticals turnover and approximately 45% of the total deduction for rebates and returns, and the Respiratory portfolio as a whole accounted for approximately 75% of the total deduction in the year. Advair continued to suffer pricing pressure in 2016 as the business sought to transition its Respiratory portfolio to newer products.

The balance sheet accruals for rebates, discounts, allowances and returns for the US Pharmaceuticals and Vaccines businesses are managed on a combined basis. At 31 December 2016, the total accrual amounted to £2,218 million (2015 – £1,671 million).

A monthly process is operated to monitor inventory levels at wholesalers for any abnormal movements. This process uses gross sales volumes, prescription volumes based on third party data sources and information received from key wholesalers. The aim of this is to maintain inventories at a consistent level from year to year based on the pattern of consumption.

On this basis, US Pharmaceuticals and Vaccines inventory levels at wholesalers and in other distribution channels at 31 December 2016 were estimated to amount to approximately five weeks of turnover. This calculation uses third party information, the accuracy of which cannot be totally verified, but is believed to be sufficiently reliable for this purpose.

77	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Critical accounting policies continued

Legal and other disputes

In respect of the accounting policy for Legal and other disputes, the following briefly describes the process by which we determine the level of provision that is necessary.

In accordance with the requirements of IAS 37, ‘Provisions, contingent liabilities and contingent assets’, we provide for anticipated settlement costs where an outflow of resources is considered probable and a reliable estimate may be made of the likely outcome of the dispute and legal and other expenses arising from claims against the Group. We may become involved in significant legal proceedings, in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from ultimate resolution of the proceedings. In these cases, appropriate disclosure about such cases would be included in the Annual Report, but no provision would be made.

This position could change over time and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed by a material amount the amount of the provisions reported in the Group’s financial statements.

Like many pharmaceutical companies, we are faced with various complex product liability, anti-trust and patent litigation, as well as investigations of its operations conducted by various governmental regulatory agencies. Throughout the year, the General Counsel of the Group, as head of the Group’s legal function, and the Senior Vice President and Head of Global Litigation for the Group, who is responsible for all litigation and government investigations, routinely brief the Chief Executive Officer, the Chief Financial Officer and the Board of Directors on the significant litigation pending against the Group and governmental investigations of the Group.

These meetings, as appropriate, detail the status of significant litigation and government investigations and review matters such as the number of claims notified to us, information on potential claims not yet notified, assessment of the validity of claims, progress made in settling claims, recent settlement levels and potential reimbursement by insurers.

The meetings also include an assessment of whether or not there is sufficient information available for us to be able to make a reliable estimate of the potential outcomes of the disputes. Often, external counsel assisting us with various litigation matters and investigations will also assist in the briefing of the Board and senior management. Following these discussions, for those matters where it is possible to make a reliable estimate of the amount of a provision, if any, that may be required, the level of provision for legal and other disputes is reviewed and adjusted as appropriate. These matters are discussed further in Note 46 to the financial statements, ‘Legal proceedings’.

Treasury policies

We report in Sterling and pay dividends out of Sterling cash flows. The role of Treasury is to monitor and manage the Group’s external and internal funding requirements and financial risks in support of our strategic objectives. GSK operates on a global basis, primarily through subsidiary companies, and we manage our capital to ensure that our subsidiaries are able to operate as going concerns and to optimise returns to shareholders through an appropriate balance of debt and equity. Treasury activities are governed by policies approved annually by the Board of Directors, and most recently on 21 July 2016. A Treasury Management Group (TMG) meeting, chaired by our Chief Financial Officer, takes place on a monthly basis to review treasury activities. Its members receive management information relating to these activities.

Treasury operations

The objective of our Treasury activity is to minimise the post-tax net cost of financial operations and reduce its volatility in order to benefit earnings and cash flows. We use a variety of financial instruments to finance our operations and derivative financial instruments to manage market risks from these operations. These derivatives, principally comprising interest rate swaps, foreign exchange forward contracts and swaps, are used to swap borrowings and liquid assets into currencies required for Group purposes and to manage exposure to financial risks from changes in foreign exchange rates and interest rates.

We do not hold or issue derivatives for speculative purposes and GSK’s Treasury policies specifically prohibit such activity. All transactions in financial instruments are undertaken to manage the risks arising from underlying business activities.

Capital management

Our financial strategy, implemented through the Group’s Financial architecture, supports GSK’s strategic priorities and it is regularly reviewed by the Board. We manage the capital structure of the Group through an appropriate mix of debt and equity.

GSK’s long-term credit rating with Standard and Poor’s is A+ (stable outlook) and with Moody’s Investor Services (‘Moody’s’) is A2 (negative outlook). Our short-term credit ratings are A-1 and P-1 with Standard and Poor’s and Moody’s respectively.

Liquidity risk management

Our policy is to borrow centrally in order to meet anticipated funding requirements. Our cash flow forecasts and funding requirements are monitored by the TMG on a monthly basis. Our strategy is to diversify liquidity sources using a range of facilities and to maintain broad access to financial markets.

Each day, we sweep cash from a number of global subsidiaries to central Treasury accounts for liquidity management purposes.

Interest rate risk management

Our objective is to minimise the effective net interest cost and to balance the mix of debt at fixed and floating interest rates over time. The policy on interest rate risk management limits the amount of floating interest payments to a prescribed percentage of operating profit.

78	GSK Annual Report 2016

Group financial review continued

Treasury policies continued

Foreign exchange risk management

Foreign currency transaction exposures arising on external trade flows are not normally hedged. Foreign currency transaction exposures arising on internal trade flows are selectively hedged. Our objective is to minimise the exposure of overseas operating subsidiaries to transaction risk by matching local currency income with local currency costs where possible. GSK’s internal trading transactions are matched centrally and we manage inter-company payment terms to reduce foreign currency risk. Foreign currency cash flows can be hedged selectively under the management of Treasury and the TMG. These include hedges of the foreign exchange risk arising from acquisitions and disposals of assets. Where possible, we manage the cash surpluses or borrowing requirements of subsidiary companies centrally using forward contracts to hedge future repayments back into the originating currency.

In order to reduce foreign currency translation exposure, we seek to denominate borrowings in the currencies of our principal assets and cash flows. These are primarily denominated in US Dollars, Euros and Sterling. Borrowings can be swapped into other currencies as required.

Borrowings denominated in, or swapped into, foreign currencies that match investments in overseas Group assets may be treated as a hedge against the relevant assets. Forward contracts in major currencies are also used to reduce exposure to the Group’s investment in overseas Group assets. The TMG reviews the ratio of borrowings to assets for major currencies monthly.

Counterparty risk management

We set global counterparty limits for each of our banking and investment counterparties based on long-term credit ratings from Moody’s and Standard and Poor’s. Treasury’s usage of these limits is monitored daily by a Corporate Compliance Officer (CCO) who operates independently of Treasury. Any breach of these limits would be reported to the CFO immediately.

The CCO also monitors the credit rating of these counterparties and, when changes in ratings occur, notifies Treasury so that changes can be made to investment levels or to authority limits as appropriate. In addition, relationship banks and their credit ratings are reviewed regularly and a report is presented annually to the TMG for approval.

Strategic report

The Strategic report was approved by the Board of Directors on 13 March 2017 and signed on its behalf by:

Simon Dingemans

Chief Financial Officer

13 March 2017

79	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

80	GSK Annual Report 2016

Chairman’s Governance statement

Last year, we reported the steps taken to refresh our non-executive representation on the Board to address a number of planned retirements. This year, the Board’s primary focus was on executive succession.

Dear Shareholder

I am pleased to present our Corporate Governance Report for 2016.

The Board remains committed to the highest standards of corporate governance and integrity. Our governance structure operates from the Board across the Group, and we believe that it is critical in underpinning our ability to deliver our strategy and to create long-term value for our shareholders.

CEO and executive management succession

Last year, we reported the steps taken to refresh our non-executive representation on the Board to address a number of planned retirements. This year, the Board’s primary focus was on executive succession. The review of Talent and Leadership Strategy has been an annual item of Board and Nominations Committee discussion and oversight. When Sir Andrew Witty indicated, in March 2016, his intention to retire from the Board in early 2017, we were well placed to accelerate an orderly CEO succession and transition plan. The process we followed is described in the report of our Nominations Committee on pages 94 to 96.

The Board was unanimous in supporting the appointment of Emma Walmsley, who previously led GSK’s Consumer Healthcare business, as our new CEO. It was felt that her leadership skills, history of delivering growth and driving performance and fresh thinking made her an ideal choice.

Under Sir Andrew’s leadership, GSK has successfully developed market-leading positions in Vaccines and Consumer Healthcare. These provide excellent platforms for sustainable, long-term growth, and we are confident Emma will successfully build on these strengths and further strengthen the Pharmaceuticals business. Since her appointment as CEO Designate in September 2016, and in the run up to assuming the role of CEO on 1 April 2017, she is focusing completely on the transition. She is spending time with Sir Andrew so he can share his knowledge and experience and make key introductions, while also deepening her understanding of the business, especially R&D, Pharmaceuticals and Vaccines. She has also started to meet with major shareholders to listen to their views on GSK. She will share her strategic overview and vision for the Group later in the year. Details of her induction plan are set out on page 91.

A further change was made to our executive representation on the Board when Dr Moncef Slaoui, Chairman, Global Vaccines, indicated his intention to retire from the Board in 2017. In addition, Dr Patrick Vallance, President, R&D, has been appointed to the Board.

I would like to express my gratitude to both Sir Andrew and Moncef for their dedication and service to GSK over the years and their professionalism and support in facilitating an orderly Board succession process.

81	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Review of our Board governance arrangements

The Board keeps the functioning of its governance framework under regular review. During the year, it made the following enhancements:

Science Committee: The Board decided to establish a Science Committee to look at our science, pipeline and R&D capital allocation priorities. It is chaired by Dr Jesse Goodman, one of our designated Scientific and Medical Experts, and its members all have a background in life sciences from either a specialist or commercial perspective. This matter has been under consideration for some time and the timing of its implementation has been driven by the following considerations:

–	science and innovation underpins each of our businesses in Pharmaceuticals, Vaccines and Consumer Healthcare;

–	our R&D organisation continues to deliver significant innovation for the Group, with a number of decisions for potential new medicines and vaccines coming up in the next two years. This Committee can help bring a greater focus to the Board’s deliberations on R&D at a critical phase for the company;

–	the Board is looking to further increase its scientific capabilities with a search for a third Scientific and Medical Expert and establishing this Committee is in step with this approach.

Finance Committee: After reviewing the role of our Finance Committee, the Board decided that a specific committee was no longer required. Its responsibilities have been reassigned to the Board or our Audit & Risk Committee.

Culture and values

As Chairman, I am responsible for leading and ensuring we have an effective Board. I also actively encourage a culture and environment in the boardroom that facilitates debate and where our Non-Executive Directors are able to provide constructive challenge to management. I am pleased to advise that I believe the Board is hardworking and engaged, with an appropriate balance of skills and experience. The newer appointees are bringing fresh insights and perspectives to further improve our decision making. Our recent annual Board evaluation exercise was carried out by the Company Secretary and centred on identifying further performance improvements. The evaluation outcomes are set out on page 92. Our 2017 Board evaluation will be undertaken by an independent external Board review specialist. The last such independent evaluation was carried out in 2014.

No less important for myself, in setting the tone of the organisation from the top, is promoting the values-based conduct and behaviours of our people that flow from the Boardroom through every artery of the business.

I seek to ensure that everything that we as a Board do is guided by our commitment to our values and to being in compliance with the local laws and regulations within which we operate. GSK’s Code of Conduct (Code) draws together a number of our key policies that lay the foundations of these commitments and provides a working guide for the way in which we apply our values across our global operations.

Indeed, the Board felt it was important to lead by example and has chosen to undertake the same annual training on our Code obligations as our employees. The latest version of the Code, which was updated and strengthened in April 2016, is available in the governance area of www.gsk.com.

UK Corporate Governance Code compliance

I am pleased to report that we were in full compliance with the requirements of the Financial Reporting Council’s 2014 UK Corporate Governance Code (UK Code) – a copy of the UK Code is available on www.frc.org.uk. The following pages outline our approach to corporate governance.

I commend this report to all of our shareholders.

Philip Hampton

Chairman

13 March 2017

82	GSK Annual Report 2016

Our Board

Sir Philip Hampton 63

Non-Executive Chairman

Nationality

British

Appointed

1 January 2015. Deputy Chairman from 1 April 2015 and Non-Executive Chairman from 7 May 2015

Skills and experience

Prior to joining GSK, Sir Philip chaired major FTSE 100 companies, including The Royal Bank of Scotland Group plc and J Sainsbury plc. He has also served as Group Finance Director at Lloyds TSB Group, BT Group plc, BG Group plc, British Gas plc and British Steel plc. Sir Philip was previously appointed an Executive Director of Lazards and a Non-Executive Director at RMC Group Plc and Belgacom SA. Until 2009, he was Chairman of UK Financial Investments Limited, which manages the UK Government’s shareholdings in banks.

External appointments

Sir Philip is currently the Senior Independent Director of Anglo American Plc, Chairman of its Remuneration Committee and member of its Audit Committee. Sir Philip is also Chair of the Hampton-Alexander Review on FTSE Women Leaders, an independent review on improving gender balance in FTSE leadership.

Sir Andrew Witty 52

Chief Executive Officer

Nationality

British

Appointed

31 January 2008. Chief Executive Officer from 21 May 2008. Sir Andrew is retiring from the Board on 31 March 2017.

Skills and experience

Sir Andrew joined GSK in 1985. He has worked in the UK, South Africa, the US and Singapore in various senior roles. In 2003, he was appointed President of Europe and joined GSK’s Corporate Executive Team. Andrew has served in numerous advisory roles to Governments around the world, including South Africa, Singapore, Guangzhou China and the UK, where he was a member of the Prime Minister’s Business Advisory Group from 2010-2015. He was awarded a Knighthood for services to the economy and to the UK pharmaceutical industry in the 2012 New Year Honours List.

External appointments

Sir Andrew is a UK Business Ambassador and serves on the China-Britain Business Council Advisory Council and the EDB International Advisory Committee, Singapore. Sir Andrew is also Co-Chair of a UK EU Life Sciences Steering Group to advise the UK Government on life science priorities in the context of the UK leaving the EU, Visiting Professor to the Institute of Global Health Innovation at Imperial College, London, and Chancellor of the University of Nottingham.

83	GSK Annual Report 2016	Strategic report
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Emma Walmsley 47	Simon Dingemans 53	Dr Moncef Slaoui 57	Dr Patrick Vallance 56
CEO Designate	Chief Financial Officer	Chairman, Global Vaccines	President, R&D

Nationality	Nationality	Nationality	Nationality
British	British	Moroccan, Belgian & American	British
Appointed	Appointed	Appointed	Appointed
1 January 2017. Chief Executive Officer from 1 April 2017	4 January 2011. Chief Financial Officer from 1 April 2011	17 May 2006. Moncef is retiring from the Board on 31 March 2017.

1 January 2017

Skills and experience

Patrick joined GSK in 2006 as

Head of Drug Discovery and was subsequently appointed Senior Vice President, Medicines Discovery and Development. He has been a member of GSK’s Corporate Executive Team since 2010 and was appointed President, Pharmaceuticals R&D in January 2012. Patrick joined the GSK Board on 1 January 2017.

Prior to joining GSK, Patrick was a clinical academic and, as Professor of Medicine, led the Division of Medicine at University College London. He has over 20 years’ experience of research clinical medicine, general internal medicine, cardiovascular medicine and clinical pharmacology. He was elected to the Academy of Medical Sciences in 1999.

External appointments

Patrick is a Non-Executive Director of Genome Research Limited and UK Biobank.

Skills and experience	Skills and experience	Skills and experience

Emma joined GSK in 2010 with responsibility for Consumer Healthcare, Europe and was subsequently appointed President of GlaxoSmithKline Consumer Healthcare. She has been a member of GSK’s Corporate Executive Team since 2011 and, in 2015, was appointed CEO of GSK Consumer Healthcare, a joint venture between GSK and Novartis. Emma joined the GSK Board on 1 January 2017 and will formally succeed Sir Andrew Witty as GSK CEO when he retires on 31 March 2017.

Prior to joining GSK, Emma worked with L’Oreal for 17 years where she held a variety of marketing and general management roles in Paris, London and New York. From 2007, she was based in Shanghai as General Manager, Consumer Products for L’Oreal China. Emma was a Non-Executive Director of Diageo plc from 1 January to 21 September 2016. She holds an MA in Classics and Modern Languages from Oxford University.

External appointments

None

Prior to joining GSK, Simon had over 25 years of experience in investment banking at SG Warburg and Goldman Sachs. Simon advised GSK for over a decade before his appointment and was closely involved in a number of GSK’s key strategic projects.

External appointments

Simon is Deputy Chairman of the 100 Group of Finance Directors, having been Chairman from 2014 to early 2017.

Moncef joined GSK Vaccines in 1988 where he engineered the development of a robust vaccines pipeline. He then led Worldwide Business Development for pharmaceutical products before his appointment to lead R&D in 2006. He was given overall responsibility for GSK’s Oncology Business in 2010; for GSK Vaccines in 2011; and for all Global Franchises in 2012. Moncef is Chairman of the Board of Directors of Galvani Bioelectronics, the company launched in November 2016 that GSK jointly owns with Verily Life Sciences.

Moncef has advised the US President’s Council of Advisors on Science and Technology, was a member of the Board of the Agency for Science, Technology & Research (A*STAR) until January 2011, the PhRMA Foundation Board from 2008 to 2016 and the Advisory Committee to the Director of National Institutes of Health from 2011 to 2016.

He has a PhD in Molecular Biology and Immunology from Université Libre de Bruxelles and has published more than 100 scientific papers and presentations. Prior to joining GSK, Moncef was Professor of Immunology at the University of Mons, Belgium.

External appointments

Moncef is a member of the Biotechnology Industry Organization Board in the US. He is also an adviser to the Qatar Foundation, and a member of the Qatar Biomedical Research Institute Scientific Advisory Committee. Moncef serves as a Non-Executive Director for the International AIDS Vaccine Initiative (IAVI) and is a member of the Board of Artizan Biosciences Inc.

84	GSK Annual Report 2016

Our Board continued

Manvinder Singh (Vindi) Banga 62

Senior Independent

Non-Executive Director

Nationality

Indian

Appointed

1 September 2015 and as Senior Independent Non-Executive Director from 5 May 2016

Skills and experience

Prior to joining GSK, Vindi spent 33 years at Unilever plc, where his last role (amongst several senior positions) was President of the Global Foods, Home and Personal Care businesses, and he was a member of the Unilever Executive Board. Vindi sat on the Prime Minister of India’s Council of Trade & Industry from 2004 to 2014, and was on the Board of Governors of the Indian Institute of Management (IIM), Ahmedabad. Vindi is also the recipient of the Padma Bhushan, one of India’s highest civilian honours. Between 2015 and 2016, Vindi was a Non-Executive Director of Thomson Reuters Corp and a member of its HR committee.

External appointments

Vindi is a Partner at private equity investment firm Clayton Dubilier & Rice. He is also Chairman of the Supervisory Board of Mauser Group, Chairman of Kalle GmbH, Senior Independent Director of Marks & Spencer Group plc and a member of its Nominations and Remuneration Committees. Vindi is on the Governing Board of the Indian School of Business (ISB), Hyderabad, and is a member of the Indo UK CEO Forum.

Professor Sir Roy Anderson 69

Independent Non-Executive Director & Scientific Expert

Nationality

British

Appointed

1 October 2007

Skills and experience

Professor Sir Roy is a world-renowned medical scientist with advanced knowledge of infectious disease epidemiology, and is currently Professor of Infectious Disease in the Faculty of Medicine, Imperial College, London. He is a Fellow of the Royal Society, the Academy of Medical Sciences and the Royal Statistical Society. He is an Honorary Fellow of the Institute of Actuaries and a Foreign Associate Member of the National Academy of Medicine at the US National Academy of Sciences and the French Academy of Sciences. Professor Sir Roy brings scientific expertise to the Board’s deliberations.

External appointments

Professor Sir Roy is a member of the International Advisory Board of Holdingham Group and he is a member of the Science Advisory Board of the Natural History Museum, London. He is also a member of the Vaccine International Advisory Board (VACCIAB) of AJ Pharma Holding Sdn. Bhd in Malaysia, the International Alzheimer’s Consortium at Harvard University, Boston, and Chairman of the Scientific Advisory Board (SAB) of the Netherlands Centre for One Health (NCOH).

Dr Vivienne Cox 57

Independent Non-Executive Director

Nationality

British

Appointed

1 July 2016

Skills and experience

Vivienne has wide experience of business gained in the energy, natural resources and publishing sectors. She also has a deep understanding of regulatory and government relationships. She worked for BP plc for 28 years, in Britain and Continental Europe, in posts including Executive Vice President and Chief Executive of BP’s gas, power and renewable business and its alternative energy unit. Vivienne was previously a Non-Executive Director of BG Group plc and Rio Tinto plc. Vivienne was appointed Commander of the Order of the British Empire in the 2016 New Year Honours for services to the UK Economy and Sustainability.

External appointments

Vivienne is Senior Independent Director of Pearson plc, a Non- Executive Director of Stena International and Chairman of the Supervisory Board of Vallourec, a supplier to the energy industry. She is also Lead Independent Director at the UK Government’s Department for International Development.

Lynn Elsenhans 60

Independent Non-Executive Director

Nationality

American

Appointed

1 July 2012

Skills and experience

Lynn has a wealth of experience of running a global business and significant knowledge of the global markets in which GSK operates. She served as Chair, President and Chief Executive Officer of Sunoco Inc. from 2009 to 2012. Prior to joining Sunoco in 2008 as President and Chief Executive Officer, Lynn worked for Royal Dutch Shell, which she joined in 1980, and where she held a number of senior roles, including Executive Vice President, Global Manufacturing from 2005 to 2008.

External appointments

Lynn is a Non-Executive Director of Baker Hughes Inc. and Flowserve Corporation, a Director of the Texas Medical Center, and a Non-Executive Director of The First Tee of Greater Houston. She is also a Trustee of the United Way of Greater Houston.

85	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Dr Jesse Goodman 65

Independent Non-Executive Director & Scientific Expert

Nationality

American

Appointed

1 January 2016

Skills and experience

Dr Goodman previously served in senior leadership positions at the US Food and Drug Administration (FDA), including most recently as the FDA’s Chief Scientist and previously as Deputy Commissioner for Science and Public Health and as Director of the Center for Biologics Evaluation and Research (CBER).

Dr Goodman played a leadership role in developing the FDA’s Regulatory Science and Medical Countermeasures Initiatives and has worked collaboratively with industry, academia, government and global public health and regulatory partners to prepare for and respond to major public health threats, including emerging infectious diseases, disasters and terrorism. He led the FDA’s response to West Nile Virus and to the 2009 H1N1 influenza pandemic and served on the Senior Leadership Team for the 2010 White House Medical Countermeasure Review. Dr Goodman brings scientific and public health expertise to the Board’s deliberations.

External appointments

Dr Goodman, currently Professor of Medicine at Georgetown University, directs the Georgetown University Center on Medical Product Access, Safety and Stewardship (COMPASS) and is an active clinician who serves as Attending Physician in Infectious Diseases. He also serves as President and Member of the Board of the United States Pharmacopeia (USP) and as a member of the Scientific Advisory Board (SAB) of the Coalition for Epidemic Preparedness Innovations (CEPI).

Judy Lewent 68

Independent Non-Executive Director

Nationality

American

Appointed

1 April 2011

Skills and experience

Judy has extensive knowledge of the global pharmaceutical industry and of corporate finance, having joined Merck & Co in 1980 and then served as Chief Financial Officer from 1990 to 2007 when she retired. Judy was previously a Non-Executive Director of Purdue Pharma Inc, Napp Pharmaceutical Holdings Limited and certain Mundipharma International Limited companies until 31 December 2014. Judy previously served as a Non- Executive Director of Dell Inc., Quaker Oats Company and Motorola Inc.

The Board has determined that Judy has recent and relevant financial experience, and agreed that she has the appropriate qualifications and background to be an audit committee financial expert.

External appointments

Judy is a Non-Executive Director of Thermo Fisher Scientific Inc and Motorola Solutions Inc. She is also a Trustee of the Rockefeller Family Trust and Chairperson of the Audit Committee of Rockefeller Financial Services, a life member of the Massachusetts Institute of Technology Corporation and a member of the American Academy of Arts and Sciences.

Urs Rohner 57

Independent Non-Executive Director

Nationality

Swiss

Appointed

1 January 2015

Skills and experience

Urs has a broad range of business and legal experience having served as Chairman on a number of Boards, most recently for Credit Suisse, a world-leading financial services company. Prior to joining Credit Suisse in 2004, Urs served as Chairman of the Executive Board and CEO of ProSieben and ProSiebenSat.1 Media AG. This followed a number of years in private practice at major law firms in Switzerland and the US, having been admitted to the bars of the canton of Zurich in 1986 and the state of New York in 1990.

External appointments

Urs is currently Chairman of the Board of Credit Suisse Group AG and of the Chairman’s and Governance Committee. He is also Chairman and member of the Board of Trustees of Credit Suisse Research Institute and Credit Suisse Foundation. Urs was appointed Vice-Chairman of the Governing Board of the Swiss Bankers Association in 2015.

Other Board members

Sir Deryck Maughan was Senior Independent Non- Executive Director and a member of the Nominations, Audit & Risk and Remuneration Committees until his retirement from the Board on 5 May 2016.

Dr Stephanie Burns was an Independent Non-Executive Director and a member of the Remuneration and Corporate Responsibility Committees until her retirement from the Board on 5 May 2016.

Dr Daniel Podolsky was an Independent Non-Executive Director and a member of the Audit & Risk and Corporate Responsibility Committees until his retirement from the Board on 5 May 2016.

Hans Wijers was an Independent Non-Executive Director and a member of the Remuneration and Corporate Responsibility Committees until his retirement from the Board on 5 May 2016.

Stacey Cartwright was an Independent Non-Executive Director and a member of the Audit & Risk Committee until her retirement from the Board on 31 December 2016.

86	GSK Annual Report 2016

Our Corporate Executive Team

1.	Sir Andrew Witty
Chief Executive Officer

2.	Emma Walmsley
CEO Designate

3.	Simon Dingemans
Chief Financial Officer

4.	Patrick Vallance
President, R&D

For biographical details, see pages 82 and 83.

David Redfern

Chief Strategy Officer

David joined CET as Chief Strategy Officer in 2008 and is responsible for corporate development and strategic planning. He was appointed Chairman of the Board of ViiV Healthcare Ltd. in April 2011 and a Non-Executive Director of Aspen Pharmacare Ltd.

Previously, he was Senior Vice President, Northern Europe with responsibility for GSK’s pharmaceutical businesses in that region and, prior to that, was Senior Vice President for Central and Eastern Europe. David joined GSK in 1994.

David has a Bachelor of Science degree from Bristol University in the UK and is a Chartered Accountant.

Claire Thomas

Senior Vice President, Human Resources

Claire was appointed to CET as Senior Vice President, Human Resources in 2008.

Claire joined the company in 1996 as Senior Manager, Human Resources, Sales and Marketing Group, UK Pharmaceuticals before becoming Director of Human Resources for UK Pharmaceuticals in 1997. She was appointed Senior Vice President, Human Resources, Pharmaceuticals Europe in 2001, and Senior Vice President, Human Resources, Pharmaceuticals International in 2006.

Prior to GSK, she worked for Ford Motor Company, holding various positions in Human Resources.

Claire has a Bachelor of Science degree in Economics, Management and Industrial Relations from the University of Wales.

Abbas Hussain

President, Global Pharmaceuticals

Abbas joined CET in 2008 and was appointed President, Global Pharmaceuticals in 2014, having joined the company as President, Emerging Markets & Asia Pacific in 2008. He joined the ViiV Healthcare Ltd Board in October 2009.

Previously, he spent 20 years at Eli Lilly where he held positions including President, Europe. He also worked for Eli Lilly in Australia, the US, India, Turkey and Germany in several roles, including business development, sales and marketing, and management.

He has a degree in Medicinal Chemistry & Pharmacology from Loughborough University and was born in Madras, India.

In January 2017, GSK announced Abbas’ decision to leave the company later in the year.

Dan Troy

Senior Vice President & General Counsel

Dan joined GSK and CET as Senior Vice President & General Counsel in 2008.

He was previously a Partner at the Washington law firm Sidley Austin LLP, where he principally represented pharmaceutical companies and trade associations on matters related to the US Food and Drug Administration (FDA) and government regulations. Dan was formerly Chief Counsel for the FDA.

Dan holds a B.S. in Industrial and Labor Relations from Cornell University and a J.D. from Columbia University School of Law. He chairs the US Chamber of Commerce Litigation Center.

87	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Phil Thomson

Senior Vice President, Communications and Government Affairs

Phil joined CET in 2011 and was appointed Senior Vice President, Communications and Government Affairs in 2014. He has responsibility for Media Relations, Investor Relations, Corporate Responsibility, Internal Communications, Product Communications, Government Affairs and GSK’s Global Brand and Community Partnerships.

He joined the company as a commercial trainee in 1996, moving from pharmaceutical brand marketing to product communications. In 1999, he became Director of Media Relations and was then Director, Investor Relations from 2001 to 2004, when he returned to Corporate Media Relations as Vice President.

In July 2016, he became a Co-Opted Member of the China-Britain Business Council.

Phil earned his degree in English and History from Durham University.

Roger Connor

President, Global Manufacturing & Supply

Roger joined CET in 2012 and was appointed President, Global Manufacturing & Supply (GMS) in 2013, after working for a year as President Designate, GMS. Roger joined GSK in 1998 from AstraZeneca and worked in a number of finance and manufacturing strategy roles. Prior to his current position, he was Vice President, Office of the CEO and Corporate Strategy, from February 2010.

He holds a degree in Mechanical and Manufacturing Engineering from Queen’s University Belfast and a Masters in Manufacturing Leadership from Cambridge University. He is also a Chartered Accountant.

Nick Hirons

Senior Vice President, Global Ethics and Compliance

Nick was appointed to CET in 2014 as Senior Vice President, Global Ethics and Compliance, responsible for compliance, risk management and corporate security and investigations.

Nick joined GSK in 1994 as an International Auditor. He was later Head of Audit & Assurance, where he combined five audit functions into an independent team with a common risk-based methodology. In 2013, Nick relocated to China to establish a governance model for our China business that created a consistent approach to compliance.

Nick is a fellow of the Chartered Institute of Management Accountants.

Luc Debruyne

President, Global Vaccines

Brian McNamara

CEO, GSK Consumer Healthcare

Luc joined CET in 2016 as President, Global Vaccines, a role he has held since 2013. He joined GSK in 1991 and worked as a commercial strategy director in R&D, before leading the European Commercial Centre of Excellence in 2005. In 2006, Luc became General Manager of the Netherlands and then in 2010 Senior Vice President and General Manager in Italy. In 2012, he was appointed Senior Vice President, Pharma Europe, prior to his current role. Luc is a member of the International Federation of Pharmaceutical Manufacturers & Associations (IFPMA) Vaccines CEO Roundtable, as well as the Management Committee of the Belgian Federation of Enterprises.

He holds a Master’s degree in Physical Education from University of Leuven.

Brian joined CET in 2016, when he was appointed CEO, GSK Consumer Healthcare. Brian joined GSK in March 2015 as Head of Europe and Americas for GSK Consumer Healthcare, following the creation of a joint venture between GSK and Novartis. Previously, he was head of Novartis’s OTC division. Brian began his career at Procter and Gamble. He is a board member of the World Self-Medication Industry Association.

He earned an undergraduate degree in Electrical Engineering from Union College in New York and an MBA in Finance from the University of Cincinnati.

Further information

During the year Dr Moncef Slaoui was a member of CET and stood down on 31 December 2016 (see page 83).

In January 2017, Luke Miels was appointed President, Global Pharmaceuticals; his start date with GSK is to be confirmed.

88	GSK Annual Report 2016

Corporate Governance continued

Leadership and effectiveness

Corporate governance framework

The Board has a coherent corporate governance framework with clearly defined responsibilities and accountabilities. The framework is designed to safeguard and enhance long-term shareholder value and to provide a robust platform to realise the Group’s strategy to Grow, Deliver and Simplify. Our internal control and risk management arrangements, which are described on pages 18 to 19 and 98 to 99 and 105 to 106, are an integral part of GSK’s governance framework.

For the Board to operate effectively and to give full consideration to key matters, Board Committees have been established as set out below.

2016 Board and Committee meeting attendance

	Board		Audit & Risk		Remuneration		Nominations		Corporate Responsibility

Members	Attended	Maximum possible	Attended	Maximum possible	Attended	Maximum possible	Attended	Maximum possible	Attended	Maximum possible
Sir Philip Hampton	6	6					6	6
Sir Andrew Witty	6	6
Simon Dingemans	6	6
Dr Moncef Slaoui	6	6
Professor Sir Roy Anderson	6	6					6	6	4	4
Vindi Banga	6	6	6	6	5	5	5	6
Dr Vivienne Cox Appointed on 1 July 2016	3	3							3	3
Lynn Elsenhans	6	6	6	6			6	6	4	4
Dr Jesse Goodman	6	6							4	4
Judy Lewent	6	6	6	6	5	5	6	6
Urs Rohner	5	6			4	5
Stacey Cartwright Retired on 31 December 2016	5	6	5	6
Dr Stephanie Burns Retired on 5 May 2016	3	3			2	2			1	1
Sir Deryck Maughan Retired on 5 May 2016	2	3	2	3	2	2	2	3
Dr Daniel Podolsky Retired on 5 May 2016	2	3	2	3					1	1
Hans Wijers Retired on 5 May 2016	3	3			2	2			1	1

Details of other regular attendees at Committee meetings, such as the Chairman, CEO and other Executive Directors, are set out in the reports of our Committees. These reports are included later in the Corporate Governance Report.

89	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

2016 Board programme

Areas of focus			Strategic priorities link

Strategy	The Board’s oversight of the execution of our strategy included:

	–	Reports from our principal businesses, R&D, and GMS organisations

	–	Discussion and approval of the strategic combination with Verily Life Sciences to develop bioelectronic medicines, resulting in the Galvani joint venture

	–	Holding a joint Board & CET strategy day to discuss the evolution of our strategy, external landscape changes, competitor advantage and governance arrangements

	–	Reports on our pensions, insurance, tax and treasury strategies

	–	Review of our R&D pipeline and new products

	–	Review of our ViiV Healthcare joint venture

Performance	During the year, the Board regularly discussed:

	–	Reports from the CEO, the heads of our principal businesses and R&D and GMS organisations

	–	The Group’s financial performance

	–	The annual budget and forward looking three year plan

	–	Progress on our Finance transformation programme to enhance our processes and service capabilities

	–	Brexit impacts and planning

Governance	The Board undertook the following corporate governance duties:

	–	Received reports from Board Committees

	–	Approved the 2015 Annual Report

	–	AGM preparation

	–	Considered observations and actions from the internal evaluation of the Board’s performance

	–	Received reports on corporate governance and regulatory developments

	–	Training on our Corporate Integrity Agreement (CIA), the new Market Abuse Regulations (MAR), and our updated Code of Conduct

	–	Approved the appointment of new CEO and Directors

	–	Approved the appointment of new auditor with effect from 2018

Talent and succession	The Head of HR briefed the Board on:

	–	the Talent and Leadership Development strategy

Strategy key:	Grow	Deliver	Simplify

90	GSK Annual Report 2016

Corporate Governance continued

Leadership and effectiveness continued

Key Board roles and responsibilities

Strong leadership
Chairman
Philip Hampton
–	Leads and manages the business of the Board
–	Provides direction and focus
–	Ensures clear structure for effective operation of the Board and its Committees
–	Sets Board agenda and ensures sufficient time is allocated to promote effective debate and support sound decision making
–	Ensures the Board receives precise, timely and clear information
–	Meets with each Non-Executive Director on an annual basis to discuss individual contributions and performance, together with training and development needs
–	Shares peer feedback that is provided as part of the Board evaluation process
–	Meets with all the Non-Executive Directors independently of the Executive Directors
–	Leads discussions with shareholders to whom he is responsible for the Group’s performance
–	Satisfied the Financial Reporting Council’s UK Corporate Governance Code independence test on appointment.

The Chairman’s role description is available on www.gsk.com

Chief Executive Officer Sir Andrew Witty
–	Is responsible for the management of the business
–	Develops the Group’s strategic direction for consideration and approval by the Board
–	Implements the agreed strategy
–	Is supported by members of the Corporate Executive Team.

The Chief Executive Officer’s role description is available on www.gsk.com

Independent oversight and rigorous challenge

Non-Executive Directors

–	Provide a strong independent element to the Board
–	Constructively support and challenge management and scrutinise their performance in meeting agreed deliverables
–	Shape proposals on strategy and management
–	Each has a letter of appointment setting out the terms and conditions of their directorship
–	Devote such time as is necessary to the proper performance of their duties
–	Are expected to attend all Board meetings and additional meetings as required.

Independence statement

The Board considers all of its Non-Executive Directors who are identified on pages 84 to 85, including Professor Sir Roy Anderson with tenure of more than nine years, to demonstrate an appropriate degree of independence in character and judgement and to be free from any business or other relationship which could materially interfere with the exercise of their judgement. The independence and commitment of those Non-Executive Directors who have served on the Board for over six years has been subjected to a rigorous review.

Senior Independent Non-Executive Director
Vindi Banga

–	Acts as a sounding board for the Chairman and a trusted intermediary for other Directors
–	Leads the review annually of the Chairman’s performance, canvassing views from the Non-Executive Directors collectively
–	Discusses the results of the Chairman’s effectiveness review with the Chairman
–	Leads the search and appointment process and recommendation to the Board of a new Chairman
–	Acts as an additional point of contact for shareholders
–	In doing so, maintains an understanding of the issues and concerns of major shareholders through briefings from the Investor Relations team and the Company Secretary.

The Senior Independent Non-Executive Director’s role description is available on www.gsk.com

91	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Board induction

The Company Secretary assists the Chairman in individually designing and facilitating induction programmes for new Directors. They are designed with the purpose of orientating and familiarising new Directors with our industry, organisation, governance and strategy to Grow, Deliver & Simplify. During the year, Emma Walmsley, our CEO Designate, Dr Jesse Goodman, a new US-based Science and Medical Expert, and Dr Vivienne Cox, a highly experienced UK-based Non-Executive Director, were all appointed to the Board.

Each new Director receives a general induction. A personalised induction is then devised which is individually tailored to each new Director’s background, education, experience and role.

Customised Executive Director induction

CEO Designate
Emma Walmsley

–	Maximise handover opportunity with CEO
–	Continue to build knowledge of business and external environment
–	Engage broadly across the business and externally in ‘listening’ mode
–	Define her leadership brand as CEO
–	Finalise her strategy, its narrative and financial plan
–	Define the culture/ways of working for the CET and the wider GSK Group
–	Legal responsibilities and duties of a CEO

Customised Non-Executive Director induction

Dr Jesse Goodman Scientific & Medical Expert	Dr Vivienne Cox

– R&D and Vaccines deep dives	– Briefing on US business and commercial model
– Site visits to: Ware, Stevenage and Wavre	– Site visits to: Ware, Stevenage and Wavre
– Corporate Responsibility Committee induction	– Remuneration and Corporate Responsibility Committee inductions

Board, business awareness and training

To ensure that our Non-Executive Directors develop and maintain a greater insight and understanding of the business, they are invited to attend internal management meetings, including meetings of the CET, Research Advisory Board, the Research & Development Management Team (RDMT), the Portfolio and Discovery Investment Boards, the Global Pharma Operations Committee, the US Commercial Leadership Team and the Risk Oversight and Compliance Council (ROCC). They also meet employees informally during visits to the Group’s operations and at receptions held around Board meetings.

The Chairman meets with each Director annually on a one-to-one basis to discuss his or her ongoing training and development requirements. The Board is kept up-to-date on legal, regulatory and governance matters through regular papers and briefings from the Company Secretary and presentations by internal and external advisers.

During 2016, the Board members undertook specific refresher training on GSK’s CIA and on the new MAR regulations, and agreed to undertake training on GSK’s Code of Conduct .

92	GSK Annual Report 2016

Corporate Governance continued

Leadership and effectiveness continued

2016 Internal evaluation of the Board

Internally facilitated by the Company Secretary at the Chairman's request.

She prepared an online survey comprising a small number of focused questions.

Phase one
Preparation

Phase two
Interviews

The Company Secretary had follow-up face-to-face or telephone interviews with Board members to discuss their responses and to invite members to provide any clarifications and further insights and perspectives on the performance of the Board.

Phase three
Review

The Company Secretary drew all the responses together from the information gathering stages of the evaluation process and discussed them with the Chairman.

Phase four
Outcomes

The Company Secretary prepared a Board paper for the January 2017 meeting that formed the basis of the discussions with the Board. Learning points/successes and areas of focus for the Board were identified and are set out below.

Successes

- The CEO succession process had been a comprehensive, reflective and informative process, which concluded successfully to schedule.
- Work to increase the Board's visibility and understanding of the pipeline and R&D organisation had been appreciated.
- The creation and establishment of the Science Committee would further enhance the Board's oversight of the Group's R&D.
- New Board members had settled in quickly and made immediate and positive contributions following comprehensive inductions.
- The Board had successfully created increased opportunity for strategic debate.

Areas of focus for 2017

- Create more opportunities for deeper strategic discussions, particularly on the evolution of the pharmaceuticals industry, the competitive landscape, therapy areas and GSK culture and performance.
- Identify ways to further improve the Board's decision making.
- Further increase Board oversight of science and innovation in collaboration with the new Science Committee.
- Consider how data from the new IT systems can contribute to greater understanding and hence help evolve the business strategy.

93	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

2016 Board performance action points

Progress against the conclusions of the 2015 Board evaluation review, internally facilitated by our Company Secretary, is set out below.

Action points			Progress/Achievements

Strategy	–	Assist newer Directors with additional background briefing materials ahead of debates on strategy.	Additional materials are now provided on the company’s Board portal.

	–	Arrange more regular discussion of medium and longer term strategy with fresh insights from different perspectives.	The Board agenda was compiled to include more opportunities to consider strategy from different perspectives.
	–	Implement suggestions to further enhance the effectiveness of the annual Board & CET strategy meetings.	The Board provided positive feedback on the 2016 meetings held at the newly acquired Siena sites.

Executive succession and NED refreshment	–	Further increase the focus on executive succession plans and ensure the effectiveness of the disaster recovery plan.	The Board was well positioned to operate its executive succession plans, that resulted in appointments to the Board and CET. These are described in more detail in the report of the Nominations Committee on pages 94 to 96.

	– –	Consider alternative suggestions for Non-Executive Director refreshment.	New approaches to identifying potential scientific and medical experts were utilised during 2016, supported by external recruitment experts.

Deep dives and sites visits	–	Consider further deep dives particularly on: R&D strategy and pipeline, product launches, US pricing, joint ventures, new business models and GMS.	The 2016 Board meeting programme was adjusted to consider these matters during the year.

	–	Consider holding one site visit to an operational site each year.

The joint Board & CET strategy meetings in September 2016 were held in Siena, Italy at the manufacturing and R&D facilities acquired as a result of the Novartis transaction. The Board had the opportunity to meet employees and were able to learn at first-hand how these facilities, people and processes had been integrated into the wider Group.

Shareholders	–	Review and look to further enhance how the company communicates with shareholders.	During the year, the Board and Audit & Risk Committee continued, to enhance quarterly reporting to assist shareholders understanding of the company’s performance and standing.

Board materials and logistics	–	Continue the drive to make Board/Committee materials more concise and also effective in highlighting issues and concerns.

	–	Aim to have less presentation time and more time for discussion and debate at meetings.	The Chairman, Committee Chairmen and the Company Secretary focused on these issues in the preparations for, and when chairing, meetings during 2016.
	–	Allow for social time for Board members to get to know each other better given the number of new Board members.

94	GSK Annual Report 2016

Corporate Governance continued

Leadership and effectiveness continued

Nominations Committee Report

Role	Philip Hampton Nominations Committee Chairman

The Committee reviews and recommends to the Board:

–     the structure, size and composition of the Board and the appointment of Directors, members to the Board Committees and the CET

–     succession to the Board and the CET.

Membership

Committee members	Committee member since

Philip Hampton Chairman	27 January 2015

Professor Sir Roy Anderson	1 October 2012

Vindi Banga	1 January 2016

Lynn Elsenhans	27 January 2015

Judy Lewent	8 May 2014

Urs Rohner	1 January 2017

Sir Deryck Maughan	9 July 2009 to 5 May 2016

Details of the Committee members’ skills and experience are given in their biographies under ‘Our Board’ on pages 84 to 85. See page 88 for Committee member attendance levels.
The Company Secretary is Secretary to the Committee and attends all meetings. Other attendees at Committee meetings may include:

Attendees	Regular attendee	Attends as required

Chief Executive Officer	✓

Head of Human Resources	✓

Appropriate external advisers		✓

Dear shareholder

2016 was a busy year for the Committee.

Our CEO, Sir Andrew Witty, indicated in March 2016, his intention to retire from the Board in early 2017, after nearly 10 years as CEO and almost 32 years with GSK. Our principal focus for 2016 then became the CEO succession process and related executive management succession planning.

CEO and executive management succession

The Committee has for some years annually scrutinised the robustness of succession planning arrangements for the Executive Directors and each executive management role. The annual review of Talent and Leadership Strategy has been a key and regular item of Board and Committee discussion and oversight. The overall aim of this process is for the Board and Committee to seek assurance that there is a continuous and adequate supply of high-quality internal candidates to potentially step up to the Board and CET as required.

The Committee engaged Egon Zehnder and Korn Ferry, who specialise in the recruitment of high calibre Board directors. Using both firms ensured that the review process could be truly global and no companies were inaccessible.

The Committee, with full participation of all the Non-Executive Directors, then spent time considering the future strategic direction of the company and, with input from the executive recruitment firms, compiled a CEO role profile. The profile contained a brief of the requirements and the desired skill-set that a potential successor to Sir Andrew would need. This brief was drafted to emphasise the importance that the Board and Committee placed on the CEO being a great business leader and team builder.

The executive recruitment firms then initiated global searches against this agreed profile across all large global pharmaceutical and healthcare companies. This yielded a pool of internal and external candidates which was reduced to a shortlist of potential candidates. The firms reported regularly to the Committee as the process progressed.

The shortlisted internal and external candidates then met with key Board members first and were subjected to interviews, continuous assessments and reviews over an extended period. Each Non-Executive Director then met each shortlisted candidate at least once.

This culminated in one-to-one discussions between me and each of our Non-Executive Directors to seek their views on the candidates. I was very pleased that each Non-Executive Director made it clear that they considered that the right candidate to succeed Sir Andrew was Emma Walmsley, CEO of GSK’s Consumer Healthcare division. The Committee then met to agree a proposal for the Board to recommend Emma’s appointment as CEO Designate.

The recommendation received unanimous Board approval and on

20 September 2016 it was announced that Emma would join the Board as an Executive Director with effect from 1 January 2017 and would become CEO with effect from 1 April 2017.

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Investor information

Nominations Committee Report continued

The Committee was well-positioned to appoint Emma’s successor and Brian McNamara, Head of Americas and Europe for GSK Consumer Healthcare, succeeded her at the end of September 2016. Brian became a CET member with immediate effect. He joined GSK in March 2015 after the completion of the Novartis transaction.

Since 1 October, Emma has focused her attention completely on her transition into the role of GSK’s next CEO. Details of her transition and induction arrangements can be found on page 91.

During the year, the Committee also conducted a search and appointment process for a new Executive Director when Dr Moncef Slaoui, our Chairman, Global Vaccines, indicated in June 2016 his intention to retire from the company in 2017 after over 10 years on the Board and 28 years with GSK. Moncef will step down from the Board on 31 March 2017 and will retire from the company on 30 June 2017.

The Committee recommended Dr Patrick Vallance’s appointment to the Board and on 19 December the Board approved Patrick’s appointment. He joined the Board as an Executive Director on

1 January 2017.

In addition, Luc Debruyne, our President, Global Vaccines, since 2013, was appointed a CET member in September 2016 in anticipation of Dr Slaoui’s retirement from the CET in December 2016.

Luke Miels has been appointed President, Global Pharmaceuticals and will join GSK and the CET later this year from AstraZeneca where he was Executive Vice President of their European business.

Abbas Hussain, President, Global Pharmaceuticals has decided to leave the company after serving nine years on the CET, and he has agreed that he will leave GSK later this year.

Enhancing the Board’s scientific capabilities

The Board’s scientific capabilities have recently been refreshed with the appointment of Dr Jesse Goodman, the former Chief Scientist for the US FDA, who was appointed to the Board on 1 January 2016. He succeeded Dr Daniel Podolsky, who retired as planned, after 9 years of service at our AGM in May 2016, as our designated US-based Scientific and Medical Expert (SME). The Committee is currently seeking to further enhance the Board’s science capabilities by engaging Korn Ferry to conduct a global search for a further Non-Executive Director as an SME.

In addition, a new wholly independent Board Committee, the Science Committee, was established in December 2016 to provide oversight of GSK’s R&D pipeline and scientific research strategy. The Committee recommended to the Board that the Science Committee be chaired by Dr Jesse Goodman. Other Non-Executive Directors appointed to the Science Committee included our UK-based SME, Professor Sir Roy Anderson, and Judy Lewent. The SME currently being recruited will also be appointed to the Science Committee. In light of this new Board Committee and to ensure effective continuity, Professor Sir Roy Anderson, who joined the Board in 2007, has agreed to stand for re-election by shareholders before stepping down from the Board at the 2018 AGM. The Board has confirmed that Professor Sir Roy continues to demonstrate the characteristics of independence in carrying out his role on the Board.

New Non-Executive Director appointment

During 2016, in addition to the search for two new Executive Directors and a US-based SME, the Committee searched for another Non-Executive Director. Egon Zehnder were engaged to conduct the search, which used broad selection criteria, and dossiers of potential Non-Executive appointees were considered by the Committee. Candidates were shortlisted for interview on merit, after assessing their relevant qualifications and time commitments. After interviewing selected candidates, the Committee was pleased to recommend to the Board Dr Vivienne Cox as a Non-Executive Director. She was appointed to the Board with effect from 1 July 2016. The Board considered that her many years of international business experience in global manufacturing organisations with challenging technologies would bring fresh insights to the Board’s deliberations.

Board appointments and retirements

The ongoing refreshment of the Board has led to the following planned changes.

Director	Appointment date	Retirement date
Dr Jesse Goodman	1 January 2016
Dr Vivienne Cox	1 July 2016
Emma Walmsley	1 January 2017
Dr Patrick Vallance	1 January 2017
Stephanie Burns		5 May 2016
Sir Deryck Maughan		5 May 2016
Dr Daniel Podolsky		5 May 2016
Hans Wijers		5 May 2016
Stacey Cartwright		31 December 2016
Sir Andrew Witty		31 March 2017
Dr Moncef Slaoui		31 March 2017

Egon Zehnder and Korn Ferry provide recruitment consultancy services to the Committee, in addition to recruitment and HR services which they provide to the company.

96	GSK Annual Report 2016

Corporate Governance continued

Leadership and effectiveness continued

Nominations Committee Report continued

Board Committee Chairman and membership changes

During the year, the Committee approved the following changes to the membership of our Board Committees.

Director	Committee membership	Appointment date	Retirement date
Vindi Banga	Nominations, Audit & Risk and Remuneration Committees member	1 January 2016
Professor Sir Roy Anderson and Dr Jesse Goodman	Corporate Responsibility Committee members	1 May 2016
Dr Vivienne Cox	Corporate Responsibility Committee member	1 July 2016
Dr Jesse Goodman	Science Committee Chairman	1 January 2017
Professor Sir Roy Anderson and Judy Lewent	Science Committee members	1 January 2017
Dr Vivienne Cox	Remuneration Committee member	1 January 2017
Urs Rohner	Nominations Committee member	1 January 2017
Stephanie Burns	Remuneration and Corporate Responsibility Committees member		5 May 2016
Sir Deryck Maughan	Nominations, Audit & Risk and Remuneration Committees member		5 May 2016
Dr Daniel Podolsky	Remuneration and Corporate Responsibility Committees member		5 May 2016
Hans Wijers	Remuneration and Corporate Responsibility Committees member		5 May 2016
Stacey Cartwright	Audit & Risk Committee member		31 December 2016

Board composition and diversity

The Committee has sought to balance the composition of the Board and its Committees and to refresh them progressively over time so that it can draw upon the experience of longer serving Directors and benefit from new external perspectives and insights which more recent appointees can bring to the Board’s deliberations.

Non-Executive Directors are drawn from a wide range of industries and backgrounds, including pharmaceuticals and R&D, vaccines, consumer products and healthcare, medical research and academia and financial services, and have a wealth of experience of complex organisations with global reach. The majority of our Board have a scientific or mathematical background and are attuned to the industry in which we operate.

We are committed to the diversity of our boardroom just as GSK is committed to equal opportunities for all our employees at all levels of the organisation. The Board and management seek to encourage a diverse and inclusive culture throughout GSK.

A key requirement of an effective board is that it comprises a range and balance of skills, experience, knowledge, gender and independence, with individuals that are prepared to challenge each other and work as a team. This needs to be backed by a diversity of personal attributes, including character, intellect, sound judgement, honesty and courage.

The Committee is responsible for developing measurable objectives to support the implementation of the Board’s diversity policy, including gender, and monitoring progress towards the achievement of these objectives. Our diversity policy is in line with Lord Davies’ new voluntary target of at least 33% female Board level representation by 2020. We currently have 31% women on our Board and 14% on our Corporate Executive Team. Closing this gap between Board and CET gender representation and further increasing the pipeline of female direct reports to the CET is a particular area of attention. Female pipeline development was also a central theme of my review, together with Dame Alexander, across the FTSE 350, which is continuing and developing the valuable work that Lord Davies initiated in 2011.

The representation of women in management positions at GSK is illustrated on page 49 as part of the gender diversity of GSK’s global workforce and alongside initiatives to promote diversity and inclusion throughout the organisation. We also support the engagement of executive search firms such as Egon Zehnder and Korn Ferry who have signed up to the Voluntary Code of Conduct on gender diversity and best practice.

We have also noted the recommendation set out in the Parker Review Committee’s report ‘Beyond One by ’21’, published in November 2016, that each FTSE 100 board should have least one director of colour by 2021 and have adjusted our diversity policy accordingly to reflect this new target.

Committee evaluation

The Committee’s annual evaluation was internally facilitated by the Company Secretary on behalf of the Committee Chairman, and supplemented by a questionnaire circulated to Committee members. It was concluded that the Committee continued to operate effectively.

It was agreed for 2017 that the Committee would seek to identify another experienced Scientific and Medical Expert and additional consideration would be given on an ongoing basis to performance and succession planning for the CET and top talent and GSK’s performance culture. The Committee would continue to plan for Non-Executive Director retirements based on the evolution of Group strategy.

Philip Hampton

Nominations Committee Chairman

13 March 2017

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Accountability		Financial statements
Investor information

Audit & Risk Committee Report

Judy Lewent Audit & Risk Committee Chairman

Role

The Committee reviews and is responsible for:

–	financial and internal reporting processes
–	the integrity of the financial statements, including the Annual Report and quarterly results announcements
–	the system of internal controls
–	identification and management of risks and external and internal audit processes
–	initiating audit tenders, the selection and appointment of external auditors, their remuneration and oversight of their work.

Membership

Committee members	Committee member since

Judy Lewent Chairman	1 April 2011

Vindi Banga	1 January 2016

Lynn Elsenhans	1 January 2014

Stacey Cartwright	1 April 2011 to 31 December 2016

Sir Deryck Maughan	21 January 2005 to 5 May 2016

Dr Daniel Podolsky	1 January 2007 to 5 May 2016

Details of the Committee members’ financial, accounting or scientific experience and expertise are given in their biographies under ‘Our Board’ on pages 84 to 85. See page 88 for Committee member attendance levels.

The Company Secretary is Secretary to the Committee and attends all meetings. The entire Board is invited to attend the Committee meetings and other attendees include:

Attendee	Regular attendee	Attends as required

General Counsel	✓

Financial Controller	✓

Head of Audit & Assurance	✓

Head of Global Ethics and Compliance	✓

Chief Medical Officer	✓

Chief Product Quality Officer		✓

External auditor	✓

In accordance with the FRC’s Code, the Board has determined that Judy Lewent has recent and relevant financial experience. The Board has also agreed that Judy Lewent has the appropriate qualifications and background to be an audit committee financial expert as defined by the US Sarbanes-Oxley Act of 2002, and has determined that she is independent within the meaning of the US Securities Exchange Act of 1934, as amended.

In addition, Judy Lewent and Vindi Banga are also members of the Remuneration Committee, which allows them to provide input on the Committee’s review of the Group’s performance and oversight on any risk factors relevant to remuneration matters.

Dear Shareholder

In the following pages of this report, we aim to share insights into the activities undertaken or overseen by the Audit & Risk Committee (the Committee) during the year. The Committee has worked largely to a recurring and structured programme of activities. I devise this programme with the Company Secretary and agree its content with management and the external auditors at the start of each year. It is then adapted as appropriate as the year progresses.

Running and concluding a successful tender of the external audit contract was a significant undertaking for the Committee, supported by management, during the year. This exercise, together with the Committee’s scrutiny of further enhancements and simplifications to our internal control, risk management and financial reporting systems and processes, is covered below.

External auditors

Conclusion of audit tender: Last year, we advised shareholders that the Committee was putting the external audit contract out to a competitive tender process, which the Committee initiated in July. The process was concluded in December 2016 when the Board appointed the Committee’s preferred choice of Deloitte LLP (Deloitte) as the company’s new auditors. Our current external auditor, PricewaterhouseCoopers LLP (PwC), was not invited to participate in the tender due to the prevailing rules on audit firm rotation. They will continue in office during 2017. Subject to their reappointment by shareholders at our 2017 AGM, they will retire after completing the 2017 audit.

From GSK’s 2018 financial year onwards, Deloitte will be appointed in PwC’s place, subject to shareholder approval. We wish to thank each firm that participated in the tender for the professionalism and commitment they demonstrated through the process.

A full report on the key steps, governance arrangements and outputs from the audit tender process is given on page 102. The Committee’s judgement was that Deloitte was best placed to succeed PwC and deliver a high quality audit for GSK.

The Committee is currently overseeing the transition from PwC to Deloitte to ensure that:

–	PwC continues to discharge its auditing responsibilities effectively to the end of its time in office; and

–	Deloitte takes the necessary steps to ensure that it is independent of GSK by the time it begins to observe PwC at an appropriate juncture in 2017.

I look forward to reporting to shareholders on discharging the activities associated with this transition in GSK’s 2017 Annual Report.

98	GSK Annual Report 2016

Corporate Governance continued

Accountability continued

Audit & Risk Committee Report continued

The Financial Reporting Council Audit Quality Review:

The Committee’s confidence in the external auditor’s delivery of a high quality and effective audit for GSK was reinforced by the outcome of the FRC’s Audit Quality Review team’s (the AQR) review of PwC’s audit of GSK’s 2015 financial statements. The GSK audit was selected as part of the AQR’s annual inspection of the audit quality of the largest audit firms in the UK. The Committee discussed the results and outcome of the review. The AQR’s findings corroborated the results of the Committee’s own independent evaluation of PwC, which concluded that the external auditor was effective. The Committee received a report from PwC detailing how the 2016 audit would address the small number of findings identified by the AQR team and was satisfied with PwC’s planned response.

Competition and Markets Authority compliance statement:

The Committee considers that, during 2016, the company has complied with the mandatory audit processes and audit committee responsibility provisions of the Competition and Markets Authority Statutory Audit Services Order 2014. This report describes the work of the Committee in discharging these responsibilities.

Pre-approval of non-audit services: The Committee reviewed and discussed adapting the company’s approach to its existing non-audit services policy, to comply with new requirements set out in the FRC’s revised Ethical Standards and the implementation of the EU Audit Regulation for GSK’s 2017 financial year. In particular, we agreed changes to our non-audit services pre-approval process in line with the new restrictions on auditors supplying non-audit services to UK listed companies. These changes are outlined on page 104.

Internal framework for control and risk management developments

This is a core discipline for the Committee. In 2016, the following developments in the business units and across the enterprise in the areas of communication, reporting, training and analytics helped strengthen our culture of compliance and risk management.

Anti Bribery And Corruption (ABAC) and Third Party Oversight (TPO) programmes: These are a high priority for the Committee and it has overseen the following areas of progress made during the year:

–	ABAC Global Risk Assessment: This new programme was launched to significantly enhance the way our ABAC risk is identified and prioritised across the Group. Existing ABAC data has been centrally pooled by our Global Risk Office to help how our ABAC risk exposure is measured. This has enabled management to target risk mitigation techniques on the company’s highest risk activities, business units and regions.

–	TPO programme: This provides a standard framework which governs all third party relationships and has moved from design to deployment phase. This supplier assessment programme operates in a large majority of our Latin America and South East Asia markets. It is applied across our range of third parties and is used in particular to assess suppliers deemed by GSK to be high risk. Risk levels and corrective and preventative action tracking are now managed via an easy-to-use reporting system by our employees who are enrolled in this programme.

    During 2017, the TPO programme is expected to cover our global operations. This will ensure continued risk management improvements in respect of our third party relationships, embedding a basic TPO capability into our Supplier Lifecycle Management software and introducing further buying experience simplifications.

SEC settlement: In 2016, GSK entered into a settlement with the US Securities and Exchange Commission (SEC) in relation to its inquiry into past sales and marketing practices in China. Under this settlement, the company has obligations to provide the SEC with information on the framework and evolution of our ongoing ABAC programme for monitoring purposes. The Committee reviews and considers updates before they are provided to the SEC, as agreed under the settlement.

InfoProtect: To reflect a fast evolving landscape and its potential impacts on this key enterprise risk, our multi-year InfoProtect programme was refreshed in 2016. Heightened attention is being paid to those areas of our business that have the highest risk exposure. Improvements have been prioritised for delivery to achieve the greatest risk reduction and improve the maturity of our information security and privacy processes. Our Chief Information Security Officer (CISO) and our CFO (who has Board-level responsibility for this enterprise risk) continue to ensure our cyber security defences remain strong and effective. The CFO and CISO brief the Committee regularly on developments.

Enhanced governance around reporting: The Committee and Risk Oversight & Compliance Council (ROCC) receive internal control and risk management reports throughout the year. These are based on their respective governance responsibilities within the wider organisational internal risk governance framework. The efficiency and quality of this upward reporting mechanism is crucial in assisting the Committee in properly monitoring GSK’s internal framework for control and risk management. During 2016, the Global Risk Office has implemented the following Committee and ROCC reporting improvements into business units and across our risk enterprise exposures.

The Committee reporting schedules have been improved so that risk management reports from the business units are presented to the ROCC after they have been submitted to the Committee. This means that the Committee’s feedback can be properly incorporated into management’s deliberations at the ROCC. In addition, our business units now provide six monthly updates to the ROCC that concentrate on progress against their top three risk management commitments. This simplification has helped foster a more focused discussion at the ROCC on each business unit’s risk management priorities.

To help the Committee improve its understanding of our enterprise risk strategies, GSK’s enterprise risk owners are encouraged to provide commentary on the organisation’s risk tolerance in respect of the specific risk they are responsible for mitigating. In addition, the development of risk performance dashboards for ABAC, Product Quality and Research Practices, has further enhanced the Committee’s ability to understand and monitor our risk exposure levels on an ongoing basis.

Compliance activities

Building trust by embedding our Values: Our Global Ethics & Compliance (GEC) function continues to embed its ‘Living our Values and Building Trust’ strategy to help motivate employees to put the company’s core values at the heart of every decision they make. In particular, GEC deployed enterprise-wide training for employees to coincide with the release in April 2016 of GSK’s updated Code of Conduct. This is at the heart of our compliance programme and focuses on GSK’s core values of Patient Focus and Integrity, Respect for People and Transparency.

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Audit & Risk Committee Report continued

In addition to delivering training to our employees across the enterprise, GEC has also introduced the following training tools specifically aimed at team leaders to help reinforce values based conduct in their teams:

–	Leader Led Discussion toolkit: This has been launched to enable leaders and teams to have meaningful discussions on the importance of GSK’s values and ‘right first time’ culture. These discussions are informal and short in length, provide opportunities to explore GSK’s values and for leaders and their teams to think about what quality means in their part of the company’s business. The toolkits use a combination of external events and research such as academic studies around why good employees can sometimes make poor decisions.

–	Values Maturity Assessment: This is a leadership team self-assessment tool which allows teams to assess how well values are embedded into the business and establishes a values improvement plan based on the outcome of the assessment. During 2016, Values Maturity Assessments (VMA) were undertaken by GEC across a third of GSK’s business units, in line with a values objective set by the Corporate Executive Team. This VMA roll out is continuing in 2017 across all our business units.

GM certifications: The General Manager (GM) confirmation process across Pharmaceuticals and Vaccines has continued throughout 2016, requiring GMs to confirm their adherence to GSK’s Internal Control Framework. A revised confirmation process was launched in September 2016. It focused on specific risk areas, including TPO, Health Care Professional and government official interactions, embedding ABAC, and other risks associated with pricing and commercial terms. In 2016, Consumer Healthcare implemented a similar process for its GMs to confirm the operation of our internal control framework for key risks and minimum controls.

Corporate Integrity Agreement: The Committee has oversight of the company’s responsibilities under a US Corporate Integrity Agreement (CIA) signed with the US Department of Health and Human Services in 2012, which is now in its final year, although commitments with certain States regarding salesforce compensation extend into 2019. During 2016, the Committee continued to receive quarterly CIA compliance and assurance updates from the Head of GEC. It also reviewed and recommended to the Board the adoption of the annual resolutions that confirm adherence to the terms of the CIA for inclusion in the certification reports the company provides to the appropriate US regulatory authorities each year.

Given the success of the GM confirmation and CIA certification processes so far and because the CIA is due to end in 2017, the Committee is keen to retain the best practice compliance disciplines of the CIA. As a result it is assessing GEC’s proposal to roll-out a tailored Business Unit Confirmation that combines the principles of these two processes. This proposed simplification is designed to provide the Committee with consolidated assurance that our internal control framework requirements are identified and understood, and that any possible gaps are identified and addressed at each of our business units.

Global reporting system platforms

The Committee was pleased to oversee significant progress being made in moving towards more standardised, global systems which support our end-to-end processes. Management continued to deploy upgrades as planned, with a major system deployment completed during the first half of 2016 to schedule and on budget. The remaining deployments under this multi-year programme are being completed during 2017 and early 2018, with an increasing focus on capturing the benefits that these new standardised systems and processes generate for GSK.

My role

Finally, my role as Chair of the Committee continues to be busy and varied. During the year, I had significant interactions with key senior executives and our auditors, and attended a range of management meetings, including those of the ROCC, Consumer Healthcare, Finance GEC and Global Manufacturing & Supply leadership teams. I also led the audit tender process and met the bidding firms’ audit partners and teams to familiarise myself with their qualities and capabilities and to gain an impression of what it could be like to work with them.

Along with my Board colleagues, I was pleased to visit our manufacturing and R&D facilities in Siena, Italy that had been acquired as part of the Novartis transaction in 2015. We met local senior executives and employees and were able to learn at first-hand how these facilities, people and processes have been integrated into the wider Group. I was also pleased to learn how GSK’s internal control and risk management practices have been translated and embedded in the business.

On a personal note I would like to acknowledge Sir Andrew’s contribution to the company. He has been a visionary leader driving GSK’s values during his term as CEO and he led positive change in established industry ways of working. I would like to wish him well in his next endeavours and I very much look forward to working with his successor, Emma Walmsley, when she succeeds him as CEO from 1 April 2017.

Judy Lewent

Audit & Risk Committee Chairman

13 March 2017

100	GSK Annual Report 2016

Corporate Governance continued

Accountability continued

What the Committee did during 2016

Areas of Committee focus	Items discussed		Frequency
Financial reporting	–	Reviewed integrity of draft financial statements, appropriateness of accounting policies and going concern assumptions
	–	Considered approval process for confirming and recommending that 2015 Annual Report is fair, balanced and understandable
	–	Reviewed and recommended approval of 2015 Annual Report and Form 20-F
	–	Reviewed and approved Directors’ expenses
	–	Reviewed and recommended approval of quarterly and preliminary results announcements and dividends
	–	Reviewed significant issues in relation to the quarterly and preliminary results
	–	Considered evolving market practice on the Viability Statement requirements
	–	Reviewed and recommended inclusion of the Viability Statement for the 2015 Annual Report
	–	Reviewed accounting developments and their impacts and key accounting issues
	–	Reviewed GAAP vs Non-GAAP reporting
Global internal control & compliance	–	Reviewed Global Pharmaceuticals, Vaccines, R&D, GMS and Consumer Healthcare business unit assurance reports
	–	Reviewed GSK’s internal control framework
	–	Confirmed compliance with Sarbanes-Oxley Act
	–	Reviewed Audit & Assurance work during 2015 and approved the planned work for 2016
	–	Undertook Corporate Integrity Agreement (CIA) training
	–	Undertook new Market Abuse Regulation training
	–	Received and renewed CIA compliance and assurance reports
	–	Reviewed reports on the Operational Excellence programme
	–	Reviewed the implementation of new systems for Group Support Functions
	–	Received litigation reports and updates
	–	Received ABAC investigation status reports
External auditors	–	Reviewed and approved audit/non-audit expenditure incurred during 2015
	–	Considered the auditors’ report on the 2015 annual results
	–	Performed evidence-based assessment of external auditors and the effectiveness of 2015 external audit
	–	Considered qualifications, expertise and independence of the external auditors
	–	Recommended the re-appointment of the external auditor and for the Committee to agree auditors’ remuneration
	–	Approved the 2016 audit plan and audit fee proposal and set performance expectations for auditors
	–	Considered initial results of 2016 audit
	–	Reviewed and agreed pre-approval of budget for auditors to provide non-audit services for 2017
	–	Undertook a competitive audit tender process and recommended to the Board two audit firms, including a preferred firm, to be appointed for the audit of the 2018 financial statements
Risk	–	Reviewed risk management framework compliance
	–	Reviewed risk elements of Group treasury, pensions, risk and insurance and tax policies
–

Received status reports on following enterprise risks: ABAC, Commercialisation, Crisis and Continuity, EHSS, Information Protection, Management and Financial Controls and Reporting, Product Quality and Research Practices

	–	Received an update on integration following the Novartis transaction
	–	Received terrorism risk assessment reports
	–	Received update on Brexit implications
	–	Received Risk Oversight Compliance Council meeting updates
	–	Considered emerging risks
Governance and other matters	–	Confirmed compliance with UK Corporate Governance Code
	–	Discussed evaluation exercise of Committee, agreed action plan to further improve operation of Committee
	–	Reviewed the Committee’s terms of reference
	–	Met privately and separately with the Heads of Global Ethics & Compliance and Audit & Assurance
	–	Confirmed that the Committee’s terms of reference had been adhered to during 2016
	–	Received corporate governance updates
	–	Reviewed and approved the approach to the Modern Slavery Act 2015
	–	Met privately with the external auditors at the end of each meeting

Committee Activity Key	Annually	Quarterly	Periodically	Standing

101	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Significant issues relating to the financial statements

In considering the quarterly financial results announcements and the financial results contained in the 2016 Annual Report, the Committee reviewed the significant issues and judgements made by management in determining those results. The Committee reviewed papers prepared by management setting out the key areas of risk, the actions undertaken to quantify the effects of the relevant issues and the judgements made by management on the appropriate accounting required to address those issues in the financial statements.

The significant issues considered in relation to the financial statements for the year ended 31 December 2016 are set out in the following table, together with a summary of the financial outcomes where appropriate. In addition, the Committee and the external auditors have discussed the significant issues addressed by the Committee during the year and the areas of particular audit focus, as described in the Independent Auditors’ Report on pages 149 to 157.

Significant issues considered by the Committee in relation to the financial statements	How the issue was addressed by the Committee
Going concern basis for the preparation of the financial statements

The Committee considered the outcome of management’s half-yearly reviews of current and forecast net debt positions and the various financing facilities and options available to the Group. Following a review of the risk and potential impact of unforeseen events, the Committee confirmed that the application of the going concern basis for the preparation of the financial statements continued to be appropriate.

Revenue recognition, including returns and rebates (RAR) accruals

The Committee reviewed management’s approach to the timing of recognition of revenue and accruals for customer returns and rebates. The US Pharmaceuticals and Vaccines accrual for returns and rebates was £2.2 billion at 31 December 2016 and the Committee reviewed the basis on which the accrual had been made and concurred with management’s judgements on the amounts involved. A fuller description of the process operated in the US Pharmaceuticals and Vaccines business in determining the level of accrual necessary is set out in ‘Critical accounting policies’ on page 76.

Provisions for legal matters, including investigations into the Group’s commercial practices

The Committee received detailed reports on actual and potential litigation from both internal and external legal counsel, together with a number of detailed updates on investigations into the Group’s commercial practices. Management outlined the levels of provision and corresponding disclosure considered necessary in respect of potential adverse litigation outcomes and also those areas where it was not yet possible to determine if a provision was necessary, or its amount. At 31 December 2016, the provision for legal matters was £0.3 billion, as set out in Note 29 to the financial statements, ‘Other provisions’.

Provisions for uncertain tax positions

The Committee considered current tax disputes and areas of potential risk and concurred with management’s judgement on the levels of tax contingencies required. At 31 December 2016, the Group’s balance sheet included a tax payable liability of £1.3 billion.

Impairments of intangible assets

The Committee reviewed management’s process for reviewing and testing goodwill and other intangible assets for potential impairment. The Committee accepted management’s judgements on the intangible assets that required writing down and the resulting impairment charge of £29 million in 2016. See Note 19 to the financial statements, ‘Other intangible assets’ for more details.

Valuation of contingent consideration in relation to ViiV Healthcare

The Committee considered management’s judgement that following the further improved sales performance of Tivicay and Triumeq and the significant weakening of Sterling in the latter part of the year, it was necessary to increase the liability to pay contingent consideration for the acquisition of the former Shionogi-ViiV Healthcare joint venture. At 31 December 2016, the Group’s balance sheet included a contingent consideration liability of £5.3 billion in relation to ViiV Healthcare. See Note 39 to the financial statements, ‘Contingent consideration liabilities’ for more details.

Consumer Healthcare put option

The Committee considered management’s judgement on the valuation of the liability recognised in respect of Novartis’ put option over its shareholding in the Consumer Healthcare Joint Venture. This included a review of the unwinding impact of the discounting of the liability and the increase in the liability caused by the significant weakening of Sterling in the latter part of the year.

ViiV Healthcare put options

The Committee considered the amendments to the ViiV Healthcare Shareholders’ Agreement made during the year which resulted in the recognition of the put options held by Shionogi and Pfizer in Q1 2016 and the subsequent de-recognition of the Shionogi put option in Q4 2016. The Committee reviewed and agreed the accounting for the put options and concurred with management’s judgement on the valuation of the Pfizer put option of £1,319 million at 31 December 2016.

102	GSK Annual Report 2016

Corporate Governance continued

Accountability continued

Audit tendering

PwC has been the auditor of the company and the Group since the inception of each in 2000. Their performance has been reviewed annually and audit partner rotation requirements have been observed.

As indicated in last year’s Annual Report, GSK decided to undertake an external audit tender in 2016 with a view to replacing PwC from our 2018 financial year onwards. This was done in the best interests of our shareholders and to comply with the audit firm rotation requirements.

A robust governance structure was implemented, headed by the Audit & Risk Committee (ARC), to manage, support and deliver a successful audit tender process.

Judy Lewent chaired the Executive Steering Committee (ESC), which has overseen the audit tender process, evaluated the audit firms and liaised with the ARC. The other members of the ESC were the CFO, Group Financial Controller and Company Secretary. The Group Financial Controller chaired the Operations Steering Committee, which was made up of finance heads, and coordinated the audit tender process and a cross-functional Planning Team has provided day-to-day support and advice. These levels of governance and their purpose are illustrated in last year’s Annual Report on page 92.

The key objective of the ARC was to deliver a fair, transparent and successful audit contract tender process with minimum disruption to the business. It endorsed weighted selection criteria and evaluation methodology based on GSK’s expectations for the external auditors. These were equally divided into Audit Quality and Service and Audit Team Capability and Competence.

In addition, five critical success factors were prioritised and guided the Committee and the Board in making their final recommendation and decision which comprised:

–	Audit Approach and Strategy;

–	High Quality Independent Audit;

–	Effective Partnership;

–	Risk in Transitioning Auditors “in” and “out”; and

–	Value for Money

After a detailed market assessment, a number of audit firms, including some firms outside the Big Four, were approached to participate in this process. Judy Lewent then made the final preselection of Audit Lead Partners before the Request for Proposal and data room were issued and opened to the bidding firms in July 2016. Site meetings took place at GSK House over three days in September 2016, which was an opportunity for our finance and functional leaders to meet with the bidding firms’ teams face-to-face.

These meetings, which Judy Lewent oversaw with her ESC colleagues, were a means of discussing GSK’s audit requirements with each firm to help them develop their proposals, and to evaluate their technical knowledge, strengths and weaknesses and get a feel of what it could be like to work with them. Feedback from GSK’s participants was discussed with the Committee and shared with the audit partners prior to the submission of their audit tender proposals in October 2016.

The bidding firms’ proposals were subject to detailed evaluation with key areas to probe identified for discussion with the audit partners and their teams at their oral presentations to the Committee and other GSK attendees that took place in November 2016. All information from the evaluation stages of the process – site meetings, written proposal submissions and oral presentations – were shared with and discussed by the ARC at the conclusion of the process. This enabled the ARC to recommend to the Board the appointment of Deloitte as the preferred new auditor from two shortlisted bidding firms, a recommendation which the Board subsequently endorsed.

GSK has now entered the transition phase of the process leading up to Deloitte taking on the external audit contract with effect from 1 January 2018 and an update on these activities will be disclosed in our 2017 Annual Report.

103	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Auditors’ appointment

The detailed criteria the Committee uses for judging the effectiveness of the external auditor and their overriding responsibility to deliver a smooth running, thorough and efficiently executed audit are set out below:

Performance expectations for GSK’s external auditor

Specific auditor responsibilities	– Discuss approach and areas of focus in advance with early engagement on understanding the implications of GSK’s new operating model
– Ensure Sarbanes-Oxley scope and additional procedures are discussed and endorsed by management and communicated on a timely basis within GSK and PwC
– Avoid surprises through timely reporting of issues at all levels within the Group
– Ensure there is clarity of roles and responsibilities between the auditor and local management
– Respond to any issues raised by management on a timely basis
– Meet agreed deadlines
– Provide continuity and succession planning of key employees of the auditor
– Provide sufficient time for management to consider draft auditor reports and respond to requests and queries
– Employ consistent communication between local and central audit teams.

Wider auditor responsibilities	– Provide up-to-date advice on the new Viability statement requirement
– Provide up-to-date knowledge of technical and governance issues, including evolving market practice on the Viability statement requirements
– Serve as an industry resource; communicating best practice and industry trends in reporting and integrated reporting
– Adhere to all independence policies (including GSK’s policies, the Financial Reporting Council’s ISA 240 and applicable Securities and Exchange Commission standards)
– Deliver a focused and consistent audit approach globally that reflects local risks and materiality
– Liaise with GSK’s Audit & Assurance team to avoid duplication of work and Global Ethics and Compliance team to ensure common understanding of audit outcomes
– Provide consistency of advice at all levels of the organisation
– Ultimately provide a high quality service to the Board, be scrupulous in their scrutiny of the Group and act with utmost integrity.

104	GSK Annual Report 2016

Corporate Governance continued

Accountability continued

Non-audit services

The Sarbanes-Oxley Act of 2002 prohibits the engagement of the external auditor for the provision of certain services such as legal, actuarial, internal audit outsourcing or financial information systems design. Where the external auditor is permitted to provide non-audit services (such as audit-related, tax and other services), the Committee ensures that auditor objectivity and independence are safeguarded by a policy requiring pre-approval by the Committee for such services. There were no contractual or similar obligations restricting the Group’s choice of external auditor.

All non-audit services over £50,000 are put out to competitive tender with financial service providers other than the external auditor, in line with the Group’s procurement process, unless the skills and experience of the external auditor make them the only suitable supplier of the non-audit service under consideration. In this case, a request for proposal is submitted by the relevant CET member to the CFO for approval. Non-audit services spending is monitored by the Committee on a quarterly basis and discussed with the Committee Chairman.

The following policy guidelines on engaging the external auditor to provide non-audit services are observed:

–	ascertaining that the skills and experience of the external auditor make them a suitable supplier of the non-audit services;

–	ensuring adequate safeguards are in place so that the objectivity and independence of the Group audit are not threatened or compromised; and

–	ensuring that the total fee levels do not exceed 50% of the annual audit fee, except in special circumstances where there would be a clear advantage in the company’s auditor undertaking such additional work.

This policy, which has been maintained for a number of years by the Committee, was reviewed in December 2016 for compliance with the Financial Reporting Council’s (FRC’s) revised Ethical Standards and the EU Audit Regulation (new regulations). The following three key policy guidelines were considered by the Committee as part of its review:

Fee cap: GSK’s existing non-audit services fees cap of 50% of the annual audit fee in GSK’s policy is more stringent than the FRC’s new fees cap set at 70% of the average of the audit fees for the preceding three year period. GSK’s existing policy cap of 50% has been retained.

Prohibitions: GSK’s policy has been updated so that the ‘black list’ of prohibited non-audit services in the new regulations are applied across the Group from 2017. This is subject to those exceptions outside the EU that the Committee can approve.

Pre-approval: The FRC’s new guidance for audit committees restricts the category-wide pre-approval process in GSK’s policy. This policy has been updated so that, for GSK’s 2017 financial year onwards, all non-audit services:

–	over £50,000 are pre-approved by the Committee Chairman and CFO as delegated by the Committee;

–	between £25,000 and £50,000 are pre-approved by the Group Financial Controller; and

–	under £25,000 are approved by a designate of the Group Financial Controller.

Fees paid to the company’s auditor and its associates are set out below. Further details are given in Note 8 to the financial statements, ‘Operating profit’.

Where possible, other accounting firms are engaged to undertake non-audit services.

Audit/non-audit services three year comparison graph (£m)

Audit and assurance services

The fee for audit and assurance services in 2015 included £8.0 million arising from the Novartis transaction and the subsequent increase in complexity of the Group. Approximately half of this is expected to be recurring

Other services, including tax, regulatory, compliance and treasury-related services
Services related to the Novartis transaction

Fair, balanced and understandable assessment

One of the key compliance requirements of a group’s financial statements is for the Annual Report to be fair, balanced and understandable. The coordination and review of Group-wide contributions into the Annual Report follows a well established and documented process, which is performed in parallel with the formal process undertaken by the external auditor.

The Committee received a summary of the approach taken by management in the preparation of GSK’s 2016 Annual Report to ensure that it met the requirements of the FRC’s Code. This enabled the Committee, and then the Board, to confirm that GSK’s 2016 Annual Report taken as a whole is fair, balanced and understandable.

Code of Conduct and reporting lines

We also have a number of well established policies, including a Code of Conduct, which is available on the governance section of our website, and confidential ‘Speak Up’ reporting lines for the reporting and investigation of unlawful conduct. An updated version of the Code of Conduct was published in April 2016.

Committee evaluation

The Committee’s annual evaluation was internally facilitated by the Company Secretary, and supplemented by a questionnaire circulated to Committee members on behalf of the Committee Chairman. It was concluded that the Committee continued to operate effectively. In terms of enhancements to the Committee’s deliberations the following improvement points were agreed:

The Committee would focus on ways to further improve the transparency of the company’s reporting to reflect best practice.

The Committee considered its ways of working and agreed enhancements to reflect the Committee’s changing agenda.

The Committee asked management to continue to improve the crispness of reports it received.

The Committee was keen to continue to receive regular updates on cyber security and to understand how the use of data analytics and technology could help to monitor employee and supplier behaviour against the company’s values.

105	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Internal control framework

The Board recognises its obligation to present a fair, balanced and understandable assessment of GSK’s current position and prospects. The Board is accountable for evaluating and approving the effectiveness of the internal controls, including financial, operational and compliance controls, and risk management processes operated by the Group.

The Internal Control Framework (the Framework) is the means by which the Group ensures compliance with laws and regulations, the reliability of financial reporting and comprehensive risk management. The Framework supports the continuous process of the Board’s identification, evaluation and management of the Group’s Principal Risks, as required by the Financial Reporting Council’s (FRC’s) UK Corporate Governance Code (UK Code), and is designed to manage, rather than eliminate, the risk of not achieving business objectives.

A fit for purpose Framework, in conjunction with our values and ‘Speak Up’ processes, ensures that the risks associated with our business activities are actively and effectively controlled in line with the agreed risk appetite. We believe the Framework provides reasonable, but not absolute, assurance against material misstatement or loss.

To ensure effective governance and promote an ethical culture, the Group has in place the Risk Oversight and Compliance Council (ROCC). This team of senior leaders is authorised by the Board to assist the Audit & Risk Committee (the Committee) in overseeing risk management and internal control activities. It also provides the business units with a framework for risk management and upward escalation of significant risks. Each business unit has a risk board structure which reports to the ROCC. The business unit Risk Management and Compliance Boards (RMCBs) are responsible for promoting the local ‘tone from the top’ and risk culture, as well as ensuring effective oversight of internal controls and risk management processes.

Each Principal Risk has an assigned risk owner who is a member of senior management. The risk owner is responsible for reporting on the risk management strategy for their respective Principal Risk to the ROCC and the Committee at least once every two years.

The ROCC and the RMCBs are assisted by the Global Ethics and Compliance division (GEC), which is responsible for advancing risk management and the development of practices that drive compliance with policies and support risk-based decision making. GEC actively promotes ethical behaviours through enabling all members of the organisation to operate in accordance with our values, and to comply with applicable laws and regulations.

106	GSK Annual Report 2016

Corporate Governance continued

Accountability continued

Internal control framework continued

The Audit & Assurance division (A&A), in line with an agreed assurance plan, provides independent assurance to senior management and the Board on how risk is being managed across the Group. This assurance helps senior management and the Board to meet their oversight and advisory responsibilities in fulfilling the Group’s strategic objectives and building trust with patients and other stakeholders. A&A has a dual reporting line into the Chief Financial Officer and the Committee.

The Committee receives regular reports from business units, Principal Risk owners, GEC and A&A on areas of significant risk to the Group and on related internal controls. These reports provide an assessment on the internal control environment within each Principal Risk area, including enhancements to strengthen the control environment. Following the consideration of these reports, the Committee concludes on the effectiveness of the control environment and reports to the Board annually.

In accordance with the FRC’s UK Code provisions, the Board, through the authority delegated to the Committee, has conducted a robust assessment of the Group’s Principal Risks. This includes the consideration of the nature and extent of risk it is willing to take in achieving the Group’s strategic objectives. The Board, through the Committee, has maintained oversight to ensure the effectiveness of the internal control environment and risk management processes in operation across the Group for the whole year, and up to the date of the approval of this Annual Report.

The Board’s review focuses on the company and its subsidiaries and does not extend to material associated undertakings, joint ventures or other investments, although it considers the risk of the company’s participation in these activities. There are established procedures and controls in place to identify entities whose results must be consolidated with the Group’s results.

We believe the process followed by the Board, through the Committee, in reviewing regularly the system of internal controls and risk management processes is in accordance with the Guidance on Risk Management, Internal Control and Related Financial and Business Reporting issued by the FRC.

A review of the Group’s risk management approach is further discussed in the ‘How we manage risk’ section of the Strategic report on pages 18 to 19. Our management of each Principal Risk is explained in ‘Principal risks and uncertainties’ on pages 253 to 262. The Group’s viability is discussed in the Group financial review section of the Strategic report on page 56.

107	GSK Annual Report 2016	Strategic report
Governance and remuneration
Corporate Governance continued		Financial statements
Relations with shareholders		Investor information

Engagement activities

We work to engage effectively with shareholders through our regular communications, the AGM and other investor relations activities.

We announce our financial results on a quarterly basis. The annual results are included in our Annual Report. All shareholders receive an Annual Summary which advises them that our Annual Report and Notice of our Annual General Meeting are available on our website.

During the year, Sir Andrew Witty and Simon Dingemans gave presentations to institutional investors, analysts and the media on the full year results, which are also available via webcast and teleconference. After the first, second and third quarter results, we hold webcast teleconferences for the same audience. Our results are available on our website.

Our Investor Relations (IR) department, with offices in London and Philadelphia, acts as a focal point for communications with investors. The CEO, CFO and the Chairman maintain an active dialogue with institutional shareholders on performance, plans and objectives through a programme of regular meetings. During the year they held over 24 individual meetings with investors and they have also hosted approximately 13 group meetings with investors and potential investors.

The Company Secretary acts as a focal point for communications on corporate governance matters. We also have a small central Corporate Responsibility (CR) team which coordinates strategy, policy development and reporting specifically with respect to CR matters. Meanwhile, the IR department communicates with socially responsible investors and other stakeholders.

The Chairman also meets regularly with institutional shareholders to hear their views and discuss issues of mutual importance, and communicates their views to the other members of the Board. The Senior Independent Non-Executive Director (SID) and all the Non-Executive Directors are available to meet with shareholders.

Governance and remuneration meetings

A cornerstone of our investor calendar is the annual meetings that we hold with our top 30 shareholders, key investment industry bodies and influential proxy advisory firms to discuss corporate governance and remuneration matters. These sessions in December 2016, which were attended by the Chairman, our SID, and our Committee Chairs, covered a broad range of governance issues and were held morning and afternoon to allow UK and overseas investors a convenient opportunity to participate in the discussions.

Philip Hampton, the Chairman, shared updates on key areas of focus for the Board including:

–  oversight of management’s execution of strategy and performance;

–  R&D delivery and the assessment of the pipeline;

–  CEO and executive team succession, including CEO transition activities; and

–  the wider evolution and refreshment of the Board.

Urs Rohner, our Remuneration Committee Chairman, took the opportunity to discuss progress with the Remuneration Committee’s review of executive remuneration ahead of our Remuneration policy vote at our AGM in May 2017. In addition, Judy Lewent, who chairs our Audit & Risk Committee, and Lynn Elsenhans, who chairs our Corporate Responsibility Committee, provided an overview of the work of their respective committees.

Finally, Vindi Banga, our SID, provided his insights and perspectives into the Board’s culture and dynamics, together with his impressions of GSK’s senior team, its people and businesses.

Listening to the views of our shareholders and receiving their feedback at and after these sessions held in the run up to the corporate reporting and AGM season helps us to shape key areas of our corporate governance and remuneration disclosures.

Annual General Meeting

All shareholders are invited to attend our Annual General Meeting which this year, like last, will be held in May at the QEII Centre, London. It provides an opportunity to put questions to our Board and the Chairmen of each of our Board Committees during the formal AGM proceedings, while providing shareholders the chance to meet informally with our Board directors who will make themselves available before and after the meeting.

108	GSK Annual Report 2016

Corporate Governance continued

Corporate Responsibility Committee Report

Lynn Elsenhans Corporate Responsibility Committee Chairman

Role

The Committee reviews:

–	external issues that have the potential for serious impact upon GSK’s business
–	reputation management
–	annual governance oversight of GSK’s responsible business commitments

Membership

Committee members	Committee member since
Lynn Elsenhans Chairman	1 October 2012
Professor Sir Roy Anderson	1 May 2016
Dr Vivienne Cox	1 July 2016
Dr Jesse Goodman	1 May 2016
Dr Stephanie Burns	6 December 2007 until 5 May 2016
Dr Daniel Podolsky	1 July 2006 until 5 May 2016
Hans Wijers	10 October 2013 until 5 May 2016

See page 88 for Committee member attendance levels.

The Company Secretary is Secretary to the Committee and attends all meetings. Other attendees at Committee meetings may include:

Attendee	Regular attendee	Attends as required
Chief Executive Officer	✓
Company Chairman	✓
Chairman, Global Vaccines	✓
General Counsel	✓
Head of Communications & Government Affairs	✓
Head of Pharmaceuticals		✓
Head of Pharmaceuticals R&D		✓
Head of Human Resources		✓
Head of External & Market Communication		✓
Head of Global Corporate Responsibility	✓
Other Executives		✓
Independent external corporate responsibility adviser	✓

To augment our engagement with stakeholder opinion, in May 2013, Sophia Tickell was appointed as an independent external adviser to the Committee, a position that she had previously held from March 2009 to July 2011. Ms Tickell has extensive experience in the pharmaceuticals industry in improving health systems productivity, sustainability in energy supply and distribution, climate change policy and short-termism in financial markets.

She is the co-founder and Director of Meteos, from where she directs the Pharma Futures Series, which aims to align better societal and shareholder value. She holds a number of other board and advisory roles.

Ms Tickell attended meetings of the Committee and provided independent advice and guidance on corporate and social responsibility matters to both the Chairman and the CEO.

Dear Shareholder

The Committee acts as custodian of the policies and practices that define and safeguard the reputation of the company and as Chair of the Committee I continue, together with my fellow Committee members, to challenge and shape the company’s responsible business agenda.

The Committee members bring a wide range of experience and insight from across different sectors to provide oversight of the company’s responsible business opportunities and risks. During the year, long serving Committee members Dr Stephanie Burns and Dr Daniel Podolsky stood down from the Committee when they retired from the Board in May. Hans Wijers, who had served on the Committee for three years, also stood down at the same time when he retired from the Board. We have greatly appreciated the knowledge and insights they have brought to the work of the Committee in that time.

We are pleased to welcome Professor Sir Roy Anderson, Dr Jesse Goodman and Dr Vivienne Cox as new members of the Committee. Roy and Jesse, as world-renowned medical scientists and researchers, have helped to maintain a continuity of scientific advice to the Committee’s deliberations, while Vivienne brings a deep knowledge of sustainable business practices developed over many years of service, predominantly in the energy and natural resources sectors.

The work of the Committee has this year again focused on issues that are material to GSK’s mission, strategy and values. Our discussions have included exploring how the company seeks to balance the need for a return on investment in innovation with the need to price its products appropriately to drive access for a broad range of patients. In addition, we have considered the many ways in which GSK seeks to operate with transparency and integrity – from its approach to R&D, to its commercial selling model and relationships with third parties.

This year we have continued to enjoy positive engagement with investors on our Responsible Business approach and performance, with a particular focus on how these are integrated into the Group’s business model and strategy to help enhance investment value, create business opportunities and mitigate risk, as well as create broader social and environmental value.

Lynn Elsenhans

Corporate Responsibility Committee Chairman

13 March 2017

109	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Corporate Responsibility Committee Report continued

Main responsibilities

The Committee has a rolling agenda and receives reports from members of the CET and senior managers to ensure that progress in meeting our Responsible Business Commitments within four areas of focus is reviewed on an annual basis:

–	Health for all: innovating to address currently unmet health needs; improving access to our products, irrespective of where people live or their ability to pay; and controlling or eliminating diseases affecting the world’s most vulnerable people.

–	Our behaviour: Putting the interests of patients and consumers first, driven by our values in everything we do and backed by robust policies and strong compliance processes.
–	Our people: Enabling our people to thrive and develop as individuals to deliver our mission.

–	Our planet: Growing our business while reducing our environmental impact across the value chain.

In addition, at each meeting the Committee considers possible emerging issues that may have a bearing on the company’s reputation and interaction with its stakeholders. The Committee also reviews and approves the Responsible Business Supplement which is available for reference on www.gsk.com/responsibility.

Work of the Committee during 2016

During 2016, the Committee focused primarily on the matters set out below:

Areas of Committee focus	Items discussed
Health for all	–	Flexible and open R&D approach for diseases of the developing world and other areas of great medical need, such as antibiotics and dementia
	–	GSK’s approach to pricing, in particular how to balance returns for investment in innovation alongside the need to support access to medicines
	–	Vaccines strategy to support global public health priorities, including pricing models, Malaria vaccine and Ebola response
Our behaviour	–	Changes to how GSK engages with healthcare professionals
	–	Global incentive compensation program and selling competency model
	–	Further embedding values-based decision making in the organisation, including training and compliance
	–	Progress on work to align third parties with GSK’s standards and expectations
	–	Conduct and public disclosure of clinical research, transparency of detailed data behind trial results and patient safety
	–	Replacement, refinement and reduction in use of animals in research and development
Our people	–	Organisational change and employee relations
	–	Inclusion and diversity
	–	Leadership, development and approach to performance management
	–	Employee health, safety and wellbeing
	–	Insights from the staff survey
Our planet	–	Environmental performance across carbon, water and waste impacts

Committee evaluation

The Committee’s annual evaluation was internally facilitated by the Company Secretary, and supplemented by a questionnaire circulated to Committee members and the Committee’s adviser on behalf of the Committee Chairman. It was concluded that the Committee continued to operate effectively. In terms of enhancements to the Committee’s deliberations the following points were agreed:

The Committee’s programme and meeting agendas would be devised to ensure additional time to allow fuller discussion of issues. Consideration would be given to monitor the Group’s CR work using a scorecard approach.

Directors

Our Directors’ powers are determined by UK legislation and our Articles of Association, which contain rules about the appointment and replacement of Directors. They provide that Directors may be appointed by an ordinary resolution of the members or by a resolution of the Directors, provided that, in the latter instance, a Director appointed in this way retires at the first AGM following his or her appointment.

Our Articles also provide that Directors should normally be subject to re-election at the AGM at intervals of three years or annually if they have held office for a continuous period of nine years or more. However, the Board agreed in 2011 that all Directors who wish to continue as members of the Board should seek re-election annually in accordance with the UK Corporate Governance Code.

A Director may cease to be a Director if he or she:

–	becomes bankrupt

–	ceases to be a Director by virtue of the Companies Act or the Articles

–	suffers mental or physical ill health and the Board resolves that he or she shall cease to be a Director

–	has missed Directors’ meetings for a continuous period of six months without permission and the Board resolves that he or she shall cease to be a Director

–	is prohibited from being a Director by law

–	resigns, or offers to resign and the Board accepts that offer

–	is required to resign by the Board.

110	GSK Annual Report 2016

Corporate Governance continued

Directors continued

Directors’ conflicts of interest

All Directors have a duty under the Companies Act 2006 to avoid a situation in which they have, or could have, a direct or indirect conflict of interest or possible conflict with the company. Our Articles provide a general power for the Board to authorise such conflicts.

The Nominations Committee has been authorised by the Board to grant and regularly review any potential or actual conflict authorisations, which are recorded by the Company Secretary and noted by the Board. Directors are not counted in the quorum for the authorisation of their own actual or potential conflicts.

On an ongoing basis, the Directors are responsible for informing the Company Secretary of any new actual or potential conflicts that may arise or if there are any changes in circumstances that may affect an authorisation previously given. Even when provided with authorisation, a Director is not absolved from his or her statutory duty to promote the success of the company. If an actual conflict arises post-authorisation, the Board may choose to exclude the Director from receipt of the relevant information and participation in the debate, or suspend the Director from the Board, or, as a last resort, require the Director to resign.

The Nominations Committee reviewed the register of potential conflict authorisations in January 2017 and reported to the Board that the conflicts had been appropriately authorised and that the process for authorisation continues to operate effectively. Except as described in Note 35 to the financial statements, ‘Related party transactions’, during or at the end of the financial year no Director or Person Closely Associated had any material interest in any contract of significance with a Group company.

Independent advice

The company has an agreed procedure for Directors to take independent legal and/or financial advice at the company’s expense where they deem it necessary.

Indemnification of Directors

Qualifying third party indemnity provisions (as defined in the Companies Act 2006) are in force for the benefit of Directors and former Directors who held office during 2016 and up to the signing of the Annual Report.

Change of control and essential contracts

We do not have contracts or other arrangements which individually are fundamental to the ability of the business to operate effectively, nor is the company party to any material agreements that would take effect, be altered, or terminate upon a change of control following a takeover bid. We do not have agreements with any Director that would provide compensation for loss of office or employment resulting from a takeover, except that provisions of the company’s share plans may cause options and awards granted under such plans to vest on a takeover. Details of the termination provisions in the company’s framework for contracts for Executive Directors are given in the full version of the company’s 2014 Remuneration policy report which is available at www.gsk.com in the Investors section.

Directors’ Report

For the purposes of the UK Companies Act 2006, the Directors’ Report of GlaxoSmithKline plc for the year ended 31 December 2016 comprises pages 79 to 110 of the Corporate Governance Report, the Directors’ statements of responsibilities on pages 148 and 232 and pages 253 to 282 of Investor Information. The Strategic report sets out those matters required to be disclosed in the Directors’ Report which are considered to be of strategic importance to the company, as follows:

–	risk management objectives and policies (pages 18, 19 and 77 to 78)

–	likely future developments of the company (throughout the Strategic report)

–	research and development activities (pages 20 to 39)

–	diversity and inclusion (page 49)

–	provision of information to, and consultation with, employees (page 48)

–	carbon emissions (page 50)

The following information is also incorporated into the Directors’ Report:

Location in Annual Report
Interest capitalised	Financial statements, Notes 17 and 19
Publication of unaudited financial information	Group financial review, page 52
Details of any long-term incentive schemes	Remuneration report
Waiver of emoluments by a Director	Not applicable
Waiver of future emoluments by a Director	Not applicable
Non pre-emptive issues of equity for cash	Not applicable
Non pre-emptive issues of equity for cash by any unlisted major subsidiary undertaking	Not applicable
Parent company participation in a placing by a listed subsidiary	Not applicable
Provision of services by a controlling shareholder	Not applicable
Shareholder waiver of dividends	Financial statements, Notes 15 and 43
Shareholder waiver of future dividends	Financial statements, Notes 15 and 43
Agreements with controlling shareholders	Not applicable

The Directors’ Report has been drawn up and presented in accordance with and in reliance upon English company law and the liabilities of the Directors in connection with that report shall be subject to the limitations and restrictions provided by such law. The Directors’ Report was approved by the Board of Directors on 13 March 2017 and signed on its behalf by:

Philip Hampton

Chairman

13 March 2017

111	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Remuneration
In this section

Chairman’s annual statement	112

Annual report on remuneration	115

2017 Remuneration policy summary	137

2017 Remuneration policy report	138

112	GSK Annual Report 2016

Remuneration report

Chairman’s annual statement

In developing our new Remuneration policy we have spent considerable time listening to shareholders. The proposed approach provides better alignment, reduced maximum pay levels and greater simplicity.

Dear Shareholder

On behalf of the Board of Directors, I am pleased to present to you our Remuneration report for 2016. This includes my annual statement, our Annual report on remuneration, a summary of our 2017 remuneration policy and the 2017 Remuneration policy report, which provides full details of the new policy.

The Annual report on remuneration and this annual statement will be subject to an advisory vote at the Annual General Meeting (AGM) on 4 May 2017. The Remuneration policy report will be subject to a binding vote.

Context for Executive remuneration at GSK

2016 has seen GSK perform strongly with good sales growth across our Pharmaceuticals, Vaccines and Consumer Healthcare businesses, excellent new product momentum, disciplined cost control and further pipeline progress. Our results against our key financial measures were above target, with core earnings per share growth being at the top end of our guidance. In addition, Total Shareholder Return (TSR) growth of 22% was achieved which outperformed the FTSE 100 index over the year.

Remuneration outcomes for 2016

All awards in relation to 2016 were made in accordance with the Remuneration policy approved by shareholders in May 2014. The key decisions made by the Remuneration Committee (the Committee) were as follows:

–	The bonus outcomes for the Executive Directors were determined by reference to performance against the agreed financial measures, as well as the Committee’s assessment of their individual levels of performance. GSK achieved performance in excess of the relevant financial targets for the year. In conjunction with assessments of individual performance, this has resulted in bonus payments being made above target, but below maximum opportunities. Further details of the bonus outcomes for the year are provided on page 119, including enhanced disclosure of the bonus targets for the year and details of the Individual Performance Multipliers (IPMs) that have been applied for each Executive Director.

–	Vesting of the 2014 Performance Share Plan (PSP) awards and the matching awards under the Deferred Annual Bonus Plan (DABP) were based on the agreed measures of relative TSR, adjusted free cash flow and R&D new product performance, each with an equal weighting. Performance was measured over the three years to 31 December 2016. The threshold targets for the TSR and cash flow measures were not met, but the maximum R&D target was achieved, resulting in an overall vesting level of 33.3%. Further details of the vesting outcome for the 2014 PSP and DABP matching awards are provided on page 121.

113	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Review of Remuneration policy

During 2016, the Committee reviewed the Remuneration policy with the objective of maintaining alignment with strategic goals and further aligning the policy with best practice. The revised Remuneration policy is designed to:

–	Drive the success of the company and the delivery of its business strategy;

–	Create shareholder value;

–	Simplify pay arrangements;

–	Deliver an appropriately competitive package to attract, retain and motivate executive talent; and

–	Further align remuneration arrangements across the senior layers of the organisation.

As part of the Remuneration policy review, which included reviewing the packages for the new CEO and President, R&D, the Committee carried out an extensive consultation process with a significant number of our major shareholders. The feedback received from shareholders was greatly valued and given careful consideration by the Committee.

The key changes which we proposed to our Remuneration policy, with a focus on increasing alignment with shareholders and reducing maximum incentive opportunities, included:

–	Removal of the bonus matching plan;

–	Reduction of maximum potential pay levels;

–	Simplification of the Annual bonus scheme; and

–	Increase to the CEO’s Share Ownership Requirement.

In finalising the proposals and responding to a number of points raised during the shareholder consultation, the Committee were particularly thoughtful about the quantum of the incentives and about how the new policy should be implemented for Emma Walmsley in 2017. Full details of the final changes to the policy are set out in the Remuneration policy report on pages 137 to 146.

Executive Director changes and implementation of Remuneration policy for 2017

New appointments to the Board

As discussed elsewhere in the 2016 Annual Report, Sir Andrew Witty will be stepping down as CEO with effect from 31 March 2017 and will be succeeded by Emma Walmsley. As noted above, the Committee gave careful and detailed consideration to Emma’s remuneration package for 2017, taking into account all relevant factors. This included the constructive feedback received from shareholders which resulted in a number of refinements to the original proposals.

Taking into account the fact that this is Emma’s first CEO role, reductions have been made to all elements of her remuneration package in comparison to Sir Andrew’s current arrangements. Her overall package for 2017 will be c.25% less than that received by Sir Andrew. It is the Committee’s intention to keep Emma’s package under review in the coming years subject to her development and performance in the role. We would engage with shareholders regarding any changes within the limits set by the Remuneration policy.

A summary of Emma Walmsley’s new package is set out after the end of this letter on page 114. Further details are provided in the Annual report on remuneration.

Dr Patrick Vallance joined the Board in his role as President, R&D on 1 January 2017. He will receive a base salary of £780,000 and his pension arrangements, annual bonus and PSP opportunities will be in accordance with those set out in the Remuneration policy.

Changes to the annual bonus structure for 2017

As part of the Remuneration policy review, the Committee decided to simplify the structure of the annual bonus. The Individual Performance Multiplier has been removed and from 2017, the annual bonus will operate on an additive basis. 70% of the bonus opportunity will be subject to a single profit metric of Core Group PBIT instead of two separate measures of profit which applied in previous years. The remaining 30% will be subject to a scorecard of individual objectives. This ensures that maximum bonus opportunities can only be delivered if maximum targets are achieved in respect of both the financial and individual elements of the plan.

Departing executives

As noted above, Sir Andrew Witty will be stepping down as CEO with effect from 31 March 2017. Dr Moncef Slaoui will also be leaving the Board on 31 March 2017, but will remain with the company until 30 June 2017.

No termination payment will be made to either Executive and all outstanding incentive awards will be treated in accordance with the Remuneration policy. A more detailed summary of the treatment of these awards is provided on page 136 and full details of the payments made will be included in future Annual reports on remuneration.

AGM

Finally, I would like to thank shareholders for their input and engagement during the Remuneration policy review and I welcome all shareholders’ feedback on this report. We look forward to receiving your support for our new Remuneration policy and Annual report on remuneration at our AGM on 4 May 2017.

Urs Rohner

Remuneration Committee Chairman

13 March 2017

114	GSK Annual Report 2016

Remuneration report

Chairman’s annual statement continued

Key changes to our Remuneration policy for 2017

Alignment with shareholders	– Increase in the level of mandatory deferral under the annual bonus from 25% to 50%
– Significant increase in Share Ownership Requirement for the CEO from 4x salary to 6.5x salary

Reduction in overall maximum opportunity	– The overall maximum incentive opportunity for all Executive Directors has been reduced e.g. the total remuneration package of the new CEO is c.25% less than that received by the current CEO.

Simplification	– Removal of matching awards under the DABP plan
– Alignment of all Executive Directors’ on-target and maximum bonus opportunities
– Change from multiplicative to additive bonus structure

Overview of new CEO’s 2017 remuneration package

	Overview	Comparison with previous CEO	Rationale

Base salary	– £1,003,000	– 10% reduction	– Lower salary awarded on initial appointment

Pension	– 20% of salary contribution to defined contribution plan (and a further 5% matched contribution on salary up to £33,333 i.e. £1,667)	– Significantly lower pension benefit than the previous CEO’s defined benefit arrangement

–   No increase in the level of pension contribution provided to Ms Walmsley prior to her joining the Board

–   Remains aligned with the pension contribution provided to other Executives immediately below the Board

Annual bonus	– Target opportunity of 100% of salary	– Reduction in the target bonus opportunity from 125% of salary	– Aligns the annual bonus opportunity and structure for all Executive Directors
– Maximum opportunity of 200% of salary

LTIs	– Maximum opportunity of 550% of salary	– Over 20% reduction in total long-term incentive opportunity from a maximum of 700% of salary (which included awards under the PSP and matching awards under the DABP)

–   Removal of matching awards under the DABP simplifies the remuneration package and reduces the overall incentive opportunity

–   2017 PSP opportunity is also lower than that previously awarded to Sir Andrew Witty

Share Ownership Requirement	– 650% of salary	– Significantly above the current requirement of 400% of salary	– Aligns the Share Ownership Requirement with the maximum PSP opportunity under the Remuneration policy and further aligns the interests of the CEO with those of shareholders

Total reduction in package of c. 25%

115	GSK Annual Report 2016	Strategic report
Annual report on remuneration		Governance and remuneration
Financial statements
Investor information

2016 at a glance

  Pay for performance

Objectives	KPIs	Incentive scheme outcomes
Financial: Grow a balanced business Non-financial: Health for all Our behaviour Our people Our planet

–   Core Group Operating Profit

–   Core Group PBIT

–   Vaccines performance

–   Increase access to healthcare

–   Putting patients and consumers first

–   Talent, development and diversity

–   Reducing environmental impacts

Long-term strategic objectives:
Strong R&D innovation	– R&D new products
Efficient global operating model	– Adjusted free cash flow
Three world-leading businesses	– Relative TSR

2016 highlights summary
The following shows a breakdown of total remuneration paid to Executive Directors in respect of 2016 and 2015:

Executive Directors’ shareholdings (audited)

To align the interests of Executive Directors with those of shareholders, they are required to build and maintain significant holdings of shares in GSK over time. Executive Directors are required to continue to satisfy these shareholding requirements for a minimum of 12 months following retirement from the company. CET members are also required to build up a Share Ownership Requirement (SOR) of 2x base salary.

Current shareholdings compared to the SOR are illustrated in the chart opposite.

116	GSK Annual Report 2016

Annual report on remuneration continued

Total remuneration for 2016 (audited)

The total remuneration for 2016 for each Executive Director is set out in the table below:

	Sir Andrew Witty, CEO		Simon Dingemans, CFO		Dr Moncef Slaoui, Chairman, Global Vaccines
	2016 £000	2015 £000	2016 £000	2015 £000	2016 $000	2015 $000
A. Fixed pay

Salary See page 117	1,115	1,087	736	718	1,242	1,212

Benefits See page 117	124	110	92	82	495	545

Pension See page 118	520	458	147	144	875	1,316
Total fixed pay	1,759	1,655	975	944	2,612	3,073

B. Pay for performance
Annual bonus See pages 119 and 120	2,167	2,175	915	989	1,726	1,632

LTI awards:

Matching awards under DABP(1)	361	194	119	73	293	274

PSP(1) See page 121	2,543	2,637	1,119	1,160	1,812	2,345
Total pay for performance	5,071	5,006	2,153	2,222	3,831	4,251

A+B = Total remuneration(2)	6,830	6,661	3,128	3,166	6,443	7,324

Notes:

(1)	Further details in respect of the vesting of PSP and DABP awards are provided on pages 130 to 133.

(2)	The Committee may in specific circumstances, and in line with stated principles, apply clawback/malus, as it determines appropriate. Following due consideration by the Committee, there has been no recovery of sums paid (clawback) or reduction of outstanding awards or vesting levels (malus) applied during 2016 in respect of any of the Executive Directors.

Deferral of 2016 annual bonus	%	£000	Number of shares	%	£000	Number of shares	%	$000	Number of ADS
Amount of bonus deferred	25	542		50	458		25	432

Number of shares or ADS purchased			34,353			29,022			10,760

117	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Total remuneration for 2016 (audited) continued

The following sections provide details of each element of ‘Total remuneration’, including how the Committee implemented the approved Remuneration policy in 2016.

Comparator groups for pay and TSR

The Committee used two pay comparator groups for all roles when considering executive pay for 2016. The primary group used for each Executive Director was as follows:

UK cross-industry	Global pharmaceutical
comparator group	comparator group
Sir Andrew Witty	Dr Moncef Slaoui

Simon Dingemans

Anglo American(1)	France	Sanofi

AstraZeneca	Switzerland	Novartis

BG Group(1)		Roche Holdings

BHP Billiton	UK	AstraZeneca

BP	US	AbbVie(2)

British American Tobacco		Amgen(2)

Diageo		Bristol-Myers Squibb

Reckitt Benckiser		Eli Lilly

Rio Tinto		Johnson & Johnson

Royal Dutch Shell		Merck & Co

SAB Miller(1)		Pfizer

Tesco(1)

Unilever

Vodafone

The global pharmaceutical comparator group is also used as the basis for the TSR comparator group, which features in our long-term incentive awards.

(1)	Following a review of the pay comparator group during the year, these comparators have been removed from the group for 2017.

(2)	AbbVie and Amgen are included for remuneration benchmarking, but are not included in the TSR comparator group.

When reviewing the CEO’s remuneration, the Committee also references pay for a group of leading European companies whose selection is based on their size and complexity.

Fixed pay (audited)

Salary

The table below sets out the base salaries of the Executive Directors over the last two years. As disclosed last year, the salary increases made in 2016 were aligned with those provided to the wider workforce. Details of salary levels for 2017 are provided on page 135.

	%		Base salary
	change	2016	2015
Sir Andrew Witty	2.5%	£1,114,500	£1,087,300

Simon Dingemans	2.5%	£735,600	£717,700

Dr Moncef Slaoui	2.5%	$1,242,100	$1,211,800

Benefits

The following table shows a breakdown of the grossed up cash value of the benefits received by the Executive Directors in 2016 and 2015.

Employee benefits include all employee share plans, healthcare, car allowance, personal financial advice and life assurance/death in service cover.

Travel expenses include car, travel and spouse/partner costs associated with accompanying the Executive Director on GSK business, which are deemed to be taxable benefits on the individual.

Other benefits comprise expenses incurred in the ordinary course of business, which are deemed to be taxable benefits on the individual and, as such, have been included in the table below.

	2016 benefits	2015 benefits
Sir Andrew Witty (£000)

Employee benefits	63	26

Travel	23	48

Other benefits	38	36

Total	124	110
Simon Dingemans (£000)

Employee benefits	30	29

Travel	38	39

Other benefits	24	14

Total	92	82
Dr Moncef Slaoui ($000)

Employee benefits	158	216

Travel	34	86

Other benefits(1)	303	243
Total	495	545

(1)	For Dr Moncef Slaoui, other benefits include UK accommodation of $247,875 in 2016 (2015 – $225,806).

118	GSK Annual Report 2016

Annual report on remuneration continued

Fixed pay (audited) continued

Pensions

Executive Director	Pension plan type	Member since
Sir Andrew Witty	UK defined benefit(1)	1991(2)
Simon Dingemans	Cash payment in lieu of pension(3)	–
Dr Moncef Slaoui	US and Belgian plans	1988

(1)	Sir Andrew’s maximum pension entitlement is two-thirds of final salary. Since 1 April 2013, pensionable salary increases have been limited to 2% p.a. for all members. The plan has been closed to new entrants since 2001.

(2)	Since becoming a member, Sir Andrew has built up pensionable service through the different tiers of the Glaxo Wellcome Pension Plan. His current pension entitlement is a product of his service and progression within GSK.

(3)	Simon Dingemans receives a cash payment in lieu of pension of 20% of base salary in line with GSK’s defined contribution pension plan rates.

The following table shows the breakdown of the pension values set out on page 116.

		Sir Andrew Witty		Simon Dingemans		Dr Moncef Slaoui
Pension remuneration values(1)	2016 £000	2015 £000	2016 £000	2015 £000	2016 $000	2015 $000
UK defined benefit	520	472	–	–	–	–
US defined benefit	–	–	–	–	742	1,191
Belgian defined benefit(2)	–	–	–	–	10	57
Employer cash contributions	–	–	147	144	123	68
Member contributions to defined benefit plans	–	(14)	–	–	–	–
Total pension remuneration value	520	458	147	144	875	1,316

(1)	The pension remuneration figures have been calculated in accordance with the methodology set out in The Large and Medium-sized Companies and Group (Accounts and Reports) (Amendment) Regulations 2013 (Remuneration Regulations). In calculating the defined benefit pension values for 2016, the difference between the accrued pension as at 31 December 2016 and the accrued pension as at 31 December 2015 increased by inflation (0% for UK defined benefit, 1.7% for US defined benefit, 1.7% for Belgian defined benefit) has been multiplied by 20.

(2)	Amounts have been translated from Euros into US Dollars using an exchange rate of 1.11 for 2016 and 1.12 for 2015.

For Sir Andrew and Dr Moncef Slaoui, further details regarding the 2016 pension values are set out in the table below.

		Accrued pension as at 31 December
Sir Andrew Witty	2016 £ (p.a.)	2015 £ (p.a.)	Pension remuneration value for 2016 (£000)
UK – Funded	71,591	71,648
UK – Unfunded	670,500	644,459
Total	742,091	716,107	520

		Accrued pension as at 31 December
Dr Moncef Slaoui(1)	2016 $ (p.a.)	2015 $ (p.a.)	Pension remuneration value for 2016 ($000)
US – Funded	15,434	14,473	14
US – Unfunded	439,393	396,297	728
Belgium – Funded(2)	103,230	101,010	10

US – 401(k) & ESSP	–	–	123
Total	558,057	511,780	875

(1)	Since becoming a member of these plans, Dr Moncef Slaoui has built up pensionable service in the Belgian Plan, and in the US Cash Balance and Supplemental Pension Plans. Annual employer cash contributions were made to the 401(k) Plan and Executive Supplemental Savings Plan (ESSP). His current pension entitlement is a product of his service and progression within GSK.

(2)	Amounts have been translated from Euros into US Dollars using an exchange rate of 1.11 for 2016 and 1.12 for 2015.

119	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Pay for performance (audited)

Annual bonus	The annual bonus opportunity is based on a formal review of performance against stretching financial targets. This outcome is then adjusted to reflect individual performance by applying an Individual Performance Multiplier (IPM).

The IPM is set by the Committee taking into account performance against individual objectives. The multiplier may be set between 0% and 150%.

2016 performance against targets

For 2016, the financial measures and weightings were as follows:

	Weighting				2016 performance
Performance measure	Sir Andrew Witty	Simon Dingemans	Dr Moncef Slaoui	2016 Target(1)(2)	Outcome (£)(2)	Positioning against target
Core Group Operating Profit	75%	75%	–	£6,706m	£6,914m	103%
Core Group PBIT	25%	25%	25%	£6,386m	£6,592m	103%
Vaccines performance	–	–	75%	£1,038m	£1,207m	116%

(1)	Threshold and maximum performance targets were set at 90% and 110% of Target respectively.

(2)	The Core Group Operating Profit and Core Group PBIT targets and outcomes for the purposes of annual bonus differ from Core Group Operating Profit and PBIT disclosed elsewhere in this Annual Report, primarily because both the target and outcome numbers are calculated applying GSK budget exchange rates and not actual exchange rates.

The following table shows actual bonuses earned compared to opportunity for 2016:

		2016 bonus opportunity				2016 bonus outcome
Bonus	Base salary £/$000	Target (% of salary)	Maximum (% of salary)	Financial performance outcome (% salary)	IPM %	Total 2016 (% of salary)	Total 2016 £/$000
Sir Andrew Witty	£1,115	125	200	162	120	194	£2,167
Simon Dingemans	£736	80	180	104	120	124	£915
Dr Moncef Slaoui	$1,242	85	200	126	110	139	$1,726

The table below sets out the matters which the Committee considered in respect of the financial measures and weightings set for the Executive Directors.

Financial performance

Core Group Operating Profit and Core Group PBIT	–	Group turnover increased 6% CER on a reported basis to £27.9 billion and 5% CER on a pro-forma basis.
–

Core Group Operating Profit increased by 14% CER on a reported basis and 17% CER on a pro-forma basis. Core Group PBIT grew 14% CER on a reported basis. Both of these were ahead of target performance for 2016 but below the maximum targets.

–

Core operating margin of 27.9% was 4.6 percentage points higher than in 2015 and 2.6 percentage points higher in CER terms on a pro-forma basis. This reflected improved operating leverage driven by sales growth and a more favourable mix across all three businesses as well as delivery of restructuring and integration benefits and tight control of ongoing costs, partly offset by continued price pressure, particularly in Respiratory, and supply chain and R&D investments.

Vaccines performance	–	Vaccines sales increased 14% CER on a reported basis to £4,592 million and 12% CER on a pro-forma basis.
–

Overall results benefited from the strong performance of Bexsero, as well as higher demand for Fluarix/FluLaval in the US and International and Menveo in International. Further growth was driven by Synflorix due to market expansion in International and a tender award in Europe and Boostrix, which grew in Europe and International.

	–	Vaccines core operating profit increased by 38% in CER terms. The operating profit margin of 31.7% was 7.6 percentage points higher than in 2015 in CER terms on a pro-forma basis.
–

The results were driven primarily by improved product mix and enhanced operating leverage from strong sales growth, together with integration and restructuring benefits in costs of sales, SG&A and R&D, and higher royalty income.

120	GSK Annual Report 2016

Annual report on remuneration continued

Pay for performance (audited) continued

In determining the appropriate Individual Performance Multiplier (IPM) that should be applied to the annual bonus outcome for each Executive Director, the Committee took into account performance against a number of key strategic objectives that were set for each individual at the start of the year.

A summary of the principal achievements of each Executive in respect of these objectives is provided in the table below:

Personal performance	2016 achievements
Sir Andrew Witty	–	Delivered all key financial objectives ahead of the financial plan.

	–	Achieved strong progress in the integration of the Novartis businesses in Consumer and Vaccines.

	–	New product sales more than doubled to £4.5 billion.

	–	Strong returns on R&D investment during the year with the approval and submission targets for late stage assets exceeded.

	–	Delivered sustained pipeline progress with 4 assets filed in H2 2016 (Shingrix, Closed Triple, Benlysta SC and Sirukumab) and 4 key phase III starts in Q4 for assets in HIV, respiratory and anaemia.

	–	Delivered continued improvement in the quality risk profile across all three businesses.

	–	Fully implemented the new commercial business model and maintained progress on delivering our responsible business commitments, e.g. topping Access to Medicines Index for the 5th consecutive year.

	–	Embedded a number of critical simplification and change programmes, realising benefits from our global platforms.

	–	Provided effective leadership to the Group during a year of significant change, while also successfully transitioning towards a new CEO.

Simon Dingemans	–	Delivered strong financial leadership for the Group during 2016.

	–	Continued progress on cost savings made. Total annual cost savings now at £3 billion including currency benefit of £0.2 billion and the Group remains on track to deliver the targeted annual savings of £3 billion at CER by 2017.

	–	Continued successful implementation of new business operating systems. BISON and IPT successfully went live and legacy systems have been decommissioned. CERPS accounting systems were successfully deployed in 22 markets and MERPS system deployed in nine sites.

	–	All but one exit from Novartis transaction related Service Agreements have been completed and Core Commercial cycle integrated into financial planning process.

Dr Moncef Slaoui	–	Led a highly successful year in the Vaccines business overall.

	–	Effectively managed the Vaccines’ leadership succession and transition to the new Head of Vaccines, Luc Debruyne.

	–	Finalised the successful creation of Galvani, a bioelectronics joint venture with Verily Life Sciences, with significant opportunity to create value for shareholders.

	–	Worked towards the creation of Coalition for Epidemic Preparedness Innovations in support of biopreparedness and established GSK’s place on the founding board amongst other major vaccines organisations.

	–	Supported GSK’s external reputation building in the global public health arena, working directly with WHO, BARDA, Wellcome Trust, UNGA, and AMR.

Malus and clawback policy

The company’s policy on malus and clawback is set out in the company’s Remuneration policy report, (page 140) and is also available at www.gsk.com in the Investors section.

From 1 January 2015 in respect of each financial year, the Committee discloses whether it (or the Recoupment Committee) has exercised clawback or malus.

Disclosure will only be made when the matter has been the subject of public reports of misconduct, where it has been fully resolved, where it is legally permissible to disclose and where it can be made without unduly prejudicing the company and therefore shareholders.

In line with these disclosure guidelines, neither the Committee (nor the Recoupment Committee) has exercised malus or clawback during 2016.

121	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Pay for performance (audited) continued

Value earned from long-term incentives (LTIs)

In line with the Committee’s agreed principles, for each measure applicable to the 2014 and 2015 LTI awards, actual performance against targets is reviewed and adjustments made as appropriate to reflect the impact of the Novartis transaction on the business and to ensure that the vesting outcome reflects genuine underlying business performance. The Committee is satisfied that the adjusted targets remain suitably stretching. Further details on any adjustments made will be provided at the time of vesting.

2014 awards with a performance period ended 31 December 2016

The Committee reviewed the performance of the PSP and DABP matching awards granted to Executive Directors against the targets set. The performance achieved in the three years to 31 December 2016 and the vesting levels are set out in the table below.

					Outcome and vesting level

Performance measures and relative weighting	Performance targets				Outcome	% of maximum	% of award

R&D new product performance (1/3rd)	R&D new product sales performance measures aggregate three-year sales for new products launched in the three-year performance period and preceding two years, i.e. 2012-16.				£6.72 bn	100	33.33
		Original target	Adjusted target	% vesting

	Maximum	£5.26 bn	£4.43 bn	100%
		£4.78 bn	£4.03 bn	75%
		£4.54 bn	£3.82 bn	50%
	Threshold	£4.30 bn	£3.62 bn	25%

Adjusted free cash flow (AFCF) performance (1/3rd)	In line with the company’s agreed principles, the AFCF figures included adjustments for a number of material distorting items, including legal settlements, exchange rate movements and special pension contributions.				£9.29 bn	0	0
		Original target	Adjusted target	% vesting

	Maximum	£16.22 bn	£12.95 bn	100%
		£15.51 bn	£12.38 bn	75%
		£14.10 bn	£11.26 bn	50%
	Threshold	£13.68 bn	£10.92 bn	25%

Relative TSR performance (1/3rd)		TSR ranking within comparator group[1]		% vesting	Ranked 9th	0	0

	Maximum	1st, 2nd, 3rd		100%
		4th		72%
		5th		44%
	Threshold[2]	Median		30%
		6th to 10th		0%

[1]  TSR comparator group: AstraZeneca, Bristol-Myers Squibb, Eli Lilly, GSK, Johnson & Johnson, Merck & Co, Novartis, Pfizer, Roche Holdings and Sanofi.

[2]  The vesting schedule is based on delivering 30% vesting for median performance. In a comparator group of ten companies, median falls between two companies.

Total vesting in respect of 2014 awards	33.33%

122	GSK Annual Report 2016

Annual report on remuneration continued

Pay for performance (audited) continued

Historical vesting for GSK’s LTIs

Update on performance of ongoing LTI awards

The Committee also reviewed the performance of the PSP and DABP matching awards granted to Executive Directors in 2015 and 2016. The following charts provide an estimate of the vesting levels taking into account performance to 31 December 2016.

Actual vesting levels will only be determined based on performance over the full three-year performance periods. The indications below should therefore not be regarded as predictions of the final vesting levels.

For threshold performance, 25% of each award will vest in respect of R&D new product and AFCF measures and 30% for the TSR element. The TSR comparator group remains unchanged from that shown on page 121 in respect of the 2014 awards.

2016 long-term incentive awards

The levels of participation in the DABP in respect of 2015 are shown in the table below, together with the maximum matching awards granted in 2016 in respect of the deferrals of 2015 bonuses. The table also shows PSP award levels for 2016.

		DABP matching awards				PSP awards
	2015 % of total bonus deferred	2016 Number of shares/ADSs	2016 Face value of award*	2016 Award level as % of base salary	2016 Number of shares/ADSs	2016 Face value of award*
Sir Andrew Witty	25%	40,003 shares	£0.54m	600%	492,052 shares	£6.69m
Simon Dingemans	50%	36,381 shares	£0.49m	400%	216,512 shares	£2.94m
Dr Moncef Slaoui	50%	20,854 ADSs	$0.82m	500%	158,714 ADSs	$6.21m

*	The face values of the awards have been calculated based on a share price of £13.59 for share awards and $39.13 for ADS awards, being the closing prices on 10 February 2016.
**	The performance period for the 2016 awards is from 1 January 2016 to 31 December 2018.
***	DABP matching awards to UK Executives are made in the form of nil-cost options and PSP awards are made in the form of conditional shares. Awards to US Executives are made over ADSs in the form of conditional shares.

123	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

CEO pay comparison

2016 CEO total remuneration positioning

Performance graph

The following graph sets out the performance of the company relative to the FTSE 100 index and to the pharmaceutical performance comparator group for the eight year period to 31 December 2016. These indices were selected for comparison purposes as they reflect both the primary index of which GSK is a constituent and the industry in which it operates.

Historic CEO remuneration

	2016 £000	2015 £000	2014 £000	2013 £000	2012 £000	2011 £000	2010 £000	2009 £000
Single figure of remuneration	6,830	6,661	3,902	7,207	4,386	6,807	4,562	5,790
Annual bonus award(1) (% of maximum)	97.2%	100%	42%	88%	44%	100%	59%	100%
Vesting of LTI awards (% of maximum)	33.3%	37.8%	13.5%	31%	24%	70%	35%(2)	35%(2)

(1)	2009 and 2010 bonus amounts include amounts paid under the Operational Efficiency Bonus in place for those years. The overall maximum bonus receivable was still subject to a limit of 200% of base salary.

(2)	In respect of the 2007 and 2008 PSP awards. Sir Andrew also had outstanding awards over 195,500 and 525,000 share options, granted in 2007 and 2008 respectively, which lapsed in full. These have not been included in the total vesting percentage due to the distorting effect of aggregating conditional shares and share options.

Percentage change in remuneration of CEO

	Sir Andrew Witty		UK Employees
	2016 £000	% change	% change
Salary	1,115	2.5%	2.9%
Benefits	124	12.7%	0%
Annual bonus	2,167	0%	(4%	)

This reflects salary earned in, benefits received in and annual bonus earned in respect of 2016 compared with 2015. For the wider UK employee population, the salary increase includes the annual salary review as well as any additional changes in the year, e.g. on promotion. The increase in benefits for the CEO is not as a result of a change to his benefit arrangements. The CEO’s benefits were higher in 2016 than in 2015 primarily as a result of an increased level of financial planning fees. This was partially offset by a lower level of travel. UK employee benefits are unchanged on the previous year as there have been no changes to our benefit policies or levels. It does not reflect any changes to the level of benefits an individual may have received as a result of a change in role, e.g. promotion. The UK population was considered to be the most relevant comparison as it most closely reflects the economic environment encountered by the CEO.

124	GSK Annual Report 2016

Annual report on remuneration continued

Additional remuneration disclosures

Relative importance of spend on pay

The table shows the percentage changes in total employee pay and the Group’s dividends paid to shareholders.

	2016	2015
	£m	£m	% change

Total employee pay	8,212	8,030	2.3

Dividends	4,850	3,874	25.2

Share buyback	–	–	–

The figures in the table above, which reflect payments made during each year, are as set out on pages 174 and 180. However, dividends declared in respect of 2016 were £3,892 million (2015 – £3,872 million plus a special dividend of £969 million), i.e. an increase of 0.5% excluding the special dividend. The company does not expect to make any ordinary share repurchases in 2017.

Total employee pay is based on 99,827 employees, the average number of people employed during 2016 (2015 – 101,192).

Service contracts

The table below sets out the relevant dates of the Executive Directors’ service contracts, which are available for review at the company’s registered office during office hours. All Executive Directors’ service contracts contain a 12-month notice period, as set out in the Remuneration policy report.

	Date of contract	Effective date	Expiry date

Sir Andrew Witty	18.06.08	22.05.08	31.08.24

Emma Walmsley(1)	20.12.16	01.10.16	30.06.34

Simon Dingemans	08.09.10	04.01.11	30.04.28

Dr Moncef Slaoui	21.12.10	21.12.10	01.08.19

Dr Patrick Vallance(1)	19.12.16	01.01.17	31.03.25

(1)	Appointed to the Board on 1 January 2017.

Shareholder votes on remuneration matters

The table below provides details of the shareholder votes for the most recent resolutions in respect of the Annual remuneration report and Remuneration policy report.

2016 AGM	Total votes cast (billion)	Total votes for (%)	Total votes against (%)	Votes withheld (million)

Remuneration report	3.7	84.7	15.3	708

2014 AGM	Total votes cast (billion)	Total votes for (%)	Total votes against (%)	Votes withheld (million)

Remuneration policy	3.5	97.4	2.6	100

External appointments for Executive Directors

No Executive Directors held remunerated external appointments.

Payments to past Directors (audited)

None.

Payments for loss of office (audited)

None.

Remuneration governance

Role of the Committee

The role of the Committee is to set the company’s remuneration policy so that GSK is able to recruit, retain and motivate its executives.

The Remuneration policy is regularly reviewed to ensure that it is consistent with the company’s scale and scope of operations, supports the business strategy and growth plans and helps drive the creation of shareholder value.

Terms of reference

The Committee’s full terms of reference are available on the company’s website. The terms of reference, which are reviewed at least annually, were last revised in January 2017 to reflect best practice and corporate governance developments.

Governance

The Board considers all of the members of the Committee to be independent Non-Executive Directors in accordance with the UK Corporate Governance Code.

Membership

The membership of the Committee, together with appointment dates, is set out below:

Committee members	Committee member since

Urs Rohner	1 January 2015
Chairman

Vindi Banga	1 January 2016

Dr Vivienne Cox	1 January 2017

Judy Lewent	1 January 2013

Dr Stephanie Burns	1 May 2013 to 5 May 2016

Sir Deryck Maughan	1 July 2012 to 5 May 2016

Hans Wijers	10 October 2013 to 5 May 2016

Committee meetings usually include a closed session, during which only members of the Committee are present. Other individuals may also be invited to attend Committee meetings during the year. Executives and other Committee attendees are not involved in any decisions, and are not present at any discussions regarding their own remuneration.

Details of the Committee members’ skills and experience are given in their biographies under ‘Our Board’ on pages 84 to 85. See page 88 for Committee member attendance levels.

125	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Remuneration governance continued

The Company Secretary is Secretary to the Committee and attends all meetings. Other attendees at the Committee include:

Committee attendees

Attendee	Regular attendee	Attends as required
CEO		✓
CFO		✓
Head of Human Resources		✓
Head of Reward	✓
Committee Adviser – Deloitte LLP		✓

Judy Lewent and Vindi Banga, as members of the Audit & Risk and Remuneration Committees, provide input on the Audit & Risk Committee’s review of the Group’s performance and oversight of any risk factors relevant to remuneration decisions.

Adviser to the Committee

The Committee has access to external advice as required. The Committee carried out a formal review of the independent advisers to the Committee in 2013. As a result of this review, the Committee reappointed Deloitte LLP (Deloitte) to provide it with independent advice on executive remuneration. The Committee Chairman agrees the protocols under which Deloitte provides advice and the Committee is satisfied that the advice they have received from Deloitte has been objective and independent.

Deloitte is a member of the Remuneration Consultants’ Group and, as such, voluntarily operates under the code of conduct in relation to executive remuneration consulting in the UK. The code of conduct can be found at www.remunerationconsultantsgroup.com.

Deloitte provided independent commentary on matters under consideration by the Committee and updates on market practice and legislative requirements. Deloitte’s fees for advice provided to the Committee in 2016 were £205,860. Fees were charged on a time and materials basis. Deloitte also provided other consulting, tax and assurance services to GSK during the year. However, the Committee is satisfied that this does not compromise the independence of the advice they have received from Deloitte.

Following the announcement that Deloitte will replace PricewaterhouseCoopers LLP as auditors of the company, Deloitte will no longer be the named advisers to the Remuneration Committee. The company is currently undergoing a tender process with the intention that new advisers will be appointed by 1 July 2017.

Willis Towers Watson provided additional market data to the Committee.

Committee evaluation

The Committee’s annual evaluation was internally facilitated by the Company Secretary and supplemented by a questionnaire circulated to Committee members on behalf of the Committee Chairman. It was concluded that the Committee continued to operate effectively. In terms of enhancements to the Committee’s work, it was agreed that it would seek to gain a deeper understanding of the performance systems and culture and the linkage with remuneration arrangements for the Group’s top talent.

What the Committee did during 2016

Areas of Committee focus	Items discussed

Remuneration policy

The Committee sets the broad structure for the Remuneration policy and determines the remuneration of the Executive Directors, the Chairman and other corporate officers for Board approval.

– Proposed Remuneration policy for 2017 – Engagement with shareholders

Salary review The Committee periodically reviews and considers the remuneration environment of Executive Directors & CET, approving annual amendments as necessary.

–  Remuneration environment (including wider employee trends)

–  Executive Director and CET benchmarking, competitiveness and GSK comparator groups

–  Executive Director and CET salary recommendations and increases for 2017

Annual bonus The Committee is responsible for setting specific performance measures for the annual bonus.	– CEO, Executive Director & CET 2015 bonus recommendations and 2016 bonus objectives – R&D annual bonus target metric

LTI plans The Committee is responsible for approving LTI plan rule changes, grants, assessments of performance, and the vesting of LTI awards for the Executive Directors, CET and below.	– Deferred Annual Bonus Plan rules – LTI performance outcomes and vesting of LTI awards for CET and below – LTI grants for CET and below, including Share Value Plan awards.

Governance and other areas of focus The Committee adheres to a robust remuneration governance framework, ensuring alignment between internal actions and external reporting/ compliance requirements.

–  Committee evaluation process

–  Shareholder feedback from Annual Investor Meetings

–  2015 Remuneration report

–  Remuneration considerations for 2016

–  AGM and Remuneration report feedback, the external remuneration environment and performance target disclosure for incentives plans

–  Chairman’s fees

–  2016 Remuneration report disclosures

126	GSK Annual Report 2016

Annual report on remuneration continued

2016 Non-Executive Directors’ fees

Chairman and other Non-Executive Directors

The company aims to provide the Chairman and other Non-Executive Directors with fees that are competitive with those paid by other companies of equivalent size and complexity, subject to the limits contained in GSK’s Articles of Association.

Chairman’s fees

Chairman Philip Hampton is paid a fee of £700,000 per annum, of which he has elected to take 25% in GSK shares.

Non-Executive Directors fees

No changes to Non-Executive Director fees were made during the year and fees remained at the levels set in January 2013. For each Non-Executive Director, a minimum of 25% of fees is delivered as shares deferred until the Non-Executive Director steps down from the Board.

The Non-Executive Directors’ fees that applied during 2016 are set out in the table below:

Per annum
Standard annual fee	£85,000
Supplemental fees
Chairman of the Audit & Risk Committee	£80,000
Senior Independent Director and Scientific/Medical Experts	£30,000
Chairmen of the Remuneration and Corporate Responsibility Committees	£20,000
Non-Executive Director undertaking intercontinental travel to meetings	£7,500 per meeting

The table below (audited) sets out the value of fees and benefits received by the Non-Executive Directors in the form of cash and shares or ADS. Further details of the Non-Executive Directors’ share allocation plan are set out on page 145. Non-Executive Directors fees that are paid other than in GBP are converted using an average exchange rate that is reviewed from time to time.

				2016				2015
Non-Executive Directors’ emoluments (000) (audited)		Fixed fees				Fixed fees
	Cash	Shares/ADS	Benefits(3)	Total pay	Cash	Shares/ADS	Benefits(3)	Total pay
Professor Sir Roy Anderson	£92	£31	£7	£130	£98	£32	£10	£140
Vindi Banga	–	£112	£8	£120	–	£28	£1	£29
Dr Vivienne Cox(1)	£32	£11	£5	£48	–	–	–	–
Lynn Elsenhans	£14	£128	£54	£196	£14	£122	£63	£199
Dr Jesse Goodman(1)	$165	$55	$268	$488	–	–	–	–
Philip Hampton	£525	£175	£13	£713	£389	£130	£3	£522
Judy Lewent	$239	$80	$218	$537	$249	$83	$171	$503
Urs Rohner	£84	£28	£22	£134	£85	£28	£19	£132
Dr Stephanie Burns(2)	$51	$27	$21	$99	$91	$91	$77	$259
Stacey Cartwright(2)	£69	£23	£5	£97	£75	£25	£7	£107
Sir Deryck Maughan(2)	$28	$55	$44	$127	–	$241	$146	$387
Dr Daniel Podolsky(2)	$56	$50	$78	$184	$60	$181	$155	$396
Hans Wijers	£32	£5	£8	£45	£75	£25	£16	£116

(1)	Dr Jesse Goodman joined the Board from 1 January 2016. In accordance with the Non-Executive Directors’ Share Allocation Plan, 25% of Dr Jesse Goodman’s fees will be retained and will be re-invested in the company’s ADSs at a future date, to be mutually agreed. Dr Vivienne Cox joined the Board from 1 July 2016.

(2)	Dr Stephanie Burns, Sir Deryck Maughan, Dr Daniel Podolsky and Hans Wijers all retired from the Board at the AGM on 5 May 2016. Stacey Cartwright retired from the Board on 31 December 2016.

(3)	Benefits primarily consist of travel and subsistence costs incurred in the normal course of business, in relation to meetings on Board and Committee matters and other GSK-hosted events which are considered to be taxable. For overseas-based Non-Executive Directors, this includes travel to meetings in the UK.

127	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Directors’ interests in shares (audited)

The interests of the Directors of the company in office at 31 December 2016 and their persons closely associated (PCA) are shown in the tables below.

						Total share plan interests as at 31 December 2016
	Total directors’ interests as at			Shares/ADS			Options
	3 March 2017	31 December 2016	1 January 2016	(a)Unvested and not subject to performance	Unvested and subject to performance	(a)Unvested and not subject to performance	Unvested and subject to performance	Vested but not exercised	Exercised in the year
Executive Directors Shares
Sir Andrew Witty(b,c,d,f,h)	1,090,542	1,034,521	859,350	70,252	1,462,023	143,640	142,752	–	50,199
Simon Dingemans(b,c,d,f,h)	323,181	263,245	179,527	–	643,346	77,523	76,811	–	19,224
Dr Moncef Slaoui(c,d,e,g)	28,475	28,473	28,300	–	–	–	–	–	–
Emma Walmsley(k)	161,046	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Dr Patrick Vallance(k)	345,947	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
ADS
Dr Moncef Slaoui(c,d,e,g)	346,846	295,974	234,270	86,519	507,421	–	–	3,810	–

						Share allocation plan for Non-Executive Directors
	Total directors’ interests as at					Number of shares or ADS
	3 March 2017	31 December 2016 or date of retirement	1 January 2016 or date of appointment		(i)Dividends reinvested	31 December 2016	Paid out	Allocated & elected	31 December 2015
Non-Executive Directors Shares(i)
Professor Sir Roy Anderson	27,812	25,499	23,969		1,850	25,499	–	1,530	23,969
Vindi Banga	44,825	42,705	37,303		271	7,505	–	5,402	2,103
Dr Vivienne Cox	669	323	–		4	323	–	323	–
Philip Hampton	29,016	25,279	16,696		924	18,361	–	8,583	9,778
Urs Rohner	4,097	3,488	2,080		187	3,488	–	1,408	2,080
Dr Stephanie Burns(j)	–	44	44		–	–	–	–	–
Stacey Cartwright(j)	–	9,631	8,469		–	9,510	–	1,163	8,347
Hans Wijers(j)	–	5,223	4,845		–	–	5,223	378	4,845
ADS(i)
Lynn Elsenhans	20,809	18,205	14,839		1,177	17,205	–	3,366	13,839
Dr Jesse Goodman(i)	–	–	–		–	–	–	–	–
Judy Lewent	20,219	19,052	17,636		626	8,886	–	1,417	7,469
Dr Stephanie Burns(j)	–	21,263	20,584		–	–	21,198	678	20,520
Sir Deryck Maughan(j)	–	53,294	51,937		–	–	53,294	1,357	51,937
Dr Daniel Podolsky(j)	–	38,973	37,745		–	38,973	–	1,228	37,745

a)	Unvested shares not subject to performance of 70,252 for Sir Andrew represent 25% of the shares awarded at the end of the three year performance periods for the 2012 and 2013 PSP grants, together with subsequent re-invested dividends. These shares are subject to further two-year vesting periods. Sir Andrew’s unvested options not subject to performance of 143,640 represent bonus deferrals of 142,752 and Share Save options of 888.

Unvested options not subject to performance of 77,523 for Simon Dingemans represent bonus deferrals of 76,811 and Share Save options of 712.

Unvested ADS not subject to performance of 86,519 for Dr Moncef Slaoui represent bonus deferrals of 56,646, deferrals under the PSP plan of 22,743 and Share Value Plan awards for his PCA of 7,130.

b)	Total Directors’ interests includes shares purchased through the GlaxoSmithKline Share Reward Plan. During 2016, Sir Andrew Witty and Simon Dingemans were each awarded 99 shares under the plan. The total number of shares held within the plan are as follows:

Share Reward Plan (Shares)	3 March 2017	31 December 2016	1 January 2016
Sir Andrew Witty	3,616	3,541	3,132
Simon Dingemans	1,423	1,375	1,100
Emma Walmsley(k)	1,016	N/A	N/A
Dr Patrick Vallance(k)	2,984	N/A	N/A

Dr Moncef Slaoui is not eligible to participate in the Share Reward Plan, as this is only open to UK employees.

128	GSK Annual Report 2016

Annual report on remuneration continued

Directors’ interests in shares (audited) continued

c)	Total directors’ interests includes shares or ADS resulting from the deferral of bonus (and the subsequent re-investment of dividends) under the DABP. The totals shown in the table below include bonus deferrals, but exclude any unvested matching awards which are subject to ongoing performance criteria. The amounts represent the gross share and ADS balances prior to the sale of any shares or ADS to satisfy tax liabilities.

Deferred Annual Bonus Plan (Bonus deferrals)		3 March 2017	31 December 2016	1 January 2016
Sir Andrew Witty	Shares	110,972	142,752	130,307
Simon Dingemans	Shares	84,317	76,811	49,729
Dr Moncef Slaoui	ADS	46,425	56,646	50,897
Emma Walmsley(k)	Shares	73,134	N/A	N/A
Dr Patrick Vallance(k)	Shares	72,299	N/A	N/A

d)	Total directors’ interests at 3 March 2017 includes any shares or ADS which vested due to performance being met under elements of the DABP and PSP (2014-2016 awards), less those sold to satisfy tax liabilities on the vested amounts (see pages 130 to 133 for further details).

e)	For Dr Moncef Slaoui, total directors’ interests includes ADS purchased within the 401(k) Plan and the US Executive Supplemental Savings Plan (ESSP), and ADS awarded to Dr Moncef Slaoui’s PCA under the SVP. The relevant balances are as follows:

Dr Moncef Slaoui (ADS)	3 March 2017	31 December 2016	1 January 2016
US Retirement Savings Plans	16,839	16,452	13,431
Share Value Plan	4,830	7,130	7,820

As an Executive Director, Dr Moncef Slaoui is not eligible to receive awards under the SVP. The SVP awards shown above reflect the holdings of Dr Slaoui’s PCA, who is also an employee of GSK. The awards are subject to three-year vesting periods and vesting is contingent on continued employment within GSK. Any gains arising on vesting are not included in Dr Moncef Slaoui’s total remuneration figures. During the year, his PCA was granted 2,300 ADS on 22 September 2016 at a grant price of $43.58 (face value of $100,234). Dr Moncef Slaoui’s total share plan interests also include PSP awards held by his PCA. These awards are subject to performance criteria relevant to employees below the CET. As at 31 December 2016, his PCA held 6,777 ADS under the PSP, comprising awards made in 2014 (2,384 ADS), 2015 (2,258 ADS) and 2016 (2,135 ADS), all amounts including dividend re-investment.

f)	Share Save Plan
For Sir Andrew Witty and Simon Dingemans, the unvested options not subject to performance include holdings of 888 and 712 respectively in the Share Save Plan, in which they participate on the same terms as all other employees. No Share Save options were granted to Sir Andrew Witty during 2016. Simon Dingemans was granted 208 options under the plan on 30 November 2016.

g)	The ADS vested but unexercised options totalling 3,810 for Dr Moncef Slaoui represent the ADS options held by his PCA.

129	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Directors’ interests in shares (audited) continued

h)	The following table sets out details of options (including nil-cost options under the DABP) exercised during 2016 by Executive Directors. Dr Moncef Slaoui did not exercise any options during the year.

Type of award	Date of grant	Number of shares under option	Date of exercise	Grant price	Market price at exercise	Gain on exercise (000)

Sir Andrew Witty

DABP – deferral	28.02.13	36,442	18.03.16	–	£13.82	£504

DABP – matching	28.02.13	13,757	18.03.16	–	£13.82	£190

		50,199				£694

Simon Dingemans

Share Save	30.10.13	216	01.12.16	£12.47	£14.69	–

DABP – deferral	28.02.13	13,799	06.05.16	–	£14.50	£200

DABP – matching	28.02.13	5,209	06.05.16	–	£14.50	£76

		19,224				£276

In respect of options under the Share Save Plan, the remuneration receivable by an Executive Director is calculated on the date that the options first vest. The remuneration is the difference between the amount the Executive Director is required to pay to buy the shares or ADS and the total value of the shares or ADS on the vesting date. If the Executive Director chooses not to exercise the options on the vesting date, any subsequent increase or decrease in the amount realised will be due to movements in the share or ADS price between the vesting date and the date of exercise. This increase or decrease in value is the result of an investment decision by the Executive Director and, as such, is not recorded as remuneration.

In respect of nil-cost options under the DABP, the bonus which is deferred by the Director is recorded as remuneration (under annual bonus) for the year to which it relates. The gain recorded on exercise of the nil-cost option comprises this remuneration, the total of the amounts received in re-invested dividends prior to vesting and the gains or losses resulting from movements in the share price between the dates of grant and exercise for the initial bonus amount deferred and the dates of dividend reinvestment and exercise for the re-invested dividends.

For the matching element of the DABP, the remuneration of the Executive Director is recorded in the year that the performance period ends and represents the number of vested shares multiplied by the price at vesting. The gain recorded on exercise of the nil-cost option comprises the total of this remuneration and the gain or loss resulting from the movement in the share price between vesting and exercise.

For Sir Andrew Witty:

–	The gain of £503,628 recorded following the exercise of the 36,442 nil-cost options relating to the deferral of bonus earned in respect of 2012 comprises remuneration of £452,400 recorded in 2012 as annual bonus and a net gain of £51,228 relating to the re-investment of dividends prior to vesting and movements in the share price between grant and dividend re-investment dates and the exercise date.

–	The gain of £190,122 recorded following the exercise of the 13,757 nil-cost options relating to the DABP matching award comprises remuneration of £194,111 recorded in 2015 in relation to the DABP (see page 130) and an investment loss of £3,989 relating to the movement in the share price between the vesting and exercise dates.

For Simon Dingemans:

–	A gain of £480 resulted from the exercise of 216 options granted under the Share Save Plan.

–	The gain of £200,086 recorded following the exercise of the 13,799 nil-cost options relating to the deferral of bonus earned in respect of 2012 comprises remuneration of £171,330 recorded in 2012 as annual bonus and a net gain of £28,756 relating to the re-investment of dividends prior to vesting and movements in the share price between grant and dividend re-investment dates and the exercise date.

–	The gain of £75,531 recorded following the exercise of the 5,209 nil-cost options relating to the DABP matching award comprises remuneration of £73,499 recorded in 2015 in relation to the DABP (see page 130) and an investment gain of £2,032 relating to the movement in the share price between the vesting and exercise dates.

i)	For Non-Executive Directors, total interests include shares or ADS received as part or all of their fees under the Non-Executive Directors’ Share Allocation Plan. Note that dividends received on shares or ADS under the plan during 2016 and January 2017 were converted into shares or ADS as at 8 February 2017. In accordance with the share allocation arrangements for Non-Executive Directors, 25% of Dr Jesse Goodman’s fees will be retained and will be reinvested in the company’s ADS at a future date, to be mutually agreed.

j)	Dr Stephanie Burns, Sir Deryck Maughan and Hans Wijers all retired from the Board on 5 May 2016. They elected to receive their shares or ADS from the Non-Executive Directors’ Share Allocation Plan immediately upon retiring from the Board. Dividend entitlements in respect of the Q3 and Q4 2015 and the Q1 2016 dividends were paid in cash in accordance with the plan rules. Dr Daniel Podolsky also retired on 5 May 2016, but has not yet been paid out his GSK ADS under the Non-Executive Directors’ Share Allocation Plan as he elected to defer payment until after Q1 2017. Stacey Cartwright retired from the Board on 31 December 2016 and elected to receive her GSK shares under the Non-Executive Directors’ Share Allocation Plan immediately following retirement.

k)	Emma Walmsley and Dr Patrick Vallance were appointed to the Board from 1 January 2017.

130	GSK Annual Report 2016

Annual report on remuneration continued

Directors’ interests in shares (audited) continued

Deferred Annual Bonus Plan matching awards

The following tables provide details for each Executive Director in office at 31 December 2016 in respect of DABP matching awards. Market price at grant and at vesting represent the closing share prices from the business day prior to those dates.

				Performance period
Sir Andrew Witty – Shares	2013-2015	2014-2016	2015-2017	2016-2018

Market price at grant	£14.54	£16.43	£15.20	£13.59

Unvested at 31 December 2015	35,947	62,857	31,503	–

Granted	–	–	–	40,003

Face value at grant (000)	–	–	–	£544

Dividends reinvested	495	4,195	2,103	2,091

Vested	(13,757)	–	–	–

Lapsed	(22,685)	–	–	–

Unvested at 31 December 2016	–	67,052	33,606	42,094

Dividends reinvested		814	408	511

Vested		(22,621)	–	–

Lapsed		(45,245)	–	–

Unvested at 3 March 2017		–	34,014	42,605

Vested shares

Number of shares	13,757	22,621

Market price at vesting	£14.11	£15.95

Gain:	(000)	(000)

Remuneration for 2015	£194	–

Remuneration for 2016	–	£361

					Performance period
Simon Dingemans – Shares	2013-2015	2014-2016	2015-2017	2016-2018	2017-2019

Market price at grant	£14.54	£16.43	£15.20	£13.59	£15.77

Unvested at 31 December 2015	13,611	20,791	15,327	–	–

Granted	–	–	–	36,381	–

Face value at grant (000)	–	–	–	£494	–

Dividends reinvested	187	1,388	1,023	1,901	–

Vested	(5,209)	–	–	–	–

Lapsed	(8,589)	–	–	–	–

Unvested at 31 December 2016	–	22,179	16,350	38,282	–

Granted		–	–	–	29,022

Face value at grant (000)		–	–	–	£458

Dividends reinvested		269	198	465	–

Vested		(7,483)	–	–	–

Lapsed		(14,965)	–	–	–

Unvested at 3 March 2017		–	16,548	38,747	29,022

Vested shares

Number of shares	5,209	7,483

Market price at vesting	£14.11	£15.95

Gain:	(000)	(000)

Remuneration for 2015	£73	–

Remuneration for 2016	–	£119

131	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Directors’ interests in shares (audited) continued

Deferred Annual Bonus Plan matching awards continued

				Performance period
Dr Moncef Slaoui – ADS	2013-2015	2014-2016	2015-2017	2016-2018

Market price at grant	$44.27	$54.17	$46.25	$39.13

Unvested at 31 December 2015	18,325	20,073	12,500	–

Granted	–	–	–	20,854

Face value at grant (000)	–	–	–	$816

Dividends reinvested	247	1,321	822	1,076

Vested	(7,011)	–	–	–

Lapsed	(11,561)	–	–	–
Unvested at 31 December 2016	–	21,394	13,322	21,930
Dividends reinvested		251	156	257

Vested		(7,215)	–	–

Lapsed		(14,430)	–	–
Unvested at 3 March 2017		–	13,478	22,187

Vested ADS
Number of ADS	7,011	7,215

Market price at vesting	$39.14	$40.57

Gain:	(000)	(000)

Remuneration for 2015	$274	–

Remuneration for 2016	–	$293
Emma Walmsley and Dr Patrick Vallance were appointed to the Board from 1 January 2017. The following table provides details on their DABP matching awards granted on 15 February 2017.

Granted shares	Emma Walmsley	Dr Patrick Vallance
Performance period	2017-2019	2017-2019
Number of shares	31,945	21,632

Market price at grant	£15.77	£15.77
Face value at grant (000)	£504	£341
Unvested at 3 March 2017	31,945	21,632

132	GSK Annual Report 2016

Annual report on remuneration continued

Directors’ interests in shares (audited) continued

Performance Share Plan awards

The following tables provide details for each Executive Director in office at 31 December 2016 in respect of PSP awards. Market price at grant and at vesting represent the closing share prices on those dates.

	Performance period

Sir Andrew Witty – Shares	2013-2015	2014-2016	2015-2017	2016-2018

Market price at grant	£14.54	£16.43	£15.20	£13.59

Unvested at 31 December 2015	505,239	437,051	448,125	–

Granted	–	–	–	492,052
Face value at grant (000)	–	–	–	£6,687

Dividends reinvested	6,954	29,171	29,909	25,715

Vested	(193,354)	–	–	–

Lapsed	(318,839)	–	–	–

Unvested at 31 December 2016	–	466,222	478,034	517,767

Dividends reinvested		5,656	5,800	6,282

Vested		(157,279)	–	–

Lapsed		(314,599)	–	–

Unvested at 3 March 2017		–	483,834	524,049

Vested shares:

Number of shares	193,354	157,279

Market price at vesting	£13.64	£16.17

Gain:	(000)	(000)

Remuneration for 2015	£2,637	–

Remuneration for 2016	–	£2,543

	Performance period

Simon Dingemans – Shares	2013-2015	2014-2016	2015-2017	2016-2018

Market price at grant	£14.54	£16.43	£15.20	£13.59

Unvested at 31 December 2015	222,312	192,325	197,197	–

Granted	–	–	–	216,512
Face value at grant (000)	–	–	–	£2,942

Dividends reinvested	3,060	12,836	13,161	11,315

Vested	(85,078)	–	–	–

Lapsed	(140,294)	–	–	–

Unvested at 31 December 2016	–	205,161	210,358	227,827

Dividends reinvested		2,489	2,552	2,764

Vested		(69,210)	–	–

Lapsed		(138,440)	–	–

Unvested at 3 March 2017		–	212,910	230,591

Vested shares:

Number of shares	85,078	69,210

Market price at vesting	£13.64	£16.17

Gain:	(000)	(000)

Remuneration for 2015	£1,160	–

Remuneration for 2016	–	£1,119

133	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Directors’ interests in shares (audited) continued

Performance Share Plan awards continued

Dr Moncef Slaoui – ADS				Performance period
	2013-2015	2014-2016	2015-2017	2016-2018
Market price at grant	$44.27	$54.17	$46.25	$39.13

Unvested at 31 December 2015	154,179	123,242	136,751	–

Granted	–	–	–	158,714

Face value at grant (000)	–	–	–	$6,210

Dividends reinvested	2,082	8,108	8,996	8,187

Vested	(58,989)	–	–	–

Lapsed	(97,272)	–	–	–

Unvested at 31 December 2016	–	131,350	145,747	166,901

Dividends reinvested		1,539	1,708	1,955

Vested		(44,292)	–	–

Lapsed		(88,597)	–	–

Unvested at 3 March 2017		–	147,455	168,856

Vested ADS

Number of ADS	58,989	44,292

Market price at vesting	$39.76	$40.92

Gain:	(000)	(000)

Remuneration for 2015	$2,345	–

Remuneration for 2016	–	$1,812

134	GSK Annual Report 2016

Annual report on remuneration continued

Directors and Senior Management

Further information is provided on compensation and interests of Directors and Senior Management as a group (‘the group’). For this purpose, the group is defined as the Non-Executive and Executive Directors, other members of the CET and the Company Secretary. For the financial year 2016, the following table sets out aggregate remuneration for the group for the periods during which they served in that capacity.

Remuneration for 2016	(£)

Total compensation paid	24,279,911

Aggregate increase in accrued pension benefits (net of inflation)	184,582

Aggregate payments to defined contribution schemes	974,193

During 2016, members of the group (and one PCA who is also an employee of GSK) were awarded shares and ADS under the company’s various share plans, as set out in the table below.

		Awards		Dividend reinvestment awards
Awarded during 2016	Shares	ADS	Shares	ADS

Deferred Annual Bonus Plan	237,822	35,614	33,451	5,281

Performance Share Plan	1,828,527	260,411	323,503	49,964

Deferred Investment Awards(a) (b)	–	–	13,493	284

Share Value Plan(b)	11,060	2,300	–	–

At 3 March 2017, the group and their PCAs had the following interests in shares and ADS of the company. Holdings issued under the various executive share plans are described in Note 43 to the financial statements, ‘Employee share schemes’ on page 223.

Interests at 3 March 2017	Shares	ADS

Owned	2,262,806	421,300

Unexercised options	179,582	20,170

Deferred Annual Bonus Plan	1,235,336	165,711

Performance Share Plan	3,821,454	708,471

Deferred Investment Awards(a) (b)	118,012	23,907

Share Value Plan(b)	37,132	27,199

(a)	Notional shares and ADS.
(b)	Executive Directors are not eligible to receive Deferred Investment Awards or participate in the Share Value Plan.

Other share plans and dilution limits

All-employee share plans

The Executive Directors participate in various all-employee share plans, including Share Save and Share Reward.

The Share Save Plan is an HM Revenue & Customs approved plan open to all UK employees. Participants may save up to £250 a month from their net salaries for a fixed term of three years and at the end of the savings period they have the option to buy GSK shares at a discount of up to 20% of the market price set at the launch of each savings contract. Sir Andrew Witty and Simon Dingemans each contribute £250 and £225 respectively a month into the Share Save Plan.

The Share Reward Plan is an HM Revenue & Customs approved plan open to all UK employees on the same terms. Participants contribute up to £125 a month from their gross salaries to purchase GSK shares and the company matches the number of GSK shares bought each month under this arrangement. Sir Andrew Witty and Simon Dingemans each contribute the maximum of £125 a month to buy shares under the Share Reward Plan.

Dilution limits

All awards are made under plans which incorporate dilution limits consistent with the guidelines published by the Investment Association. These limits are 10% in any rolling ten year period for all plans and 5% in any rolling ten year period for executive share plans. Estimated dilution from existing awards made over the last ten years up to 31 December 2016 is as follows:

135	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Implementation of Remuneration policy for 2017

Salary

The Committee determined the following salary increases taking into account the average increase for the wider workforce:

	2017	% change
Wider workforce(1)	–	2.5
Sir Andrew Witty	£1,114,500	0
Dr Moncef Slaoui	$1,242,100	0
Simon Dingemans	£754,000	2.5
Emma Walmsley(2)	£1,003,000	N/A
Dr Patrick Vallance(3)	£780,000	N/A

(1)	Based on the average increase budget for employees below the level of CET in the UK.

(2)	Effective from appointment to the role of CEO on 1 April 2017 and is 10% lower than that received by Sir Andrew Witty. Emma Walmsley was appointed to the Board on 1 January 2017 as CEO Designate with a base salary of £850,000.

(3)	Effective from appointment to the Board on 1 January 2017.

Benefits

No significant changes to the provision of benefits are proposed for 2017. For full details of the policy in relation to benefits, please refer to the details in the Remuneration policy report on page 138.

Pension

The table below provides an overview of the pension arrangements for each Executive Director in 2017.

Pension contribution
Sir Andrew Witty(1)	UK defined benefit
Dr Moncef Slaoui(1)	US and Belgian plans
Simon Dingemans	20% of base salary in lieu of pension
Emma Walmsley(2)	20% of base salary and matching contributions
Dr Patrick Vallance	20% of base salary in lieu of pension

(1)	Further details provided on page 118.

(2)	As a member of the defined contribution plan, is eligible to receive a matching award of up to 5% on the first £33,333 of her salary in accordance with the terms of the plan (i.e. £1,667).

Annual bonus plan

A number of changes have been made to the operation of the Annual bonus plan for 2017 to simplify and align it for all Executive Directors.

–   The matching awards have been removed from the Deferred Annual Bonus Plan (DABP) and the percentage of the bonus that will be subject to mandatory deferral into shares for a period of three years has increased from 25% to 50%.

–   Financial performance will now be measured by reference to just one profit related measure, Core Group PBIT, with operating profit removed as a measure. Group PBIT has been selected as being the profit measure most aligned to shareholders.

–   The calculation of the bonus will now operate on an additive basis, with the removal of the Individual Performance Multiplier and the introduction of a scorecard of individual objectives aligned to the strategic goals of the business for the year.

	Bonus opportunity		Weighting of
	% of salary		performance measures
	Target	Maximum	Core Group PBIT %	Scorecard of individual objectives %
Emma Walmsley
Simon Dingemans	100	200	70	30
Dr Patrick Vallance

Inevitably, targets linked directly to the financial and strategic plan are commercially sensitive. The Committee does not consider it appropriate to disclose annual bonus targets during the year as it may result in competitive harm. However, details of the performance targets will be disclosed on a retrospective basis in the 2017 Annual Report.

As Sir Andrew and Dr Moncef Slaoui will cease to be Executive Directors during the year, in accordance with the Remuneration policy they will receive a pro-rata on-target bonus payment for 2017. The Committee has set role specific objectives for them for this period. As the two individuals will cease to be Executive Directors before the new Remuneration policy is approved, the target bonus opportunities will be as set out in the policy approved by shareholders in 2014 (i.e. 125% of salary for Sir Andrew and 85% of salary for Dr Moncef Slaoui).

Legacy awards – matching awards under the DABP

2017 was the last time matching awards were made under the DABP. These awards relate to 2016 bonus outcomes under the 2014 Remuneration policy.

The table below provides details of the level of participation in the DABP in respect of 2016 annual bonus payments and associated matching awards granted.

Sir Andrew Witty and Dr Moncef Slaoui did not receive matching awards in 2017 as they will cease to be Executive Directors during the year. However, their 2016 annual bonus payments were subject to a 25% mandatory deferral.

	% of total bonus deferred into shares	2017 matching award (number shares)
Emma Walmsley(1)	50	31,945
Simon Dingemans	50	29,022
Dr Patrick Vallance(1)	50	21,632

(1)	Matching awards based on bonus earned in respect of 2016 prior to appointment to the Board.

Performance Share Plan (PSP) awards

It is intended that awards under the PSP will be made later in the year following the approval of the PSP rules at the AGM on 4 May 2017. No awards will be made in 2017 to Sir Andrew Witty and Dr Moncef Slaoui. Awards to the remaining Executive Directors will be made at the following levels.

2017 PSP award (% of salary)
Emma Walmsley	550
Simon Dingemans	400
Dr Patrick Vallance	500

Performance measures

The metrics for the PSP and DABP matching awards remain unchanged. The 2017 awards will continue to be based on three equally weighted measures: R&D new product performance, adjusted free cash flow and relative TSR.

TSR will continue to be measured against global pharmaceutical peers. As in prior years, targets for R&D new products are commercially sensitive at the time of grant. However, the Committee intends to disclose targets in full following the end of the performance period. In addition, the Committee will continue to provide shareholders with interim performance updates for this element over the course of the performance period. The adjusted free cash flow targets will be disclosed to shareholders on a prospective basis at the time of grant, and will thereafter be reported in the 2017 Annual report on remuneration.

136	GSK Annual Report 2016

Annual report on remuneration continued

Implementation of Remuneration policy for 2017 continued

Termination arrangements for Sir Andrew Witty and Dr Moncef Slaoui

As announced in 2016, both Sir Andrew Witty and Dr Moncef Slaoui will leave the Board by mutual agreement on 31 March 2017. Dr Moncef Slaoui will remain an employee of the Group until 30 June 2017.

No termination payments will be made to Sir Andrew Witty and Dr Moncef Slaoui. Defined benefit pension arrangements and outstanding incentive awards will be treated in accordance with the Remuneration policy as approved by shareholders in 2014.

Full disclosure of all payments made upon cessation will be included in the 2017 Annual report on remuneration.

Remuneration element	Summary of treatment
2017 Annual bonus	Will receive an on-target bonus payment pro-rated for the proportion of the financial year worked
2017 PSP award and DABP matching award	Will not be granted 2017 PSP awards and no DABP matching awards will be granted in respect of their 2016 bonuses
2016 and 2015 PSP and DABP matching awards	Will vest at the normal vesting dates, subject to the achievement of performance conditions assessed at the end of the performance periods
2016, 2015 and 2014 deferred bonuses	Awards in respect of bonuses deferred in respect of prior years will vest at the normal vesting dates

In addition to the above, both Executive Directors will be required to maintain a shareholding equal to their respective share ownership requirements for at least 12 months after leaving the company.

Non-Executive Director fees for 2017

Non-Executive Director fees were reviewed during the year following the last increase in January 2013.

It was agreed to increase the fees for the Chairmen of the Remuneration and Corporate Responsibility Committees from £20,000 to £30,000. The Chairman of the new Science Committee will also receive a fee of £30,000. All other fees remain unchanged. A minimum of 25% of fees will continue to be delivered as shares deferred until the Non-Executive Director steps down from the Board.

137	GSK Annual Report 2016	Strategic report
2017 Remuneration policy summary		Governance and remuneration
Financial statements
Investor information

Remuneration policy review

Our first Remuneration policy was approved by our shareholders at our AGM on 7 May 2014. As required under the regulations, shareholders are being asked to approve a new Remuneration policy at our AGM on 4 May 2017 which it is intended will apply for the next three financial years.

During 2016, the Committee reviewed the Remuneration policy to ensure that the Policy continues to:

–	Be aligned with best practice;

–	Create shareholder value; and

–	Drive the success of the company and the delivery of its business strategy.

In addition, changes to the policy have been made to:

–	Further align remuneration arrangements across the senior layers of the organisation;

–	Deliver an appropriately competitive package to attract, retain and motivate executive talent; and

–	Simplify pay arrangements.

The Committee consulted with our largest shareholders in respect of the proposed changes and took shareholders’ feedback into account when finalising the revised Remuneration policy. The table below provides an overview of the main changes that are proposed in respect of the Remuneration policy.

The full Remuneration policy that shareholders are asked to approve is set out on pages 138 to 146.

Remuneration element	Proposed changes to policy	Rationale for the change

Mandatory deferral of Annual bonus	– Increased from 25% to 50% of any bonus earned.	Alignment with shareholders: Further aligns executives with the long-term interests of shareholders.

Simplification of the Annual bonus	– Simplify and align structure for all Executive Directors. – Reduce the level of pay-out for threshold performance to nil.

Simplification:

Consistent approach for all Executive Directors, that can be clearly communicated.

Pay for performance:

Ensures that higher levels of bonus pay-out are only received for significant performance.

Annual bonus and Performance Share Plan (PSP) performance measures

–   Provide additional flexibility for the Committee to determine the performance measures used on an annual basis during the three year life of the Remuneration policy.

–   The Committee would consult with shareholders prior to changing the performance measures used.

Flexibility:

In the context of the appointment of the new CEO, it is considered appropriate to provide sufficient flexibility to ensure performance metrics chosen over the next three years will remain aligned with the key financial and strategic objectives of the company.

LTI opportunities	– The matching element of the DABP has been removed. – The maximum LTI opportunity for the CEO will be reduced from 700% to 650% of salary.

Simplification:

Going forward, the PSP will be the only long-term incentive plan that is used.

Reduction in maximum opportunity:

Total LTI opportunity for all Executive Directors has been reduced. In 2017, the award to the CEO will be below the maximum opportunity (550% of salary).

Share Ownership Requirements (SOR)	– Formally include the shareholding guidelines as part of the Remuneration policy. – Increased SOR for CEO to 6.5x salary.	Alignment with shareholders: To provide further alignment with shareholders.

138	GSK Annual Report 2016

Remuneration policy report

Future policy table

Subject to shareholder approval at the company’s AGM on 4 May 2017, the Remuneration Policy for each remuneration element will be as outlined in the table below.

Salary	No material change

Purpose and link to strategy

To provide a core reward for the role.

Set at a level appropriate to secure and retain high calibre individuals needed to deliver the Group’s strategic priorities.

Operation

Individual’s role, experience, performance and independently sourced data for relevant comparator groups considered when determining salary levels.

Salary increases typically take effect in the first quarter of each year.

Salaries are normally paid in the currency of the Executive Director’s home country.

Opportunity

There is no formal maximum limit and, ordinarily, salary increases will be broadly in line with the average increases for the wider GSK workforce.

However, increases may be higher to reflect a change in the scope of the individual’s role, responsibilities or experience. Salary adjustments may also reflect wider market conditions in the geography in which the individual operates.

Details of current salary levels are set out in the Annual report on remuneration.

Performance measures

The overall performance of the individual is a key consideration when determining salary increases.

Benefits	No material change

Purpose and link to strategy

Levels are set to recruit and retain high calibre individuals to execute the business strategy.

Operation

Executive Directors are eligible to receive benefits in line with the policy for other employees which may vary by location. These include, but are not limited to, car allowances, healthcare, life assurance/ death in service (where not provided as part of the individual’s pension arrangements), personal financial advice and contractual post-retirement benefits. In line with the policy for other employees, Executive Directors may be eligible to receive overseas relocation allowances and international transfer-related benefits when required. Executive Directors are also eligible to participate in all-employee share schemes (e.g. Share Save and Share Reward Plan), under which they are subject to the same terms as all other employees.

In order to recognise the high business travel requirements of the role, Executive Directors are also entitled to car travel and may be accompanied by their spouse/partner on business trips. Other benefits include expenses incurred in the ordinary course of business, which are deemed to be taxable benefits on the individual.

Benefit provision is tailored to reflect market practice in the geography in which the Executive Director is based and different policies may apply if current or future Executive Directors are based in a different country.

Opportunity

There is no formal maximum limit as benefits costs can fluctuate depending on changes in provider cost and individual circumstances.

Details of current benefits and costs are set out in the Annual report on remuneration.

Performance measures

None.

Pension	No material change

Purpose and link to strategy

Pension arrangements provide a competitive level of retirement income.

Operation

Pension arrangements are structured in accordance with the plans operated in the country in which the individual is likely to retire. Where the individual chooses not to become a member of the pension plan, cash in lieu of the relevant pension contribution is paid instead.

Executive Directors in the UK are entitled either to join the defined contribution pension plan or to receive a cash payment in lieu of pension contribution.

Where an individual is a member of a GSK legacy defined benefit plan, a defined contribution plan or an alternative pension plan arrangement and is subsequently appointed to the Board, he or she may remain a member of that plan.

Opportunity

The policy for all current Executive Directors and new external recruits is:

UK:

–	20% of salary contribution to defined contribution plan and further 5% in matched contributions subject to any relevant cap and in line with implementation principles for other members of the plan;

or

–	20% of salary cash payment in lieu of pension contribution.

US:

Eligible for the same benefits as other US senior executives:

–	Cash Balance Pension Plan and Supplemental Cash Balance Pension Plan, including Executive Pension Credit, provide maximum contribution of 38% of base salary across all pension plans.

–	GSK 401(k) plan (formerly the US Retirement Savings Plan) and the Executive Supplemental Savings Plan with core contributions of 2% of salary and bonus and matched contributions of 4% of salary and bonus.

Global:

–	Eligible for appropriate equivalent arrangement not in excess of the US/UK arrangements.

Performance measures

None.

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Annual bonus	Change

Purpose and link to strategy

To incentivise and recognise execution of the business strategy on an annual basis.

Rewards the achievement of stretching annual financial and strategic business targets and delivery of personal objectives.

Operation

Financial, operational and business targets are set at the start of the year by the Committee and bonus levels are determined by the Committee based on performance against those targets.

Individual objectives are set at the start of the year by the Committee and performance against those objectives is assessed by the Committee.

Executive Directors are required to defer 50% of any bonus earned into shares, or ADS as appropriate, for three years.

Deferred bonus shares are eligible for dividend equivalents up to the date of vesting.

The Committee may apply judgement in making appropriate adjustments to bonus outcomes to ensure they reflect underlying business performance.

Clawback and/or malus provisions apply as described on page 140.

Opportunity

The maximum bonus opportunity for Executive Directors is 200% of salary. For threshold performance, the bonus pay-out will be nil.

For target performance, the bonus payout will be 50% of the maximum opportunity.

Performance measures

Based on a combination of financial targets and individual/strategic performance objectives, with the majority of the bonus assessed against the financial measures. The weighting between different measures will be determined each year according to business priorities.

Further details, including the measures to be used in the financial year, are provided in the Annual report on remuneration.

Selection of annual bonus measures

The annual bonus is designed to drive the achievement of GSK’s annual financial and strategic business targets and the delivery of personal objectives.

The majority of the annual bonus opportunity is based on a formal review of performance against stretching financial targets with the remainder of the bonus subject to a balanced scorecard of strategic and individual targets which are aligned to the company’s key objectives for that financial year.

Performance Share Plan (PSP)	Change

Purpose and link to strategy

To incentivise and recognise delivery of the longer term business priorities, financial growth and increases in shareholder value compared to other pharmaceutical companies.

In addition, to provide alignment with shareholder interests, a retention element, to encourage long-term shareholding and discourage excessive risk taking.

Operation

Conditional awards are made annually with vesting dependent on the achievement of performance conditions over three years and are subject to an additional two-year holding period.

Awards are eligible for dividend equivalents up to the date of vesting and release.

The Committee may adjust the formulaic vesting outcome (either up or down) to ensure that the overall outcome reflects underlying business performance over the vesting period.

Clawback and/or malus provisions apply as described on page 140.

Opportunity

The normal maximum award limits that may be granted under the PSP to an individual in any one year are set out in the table below:

In 2017, the award to the CEO will be 550% of salary.

% of salary
CEO	650
CFO	400
Other Executive Directors	500

Performance measures

Based on a combination of financial, share price related and strategic performance conditions which are aligned to the company’s strategic plan. Up to 30% of awards will vest at threshold performance. Further details, including the performance targets attached to the PSP in respect of each year, are provided in the Annual report on remuneration.

Selection of long-term incentive measures

The Committee selects performance measures which focus Executive Directors’ long-term remuneration on the delivery of GSK’s key strategic priorities over the longer term. In addition to setting robust targets, the Committee has implemented a number of safeguards to ensure the targets are met in a sustainable way and performance reflects genuine achievement against targets and therefore represents the delivery of value for shareholders.

For each performance measure, the impact of any acquisition or divestment will be quantified and adjusted for after the event.

Any major adjustment in the calculation of performance measures will be disclosed to shareholders on vesting. The Chairman of the Audit and Risk Committee and other members, who are also members of the Remuneration Committee, provide input on the Audit & Risk Committee’s review of the Group’s performance and oversight of any risk factors relevant to remuneration decisions.

Details of the rationale behind the performance measures selected and how they are calculated are set out in the Annual report on remuneration.

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Legacy arrangements – Deferred Annual Bonus Plan (DABP)	Removed from 2017 onwards

Purpose

To incentivise and recognise delivery of longer term business priorities and to provide alignment with shareholder interests and encourage long-term shareholding.

Operation and maximum opportunity

For bonus payments up to and including the bonus in respect of 2016, Executive Directors were required to defer 25% of any bonus earned into shares for three years. They could also voluntarily defer up to an additional 25% of any bonus earned.

These deferred shares were matched up to a maximum of 1:1 subject to the achievement of performance conditions over three years. Matching awards were conditional shares or nil-cost options and eligible for dividend equivalents.

Performance measures

Outstanding matching awards are subject to the same measures as awards made under the PSP in any given year.

Further details of outstanding awards are provided on pages 122 and 135 of the Annual report on remuneration. No matching awards will be made under the DABP in respect of bonus from 2017 onwards.

Share Ownership Requirements	Increase in requirement for CEO

To align the interests of Executive Directors with those of shareholders, they are required to build and maintain significant holdings of shares in GSK over time. The requirements for each Executive Director are as follows:

% salary
CEO	650
Other Executive Directors	300

Executive Directors are also required to continue to satisfy these requirements for a minimum of 12 months following retirement from the company.

Clawback and malus	No change

In the event of a ‘triggering event’ (e.g. significant misconduct by way of violation of regulation, law, or a significant GSK policy, such as the Code of Conduct), the company will have the ability to claw back up to three years’ annual and deferred bonuses as well as vested and unvested LTIs. In addition, if a participant in the new 2017 PSP or DABP, which shareholders are asked to approve at the 2017 AGM, is subject to an investigation, then the vesting of their awards may be delayed until the outcome of that investigation.

A separate Recoupment Committee has been established to investigate relevant claims of misconduct. The Recoupment Committee exercises this authority for the wider employee base. It comprises of senior executives with relevant oversight and appropriate experience, including the Senior Vice President, Global Ethics and Compliance, and the Senior Vice President & General Counsel.

In respect of each financial year, the Remuneration Committee will disclose whether it (or the Recoupment Committee) has exercised clawback or malus. Disclosure will only be made when the matter has been subject to public reports of misconduct, where it has been fully resolved, where it is legally permissible to disclose and where it can be made without unduly prejudicing the company and therefore shareholders.

Additionally, where there has been continuity of responsibility between initiation of an adverse event and its emergence as a problem, the adverse event should be taken into account in assessing annual bonus awards and LTI vesting levels in the year the problem is identified and for future periods. The Remuneration Committee (or Recoupment Committee) may make appropriate adjustments to individual annual bonuses as well as grant and vesting levels of LTI awards to reflect this.

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Approach to recruitment remuneration

The Committee determines the remuneration package of new Executive Directors on a case-by-case basis depending on the role, the market from which they will operate and their experience. Total remuneration levels will be set by reference to a relevant pay comparator group and, where appropriate, will allow for future development in the role.

It is expected that new Executive Directors will participate in short and long-term incentive plans on the same basis as existing directors. However, in exceptional circumstances, the Committee reserves the flexibility to set the incentive limit for a new Executive Director at up to an additional 50% of the existing limits.

The Committee retains this flexibility in recognition of the high levels of variable pay in GSK’s global pharmaceutical competitors. However, the Committee will only use this flexibility when it is considered to be in the best interests of the company and its investors.

Pension arrangements for any external recruit as an Executive Director will be as set out in the Remuneration policy table on page 138.

Other benefits will be provided in line with the policy for existing Executive Directors.

Where required to meet business needs, relocation support will be provided in line with company policy.

For any internal appointments, entitlements under existing remuneration elements will continue, including pension entitlements and any outstanding awards. However, where not already the case, internal appointments will be required to move to Executive Director contractual terms, including termination provisions.

The Committee is mindful of the sensitivity relating to recruitment packages and, in particular, the ‘buying out’ of rights relating to previous employment. It will therefore seek to minimise such arrangements. However, in certain circumstances, to enable the recruitment of exceptional talent, the Committee may determine that such arrangements are in the best interests of the company and its shareholders. Such arrangements will, where possible, be on a like-for-like basis with the forfeited remuneration terms. Arrangements will therefore vary depending on the plans and arrangements put in place by the previous employer and may be in the form of cash or shares and may or may not be subject to performance conditions. Explanations will be provided where payments are made as compensation for previous remuneration forfeited.

The remuneration arrangements for any newly appointed Executive Director will be disclosed as soon as practicable after the appointment.

The following policy and principles apply to the roles of Chairman and Non-Executive Director.

Chairman

Fees will be set at a level that is competitive with those paid by other companies of equivalent size and complexity. Fees will be paid partly in shares.

Non-Executive Directors

Fee levels for new Non-Executive Directors will be set on the same basis as for existing Non-Executive Directors of the company. Subject to local laws and regulations, fees will be paid partly in shares.

In the event of a Non-Executive Director with a different role and responsibilities being appointed, fee levels will be benchmarked and set by reference to comparable roles in companies of equivalent size and complexity.

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Loss of office payment policy

The company does not have a policy of fixed term contracts. Generally, contracts for new appointments will expire in line with the applicable policy on retirement age, which since 2009 has been 65.

Contracts for existing Executive Directors will expire on the dates shown on page 124.

Notice period on termination by the employing company or the Executive Director is 12 calendar months.

The ability to impose a 12-month non-compete period (and a non-solicitation restriction) on an Executive Director is considered important by the company to have the ability to protect the Group’s intellectual property and staff. In light of this, the Committee believes that it would not be appropriate to provide for mitigation in the contracts.

Termination of employment

In the event that an Executive Director’s employment with the company terminates, the following policies and payments will apply.

Element of Remuneration	Loss of office payment policy
Termination payment

Termination by notice: 12 months’ annual salary payable on termination by the company (pro-rated where part of the notice period is worked). No termination payment is made in respect of any part of a notice period that extends beyond the contract expiry date.

A bonus element is not normally included in the termination payment. However, the terms of the contracts seek to balance commercial imperatives and best practice.
Redundancy: As above, for termination by notice. In the UK, only statutory redundancy pay will apply. In the US, general severance policy does not apply.
Retirement, death and ill-health, injury or disability: No termination payment.
LTI awards

PSP and DABP matching awards are governed by the plan rules as approved by shareholders. For awards made prior to the approval of the 2017 PSP and DABP rules, the following provisions will normally apply:

Termination by notice: Unvested awards will lapse.
Redundancy and retirement: Generally, awards will continue to vest over the original timescales, subject to the original performance conditions. Awards made in the last 12 months are forfeited.

Death, ill-health, injury, disability or any other reason: Generally, performance will be assessed following the end of the financial year in which cessation of employment occurs and awards will vest up to 12 months following cessation. Awards may be pro-rated for time.

For awards made under the approved rules of the 2017 PSP, the following provisions will normally apply:
Termination by notice: Unvested awards will lapse.
Redundancy, retirement, death, ill-health, injury, disability or any other reason: Generally, awards will continue to vest over the original timescales subject to performance and pro-rated for time.

In the event of a change of control, PSP and DABP matching awards will vest, taking into account performance to date and normally taking into account the proportion of the performance period that has elapsed. Alternatively, the awards may be exchanged for new awards.

Annual bonus	Termination by notice by individual: If an individual serves notice and the termination date falls before 31 December, the bonus is forfeited.

Termination by notice by the company, redundancy, retirement, death, ill-health, injury or disability: If the termination date falls during the financial year, eligible for pro-rated on-target bonus (if employed on 31 December, bonus payable based on actual results).

DABP deferred bonus awards	DABP deferred bonus awards are governed by the plan rules as approved by shareholders. For awards made prior to the approval of the 2017 DABP rules, the following provisions will normally apply:

Termination by notice: Awards will vest in full on the date of termination or original vesting date as determined at the date of grant

Redundancy, retirement, death, ill-health, injury, disability or any other reason: Generally, awards will vest in full on the original vesting date.

For awards made under the approved rules of the 2017 DABP, the following provisions will normally apply:
Termination for gross misconduct: Generally, unvested awards will lapse
Any other reason: Generally, awards will vest in full on the original vesting date.
In the event of a change of control, awards will vest or may be exchanged for new awards.
Benefits

Generally, benefits will continue to apply until the termination date. The Committee may make payments in connection with an existing legal obligation or in respect of any claim related to the cessation of employment. This may include fees for outplacement assistance, legal and/or professional advice.

Termination by notice by the company and retirement (US executives): In line with the policy applicable to US senior executives, the Chairman, Global Vaccines may become eligible, at a future date, to receive continuing medical and dental insurance after termination/retirement.

Termination by mutual agreement

In certain circumstances, it can be in the best interests of the company for the Board to manage proactively succession planning and the development of the senior talent pipeline. In such circumstances, the Board may therefore agree that an Executive’s departure will be by mutual agreement. In order for this to apply, the Committee will need to be satisfied that the Executive has demonstrated performance in line with expectations, where required they should have contributed to an orderly succession, and they should have completed at least 20 years’ service with the Group on the termination date. In the case of an Executive Director, they would then be treated as a ‘good leaver’ for the purposes of GSK’s long-term incentive plans. If the termination date falls during the financial year, they would be eligible for a pro-rated on-target bonus and if they are employed on 31 December, the bonus payable would be based on actual results.

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Loss of office payment policy continued

The Committee does not anticipate the exercise of discretion provided by the PSP and DABP plan rules in respect of termination payments in a manner which would benefit an Executive Director. However, there may be unforeseen circumstances where this is in the best interests of the company and its shareholders. Where it is necessary to exercise discretion, explanations will be provided.

Where an Executive Director leaves the company, the Committee will carry out an assessment of the individual’s performance and conduct over the time in role. If it is determined that the individual’s performance or conduct was contrary to the legitimate expectations of the company, the Committee reserves the right to apply appropriate mechanisms such as clawback or reduction or lapsing of outstanding incentive awards (malus), to ensure that any termination payments are in the best interests of the company and its shareholders (see page 140).

Differences between remuneration policy for Executive Directors and other employees

When setting remuneration levels for the Executive Directors, the Committee considers the prevailing market conditions, the competitive environment (through comparison with the remuneration of executives at companies of similar size, complexity and international reach) and the positioning and relativities of pay and employment conditions across the broader GSK workforce.

In particular, the Committee considers the range of base salary rises for the workforces of those parts of GSK where the Executive Directors are employed. This is considered to be the most relevant comparison as these populations reflect most closely the economic environments encountered by the individuals.

The same principles apply to the Remuneration policy for Executive Directors and other employees although the remuneration offered to Executive Directors under this policy has a stronger emphasis on performance-related pay than that offered to other employees of the Group.

–	Salary and benefits (including pension) are tailored to the local market.

–	The annual bonus plan applies to the wider employee population and is based on business and individual performance.

–	A combination of performance-related and restricted share plans apply to the wider employee population.

–	All-employee share plans are available to employees in the UK, including the HM Revenue & Customs approved UK Share Save and Share Reward Plans.

While employees are not formally consulted in respect of the Remuneration policy, the company conducts regular employee surveys which include feedback on remuneration matters.

In the wider organisation, we have aligned our performance and reward systems with our values and since 2014, our performance system formally evaluates employees on both ‘what’ they need to do and ‘how’ they do it. Also, for our most senior people we dis-incentivise unethical working practices using a clawback mechanism that allows us to recover performance-related pay.

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Scenarios for future total remuneration

The charts opposite provide illustrations of the future total remuneration for each of the Executive Directors in respect of the remuneration opportunity granted to each of them in 2017 under the policy. A range of potential outcomes is provided for each Executive Director and the underlying assumptions are set out below.

All scenarios:

–	2017 base salary has been used.

–	2016 benefits and pension figures have been used for the CFO, i.e. based on actual amounts received in 2016 in respect of the ongoing policy. As the new CEO and President, R&D were not in role during 2016, the benefits value for each is based on the value of benefits (excluding pensions) provided in 2016 to the current CEO and CFO respectively.

–	The amounts shown under value of PSP awards are based on the relevant multiples for 2017. They do not include amounts in respect of dividends reinvested and do not factor in changes to share price over the vesting period.

Fixed:

–	None of the pay for performance (annual bonus and PSP) would be payable.

Expected:

–	For the annual bonus, it is assumed that target performance is achieved.

–	For the PSP awards, threshold levels of vesting are assumed.

Maximum:

–	It is assumed that the annual bonus would be payable at the maximum level and that the awards under the PSP would vest in full.

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Non-Executive Director remuneration policy 2017

Element	Purpose and link to strategy	Operation
Chairman’s fees	To provide an inclusive flat rate fee that is competitive with those paid by other companies of equivalent size and complexity subject to the limits contained in GSK’s Articles of Association.

There is no formal maximum. However, fees are reviewed annually and set by reference to a review of the Chairman’s performance and independently sourced market data.

The Committee is responsible for evaluating and making recommendations to the Board on the fees payable to the Chairman. The Chairman does not participate in discussions in respect of his fees.

Fees can be paid in a combination of cash and/or GSK shares or ADS via the Non-Executive Directors’ Share Allocation Plan.

Basic fees	As above

As with the Chairman, fees are reviewed annually and set by reference to independently sourced data.

The Chairman and CEO are responsible for evaluating and making recommendations to the Board on the fees payable to the company’s Non-Executive Directors.

A minimum of 25% is delivered in the form of GSK shares or ADS. Using the Non-Executive Directors’ Share Allocation Plan which delivers the shares or ADS to the Non-Executive Director following retirement from the Board.

Supplemental fees	To compensate Non-Executive Directors (other than the Chairman) for taking on additional Board responsibilities or undertaking intercontinental travel.	Additional fees for Committee Chairmen, the Senior Independent Non-Executive Director, Science and Medical Experts and intercontinental travel.
Benefits	To facilitate execution of responsibilities and duties required by the role.

Travel and subsistence costs for Non-Executive Directors are incurred in the normal course of business in relation to meetings on Board and Committee matters and other GSK-hosted events. For overseas-based Non-Executive Directors, this includes travel to meetings in the UK. In the event it is necessary for business purposes, whilst not normal practice, Non-Executive Directors may be accompanied by their spouse or partner to these meetings or events. The costs associated with the above are all met by the company and, in some instances, they are deemed to be taxable and therefore treated as benefits for the Non-Executive Director.

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Operation and scope of Remuneration policy

The proposed Remuneration policy (Policy) is set out on pages 138 to 146 of the 2016 Annual Report and it is intended that the Policy for GSK’s Executive and Non-Executive Directors will apply from the close of the company’s Annual General Meeting on 4 May 2017 after it has been submitted by the Committee for approval by shareholders.

The Committee has written this Policy principally in relation to the remuneration arrangements for the Executive Directors, whilst taking into account the possible recruitment of a replacement or an additional Executive Director during the operation of this Policy. The Committee intends this Policy to operate for the period set out above in its entirety. However, it may after due consideration, seek to change the Policy during this period, but only if it believes it is appropriate to do so for the long-term success of the company, after consultation with shareholders and having sought shareholder approval at a general meeting.

The Committee reserves the right to make any remuneration payments and/or payments for loss of office (including exercising any discretions available to it in connection with such payments) notwithstanding that they are not in line with the Policy set out above where the terms of the payment were agreed:

(i) before the AGM on 7 May 2014 (the date the company’s first shareholder-approved Directors’ Remuneration Policy came into effect);

(ii) before the Policy set out above came into effect, provided that the terms of the payment were consistent with the shareholder-approved Remuneration policy in force at the time they were agreed; or

(iii) at a time when the relevant individual was not a Director of the company and, in the opinion of the Committee, the payment was not in consideration for the individual becoming a Director of the company. For these purposes “payments” includes the Committee satisfying awards of variable remuneration and, in relation to an award over shares or ADS, the terms of the payment are ‘agreed’ at the time the award is granted.

Performance Share Plan and Deferred Annual Bonus Plan awards are subject to the terms of the relevant plan rules under which the award has been granted. The Committee may adjust or amend awards only in accordance with the provisions of the plan rules. This includes making adjustments to reflect one-off corporate events, such as a change in the company’s capital structure.

The Committee may also make minor amendments to the Policy set out in this report (for regulatory, exchange control, tax or administrative purposes or to take account of a change in legislation) without obtaining shareholder approval for such amendments.

Statement of consideration of shareholder views

The Committee engages in regular dialogue with shareholders and holds annual meetings with GSK’s largest investors to discuss and take feedback on its Remuneration Policy and governance matters.

The annual meetings were held in December 2016, at which Urs Rohner, the Committee Chairman, shared updates on remuneration matters in the last 12 months and proposals for 2017 onwards. Further shareholder consultations were carried out in February and March 2017 by the Committee Chairman on the proposed Remuneration policy. The Committee took into account the feedback from shareholders in determining the Policy which shareholders are being asked to approve at the AGM on 4 May 2017.

Basis of preparation

The Directors’ Remuneration Report has been prepared in accordance with the Companies Act 2006 and The Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013 (the Regulations). In accordance with the Regulations, the following parts of the Annual Report on Remuneration are subject to audit: total remuneration figures for Executive Directors including further details for each element of remuneration (salary, benefits, pension, annual bonus and long-term incentive awards); Non-Executive Directors’ fees and emoluments received in the year; Directors’ interests in shares, including interests in GSK share plans; payments to past Directors; payments for loss of office; and share ownership requirements and holdings, for which the opinion thereon is expressed on page 156. The remaining sections of the Directors’ Remuneration Report are not subject to audit nor are the pages referred to from within the audited sections.

The Directors’ Remuneration Report has been approved by the Board of Directors and signed on its behalf by:

Urs Rohner

Remuneration Committee Chairman

13 March 2017

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Directors’ statement of responsibilities

The Directors are responsible for preparing the Annual Report, the Remuneration report and the Group financial statements in accordance with applicable law and regulations.

UK company law requires the Directors to prepare financial statements for each financial year. Under that law the Directors are required to prepare the Group financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. In preparing the Group financial statements, the Directors have also elected to comply with IFRS as issued by the International Accounting Standards Board (IASB). Under company law the Directors must not approve the Group financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and its profit or loss for that period.

In preparing those financial statements, the Directors are required to:

–	select suitable accounting policies and then apply them consistently;

–	make judgements and accounting estimates that are reasonable and prudent;

–	state that the Group financial statements comply with IFRS as adopted by the European Union and IFRS as issued by the IASB, subject to any material departures disclosed and explained in the Group financial statements; and

–	prepare the financial statements on a going concern basis unless it is inappropriate to presume that the Group will continue in business.

The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company’s transactions and disclose with reasonable accuracy at any time the financial position of the Group and to enable them to ensure that the Group financial statements and the Remuneration report comply with the Companies Act 2006 and Article 4 of the IAS Regulation. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Group financial statements for the year ended 31 December 2016, comprising principal statements and supporting notes, are set out in ‘Financial statements’ on pages 158 to 231 of this report. The responsibilities of the auditors in relation to the Group financial statements are set out in the Independent Auditors’ report on pages 149 to 157.

The Group financial statements for the year ended 31 December 2016 are included in the Annual Report, which is published in printed form and made available on our website. The Directors are responsible for the maintenance and integrity of the Annual Report on our website in accordance with UK legislation governing the preparation and dissemination of financial statements. Access to the website is available from outside the UK, where comparable legislation may be different.

Each of the current Directors, whose names and functions are listed in the Corporate Governance section of the Annual Report 2016 confirms that, to the best of his or her knowledge:

–	the Group financial statements, which have been prepared in accordance with IFRS as adopted by the EU and IFRS as issued by the IASB, give a true and fair view of the assets, liabilities, financial position and profit of the Group; and
–	the Strategic report and risk sections of the Annual Report, which represent the management report, include a fair review of the development and performance of the business and the position of the Group, together with a description of the principal risks and uncertainties that it faces.

Disclosure of information to auditors

The Directors in office at the date of this Annual Report have each confirmed that:

–	so far as he or she is aware, there is no relevant audit information of which the company’s auditors are unaware; and

–	he or she has taken all the steps that he or she ought to have taken as a Director to make himself or herself aware of any relevant audit information and to establish that the company’s auditors are aware of that information.

This confirmation is given and should be interpreted in accordance with the provisions of section 418 of the Companies Act 2006.

Going concern basis

Pages 53 to 78 contain information on the performance of the Group, its financial position, cash flows, net debt position and borrowing facilities. Further information, including Treasury risk management policies, exposures to market and credit risk and hedging activities, is given in Note 42 to the financial statements, ‘Financial instruments and related disclosures’. Having assessed the principal risks and other matters considered in connection with the viability statement, the Directors considered it appropriate to adopt the going concern basis of accounting in preparing the financial statements.

Internal control

The Board, through the Audit & Risk Committee, has reviewed the assessment of risks and the internal control framework that operates in GSK and has considered the effectiveness of the system of internal control in operation in the Group for the year covered by this Annual Report and up to the date of its approval by the Board of Directors.

The UK Corporate Governance Code

The Board considers that GlaxoSmithKline plc applies the principles and complies with the provisions of the UK Corporate Governance Code maintained by the Financial Reporting Council, as described in the Corporate Governance section on pages 80 to 110. The Board further considers that the Annual Report, taken as a whole, is fair, balanced and understandable, and provides the information necessary for shareholders to assess the Group’s position and performance, business model and strategy.

As required by the Financial Conduct Authority’s Listing Rules, the auditors have considered the Directors’ statement of compliance in relation to those points of the UK Corporate Governance Code which are specified for their review.

Annual Report

The Annual Report for the year ended 31 December 2016, comprising the Report of the Directors, the Remuneration report, the Financial statements and additional information for investors, has been approved by the Board of Directors and signed on its behalf by

Philip Hampton

Chairman

13 March 2017

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to the members of GlaxoSmithKline plc

Report on the Group financial statements

Our opinion

In our opinion, GlaxoSmithKline plc’s Group financial statements:

–	give a true and fair view of the state of the Group’s affairs at 31 December 2016 and of its profit and cash flows for the year then ended;

–	have been properly prepared in accordance with International Financial Reporting Standards (‘IFRSs’) as adopted by the European Union; and

–	have been prepared in accordance with the requirements of the Companies Act 2006 and Article 4 of the IAS Regulation.

Separate opinion in relation to IFRSs as issued by the IASB

As explained in note 1 to the Group financial statements, the Group, in addition to applying IFRSs as adopted by the European Union, has also applied IFRSs as issued by the International Accounting Standards Board (IASB).

In our opinion, the Group financial statements comply with IFRSs as issued by the IASB.

What we have audited

The Group financial statements, included within the Annual Report, comprise:

–	the consolidated balance sheet at 31 December 2016;

–	the consolidated income statement and consolidated statement of comprehensive income for the year then ended;

–	the consolidated cash flow statement for the year then ended;

–	the consolidated statement of changes in equity for the year then ended; and

–	the notes to the Group financial statements, which include a summary of significant accounting policies and other explanatory information.

Certain required disclosures have been presented elsewhere in the Annual Report, rather than in the notes to the financial statements. These are cross-referenced from the financial statements and are identified as audited.

The financial reporting framework that has been applied in the preparation of the Group financial statements is applicable law and IFRSs as adopted by the European Union and applicable law.

Our audit approach

Context

The context of our audit is set by the Group’s activities in 2016. Having reduced the extent of finance transformation in 2015 because of the completion of the three-part transaction with Novartis, the Group increased the pace of change in 2016, with a number of markets migrating onto the Group’s common enterprise-wide resource planning platforms (‘ERP’) or moving financial transaction processing and accounting services to business process outsourcing locations (‘BPO’) and to in-house business service centres (‘BSC’) as well as establishing two new BPOs in Europe and one in Asia. The Group also migrated to a new consolidation platform (BISON) and implemented a new system for tracking intercompany inventory transfers and calculating intra-group unrealised profit in inventory (IPT). As a result, transformation of the Group’s finance processes is included as an area of focus in our 2016 report.

In addition, the Group has made certain changes in 2016 to its agreements with Pfizer and Shionogi in respect of the non-controlling interest each holds in ViiV Healthcare. These changes, together with remeasurements to ViiV and other acquisition-related liabilities, had a significant impact on the corresponding accounting and valuation judgements and have therefore also been included as an area of focus.

Our other areas of focus have been refined to reflect developments in the Group’s business including continued competitive pricing pressure and discounting in the US and the resolution of the investigation into the Group’s commercial practices by the SEC-DoJ.

Overview

Materiality

–	Overall group materiality: £260 million which represents 4% of profit before tax adding back certain items (“adjusted profit before tax”) (2015 – £200 million).

Audit scope

–	Our audit included full scope audits of 15 reporting components with specific audit procedures performed at a further 45 reporting components.

–	Taken together, the components at which audit work was performed accounted for 71% of consolidated revenue, 71% of consolidated profit before tax and 73% of adjusted profit before tax and covered all components that individually contributed more than 2% of revenue, profit before tax and adjusted profit before tax.

Areas of focus

–	Rebates, discounts, allowances and returns in the US Pharmaceuticals and Vaccines business

–	Carrying value of goodwill and intangible assets

–	Acquisition-related liabilities

–	Uncertain tax positions

–	Litigation

–	Finance transformation

–	Investigations into the Group’s commercial practices

The scope of our audit and our areas of focus

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) (‘ISAs (UK & Ireland)’).

We designed our audit by determining materiality and assessing the risks of material misstatement in the financial statements. In particular, we looked at where the directors made subjective judgements, for example in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain. As in all of our audits, we also addressed the risk of management override of internal controls, including evaluating whether there was evidence of bias by the directors that represented a risk of material misstatement due to fraud, and the risk of fraud in revenue recognition. Procedures designed and executed to address these risks included use of data enabled auditing techniques to test journal entries and post-close adjustments, testing and evaluating management’s key accounting estimates for reasonableness and consistency, undertaking cut-off procedures to verify proper cut-off of revenue and expenses and testing the existence and accuracy of revenue transactions. In addition, we incorporate an element of unpredictability into our audit work each year.

The risks of material misstatement that had the greatest effect on our audit, including the allocation of our resources and effort, are identified as areas of focus in the table below. We have also set out how we tailored our audit to address these specific areas in order to provide an opinion on the financial statements as a whole and any comments we make on the results of our procedures should be read in this context. This is not a complete list of all risks identified by our audit.

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Area of focus	How our audit addressed the area of focus

Rebates, discounts, allowances and returns in the US Pharmaceuticals and Vaccines business

Refer to notes 3 and 27 in the Group financial statements.

The Group makes sales to various customers in the US that fall under certain commercial and government mandated contracts and reimbursement arrangements, of which the most significant are Medicaid and Medicare. The Group also provides a right of return to its customers for certain products.

These arrangements result in deductions to gross sales in arriving at turnover and give rise to obligations for the Group to provide customers with rebates, discounts, allowances and the right of return, which for unsettled amounts are recognised as an accrual.

We focused on this area because rebates, discounts, allowances and returns arrangements are complex and because establishing an appropriate accrual requires significant judgement and estimation by the directors. This judgement is particularly complex in a US healthcare environment in which competitive pricing pressure and product discounting are growing trends. The directors have determined an accrual of £2,218 million to be necessary at 31 December 2016 (31 December 2015 – £1,671 million). The increase in the accrual in 2016 is primarily due to foreign exchange rate impacts. Two other factors driving the increased accrual were higher sales, as well as greater discounts due to competitive pressures, particularly in relation to Advair.

We obtained management’s calculations for accruals under applicable schemes and validated the assumptions used by reference to the Group’s stated commercial policies, the terms of the applicable contracts, third party data related to patient enrolment in US government funded benefit schemes and historical levels of product returns.

We compared the assumptions to contracted prices, historical rebates, discounts, allowances and returns levels (where relevant) and to current payment trends. We also considered the historical accuracy of the Group’s estimates in previous years and the impact of competitive pricing pressures and greater discounting in the US market more generally. We formed an independent expectation of the largest elements of the accrual at 31 December 2016 using third party data and compared this expectation to the actual accrual recognised by the Group.

Based on the procedures performed, we did not identify any material differences between our independent expectations and the accrual.

Carrying value of goodwill and intangible assets

Refer to notes 3, 18 and 19 in the Group financial statements.

The Group has £17.8 billion of intangible assets (31 December 2015 – £16.0 billion), comprising significant licences, patents and acquired trademarks (and excluding computer software). In addition, the Group has £6.0 billion of goodwill at 31 December 2016 (31 December 2015 – £5.2 billion).

The carrying values of goodwill and intangible assets are contingent on future cash flows and there is a risk that the assets will be impaired if these cash flows do not meet the Group’s expectations. The impairment reviews performed by the Group contained a number of significant judgements and estimates including revenue growth, the success of new product launches, genericisation of existing products following patent expiry, profit margins, cash conversion, terminal values and discount rate. Changes in these assumptions could lead to an impairment to the carrying value of intangible assets and goodwill.

During the year, the Group changed its basis of aggregating individual cash generating units (‘CGUs’) for goodwill impairment testing purposes now comprising Global Pharmaceuticals, Consumer Healthcare and Vaccines. This exercise was undertaken to align to the Group’s operating segments, which resulted in the aggregation of Pharmaceuticals and ViiV Healthcare.

We focused on intangible assets acquired through historical acquisitions, as these are the most significant individually and in aggregate, and a number have indefinite lives, including the most significant of the intangible assets acquired from Novartis in 2015. The Group has also recognised goodwill from a number of its acquisitions, including the three-part transaction with Novartis.

Deploying our valuations specialists, we obtained the Group’s impairment analyses and tested the reasonableness of key assumptions, including profit and cash flow growth or decline, terminal values, the impact of the expiry of patents, potential product obsolescence and the selection of discount rates. We challenged management to substantiate its assumptions, including comparing relevant assumptions to industry and economic forecasts.

We interrogated the integrity of supporting calculations and we corroborated certain information with third party sources, including expectations of performance of certain assets and components of the business. We obtained and evaluated management’s sensitivity analyses to ascertain the impact of reasonably possible changes in key assumptions and we performed our own independent sensitivity calculations to quantify the downside changes to management’s models required to result in impairment.

As a result of our work, we determined that the impairment charge of £22 million recorded for intangible assets was appropriate. For those intangible assets, including goodwill, where management determined that no impairment was required, we found that these judgements were supported by reasonable assumptions which would require unreasonable downside changes before any additional material impairment was necessary.

In respect of the aggregation of CGUs, we confirmed that this is the lowest level at which management monitors goodwill for internal purposes and that it is consistent with the way in which the Group’s results are reported to the Board and the Corporate Executive Team.

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Area of focus	How our audit addressed the area of focus

Acquisition-related liabilities

Refer to notes 3, 27, 30, 38, 39 and 42 in the Group financial statements.

In recent years, the Group has completed a number of significant transactions, including:

–  The three-part transaction with Novartis in 2015;

–  The establishment of ViiV Healthcare in 2009; and

–  The acquisition by ViiV Healthcare of the remaining 50% interest in the Shionogi-ViiV Healthcare in 2012.

Each of these transactions resulted in the recognition and measurement of material acquisition-related liabilities, which necessitate significant management judgement at each balance sheet date.

In addition, during February 2016 the Group waived certain rights it had in respect of non-controlling interests held by Pfizer and Shionogi in ViiV Healthcare and the terms of the arrangement with Shionogi were amended again in December 2016.

The most significant of the acquisition-related liabilities are outlined below:

–  Consumer Healthcare put option: The Group recorded a liability for the present value of the expected redemption price of a written put option over Novartis’ non-controlling interest in Consumer Healthcare. At 31 December 2016, this liability had a carrying value of £7,420 million (2015 – £6,287 million);

–  ViiV Healthcare contingent consideration: On acquisition of the remaining 50% interest in the Shionogi-ViiV Healthcare joint venture in 2012, £659 million was recorded as contingent consideration. This represented the fair value of expected payments to be made to Shionogi, contingent on future sales of dolutegravir products. This liability is required to be re-measured to its fair value at each reporting date. Since initial recognition, it has been increased in response to actual and future sales significantly exceeding original expectations including the impact of changes in foreign exchange rates. At 31 December 2016, the liability was £5,304 million (2015 – £3,409 million); and

–  ViiV Healthcare put options: In 2009 and 2012, both Pfizer and Shionogi were granted written put options by the Group that enabled each to put its non-controlling interest back to the Group in the future. Up to and including 31 December 2015, no financial liabilities were recorded for these two options as each arrangement contained clauses that enabled the Group to avoid acquiring these interests if certain conditions were met. In February 2016, the Group unilaterally waived certain of its rights. As a result, liabilities with an aggregate value of £2,172 million were recognised. In December 2016, agreement was reached with Shionogi, whereby it agreed to forego its rights to exercise its written put option. As a result, the Group’s associated liability of £1,244 million was de recognised during December 2016. At 31 December 2016, the liability in respect of Pfizer’s written put option had a carrying value of £1,319 million.

In addition to these liabilities, the Group has recorded certain other acquisition-related liabilities at 31 December 2016, including £545 million in relation to contingent consideration payable on the acquisition of Novartis’ Vaccines business in 2015.

We focused on this area as the carrying value of each of the financial liabilities is material and is determined by management judgements and estimates, including projections of future sales of products, the potential impact of competitor products and the delivery of anticipated synergies. In addition, each valuation is sensitive to changes in other assumptions, including discount rates and tax rates.

We deployed our valuations specialists in evaluating certain key assumptions, including growth projections and discount rate as well as the integrity and mechanical accuracy of each of management’s valuation models. We considered whether reasonably possible changes would have a significant impact on the value recorded. Certain procedures are specific to individual liabilities and included the following:

–  Consumer Healthcare put option: The redemption price will contractually be based on a multiple (to be agreed between GSK and Novartis) of Consumer Healthcare’s revenue and profit. We compared the earnings forecast approved by the Consumer Healthcare board of directors and used by management in its model to the actual earnings in 2016 and understood the reasons for changes. We also considered the appropriateness of earnings multiples applied to this forecast and the assumption about option exercise date;

–  ViiV Healthcare contingent consideration: We compared the projections for the Group’s dolutegravir products to third party expectations of growth and considered the potential upside and downside impact of products launched and expected to be launched by the Group’s competitors; and

–  ViiV Healthcare put options: We obtained and reviewed the written agreements between the Group and each of Pfizer and Shionogi. Certain assumptions related to forecast revenue from dolutegravir products used in the valuation of these liabilities are consistent with the ViiV Healthcare contingent consideration. For other components of the valuation, we considered the appropriateness of the assumptions made about forecast growth rates and margins by reference to historical performance and to Board approved budgets and third party forecast data.

Each of these three acquisition-related liabilities is subject to significant estimation uncertainty and the range of possible outcomes is very broad. However, we are comfortable that the value of each liability at 31 December 2016 is reasonable and reflects management’s best estimates at this time.

We reviewed the disclosures about each acquisition-related liability, including management’s commentary about estimation uncertainty and the range of alternative outcomes. We are satisfied that these disclosures are appropriate.

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Area of focus	How our audit addressed the area of focus

Uncertain tax positions

Refer to Notes 3 and 14 in the Group financial statements.

The Group operates in a complex multinational tax environment and there are open tax and transfer pricing matters with UK and overseas tax authorities. In addition, from time to time the Group enters into transactions with complicated accounting and tax consequences, including the three-part transaction with Novartis in 2015. Judgement is required in assessing the level of provisions required in respect of uncertain tax positions. At 31 December 2016, the Group has recorded provisions of £1,892 million in respect of uncertain tax positions (2015 – £1,687 million).

In conjunction with our UK, US, international tax and transfer pricing specialists, we evaluated and challenged management’s judgements in respect of estimates of tax exposures and contingencies in order to assess the adequacy of the Group’s tax provisions. This included obtaining and evaluating certain third party tax opinions that the Group has obtained to assess the appropriateness of any assumptions used.

In understanding and evaluating management’s judgements, we considered the status of recent and current tax authority audits and enquiries, the outturn of previous claims, judgemental positions taken in tax returns and current year estimates and developments in the tax environment. We noted that the assumptions and judgements that are required to formulate the provisions mean that the range of possible outcomes is broad. However, based on the evidence obtained we considered the level of provisioning to be acceptable in the context of the Group financial statements taken as a whole. We considered management’s disclosures in this regard and we agree with management’s view that a material change to the Group’s estimates of tax exposures is not expected within the next 12 months.

Litigation

Refer to Notes 3, 29 and 46 in the Group financial statements.

The pharmaceuticals industry is heavily regulated which increases inherent litigation risk. The Group is engaged in a number of legal actions, including product liability, anti-trust and related private litigation, of which the most significant are disclosed in Notes 29 and 46.

We focused on this area as the eventual outcome of claims is uncertain and the positions taken by the directors are based on the application of material judgement and estimation. Accordingly, unexpected adverse outcomes could significantly impact the Group’s reported profit and balance sheet position.

At 31 December 2016, the Group held provisions of £344 million in respect of legal actions (31 December 2015 – £352 million).

We discussed the status of significant known actual and potential litigation with in-house legal counsel. We obtained and substantively tested evidence to support the decisions and rationale for provisions held or the decisions not to record provisions, including correspondence with legal counsel. We also monitored and considered external information sources to identify potential legal actions.

We developed an independent expectation of the litigation provisions based on product litigation history and other available evidence to challenge the valuation and completeness of the provisions recognised by the Group. We obtained confirmations from external legal counsel to confirm our understanding of settled and outstanding litigation and asserted claims. We evaluated significant adjustments to legal provisions recorded during the year to determine if they were indicative of management bias.

As disclosed in Notes 29 and 46 to the Group financial statements, the eventual outcome of legal proceedings is dependent on the outcome of future events and the position taken by the Group is inherently judgemental. We found in the context of the Group financial statements taken as a whole that the judgements made by management were reasonable and the disclosures made in respect of these provisions and contingent liabilities were appropriate.

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Area of focus	How our audit addressed the area of focus

Finance transformation

The Group continues to rationalise and simplify its finance processes including the roll-out of an enterprise-wide resource planning system (ERP) and migrations of accounting services to in-house business service centres (BSCs) and to third party business process outsourcing locations (BPOs). In addition, the Group migrated onto new platforms for consolidation and for tracking intercompany inventory transfers and calculating intra-group unrealised profit in inventory in 2016.

These changes represent a financial reporting risk while migrations are happening as controls and processes that have been established and embedded over a number of years are updated and migrated into a new environment. There is an increased risk of breakdown in internal financial controls during the transition and an increased risk of inaccurate or incomplete migration of financial data, which would in turn increase risk of material misstatements to the Group financial statements.

We centrally managed the work performed by component audit teams at BPOs and BSCs, which consisted of controls and substantive testing, and we conducted oversight visits to key BSC and BPO sites in Group audit scope (namely India, Malaysia, Romania, the US and the UK) to direct the work performed.

We evaluated the design and tested the operating effectiveness of key automated and manual controls both before and after the migration to the centralised processing environment, including IT general controls and controls in respect of data migration between ERP systems. We also substantively tested the accuracy and completeness of data migration into the new ERP along with the controls over this process and we did not note any significant exceptions. Similar procedures were performed for the migrations onto the consolidation and intercompany profit tracking systems. In respect of the latter, because of the significance of the inter-company profit in inventory adjustment we performed detailed testing of the calculation at a component and Group level, supported by validation of key manual controls over this process. We did not note any significant or unresolved exceptions in our testing.

Investigations into the Group’s commercial practices

Refer to Notes 3, 29 and 46 in the Group financial statements.

The SEC-DoJ investigation into the Group’s commercial practices was concluded in September 2016, resulting in the Group paying a penalty of $20 million. The Group remains subject to an ongoing investigation by the SFO in the UK. At 31 December 2016, the Group concluded that it does not have sufficient clarity on the likely timing of the completion of this investigation nor is it able to make a sufficiently reliable estimate of any fine or penalty that the SFO might impose on the Group on completion of its investigation. As a result, the Group has stated in Note 46 that it is unable to recognise a provision for its estimate of the eventual outcome.

In addition, the Group continues to carry out its own investigations in a number markets to ascertain whether inappropriate commercial practices may have taken place.

We focused on the following risks, which might have a material impact on the Group’s financial statements:

–  That a fine and penalty might be forthcoming in respect of ongoing investigation into the Group’s commercial practices by the SFO, which could give rise to the need for a material provision; and

–  That inappropriate activities have occurred, which could also give rise to material fines or penalties or result in asset impairment.

We met with the directors, management and in-house legal counsel and spoke with the Group’s external advisors to assess the risk of occurrence of inappropriate activities, the status of ongoing investigations and the potential for further fines and penalties. This included understanding and evaluating the Group’s internal investigations processes, which assess risks and allegations reported through various channels including whistle-blowing hotlines. We also evaluated the ongoing enhancements and changes that have been made to other control processes and business practices in recent years.

Deploying our forensic specialists, we assessed the scope and findings of the investigative work performed by the Group as well as the risk assessment exercise that management has performed into third party interaction and engagement more broadly. We used the output of this assessment to instruct ten component teams (including certain markets not otherwise included in Group audit scope) to undertake risk-focused audit procedures to address the audit risk that the Group financial statements might be materially misstated due to the potential financial implications of alleged illegal acts.

In respect of the SEC-DoJ investigation, we verified the settlement agreement and payment. In respect of the SFO investigation, we independently circularised external legal counsel engaged by the Group to obtain its views about the status of the investigation and to ascertain the reasonableness of management’s assertions in respect of the likely outcome.

Based on these procedures, we were satisfied with the Group’s provisioning decisions at 31 December 2016 and with the adequacy of the disclosures given the status of investigations.

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How we tailored the audit scope

We tailored the scope of our audit to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole, taking into account the geographic structure of the Group, the accounting processes and controls and the industry in which the Group operates.

The Group financial statements are a consolidation of over 500 reporting components. We identified 15 reporting components that, in our view, required an audit of their complete financial information due to their size or risk characteristics. This excludes 13 central adjustment entities audited at a Group level. Specific audit procedures over significant balances and transactions were performed at a further 45 reporting components to give appropriate coverage of all material balances. Where these reporting components are supported by shared financial service centres, these centres were also included in Group audit scope. None of the reporting components not included in our Group audit scope individually contributed more than 2% to consolidated revenue, profit before tax or adjusted profit before tax.

Where the work was performed by component auditors, we determined the level of involvement we needed to have in the audit work at those reporting component units. As a result, 19 overseas components were visited by senior members of the Group audit team, including each of the Group’s financially significant components in the US (which are visited at least annually) as well as Belgium, Japan, China, Switzerland, Germany, Ireland and Italy. In addition, we visited four of the overseas shared service centres supporting reporting components in Group audit scope. For those components in Group audit scope where a site visit was not undertaken, our involvement included regular dialogue with our component teams, review of component auditor work papers and participation in certain component audit clearance meetings.

Further specific audit procedures over central functions, the Group consolidation and areas of significant judgement (including taxation, goodwill, intangible assets, treasury, post-retirement benefits and the elimination of unrealised intercompany profit in inventory) were directly led by the Group audit team.

Taken together, the territories and functions where we performed our audit work accounted for 71% of consolidated revenue, 71% of consolidated profit before tax and 73% of adjusted profit before tax. This was before considering the contribution to our audit evidence from performing audit work at the divisional and Group levels, including testing of monitoring controls and disaggregated analytical review procedures, which covers a significant portion of the Group’s smaller and lower risk components that were not directly included in our Group audit scope. In addition, we obtained indirect audit evidence over certain out-of-scope components through the procedures we undertook at the Group’s shared service centres, encompassing BPOs and BSCs, and over centralised IT infrastructure where these processes are standardised.

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Materiality

The scope of our audit was influenced by our application of materiality. We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and in evaluating the effect of misstatements, both individually and on the financial statements as a whole.

Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:

Overall group materiality	£260 million (2015 – £200 million).

How we determined it

4% of profit before tax adding back certain items, including the re-measurement charges for Shionogi-ViiV Healthcare contingent consideration (£2,162 million) and Vaccines contingent consideration (£64 million), the re-measurement charges for the Consumer Healthcare (£1,133 million) and ViiV Healthcare (£567 million) put options, major restructuring costs (£974 million), legal costs (£162 million) and impairment of intangible assets (£22 million) and deducting net income relating to the gain on disposal of assets (£525 million).

Rationale for benchmark applied

The Group’s principal measure of earnings comprises core results, which adds back to statutory results a number of items of income and expenditure including those detailed above. Management uses this measure as it believes that it eliminates the volatility inherent in one-off items. We took this measure into account in determining our materiality, except that we did not adjust profit before tax to add back amortisation of intangible assets and certain other smaller non-core items as in our view these are recurring items which do not introduce volatility to the Group’s earnings.

We agreed with the Audit & Risk Committee that we would report to it misstatements identified during our audit above £10 million (2015 – £10 million) as well as misstatements below that amount that, in our view, warranted reporting for qualitative reasons.

Going concern

Under the Listing Rules, we are required to review the directors’ statement, set out on page 148, in relation to going concern. We have nothing to report having performed our review.

Under ISAs (UK & Ireland), we are also required to report to you if we have anything material to add or to draw attention to in relation to the directors’ statement about whether they considered it appropriate to adopt the going concern basis in preparing the Group financial statements. We have nothing material to add or to draw attention to.

As noted in the directors’ statement, the directors have concluded that it is appropriate to adopt the going concern basis in preparing the Group financial statements. The going concern basis presumes that the Group has adequate resources to remain in operation, and that the directors intend it to do so, for at least one year from the date the Group financial statements were signed. As part of our audit, we have concluded that the directors’ use of the going concern basis is appropriate.

However, because not all future events or conditions can be predicted, these statements are not a guarantee as to the Group’s ability to continue as a going concern.

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Other required reporting

Consistency of other information and compliance with applicable requirements

Companies Act 2006 reporting

In our opinion, based on the work undertaken in the course of the audit:

–	the information given in the Strategic Report and the Directors’ Report for the financial year for which the financial statements are prepared is consistent with the financial statements; and

–	the Strategic Report and the Directors’ Report have been prepared in accordance with applicable legal requirements.

In addition, in light of the knowledge and understanding of the Group and its environment obtained in the course of the audit, we are required to report if we have identified any material misstatements in the Strategic Report and the Directors’ Report. We have nothing to report in this respect.

ISAs (UK & Ireland) reporting
Under ISAs (UK & Ireland), we are required to report to you if, in our opinion:
– information in the Annual Report is:	We have no exceptions to report.
– materially inconsistent with the information in the audited Group financial statements; or
– apparently materially incorrect based on, or materially inconsistent with, our knowledge of the Group acquired in the course of performing our audit; or
– otherwise misleading.

–   the statement given by the directors on page 148, in accordance with provision C.1.1 of the UK Corporate Governance Code (the ‘Code’), that they consider the Annual Report taken as a whole to be fair, balanced and understandable and provides the information necessary for members to assess the Group’s position and performance, business model and strategy is materially inconsistent with our knowledge of the Group acquired in the course of performing our audit.

We have no exceptions to report.

–   the section of the Annual Report on page 97, as required by provision C.3.8 of the Code, describing the work of the Audit Committee does not appropriately address matters communicated by us to the Audit Committee.

We have no exceptions to report.
The directors’ assessment of the prospects of the Group and of the principal risks that would threaten the solvency or liquidity of the Group
Under ISAs (UK & Ireland) we are required to report to you if we have anything material to add or to draw attention to in relation to:

–   the directors’ confirmation on page 106 of the Annual Report, in accordance with provision C.2.1 of the Code, that they have carried out a robust assessment of the principal risks facing the Group, including those that would threaten its business model, future performance, solvency or liquidity.

We have nothing material to add or to draw attention to.
– the disclosures in the Annual Report that describe those risks and explain how they are being managed or mitigated.	We have nothing material to add or to draw attention to.

–   the directors’ explanation on page 56 of the Annual Report, in accordance with provision C.2.2 of the Code, as to how they have assessed the prospects of the Group, over what period they have done so and why they consider that period to be appropriate, and their statement as to whether they have a reasonable expectation that the Group will be able to continue in operation and meet its liabilities as they fall due over the period of their assessment, including any related disclosures drawing attention to any necessary qualifications or assumptions.

We have nothing material to add or to draw attention to.

Under the Listing Rules, we are required to review the directors’ statement that they have carried out a robust assessment of the principal risks facing the Group and the directors’ statement in relation to the longer-term viability of the Group. Our review was substantially less in scope than an audit and only consisted of making enquiries and considering the directors’ process supporting their statements; checking that the statements are in alignment with the relevant provisions of the Code; and considering whether the statements are consistent with the knowledge acquired by us in the course of performing our audit. We have nothing to report having performed our review.

Adequacy of information and explanations received

Under the Companies Act 2006, we are required to report to you if, in our opinion, we have not received all the information and explanations we require for our audit. We have no exceptions to report arising from this responsibility.

Directors’ remuneration

Under the Companies Act 2006, we are required to report to you if, in our opinion, certain disclosures of directors’ remuneration specified by law are not made. We have no exceptions to report arising from this responsibility.

Corporate governance statement

Under the Listing Rules, we are required to review the part of the Corporate Governance Statement relating to ten further provisions of the UK Corporate Governance Code. We have nothing to report having performed our review.

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Responsibilities for the financial statements and the audit

Our responsibilities and those of the directors

As explained more fully in the directors’ statement of responsibilities set out on page 148, the directors are responsible for the preparation of the Group financial statements and for being satisfied that they give a true and fair view.

Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and ISAs (UK & Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

This report, including the opinions, has been prepared for and only for the Company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

What an audit of financial statements involves

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of:

–	whether the accounting policies are appropriate to the Group’s circumstances and have been consistently applied and adequately disclosed;
–	the reasonableness of significant accounting estimates made by the directors; and

–	the overall presentation of the financial statements.

We primarily focus our work in these areas by assessing the directors’ judgements against available evidence, forming our own judgements, and evaluating the disclosures in the financial statements.

We test and examine information, using sampling and other auditing techniques, to the extent we consider necessary to provide a reasonable basis for us to draw conclusions. We obtain audit evidence through testing the effectiveness of controls, substantive procedures or a combination of both.

In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies, we consider the implications for our report. With respect to the Strategic Report and Directors’ Report, we consider whether those reports include the disclosures required by applicable legal requirements.

Other matters

We have reported separately on the parent company financial statements of GlaxoSmithKline plc for the year ended 31 December 2016.

The parent company has passed a resolution in accordance with section 506 of the Companies Act 2006 that the senior statutory auditor’s name should not be stated.

PricewaterhouseCoopers LLP

Chartered Accountants and Statutory Auditors

London

13 March 2017

Notes:

(a)	The maintenance and integrity of the GlaxoSmithKline plc website is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the financial statements since they were initially presented on the website.

(b)	Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

158	GSK Annual Report 2016

Consolidated income statement

for the year ended 31 December 2016

	Notes	2016 £m	2015 £m	2014 £m

Turnover	6	27,889	23,923	23,006

Cost of sales		(9,290)	(8,853)	(7,323)

Gross profit		18,599	15,070	15,683

Selling, general and administration		(9,366)	(9,232)	(8,246)

Research and development		(3,628)	(3,560)	(3,450)

Royalty income		398	329	310

Other operating income/(expense)	7	(3,405)	7,715	(700)

Operating profit	8	2,598	10,322	3,597

Finance income	11	72	104	68

Finance expense	12	(736)	(757)	(727)

Profit on disposal of interest in associates		–	843	–

Share of after tax profits of associates and joint ventures	13	5	14	30

Profit before taxation		1,939	10,526	2,968

Taxation	14	(877)	(2,154)	(137)

Profit after taxation for the year		1,062	8,372	2,831

Profit/(loss) attributable to non-controlling interests		150	(50)	75

Profit attributable to shareholders		912	8,422	2,756
		1,062	8,372	2,831

Basic earnings per share (pence)	15	18.8p	174.3p	57.3p

Diluted earnings per share (pence)	15	18.6p	172.3p	56.7p

Consolidated statement of comprehensive income for the year ended 31 December 2016

		2016 £m	2015 £m	2014 £m

Profit for the year		1,062	8,372	2,831

Items that may be subsequently reclassified to income statement:

Exchange movements on overseas net assets and net investment hedges	34	646	(618)	(497)

Reclassification of exchange on liquidation or disposal of overseas subsidiaries	34	–	–	(219)

Deferred tax on exchange movements		–	–	(2)

Fair value movements on available-for-sale investments		251	416	29

Deferred tax on fair value movements on available-for-sale investments		–	(91)	(78)

Reclassification of fair value movements on available-for-sale investments		(245)	(346)	(155)

Deferred tax reversed on reclassification of available-for-sale investments		51	36	58

Fair value movements on cash flow hedges		2	2	5

Deferred tax on fair value movements on cash flow hedges		2	–	(1)

Reclassification of cash flow hedges to income statement		1	2	(5)

Share of other comprehensive (expense)/income of associates and joint ventures		–	(77)	18

		708	(676)	(847)

Items that will not be reclassified to income statement:

Exchange movements on overseas net assets of non-controlling interests		603	8	16

Remeasurement (losses)/gains on defined benefit plans		(475)	261	(1,181)

Tax on remeasurement of defined benefit plans		126	(80)	262

		254	189	(903)

Other comprehensive income/(expense) for the year	34	962	(487)	(1,750)

Total comprehensive income for the year		2,024	7,885	1,081

Total comprehensive income for the year attributable to:

Shareholders		1,271	7,927	990

Non-controlling interests		753	(42)	91

Total comprehensive income for the year		2,024	7,885	1,081

159	GSK Annual Report 2016	Strategic report
Consolidated balance sheet		Governance and remuneration
Financial statements
Investor information

as at 31 December 2016

	Notes	2016 £m	2015 £m
Non-current assets

Property, plant and equipment	17	10,808	9,668

Goodwill	18	5,965	5,162

Other intangible assets	19	18,776	16,672

Investments in associates and joint ventures	20	263	207

Other investments	21	985	1,255

Deferred tax assets	14	4,374	2,905

Other non-current assets	22	1,199	990
Total non-current assets		42,370	36,859

Current assets

Inventories	23	5,102	4,716

Current tax recoverable	14	226	180

Trade and other receivables	24	6,026	5,615

Derivative financial instruments	42	156	125

Liquid investments	31	89	75

Cash and cash equivalents	25	4,897	5,830

Assets held for sale	26	215	46
Total current assets		16,711	16,587
Total assets		59,081	53,446

Current liabilities

Short-term borrowings	31	(4,129)	(1,308)

Contingent consideration liabilities	39	(561)	(306)

Trade and other payables	27	(11,964)	(8,885)

Derivative financial instruments	42	(194)	(153)

Current tax payable	14	(1,305)	(1,421)

Short-term provisions	29	(848)	(1,344)
Total current liabilities		(19,001)	(13,417)

Non-current liabilities

Long-term borrowings	31	(14,661)	(15,324)

Deferred tax liabilities	14	(1,934)	(1,522)

Pensions and other post-employment benefits	28	(4,090)	(3,229)

Other provisions	29	(652)	(420)

Contingent consideration liabilities	39	(5,335)	(3,549)

Other non-current liabilities	30	(8,445)	(7,107)
Total non-current liabilities		(35,117)	(31,151)
Total liabilities		(54,118)	(44,568)
Net assets		4,963	8,878

Equity

Share capital	33	1,342	1,340

Share premium account	33	2,954	2,831

Retained earnings	34	(5,392)	(1,397)

Other reserves	34	2,220	2,340
Shareholders’ equity		1,124	5,114
Non-controlling interests		3,839	3,764
Total equity		4,963	8,878

The financial statements on pages 158 to 231 were approved by the Board on 13 March 2017 and signed on its behalf by

Philip Hampton

Chairman

160	GSK Annual Report 2016

Consolidated statement of changes in equity

for the year ended 31 December 2016

	Shareholders’ equity

	Share capital £m	Share premium £m	Retained earnings £m	Other reserves £m	Total £m	Non-controlling interests £m	Total equity £m
At 1 January 2014	1,336	2,595	913	2,153	6,997	815	7,812

Profit for the year	–	–	2,756	–	2,756	75	2,831

Other comprehensive (expense)/income for the year	–	–	(1,626)	(140)	(1,766)	16	(1,750)
Total comprehensive income/(expense) for the year	–	–	1,130	(140)	990	91	1,081

Distributions to non-controlling interests	–	–	–	–	–	(205)	(205)

Dividends to shareholders	–	–	(3,843)	–	(3,843)	–	(3,843)

Changes in non-controlling interests	–	–	(58)	–	(58)	(28)	(86)

Forward contract relating to non-controlling interest	–	–	–	21	21	–	21

Ordinary Shares issued	3	164	–	–	167	–	167

Ordinary Shares purchased and cancelled or held as Treasury shares	–	–	(238)	–	(238)	–	(238)

Ordinary Shares acquired by ESOP Trusts	–	–	150	(245)	(95)	–	(95)

Write-down of shares held by ESOP Trusts	–	–	(450)	450	–	–	–

Share-based incentive plans	–	–	326	–	326	–	326

Tax on share-based incentive plans	–	–	(4)	–	(4)	–	(4)

At 31 December 2014	1,339	2,759	(2,074)	2,239	4,263	673	4,936

Profit/(loss) for the year	–	–	8,422	–	8,422	(50)	8,372

Other comprehensive (expense)/income for the year	–	–	(520)	25	(495)	8	(487)
Total comprehensive income/(expense) for the year	–	–	7,902	25	7,927	(42)	7,885

Distributions to non-controlling interests	–	–	–	–	–	(237)	(237)

Dividends to shareholders	–	–	(3,874)	–	(3,874)	–	(3,874)

Gains on transfer of net assets into Consumer Healthcare

Joint Venture	–	–	2,891	–	2,891	–	2,891

Consumer Healthcare Joint Venture put option	–	–	(6,204)	–	(6,204)	–	(6,204)

Changes in non-controlling interests	–	–	–	–	–	3,370	3,370

Loss on transfer of equity investment to investment in associate	–	–	(229)	–	(229)	–	(229)

Ordinary Shares issued	1	72	–	–	73	–	73

Ordinary Shares acquired by ESOP Trusts	–	–	–	(99)	(99)	–	(99)

Write-down of shares held by ESOP Trusts	–	–	(175)	175	–	–	–

Share-based incentive plans	–	–	356	–	356	–	356

Tax on share-based incentive plans	–	–	10	–	10	–	10

At 31 December 2015	1,340	2,831	(1,397)	2,340	5,114	3,764	8,878

Profit for the year	–	–	912	–	912	150	1,062

Other comprehensive income for the year	–	–	284	75	359	603	962
Total comprehensive income for the year	–	–	1,196	75	1,271	753	2,024

Distributions to non-controlling interests	–	–	–	–	–	(534)	(534)

Dividends to shareholders	–	–	(4,850)	–	(4,850)	–	(4,850)

Recognition of liabilities with non-controlling interests	–	–	(2,013)	–	(2,013)	(159)	(2,172)

De-recognition of liabilities with non-controlling interests	–	–	1,244	–	1,244	–	1,244

Changes in non-controlling interests	–	–	17	–	17	15	32

Ordinary Shares issued	2	87	–	–	89	–	89

Ordinary Shares acquired by ESOP Trusts	–	36	466	(576)	(74)	–	(74)

Write-down of shares held by ESOP Trusts	–	–	(381)	381	–	–	–

Share-based incentive plans	–	–	319	–	319	–	319

Tax on share-based incentive plans	–	–	7	–	7	–	7
At 31 December 2016	1,342	2,954	(5,392)	2,220	1,124	3,839	4,963

161	GSK Annual Report 2016	Strategic report
Governance and remuneration
Consolidated cash flow statement		Financial statements
Investor information

for the year ended 31 December 2016

	Notes	2016 £m	2015 £m	2014 £m
Cash flow from operating activities

Profit after taxation for the year		1,062	8,372	2,831

Adjustments reconciling profit after tax to operating cash flows	36	7,044	(3,741)	3,453

Cash generated from operations		8,106	4,631	6,284

Taxation paid		(1,609)	(2,062)	(1,108)
Net cash inflow from operating activities		6,497	2,569	5,176

Cash flow from investing activities

Purchase of property, plant and equipment		(1,543)	(1,380)	(1,188)

Proceeds from sale of property, plant and equipment		98	72	39

Purchase of intangible assets		(809)	(521)	(563)

Proceeds from sale of intangible assets		283	236	330

Purchase of equity investments		(96)	(82)	(83)

Proceeds from sale of equity investments		683	357	205

Contingent consideration paid		(73)	(338)	(3)

Purchase of businesses, net of cash acquired	38	17	(3,203)	(101)

Disposal of businesses	38	72	10,246	225

Investments in associates and joint ventures	20	(11)	(16)	(9)

Proceeds from disposal of subsidiary and interest in associate		–	564	1

(Increase)/decrease in liquid investments		–	(2)	1

Interest received		68	99	63

Dividends from associates, joint ventures and equity investments		42	5	5
Net cash (outflow)/inflow from investing activities		(1,269)	6,037	(1,078)

Cash flow from financing activities

Shares acquired by ESOP Trusts		(74)	(99)	(95)

Issue of share capital	33	89	73	167

Purchase of own shares for cancellation or to be held as Treasury shares		–	–	(238)

Purchase of non-controlling interests		–	–	(679)

Increase in long-term loans		–	–	1,960

Increase in short-term loans		1,067	–	–

Repayment of short-term loans		(919)	(2,412)	(1,709)

Net repayment of obligations under finance leases		(18)	(25)	(23)

Interest paid		(732)	(762)	(707)

Dividends paid to shareholders		(4,850)	(3,874)	(3,843)

Distributions to non-controlling interests		(534)	(237)	(205)

Other financing cash flows		(421)	233	(13)
Net cash outflow from financing activities		(6,392)	(7,103)	(5,385)

(Decrease)/increase in cash and bank overdrafts	37	(1,164)	1,503	(1,287)

Cash and bank overdrafts at beginning of year		5,486	4,028	5,231

Exchange adjustments		283	(45)	84

(Decrease)/increase in cash and bank overdrafts		(1,164)	1,503	(1,287)
Cash and bank overdrafts at end of year		4,605	5,486	4,028

Cash and bank overdrafts at end of year comprise:

Cash and cash equivalents*		4,897	5,830	4,719

Overdrafts*		(292)	(344)	(691)

		4,605	5,486	4,028

*  Comparative figures for 2014 have been restated, see page 162 for further details.

162	GSK Annual Report 2016

Notes to the financial statements

1. Presentation of the financial statements

Description of business

GSK is a major global healthcare group which is engaged in the creation and discovery, development, manufacture and marketing of pharmaceutical products including vaccines, over-the-counter (OTC) medicines and health-related consumer products. GSK’s principal pharmaceutical products include medicines in the following therapeutic areas: respiratory, anti-virals, central nervous system, cardiovascular and urogenital, metabolic, anti-bacterials, dermatology, rare diseases, immuno-inflammation, vaccines and HIV.

Compliance with applicable law and IFRS

The financial statements have been prepared in accordance with the Companies Act 2006, Article 4 of the IAS Regulation and International Accounting Standards (IAS) and International Financial Reporting Standards (IFRS) and related interpretations, as adopted by the European Union.

The financial statements are also in compliance with IFRS as issued by the International Accounting Standards Board.

Composition of financial statements

The consolidated financial statements are drawn up in Sterling, the functional currency of GlaxoSmithKline plc, and in accordance with IFRS accounting presentation. The financial statements comprise:

–	Consolidated income statement

–	Consolidated statement of comprehensive income

–	Consolidated balance sheet

–	Consolidated statement of changes in equity

–	Consolidated cash flow statement

–	Notes to the financial statements.

Composition of the Group

A list of the subsidiary and associated undertakings which, in the opinion of the Directors, principally affected the amount of profit or the net assets of the Group is given in Note 45, ‘Principal Group companies’.

Accounting principles and policies

The financial statements have been prepared using the historical cost convention modified by the revaluation of certain items, as stated in the accounting policies, and on a going concern basis.

The financial statements have been prepared in accordance with the Group’s accounting policies approved by the Board and described in Note 2, ‘Accounting principles and policies’. Information on the application of these accounting policies, including areas of estimation and judgement is given in Note 3, ‘Key accounting judgements and estimates’.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Implementation of new accounting standards

Following an agenda decision by the IFRS Interpretations Committee regarding offsetting and cash pooling arrangements, the Group has revised its disclosure of its cash pooling arrangements. There is no change to the results or cash flows for the year to 31 December 2015 and there was no impact on the balance sheet at 31 December 2015. The impact at 1 January 2015 was to increase both cash and cash equivalents and short-term borrowings by £381 million.

The amendment to IFRS 11 ‘Joint arrangements’ has been implemented from 1 January 2016. This revision has not had a material impact on the results or financial position of the Group.

Financial period

These financial statements cover the financial year from 1 January to 31 December 2016, with comparative figures for the financial years from 1 January to 31 December 2015 and, where appropriate, from 1 January to 31 December 2014.

Parent company financial statements

The financial statements of the parent company, GlaxoSmithKline plc, have been prepared in accordance with UK GAAP and with UK accounting presentation. The company balance sheet is presented on page 235 and the accounting policies are given on page 236.

2. Accounting principles and policies

Consolidation

The consolidated financial statements include:

–	the assets and liabilities, and the results and cash flows, of the company and its subsidiaries, including ESOP Trusts

–	the Group’s share of the results and net assets of associates and joint ventures

–	the Group’s share of assets, liabilities, revenue and expenses of joint operations.

The financial statements of entities consolidated are made up to 31 December each year.

Entities over which the Group has the power to direct the relevant activities so as to affect the returns to the Group, generally through control over the financial and operating policies, are accounted for as subsidiaries.

Where the Group has the ability to exercise joint control over, and rights to the net assets of, entities, the entities are accounted for as joint ventures. Where the Group has the ability to exercise joint control over an arrangement, but has rights to specified assets and obligations for specified liabilities of the arrangement, the arrangement is accounted for as a joint operation. Where the Group has the ability to exercise significant influence over entities, they are accounted for as associates. The results and assets and liabilities of associates and joint ventures are incorporated into the consolidated financial statements using the equity method of accounting. The Group’s rights to assets, liabilities, revenue and expenses of joint operations are included in the consolidated financial statements in accordance with those rights and obligations.

Interests acquired in entities are consolidated from the date the Group acquires control and interests sold are de-consolidated from the date control ceases.

163	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

2. Accounting principles and policies continued

Transactions and balances between subsidiaries are eliminated and no profit before tax is taken on sales between subsidiaries until the products are sold to customers outside the Group. The relevant proportion of profits on transactions with joint ventures, joint operations and associates is also deferred until the products are sold to third parties. Transactions with non-controlling interests are recorded directly in equity. Deferred tax relief on unrealised intra-Group profit is accounted for only to the extent that it is considered recoverable.

Goodwill is capitalised as a separate item in the case of subsidiaries and as part of the cost of investment in the case of joint ventures and associates. Goodwill is denominated in the currency of the operation acquired.

Where the cost of acquisition is below the fair value of the net assets acquired, the difference is recognised directly in the income statement.

Business combinations

Business combinations are accounted for using the acquisition accounting method. Identifiable assets, liabilities and contingent liabilities acquired are measured at fair value at acquisition date. The consideration transferred is measured at fair value and includes the fair value of any contingent consideration. Where the consideration transferred, together with the non-controlling interest, exceeds the fair value of the net assets, liabilities and contingent liabilities acquired, the excess is recorded as goodwill. The costs of acquisition are charged to the income statement in the period in which they are incurred.

Where not all of the equity of a subsidiary is acquired the non-controlling interest is recognised either at fair value or at the non-controlling interest’s share of the net assets of the subsidiary, on a case-by-case basis. Changes in the Group’s ownership percentage of subsidiaries are accounted for within equity.

Foreign currency translation

Foreign currency transactions are booked in the functional currency of the Group company at the exchange rate ruling on the date of transaction. Foreign currency monetary assets and liabilities are retranslated into the functional currency at rates of exchange ruling at the balance sheet date. Exchange differences are included in the income statement.

On consolidation, assets and liabilities, including related goodwill, of overseas subsidiaries, associates and joint ventures, are translated into Sterling at rates of exchange ruling at the balance sheet date. The results and cash flows of overseas subsidiaries, associates and joint ventures are translated into Sterling using average rates of exchange.

Exchange adjustments arising when the opening net assets and the profits for the year retained by overseas subsidiaries, associates and joint ventures are translated into Sterling, less exchange differences arising on related foreign currency borrowings which hedge the Group’s net investment in these operations, are taken to a separate component of equity.

When translating into Sterling the assets, liabilities, results and cash flows of overseas subsidiaries, associates and joint ventures which are reported in currencies of hyper-inflationary economies, adjustments are made where material to reflect current price levels. Any loss on net monetary assets is charged to the consolidated income statement.

Revenue

Revenue is recognised in the income statement when goods or services are supplied or made available to external customers against orders received, title and risk of loss is passed to the customer, reliable estimates can be made of relevant deductions and all relevant obligations have been fulfilled, such that the earnings process is regarded as being complete.

Turnover represents net invoice value after the deduction of discounts and allowances given and accruals for estimated future rebates and returns. The methodology and assumptions used to estimate rebates and returns are monitored and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information. Value added tax and other sales taxes are excluded from revenue.

Where the Group co-promotes a product and the counterparty records the sale, the Group records its share of revenue as co-promotion income within turnover. The nature of co-promotion activities is such that the Group records no costs of sales. Pharmaceutical turnover includes co-promotion revenue of £9 million (2015 – £14 million; 2014 – £22 million). In addition, initial or event-based milestone income (excluding royalty income) arising on development or marketing collaborations of the Group’s compounds or products with other parties is recognised in turnover. Milestone income of £nil is included in turnover (2015 – £nil; 2014 – £57 million).

Royalty income is recognised on an accruals basis in accordance with the terms of the relevant licensing agreements.

Expenditure

Expenditure is recognised in respect of goods and services received when supplied in accordance with contractual terms. Provision is made when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated. Manufacturing start-up costs between validation and the achievement of normal production are expensed as incurred. Advertising and promotion expenditure is charged to the income statement as incurred. Shipment costs on inter-company transfers are charged to cost of sales; distribution costs on sales to customers are included in selling, general and administrative expenditure.

Restructuring costs are recognised and provided for, where appropriate, in respect of the direct expenditure of a business reorganisation where the plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been undertaken.

164	GSK Annual Report 2016

Notes to the financial statements continued

2. Accounting principles and policies continued

Research and development

Research and development expenditure is charged to the income statement in the period in which it is incurred. Development expenditure is capitalised when the criteria for recognising an asset are met, usually when a regulatory filing has been made in a major market and approval is considered highly probable. Property, plant and equipment used for research and development is capitalised and depreciated in accordance with the Group’s policy.

Environmental expenditure

Environmental expenditure related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible is charged to the income statement. The Group recognises its liability on a site-by-site basis when it can be reliably estimated. This liability includes the Group’s portion of the total costs and also a portion of other potentially responsible parties’ costs when it is probable that they will not be able to satisfy their respective shares of the clean-up obligation. Recoveries of reimbursements are recorded as assets when virtually certain.

Legal and other disputes

Provision is made for the anticipated settlement costs of legal or other disputes against the Group where an outflow of resources is considered probable and a reliable estimate can be made of the likely outcome. In addition, provision is made for legal or other expenses arising from claims received or other disputes. In respect of product liability claims related to certain products, there is sufficient history of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims. In certain cases, an incurred but not reported (IBNR) actuarial technique is used to determine this estimate.

The Group may become involved in legal proceedings, in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from ultimate resolution of the proceedings. In these cases, appropriate disclosure about such cases would be included but no provision would be made. Costs associated with claims made by the Group against third parties are charged to the income statement as they are incurred.

Pensions and other post-employment benefits

The costs of providing pensions under defined benefit schemes are calculated using the projected unit credit method and spread over the period during which benefit is expected to be derived from the employees’ services, consistent with the advice of qualified actuaries. Pension obligations are measured as the present value of estimated future cash flows discounted at rates reflecting the yields of high quality corporate bonds. Pension scheme assets are measured at fair value at the balance sheet date.

The costs of other post-employment liabilities are calculated in a similar way to defined benefit pension schemes and spread over the period during which benefit is expected to be derived from the employees’ services, in accordance with the advice of qualified actuaries.

Actuarial gains and losses and the effect of changes in actuarial assumptions, are recognised in the statement of comprehensive income in the year in which they arise.

The Group’s contributions to defined contribution plans are charged to the income statement as incurred.

Employee share plans

Incentives in the form of shares are provided to employees under share option and share award schemes.

The fair values of these options and awards are calculated at their grant dates using a Black-Scholes option pricing model and charged to the income statement over the relevant vesting periods.

The Group provides finance to ESOP Trusts to purchase company shares to meet the obligation to provide shares when employees exercise their options or awards. Costs of running the ESOP Trusts are charged to the income statement. Shares held by the ESOP Trusts are deducted from other reserves. A transfer is made between other reserves and retained earnings over the vesting periods of the related share options or awards to reflect the ultimate proceeds receivable from employees on exercise.

Property, plant and equipment

Property, plant and equipment (PP&E) is stated at the cost of purchase or construction, less provisions for depreciation and impairment. Financing costs are capitalised within the cost of qualifying assets in construction.

Depreciation is calculated to write off the cost less residual value of PP&E, excluding freehold land, using the straight-line basis over the expected useful life. Residual values and lives are reviewed, and where appropriate adjusted annually. The normal expected useful lives of the major categories of PP&E are:

Freehold buildings	20 to 50 years
Leasehold land and buildings	Lease term or 20 to 50 years
Plant and machinery	10 to 20 years
Equipment and vehicles	3 to 10 years

On disposal of PP&E, the cost and related accumulated depreciation and impairments are removed from the financial statements and the net amount, less any proceeds, is taken to the income statement.

Leases

Leasing agreements which transfer to the Group substantially all the benefits and risks of ownership of an asset are treated as finance leases, as if the asset had been purchased outright. The assets are included in PP&E or computer software and the capital elements of the leasing commitments are shown as obligations under finance leases. Assets held under finance leases are depreciated on a basis consistent with similar owned assets or the lease term, if shorter. The interest element of the lease rental is included in the income statement. All other leases are operating leases and the rental costs are charged to the income statement on a straight-line basis over the lease term.

Goodwill

Goodwill is stated at cost less impairments. Goodwill is deemed to have an indefinite useful life and is tested for impairment at least annually.

Where the fair value of the interest acquired in an entity’s assets, liabilities and contingent liabilities exceeds the consideration paid, this excess is recognised immediately as a gain in the income statement.

165	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

2. Accounting principles and policies continued

Other intangible assets

Intangible assets are stated at cost less provisions for amortisation and impairments.

Licences, patents, know-how and marketing rights separately acquired or acquired as part of a business combination are amortised over their estimated useful lives, generally not exceeding 20 years, using the straight-line basis, from the time they are available for use. The estimated useful lives for determining the amortisation charge take into account patent lives, where applicable, as well as the value obtained from periods of non-exclusivity. Asset lives are reviewed, and where appropriate adjusted, annually. Contingent milestone payments are recognised at the point that the contingent event becomes probable. Any development costs incurred by the Group and associated with acquired licences, patents, know-how or marketing rights are written off to the income statement when incurred, unless the criteria for recognition of an internally generated intangible asset are met, usually when a regulatory filing has been made in a major market and approval is considered highly probable.

Acquired brands are valued independently as part of the fair value of businesses acquired from third parties where the brand has a value which is substantial and long term and where the brands either are contractual or legal in nature or can be sold separately from the rest of the businesses acquired. Brands are amortised over their estimated useful lives of up to 20 years, except where it is considered that the useful economic life is indefinite.

The costs of acquiring and developing computer software for internal use and internet sites for external use are capitalised as intangible fixed assets where the software or site supports a significant business system and the expenditure leads to the creation of a durable asset. ERP systems software is amortised over seven to ten years and other computer software over three to five years.

Impairment of non-current assets

The carrying values of all non-current assets are reviewed for impairment, either on a stand-alone basis or as part of a larger cash generating unit, when there is an indication that the assets might be impaired. Additionally, goodwill, intangible assets with indefinite useful lives and intangible assets which are not yet available for use are tested for impairment annually. Any provision for impairment is charged to the income statement in the year concerned.

Impairments of goodwill are not reversed. Impairment losses on other non-current assets are only reversed if there has been a change in estimates used to determine recoverable amounts and only to the extent that the revised recoverable amounts do not exceed the carrying values that would have existed, net of depreciation or amortisation, had no impairments been recognised.

Investments in associates, joint ventures and joint operations

Investments in associates and joint ventures are carried in the consolidated balance sheet at the Group’s share of their net assets at date of acquisition and of their post-acquisition retained profits or losses together with any goodwill arising on the acquisition. The Group recognises its rights to assets, liabilities, revenue and expenses of joint operations.

Available-for-sale investments

Liquid investments and other investments are classified as available-for-sale investments and are initially recorded at fair value plus transaction costs and then remeasured at subsequent reporting dates to fair value. Unrealised gains and losses on available-for-sale investments are recognised directly in other comprehensive income. Impairments arising from the significant or prolonged decline in fair value of an equity investment reduce the carrying amount of the asset directly and are charged to the income statement.

On disposal or impairment of the investments, any gains and losses that have been deferred in other comprehensive income are reclassified to the income statement. Dividends on equity investments are recognised in the income statement when the Group’s right to receive payment is established. Equity investments are recorded in non-current assets unless they are expected to be sold within one year.

Purchases and sales of equity investments are accounted for on the trade date and purchases and sales of other available-for-sale investments are accounted for on settlement date.

Inventories

Inventories are included in the financial statements at the lower of cost (including raw materials, direct labour, other direct costs and related production overheads) and net realisable value. Cost is generally determined on a first in, first out basis. Pre-launch inventory is held as an asset when there is a high probability of regulatory approval for the product. Before that point a provision is made against the carrying value to its recoverable amount; the provision is then reversed at the point when a high probability of regulatory approval is determined.

Trade receivables

Trade receivables are carried at original invoice amount less any provisions for doubtful debts. Provisions are made where there is evidence of a risk of non-payment, taking into account ageing, previous experience and general economic conditions. When a trade receivable is determined to be uncollectable it is written off, firstly against any provision available and then to the income statement.

Subsequent recoveries of amounts previously provided for are credited to the income statement. Long-term receivables are discounted where the effect is material.

Borrowings

All borrowings are initially recorded at the amount of proceeds received, net of transaction costs. Borrowings are subsequently carried at amortised cost, with the difference between the proceeds, net of transaction costs, and the amount due on redemption being recognised as a charge to the income statement over the period of the relevant borrowing.

166	GSK Annual Report 2016

Notes to the financial statements continued

2. Accounting principles and policies continued

Taxation

Current tax is provided at the amounts expected to be paid applying tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided in full, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised. Deferred tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax is provided using rates of tax that have been enacted or substantively enacted by the balance sheet date.

Derivative financial instruments and hedging

Derivative financial instruments are used to manage exposure to market risks. The principal derivative instruments used by GSK are foreign currency swaps, interest rate swaps, foreign exchange forward contracts and options. The Group does not hold or issue derivative financial instruments for trading or speculative purposes.

Derivative financial instruments are classified as held-for-trading and are carried in the balance sheet at fair value. Derivatives designated as hedging instruments are classified on inception as cash flow hedges, net investment hedges or fair value hedges.

Changes in the fair value of derivatives designated as cash flow hedges are recognised in other comprehensive income to the extent that the hedges are effective. Ineffective portions are recognised in profit or loss immediately. Amounts deferred in other comprehensive income are reclassified to the income statement when the hedged item affects profit or loss.

Net investment hedges are accounted for in a similar way to cash flow hedges.

Changes in the fair value of derivatives designated as fair value hedges are recorded in the income statement, together with the changes in the fair value of the hedged asset or liability.

Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are recognised immediately in the income statement.

Discounting

Where the time value of money is material, balances are discounted to current values using appropriate discount rates. The unwinding of the discounts is recorded in finance income and finance expense.

3. Key accounting judgements and estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the financial statements. Actual amounts and results could differ from those estimates. The following are considered to be the key accounting judgements and estimates made.

Turnover

Group turnover for 2016 was £27,889 million (2015 – £23,923 million).

Revenue is recognised when title and risk of loss is passed to the customer, reliable estimates can be made of relevant deductions and all relevant obligations have been fulfilled, such that the earnings process is regarded as being complete.

Gross turnover is reduced by rebates, discounts, allowances and product returns given or expected to be given, which vary by product arrangements and buying groups. These arrangements with purchasing organisations are dependent upon the submission of claims some time after the initial recognition of the sale. Accruals are made at the time of sale for the estimated rebates, discounts or allowances payable or returns to be made, based on available market information and historical experience.

Because the amounts are estimated they may not fully reflect the final outcome, and the amounts are subject to change dependent upon, amongst other things, the types of buying group and product sales mix.

The level of accrual for rebates and returns is reviewed and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information.

Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of the Group.

Taxation

The tax charge for the year was £877 million (2015 – £2,154 million). At December 2016, current tax payable was £1,305 million

(2015 – £1,421 million), current tax recoverable was £226 million

(2015 – £180 million), deferred tax liabilities were £1,934 million

(2015 – £1,522 million) and deferred tax assets were £4,374 million

(2015 – £2,905 million).

Current tax is provided at the amounts expected to be paid, and deferred tax is provided on temporary differences between the tax bases of assets and liabilities and their carrying amounts, at the rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised, based on management’s assumptions relating to the amounts and timing of future taxable profits. Factors affecting the tax charge in future years are set out in Note 14, ‘Taxation’. A 1% change in the Group’s effective tax rate in 2016 would have changed the total tax charge for the year by approximately £19 million.

The Group has open tax issues with a number of revenue authorities. Where an outflow of funds is believed to be probable and a reliable estimate of the outcome of the dispute can be made, management provides for its best estimate of the liability. In calculating any such liability GSK applies a risk based approach which takes into account, as appropriate, the probability that the Group would be able to obtain compensatory adjustments under international tax treaties. These estimates take into account the specific circumstances of each dispute and relevant external advice, are inherently judgemental and could change substantially over time as new facts emerge and each dispute progresses.

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Investor information

3. Key accounting judgements and estimates continued

GSK continues to believe that it has made adequate provision for the liabilities likely to arise from open assessments. At 31 December 2016, the group had recognised provisions of £1,892 million in respect of uncertain tax positions (2015 – £1,687 million) Where open issues exist the ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of negotiations with the relevant tax authorities or, if necessary, litigation proceedings.

Legal and other disputes

Legal costs for the year were £162 million (2015 – £221 million). At 31 December 2016 provisions for legal and other disputes amounted to £344 million (2015 – £352 million).

The Group provides for anticipated settlement costs where an outflow of resources is considered probable and a reliable estimate may be made of the likely outcome of the dispute and legal and other expenses arising from claims against the Group. These estimates take into account the specific circumstances of each dispute and relevant external advice are inherently judgemental and could change substantially over time as new facts emerge and each dispute progresses. Details of the status and various uncertainties involved in the significant unresolved disputes are set out in Note 46, ‘Legal proceedings’.

The company’s Directors, having taken legal advice, have established provisions after taking into account the relevant facts and circumstances of each matter and in accordance with accounting requirements. In respect of product liability claims related to certain products there is sufficient history of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims. The Group may become involved in legal proceedings, in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that will result from ultimate resolution of the proceedings. In these cases, appropriate disclosure about such cases would be included, but no provision would be made and no contingent liability can be quantified.

The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations. The position could change over time and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed the amount of the provisions reported in the Group’s financial statements by a material amount.

Goodwill and other intangible asset impairments

At 31 December 2016, goodwill was £5,965 million (2015 – £5,162 million) and other intangible assets were £18,776 million (2015 – £16,672 million).

Goodwill is deemed to have an indefinite life and so is not amortised. Annual impairment tests of the cash generating units to which goodwill is allocated are performed. Impairment tests are based on established market multiples or risk-adjusted future cash flows discounted using appropriate discount rates. The assumptions used in these impairment tests are set out in Note 18, ‘Goodwill’.

In each case the valuations indicate sufficient headroom such that a reasonably possible change to key assumptions is unlikely to result in an impairment of the related goodwill.

Impairment tests on other intangible assets are undertaken if events occur which call into question the carrying values of the assets. Where brands and other intangible assets which are not yet available for use are not amortised, they are subject to annual impairment tests. Valuations for impairment tests are based on established market multiples or risk-adjusted future cash flows over the estimated useful life of the asset, where limited, discounted using appropriate discount rates as set out in Note 19, ‘Other intangible assets’.

The assumptions relating to future cash flows, estimated useful lives and discount rates are based on business forecasts and are therefore inherently judgemental. Future events could cause the assumptions used in these impairment tests to change with a consequent adverse effect on the future results of the Group.

Contingent consideration and put option liabilities

The 2016 income statement charge for contingent consideration and put option liabilities was £3,991 million (2015 – £2,069 million).

At 31 December 2016, the liability for contingent consideration amounted to £5,896 million (2015 – £3,855 million). Of this amount, £5,304 million (2015 – £3,409 million) relates to the acquisition of the former Shionogi-ViiV Healthcare joint venture in 2012 and £545 million (2015 – £405 million) relates to the acquisition of the Vaccines business from Novartis in 2015.

Any contingent consideration included in the consideration payable for a business combination is recorded at fair value at the date of acquisition. These fair values are generally based on risk-adjusted future cash flows discounted using appropriate post-tax discount rates. The fair values are reviewed on a regular basis, at least annually, and any changes are reflected in the income statement. See Note 39 ‘Contingent consideration liabilities’.

During 2015, the Group granted a put option to Novartis in respect of Novartis’ shareholding in the Consumer Healthcare Joint Venture. In certain circumstances, Novartis has the right to require GSK to acquire its 36.5% shareholding in the Consumer Healthcare Joint Venture at a market-based valuation. This right is exercisable in certain windows from 2018 to 2035 and may be exercised either in respect of Novartis’ entire shareholding or in up to four instalments. GSK has recognised a financial liability of £7,420 million in Other non-current liabilities at 31 December 2016 (2015 – £6,287 million). This represents the present value of the estimated redemption value by GSK in the event of full exercise of the right by Novartis and is calculated by applying relevant public company multiples, with no premium or discount, to forecast future profits in accordance with the shareholder agreements. Sensitivity analysis is given in Note 30, ‘Other non-current liabilities’.

Pfizer may request an IPO of ViiV Healthcare at any time and if either GSK does not consent to such IPO or an offering is not completed within nine months, Pfizer could require GSK to acquire its shareholding. A liability for the put option was recognised on the Group’s balance sheet during 2016 at an initial value of £1,070 million. GSK also recognised liabilities for the future preferential dividends anticipated to become payable to Pfizer and Shionogi on the Group’s balance sheet during 2016. The liability for the Pfizer put option of £1,319 million at 31 December 2016 was recognised in Trade and other payables. Sensitivity analysis is also given in Note 27 ‘Trade and other payables’.

Shionogi also held a put option over its shareholding in ViiV Healthcare and during 2016, GSK recognised the liability for the put option on the Group’s balance sheet at an initial value of £926 million. In Q4 2016, Shionogi irrevocably agreed to waive its put option and as a result GSK de-recognised the liability for this put option on the Group’s balance sheet directly to equity. The value of the liability was £1,244 million when it was de-recognised. See ‘Non-controlling interests in ViiV Healthcare’ on page 58 for full details on these put options.

The assumptions relating to future cash flows and discount rates are based on business forecasts and are therefore inherently judgemental. Future events could cause the assumptions underlying these projections or the market-based multiples, which are used to value the liabilities for contingent consideration and the put options, to change with a consequent adverse effect on the future results of the Group.

168	GSK Annual Report 2016

Notes to the financial statements continued

3. Key accounting judgements and estimates continued

Pensions and other post-employment benefits

The costs of providing pensions and other post-employment benefits are charged to the income statement in accordance with IAS 19 ‘Employee benefits’ over the period during which benefit is derived from the employees’ services. The costs are assessed on the basis of assumptions selected by management. These assumptions include future earnings and pension increases, discount rates, expected long-term rates of return on assets and mortality rates, and are disclosed in Note 28, ‘Pensions and other post-employment benefits’. Where a surplus on a defined benefit scheme arises, or there is potential for a surplus to arise from committed future contributions, the rights of the Trustees to prevent the Group obtaining a refund of that surplus in the future are considered in determining whether it is necessary to restrict the amount of the surplus that is recognised.

The expected long-term rates of return on bonds are determined based on the portfolio mix of index-linked, government and corporate bonds. An equity risk premium is added to this for equities.

Discount rates are derived from AA rated corporate bond yields except in countries where there is no deep market in corporate bonds where government bond yields are used. A sensitivity analysis is provided in Note 28, ‘Pensions and other post-employment benefits’, but a 0.25% reduction in the discount rate would lead to an increase in the net pension deficit of approximately £769 million and an increase in the annual pension cost of approximately £27 million. The selection of different assumptions could affect the future results of the Group.

4. New accounting requirements

The following new and amended accounting standards have been issued by the IASB and are likely to affect future Annual Reports.

IFRS 15 ‘Revenue from contracts with customers’ was issued in May 2014 and will be implemented by the Group from 1 January 2018. The Standard provides a single, principles-based approach to the recognition of revenue from all contracts with customers. It focuses on the identification of performance obligations in a contract and requires revenue to be recognised when or as those performance obligations are satisfied.

The Group is currently assessing the new IFRS and does not expect to be able to quantify the impact of any potential changes until later in 2017.

IFRS 9 ‘Financial instruments’ was issued in its final form in July 2014 and will be implemented by the Group from 1 January 2018. The Standard will replace the majority of IAS 39 and covers the classification, measurement and de recognition of financial assets and financial liabilities, impairment of financial assets and provides a new hedge accounting model.

The Group is currently assessing the new IFRS and does not expect to be able to quantify the impact of any potential changes until later in 2017.

IFRS 16 ‘Leases’ was issued in January 2016 and will be implemented by the Group from 1 January 2019. The Standard will replace IAS 17 ‘Leases’ and will require lease liabilities and ‘right of use’ assets to be recognised on the balance sheet for almost all leases.

The Group is in the early stages of assessing the potential impact of the new IFRS.

5. Exchange rates

The Group uses the average of exchange rates prevailing during the period to translate the results and cash flows of overseas subsidiaries, joint ventures and associates into Sterling and period end rates to translate the net assets of those entities. The currencies which most influence these translations and the relevant exchange rates were as follows:

	2016	2015	2014
Average rates:
US$/£	1.36	1.53	1.65
Euro/£	1.23	1.37	1.24
Yen/£	149	185	175

Period end rates:

US$/£	1.24	1.47	1.56

Euro/£	1.17	1.36	1.29

Yen/£	144	177	187

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6. Segment information

Operating segments are reported based on the financial information provided to the Chief Executive Officer and the responsibilities of the Corporate Executive Team (CET). The completion of the Novartis transaction on 2 March 2015 changed the balance of the Group and GSK changed its segment reporting to reflect this. With effect from 1 January 2016, GSK has reported results under four segments: Pharmaceuticals, which now includes HIV, Pharmaceuticals R&D, Vaccines and Consumer Healthcare and individual members of the CET are responsible for each segment. Comparative information has been restated accordingly.

The Group’s management reporting process allocates intra-Group profit on a product sale to the market in which that sale is recorded, and the profit analyses below have been presented on that basis.

The Pharmaceuticals R&D segment is the responsibility of the President, Pharmaceuticals R&D and is reported as a separate segment.

Corporate and other unallocated turnover and costs included the results of several Vaccines and Consumer Healthcare products which were held for sale in a number of markets in order to meet anti-trust approval requirements in 2014 and 2015, together with the costs of corporate functions.

Turnover by segment	2016 £m	2015 (restated) £m	2014 (restated) £m

Pharmaceuticals	16,104	14,157	15,438

Vaccines	4,592	3,656	3,159

Consumer Healthcare	7,193	6,038	4,322

Segment turnover	27,889	23,851	22,919

Corporate and other unallocated turnover	–	72	87
	27,889	23,923	23,006

Pharmaceuticals turnover by therapeutic area	2016 £m	2015 (restated) £m	2014 (restated) £m

Respiratory	6,510	5,741	6,168

Cardiovascular, metabolic and urology	860	858	965

Immuno-inflammation	340	263	214

Other pharmaceuticals	2,297	2,445	3,582

Established Products	2,541	2,528	3,011

HIV	3,556	2,322	1,498
	16,104	14,157	15,438
During 2016, the US operations of the Pharmaceuticals and Vaccines businesses made sales to three wholesalers of approximately £2,139 million (2015 – £1,574 million; 2014 – £1,478 million), £2,691 million (2015 – £2,471 million; 2014 – £2,315 million) and £2,129 million (2015 – £1,602 million; 2014 – £1,627 million) respectively, after allocating final-customer discounts to the wholesalers.

Consumer Healthcare turnover by category	2016 £m	2015 (restated) £m	2014 (restated) £m

Wellness	3,726	2,970	1,565

Oral care	2,223	1,875	1,806

Nutrition	674	684	633

Skin health	570	509	318
	7,193	6,038	4,322

170	GSK Annual Report 2016

Notes to the financial statements continued

6. Segment information continued

Segment profit	2016 £m	2015 (restated) £m	2014 (restated) £m
Pharmaceuticals	7,979	6,466	7,405

Pharmaceuticals R&D	(2,488)	(2,168)	(2,326)
Pharmaceuticals, including R&D	5,491	4,298	5,079

Vaccines	1,454	964	997

Consumer Healthcare	1,116	684	496
Segment profit	8,061	5,946	6,572

Corporate and other unallocated costs	(290)	(217)	22

Other reconciling items between segment profit and operating profit	(5,173)	4,593	(2,997)
Operating profit	2,598	10,322	3,597

Finance income	72	104	68

Finance costs	(736)	(757)	(727)

Profit on disposal of interest in associates	–	843	–

Share of after tax profits of associates and joint ventures	5	14	30
Profit before taxation	1,939	10,526	2,968

Taxation	(877)	(2,154)	(137)
Profit after taxation for the year	1,062	8,372	2,831
Other reconciling items between segment profit and operating profit comprise items not specifically allocated to segment profit.

These include impairment and amortisation of intangible assets, major restructuring charges, legal charges and expenses on the settlement of litigation and government investigations, disposals of businesses, products and associates and certain other items related to major acquisition and disposal activity.

Depreciation and amortisation by segment	2016 £m	2015 (restated) £m	2014 (restated) £m
Pharmaceuticals	440	303	302

Pharmaceuticals R&D	211	238	161
Pharmaceuticals, including R&D	651	541	463

Vaccines	315	253	224

Consumer Healthcare	126	140	105
Segment depreciation and amortisation	1,092	934	792

Corporate and other unallocated depreciation and amortisation	94	145	112

Other reconciling items between segment depreciation and amortisation and total depreciation and amortisation	588	551	580
Total depreciation and amortisation	1,774	1,630	1,484

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6. Segment information continued

PP&E, intangible asset and goodwill impairment by segment	2016 £m	2015 (restated) £m	2014 (restated) £m

Pharmaceuticals	29	57	54

Pharmaceuticals R&D	88	105	24

Pharmaceuticals, including R&D	117	162	78

Vaccines	34	17	1

Consumer Healthcare	46	5	16

Segment impairment	197	184	95

Corporate and other unallocated impairment	24	18	3

Other reconciling items between segment impairment and total impairment	68	385	153
Total impairment	289	587	251

PP&E and intangible asset impairment reversals by segment	2016 £m	2015 (restated) £m	2014 (restated) £m

Pharmaceuticals	(15)	(8)	(39)

Pharmaceuticals R&D	(10)	(10)	(23)

Pharmaceuticals, including R&D	(25)	(18)	(62)

Vaccines	(19)	–	–

Consumer Healthcare	(8)	(4)	(14)

Segment impairment reversals	(52)	(22)	(76)

Corporate and other unallocated impairment reversals	(26)	(2)	–

Other reconciling items between segment impairment reversal and total impairment reversal	(9)	–	–
Total impairment reversals	(87)	(24)	(76)

Net assets by segment	2016 £m	2015 (restated) £m

Pharmaceuticals	3,225	5,721

Pharmaceuticals R&D	572	615

Pharmaceuticals, including R&D	3,797	6,336

Vaccines	9,676	8,884

Consumer Healthcare	3,721	4,154

Segment net operating assets	17,194	19,374

Corporate and other unallocated net operating assets	(228)	(136)

Net operating assets	16,966	19,238

Net debt	(13,804)	(10,727)

Investments in associates and joint ventures	263	207

Derivative financial instruments	(38)	(28)

Current and deferred taxation	1,361	142

Assets held for sale	215	46
Net assets	4,963	8,878

The Pharmaceuticals segment includes the Shionogi-ViiV Healthcare contingent consideration liability of £5,304 million

(2015 – £3,409 million) and the Pfizer put option of £1,319 million (2015 – £nil). The Consumer Healthcare segment includes the put option liability of £7,420 million (2015 – £6,287 million).

172	GSK Annual Report 2016

Notes to the financial statements continued

6. Segment information continued

Geographical information

The UK is regarded as being the Group’s country of domicile.

Turnover by location of customer	2016 £m	2015 (restated) £m	2014 £m

UK	1,056	1,102	1,100

US	10,197	8,222	7,409

International	16,636	14,599	14,497
External turnover	27,889	23,923	23,006

Turnover by location of subsidiary	2016 £m	2015 £m	2014 £m

UK	3,519	3,146	3,518

US	16,105	13,273	10,768

International	19,805	17,385	17,227
Turnover including inter-segment turnover	39,429	33,804	31,513

UK	2,018	1,751	1,994

US	5,990	4,934	3,432

International	3,532	3,196	3,081
Inter-segment turnover	11,540	9,881	8,507

UK	1,501	1,395	1,524

US	10,115	8,339	7,336

International	16,273	14,189	14,146
External turnover	27,889	23,923	23,006

Operating profit by location of subsidiary	2016 £m	2015 £m	2014 £m

UK	1,561	8,243	414

US	2,343	4,307	1,375

International	(1,306)	(2,228)	1,808
Total operating profit	2,598	10,322	3,597

Non-current assets by location of subsidiary	2016 £m	2015 £m

UK	7,060	6,967

US	7,802	7,524

International	21,234	17,474
Non-current assets	36,096	31,965

Non-current assets by location excludes amounts relating to other investments, deferred tax assets, derivative financial instruments, pension assets, amounts receivable under insurance contracts and certain other non-current receivables.

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7. Other operating income/(expense)

	2016 £m	2015 £m	2014 £m

Impairment of equity investments	(47)	(263)	(25)

Disposal of equity investments	254	342	155

Disposal of businesses and assets	283	9,661	244

Fair value remeasurements on contingent consideration recognised in business combinations	(2,205)	(1,965)	(770)

Remeasurement of ViiV Healthcare put option liabilities and preferential dividends	(577)	–	–

Remeasurement of Consumer Healthcare put option liability	(1,133)	(83)	–

Fair value adjustments on derivative financial instruments	(3)	2	(313)

Other income/(expense)	23	21	9
	(3,405)	7,715	(700)

Disposal of businesses and assets in 2016 included milestone income of £152 million in relation to the divestment of ofatumumab and a number of other smaller divestments and in 2015 included the disposal of the Oncology business to Novartis for £9,228 million and an initial £200 million for the divestment of ofatumumab. Fair value remeasurements on contingent consideration recognised in business combinations comprised £2,162 million related to the acquisition of the former Shionogi-ViiV Healthcare joint venture and £152 million related to the contingent consideration, payable to Novartis related to the Vaccines acquisition, partially offset by hedging gains and other smaller items.

Fair value adjustments on derivative financial instruments arise from foreign exchange forward contracts and options taken out to hedge against foreign currency movements when sales and purchases are denominated in foreign currencies (see Note 42, ‘Financial instruments and related disclosures’). In 2014 this included an unrealised loss of £299 million arising from a number of forward exchange contracts entered into following announcement of the proposed Novartis transaction to protect the Sterling value of the net US Dollar proceeds due to the Group on completion of the transaction.

8. Operating profit

The following items have been included in operating profit:	2016 £m	2015 £m	2014 £m

Employee costs (Note 9)	8,212	8,030	7,520

Advertising	1,265	1,059	671

Distribution costs	395	376	325

Depreciation of property, plant and equipment	978	892	780

Impairment of property, plant and equipment, net of reversals	180	346	18

Amortisation of intangible assets	796	738	704

Impairment of intangible assets, net of reversals	22	217	157

Net foreign exchange losses/(gains)	53	47	(18)

Inventories:

Cost of inventories included in cost of sales	8,093	7,602	6,334

Write-down of inventories	533	488	389

Reversal of prior year write-down of inventories	(145)	(65)	(169)

Operating lease rentals:

Minimum lease payments	91	101	133

Contingent rents	4	8	8

Sub-lease payments	4	7	5

Fees payable to the company’s auditor and its associates in relation to the Group (see below)	29.7	33.1	33.7

The reversals of prior year write-downs of inventories principally arise from the reassessment of usage or demand expectations prior to inventory expiration.

Included within operating profit are major restructuring charges of £970 million (2015 – £1,891 million; 2014 – £750 million), see Note 10, ‘Major restructuring costs’.

174	GSK Annual Report 2016

Notes to the financial statements continued

8. Operating profit continued

Fees payable to the company’s auditor and its associates:	2016 £m	2015 (restated) £m	2014 £m

Audit of parent company and consolidated financial statements	5.8	7.5	4.9

Audit of the company’s subsidiaries	16.4	16.3	11.2

Attestation under s.404 of Sarbanes-Oxley Act 2002	4.4	4.3	4.0

Audit and audit-related services	26.6	28.1	20.1

Taxation compliance	0.2	0.3	0.6

Taxation advice	1.8	3.2	4.5

Other assurance services	0.3	1.1	8.0

All other services	0.8	0.4	0.5

	29.7	33.1	33.7

The other assurance services provided by the auditor relate to agreed upon procedures and other assurance services outside of statutory audit requirements. All other services provided by the auditor primarily related to advisory services for the year ended 31 December 2016.

In addition to the above, fees paid in respect of the GSK pension schemes were:

	2016 £m	2015 £m	2014 £m

Audit	0.4	0.3	0.3

Other services	–	–	–

9. Employee costs

	2016 £m	2015 £m	2014 £m

Wages and salaries	6,391	6,132	5,879

Social security costs	733	633	639

Pension and other post-employment costs, including augmentations (Note 28)	541	467	403

Cost of share-based incentive plans	338	349	346

Severance and other costs from integration and restructuring activities	209	449	253

	8,212	8,030	7,520

The Group provides benefits to employees, commensurate with local practice in individual countries, including, in some markets, healthcare insurance, subsidised car schemes and personal life assurance.

The cost of share-based incentive plans is analysed as follows:

	2016 £m	2015 £m	2014 £m

Share Value Plan	271	307	302

Performance Share Plan	39	26	20

Share option plans	4	4	3

Other plans	24	12	21

	338	349	346

175	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

9. Employee costs continued

The average monthly number of persons employed by the Group (including Directors) during the year was:

	2016 Number	2015 Number	2014 Number

Manufacturing	38,611	37,025	31,726

Selling, general and administration	49,961	52,121	54,618

Research and development	11,255	12,046	12,358

	99,827	101,192	98,702

The average monthly number of Group employees excludes temporary and contract staff. The numbers of Group employees at the end of each financial year are given in the financial record on page 246. The monthly average number of persons employed by GlaxoSmithKline plc in 2016 was nil (2015 – nil).

The compensation of the Directors and Senior Management (members of the CET) in aggregate, was as follows:

	2016 £m	2015 £m	2014 £m

Wages and salaries	25	23	19

Social security costs	4	2	3

Pension and other post-employment costs	2	3	3

Cost of share-based incentive plans	15	18	13

	46	46	38

10. Major restructuring costs

Major restructuring costs charged in arriving at operating profit include restructuring costs arising under the Major Change programme initiated in 2013, under the Pharmaceuticals Restructuring Programme announced in October 2014 and following the Novartis transaction, completed in 2015.

Under the combined programme the total restructuring costs of £970 million in 2016 were incurred in the following areas:

–	Restructuring of the R&D organisation, predominantly in the United Kingdom, North America and Japan.

–	Projects to simplify or eliminate processes leading to staff reductions in support functions.

–	Restructuring of the Pharmaceuticals business in Emerging Markets and Europe leading to staff reductions in sales force and administration.

–	Transformation of the Manufacturing and Vaccines businesses to deliver a step change in quality, cost and productivity.

–	The continued integration of the enhanced Vaccines business and the Consumer Healthcare Joint Venture.

The analysis of the costs charged to operating profit under these programmes is as follows:

	2016 £m	2015 £m	2014 £m

Increase in provision for major restructuring programmes (see Note 29)	163	718	267

Amount of provision reversed unused (see Note 29)	(140)	(44)	(4)

Impairment losses recognised	158	419	–

Other non-cash charges	108	51	15

Other cash costs	681	747	472

	970	1,891	750

Provision reversals of £140 million (2015 – £44 million; 2014 – £4 million) reflect release of legacy support function and Novartis integration provisions. Asset impairments of £158 million (2015 – £419 million; 2014 – £nil) and other non-cash charges totalling £108 million (2015 – £51 million; 2014 – £15 million) are non-cash items, principally fixed asset write downs across support function, manufacturing and research facilities and accelerated depreciation where asset lives in R&D and manufacturing have been shortened as a result of the major restructuring programme. All other charges have been or will be settled in cash and include the termination of leases, site closure costs, consultancy and project management fees.

176	GSK Annual Report 2016

Notes to the financial statements continued

11. Finance income

	2016 £m	2015 £m	2014 £m

Interest income arising from:

cash and cash equivalents	67	71	56

available-for-sale investments	1	1	1

derivatives at fair value through profit or loss	–	24	–

loans and receivables	2	3	9

Fair value adjustments on derivatives at fair value through profit or loss	2	5	2
	72	104	68

All derivatives accounted for at fair value through profit or loss other than designated and effective hedging instruments (see Note 42, ‘Financial instruments and related disclosures’) are classified as held-for-trading financial instruments under IAS 39.

12. Finance expense

	2016 £m	2015 £m	2014 £m

Interest expense arising on:

financial liabilities at amortised cost	(671)	(655)	(665)

derivatives at fair value through profit or loss	(30)	(64)	(23)

Fair value hedges:

fair value movements on derivatives designated as hedging instruments	–	–	10

fair value adjustments on hedged items	–	–	(5)

Fair value movements on other derivatives at fair value through profit or loss	(3)	(6)	(15)

Reclassification of cash flow hedge from other comprehensive income	(1)	(2)	–

Unwinding of discounts on provisions	(16)	(16)	(15)

Other finance expense	(15)	(14)	(14)
	(736)	(757)	(727)

All derivatives accounted for at fair value through profit or loss, other than designated and effective hedging instruments (see Note 42, ‘Financial instruments and related disclosures’), are classified as held-for-trading financial instruments under IAS 39. Interest expense arising on derivatives at fair value through profit or loss relates to swap interest expense.

177	GSK Annual Report 2016	Strategic report
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Financial statements
Investor information

13. Associates and joint ventures

The Group’s share of after tax profits and losses of associates and joint ventures is set out below:

	2016 £m	2015 £m	2014 £m
Share of after tax profits of associates	9	16	38

Share of after tax losses of joint ventures	(4)	(2)	(8)

	5	14	30

At 31 December 2016, the Group held one significant associate, Innoviva, Inc.

Summarised income statement information in respect of Innoviva is set out below for the periods in which the Group accounted for its investment in Innoviva as an associate. The Group’s 2016 share of after tax profits of associates and other comprehensive income includes a profit of £6 million and other comprehensive income of £nil in respect of Innoviva.

	2016 £m	Since 1 September 2015 £m
Turnover	98	20

Profit after taxation	44	4

Comprehensive income	–	–

Total comprehensive income	44	4

The results of Innoviva included in the summarised income statement information above represent the estimated earnings of Innoviva in the relevant periods. Innoviva’s turnover is from royalty income from GSK in relation to Relvar/Breo Ellipta and Anoro Ellipta sales.

In March 2015, the Group divested half of its shareholding in Aspen Pharmacare Holdings Limited and ceased to account for the remaining investment as an associate. In 2014, Aspen was the Group’s only significant associate. Summarised income statement information in respect of Aspen is set out below for the periods in which the Group accounted for its investment in Aspen as an associate.

	2016 £m	To 20 March 2015 £m	2014 £m
Turnover	–	441	1,823

Profit after taxation	–	67	313

Comprehensive income	–	16	148

Total comprehensive income	–	83	461

The results of Aspen included in the summarised income statement information above represent the estimated earnings of the Aspen group in the relevant periods, adjusted for transactions between GSK and Aspen.

Aggregated financial information in respect of GSK’s share of other associated undertakings and joint ventures is set out below:

	2016 £m	2015 £m	2014 £m
Share of turnover	133	188	187

Share of after tax (losses)/profits	(1)	12	(9)

Share of other comprehensive income	–	25	–

Share of total comprehensive income/(expense)	(1)	37	(9)

The Group’s sales to associates and joint ventures were £43 million in 2016 (2015 – £41 million; 2014 – £85 million).

178	GSK Annual Report 2016

Notes to the financial statements continued

14. Taxation

Taxation charge based on profits for the year	2016 £m	2015 £m	2014 £m
UK current year charge	241	156	221

Rest of World current year charge	1,326	2,924	1,092

Credit in respect of prior periods	(149)	(508)	(571)

Total current taxation	1,418	2,572	742

Total deferred taxation	(541)	(418)	(605)
	877	2,154	137

In 2016, GSK made payments of £146 million in UK corporation tax to HMRC. In January 2017, GSK made further payments of £71 million in relation to UK corporation tax. These amounts are for corporation tax only, and do not include the various other business taxes borne by GSK each year.

A significant component of the deferred tax credit for each of 2016 and the prior periods arose in respect of the remeasurement of the contingent consideration in relation to the former Shionogi-ViiV Healthcare joint venture. In 2015, the credit also included the unwind of deferred tax liabilities on the disposal of the Group’s Oncology business to Novartis.

The following table reconciles the tax charge calculated at the UK statutory rate on the Group profit before tax with the actual tax charge for the year.

Reconciliation of taxation on Group profits	2016 £m	2016%	2015 £m	2015%	2014 £m	2014%
Profit before tax	1,939		10,526		2,968

UK statutory rate of taxation	388	20.0	2,131	20.25	638	21.5

Differences in overseas taxation rates	593	30.6	1,035	9.8	406	13.7

Benefit of intellectual property incentives	(321)	(16.5)	(286)	(2.7)	(323)	(10.9)

R&D credits	(93)	(4.8)	(38)	(0.4)	(72)	(2.4)

Remeasurement of non-taxable put option liabilities	340	17.5	17	0.2	–	–

Losses not recognised/(previously unrecognised losses)	(15)	(0.8)	31	0.3	(205)	(6.9)

Permanent differences on disposals and acquisitions	(21)	(1.1)	(248)	(2.4)	23	0.8

Other permanent differences	97	5.0	58	0.6	268	9.0

Re-assessments of prior year estimates in respect of current and deferred taxes	(116)	(6.0)	(578)	(5.5)	(617)	(20.8)

Tax on unremitted earnings	25	1.3	32	0.3	19	0.6
Tax charge/tax rate	877	45.2	2,154	20.5	137	4.6

GSK has a substantial business presence in many countries around the world. The impact of differences in overseas taxation rates arose from profits being earned in countries with tax rates higher than the UK statutory rate, the most significant of which in 2016 were the US, France and India. This was partly offset by the increased benefit of intellectual property incentives from the UK Patent Box and Belgian Patent Income Deduction regimes. Such regimes provide a reduced rate of corporate income tax on profits earned from qualifying patents. The Group also incurred material non-deductible charges following the revaluation of liabilities for the ViiV Healthcare and Consumer Healthcare Joint Venture put options. The impact of higher overseas tax rates was reduced in 2015 by permanent differences arising on disposals.

The Group’s overall effective tax rate for 2016 of 45.2% was influenced by significant transaction-related remeasurement charges arising on the ViiV Healthcare contingent consideration liability and the Consumer Healthcare Joint Venture and ViiV Healthcare put option liabilities. The remeasurement of these liabilities gave rise to a charge to profit before tax in 2016 of £3,862 million with a related tax credit of £396 million (10.3%). Excluding these items, the effective tax rate for the year would have been 21.9%. Further details on the Consumer Healthcare Joint Venture put option are set out in Note 30, ‘Other non-current liabilities’ and on the ViiV Healthcare arrangements on page 58.

Future tax charges, and therefore our effective tax rate, may be affected by factors such as acquisitions, disposals, restructuring, the location of research and development activity, tax regime reforms and the resolution of open matters as we continue to bring our tax affairs up to date around the world.

Tax on items charged to equity and statement of comprehensive income	2016 £m	2015 £m	2014 £m
Current taxation

Share-based payments	7	22	55

Defined benefit plans	32	30	–

	39	52	55

Deferred taxation

Share-based payments	–	(12)	(59)

Defined benefit plans	94	(110)	262

Exchange movements	–	–	(2)

Fair value movements on cash flow hedges	2	–	(1)

Fair value movements on available-for-sale investments	51	(55)	(20)

	147	(177)	180
Total credit/(charge) to equity and statement of comprehensive income	186	(125)	235

All of the above items have been charged to the statement of comprehensive income except for tax on share based payments.

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Financial statements
Investor information

14. Taxation continued

Issues relating to taxation

The Group’s tax charge is the sum of the total current and deferred tax expense. The calculation of the Group’s total tax charge necessarily involves a degree of estimation and judgement in respect of certain items whose tax treatment cannot be finally determined until resolution has been reached with the relevant tax authority or, as appropriate, through a formal legal process. At 31 December 2016 the Group held provisions of £1,892 million in respect of such uncertain tax positions (2015 - £1,687 million). The increase in recognised provisions during 2016 was primarily driven by the foreign exchange impact of revaluing overseas exposures. While the ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of agreements with the relevant tax authorities, or litigation where appropriate, the Group continues to believe that it has made appropriate provision for periods which are open and not yet agreed by the tax authorities.

The integrated nature of the Group’s worldwide operations involves significant investment in research and strategic manufacturing at a limited number of locations, with consequential cross-border supply routes into numerous end-markets. GSK’s biggest risk with respect to taxation is that, despite our adherence to the OECD’s established ‘arm’s length principle’, different tax authorities will seek to attribute further profit to activities being undertaken in their jurisdiction, potentially resulting in double taxation. GSK applies a risk-based approach to determine the transactions most likely to be subject to challenge and the probability that the Group would be able to obtain compensatory adjustments under international tax treaties. The Group also has open items in several jurisdictions concerning such matters as the deductibility of particular expenses and the tax treatment of certain business transactions. The Group does not consider there to be any major sources of estimation uncertainty at the end of the reporting period that have a significant risk of resulting in a material adjustment to the carrying amounts of tax-related assets and liabilities within the next financial year.

There continues to be a significant international focus on tax reform, including the OECD’s BEPS project and European Commission initiatives, including the increased use of fiscal state aid investigations. Together with domestic initiatives around the world these may result in significant changes to established tax principles and an increase in tax authority disputes. In turn, this could adversely affect our effective tax rate or result in higher cash tax liabilities.

The aggregate amount of unremitted profits at the balance sheet date was approximately £18 billion (2015 – £16 billion). The majority of these unremitted profits would not be subject to tax on repatriation as UK legislation relating to company distributions provides for exemption from tax for most overseas profits, subject to certain exceptions. Provision for deferred tax liabilities of £205 million (2015 – £180 million) has been made in respect of withholding tax that would arise on the distribution of profits by certain overseas subsidiaries. The remainder of unremitted profits on which deferred tax has not been provided was £1.7 billion at 31 December 2016 (2015 – £1.5 billion). Deferred tax on distribution of these remaining profits has not been provided on the grounds that the Group is able to control the timing of the reversal of the remaining temporary differences and it is probable that they will not reverse in the foreseeable future.

Movement in deferred tax assets and liabilities

	Accelerated capital allowances £m	Intangible assets £m	Contingent consideration £m	Intra-Group profit £m	Pensions & other post employment benefits £m	Tax losses £m	Share option and award schemes £m	Other net temporary differences £m	Total £m
Asset/liability at 1 January 2016	(346)	(2,234)	790	825	989	97	92	1,170	1,383

Exchange adjustments	(47)	(153)	–	168	164	13	14	87	246

Credit to income statement	16	63	348	61	15	117	4	40	664

Credit to statement of comprehensive income	–	–	–	–	94	–	–	53	147
Asset/liability at 31 December 2016	(377)	(2,324)	1,138	1,054	1,262	227	110	1,350	2,440

The deferred tax credit to the income statement of £664 million includes £123 million of R&D incentives recognised within Operating profit (and not the taxation charge) in the Income statement.

Deferred tax liabilities provided in relation to intangible assets predominately relate to temporary differences arising on assets and liabilities acquired as part of historic business combinations. The Group continues to recognise deferred tax assets on future obligations in respect of contingent consideration amounts payable to minority shareholders. These payments are tax deductible at the point in time at which payment is made.

A deferred tax asset is recognised on intra-Group profits arising on inter-company stock which are eliminated within the consolidated accounts. As intra-Group profits are not eliminated from the individual entities’ tax returns a temporary difference arises that will reverse at the point in time stock is sold externally.

The deferred tax asset recognised on tax losses comprises a £173 million (2015 – £97 million) asset related to trading losses and a £54 million (2015 – £nil) asset related to capital losses. Other net temporary differences include accrued expenses for which a tax deduction is only available on a paid basis.

After offsetting deferred tax assets and liabilities where appropriate within territories, the net deferred tax asset comprises:

	2016 £m	2015 £m
Deferred tax assets	4,374	2,905

Deferred tax liabilities	(1,934)	(1,522)
	2,440	1,383

180	GSK Annual Report 2016

Notes to the financial statements continued

14. Taxation continued

		2016		2015 (restated)
Unrecognised tax losses	Tax losses £m	Unrecognised deferred tax asset £m	Tax losses £m	Unrecognised deferred tax asset £m
Trading losses expiring:

Within 10 years	786	255	414	102

More than 10 years	842	131	1,206	280

Available indefinitely	95	15	58	15
At 31 December	1,723	401	1,678	397

Capital losses	2,320	396	2,771	472
At 31 December	2,320	396	2,771	472

Deferred tax assets are recognised where it is probable that future taxable profit will be available to utilise losses. The amount of unrecognised trading losses for 2015 has been revised following a reassessment of available losses for which deferred tax was not recognised.

15. Earnings per share

	2016 pence	2015 pence	2014 pence
Basic earnings per share	18.8	174.3	57.3
Diluted earnings per share	18.6	172.3	56.7

Basic earnings per share has been calculated by dividing the profit attributable to shareholders by the weighted average number of shares in issue during the period after deducting shares held by the ESOP Trusts and Treasury shares. The trustees have waived their rights to dividends on the shares held by the ESOP Trusts.

Diluted earnings per share has been calculated after adjusting the weighted average number of shares used in the basic calculation to assume the conversion of all potentially dilutive shares. A potentially dilutive share forms part of the employee share schemes where its exercise price is below the average market price of GSK shares during the period and any performance conditions attaching to the scheme have been met at the balance sheet date.

The numbers of shares used in calculating basic and diluted earnings per share are reconciled below.

Weighted average number of shares in issue	2016 millions	2015 millions	2014 millions

Basic	4,860	4,831	4,808

Dilution for share options and awards	49	57	57
Diluted	4,909	4,888	4,865

16. Dividends

			2016			2015			2014
	Paid/payable	Dividend per share (pence)	Total dividend £m	Paid	Dividend per share (pence)	Total dividend £m	Paid	Dividend per share (pence)	Total dividend £m

First interim	14 July 2016	19	923	9 July 2015	19	920	10 July 2014	19	916

Second interim	13 October 2016	19	925	1 October 2015	19	919	2 October 2014	19	918

Third interim	12 January 2017	19	925	14 January 2016	19	919	8 January 2015	19	924

Fourth interim	13 April 2017	23	1,119	14 April 2016	23	1,114	9 April 2015	23	1,111

Total		80	3,892		80	3,872		80	3,869

Special dividend				14 April 2016	20	969

Under IFRS interim dividends are only recognised in the financial statements when paid and not when declared. GSK normally pays a dividend two quarters after the quarter to which it relates and one quarter after it is declared. The 2016 financial statements recognise those dividends paid in 2016, namely the third and fourth interim dividends for 2015, the special dividend declared in 2015 and the first and second interim dividends for 2016.

The amounts recognised in each year are as follows:

	2016 £m	2015 £m	2014 £m
Dividends to shareholders	4,850	3,874	3,843

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Investor information

17. Property, plant and equipment

	Land and buildings £m	Plant, equipment and vehicles £m	Assets in construction £m	Total £m
Cost at 1 January 2015	6,804	10,170	2,381	19,355

Exchange adjustments	(48)	(92)	(42)	(182)

Additions through business combinations	310	285	103	698

Other additions	95	242	1,099	1,436

Capitalised borrowing costs	–	–	19	19

Disposals and write-offs	(74)	(340)	(15)	(429)

Reclassifications	228	557	(875)	(90)

Transfer to assets held for sale	(10)	(47)	–	(57)
Cost at 31 December 2015	7,305	10,775	2,670	20,750

Exchange adjustments	956	1,100	271	2,327

Other additions	117	384	1,043	1,544

Capitalised borrowing costs	–	–	30	30

Disposals and write-offs	(349)	(1,422)	(53)	(1,824)

Reclassifications	110	512	(761)	(139)

Transfer to assets held for sale	(378)	(114)	(32)	(524)
Cost at 31 December 2016	7,761	11,235	3,168	22,164
Depreciation at 1 January 2015	(2,681)	(7,151)	–	(9,832)

Exchange adjustments	16	41	–	57

Charge for the year	(291)	(601)	–	(892)

Disposals and write-offs	54	275	–	329

Transfer (from)/to assets held for sale	(12)	21	–	9
Depreciation at 31 December 2015	(2,914)	(7,415)	–	(10,329)

Exchange adjustments	(377)	(717)	–	(1,094)

Charge for the year	(338)	(640)	–	(978)

Disposals and write-offs	205	1,270	–	1,475

Transfer to assets held for sale	165	92	–	257

Depreciation at 31 December 2016	(3,259)	(7,410)	–	(10,669)

Impairment at 1 January 2015	(116)	(279)	(76)	(471)

Exchange adjustments	(8)	1	1	(6)

Disposals and write-offs	7	16	–	23

Impairment losses	(162)	(177)	(31)	(370)

Reversal of impairments	5	19	–	24

Transfer to assets held for sale	–	47	–	47

Impairment at 31 December 2015	(274)	(373)	(106)	(753)

Exchange adjustments	(45)	(37)	(11)	(93)

Disposals and write-offs	91	135	35	261

Impairment losses	(135)	(117)	(6)	(258)

Reversal of impairments	38	38	2	78

Transfer to assets held for sale	46	10	22	78
Impairment at 31 December 2016	(279)	(344)	(64)	(687)

Total depreciation and impairment at 31 December 2015	(3,188)	(7,788)	(106)	(11,082)

Total depreciation and impairment at 31 December 2016	(3,538)	(7,754)	(64)	(11,356)

Net book value at 1 January 2015	4,007	2,740	2,305	9,052

Net book value at 31 December 2015	4,117	2,987	2,564	9,668

Net book value at 31 December 2016	4,223	3,481	3,104	10,808

The weighted average interest rate for capitalised borrowing costs in the year was 3.8% (2015 – 3.8%). Disposals and write-offs in the year include a number of assets with nil net book value that are no longer in use in the business.

182	GSK Annual Report 2016

Notes to the financial statements continued

17. Property, plant and equipment continued

The net book value at 31 December 2016 of the Group’s land and buildings comprised freehold properties £3,887 million (2015 – £3,251 million), properties with leases of 50 years or more £294 million (2015 – £327 million) and properties with leases of less than 50 years £42 million (2015 – £100 million).

Included in land and buildings at 31 December 2016 were leased assets with a cost of £590 million (2015 – £756 million), accumulated depreciation of £253 million (2015 – £233 million), impairment of £1 million (2015 – £nil) and a net book value of £448 million (2015 – £523 million). Included in plant, equipment and vehicles at 31 December 2016 were leased assets with a cost of £44 million (2015 – £31 million), accumulated depreciation of £15 million (2015 – £27 million), impairment of £nil (2015 – £nil) and a net book value of £29 million (2015 – £4 million). Some lease agreements include renewal or purchase options or escalation clauses.

The impairment losses principally arose from decisions to rationalise facilities and are calculated based on either fair value less costs of disposal or value in use. The fair value less costs of disposal valuation methodology uses significant inputs which are not based on observable market data, and therefore this valuation technique is classified as level 3 of the fair value hierarchy. These calculations determine the net present value of the projected risk-adjusted, post-tax cash flows of the relevant asset or cash generating unit, applying a discount rate of the Group post-tax weighted average cost of capital (WACC) of 7%, adjusted where appropriate for relevant specific risks. For value in use calculations, where an impairment is indicated and a pre-tax cash flow calculation is expected to give a materially different result, the test would be reperformed using pre-tax cash flows and a pre-tax discount rate. The Group WACC is equivalent to a pre-tax discount rate of approximately 9%. The net impairment losses have been charged to cost of sales £45 million (2015 – £109 million), R&D £15 million (2015 – £63 million) and SG&A £120 million (2015 – £174 million), and included £151 million (2015 – £327 million) arising from the major restructuring programmes.

Reversals of impairment arose from subsequent reviews of the impaired assets where the conditions which gave rise to the original impairments were deemed no longer to apply. All of the reversals have been credited to cost of sales.

The carrying value at 31 December 2016 of assets for which impairments have been charged or reversed in the year was £171 million (2015 – £138 million).

During 2016, £139 million (2015 – £90 million) of computer software was reclassified from assets in construction to intangible assets on becoming ready for use.

18. Goodwill

	2016 £m	2015 £m
Cost at 1 January	5,162	3,724

Exchange adjustments	814	66

Additions through business combinations (Note 38)	7	1,372

Transfer to assets held for sale	(18)	–
Cost at 31 December	5,965	5,162

Net book value at 1 January	5,162	3,724

Net book value at 31 December	5,965	5,162

In 2016, GSK acquired the HIV R&D preclinical and discovery stage portfolio from Bristol Myers Squibb. Goodwill of £7 million arose from this acquisition which was allocated to Pharmaceuticals.

Goodwill is allocated to the Group’s segments as follows. The allocations for 2015 have been revised to reflect the current segment structure.

	2016 £m	2015 £m
Pharmaceuticals	3,288	2,952

Vaccines	1,353	1,003

Consumer Healthcare	1,324	1,207
Net book value at 31 December	5,965	5,162

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Investor information

18. Goodwill continued

The recoverable amounts of the cash generating units are assessed using a fair value less costs of disposal model. Fair value less costs of disposal is calculated using a discounted cash flow approach, with a post-tax discount rate applied to the projected risk-adjusted post-tax cash flows and terminal value.

The discount rate used is based on the Group WACC of 7%, as most cash generating units have integrated operations across large parts of the Group. The discount rate is adjusted where appropriate for specific country or currency risks. The valuation methodology uses significant inputs which are not based on observable market data, therefore this valuation technique is classified as level 3 in the fair value hierarchy.

Details relating to the discounted cash flow models used in the impairment tests of the Pharmaceuticals, Vaccines and Consumer Healthcare cash generating units are as follows:

Valuation basis	Fair value less costs of disposal
Key assumptions	Sales growth rates
	Profit margins
	Terminal growth rate
	Discount rate
	Taxation rate
Determination of assumptions

Growth rates are internal forecasts based on both internal and external market information. Margins reflect past experience, adjusted for expected changes.

Terminal growth rates based on management’s estimate of future long-term average growth rates.
Discount rates based on Group WACC, adjusted where appropriate.

Taxation rates based on appropriate rates for each region.

Period of specific projected cash flows	Five years
Terminal growth rate and discount rate		Terminal growth rate	Discount rate

	Pharmaceuticals	1% p.a.	7%
	Vaccines	2% p.a.	7%
	Consumer Healthcare	2% p.a.	7%

The terminal growth rates do not exceed the long-term projected growth rates for the relevant markets, reflect the impact of future generic competition and take account of new product launches.

In each case the valuations indicated sufficient headroom such that a reasonably possible change to key assumptions is unlikely to result in an impairment of the related goodwill. Goodwill is monitored at the segmental level.

The Pharmaceuticals cash generating unit comprises a collection of smaller cash generating units including assets with indefinite lives with a carrying value of £211 million (2015 – £240 million). The Consumer Healthcare cash generating unit also comprises a collection of smaller cash generating units including brands with indefinite lives with a carrying value of £9.03 billion (2015 – £7.71 billion).

Details of indefinite life brands are given in Note 19 ‘Other intangible assets’.

184	GSK Annual Report 2016

Notes to the financial statements continued

19. Other intangible assets

	Computer software £m	Licences, patents, etc. £m	Amortised brands £m	Indefinite life brands £m	Total £m
Cost at 1 January 2015	1,818	10,281	422	2,155	14,676

Exchange adjustments	32	74	3	(14)	95

Capitalised development costs	–	217	–	–	217

Capitalised borrowing costs	7	–	–	–	7

Additions through business combinations	–	2,791	–	5,997	8,788

Other additions	174	132	–	–	306

Reclassifications	90	–	–	–	90

Disposals and asset write-offs	(91)	(98)	–	–	(189)

Transfer to assets held for sale	(2)	(3)	(38)	(64)	(107)
Cost at 31 December 2015	2,028	13,394	387	8,074	23,883

Exchange adjustments	137	1,139	20	1,320	2,616

Capitalised development costs	–	219	21	–	240

Capitalised borrowing costs	4	–	–	–	4

Additions through business combinations	–	102	–	–	102

Other additions	238	349	–	–	587

Disposals and asset write-offs	(389)	(21)	(1)	(7)	(418)

Transfer to assets held for sale	(1)	(39)	–	(12)	(52)

Reclassifications	139	–	–	–	139
Cost at 31 December 2016	2,156	15,143	427	9,375	27,101

Amortisation at 1 January 2015	(1,213)	(3,492)	(134)	–	(4,839)

Exchange adjustments	(15)	(34)	(1)	–	(50)

Charge for the year	(140)	(596)	(2)	–	(738)

Disposals and asset write-offs	73	92	–	–	165

Transfer to assets held for sale	1	–	4	–	5
Amortisation at 31 December 2015	(1,294)	(4,030)	(133)	–	(5,457)

Exchange adjustments	(92)	(410)	(5)	–	(507)

Charge for the year	(152)	(553)	(91)	–	(796)

Disposals and asset write-offs	353	–	5	–	358

Transfer to assets held for sale	1	10	–	–	11
Amortisation at 31 December 2016	(1,184)	(4,983)	(224)	–	(6,391)

Impairment at 1 January 2015	(42)	(1,239)	(154)	(82)	(1,517)

Exchange adjustments	1	(58)	–	–	(57)

Impairment losses	(14)	(148)	(15)	(40)	(217)

Disposals and asset write-offs	16	6	–	–	22

Transfer to assets held for sale	–	–	15	–	15
Impairment at 31 December 2015	(39)	(1,439)	(154)	(122)	(1,754)

Exchange adjustments	(3)	(266)	–	(3)	(272)

Impairment losses	(2)	(15)	–	(5)	(22)

Disposals and asset write-offs	35	40	11	–	86

Transfer to assets held for sale	–	28	–	–	28
Impairment at 31 December 2016	(9)	(1,652)	(143)	(130)	(1,934)

Total amortisation and impairment at 31 December 2015	(1,333)	(5,469)	(287)	(122)	(7,211)

Total amortisation and impairment at 31 December 2016	(1,193)	(6,635)	(367)	(130)	(8,325)

Net book value at 1 January 2015	563	5,550	134	2,073	8,320

Net book value at 31 December 2015	695	7,925	100	7,952	16,672

Net book value at 31 December 2016	963	8,508	60	9,245	18,776

The weighted average interest rate for capitalised borrowing costs in the year was 3.8% (2015 – 3.8%).

The net book value of computer software included £620 million (2015 – £407 million) of internally generated costs.

The charge for impairments in the year includes the impairments of Oncomed, Ansolar and Maxinutrition. The carrying value at 31 December 2016 of intangible assets, for which impairments have been charged or reversed in the year, following those impairments or reversals, was £116 million (2015 – £308 million).

The patent expiry dates of the Group’s most significant assets, where relevant, are set out on pages 250 and 251.

185	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

19. Other intangible assets continued

Amortisation and impairment losses, net of reversals, have been charged in the income statement as follows:

	Amortisation		Net impairment losses
	2016	2015	2016	2015
	£m	£m	£m	£m
Cost of sales	582	532	7	143

Selling, general and administration	95	66	2	22

Research and development	119	140	13	52
	796	738	22	217

Licences, patents, etc. includes a large number of acquired licences, patents, know-how agreements and marketing rights, which are either marketed or in use, or still in development. Note 38, ‘Acquisitions and disposals’ gives details of additions through business combinations in the year. The book values of the largest individual items are as follows:

			2016	2015
			£m	£m
dolutegravir			1,487	1,585

Benlysta			1,019	1,083

Menveo			919	833

Bexsero			941	819

Men ABCWY			669	591

Fluarix/FluLaval			380	333

HIV assets acquired from BMS			277	▪

Selzentry			188	208

Okairos technology platform			173	167

Others			2,455	2,306
			8,508	7,925

Indefinite life brands comprise a portfolio of Consumer Healthcare products primarily acquired with the acquisitions of Sterling Winthrop, Inc. in 1994, Block Drug Company, Inc. in 2001, CNS, Inc. in 2006 and the Novartis Consumer Healthcare business in 2015, together with a number of pharmaceutical brands from the acquisition of Stiefel Laboratories, Inc. in 2009. The book values of the major brands are as follows:

			2016	2015
			£m	£m
Voltaren			2,847	2,411

Otrivin			1,447	1,225

Fenistil			680	576

Theraflu			462	391

Panadol			354	361

Sensodyne			243	258

Lamisil			304	257

Breathe Right			199	217

Stiefel trade name			211	201

Excedrin			194	164

Physiogel			166	147

Polident			103	109

Others			2,035	1,635
			9,245	7,952

Each of these brands is considered to have an indefinite life, given the strength and durability of the brand and the level of marketing support. The brands are in relatively similar stable and profitable market sectors, with similar risk profiles, and their size, diversification and market shares mean that the risk of market-related factors causing a reduction in the lives of the brands is considered to be relatively low. The Group is not aware of any material legal, regulatory, contractual, competitive, economic or other factors which could limit their useful lives. Accordingly, they are not amortised. The increase in carrying value in the year primarily reflects the impact of exchange rate movements.

Each brand is tested annually for impairment and other amortised intangible assets are tested when indicators of impairment arise. This testing applies a fair value less costs of disposal methodology, generally using post-tax cash flow forecasts with a terminal value calculation and a discount rate equal to the Group post-tax WACC of 7%, adjusted where appropriate for country and currency specific risks. This valuation methodology uses significant inputs which are not based on observable market data, and therefore this valuation technique is classified as level 3 of the fair value hierarchy. The main assumptions include future sales price and volume growth, product contribution, the future expenditure required to maintain the product’s marketability and registration in the relevant jurisdictions and exchange rates. These assumptions are based on past experience and are reviewed as part of management’s budgeting and strategic planning cycle for changes in market conditions and sales erosion through competition. The terminal growth rates applied of between nil% and 5% are management’s estimates of future long-term average growth rates of the relevant markets. In each case the valuations indicate sufficient headroom such that a reasonably possible change to key assumptions is unlikely to result in an impairment of these intangible assets.

186	GSK Annual Report 2016

Notes to the financial statements continued

20. Investments in associates and joint ventures

	Joint		2016	Joint		2015
	ventures	Associates	Total	ventures	Associates	Total
	£m	£m	£m	£m	£m	£m
At 1 January	20	187	207	8	332	340

Exchange adjustments	4	41	45	1	2	3

Additions	3	8	11	13	10	23

Disposals	–	–	–	–	(143)	(143)

Transfer from other investments	–	–	–	–	146	146

Distributions received	(2)	(1)	(3)	–	(38)	(38)

Other movements	(2)	–	(2)	–	(165)	(165)

(Loss)/profit after tax recognised in the consolidated income statement	(4)	9	5	(2)	16	14

Other comprehensive income recognised in the consolidated statement of comprehensive income	–	–	–	–	27	27
At 31 December	19	244	263	20	187	207

The Group held one significant associate at 31 December 2016, Innoviva, Inc. At 31 December 2016, the Group owned 32 million shares or 29.5% of Innoviva, which is a biopharmaceutical company listed on NASDAQ. The company partnered with GSK in the development of the long acting beta agonist vilanterol and currently receives royalty income from sales of products that contain this component, namely Relvar/Breo Ellipta and Anoro Ellipta. It also retains a 15% economic interest in future royalties to be paid by GSK on sales of Closed Triple, if approved and commercialised. The remaining 85% of the economic interest in these royalties will be due to Theravance Biopharma Inc., a company spun out of Innoviva in 2014, in which the Group holds 18.6% of the common stock. The investment in Innoviva had a market value of £278 million at 31 December 2016 (2015 – £229 million).

Summarised balance sheet information, based on results information, in respect of Innoviva is set out below:

	At 31 December	At 31 December
	2016	2015
	£m	£m
Non-current assets	146	143

Current assets	160	146

Current liabilities	(16)	(9)

Non-current liabilities	(575)	(513)

Net liabilities	(285)	(233)

	2016	2015
	£m	£m
Interest in associated undertaking	(84)	(65)

Goodwill	84	64

Fair value and other adjustments	138	113

Carrying value at 31 December	138	112

187	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

21. Other investments

	2016 £m	2015 £m
At 1 January	1,255	1,114

Exchange adjustments	211	38

Additions	96	120

Fair value gain on reclassification from investment in associate	–	457

Other net fair value movements	130	323

Impairment losses	(24)	(258)

Transfer to investments in associates and joint ventures	–	(146)

Disposals	(683)	(393)
At 31 December	985	1,255

Other investments comprise non-current equity investments which are available-for-sale investments recorded at fair value at each balance sheet date. For investments traded in an active market, the fair value is determined by reference to the relevant stock exchange quoted bid price. For other investments, the fair value is estimated by management with reference to relevant available information, including the current market value of similar instruments and discounted cash flows of the underlying net assets. Other investments included listed investments of £580 million (2015 – £987 million). The decrease in the carrying value during the year was primarily due to the sale of the Group’s remaining stake in Aspen Pharmacare Holdings Limited which had a book value at 31 December 2015 of £383 million. The most significant of the investments held at 31 December 2016 was in Theravance Biopharma, Inc. in which the Group holds 18.6% of the common stock. This investment had a fair value at 31 December 2016 of £248 million (2015 – £93 million). The other investments include equity stakes in companies with which GSK has research collaborations, which provide access to biotechnology developments of potential interest and interests in companies that arise from business divestments.

On disposal of investments, fair value movements are reclassified from equity to the income statement based on average cost for shares acquired at different times.

The impairment losses recorded above have been recognised in the income statement for the year within Other operating income, together with amounts reclassified from the fair value reserve on recognition of the impairments. These impairments initially result from prolonged or significant declines in the fair value of the equity investments below acquisition cost, subsequent to which any further declines in fair value are immediately taken to the income statement.

The carrying value at 31 December of Other investments which have been impaired is as follows:

	2016 £m	2015 £m
Original cost	515	1,049

Cumulative impairments recognised in the income statement	(314)	(549)

Subsequent fair value increases	282	279
Carrying value at 31 December	483	779

22. Other non-current assets

	2016 £m	2015 £m
Amounts receivable under insurance contracts	602	477

Pension schemes in surplus	313	258

Other receivables	284	255
	1,199	990

188	GSK Annual Report 2016

Notes to the financial statements continued

23. Inventories

	2016 £m	2015 £m
Raw materials and consumables	1,068	1,563
Work in progress	2,299	1,453
Finished goods	1,735	1,700
	5,102	4,716

24. Trade and other receivables

	2016 £m	2015 £m
Trade receivables, net of provision for bad and doubtful debts	4,615	3,824
Accrued income	64	55
Other prepayments	335	307
Interest receivable	11	9
Employee loans and advances	17	36
Other receivables	984	1,384
	6,026	5,615

Trade receivables included £9 million (2015 – £8 million) due from associates and joint ventures. Other receivables included £7 million (2015– £nil) due from associates and joint ventures.

Bad and doubtful debt provision	2016 £m	2015 £m
At 1 January	167	142
Exchange adjustments	23	(2)
Charge for the year	77	45
Subsequent recoveries of amounts provided for	(59)	(17)
Utilised	(1)	(1)
At 31 December	207	167

25. Cash and cash equivalents

	2016 £m	2015 £m
Cash at bank and in hand	1,462	1,114
Short-term deposits	3,435	4,716
	4,897	5,830

26. Assets held for sale

	2016 £m	2015 £m
Property, plant and equipment	184	32
Goodwill	13	–
Other intangibles	12	5
Inventory	7	15
Other	(1)	(6)
	215	46

Non-current assets and disposal groups are transferred to assets held for sale when it is expected that their carrying amounts will be recovered principally through disposal and a sale is considered highly probable. They are held at the lower of carrying amount and fair value less costs to sell.

Included within Assets held for sale are assets which were written down to fair value less costs to sell of £79 million (2015 – £36 million). The valuation methodology uses significant inputs which are not based on observable market data, therefore, this valuation is classified as level 3 in the fair value hierarchy.

189	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

27. Trade and other payables

	2016 £m	2015 £m
Trade payables	3,596	3,120
Wages and salaries	1,236	1,069
Social security	120	118
ViiV Healthcare put option	1,319	–
Other payables	447	368
Deferred income	158	73
Customer return and rebate accruals	2,778	2,056
Other accruals	2,310	2,081
	11,964	8,885

Trade and other payables included £36 million (2015 – £17 million) due to associates and joint ventures.

Customer return and rebate accruals are provided for by the Group at the point of sale in respect of the estimated rebates, discounts or allowances payable to customers, and included £2,218 million (2015 – £1,671 million) in respect of US Pharmaceuticals and Vaccines, as more fully described in the Group financial review on page 76. Accruals are made at the time of sale but the actual amounts paid are based on claims made some time after the initial recognition of the sale. As the amounts are estimated, they may not fully reflect the final outcome and are subject to change dependent upon, amongst other things, the types of buying group and product sales mix. The level of accrual is reviewed and adjusted quarterly in light of historical experience of actual rebates, discounts or allowances given and returns made and any changes in arrangements. Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of the Group.

Pfizer’s put option over its shareholding in ViiV Healthcare was recognised during 2016 and is currently exercisable. The table below shows on an indicative basis the income statement and balance sheet sensitivity of the Pfizer put option to reasonably possible changes in key assumptions.

Increase/(decrease) in financial liability and loss/(gain) in Income statement	2016 £m
10 cent appreciation of US Dollar	65
10 cent depreciation of US Dollar	(55)
10 cent appreciation of Euro	36
10 cent depreciation of Euro	(30)

An explanation of the accounting for ViiV Healthcare is set out on page 58.

28. Pensions and other post-employment benefits

Pension and other post-employment costs	2016 £m	2015 (restated) £m	2014 (restated) £m
UK pension schemes	205	177	125
US pension schemes	106	96	85
Other overseas pension schemes	140	135	123
Unfunded post-retirement healthcare schemes	90	59	70
	541	467	403
Analysed as:
Funded defined benefit/hybrid pension schemes	304	291	216
Unfunded defined benefit pension schemes	43	36	34
Unfunded post-retirement healthcare schemes	90	59	70
Defined benefit schemes	437	386	320
Defined contribution pension schemes	104	81	83
	541	467	403
The costs of the defined benefit pension and post-retirement healthcare schemes are charged in the income statement as follows:
	2016 £m	2015 £m	2014 £m
Cost of sales	135	127	102
Selling, general and administration	221	194	165
Research and development	81	65	53
	437	386	320

190	GSK Annual Report 2016

Notes to the financial statements continued

28. Pensions and other post-employment benefits continued

GSK entities operate pension arrangements which cover the Group’s material obligations to provide pensions to retired employees. These arrangements have been developed in accordance with local practices in the countries concerned. Pension benefits can be provided by state schemes; by defined contribution schemes, whereby retirement benefits are determined by the value of funds arising from contributions paid in respect of each employee; or by defined benefit schemes, whereby retirement benefits are based on employee pensionable remuneration and length of service.

Pension costs of defined benefit schemes for accounting purposes have been calculated using the projected unit method. In certain countries pension benefits are provided on an unfunded basis, some administered by trustee companies. Formal, independent, actuarial valuations of the Group’s main plans are undertaken regularly, normally at least every three years.

Actuarial movements in the year are recognised through the statement of comprehensive income. Discount rates are derived from AA rated corporate bond yields except in countries where there is no deep market in corporate bonds where government bond yields are used. Discount rates are selected to reflect the term of the expected benefit payments. Projected inflation rate and pension increases are long-term predictions based on the yield gap between long-term index-linked and fixed interest Gilts. In the UK, mortality rates are determined by adjusting the SAPS S2 standard mortality tables to reflect recent scheme experience. These rates are then projected to reflect improvements in life expectancy in line with the CMI 2015 projections with a long-term rate of improvement of 1.25% per year for both males and females. In the US, mortality rates are calculated using the RP2014 white collar table adjusted to reflect recent experience. These rates are projected using scale BB-2D to allow for future improvements in life expectancy.

The average life expectancy assumed now for an individual at the age of 60 and projected to apply in 2036 for an individual then at the age of 60 is as follows:

		UK		US
	Male Years	Female Years	Male Years	Female Years
Current	27.8	29.8	27.2	28.9
Projected for 2036	29.6	31.9	28.9	30.6

The assets of funded schemes are generally held in separately administered trusts, either as specific assets or as a proportion of a general fund, or are insurance contracts. Assets are invested in different classes in order to maintain a balance between risk and return. Investments are diversified to limit the financial effect of the failure of any individual investment. The Group reviewed the investment strategy of the UK plans in 2011 and the asset allocation for the UK plans has been adjusted to approximately 55% return seeking assets and 45% liability matching assets. In 2013, the target asset allocation of the US plans was also updated to 55% return seeking assets and 45% liability matching assets.

The Pension Plans are exposed to risk that arises because the estimated market value of the Plans’ assets might decline, the investment returns might reduce, or the estimated value of the Plans’ liabilities might increase.

In line with the agreed mix of return seeking assets to generate future returns and liability matching assets to better match future pension obligations, the Group has defined an overall long-term investment strategy for the Plans, with investments across a broad range of assets. The main market risks within the asset and hedging portfolio are against credit risk, interest rates, long-term inflation, equities, property, and bank counterparty risk.

The Plan liabilities are a series of future cash flows with relatively long duration. On an IAS 19R basis, these cash flows are sensitive to changes in the expected long-term inflation rate and the discount rate (AA corporate bond yield curve) where an increase in long-term inflation corresponds with an increase in the liabilities, and an increase in the discount rate corresponds with a decrease in the liabilities.

In the UK the defined benefit pension schemes operated for the benefit of former Glaxo Wellcome employees and former SmithKline Beecham employees remain separate. These schemes were closed to new entrants in 2001 and subsequent UK employees are entitled to join a defined contribution scheme. In the US the former Glaxo Wellcome and SmithKline Beecham defined benefit schemes were merged during 2001. In addition, the Group operates a number of post-retirement healthcare schemes, the principal one of which is in the US.

The Group has applied the following financial assumptions in assessing the defined benefit liabilities:

			UK			US	Rest of World
	2016 % pa	2015 % pa	2014 % pa	2016 % pa	2015 % pa	2014 % pa	2016 % pa	2015 % pa	2014 % pa
Rate of increase of future earnings	2.00	2.00	2.00	4.00	4.00	4.00	2.70	2.70	2.60
Discount rate	2.70	3.80	3.60	3.90	4.20	3.80	1.60	2.20	2.00
Expected pension increases	3.20	3.10	3.00	n/a	n/a	n/a	2.10	2.00	2.00
Cash balance credit/conversion rate	n/a	n/a	n/a	3.20	3.20	3.00	0.30	0.60	0.50
Inflation rate	3.20	3.10	3.00	2.25	2.25	2.25	1.50	1.40	1.40

191	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

28. Pensions and other post-employment benefits continued

The amounts recorded in the income statement and statement of comprehensive income for the three years ended 31 December 2016 in relation to the defined benefit pension and post-retirement healthcare schemes were as follows:

				Pensions	Post-retirement benefits
2016	UK £m	US £m	Rest of World £m	Group £m	Group £m
Amounts charged to operating profit

Current service cost	70	66	110	246	31

Past service cost	52	1	1	54	3

Net interest cost	9	27	20	56	56

Gains from settlements	–	–	(28)	(28)	–

Expenses	7	12	–	19	–

	138	106	103	347	90

Remeasurements recorded in the statement of comprehensive income	(165)	(27)	(224)	(416)	(59)

				Pensions	Post-retirement benefits
2015	UK (restated) £m	US £m	Rest of World £m	Group (restated) £m	Group £m
Amounts charged to operating profit

Current service cost	77	67	110	254	22

Past service cost/(credit)	25	2	(10)	17	(8)

Net interest cost	14	22	13	49	52

Gains from settlements	–	1	(9)	(8)	(7)

Expenses	7	4	4	15	–

	123	96	108	327	59

Remeasurements recorded in the statement of comprehensive income	82	(30)	147	199	62

				Pensions	Post-retirement benefits
2014	UK (restated) £m	US £m	Rest of World £m	Group (restated) £m	Group £m
Amounts charged to operating profit

Current service cost	68	66	90	224	24

Past service cost/(credit)	7	1	(11)	(3)	(8)

Net interest (credit)/cost	(7)	14	14	21	54

Gains from settlements	–	–	(4)	(4)	–

Expenses	6	4	2	12	–

	74	85	91	250	70

Remeasurements recorded in the statement of comprehensive income	(629)	(223)	(244)	(1,096)	(85)

The amounts included within past service costs include £52 million (2015 – £25 million; 2014 – £7 million) of augmentation costs of which £23 million is arising from major restructuring programmes (see Note 29, ‘Other provisions’).

192	GSK Annual Report 2016

Notes to the financial statements continued

28. Pensions and other post-employment benefits continued

A summarised balance sheet presentation of the Group defined benefit pension schemes and other post-retirement benefits is set out in the table below:

	2016 £m	2015 £m	2014 £m
Recognised in Other non-current assets:

Pension schemes in surplus	313	258	93

Recognised in Pensions and other post-employment benefits:

Pension schemes in deficit	(2,397)	(1,842)	(1,782)

Post-retirement benefits	(1,693)	(1,387)	(1,397)
	(4,090)	(3,229)	(3,179)

The fair values of the assets and liabilities of the UK and US defined benefit pension schemes, together with aggregated data for other defined benefit pension schemes in the Group are as follows:

At 31 December 2016			UK £m	US £m	Rest of World £m	Group £m
Equities:	–	listed	5,357	1,358	486	7,201

	–	unlisted	1,545	–	14	1,559

Property:	–	unlisted	314	216	28	558

Corporate bonds:	–	listed	292	213	96	601

	–	unlisted	321	–	24	345

Government bonds:	–	listed	6,165	815	739	7,719

Insurance contracts			856	–	637	1,493

Other assets			(2,267)	288	73	(1,906)
Fair value of assets			12,583	2,890	2,097	17,570

Present value of scheme obligations			(12,884)	(3,752)	(3,018)	(19,654)

Net obligation			(301)	(862)	(921)	(2,084)

Included in Other non-current assets			276	–	37	313

Included in Pensions and other post-employment benefits			(577)	(862)	(958)	(2,397)

			(301)	(862)	(921)	(2,084)

Actual return on plan assets			2,473	153	99	2,725

The index-linked gilts held as part of the UK repo programme are included in government bonds. The related loan is included within ‘Other assets’ at a value of £(1,698) million (2015 – £(2,215) million; 2014 – £(537) million).

At 31 December 2015			UK (restated) £m	US £m	Rest of World £m	Group (restated) £m
Equities:	–	listed	5,187	1,235	355	6,777

	–	unlisted	481	–	1	482

Property:	–	unlisted	302	175	8	485

Corporate bonds:	–	listed	251	727	76	1,054

	–	unlisted	232	–	2	234

Government bonds:	–	listed	5,687	184	664	6,535

Insurance contracts			755	–	439	1,194

Other assets			(2,611)	180	205	(2,226)
Fair value of assets			10,284	2,501	1,750	14,535

Present value of scheme obligations			(10,601)	(3,134)	(2,384)	(16,119)

Net obligation			(317)	(633)	(634)	(1,584)

Included in Other non-current assets			232	–	26	258

Included in Pensions and other post-employment benefits			(549)	(633)	(660)	(1,842)

			(317)	(633)	(634)	(1,584)

Actual return on plan assets			(17)	(30)	23	(24)

193	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

28. Pensions and other post-employment benefits continued

At 31 December 2014			UK (restated) £m	US £m	Rest of World £m	Group (restated) £m
Equities:	–	listed	5,358	1,203	325	6,886

	–	unlisted	247	–	9	256

Property:	–	unlisted	256	146	4	406

Corporate bonds:	–	listed	1,358	921	97	2,376

	–	unlisted	247	–	25	272

Government bonds:	–	listed	2,445	152	603	3,200

Insurance contracts			803	–	378	1,181

Other assets			(163)	109	88	34
Fair value of assets			10,551	2,531	1,529	14,611

Present value of scheme obligations			(10,991)	(3,133)	(2,176)	(16,300)
Net obligation			(440)	(602)	(647)	(1,689)

Included in Other non-current assets			72	–	21	93

Included in Pensions and other post-employment benefits			(512)	(602)	(668)	(1,782)

			(440)	(602)	(647)	(1,689)

Actual return on plan assets			913	99	181	1,193

				Pensions	Post-retirement benefits
Movements in fair values of assets	UK (restated) £m	US £m	Rest of World £m	Group (restated) £m	Group £m
Assets at 1 January 2014	9,878	2,514	1,467	13,859	–

Exchange adjustments	–	154	(101)	53	–

Interest income	437	112	47	596	–

Expenses	(6)	(4)	(2)	(12)	–

Settlements and curtailments	–	–	(65)	(65)	–

Remeasurement	476	(13)	134	597	–

Employer contributions	151	19	102	272	70

Scheme participants’ contributions	4	–	10	14	10

Benefits paid	(389)	(251)	(63)	(703)	(80)
Assets at 31 December 2014	10,551	2,531	1,529	14,611	–

Exchange adjustments	–	147	(52)	95	–

Additions through business combinations	–	–	233	233	–

Interest income	374	95	33	502	–

Expenses	(7)	(4)	(4)	(15)	–

Settlements and curtailments	–	–	(16)	(16)	–

Remeasurement	(391)	(125)	(10)	(526)	–

Employer contributions	164	132	112	408	82

Scheme participants’ contributions	4	–	14	18	14

Benefits paid	(411)	(275)	(89)	(775)	(96)
Assets at 31 December 2015	10,284	2,501	1,750	14,535	–

Exchange adjustments	–	459	305	764	–

Interest income	385	108	37	530	–

Expenses	(7)	(12)	–	(19)	–

Settlements and curtailments	–	–	(110)	(110)	–

Remeasurement	2,088	45	62	2,195	–

Employer contributions	319	31	131	481	91

Scheme participants’ contributions	4	–	14	18	17

Benefits paid	(490)	(242)	(92)	(824)	(108)

Assets at 31 December 2016	12,583	2,890	2,097	17,570	–

In addition to the above assets, there are assets held by UK defined contribution plans amounting to £1,862 million at December 2016 (2015 – £1,591 million; 2014 – £1,501 million) which had previously been included in these figures. Prior year figures have been restated to reflect this change.

During 2016, the Group made special funding contributions to the UK pension schemes totalling £191 million (2015 – £85 million; 2014 – £85 million) and £nil (2015 – £111 million; 2014 – £nil) to the US scheme. In 2016, GSK reached an agreement with the trustees of the UK pension schemes to make additional contributions to eliminate the pension deficit identified at the 31 December 2014 actuarial funding valuation. Based on the funding agreements following the 2014 valuation, the additional contributions to eliminate the pension deficit are expected to be £123 million in 2017. The contributions were based on a government bond yield curve approach to selecting the discount rate; the rate chosen included an allowance for expected investment returns which reflected the asset mix of the schemes.

Employer contributions for 2017, including special funding contributions, are estimated to be approximately £362 million in respect of defined benefit pension schemes and £100 million in respect of post-retirement benefits.

194	GSK Annual Report 2016

Notes to the financial statements continued

28. Pensions and other post-employment benefits continued

				Pensions	Post-retirement benefits
Movements in defined benefit obligations	UK (restated) £m	US £m	Rest of World £m	Group (restated) £m	Group £m
Obligations at 1 January 2014	(9,766)	(2,793)	(1,913)	(14,472)	(1,246)

Exchange adjustments	–	(188)	139	(49)	(68)

Service cost	(68)	(66)	(90)	(224)	(24)

Past service cost	(7)	(1)	11	3	8

Interest cost	(430)	(126)	(61)	(617)	(54)

Settlements and curtailments	–	–	69	69	–

Other movements	–	–	(6)	(6)	2

Remeasurement	(1,105)	(210)	(378)	(1,693)	(85)

Scheme participants’ contributions	(4)	–	(10)	(14)	(10)

Benefits paid	389	251	63	703	80
Obligations at 31 December 2014	(10,991)	(3,133)	(2,176)	(16,300)	(1,397)

Exchange adjustments	–	(184)	78	(106)	(64)

Additions through business combinations	–	–	(397)	(397)	(11)

Service cost	(77)	(67)	(110)	(254)	(22)

Past service cost	(25)	(2)	10	(17)	8

Interest cost	(388)	(117)	(46)	(551)	(52)

Settlements and curtailments	–	(1)	25	24	7

Remeasurement	473	95	157	725	62

Scheme participants’ contributions	(4)	–	(14)	(18)	(14)

Benefits paid	411	275	89	775	96
Obligations at 31 December 2015	(10,601)	(3,134)	(2,384)	(16,119)	(1,387)

Exchange adjustments	–	(586)	(396)	(982)	(248)

Service cost	(70)	(66)	(110)	(246)	(31)

Past service cost	(52)	(1)	(1)	(54)	(3)

Interest cost	(394)	(135)	(57)	(586)	(56)

Settlements and curtailments	–	–	138	138	–

Remeasurement	(2,253)	(72)	(286)	(2,611)	(59)

Scheme participants’ contributions	(4)	–	(14)	(18)	(17)

Benefits paid	490	242	92	824	108
Obligations at 31 December 2016	(12,884)	(3,752)	(3,018)	(19,654)	(1,693)

In addition to the above obligations, there are obligations of UK defined contribution plans amounting to £1,862 million at December 2016 (2015 – £1,591 million; 2014 – £1,501 million) which had previously been included in these figures. Prior year figures have been restated to reflect this change.

The defined benefit pension obligation is analysed as follows:

	2016 £m	2015 (restated) £m	2014 (restated) £m
Funded	(18,974)	(15,552)	(15,849)

Unfunded	(680)	(567)	(451)

	(19,654)	(16,119)	(16,300)

The liability for the US post-retirement healthcare scheme has been assessed using the same assumptions as for the US pension scheme, together with the assumption for future medical inflation of 7% (2015 – 6.5%), grading down to 5% in 2025 and thereafter. At 31 December 2016, the US post-retirement healthcare scheme obligation was £1,463 million (2015 – £1,208 million; 2014 – £1,191 million). Post-retirement benefits are unfunded.

195	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

28. Pensions and other post-employment benefits continued

The movement in the net defined benefit liability is as follows:

	2016 £m	2015 (restated) £m	2014 (restated) £m

At 1 January	(1,584)	(1,689)	(613)

Exchange adjustments	(218)	(11)	4

Additions through business combinations	–	(164)	–

Service cost	(246)	(254)	(224)

Past service cost	(54)	(17)	3

Interest (cost)/income	(56)	(49)	(21)

Settlements and curtailments	28	8	4

Remeasurements:

Return on plan assets, excluding amounts included in interest	2,195	(526)	597

Gain/(loss) from change in demographic assumptions	85	120	(64)

(Loss)/gain from change in financial assumptions	(2,770)	362	(1,578)

Experience (losses)/gains	74	243	(51)

Employer contributions	481	408	272

Expenses/other movements	(19)	(15)	(18)

At 31 December	(2,084)	(1,584)	(1,689)

The remeasurements included within post-retirement benefits are detailed below:
	2016 £m	2015 £m	2014 £m

Gain from change in demographic assumptions	–	15	10

(Loss)/gain from change in financial assumptions	(81)	59	(120)

Experience gains/(losses)	22	(12)	25

	(59)	62	(85)

196	GSK Annual Report 2016

Notes to the financial statements continued

28. Pensions and other post-employment benefits continued

The defined benefit pension obligation analysed by membership category is as follows:

	2016 £m	2015 £m	2014 £m
Active	4,576	5,510	5,422

Retired	9,574	7,969	7,967

Deferred	5,504	4,231	4,412
	19,654	17,710	17,801

The post-retirement benefit obligation analysed by membership category is as follows:
	2016 £m	2015 £m	2014 £m
Active	594	499	590

Retired	1,099	887	805

Deferred	–	1	2
	1,693	1,387	1,397

The weighted average duration of the defined benefit obligation is as follows:
	2016 years	2015 years	2014 years

Pension benefits	16	16	16
Post-retirement benefits	12	12	12

Sensitivity analysis

Effect of changes in assumptions used on the benefit obligations and on the 2017 annual defined benefit pension and post retirement costs.

£m

A 0.25% decrease in discount rate would have the following approximate effect:

Increase in annual pension cost	27

Decrease in annual post-retirement benefits cost	(1)

Increase in pension obligation	769

Increase in post-retirement benefits obligation	48

A one year increase in life expectancy would have the following approximate effect:

Increase in annual pension cost	20

Increase in annual post-retirement benefits cost	2

Increase in pension obligation	548

Increase in post-retirement benefits obligation	43

A 1% increase in the rate of future healthcare inflation would have the following approximate effect:

Increase in annual post-retirement benefits cost	4

Increase in post-retirement benefits obligation	77

A 0.25% increase in inflation would have the following approximate effect:

Increase in annual pension cost	18

Increase in pension obligation	491

197	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

29. Other provisions

	Legal and other disputes £m	Major restructuring programmes £m	Employee related provisions £m	Other provisions £m	Total £m

At 1 January 2016	352	816	275	321	1,764

Exchange adjustments	67	100	32	37	236

Charge for the year	162	163	58	66	449

Reversed unused	–	(140)	(9)	(7)	(156)

Unwinding of discount	(1)	4	–	13	16

Utilised	(233)	(368)	(41)	(108)	(750)

Reclassifications and other movements	(3)	2	(9)	(26)	(36)

Transfer to Pension obligations	–	(23)	–	–	(23)

At 31 December 2016	344	554	306	296	1,500

To be settled within one year	296	363	90	99	848

To be settled after one year	48	191	216	197	652

At 31 December 2016	344	554	306	296	1,500

Legal and other disputes

The Group is involved in a substantial number of legal and other disputes, including notification of possible claims, as set out in Note 46 ‘Legal proceedings’. Provisions for legal and other disputes include amounts relating to product liability, anti-trust, government investigations (principally relating to the SFO related investigation), contract terminations, self insurance and environmental clean-up.

The charge for the year of £162 million (net of reversals and estimated insurance recoveries) primarily related to provisions for product liability cases regarding Paxil and other products, commercial disputes and various other government investigations.

The discount on the provisions increased by £1 million in 2016 (2015 – decreased by £1 million) due to higher discount rates in 2016 compared to 2015. The discount was calculated using risk-adjusted projected cash flows and risk-free rates of return.

In respect of product liability claims related to certain products, there is sufficient history of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims. The ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations.

It is in the nature of the Group’s business that a number of these matters may be the subject of negotiation and litigation over many years. Litigation proceedings, including the various appeal procedures, often take many years to reach resolution, and out-of-court settlement discussions can also often be protracted.

The Group is in potential settlement discussions in a number of the disputes for which amounts have been provided and, based on its current assessment of the progress of these disputes, estimates that £296 million of the amount provided at 31 December 2016 will be settled within one year. At 31 December 2016, it was expected that £nil (2015 – £nil) of the provision made for legal and other disputes will be reimbursed by third party insurers. For a discussion of legal issues, see Note 46, ‘Legal proceedings’.

Major restructuring programmes

In 2013, the Group initiated the Major Change restructuring programme focused on opportunities to simplify supply chain processes, build the Group’s capabilities in manufacturing and R&D and restructure the European Pharmaceuticals business.

The Pharmaceuticals restructuring programme, announced in October 2014, has been focused on rescaling commercial operations, global support functions and certain R&D/manufacturing operations across Pharmaceuticals. In addition, an integration restructuring programme was initiated in 2015, following the completion of the Novartis transaction. All of these restructuring and integration programmes are now reported together as one combined major restructuring programme.

Provisions for staff severance payments are made when management has made a formal decision to eliminate certain positions and this has been communicated to the groups of employees affected and appropriate consultation procedures completed, where appropriate. No provision is made for staff severance payments that are made immediately.

Pension augmentations arising from staff redundancies of £23 million (2015 – £25 million) have been charged during the year and then transferred to the pension obligations provision as shown in Note 28, ‘Pensions and other post-employment benefits’. Asset write-downs have been recognised as impairments of property, plant and equipment in Note 17, ‘Property, plant and equipment’. The majority of the amounts provided are expected to be utilised in the next two years.

Employee related provisions

Employee related provisions include obligations for certain medical benefits to disabled employees and their spouses in the US. At

31 December 2016, the provision for these benefits amounted to £135 million (2015 – £111 million). Other employee benefits reflect a variety of provisions for severance costs, jubilee awards and other long-service benefits.

Other provisions

Included in other provisions are insurance provisions of £40 million (2015 – £98 million), onerous property lease provisions of £113 million (2015 – £135 million) and a number of other provisions including vehicle insurance and regulatory matters.

198	GSK Annual Report 2016

Notes to the financial statements continued

30. Other non-current liabilities

	2016 £m	2015 £m
Accruals and deferred income	66	64

Consumer Healthcare put option liability	7,420	6,287

Other payables	959	756

	8,445	7,107

The Consumer Healthcare put option liability relates to the ability of Novartis to put its shares in the Consumer Healthcare Joint Venture to GSK at certain points in the future, commencing in 2018. The liability is recorded at the present value of the estimated redemption value, applying a discount rate of 7%, of the expected redemption amount, calculated using an average of relevant public company multiples approach with no premium or discount, based on the forecast revenue and earnings of the Consumer Healthcare Joint Venture, which forms part of GSK’s Consumer Healthcare segment. The remeasurement charge in the year was £1,133 million (2015 – £83 million), see Note 7, ‘Other operating income/(expense)’. The table below shows on an indicative basis the income statement and balance sheet sensitivity to reasonably possible changes in key assumptions.

Increase/(decrease) in financial liability and loss/(gain) in Income statement	2016 £m
10% increase in sales forecasts or sales multiple applied	726

10% decrease in sales forecasts or sales multiple applied	(726)

10 cent appreciation of US Dollar	42

10 cent depreciation of US Dollar	(36)

10 cent appreciation of Euro	203

10 cent depreciation of Euro	(171)

31. Net debt

	Listing exchange	2016 £m	2015 £m
Current assets:

Liquid investments		89	75

Cash and cash equivalents		4,897	5,830
		4,986	5,905
Short-term borrowings:

Commercial paper		(1,094)	–

Bank loans and overdrafts		(332)	(435)

Obligations under finance leases		(23)	(23)

0.7% US$ US Medium Term Note 2016	New York Stock Exchange	–	(850)

1.50% US$ US Medium Term Note 2017	New York Stock Exchange	(1,612)	–

5.625% € European Medium Term Note 2017	London Stock Exchange	(1,068)	–

		(4,129)	(1,308)
Long-term borrowings:

1.50% US$ US Medium Term Note 2017	New York Stock Exchange	–	(1,358)

5.625% € European Medium Term Note 2017	London Stock Exchange	–	(918)

5.65% US$ US Medium Term Note 2018	New York Stock Exchange	(2,216)	(1,869)

0.625% € European Medium Term Note 2019	London Stock Exchange	(1,276)	(1,096)

2.85% US$ US Medium Term Note 2022	New York Stock Exchange	(1,603)	(1,351)

2.8% US$ US Medium Term Note 2023	New York Stock Exchange	(999)	(841)

1.375% € European Medium Term Note 2024	London Stock Exchange	(845)	(726)

4.00% € European Medium Term Note 2025	London Stock Exchange	(635)	(546)

3.375% £ European Medium Term Note 2027	London Stock Exchange	(593)	(592)

5.25% £ European Medium Term Note 2033	London Stock Exchange	(986)	(985)

5.375% US$ US Medium Term Note 2034	London Stock Exchange	(401)	(338)

6.375% US$ US Medium Term Note 2038	New York Stock Exchange	(2,199)	(1,854)

6.375% £ European Medium Term Note 2039	London Stock Exchange	(695)	(695)

5.25% £ European Medium Term Note 2042	London Stock Exchange	(988)	(987)

4.2% US$ US Medium Term Note 2043	New York Stock Exchange	(395)	(333)

4.25% £ European Medium Term Note 2045	London Stock Exchange	(789)	(788)

Obligations under finance leases		(41)	(47)
		(14,661)	(15,324)
Net debt		(13,804)	(10,727)

199	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

31. Net debt continued

Current assets

Liquid investments are classified as available-for-sale investments. At 31 December 2016, they included US Treasury Notes and other government bonds. The effective interest rate on liquid investments at 31 December 2016 was approximately 0.7% (2015 – approximately 0.7%). Liquid investment balances at 31 December 2016 earning interest at floating rates amount to £89 million (2015 – £4 million). Liquid investment balances at 31 December 2016 earning interest at fixed rates amount to £nil (2015 – £71 million).

The effective interest rate on cash and cash equivalents at 31 December 2016 was approximately 1.3% (2015 – approximately 1.3%). Cash and cash equivalents at 31 December 2016 earning interest at floating and fixed rates amount to £4,584 million and £3 million respectively (2015 – £5,654 million and £nil).

GSK’s policy regarding the credit quality of cash and cash equivalents is referred to in Note 42, ‘Financial instruments and related disclosures’.

Short-term borrowings

GSK has a $10 billion (£8.1 billion) US commercial paper programme, of which $1.4 billion (£1.1 billion) was in issue at 31 December 2016 (2015 – no issuances). GSK also has £1.9 billion five year committed facilities and $2.5 billion (£2.0 billion) of 364 day committed facilities. The five-year committed facilities were agreed in September 2015 and were extended by one year to 2021 in September 2016. The 364 day committed facilities were agreed in September 2016. Liquid investments, cash and cash equivalents were as shown in the table on page 198.

The weighted average interest rate on commercial paper borrowings at 31 December 2016 was 0.88% (2015 – no issuances).

The weighted average interest rate on current bank loans and overdrafts at 31 December 2016 was 3.47% (2015 – 3.49%).

The average effective pre-swap interest rate of notes classified as short term at 31 December 2016 was 3.2% (2015 – 0.04%).

Long-term borrowings

At the year-end, GSK had long-term borrowings of £14.7 billion (2015 – £15.3 billion) of which £11.1 billion (2015 – £10 billion) falls due in more than five years. The average effective pre-swap interest rate of all notes in issue at 31 December 2016 was approximately 4.1% (2015 – approximately 3.9%).

Long-term borrowings repayable after five years carry interest at effective rates between 1.54% and 6.42%. The repayment dates range from 2022 to 2045.

Pledged assets

The Group held pledged investments in US Treasury Notes with a par value of $105 million (£85 million), (2015 – $105 million (£71 million)) as security against irrevocable letters of credit issued on the Group’s behalf in respect of the Group’s self-insurance activity. Provisions in respect of self-insurance are included within the provisions for legal and other disputes discussed in Note 29, ‘Other provisions’. In addition, £23 million (2015 – £37 million) of assets included in Note 22, ‘Other non-current assets’, which do not form part of Net debt, were pledged as collateral against future rental payments under operating lease arrangements entered into by Human Genome Sciences, Inc. prior to its acquisition by the Group.

Finance lease obligations	2016 £m	2015 £m

Rental payments due within one year	25	25

Rental payments due between one and two years	23	21

Rental payments due between two and three years	12	15

Rental payments due between three and four years	7	6

Rental payments due between four and five years	–	6

Rental payments due after five years	–	4

Total future rental payments	67	77

Future finance charges	(3)	(7)

Total finance lease obligations	64	70

32. Contingent liabilities

At 31 December 2016, contingent liabilities, comprising guarantees, discounted bills and other items arising in the normal course of business, amounted to £281 million (2015 – £200 million). At 31 December 2016, £1 million (2015 – £nil) of financial assets were pledged as collateral for contingent liabilities. Provision is made for the outcome of tax, legal and other disputes where it is both probable that the Group will suffer an outflow of funds and it is possible to make a reliable estimate of that outflow. At 31 December 2016, other than for those disputes where provision has been made, it was not possible to make a reliable estimate of the potential outflow of funds that might be required to settle disputes where the possibility of there being an outflow was more than remote. Descriptions of the significant tax, legal and other disputes to which the Group is a party are set out in Note 14, ‘Taxation’ and Note 46, ‘Legal proceedings’.

200	GSK Annual Report 2016

Notes to the financial statements continued

33. Share capital and share premium account

	Ordinary Shares of 25p each		Share premium
	Number	£m	£m
Share capital authorised

At 31 December 2014	10,000,000,000	2,500

At 31 December 2015	10,000,000,000	2,500

At 31 December 2016	10,000,000,000	2,500
Share capital issued and fully paid

At 1 January 2014	5,342,206,696	1,336	2,595

Issued under employee share schemes	13,090,536	3	164
At 31 December 2014	5,355,297,232	1,339	2,759

Issued under employee share schemes	6,010,415	1	72
At 31 December 2015	5,361,307,647	1,340	2,831

Issued under employee share schemes	7,008,415	2	87

Ordinary shares acquired by ESOP Trusts	–	–	36
At 31 December 2016	5,368,316,062	1,342	2,954

	31 December 2016 000	31 December 2015 000
Number of shares issuable under employee share schemes	71,382		99,833
Number of unissued shares not under option	4,560,302		4,538,859

At 31 December 2016, of the issued share capital, 42,710,419 shares were held in the ESOP Trusts, 458,205,950 shares were held as Treasury shares and 4,867,399,693 shares were in free issue. All issued shares are fully paid. The nominal, carrying and market values of the shares held in the ESOP Trusts are disclosed in Note 43, ‘Employee share schemes’.

201	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

34. Movements in equity

Retained earnings and other reserves amounted to £(3,172) million at 31 December 2016 (2015 – £943 million; 2014 – £165 million) of which £329 million (2015 – £283 million; 2014 – £337 million) relates to joint ventures and associated undertakings. The cumulative translation exchange in equity is as follows:

	Net translation exchange included in:
	Retained earnings £m	Fair value reserve £m	Non- controlling interests £m	Total translation exchange £m

At 1 January 2014	586	(3)	(133)	450

Exchange movements on overseas net assets	(504)	7	16	(481)

Reclassification of exchange on liquidation or disposal of overseas subsidiaries	(219)	–	–	(219)
At 31 December 2014	(137)	4	(117)	(250)

Exchange movements on overseas net assets	(624)	6	8	(610)
At 31 December 2015	(761)	10	(109)	(860)

Exchange movements on overseas net assets	633	13	603	1,249
At 31 December 2016	(128)	23	494	389
The analysis of other comprehensive income by equity category is as follows:
2016	Retained earnings £m	Other reserves £m	Non- controlling interests £m	Total £m

Items that may be subsequently reclassified to income statement:

Exchange movements on overseas net assets and net investment hedges	633	13	–	646

Fair value movements on available-for-sale investments	–	251	–	251

Reclassification of fair value movements on available-for-sale investments	–	(245)	–	(245)

Deferred tax on reclassification of fair value movements on available-for-sale investments	–	51	–	51

Reclassification of cash flow hedges to income statement	–	1	–	1

Fair value movements on cash flow hedges	–	2	–	2

Deferred tax on fair value movements on cash flow hedges	–	2	–	2

Items that will not be reclassified to income statement:

Exchange movements on overseas net assets of non-controlling interests	–	–	603	603

Remeasurement gains on defined benefit plans	(475)	–	–	(475)

Tax remeasurement gains in defined benefit plans	126	–	–	126
Other comprehensive income for the year	284	75	603	962

2015	Retained earnings £m	Other reserves £m	Non- controlling interests £m	Total £m

Items that may be subsequently reclassified to income statement:

Exchange movements on overseas net assets and net investment hedges	(624)	6	–	(618)

Fair value movements on available-for-sale investments	–	416	–	416

Deferred tax on fair value movements on available-for-sale investments	–	(91)	–	(91)

Reclassification of fair value movements on available-for-sale investments	–	(346)	–	(346)

Deferred tax on reclassification of fair value movements on available-for-sale investments	–	36	–	36

Reclassification of cash flow hedges to income statement	–	2	–	2

Fair value movements on cash flow hedges	–	2	–	2

Share of other comprehensive income of associates and joint ventures	(77)	–	–	(77)

Items that will not be reclassified to income statement:

Exchange movements on overseas net assets of non-controlling interests	–	–	8	8

Remeasurement gains on defined benefit plans	261	–	–	261

Tax on remeasurement gains in defined benefit plans	(80)	–	–	(80)
Other comprehensive (expense)/income for the year	(520)	25	8	(487)

202	GSK Annual Report 2016

Notes to the financial statements continued

34. Movements in equity continued

2014		Retained earnings £m	Other reserves £m	Non- controlling interests £m	Total £m
Items that may be subsequently reclassified to income statement:

Exchange movements on overseas net assets and net investment hedges		(504)	7	–	(497)

Reclassification of exchange on liquidation or disposal of overseas subsidiaries		(219)	–	–	(219)

Deferred tax on exchange movements		(2)	–	–	(2)

Fair value movements on available-for-sale investments		–	29	–	29

Deferred tax on fair value movements on available-for-sale investments		–	(78)	–	(78)

Reclassification of fair value movements on available-for-sale investments		–	(155)	–	(155)

Deferred tax on reclassification of fair value movements on available-for-sale investments		–	58	–	58

Reclassification of cash flow hedges to income statement		–	(5)	–	(5)

Fair value movements on cash flow hedges		–	5	–	5

Deferred tax on fair value movements on cash flow hedges		–	(1)	–	(1)

Share of other comprehensive income of associates and joint ventures		18	–	–	18

Items that will not be reclassified to income statement:

Exchange movements on overseas net assets of non-controlling interests		–	–	16	16

Remeasurement losses on defined benefit plans		(1,181)	–	–	(1,181)

Deferred tax on remeasurement losses in defined benefit plans		262	–	–	262
Other comprehensive (expense)/income for the year		(1,626)	(140)	16	(1,750)

The analysis of other reserves is as follows:

	ESOP Trust shares £m	Fair value reserve £m	Cash flow hedge reserve £m	Other reserves £m	Total £m
At 1 January 2014	(356)	413	(12)	2,108	2,153

Transferred to income and expense in the year on disposals	–	(155)	(5)	–	(160)

Net fair value movement in the year	–	16	4	–	20

Ordinary shares acquired by ESOP Trusts	(245)	–	–	–	(245)

Write-down of shares held by ESOP Trusts	450	–	–	–	450

Forward contract on non-controlling interest	–	–	–	21	21
At 31 December 2014	(151)	274	(13)	2,129	2,239

Transferred to income and expense in the year on disposals	–	(356)	2	–	(354)

Transferred to income and expense in the year on impairments	–	10	–	–	10

Net fair value movement in the year	–	367	2	–	369

Ordinary shares acquired by ESOP Trusts	(99)	–	–	–	(99)

Write-down of shares held by ESOP Trusts	175	–	–	–	175
At 31 December 2015	(75)	295	(9)	2,129	2,340

Transferred to income and expense in the year on disposals	(16)	(268)	–	–	(284)

Transferred to income and expense in the year on impairments	–	23	–	–	23

Net fair value movement in the year	–	330	6	–	336

Ordinary shares acquired by ESOP Trusts	(576)	–	–	–	(576)

Write-down of shares held by ESOP Trusts	381	–	–	–	381
At 31 December 2016	(286)	380	(3)	2,129	2,220

Other reserves include various non-distributable merger and pre-merger reserves amounting to £1,849 million at 31 December 2016 (2015 – £1,849 million; 2014 – £1,849 million). Other reserves also include the capital redemption reserve created as a result of the share buy-back programme amounting to £280 million at 31 December 2016 (2015 – £280 million; 2014 – £280 million).

203	GSK Annual Report 2016	Strategic report
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Investor information

35. Related party transactions

At 31 December 2016, GSK owned 32 million shares or 29.5% of Innoviva Inc. which is a biopharmaceutical company listed on NASDAQ. GSK began recognising Innoviva as an associate on 1 September 2015. The royalties due from GSK to Innoviva in the year were £108 million (£28 million from 1 September to 31 December 2015). At 31 December 2016, the balance payable by GSK to Innoviva was £36 million.

At 31 December 2016, GSK held a 50% interest in Japan Vaccine Co. Ltd (JVC) through its subsidiary GlaxoSmithKline K.K. This joint venture with Daiichi Sankyo Co., Ltd is primarily responsible for the development and marketing of certain prophylactic vaccines in Japan. During 2016, GSK sold £43 million (2015 – £27 million) of its vaccine products into the joint venture. At 31 December 2016, the trading balance due to GSK from JVC was £9 million and the balance payable by GSK to JVC was £nil. Loans of £6 million to JVC, £2 million to Medicxi Ventures I LP and £2 million to Index Ventures Life VI (Jersey) LP remained due to GSK at 31 December 2016.

The aggregate compensation of the Directors and CET is given in Note 9, ‘Employee costs’.

36. Adjustments reconciling profit after tax to operating cash flows

	2016 £m	2015 £m	2014 £m
Profit after tax	1,062	8,372	2,831

Tax on profits	877	2,154	137

Share of after tax profits of associates and joint ventures	(5)	(14)	(30)

Finance expense net of finance income	664	653	659

Depreciation	978	892	780

Amortisation of intangible assets	796	738	704

Impairment and assets written off	226	822	205

Profit on sale of businesses	(5)	(9,308)	–

Profit on sale of intangible assets	(178)	(349)	(255)

Profit on sale of investments in associates	–	(843)	–

Profit on sale of equity investments	(254)	(342)	(149)

Changes in working capital:

Decrease/(increase) in inventories	70	(111)	(529)

(Increase)/decrease in trade receivables	(188)	98	347

Increase in trade payables	96	40	91

Decrease/(increase) in other receivables	381	(593)	95

Contingent consideration paid (see Note 39)	(358)	(121)	(4)

Other non-cash increase in contingent consideration liabilities	2,281	1,986	770

Increase in other payables	1,989	276	(68)

(Decrease)/increase in pension and other provisions	(621)	100	(41)

Share-based incentive plans	319	368	332

Fair value adjustments	(3)	–	313

Other	(21)	(187)	96
	7,044	(3,741)	3,453

Cash generated from operations	8,106	4,631	6,284

204	GSK Annual Report 2016

Notes to the financial statements continued

37. Reconciliation of net cash flow to movement in net debt

	2016 £m	2015 £m	2014 £m
Net debt at beginning of year	(10,727)	(14,377)	(12,645)

Increase/(decrease) in cash and bank overdrafts	(1,164)	1,503	(1,287)

Decrease/(increase) in liquid investments	–	2	(1)

Net increase in long-term loans	–	–	(1,960)

Net (increase in)/repayment of short-term loans	(148)	2,412	1,709

Net repayment of obligations under finance leases	18	25	23

Exchange adjustments	(1,781)	(268)	(193)

Other non-cash movements	(2)	(24)	(23)
Movement in net debt	(3,077)	3,650	(1,732)

Net debt at end of year	(13,804)	(10,727)	(14,377)

Analysis of changes in net debt	At 1 January 2016 £m	Exchange £m	Other £m	Reclass- ifications £m	Acquisitions £m	Cash flow £m	At 31 December 2016 £m
Liquid investments	75	14	–	–	–	–	89

Cash and cash equivalents	5,830	297	–	–	41	(1,271)	4,897

Overdrafts	(344)	(14)	–	–	–	66	(292)
	5,486	283	–	–	41	(1,205)	4,605

Debt due within one year:

Commercial paper	–	(27)	–	–	–	(1,067)	(1,094)

European and US Medium Term Notes	(850)	(414)	–	(2,281)	–	865	(2,680)

Other	(114)	(8)	3	(16)	–	72	(63)
	(964)	(449)	3	(2,297)	–	(130)	(3,837)

Debt due after one year:

European and US Medium Term Notes	(15,277)	(1,624)	–	2,281	–	–	(14,620)

Other	(47)	(5)	(5)	16	–	–	(41)
	(15,324)	(1,629)	(5)	2,297	–	–	(14,661)

Net debt	(10,727)	(1,781)	(2)	–	41	(1,335)	(13,804)

For further information on significant changes in net debt see Note 31, ‘Net debt’.

205	GSK Annual Report 2016	Strategic report
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Investor information

38. Acquisitions and disposals

Details of the acquisition and disposal of significant subsidiaries and associates, joint ventures and other businesses are given below:

2016

Acquisitions

GSK completed two small business acquisitions during 2016.

Cash consideration of £24 million was paid in the year to acquire the HIV R&D preclinical and discovery stage portfolio from Bristol Myers Squibb. Further consideration, contingent on commercial milestones and future sales performance, may be due, and an initial estimate of £40 million was recognised for this contingent consideration. Intangible assets acquired were valued at £57 million and goodwill of £7 million was recognised.

GSK formed Galvani Bioelectronics Limited during the year and acquired intangible assets of £45 million and cash and cash equivalents of £41 million from Verily Life Sciences LLC in return for a 45% shareholding in Galvani Bioelectronics. The fair value of this shareholding was £47 million, and GSK also recognised a credit of £39 million in non-controlling interests representing Verily’s share of the net assets it contributed.

Business disposals

GSK also made a number of small business disposals in the period for net cash consideration of £72 million. In addition, deferred consideration receivable of £43 million was recognised.

Cash flows

	Business acquisitions £m	Business disposals £m

Cash consideration (paid)/received after purchase adjustments	(24)	72

Cash and cash equivalents acquired	41	–

Cash inflow	17	72

In addition, GSK made cash investments of £11 million into associates and joint ventures.

2015

Acquisitions

Novartis Consumer Healthcare and Vaccines businesses

The three-part inter-conditional transaction with Novartis AG involving the Consumer Healthcare, Vaccines and Oncology businesses completed on 2 March 2015.

GSK and Novartis have contributed their respective Consumer Healthcare businesses into a Consumer Healthcare Joint Venture in a non-cash transaction. GSK has an equity interest of 63.5% and majority control of the Joint Venture. In addition, GSK has acquired Novartis’ global Vaccines business (excluding influenza vaccines) for an initial cash consideration of $5.25 billion (£3.417 billion) with contingent consideration representing subsequent potential milestone payments of up to $1.8 billion (£1.2 billion) arising on the achievement of specified development targets and ongoing royalties based on the future sales performance of certain products, and so the total amount payable is unlimited. The first milestone of $450 million (£300 million) was paid on 26 March 2015.

Other business acquisitions

In addition, GSK completed one smaller Vaccines business acquisition for cash consideration of £120 million, net of cash acquired, and the fair value of existing investments of £15 million. This represented goodwill of £22 million and intangible assets of £124 million less other net liabilities of £11 million.

206	GSK Annual Report 2016

Notes to the financial statements continued

38. Acquisitions and disposals continued

The fair values of the assets acquired in business combinations, including goodwill, are set out in the table below.

	Novartis Consumer Healthcare business £m	Novartis Vaccines business £m	Other £m

Net assets acquired:

Intangible assets	6,003	2,680	124

Property, plant and equipment	249	434	1

Inventory	257	347	–

Trade and other receivables	400	162	2

Other assets including cash and cash equivalents	304	283	19

Trade and other payables	(402)	(107)	(3)

Deferred tax liabilities	(1,154)	(78)	(26)

Other liabilities	(165)	(299)	–

	5,492	3,422	117

Non-controlling interest	(2,150)	(19)	–

Goodwill	774	576	22

	4,116	3,979	139

Consideration settled by shares in GSK Consumer Healthcare Holdings	4,116	–	–

Cash consideration paid after purchase adjustments	–	3,461	124

Fair value of equity investment disposal	–	–	15

Contingent consideration	–	594	–

Deferred tax on contingent consideration	–	(52)	–

Loss on settlement of pre-existing relationships	–	(24)	–

Total consideration	4,116	3,979	139

The non-controlling interest in the Consumer Healthcare Joint Venture, calculated applying the full goodwill method, represents Novartis’ share of the net assets it contributed to the Joint Venture together with attributable goodwill.

The goodwill in the businesses acquired represents the potential for further synergies arising from combining the acquired businesses with GSK’s existing businesses together with the value of the workforce acquired. The majority of the goodwill recognised is not expected to be deductible for tax purposes.

Total transaction costs recognised in 2014 and 2015 for the acquisitions from Novartis amounted to £102 million.

Between 2 March 2015 and 31 December 2015, turnover of £1,941 million arising from the Novartis Consumer Healthcare and Vaccines businesses was included in Group turnover. If the businesses had been acquired at the beginning of the year, it is estimated that Group turnover in 2015 would have been approximately £320 million higher. These businesses have been integrated into the Group’s existing activities and it is not practical to identify the impact on the Group profit in the period.

Disposals

Oncology

GSK has divested its marketed Oncology business, related R&D activities and rights to its AKT inhibitor and also granted commercialisation partner rights for future oncology products to Novartis for consideration of $16 billion (£10,395 million) before purchase adjustments.

Other business disposals

GSK also made a number of small business disposals in the period for net cash consideration of £309 million. Profit on disposal of the businesses has been determined as follows:

	Oncology £m	Other £m

Cash consideration including currency forwards and purchase adjustments	10,060	309

Net assets sold:

Goodwill	(497)	(14)

Intangible assets	(516)	(107)

Property, plant and equipment	–	(25)

Inventory	–	(51)

Cash	–	(5)

Other net assets	–	(6)

	(1,013)	(208)

Loss on currency forwards booked in 2014	299	–

Disposal costs	(118)	(21)

Profit on disposal	9,228	80

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Investor information

38. Acquisitions and disposals continued

Investments in associates and joint ventures

In March 2015, GSK sold half of its shareholding in Aspen, representing 6.2% of the issued share capital of the company, for £571 million in cash. As a result of the sale, the Group was no longer considered to have the ability to exert significant influence over Aspen and the Group’s remaining investment was transferred from Investments in associates to Other investments.

£m

Cash consideration	571

Net book value of shares	(143)

Reclassification of exchange from other comprehensive income	(30)

Transaction fees	(7)

Other items	(5)

Profit on disposal	386

Cash flows	Business acquisitions £m	Business disposals £m	Associates and JV disposals £m	Total £m

Cash consideration (paid)/received after purchase adjustments	(3,585)	10,369	571	7,355

Cash and cash equivalents acquired/(divested)	404	(5)	–	399

Deferred cash proceeds	–	(38)	–	(38)

Contingent consideration paid	(338)	–	–	(338)

Transaction costs and other	(22)	(80)	(7)	(109)

Cash (outflow)/inflow in 2015	(3,541)	10,246	564	7,269

In addition, GSK made cash investments of £16 million into associates and joint ventures.

2014

Acquisitions

There were no acquisitions in 2014.

Acquisition and integration costs of £141 million arising on the proposed three-part inter-conditional transaction with Novartis AG were expensed in 2014, of which £104 million was paid in cash in the year.

Disposals

During the year, £225 million was received as deferred consideration from the sale of the anti-coagulant business completed in 2013 and £1 million from the disposal of an associate.

GSK also made cash investments of £9 million into associates.

Cash flows	Business acquisitions and disposals £m	Associates and joint ventures £m	Total £m

Cash consideration paid	–	9	9

Transaction costs paid	104	–	104

Purchase of businesses and associates	104	9	113

Net cash proceeds from disposals	225	1	226

208	GSK Annual Report 2016

Notes to the financial statements continued

39. Contingent consideration liabilities

The consideration for certain acquisitions includes amounts contingent on future events such as development milestones or sales performance. The Group has provided for the fair value of this contingent consideration as follows:

	Shionogi- ViiV Healthcare £m	Novartis Vaccines £m	Other £m	Total £m
At 1 January 2014	923	–	1	924

Remeasurement through goodwill	–	–	(4)	(4)

Remeasurement through income statement	768	–	2	770

Cash payments: operating cash flows	(4)	–	–	(4)

Cash payments: purchases of businesses	(3)	–	–	(3)

Other movements	–	–	41	41
At 31 December 2014	1,684	–	40	1,724

Additions through business combinations	–	594	–	594

Remeasurement through income statement	1,874	111	1	1,986

Cash payments: operating cash flows	(121)	–	–	(121)

Cash payments: purchases of businesses	(38)	(300)	–	(338)

Other movements	10	–	–	10
At 31 December 2015	3,409	405	41	3,855

Additions through business combinations	154	–	40	194

Remeasurement through income statement	2,162	152	(33)	2,281

Cash payments: operating cash flows	(351)	(5)	(2)	(358)

Cash payments: purchases of businesses	(66)	(7)	–	(73)

Other movements	(4)	–	1	(3)
At 31 December 2016	5,304	545	47	5,896

The additions in the year represented the recognition of the preferential dividends payable to Shionogi of £154 million and a contingent consideration liability on the acquisition of the HIV business from BMS of £40 million.

Of the contingent consideration payable at 31 December 2016, £561 million (2015 – £306 million) is expected to be paid within one year. The consideration payable for the acquisition of the Shionogi-ViiV Healthcare joint venture and the Novartis Vaccines business is expected to be paid over a number of years. As a result, the total estimated liabilities are discounted to their present values, shown above. The Shionogi-ViiV Healthcare contingent consideration liability is discounted at 8.5% and the Novartis Vaccines contingent consideration liability is discounted partly at 8% and partly at 9%.

The Shionogi-ViiV Healthcare contingent consideration liability is calculated based on the forecast sales performance of specified products, principally dolutegravir, over the life of those products.

The table below shows on an indicative basis the income statement and balance sheet sensitivity to reasonably possible changes in key inputs to the valuations of the contingent consideration liabilities.

Increase/(decrease) in financial liability and loss/(gain) in Income statement	Shionogi- ViiV Healthcare £m	Novartis Vaccines £m

10% increase in sales forecasts	535	66

10% decrease in sales forecasts	(535)	(62)

1% increase in discount rate	(233)	(38)

1% decrease in discount rate	252	45

10% increase in probability of milestone success		48

10% decrease in probability of milestone success		(47)

10 cent appreciation of US Dollar	358	34

10 cent depreciation of US Dollar	(304)	(5)

10 cent appreciation of Euro	94	17

10 cent depreciation of Euro	(79)	(8)
An explanation of the accounting for ViiV Healthcare is set out on page 58.

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Investor information

40. Non-controlling interests

The Group has two subgroups that have material non-controlling interests, ViiV Healthcare Limited and its subsidiaries and GSK Consumer Healthcare Holdings Limited and its subsidiaries. Summarised financial information in respect of the ViiV Healthcare group and GSK Consumer Healthcare Joint Venture is set out below:

ViiV Healthcare

	2016 £m	2015 £m	2014 £m
Turnover	3,527	2,330	1,466

Loss after taxation	(1,249)	(1,426)	(606)

Other comprehensive income	36	7	8
Total comprehensive expense	(1,213)	(1,419)	(598)

	2016 £m	2015 £m
Non-current assets	3,064	2,466

Current assets	2,357	1,619
Total assets	5,421	4,085

Current liabilities	(1,977)	(1,218)

Non-current liabilities	(7,983)	(5,490)
Total liabilities	(9,960)	(6,708)
Net liabilities	(4,539)	(2,623)

	2016 £m	2015 £m	2014 £m

Net cash inflow from operating activities	1,750	1,097	765

Net cash outflow from investing activities	(326)	(63)	(25)

Net cash outflow from financing activities	(1,023)	(814)	(540)
Increase in cash and bank overdrafts in the year	401	220	200

The above financial information relates to the ViiV Healthcare group on a stand-alone basis, before the impact of Group-related adjustments, primarily related to the recognition of preferential dividends. The loss after taxation of £1,249 million (2015 – loss after taxation of £1,426 million; 2014 – loss after taxation of £606 million) is stated after charging preferential dividends payable to GSK, Shionogi and Pfizer and after a charge of £2,186 million (2015 – £1,874 million; 2014 – £768 million) for remeasurement of the contingent consideration payable for the acquisition of the former Shionogi-ViiV Healthcare joint venture. This consideration is expected to be paid over a number of years.

The following amounts attributable to the ViiV Healthcare group are included in GSK’s Consolidated statement of comprehensive income, Consolidated statement of changes in equity and Consolidated balance sheet:

	2016 £m	2015 £m	2014 £m
Total comprehensive expense for the year attributable to non-controlling interests	(83)	(143)	(16)

Dividends paid to non-controlling interests	152	163	120

Non-controlling interests in the Consolidated balance sheet	(353)	68

210	GSK Annual Report 2016

Notes to the financial statements continued

40. Non-controlling interests continued

Consumer Healthcare Joint Venture

	2016 £m	2015 £m
Turnover	6,530	4,627

Profit/(Loss) after taxation	660	(39)

Other comprehensive income	1,640	72
Total comprehensive income	2,300	33

	2016 £m	2015 £m

Non-current assets	13,315	11,602

Current assets	3,996	3,810

Total assets	17,311	15,412

Current liabilities	(3,060)	(2,822)

Non-current liabilities	(2,062)	(1,849)
Total liabilities	(5,122)	(4,671)
Net assets	12,189	10,741

	2016 £m	2015 £m
Net cash inflow from operating activities	1,496	277

Net cash outflow from investing activities	(537)	(691)

Net cash outflow from financing activities	(980)	(42)
Decrease in cash and bank overdrafts in the year	(21)	(456)

The above financial information relates to the Consumer Healthcare Joint Venture on a stand-alone basis since its formation on 2 March 2015, before the impact of Group-related adjustments but after major restructuring charges.

The following amounts attributable to the Consumer Healthcare Joint Venture are included in GSK’s Consolidated statement of comprehensive income, Consolidated statement of changes in equity and Consolidated balance sheet:

	2016 £m	2015 £m
Total comprehensive income for the year attributable to non-controlling interests	730	14

Non-controlling interests in the Consolidated balance sheet	3,755	3,371

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41. Commitments

Contractual obligations and commitments	2016 £m	2015 £m
Contracted for but not provided in the financial statements:
Intangible assets	7,199	6,264
Property, plant and equipment	496	502
Investments	166	157
Purchase commitments	52	38
Pensions	874	340
Other commitments	143	191
Interest on loans	9,410	9,282
Finance lease charges	3	7
	18,343	16,781

The commitments related to intangible assets include milestone payments, which are dependent on successful clinical development or on meeting specified sales targets, and which represent the maximum that would be paid if all milestones, however unlikely, are achieved. The amounts are not risk-adjusted or discounted. A number of commitments were made in 2016 under licensing and other agreements including arrangements with Janssen Sciences Ireland UC and Miltenyi Biotec GmbH. These new arrangements were offset by reduced commitments due on prior year transactions including amendments to the agreement with OncoMed Pharmaceuticals, Inc. and Five Prime Therapeutics, Inc.

In 2016, GSK reached an agreement with the trustees of the UK pension schemes to make additional contributions to eliminate the pension deficit identified at the 31 December 2014 actuarial funding valuation. A payment of £123 million is due in 2017 and each subsequent year up to, and including 2023. The table above includes this commitment, but excludes the normal ongoing annual funding requirement in the UK of approximately £130 million.

The Group also has other commitments which principally relate to revenue payments to be made under licences and other alliances.

Commitments in respect of future interest payable on loans are disclosed before taking into account the effect of interest rate swaps.

Commitments under non-cancellable operating leases are disclosed below. £186 million (2015 – £314 million) is provided against these commitments on the Group’s balance sheet.

Commitments under non-cancellable operating leases	2016 £m	2015 £m
Rental payments due within one year	153	191
Rental payments due between one and two years	129	98
Rental payments due between two and three years	94	76
Rental payments due between three and four years	74	58
Rental payments due between four and five years	66	53
Rental payments due after five years	324	313
Total commitments under non-cancellable operating leases	840	789

212	GSK Annual Report 2016

Notes to the financial statements continued

42. Financial instruments and related disclosures

GSK uses a variety of financial instruments to finance its operations and derivative financial instruments to manage market risks from these operations. These derivatives, principally comprising interest rate swaps, foreign exchange forward contracts and swaps, are used to swap borrowings and liquid assets into currencies required for Group purposes and to manage exposure to financial risks from changes in foreign exchange rates and interest rates.

GSK does not hold or issue derivatives for speculative purposes and the Treasury policies specifically prohibit such activity. All transactions in financial instruments are undertaken to manage the risks arising from underlying business activities.

Capital management

GSK’s financial strategy supports the Group’s strategic priorities and is regularly reviewed by the Board. GSK manages the capital structure of the Group through an appropriate mix of debt and equity.

The capital structure of the Group consists of net debt of £13.8 billion (see Note 31, ‘Net debt’) and shareholders’ equity of £1.1 billion (see ‘Consolidated statement of changes in equity’ on page 160). Total capital, including that provided by non-controlling interests, is £18.8 billion.

Our long-term credit rating with Standard and Poor’s is A+ (stable outlook) and with Moody’s Investor Services (‘Moody’s’) it is A2 (negative outlook). The Group’s short-term credit ratings are A-1 and P-1 with Standard and Poor’s and Moody’s respectively.

Liquidity risk management

GSK’s policy is to borrow centrally in order to meet anticipated funding requirements. The strategy is to diversify liquidity sources using a range of facilities and to maintain broad access to financial markets.

At 31 December 2016, GSK had £4.1 billion of borrowings repayable within one year and held £5.0 billion of cash and cash equivalents and liquid investments of which £3.2 billion was held centrally. GSK has access to short-term finance under a $10 billion (£8.1 billion) US commercial paper programme; $1.4 billion (£1.1 billion) was in issue at 31 December 2016 (2015 – no issuances). GSK also has £1.9 billion five year committed facilities and $2.5 billion (£2.0 billion) of 364 day committed facilities. The five-year committed facilities were agreed in September 2015 and were extended by one year to 2021 in September 2016. The 364 day committed facilities were agreed in September 2016. These facilities were undrawn at 31 December 2016. GSK considers this level of committed facilities to be adequate, given current liquidity requirements.

GSK has a £15 billion European Medium Term Note programme and at 31 December 2016, £7.9 billion of notes were in issue under this programme. The Group also had $11.8 billion (£9.5 billion) of notes in issue at 31 December 2016 under a US shelf registration. GSK is currently in the process of renewing its US shelf registration statement in order to maintain access to the US debt markets. GSK’s borrowings mature at dates between 2017 and 2045.

The put options owned by minority interest partners in ViiV Healthcare and the Consumer Healthcare JV business are exercisable immediately and from 2018, respectively. In reviewing liquidity requirements GSK considers that sufficient financing options are available should the put options be exercised.

Market risk

Interest rate risk management

GSK’s objective is to minimise the effective net interest cost and to balance the mix of debt at fixed and floating interest rates over time. The policy on interest rate risk management limits the amount of floating interest payments to a prescribed percentage of operating profit.

Foreign exchange risk management

Foreign currency transaction exposures arising on external trade flows are not normally hedged. Foreign currency transaction exposures arising on internal trade flows are selectively hedged. The Group’s objective is to minimise the exposure of overseas operating subsidiaries to transaction risk by matching local currency income with local currency costs where possible. GSK’s internal trading transactions are matched centrally and inter-company payment terms are managed to reduce foreign currency risk. Foreign currency cash flows can be hedged selectively including hedges of the foreign exchange risk arising from acquisitions and disposals of assets. Where possible, GSK manages the cash surpluses or borrowing requirements of subsidiary companies centrally using forward contracts to hedge future repayments back into the originating currency.

In order to reduce foreign currency translation exposure, the Group seeks to denominate borrowings in the currencies of the principal assets and cash flows. These are primarily denominated in US Dollars, Euros and Sterling. Borrowings can be swapped into other currencies as required.

Borrowings denominated in, or swapped into, foreign currencies that match investments in overseas Group assets may be treated as a hedge against the relevant assets. Forward contracts in major currencies are also used to reduce exposure to the Group’s investment in overseas assets (see ‘Net investment hedges’ section of this note for further details).

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42. Financial instruments and related disclosures continued

Credit risk

The Group considers its maximum credit risk at 31 December 2016 to be £11,002 million (31 December 2015 – £11,423 million) which is the total of the Group’s financial assets with the exception of ’Other investments’ (comprising equity investments) which bear equity risk rather than credit risk. See page 215 for details on the Group’s total financial assets. At 31 December 2016, GSK’s greatest concentration of credit risk was £0.9 billion with Citibank (A/A1) (2015 – £0.8 billion with Citibank (A/A1)).

Treasury-related credit risk

GSK sets global counterparty limits for each of GSK’s banking and investment counterparties based on long-term credit ratings from Moody’s and Standard and Poor’s. Usage of these limits is monitored daily.

GSK actively manages its exposure to credit risk, reducing surplus cash balances wherever possible. This is part of GSK’s strategy to regionalise cash management and to concentrate cash centrally as much as possible. The table below sets out the credit exposure to counterparties by rating for liquid investments, cash and cash equivalents and derivatives. The gross asset position on each derivative contract is considered for the purpose of this table, although, under ISDA agreements, the amount at risk is the net position with each counterparty. Table (e) on page 219 sets out the Group’s financial assets and liabilities on an offset basis.

At 31 December 2016, £93 million of cash is categorised as held with unrated or sub-investment grade rated counterparties (lower then BBB-/Baa3) of which £63 million is cash in transit. The remaining exposure is concentrated in overseas banks used for local cash management or investment purposes, including £19 million in Nigeria held with United Bank for Africa, Zenith Bank and Stanbic IBTC Bank, £4 million with BTV in Austria, £2 million with Islandsbanki in Iceland and £1 million with Produbanco in Ecuador.

Of the £388 million of bank balances and deposits held with BBB/ Baa rated counterparties, £42 million was held with BBB-/Baa3 rated counterparties, including balances or deposits of £12 million with State Bank of India and £27 million with HDFC Bank in India. These banks are used for either local cash management or local investment purposes.

2016	AAA/Aaa £m	AA/Aa £m	A/A £m	BBB/Baa £m	BB+/Ba1 and below /unrated £m	Total £m
Bank balances and deposits	–	542	1,560	388	93	2,583

US Treasury and Treasury repo only money market funds	2,248	–	–	–	–	2,248

Liquidity funds	66	–	–	–	–	66

Government securities	–	85	–	4	–	89

3rd party financial derivatives	–	70	86	–	–	156
Total	2,314	697	1,646	392	93	5,142

2015	AAA/Aaa £m	AA/Aa £m	A/A £m	BBB/Baa £m	BB+/Ba1 and below /unrated £m	Total £m
Bank balances and deposits	–	1,354	1,979	386	48	3,767

US Treasury and Treasury repo only money market funds	624	–	–	–	–	624

Liquidity funds	1,439	–	–	–	–	1,439

Government securities	–	72	–	3	–	75

3rd party financial derivatives	–	55	67	3	–	125
Total	2,063	1,481	2,046	392	48	6,030

Credit ratings are assigned by Standard and Poor’s and Moody’s respectively. Where the opinions of the two rating agencies differ, GSK assigns the lower rating of the two to the counterparty. Where local rating agency or Fitch data is the only source available, the ratings are converted to global ratings equivalent to those of Standard and Poor’s or Moody’s using published conversion tables.

214	GSK Annual Report 2016

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42. Financial instruments and related disclosures continued

GSK’s centrally managed cash reserves amounted to £3.2 billion at 31 December 2016, all available within three months. This includes £1.6 billion centrally managed cash held by ViiV Healthcare, a 78.3% owned subsidiary. The Group has invested centrally managed liquid assets in bank deposits, Aaa/AAA rated US Treasury and Treasury repo only money market funds and Aaa/AAA rated liquidity funds.

Wholesale and retail credit risk

Outside the US, no customer accounts for more than 5% of the Group’s trade receivables balance.

In the US, in line with other pharmaceutical companies, the Group sells its products through a small number of wholesalers in addition to hospitals, pharmacies, physicians and other groups. Sales to the three largest wholesalers amounted to approximately 82% of the sales of the US Pharmaceuticals and Vaccines businesses. At 31 December 2016, the Group had trade receivables due in 2016 from these three wholesalers totalling £1,323 million (2015 – £990 million). The Group is exposed to a concentration of credit risk in respect of these wholesalers such that, if one or more of them encounters financial difficulty, it could materially and adversely affect the Group’s financial results.

The Group’s credit risk monitoring activities relating to these wholesalers include a review of their quarterly financial information and Standard & Poor’s credit ratings, development of GSK internal risk ratings, and establishment and periodic review of credit limits. However, the Group believes there is no further credit risk provision required in excess of the normal provision for bad and doubtful debts (see Note 24, ‘Trade and other receivables’).

Fair value of financial assets and liabilities

The table on page 215 presents the carrying amounts and the fair values of the Group’s financial assets and liabilities at 31 December 2016 and 31 December 2015.

The fair values of the financial assets and liabilities are included at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The following methods and assumptions were used to estimate the fair values:

–	Cash and cash equivalents – approximates to the carrying amount

–	Liquid investments – based on quoted market prices or calculated based on observable inputs in the case of marketable securities; based on principal amounts in the case of non-marketable securities because of their short repricing periods

–	Other investments – equity investments traded in an active market determined by reference to the relevant stock exchange quoted bid price; other equity investments determined by reference to the current market value of similar instruments or by reference to the discounted cash flows of the underlying net assets

–	Short-term loans, overdrafts and commercial paper – approximates to the carrying amount because of the short maturity of these instruments

–	Long-term loans – based on quoted market prices in the case of European and US Medium term notes and other fixed rate borrowings (a level 1 fair value measurement); approximates to the carrying amount in the case of floating rate bank loans and other loans

–	Contingent consideration for business acquisitions – based on present values of expected future cash flows

–	Interest rate swaps, foreign exchange forward contracts, swaps and options – based on the present value of contractual cash flows or option valuation models using market sourced data (exchange rates or interest rates) at the balance sheet date

–	Receivables and payables, including put options – approximates to the carrying amount

–	Company-owned life insurance policies – based on cash surrender value

–	Lease obligations – approximates to the carrying amount.

Fair value of investments in GSK shares

At 31 December 2016, the Employee Share Ownership Plan (ESOP) Trusts held GSK shares with a carrying value of £286 million (2015 – £75 million) and a fair value of £667 million (2015 – £409 million) based on quoted market price. The shares are held by the ESOP Trusts to satisfy future exercises of options and awards under employee incentive schemes. In 2016, the carrying value, which is the lower of cost or expected proceeds, of these shares has been recognised as a deduction from other reserves. At 31 December 2016, GSK held Treasury shares at a cost of £6,451 million (2015 – £6,917 million) which has been deducted from retained earnings.

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			2016		2015
	Notes	Carrying value £m	Fair value £m	Carrying value £m	Fair value £m
Available-for-sale investments:
Liquid investments (Government bonds)	a	89	89	75	75
Other investments	a	985	985	1,255	1,255

Loans and receivables:
Cash and cash equivalents	e	4,897	4,897	5,830	5,830
Trade and other receivables and certain Other non-current assets in scope of IAS 39	b	5,499	5,499	5,114	5,114

Financial assets at fair value through profit or loss:
Other non-current assets in scope of IAS 39	a, b	361	361	279	279
Derivatives designated as at fair value through profit or loss	a, d, e	23	23	6	6
Derivatives classified as held for trading under IAS 39	a, d, e	133	133	119	119
Total financial assets		11,987	11,987	12,678	12,678

Financial liabilities measured at amortised cost:
Borrowings excluding obligations under finance leases:
– bonds in a designated hedging relationship	d	(3,189)	(3,335)	(2,740)	(2,872)
– other bonds		(14,111)	(16,996)	(13,387)	(15,209)
– bank loans and overdrafts	e	(332)	(332)	(435)	(435)
– commercial paper		(1,094)	(1,094)	–	–
Total borrowings excluding obligations under finance leases	f	(18,726)	(21,757)	(16,562)	(18,516)
Obligations under finance leases		(64)	(64)	(70)	(70)
Total borrowings		(18,790)	(21,821)	(16,632)	(18,586)
Trade and other payables, Other provisions and certain Other non-current liabilities in scope of IAS 39	c	(18,713)	(18,713)	(14,748)	(14,748)

Financial liabilities at fair value through profit or loss:
Contingent consideration liabilities	a, c	(5,896)	(5,896)	(3,855)	(3,855)
Derivatives designated as at fair value through profit or loss	a, d, e	(92)	(92)	(97)	(97)
Derivatives classified as held for trading under IAS 39	a, d, e	(102)	(102)	(56)	(56)
Total financial liabilities		(43,593)	(46,624)	(35,388)	(37,342)
Net financial assets and financial liabilities		(31,606)	(34,637)	(22,710)	(24,664)

The valuation methodology used to measure fair value in the above table is described and categorised on page 214. Trade and other receivables, Other non-current assets, Trade and other payables, Other provisions, Other non-current liabilities and Contingent consideration liabilities are reconciled to the relevant Notes on pages 217 and 218.

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42. Financial instruments and related disclosures continued

(a) Financial instruments held at fair value

The following tables categorise the Group’s financial assets and liabilities held at fair value by the valuation methodology applied in determining their fair value. Where possible, quoted prices in active markets are used (Level 1). Where such prices are not available, the asset or liability is classified as Level 2, provided all significant inputs to the valuation model used are based on observable market data. If one or more of the significant inputs to the valuation model is not based on observable market data, the instrument is classified as Level 3. Other investments classified as Level 3 in the tables below comprise equity investments in unlisted entities with which the Group has entered into research collaborations and also investments in emerging life science companies.

At 31 December 2016	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Financial assets at fair value
Available–for–sale financial assets:
Liquid investments	84	5	–	89
Other investments	580	–	405	985
Financial assets at fair value through profit or loss:
Other non-current assets	–	355	6	361
Derivatives designated as at fair value through profit or loss	–	23	–	23
Derivatives classified as held for trading under IAS 39	–	133	–	133
	664	516	411	1,591
Financial liabilities at fair value
Financial liabilities at fair value through profit or loss:
Contingent consideration liabilities	–	–	(5,896)	(5,896)
Derivatives designated as at fair value through profit or loss	–	(92)	–	(92)
Derivatives classified as held for trading under IAS 39	–	(101)	(1)	(102)
	–	(193)	(5,897)	(6,090)

At 31 December 2015	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Financial assets at fair value
Available–for–sale financial assets:
Liquid investments	71	4	–	75
Other investments	987	–	268	1,255
Financial assets at fair value through profit or loss:
Other non-current assets	–	276	3	279
Derivatives designated as at fair value through profit or loss	–	6	–	6
Derivatives classified as held for trading under IAS 39	–	116	3	119
	1,058	402	274	1,734
Financial liabilities at fair value
Financial liabilities at fair value through profit or loss:
Contingent consideration liabilities	–	–	(3,855)	(3,855)
Derivatives designated as at fair value through profit or loss	–	(97)	–	(97)
Derivatives classified as held for trading under IAS 39	–	(55)	(1)	(56)
	–	(152)	(3,856)	(4,008)

Movements in the year for financial instruments measured using Level 3 valuation methods are presented below:
	2016 £m	2015 £m
At 1 January	(3,582)	(1,504)
Net losses recognised in the income statement	(2,283)	(1,994)
Net gains recognised in other comprehensive income	29	36
Contingent consideration liabilities for businesses acquired during the year	(194)	(594)
Payment of contingent consideration liabilities	431	459
Additions	81	77
Disposals	(15)	(64)
Transfers from Level 3	(11)	(7)
Exchange	58	9
At 31 December	(5,486)	(3,582)

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The net losses of £2,283 million (2015 – £1,994 million) attributable to Level 3 financial instruments which were recognised in the income statement were all attributable to financial instruments which were held at the end of the year. These net losses were reported in Other operating income. £2,162 million (2015 – £1,874 million) arose from remeasurement of the contingent consideration payable for the acquisition of the former Shionogi-ViiV Healthcare joint venture and £152 million (2015 – £111 million) arose from remeasurement of the contingent consideration payable on the acquisition in 2015 of the Novartis Vaccines business. Net gains of £29 million (2015 – £36 million) attributable to Level 3 equity investments reported in Other comprehensive income as Fair value movements on available-for-sale investments included net gains of £21 million (2015 – net losses of £8 million) in respect of equity investments held at the end of the year.

Financial liabilities measured using Level 3 valuation methods at 31 December included £5,304 million (2015 – £3,409 million) in respect of contingent consideration payable for the acquisition in 2012 of the former Shionogi-ViiV Healthcare joint venture. This consideration is expected to be paid over a number of years and will vary in line with the future performance of specified products and movements in certain foreign currencies. They also included £545 million (2015 – £405 million) in respect of contingent consideration for the acquisition of the Novartis Vaccines business. This consideration is expected to be paid over a number of years and will vary in line with the future performance of specified products, the achievement of certain milestone targets and movements in certain foreign currencies. Sensitivity analysis on these balances is provided in Note 39, ‘Contingent consideration liabilities’.

(b) Trade and other receivables and Other non-current assets in scope of IAS 39

The following table reconciles financial instruments within Trade and other receivables and Other non-current assets which fall within the scope of IAS 39 to the relevant balance sheet amounts. The financial assets are predominantly non-interest earning. Financial instruments within the Other non-current assets balance include company-owned life insurance policies. Non-financial instruments include tax receivables, pension surplus balances and prepayments, which are outside the scope of IAS 39.

					2016					2015
	At fair value through profit or loss £m	Loans and receivables £m	Financial instruments £m	Non- financial instruments £m	Total £m	At fair value through profit or loss £m	Loans and receivables £m	Financial instruments £m	Non- financial instruments £m	Total £m
Trade and other receivables
(Note 24)	–	5,135	5,135	891	6,026	–	4,751	4,751	864	5,615
Other non-current assets
(Note 22)	361	364	725	474	1,199	279	363	642	348	990
	361	5,499	5,860	1,365	7,225	279	5,114	5,393	1,212	6,605

The following table shows the ageing of such financial assets which are past due and for which no provision for bad or doubtful debts has been made:

	2016 £m	2015 £m
Past due by 1–30 days	137	200
Past due by 31–90 days	178	136
Past due by 91–180 days	55	76
Past due by 181–365 days	53	49
Past due by more than 365 days	98	90
	521	551

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42. Financial instruments and related disclosures continued

(c) Trade and other payables, Other provisions, Other non-current liabilities and Contingent consideration liabilities in scope of IAS 39

The following table reconciles financial instruments within Trade and other payables, Other provisions, Other non-current liabilities and Contingent consideration liabilities which fall within the scope of IAS 39 to the relevant balance sheet amounts. The financial liabilities are predominantly non-interest bearing. Accrued wages and salaries are included within financial liabilities. Non-financial instruments includes payments on account, tax and social security payables and provisions which do not arise from contractual obligations to deliver cash or another financial asset, which are outside the scope of IAS 39.

					2016					2015
	At fair value through profit or loss £m	Other liabilities £m	Financial instruments £m	Non-financial instruments £m	Total £m	At fair value through profit or loss £m	Other liabilities £m	Financial instruments £m	Non-financial instruments £m	Total £m
Trade and other payables (Note 27)	–	(11,041)	(11,041)	(923)	(11,964)	–	(8,199)	(8,199)	(686)	(8,885)
Other provisions (Note 29)	–	(113)	(113)	(1,387)	(1,500)	–	(159)	(159)	(1,605)	(1,764)
Other non-current liabilities (Note 30)	–	(7,559)	(7,559)	(886)	(8,445)	–	(6,390)	(6,390)	(717)	(7,107)
Contingent consideration liabilities (Note 39)	(5,896)	–	(5,896)	–	(5,896)	(3,855)	–	(3,855)	–	(3,855)
	(5,896)	(18,713)	(24,609)	(3,196)	(27,805)	(3,855)	(14,748)	(18,603)	(3,008)	(21,611)

(d) Derivative financial instruments and hedging programmes

The following table sets out the fair values of derivatives held by GSK. All the derivatives have a maturity of less than one year.

		2016 Fair value		2015 Fair value
	Assets £m	Liabilities £m	Assets £m	Liabilities £m
Net investment hedges – Foreign exchange contracts (principal amount – £5,362 million (2015 – £6,192 million))	18	(92)	3	(97)
Cash flow hedges – Foreign exchange contracts (principal amount – £170 million (2015 – £69 million))	5	–	3	–
Derivatives designated as at fair value through profit or loss	23	(92)	6	(97)
Foreign exchange contracts (principal amount – £14,943 million (2015 – £12,152 million))	133	(99)	115	(54)
Embedded and other derivatives	–	(3)	4	(2)
Derivatives classified as held for trading under IAS 39	133	(102)	119	(56)
Total derivative instruments	156	(194)	125	(153)

Foreign exchange contracts classified as held for trading under IAS 39

The principal amount on foreign exchange contracts is the absolute total of outstanding positions at the balance sheet date. The Group’s foreign exchange contracts are for periods of 12 months or less. At 31 December 2016, the Group held outstanding foreign exchange contracts with a net asset fair value of £34 million (£133 million asset less £99 million liability). At December 2015, the fair value was a £61 million net asset (£115 million asset less £54 million liability).

The overall decrease in the net asset fair value has been due to the weakening of Sterling against all major currencies in 2016, in particular impacting the hedging of Euro and US Dollar denominated inter-company loan balances that are not designated as accounting hedges. Fair value movements are taken to the Income statement in the period to offset the exchange gains and losses on the related inter-company loan balances.

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Fair value hedges

At 31 December 2016, the Group had no designated fair value hedges.

Net investment hedges

During the year, certain foreign exchange contracts were designated as net investment hedges in respect of the foreign currency translation risk arising on consolidation of the Group’s net investment in its European (Euro) foreign operations as shown in the table above. The hedges relating to the Japanese (Yen) foreign operations were closed out during the year.

The carrying value of bonds on page 215 includes £3,189 million (2015 – £2,740 million) that are designated as hedging instruments in net investment hedges.

Cash flow hedges

During 2016, the Group entered into forward foreign exchange contracts which have been designated as cash flow hedges. These are hedging the foreign exchange exposure arising on Euro and US Dollar denominated coupon payments relating to the Group’s European and US medium term notes and a number of highly probable forecast transactions denominated in US Dollars.

In addition, the Group carries a balance in reserves that arose from pre-hedging fluctuations in long-term interest rates when pricing bonds issued in prior years. The balance is reclassified to finance costs over the life of these bonds.

(e) Offsetting of financial assets and liabilities

The following tables set out the financial assets and financial liabilities which are subject to offsetting, enforceable master netting arrangements and similar agreements. Amounts which are set off against financial assets and liabilities in the Group’s balance sheet are set out below. For Trade and other receivables, Trade and other payables, Derivative financial assets and Derivative financial liabilities, amounts not offset in the balance sheet but which could be offset under certain circumstances are also set out.

At 31 December 2016	Gross financial assets/ (liabilities) £m	Gross financial (liabilities)/ assets set off £m	Net financial assets/ (liabilities) per balance sheet £m	Related amounts not set off in the balance sheet £m	Net £m
Trade and other receivables	5,136	(1)	5,135	(29)	5,106

Derivative financial assets	156	–	156	(117)	39

Cash and cash equivalents	4,897	–	4,897
	10,189	(1)	10,188

Trade and other payables	(11,042)	1	(11,041)	29	(11,012)

Derivative financial liabilities	(194)	–	(194)	117	(77)

Bank loans and overdrafts	(332)	–	(332)
	(11,568)	1	(11,567)

At 31 December 2015	Gross financial assets/ (liabilities) £m	Gross financial (liabilities)/ assets set off £m	Net financial assets/ (liabilities) per balance sheet £m	Related amounts not set off in the balance sheet £m	Net £m
Trade and other receivables	4,757	(6)	4,751	(17)	4,734

Derivative financial assets	125	–	125	(98)	27

Cash and cash equivalents	5,833	(3)	5,830
	10,715	(9)	10,706
Trade and other payables	(8,205)	6	(8,199)	17	(8,182)
Derivative financial liabilities	(153)	–	(153)	98	(55)

Bank loans and overdrafts	(438)	3	(435)
	(8,796)	9	(8,787)

The gross financial assets and liabilities set off in the balance sheet primarily relate to cash pooling arrangements with banks. Amounts which do not meet the criteria for offsetting on the balance sheet but could be settled net in certain circumstances principally relate to derivative transactions under ISDA (International Swaps and Derivatives Association) agreements where each party has the option to settle amounts on a net basis in the event of default of the other party.

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42. Financial instruments and related disclosures continued

(f) Debt interest rate repricing table

The following table sets out the exposure of the Group to interest rates on debt, including commercial paper. The maturity analysis of fixed rate debt is stated by contractual maturity and of floating rate debt by interest rate repricing dates. For the purpose of this table, debt is defined as all classes of borrowings other than obligations under finance leases.

	2016	2015

	Total debt £m	Total £m
Floating and fixed rate debt less than one year	(4,106)	(1,285)

Between one and two years	(2,216)	(2,276)

Between two and three years	(1,277)	(1,868)

Between three and four years	–	(1,096)

Between four and five years	–	–

Between five and ten years	(4,082)	(3,464)

Greater than ten years	(7,045)	(6,573)
Total	(18,726)	(16,562)
Original issuance profile:

Fixed rate interest	(17,342)	(16,127)

Floating rate interest	(1,381)	(434)
Total interest bearing	(18,723)	(16,561)

Non-interest bearing	(3)	(1)
	(18,726)	(16,562)

(g) Sensitivity analysis

Foreign exchange and interest rate sensitivity analysis has been prepared on the assumption that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives portfolio and the proportion of financial instruments in foreign currencies are all constant and on the basis of the hedge designations as at 31 December. Financial instruments affected by market risk include cash and cash equivalents, borrowings, trade receivables and payables and derivative financial instruments.

The following analyses are intended to illustrate the sensitivity of such financial instruments to changes in foreign exchange and interest rates.

Foreign exchange sensitivity

Foreign currency exposures arise from the translation of financial assets and liabilities which are not in the functional currency of the entity that holds them (cash and cash equivalents, bank loans and overdrafts, inter-company loans and deposits, other receivables and payables and trade receivables and payables) and derivative financial instruments hedging legal provisions and activities arising from acquisitions and disposals of assets.

The Group is primarily exposed to foreign exchange risk in relation to Sterling against movements in US Dollar, Euro and Japanese Yen. Based on the Group’s net financial assets and liabilities as at 31 December, a weakening of Sterling against these currencies, with all other variables held constant, is illustrated in the table below. The table excludes financial instruments that expose the Group to foreign exchange risk where this risk is fully hedged with another financial instrument.

	2016	2015
Income statement impact of non-functional currency foreign exchange exposures	Increase/(decrease) in income £m	Increase/(decrease) in income £m
10 cent appreciation of the US Dollar	77	77

10 cent appreciation of the Euro	18	7

10 yen appreciation of the Yen	1	(1)

An equivalent depreciation in the above currencies would cause the following increase/(decrease) in income £(66) million, £(16) million and £(1) million (2015 – £(67) million, £(6) million and £1 million) for US Dollar, Euro and Yen exchange rates respectively.

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The equity impact, shown below, for foreign exchange sensitivity relates to derivative and non-derivative financial instruments hedging the Group’s net investments in its European (Euro) foreign operations and cash flow hedges of its foreign exchange exposure arising on Euro and US Dollar denominated coupon payments relating to the Group’s European and US medium term notes and a number of highly probable forecast transactions denominated in US Dollars.

	2016	2015
Equity impact of non-functional currency foreign exchange exposures	Increase/(decrease) in equity £m	Increase/(decrease) in equity £m

10 cent appreciation of the US Dollar	11	–

10 cent appreciation of the Euro	(795)	(676)

10 yen appreciation of the Yen	–	(20)

An equivalent depreciation in the above currencies would cause the following (decrease)/increase in equity: £(10) million, £670 million and £nil (2015 – £nil, £584 million and £18 million) for US Dollar, Euro and Yen exchange rates respectively.

The table below presents the Group’s sensitivity to foreign exchange rates based on the composition of net debt as shown in Note 31 adjusting for the effects of foreign exchange derivatives that are not part of net debt but affect future foreign currency cash flows.

	2016	2015
Impact of foreign exchange movements on net debt	(Increase)/decrease in net debt £m	(Increase)/decrease in net debt £m

10 cent appreciation of the US Dollar	(746)	(471)

10 cent appreciation of the Euro	190	221

10 yen appreciation of the Yen	(11)	4

An equivalent depreciation in the above currencies would have the following impact on net debt: £634 million, £(160) million and £10 million for US Dollar, Euro and Yen exchange rates respectively (2015 – £411 million, £(190) million and £(4) million).

Interest rate sensitivity

The Group is exposed to interest rate risk on its outstanding borrowings and investments where any changes in interest rates will affect future cash flows or the fair values of financial instruments.

The majority of debt is issued at fixed interest rates and changes in the floating rates of interest do not significantly affect the Group’s net interest charge, although the majority of cash and liquid investments earn floating rates of interest.

The table below hypothetically shows the Group’s sensitivity to changes in interest rates in relation to Sterling, US Dollar and Euro variable rate financial assets and liabilities. If the interest rates applicable to floating rate financial assets and liabilities were to have increased by 1% (100 basis points), and assuming other variables had remained constant, it is estimated that the Group’s finance income for 2016 would have increased by approximately £3 million (2015 – £37 million increase). A 1% (100 basis points) movement in interest rates is not deemed to have a material effect on equity.

	2016	2015
Income statement impact of interest rate movements	Increase/(decrease) in income £m	Increase/(decrease) in income £m

1% (100 basis points) increase in Sterling interest rates	3	19

1% (100 basis points) increase in US Dollar interest rates	(3)	14

1% (100 basis points) increase in Euro interest rates	3	4

222	GSK Annual Report 2016

Notes to the financial statements continued

42. Financial instruments and related disclosures continued

(h) Contractual cash flows for non-derivative financial liabilities and derivative instruments

The following tables provides an analysis of the anticipated contractual cash flows including interest payable for the Group’s non-derivative financial liabilities on an undiscounted basis. The Group did not use interest rate swaps to manage its interest rate risk. For the purpose of this table, debt is defined as all classes of borrowings except for obligations under finance leases. Interest is calculated based on debt held at 31 December without taking account of future issuance. Floating rate interest is estimated using the prevailing interest rate at the balance sheet date. Cash flows in foreign currencies are translated using spot rates at 31 December. Contractual cash flows in respect of operating lease vacant space provisions are excluded from the table below as they are included in the Commitments under non-cancellable operating leases table in Note 41, ‘Commitments’.

At 31 December 2016	Debt £m	Interest on debt £m	Obligations under finance leases £m	Finance charge on obligations under finance leases £m	Trade payables and other liabilities not in net debt £m	Total £m

Due in less than one year	(4,108)	(705)	(23)	(2)	(11,621)	(16,459)

Between one and two years	(2,218)	(566)	(22)	(1)	(8,784)	(11,591)

Between two and three years	(1,282)	(503)	(12)	–	(961)	(2,758)

Between three and four years	–	(496)	(7)	–	(786)	(1,289)

Between four and five years	–	(496)	–	–	(705)	(1,201)

Between five and ten years	(4,117)	(2,122)	–	–	(3,474)	(9,713)

Greater than ten years	(7,124)	(4,522)	–	–	(3,135)	(14,781)
Gross contractual cash flows	(18,849)	(9,410)	(64)	(3)	(29,466)	(57,792)

At 31 December 2015	Debt £m	Interest on debt £m	Obligations under finance leases £m	Finance charge on obligations under finance leases £m	Trade payables and other liabilities not in net debt £m	Total £m

Due in less than one year	(1,285)	(638)	(23)	(2)	(8,505)	(10,453)

Between one and two years	(2,280)	(625)	(20)	(1)	(479)	(3,405)

Between two and three years	(1,871)	(510)	(14)	(1)	(7,688)	(10,084)

Between three and four years	(1,103)	(457)	(6)	–	(452)	(2,018)

Between four and five years	–	(451)	(6)	–	(655)	(1,112)

Between five and ten years	(3,498)	(2,047)	(1)	–	(2,452)	(7,998)

Greater than ten years	(6,651)	(4,554)	–	(3)	(2,635)	(13,843)
Gross contractual cash flows	(16,688)	(9,282)	(70)	(7)	(22,866)	(48,913)

The increase in contractual cash flows for non-derivative financial liabilities of £8.8 billion over the year resulted partially from the initial recognition of the ViiV Healthcare put option liability of £1.3 billion. In addition, there was an increase of £2.9 billion in forecast future cash flows in respect of contingent consideration payable for the acquisition of the former Shionogi-ViiV Healthcare joint venture in 2012 and for the acquisition of the Novartis Vaccines business in 2015.

Anticipated contractual cash flows for the repayment of debt and debt interest have increased by £2.3 billion over the year, principally due to the retranslation of US Dollar denominated debt which has been adversely impacted by the weakening of Sterling due to volatility in the markets compounded by political and economic events throughout 2016.

The table below provides an analysis of the anticipated contractual cash flows for the Group’s derivative instruments, excluding embedded derivatives and equity options which are not material, using undiscounted cash flows. Cash flows in foreign currencies are translated using spot rates at 31 December. The gross cash flows of foreign exchange contracts are presented for the purpose of this table although, in practice, the Group uses standard settlement arrangements to reduce its liquidity requirements on these instruments.

The amounts receivable and payable in less than one year have increased compared with 31 December 2015 as a result of hedging of the US commercial paper programme and increased hedging of Euro receivables.

		2016		2015
	Receivables £m	Payables £m	Receivables £m	Payables £m

Due in less than one year	21,266	(21,303)	18,283	(18,318)

Between one and two years	20	(20)	20	(20)
Gross contractual cash flows	21,286	(21,323)	18,303	(18,338)

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Investor information

43. Employee share schemes

GSK operates several employee share schemes, including the Share Value Plan, whereby awards are granted to employees to acquire shares or ADS in GlaxoSmithKline plc at no cost after a three year vesting period and the Performance Share Plan, whereby awards are granted to employees to acquire shares or ADS in GlaxoSmithKline plc at no cost, subject to the achievement by the Group of specified performance targets. The granting of these restricted share awards has replaced the granting of options to employees as the cost of the schemes more readily equates to the potential gain to be made by the employee. The Group also operates savings related share option schemes, whereby options are granted to employees to acquire shares in GlaxoSmithKline plc at a discounted price.

Grants of restricted share awards are normally exercisable at the end of the three year vesting or performance period. Awards are normally granted to employees to acquire shares or ADS in GlaxoSmithKline plc but in some circumstances may be settled in cash. Grants under savings-related share option schemes are normally exercisable after three years’ saving. In accordance with UK practice, the majority of options under the savings-related share option schemes are granted at a price 20% below the market price ruling at the date of grant. Options under historical share option schemes were granted at the market price ruling at the date of grant.

The total charge for share-based incentive plans in 2016 was £338 million (2015 – £349 million; 2014 – £346 million). Of this amount, £271 million (2015 – £307 million; 2014 – £302 million) arose from the Share Value Plan. See Note 9, ‘Employee Costs’ for further details.

GlaxoSmithKline share award schemes

Share Value Plan

Under the Share Value Plan, share awards are granted to certain employees at no cost. The awards vest after two and a half to three years and there are no performance criteria attached. The fair value of these awards is determined based on the closing share price on the day of grant, after deducting the expected future dividend yield of 4.5% (2015 – 5.7%; 2014 – 5.2%) over the duration of the award.

Number of shares and ADS issuable	Shares Number (000)	Weighted fair value	ADS Number (000)	Weighted fair value
At 1 January 2014	31,067		20,838

Awards granted	12,410	£12.65	7,842	$41.56

Awards exercised	(9,642)		(6,787)

Awards cancelled	(923)		(666)

At 31 December 2014	32,912		21,227

Awards granted	13,019	£11.57	7,198	$35.66

Awards exercised	(11,476)		(8,878)

Awards cancelled	(1,878)		(2,027)

At 31 December 2015	32,577		17,520

Awards granted	12,983	£14.97	6,589	$39.18

Awards exercised	(11,198)		(6,214)

Awards cancelled	(1,507)		(812)

At 31 December 2016	32,855		17,083

Performance Share Plan

Under the Performance Share Plan, share awards are granted to Directors and senior executives at no cost. The percentage of each award that vests is based upon the performance of the Group over a defined measurement period with dividends reinvested during the same period. For awards granted from 2014 to Directors and members of the CET, the performance conditions are based on three equally weighted measures over a three year performance period. These are adjusted free cash flow, TSR and R&D new product performance.

For those awards made to all other eligible employees the performance conditions are based on both GSK’s EPS growth compared with the increase in the UK Retail Prices Index over the three year measurement period and adjusted free cash flow. In addition, some businesses have an element of their award based on a strategic or operational business measure, over a three year measurement period, specific to the employee’s business area.

The fair value of the awards is determined based on the closing share price on the day of grant. For TSR performance elements, this is adjusted by the likelihood of that condition being met, as assessed at the time of grant.

During 2016, awards were made of 4.6 million shares at a weighted fair value of £11.01 and 1.2 million ADS at a weighted fair value of $31.78. At 31 December 2016, there were outstanding awards over 13.2 million shares and 3.3 million ADS.

Share options and savings-related options

For the purposes of valuing savings-related options to arrive at the share based payment charge, a Black-Scholes option pricing model has been used. The assumptions used in the model are as follows:

	2016 Grant	2015 Grant	2014 Grant

Risk-free interest rate	0.32%	0.88%	0.7%

Dividend yield	4.9%	6.5%	5.8%

Volatility	23%	21%	19%

Expected life	3 years	3 years	3 years

Savings-related options grant price (including 20% discount)	£12.95	£10.14	£11.31

224	GSK Annual Report 2016

Notes to the financial statements continued

43. Employee share schemes continued

Options outstanding	Share option schemes – shares			Share option schemes – ADS			Savings-related share option schemes
	Number 000		Weighted exercise price	Number 000		Weighted exercise price	Number 000		Weighted exercise price

At 31 December 2016	6,133		£12.37	7,547		$47.06	6,267		£10.89

Range of exercise prices on options outstanding at year end	£11.47	–	£14.88	$33.42	–	$58.00	£10.13	–	£12.95

Weighted average market price on exercise during year			£15.85			$42.08			£14.93

Weighted average remaining contractual life			1.8 years			1.1 years			2.5 years

Options over 1.3 million shares were granted during the year under the savings-related share option scheme at a weighted average fair value of £2.69. At 31 December 2016, 6.1 million of the savings-related share options were not exercisable. All of the other share options and ADS options are currently exercisable and all will expire if not exercised on or before 22 July 2020.

There has been no change in the effective exercise price of any outstanding options during the year.

Employee Share Ownership Plan Trusts

The Group sponsors Employee Share Ownership Plan (ESOP) Trusts to acquire and hold shares in GlaxoSmithKline plc to satisfy awards made under employee incentive plans and options granted under employee share option schemes. The trustees of the ESOP Trusts purchase shares with finance provided by the Group by way of loans or contributions. In 2016, Treasury shares with a carrying value of £466 million were purchased by the UK ESOP Trust to satisfy future awards. The costs of running the ESOP Trusts are charged to the income statement. Shares held by the ESOP Trusts are deducted from other reserves and amortised down to the value of proceeds, if any, receivable from employees on exercise by a transfer to retained earnings. The trustees have waived their rights to dividends on the shares held by the ESOP Trusts.

Shares held for share award schemes	2016	2015
Number of shares (000)	42,571	29,662

	£m	£m
Nominal value	11	7
Carrying value	285	74
Market value	665	407

Shares held for share option schemes	2016	2015
Number of shares (000)	139	139

	£m	£m
Nominal value	–	–
Carrying value	1	1
Market value	2	2

44. Post balance sheet events

On 28 February 2017, GSK completed the sale of its anaesthesia portfolio to Aspen, excluding the US and Canada markets, for £180 million together with milestones of up to £100 million.

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45. Principal Group companies

The following represent the principal subsidiaries and their countries of incorporation of the Group at 31 December 2016. The equity share capital of these entities is wholly owned by the Group except where its percentage interest is shown otherwise. All companies are incorporated in their principal country of operation except where stated.

England	US
Glaxo Group Limited	Block Drug Company, Inc. (63.5%)

Glaxo Operations UK Limited	Corixa Corporation

GlaxoSmithKline Capital plc	GlaxoSmithKline Capital Inc.

GlaxoSmithKline Consumer Healthcare Holdings Limited (63.5%)	GlaxoSmithKline Consumer Healthcare, L.P. (55.9%)

GlaxoSmithKline Consumer Healthcare (UK) Trading Limited (63.5%)	GlaxoSmithKline Holdings (Americas) Inc.

GlaxoSmithKline Export Limited	GlaxoSmithKline LLC

GlaxoSmithKline Finance plc	Human Genome Sciences, Inc.

GlaxoSmithKline Holdings Limited *	Novartis Consumer Health, Inc. (63.5%)

GlaxoSmithKline Research & Development Limited	Stiefel Laboratories, Inc.

GlaxoSmithKline Services Unlimited *	ViiV Healthcare Company (78.3%)

GlaxoSmithKline UK Limited

Setfirst Limited

SmithKline Beecham Limited

ViiV Healthcare Limited (78.3%)

ViiV Healthcare UK Limited (78.3%)

Europe	Others
GlaxoSmithKline Biologicals SA (Belgium)	GlaxoSmithKline Argentina S.A. (Argentina)

GlaxoSmithKline Pharmaceuticals SA (Belgium)	GlaxoSmithKline Australia Pty Ltd (Australia)

GlaxoSmithKline Biologicals S.A.S. (France)	GlaxoSmithKline Consumer Healthcare Australia Pty Ltd (Australia) (63.5%)

GlaxoSmithKline Sante Grand Public SAS (France) (63.5%)	GlaxoSmithKline Brasil Limitada (Brazil)

Laboratoire GlaxoSmithKline (France)	GlaxoSmithKline Consumer Healthcare Inc. (Canada) (63.5%)

ViiV Healthcare SAS (France) (78.3%)	GlaxoSmithKline Inc. (Canada)

GlaxoSmithKline Consumer Healthcare GmbH & Co. KG	ID Biomedical Corporation of Quebec (Canada)

(Germany) (63.5%)	GlaxoSmithKline Limited (China (Hong Kong))

GlaxoSmithKline GmbH & Co. KG (Germany)	Sino-American Tianjin Smith Kline & French Laboratories Ltd (China) (34.9%)

GSK Vaccines GmbH (Germany)	GlaxoSmithKline Consumer Healthcare Limited (India) (72.5%)

GlaxoSmithKline Consumer Healthcare S.p.A. (Italy) (63.5%)	GlaxoSmithKline Pharmaceuticals Limited (India) (75%)

GlaxoSmithKline S.p.A. (Italy)	GlaxoSmithKline Consumer Healthcare Japan K.K. (Japan) (63.5%)

GSK Vaccines S.r.l. (Italy)	GlaxoSmithKline K.K. (Japan)

GlaxoSmithKline B.V. (Netherlands)	ViiV Healthcare Kabushiki Kaisha (Japan) (78.3%)

GlaxoSmithKline Pharmaceuticals S.A. (Poland)	GlaxoSmithKline Pakistan Limited (Pakistan) (82.6%)

GSK Services Sp z o.o. (Poland)	Glaxo Wellcome Manufacturing Pte Ltd. (Singapore)

GlaxoSmithKline Trading Services Limited (Republic of Ireland) (i)	GlaxoSmithKline Korea Limited (Republic of Korea)

GlaxoSmithKline S.A. (Spain)	GlaxoSmithKline llaclari Sanayi ve Ticaret A.S. (Turkey)

Laboratorios ViiV Healthcare, S.L. (Spain) (78.3%)

Novartis Consumer Health S.A. (Switzerland) (63.5%)

(i)	Exempt from the provisions of section 347 and 348 of the Companies Act 2014 (Ireland), in accordance with the exemptions noted in Section 357 of that Act. Further subsidiaries, as disclosed on pages 272 to 282, are exempt from these provisions as they are also consolidated in the group financial statements.

*	Directly held wholly owned subsidiary of GlaxoSmithKline plc.

The subsidiaries and associates listed above principally affect the figures in the Group’s financial statements. Each of GlaxoSmithKline Capital Inc. and GlaxoSmithKline Capital plc is a wholly-owned finance subsidiary of the company, and the company has fully and unconditionally guaranteed the securities issued by each of GlaxoSmithKline Capital Inc. and GlaxoSmithKline Capital plc.

See pages 272 to 282 for a complete list of subsidiary undertakings, associates and joint ventures, which form part of these financial statements.

226	GSK Annual Report 2016

Notes to the financial statements continued

46. Legal proceedings

The Group is involved in significant legal and administrative proceedings, principally product liability, intellectual property, tax, anti-trust and governmental investigations, as well as related private litigation. The most significant of these matters, other than tax matters, are described below. The Group makes provision for these proceedings on a regular basis as summarised in Note 2, ‘Accounting principles and policies’ and Note 29, ‘Other provisions’. The Group may become involved in significant legal proceedings in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from ultimate resolution of the proceedings. In these cases, appropriate disclosures about such cases would be included in this note, but no provision would be made for the cases.

With respect to each of the legal proceedings described below, other than those for which a provision has been made, the Group is unable to make a reliable estimate of the expected financial effect at this stage. The Group does not believe that information about the amount sought by the plaintiffs, if that is known, would be meaningful with respect to those legal proceedings. This is due to a number of factors, including, but not limited to, the stage of proceedings, the entitlement of parties to appeal a decision and clarity as to theories of liability, damages and governing law.

Legal expenses incurred and provisions related to legal claims are charged to selling, general and administration costs. Provisions are made, after taking appropriate legal and other specialist advice, where an outflow of resources is considered probable and a reliable estimate can be made of the likely outcome of the dispute. For certain product liability claims, the Group will make a provision where there is sufficient history of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims. At 31 December 2016, the Group’s aggregate provision for legal and other disputes (not including tax matters described in Note 14, ‘Taxation’) was £344 million. The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations.

The Group’s position could change over time, and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed by a material amount the amount of the provisions reported in the Group’s financial statements. If this were to happen, it could have a material adverse impact on the results of operations of the Group in the reporting period in which the judgements are incurred or the settlements entered into.

Intellectual property

Intellectual property claims include challenges to the validity and enforceability of the Group’s patents on various products or processes as well as assertions of non-infringement of those patents. A loss in any of these cases could result in loss of patent protection for the product at issue. The consequences of any such loss could be a significant decrease in sales of that product and could materially affect future results of operations for the Group.

Advair HFA, Flovent HFA, Ventolin HFA

On 29 September 2015, Mylan Pharmaceuticals (Mylan) filed a petition for an Inter Partes Review (IPR) with the United States Patent and Trademark Office (USPTO) seeking to invalidate a patent, U.S. Patent No. 6,743, 413 (‘413 patent’). The ‘413 patent claims a method of treatment with a formulation containing an active medication and a propellant known as 134a, substantially free of surfactant, and its use in the hydrofluoroalkane (HFA) metered dose inhalers for Advair, Flovent and Ventolin. The Group exclusively licenses the patent from 3M and has the first right to enforce and defend it. The patent, which expires on 1 December 2021, is listed in the Orange Book. On 14 November 2016, the Group entered into a settlement agreement with Mylan resolving the IPR. The terms of the settlement agreement are confidential. The patent that was the subject of the IPR and settlement is one of a number of patents covering Advair, Flovent and Ventolin and their use in HFA metered dose inhalers.

On 15 February 2017, the Group received a Paragraph IV certification from Teva for Flovent HFA. This is the first Paragraph IV certification the Group has received from a generic pharmaceutical company seeking to make an AB rated version of Flovent HFA. Three patents are at issue. Teva alleges that their generic version of Flovent will not infringe two patents directed to actuation indicators listed in the Orange Book. Teva also alleges that the ‘413 patent, which was the subject of the Mylan IPR proceeding that was settled in November 2016, is not valid. The Group is evaluating Teva’s Paragraph IV certification. The deadline for filing a patent infringement suit that would trigger a ‘30-month stay’ (a statutory preclusion of ANDA approval for the generic product for 30 months from the date of the Group’s receipt of notice of the Paragraph IV certification) under the Hatch-Waxman Act is 2 April 2017.

Bexsero/Men B vaccines

Following its acquisition of the Novartis Vaccine business, the Group has taken over litigation originally filed by Novartis against Pfizer, Inc. (Pfizer) in the UK, Italy and the United States related to meningococcal B (Men B) vaccines. On 18 February 2015, Novartis filed suit against Pfizer in the UK High Court (Patents Court) for a declaration that a European patent owned by Pfizer was not infringed by Bexsero and was invalid. Pfizer filed a Statement of Defence on 27 May 2015 and counterclaimed for infringement. Trial was held on 8-18 March 2016, and on 5 May 2016, the judge ruled that Pfizer’s patent was valid and infringed by the Bexsero product. The Group has appealed the decision, and the appeal hearing is expected to be heard in the week of 12 December 2017.

On 18 February 2015, Novartis filed suit against Pfizer in the Court of Rome for a declaration that a European patent owned by Pfizer was not infringed by Bexsero and was invalid. The Group has assumed responsibility for this matter. The Group is also prosecuting a lawsuit against Pfizer, originally filed by Novartis, for a declaration that a European patent issued to Pfizer related to meningitis B vaccines is not infringed by Bexsero. Pfizer has counterclaimed seeking a declaration that Bexsero infringes their patents and an order for damages. The Group is actively pursuing these actions.

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Investor information

46. Legal proceedings continued

On 18 February 2015, Novartis filed suit against Pfizer in the US District Court for the District of New Jersey for patent infringement. The complaint asserts six patents against Pfizer, alleging that Pfizer’s sale of Trumenba infringes those patents. On 27 April 2015, the Group filed a First Amended Complaint against Pfizer reasserting the six patents originally asserted by Novartis, but also asserting one additional recently-granted patent. The Group filed a Second Amended Complaint on 15 March 2016 asserting an additional five patents covering Trumenba against Pfizer. No dates have been set for summary judgement motions or trial.

On 25 July 2016, Pfizer filed a suit with the UK High Court against the Group, Novartis, and the Craig Venter Institute, seeking to invalidate six UK patents owned by the Group that have relevance to Pfizer’s Trumenba. These six patents, formerly owned by Novartis, have also been opposed in the European Patent Office (EPO) by Pfizer. Two of the six patents were revoked by the EPO Opposition Division. However, in September 2016, one of the patents was upheld by the EPO Board of Appeal and another one was upheld by the EPO Opposition Division. The Group believes that Trumenba infringes both of these patents. Two trials have been set to cover the patents in issue. The first trial date is January 2018 and the second trial date is February 2018.

On 12 October 2016, the Group filed suit seeking injunctive relief against Pfizer in Ireland claiming infringement of four Group patents (including the Group patent upheld by the EPO Board of Appeals in September, 2016 and the other patent maintained in the first instance) by virtue of its manufacture of Trumenba and its proposed commercialisation in Ireland. The Group’s application to enter the Commercial Division of the Irish High Court in order to expedite the case was successful. The hearing is likely to be scheduled for Q3 2017.

On 12 October 2016, the same day that the Group filed suit against Pfizer in the UK and Ireland, the Group filed suit in Austria seeking injunctive relief against Boehringer Ingelheim (BI), Pfizer’s contract manufacturer of the antigens for Trumenba, claiming infringement of a Group patent upheld by the EPO Board of Appeal in September 2016. BI has filed a response to the complaint. The trial is likely to be scheduled for some time in 2017.

On 25 November 2016, Pfizer filed suit in the Canadian Federal Court against the Group for infringement of a Pfizer Canadian patent covering Trumemba. Pfizer seeks damages but is not seeking an injunction. The trial is not likely to occur before 2019.

Coreg CR

Mylan sent a Paragraph IV certification, dated 26 August 2015, to the Group and Flamel Ireland Ltd. (Flamel) stating that it had submitted an Abbreviated New Drug Application (ANDA) to the US Food and Drug Administration (FDA) seeking approval of a generic version of Coreg CR. The notice asserted that the patents listed in the Orange Book for Coreg CR were either invalid or not infringed by Mylan’s product. On 9 October 2015, Flamel filed a civil complaint in the US District Court for the Northern District of West Virginia alleging that Mylan’s product infringes Flamel’s Orange Book-listed extended release formulation patent which expires on 11 March 2026. The Group is the exclusive licensee of this patent for Coreg CR. Mylan answered on 18 December 2015, asserting that Flamel’s patent was invalid or not infringed. Mylan also filed a third party complaint against the Group requesting a declaration that the Group’s patent on carvedilol phosphate hemihydrate was invalid or not infringed. On 2 December 2016, the parties settled the matter on terms that are confidential.

Kivexa

The patent covering the combination of lamivudine and abacavir for Kivexa and the corresponding Supplementary Protection Certificates (SPCs) were challenged independently by Teva and Mylan in several major European markets. These challenges have been withdrawn pursuant to a confidential settlement agreement with Teva dated 18 May 2015 and a confidential settlement agreement with Mylan dated 10 May 2016.

In Q3 2016, challenges to the validity of the SPC for the combination patent for Kivexa were brought in Germany by Betapharm (Dr. Reddy’s), Hexal (Sandoz) and Hormosan (Lupin). ViiV Healthcare commenced proceedings for injunctive relief against all three companies. ViiV Healthcare’s application for injunctive relief against Hexal was denied. On 10 October 2016, a confidential settlement agreement was reached with Dr. Reddy’s covering a number of European markets. Pursuant to this agreement, the German actions involving Betapharm have been withdrawn. No trial dates have been set for the Hexal or Hormosan actions.

Sandoz also has filed nullity actions in Austria, Germany, Spain and Sweden in September and October 2016 alleging that the Kivexa SPC was invalid because the underlying patent covering the combination of lamivudine and abacavir was invalid. Sandoz launched an abacavir/lamivudine product in Austria, Spain and Sweden. ViiV Healthcare has commenced proceedings for injunctive relief in Austria and Sweden, with decisions on injunctive relief expected in the first half of 2017. ViiV Healthcare also has counterclaimed for infringement within the nullity action in Spain. No trial dates have been set in these jurisdictions.

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Notes to the financial statements continued

46. Legal proceedings continued

DOC Generici filed an action in September 2016 in the Court of Rome seeking a declaration that the Italian SPC covering Kivexa was invalid because it is based upon the invalid combination patent. Company Eurogenerics has joined the action. No trial date has been set.

In Portugal, ViiV Healthcare initiated arbitration proceedings against Lupin, Vale Pharmaceuticals and Zentiva under the patent covering the combination of lamivudine and abacavir. All three companies had filed for marketing approval for a generic version of Kivexa. Sandoz joined the proceedings as the future holder of the Lupin marketing approval. No arbitration date has yet been scheduled in any of these actions.

In December 2016, Accord Healthcare Ltd. (Accord) filed a revocation action against the SPC in the UK. The action has been resolved in a confidential settlement between Accord and the Group. In February 2017, Kyowa Pharmaceuticals filed a nullity action relating to Kivexa in Japan. ViiV Healthcare is evaluating its options with regard to this action.

Lexiva

On 4 February 2016, Lupin filed a petition in the US Patent and Trademark Office (USPTO) seeking to challenge the validity of the patent claims covering Lexiva in an Inter Partes Review (IPR). This is the second petition for IPR that Lupin has filed against this patent. In the earlier petition, the USPTO instituted an IPR on broad claims in the patent, but denied instituting a challenge to the specific claims to Lexiva, which are now being challenged. The patent expires on 24 June 2018. On 2 August 2016, the USPTO granted the petition and instituted a trial on the remaining claims in the Lexiva patent. An oral hearing is scheduled for 5 April 2017. Under the relevant rules, the USPTO must issue a decision on the IPR by 2 August 2017.

Additionally, on 9 February 2017, Lupin sent ViiV Healthcare a Paragraph IV certification under the Hatch-Waxman Act alleging that the patent covering Lexiva is not valid. The patent expires on 24 December 2017 and has pediatric exclusivity extending to 24 June 2018. ViiV Healthcare is evaluating the certification.

Product liability

Pre-clinical and clinical trials are conducted during the development of potential products to determine the safety and efficacy of products for use by humans following approval by regulatory bodies. Notwithstanding these efforts, when drugs and vaccines are introduced into the marketplace, unanticipated safety issues may become, or be claimed by some to be, evident. The Group is currently a defendant in a number of product liability lawsuits related to the Group’s Pharmaceutical, Vaccine and Consumer Healthcare products. The Group has been able to make a reliable estimate of the expected financial effect of the matters discussed in this category and has included a provision, as appropriate, for the matters below in the provision for legal and other disputes. Matters for which the Group has made a provision are also noted in Note 29, ‘Other provisions’.

Avandia

The Group has been named in product liability lawsuits on behalf of individuals asserting personal injury claims arising out of the use of Avandia. Economic loss actions have also been filed, seeking restitution and penalties under consumer protection and other laws. The federal cases filed against the Group are part of a multi-district litigation proceeding pending in the US District Court for the Eastern District of Pennsylvania (the ‘MDL Court’). Cases have also been filed in a number of state courts. In addition, the County of Santa Clara, California, has brought an action on behalf of California residents which is pending in the MDL Court, alleging violations of California’s False Advertising Act and seeking restitution, damages, and civil penalties.

As of February 2017, the Group has reached agreements to settle the substantial majority of federal and state cases pending in the US.

There are four purported class actions in the US seeking economic damages on behalf of third party payers (TPPs) asserting claims arising under various state and federal laws, including the Racketeer Influenced and Corrupt Organizations Act (RICO), state unfair trade practices and/or consumer protection laws. The MDL Court has consolidated these four actions for pre-trial proceedings, and has appointed a Plaintiffs Steering Committee. The Group was successful in obtaining an initial case management order that requires the four named plaintiffs to produce documentation relating to the merits of their claims. Two of the four named plaintiffs have filed motions to dismiss voluntarily their claims, which the Group has opposed in order to require these plaintiffs to comply with their discovery obligations. The Group has filed a motion for summary judgement on the basis of pre-emption in the TPP actions. Oral argument on the motions was heard on 13 February 2017, and the Court has taken the matter under advisement.

In the Santa Clara County action, the Group has pending a motion for summary judgement on the basis of pre-emption and also is seeking partial summary judgement on the County’s restitution claim. However, no decision is expected until the MDL Court first disposes of Santa Clara’s motion to dismiss based on lack of federal jurisdiction. Oral argument was heard on 12 November 2015 on Santa Clara’s motion to dismiss for lack of jurisdiction. The Court has not yet issued its decision.

There are fifteen class actions in Canada, two of which are active. In the two active cases, class certification hearings were held. On 7 December 2016, the court issued a decision certifying a nationwide class of all users of Avandia. The Group has filed a notice of intent to appeal.

229	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

46. Legal proceedings continued

Seroxat/Paxil and Paxil CR

The Group has received numerous lawsuits and claims alleging that use of Paxil (paroxetine) has caused a variety of injuries. Most of these lawsuits contain one or more of the following allegations: (i) that use of Paxil during pregnancy caused congenital malformations or persistent pulmonary hypertension; (ii) that Paxil treatment caused patients to commit suicidal or violent acts; and (iii) that the Group failed to warn that patients could experience certain symptoms on discontinuing Paxil treatment.

–	Pregnancy

The Group has reached agreements to settle the majority of the US claims relating to the use of Paxil during pregnancy as of February 2017, but a number of claims related to use during pregnancy are still pending in various courts in the US. Other matters have been dismissed without payment.

There are nine cases pending in the Philadelphia, Pennsylvania Mass Tort Program (MTP). Rader v. GSK went to trial on 17 March 2016. On 4 April 2016, the judge presiding over the trial granted the Group’s motion for non-suit, ending the trial in the Group’s favour when he ruled that the plaintiff failed to introduce the necessary evidence to proceed. On 17 June 2016, the court denied plaintiff’s motion for post-trial relief, which sought a new trial. Plaintiff’s appeal was docketed on 19 July 2016 and is proceeding.

Following their loss in Rader, plaintiffs’ counsel asked the MTP Court to stay the remaining eight cases until an issue in Rader was addressed by the Pennsylvania appellate courts. The Group opposed that request. On 19 April 2016, the MTP Court granted plaintiffs’ counsel’s request and entered an Order staying all the cases until the resolution of the Rader appeal. The Group then moved to lift the Order granting the stay, arguing that a host of dispositive issues in these cases did not depend on the outcome of the Rader appeal. The Court denied the Group’s motions on

13 July 2016.

There are eight cases pending in a single California state court pursuant to a coordination order. Motions to quash for personal jurisdiction and forum non conveniens were denied. On 6 December 2016, the Group filed writs seeking review by the California Court of Appeals. The court has not yet issued a ruling.

Fourteen cases were filed in state court in St. Louis, Missouri. The Group removed each of the cases to the Federal Court for the Eastern District of Missouri and, concurrently, filed motions to dismiss for lack of personal jurisdiction, or in the alternative, to transfer to the federal court in the plaintiffs’ respective home states. As of 15 February 2017, all fourteen cases have been dismissed.

On 10 October 2016, the parties agreed to a settlement of the 65-plaintiff case in state court in St. Louis, Missouri. In Meyers, the denial of the Group’s motion to dismiss on personal jurisdiction grounds was affirmed by the Illinois appellate court. In El-Massri, the Connecticut federal court granted the Group’s motion for summary judgement on 1 February 2017. The Kiker case that had been set for trial on 21 January 2017 was settled.

In Canada, the Bartram action, which was certified as a national class action in British Columbia, was settled in December 2016, eliminating the need for a trial. The Singh action in Alberta, also a proposed national class action, seeks to certify a class relating to birth defects generally. A hearing on the motion to certify this class, previously scheduled for early 2015, was adjourned at plaintiffs’ request so that additional evidence could be filed. A revised hearing date has not been set, but is likely to be in mid-2017. There is also one inactive proposed national class action in British Columbia (Wakeman). A new class action, Jensen, alleging Paxil (and other SSRI) use and autism was filed in Saskatchewan in January 2017.

–	Acts of violence

As of February 2017, there were six pending claims or cases concerning allegations that patients who took paroxetine or Paxil committed or attempted to commit suicide or acts of violence: five claims or cases are in the US and one case is in Canada. Trial on one of the US cases, Dolin, begins on 14 March 2017 in federal court in Chicago, Illinois.

–	Discontinuation

In the UK, one hundred and three cases remain. These were the subject of a hearing held on 14 December 2015. The judgement from the hearing was published on 4 February 2016 and allowed the remaining claims to continue under court management. Further case management conferences were held on 29 July 2016 and 23 February 2017 and a new timetable ordered for the proceedings.

Zofran

Plaintiffs allege that their children suffered birth defects as a result of the mothers’ ingestion of Zofran and/or generic ondansetron for pregnancy-related nausea and vomiting. Plaintiffs assert that the Group sold Zofran knowing it was unsafe for pregnant women, failed to warn of the risks, and illegally marketed Zofran “off-label” for use by pregnant women. As of February 2017, the Group is a defendant in 312 personal injury lawsuits in the US. Three hundred and two of the cases are part of a multi-district litigation proceeding (MDL) in the District of Massachusetts. The MDL cases are in discovery. On 27 January 2016, the MDL court issued an order denying the Group’s motion to dismiss all claims of the grounds that they are pre-empted under federal law. The Group may renew the motion at a later date. The MDL continues with monthly status conferences where issues such as the sufficiency of the pleadings and the scope of discovery will be addressed. The Group continues to seek the dismissal of individual cases as appropriate.

There has been no significant activity in 2016 in the ten state court cases in the US, eight of which are located in California. The Group is also a defendant in four proposed class actions in Canada. There has been no significant activity in 2016 in the Canadian class actions.

230	GSK Annual Report 2016

Notes to the financial statements continued

46. Legal proceedings continued

Sales and marketing and regulation

The Group’s marketing and promotion of its Pharmaceutical and Vaccine products are the subject of certain governmental investigations and private lawsuits brought by litigants under various theories of law. The Group has been able to make a reliable estimate of the expected financial effect of the matters discussed in this category, and has included a provision for such matters in the provision for legal and other disputes, except as noted below. Matters for which the Group has made a provision are also noted in Note 29, ‘Other provisions’.

SEC/DOJ and SFO Anti-corruption enquiries

On 30 September 2016, the Group reached a global resolution with the US Securities and Exchange Commission (SEC) regarding the SEC’s investigation under the US Foreign Corrupt Practices Act (FCPA) into the Group’s commercial practices in countries outside of the US. As part of the resolution, the Group agreed to pay a civil penalty of $20 million to the US Government. The US Department of Justice (DOJ) also confirmed that it had concluded its investigation into the Group’s commercial practices and would take no action against the Group. The SEC and DOJ investigations were initiated as part of an industry-wide inquiry in 2010 into whether pharmaceutical companies had violated the US FCPA. The Group agreed to the resolution without admitting or denying the SEC’s allegations.

On 27 May 2014, the UK Serious Fraud Office (SFO) began a formal criminal investigation into the Group’s commercial operations in a number of countries, including China. The SFO has requested information from the Group on its commercial operations in these countries. The Group is responding to the SFO’s requests. The Group is unable to make a reliable estimate of the expected financial effect of these investigations, and no provision has been made for them.

US Vaccines subpoena

On 25 February 2016, the Group received a subpoena from the US Attorney’s Office for the Southern District of New York requesting documents relating to the Group’s Vaccines business. The Group is responding to the subpoena. The Group is unable to make a reliable estimate of the expected financial effect of this matter, and no provision has been made for it.

US subpoena relating to Imitrex and Amerge

On 7 March 2016, the Group received a subpoena from the US Attorney’s Office for the Southern District of New York requesting documents relating to the Group’s US contracts for Imitrex and Amerge. The Group is responding to the subpoena. The Group is unable to make a reliable estimate of the expected financial effect of this matter, and no provision has been made for it.

Avandia

The Group is defending an action by the County of Santa Clara, California, which was brought under California’s consumer protection laws seeking civil penalties and restitution as a result of the Group’s marketing of Avandia. The Group has filed a number of dispositive motions which are pending before the MDL Court. The County of Santa Clara recently has filed a motion to dismiss the action from federal court for lack of federal jurisdiction. This motion has been briefed and argued by the parties.

Average wholesale price

The Attorney General in Illinois filed suit against the Group and a number of other pharmaceutical companies claiming damages and restitution due to average wholesale price (AWP) and/or wholesale acquisition cost (WAC) price reporting for pharmaceutical products covered by the state’s Medicaid programmes. The case alleges that the Group reported or caused to be reported false AWP and WAC prices, which, in turn, allegedly caused the state Medicaid agency to reimburse providers more money for covered medicines than the agency intended. The state has sought recovery on behalf of itself as payer and on behalf of in-state patients as consumers. The case is ongoing, and no trial date has yet been set.

Cidra third-party payer litigation

On 25 July 2013, a number of major US healthcare insurers filed suit against the Group in the Philadelphia, Pennsylvania County Court of Common Pleas seeking compensation for reimbursements they made for medicines manufactured at the Group’s former Cidra plant in Puerto Rico. These insurers claim that the Group knowingly and illegally marketed and sold adulterated drugs manufactured under conditions non-compliant with cGMP (current good manufacturing practices) and that they, as third-party insurers, were unlawfully induced to pay for them. The suit alleges both US federal and various state law causes of action. The Court denied the Group’s motion to dismiss, and discovery is scheduled to be completed in 2017, with trial expected to be scheduled sometime in 2018.

Anti-trust/competition

Certain governmental actions and private lawsuits have been brought against the Group alleging violation of competition or anti-trust laws. The Group has been able to make a reliable estimate of the expected financial effect of the matters discussed in this category and has included a provision for such matters in the provision for legal and other disputes, except as noted below. Matters for which the Group has made a provision are also noted in Note 29, ‘Other provisions’.

UK Competition and Markets Authority investigation

On 12 February 2016, the UK Competition and Markets Authority (CMA) issued a decision fining the Group and two other pharmaceutical companies for infringement of the Competition Act. The CMA imposed a fine of £37.6 million on the Group, as well as fines totalling £7.4 million against the other companies. This relates to agreements to settle patent disputes between the Group and potential suppliers of generic paroxetine formulations, entered between 2001 and 2003. The Group terminated the agreements at issue in 2004. The Group believes it has strong grounds to appeal the CMA’s finding to the Competition Appeal Tribunal (CAT) such that the fine is overturned or substantially reduced. The appeal to the CAT is due to commence on 28 March 2017. No provision has been made for this matter.

231	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

46. Legal proceedings continued

Lamictal

Purported classes of direct and indirect purchasers filed suit in the US District Court for the District of New Jersey alleging that the Group and Teva Pharmaceuticals unlawfully conspired to delay generic competition for Lamictal, resulting in overcharges to the purchasers, by entering into an allegedly anti-competitive reverse payment settlement to resolve patent infringement litigation. A separate count accuses the Group of monopolising the market. On 26 June 2015, the Court of Appeals reversed the trial court’s decision to dismiss the case and remanded the action back to the trial court. On 26 October 2015, the trial court denied the Group’s motion for a stay and set a schedule for early dispositive motions and discovery. The Group filed a petition for certiorari with the US Supreme Court on 19 February 2016. On 7 November 2016, the US Supreme Court denied the Group’s petition for certiorari. In the trial court, on 22 March 2016, the Group’s motion for judgement on the pleadings was granted in large part, dismissing, on statute of limitations grounds, most of the claims alleged by the purported indirect purchaser class. On 18 May 2016, the trial court denied the indirect purchaser class plaintiffs’ motion for reconsideration. As a result, the indirect purchaser class representatives have agreed to a settlement to exit the case and resolve their remaining claims. Terms of the settlement are confidential. The case will continue to move forward with document production and witness depositions with regard to the claims of the direct purchasers.

Wellbutrin XL

Plaintiffs claimed anti-trust injury related to allegedly sham patent litigation filed by Biovail against generic companies pursuing ANDAs for generic Wellbutrin XL. The Group initially was named as a party plaintiff in two patent infringement actions but later withdrew from those matters. The Group was not a party in the remaining two patent infringement actions relating to Wellbutrin XL. Plaintiffs alleged that a conspiracy to delay generic approval existed between Biovail and the Group, but the Court granted summary judgement in favour of the Group on those claims. The sole remaining claims in the matter relate to plaintiffs’ allegations that the Group entered into an anti-competitive reverse payment settlement to resolve the patent infringement litigation. The District Court granted summary judgement in favour of the Group on all claims, and the matter is currently pending on appeal before the US Court of Appeals for the Third Circuit Court.

Commercial and corporate

The Group is a defendant in certain cases which allege violation of US federal securities and ERISA laws. The Group has been able to make a reliable estimate of the expected financial effect of the matters discussed in this category and has included a provision for such matters in the provision for legal and other disputes, except as noted below. Matters for which the Group has made a provision are also noted in Note 29, ‘Other provisions’.

Securities/ERISA class actions – Stiefel

There are currently three outstanding private lawsuits brought by former Stiefel Laboratories, Inc. (Stiefel) employees alleging that Stiefel and its officers and directors violated the US Employee Retirement Income Security Act (ERISA) and federal and state securities laws by inducing Stiefel employees to sell their shares in the employee stock plan back to Stiefel at a greatly undervalued price and without disclosing to employees that Stiefel was about to be sold to the Group.

The Fried case is currently on appeal to the US Court of Appeals for the Eleventh Circuit, with oral argument having taken place in February 2016. Stiefel won a complete defence verdict in this matter at a jury trial in federal court in Florida in October 2013 and the plaintiff appealed. Trial of a second Florida case has been stayed pending resolution of the Fried matter. Discovery also continues in a case pending in New York federal court.

In addition to the private litigant suits, on 12 December 2011, the US Securities and Exchange Commission (SEC) filed a formal complaint against Stiefel and Charles Stiefel in the US District Court for the District of Florida alleging that Stiefel and its principals violated federal securities laws by inducing Stiefel employees to sell their shares in the employee stock plan back to the company at a greatly undervalued price and without disclosing to employees that the company was about to be sold. The case had been stayed but was returned to active status in early summer 2015. Since then, the parties engaged in discovery and re-briefed their summary judgement motions at the court’s request. However, although briefing on the motions was completed in July 2016, the court has not yet ruled on the motions.

Environmental matters

The Group has been notified of its potential responsibility relating to past operations and its past waste disposal practices at certain sites, primarily in the US. Some of these matters are the subject of litigation, including proceedings initiated by the US federal or state governments for waste disposal, site remediation costs and tort actions brought by private parties.

The Group has been advised that it may be a responsible party at approximately 21 sites, of which 11 appear on the National Priority List created by the Comprehensive Environmental Response Compensation and Liability Act (Superfund). These proceedings seek to require the operators of hazardous waste facilities, transporters of waste to the sites and generators of hazardous waste disposed of at the sites to clean up the sites or to reimburse the US Government for cleanup costs. In most instances, the Group is involved as an alleged generator of hazardous waste.

Although Superfund provides that the defendants are jointly and severally liable for cleanup costs, these proceedings are frequently resolved on the basis of the nature and quantity of waste disposed of by the generator at the site. The Group’s proportionate liability for cleanup costs has been substantially determined for 18 of the sites referred to above.

The Group’s potential liability varies greatly from site to site. While the cost of investigation, study and remediation at such sites could, over time, be significant, the Group routinely accrues amounts related to its share of the liability for such matters.

232	GSK Annual Report 2016

Financial statements of GlaxoSmithKline plc

prepared under UK GAAP (including FRS 101 ‘Reduced Disclosure Framework’)

Directors’ statement of responsibilities in relation to the company’s financial statements

The Directors are responsible for preparing the parent company, GlaxoSmithKline plc, financial statements and the Remuneration report in accordance with applicable law and regulations.

UK company law requires the Directors to prepare financial statements for each financial year. Under that law the Directors have elected to prepare the parent company financial statements in accordance with United Kingdom Accounting Standards and applicable law (United Kingdom Generally Accepted Accounting Practice). Under company law the Directors must not approve the parent company financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the parent company and its profit or loss for that period.

In preparing those financial statements, the Directors are required to:

–	select suitable accounting policies and then apply them consistently;

–	make judgements and accounting estimates that are reasonable and prudent;

–	state with regard to the parent company financial statements that applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the parent company financial statements; and

–	prepare the financial statements on a going concern basis unless it is inappropriate to presume that the parent company will continue in business.

The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company’s transactions and disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the parent company financial statements and Remuneration report (on pages 111 to 136) comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The parent company financial statements for the year ended 31 December 2016, comprising the balance sheet for the year ended 31 December 2016 and supporting notes, are set out on pages 235 to 238 of this report.

The responsibilities of the auditors in relation to the parent company financial statements are set out in the Independent Auditors’ report on pages 233 to 234.

The financial statements for the year ended 31 December 2016 are included in the Annual Report, which is published in printed form and made available on our website. The Directors are responsible for the maintenance and integrity of the Annual Report on our website in accordance with UK legislation governing the preparation and dissemination of financial statements. Access to the website is available from outside the UK, where comparable legislation may be different.

The Strategic Report and risk sections of the Annual Report, which represent the management report, include a fair review of the development and performance of the business and the position of the company and the Group taken as a whole, together with a description of the principal risks and uncertainties that it faces.

Disclosure of information to auditors

The Directors in office at the date of this Annual Report have each confirmed that:

–	so far as he or she is aware, there is no relevant audit information of which the company’s auditors are unaware; and

–	he or she has taken all the steps that he or she ought to have taken as a Director to make himself or herself aware of any relevant audit information and to establish that the company’s auditors are aware of that information.

This confirmation is given and should be interpreted in accordance with the provisions of section 418 of the Companies Act 2006.

Going concern basis

Having assessed the principal risks and other matters considered in connection with the viability statement, the Directors considered it appropriate to adopt the going concern basis of accounting in preparing the financial statements.

The UK Corporate Governance Code

The Board considers that GlaxoSmithKline plc applies the principles and complies with the provisions of the UK Corporate Governance Code maintained by the Financial Reporting Council, as described in the Corporate Governance section on pages 79 to 110. The Board further considers that the Annual Report, taken as a whole, is fair, balanced and understandable, and provides the information necessary for shareholders to assess the Group’s position and performance, business model and strategy.

As required by the Financial Conduct Authority’s Listing Rules, the auditors have considered the Directors’ statement of compliance in relation to those points of the UK Corporate Governance Code which are specified for their review.

Philip Hampton

Chairman

13 March 2017

233	GSK Annual Report 2016	Strategic report
Independent Auditors’ report		Governance and remuneration
Financial statements
Investor information

to the members of GlaxoSmithKline plc

Report on the parent company financial statements

Our Opinion

In our opinion, GlaxoSmithKline plc’s parent company financial statements (the “financial statements”):

–	give a true and fair view of the state of the parent company’s affairs at

–	31 December 2016;

–	have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and

–	have been prepared in accordance with the requirements of the Companies Act 2006.

What we have audited

The financial statements, included within the Annual Report, comprise:

–	the Company balance sheet at 31 December 2016;

–	the Company statement of changes in equity for the year then ended; and

–	the notes to the financial statements, which include a summary of significant accounting policies and other explanatory information.

Certain required disclosures have been presented elsewhere in the Annual Report, rather than in the notes to the financial statements. These are cross-referenced from the financial statements and are identified as audited. The financial reporting framework that has been applied in the preparation of the financial statements is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), including FRS 101 “Reduced Disclosure Framework”.

Other required reporting

Consistency of other information

Companies Act 2006 opinion

In our opinion, based on the work undertaken in the course of the audit;

–	the information given in the Strategic Report and the Directors’ Report for the financial year for which the financial statements are prepared is consistent with the financial statements; and

–	the Strategic Report and the Directors’ Report have been prepared in accordance with applicable legal requirements.

In addition, in light of the knowledge and understanding of the group and its environment obtained in the course of the audit, we are required to report if we have identified any material misstatements in the Strategic Report and the Directors’ Report. We have nothing to report in this respect.

ISAs (UK & Ireland) reporting

Under International Standards on Auditing (UK and Ireland) (“ISAs (UK & Ireland)”) we are required to report to you if, in our opinion, information in the Annual Report is:

–	materially inconsistent with the information in the audited financial statements; or

–	apparently materially incorrect based on, or materially inconsistent with, our knowledge of the company acquired in the course of performing our audit; or

–	otherwise misleading.

We have no exceptions to report arising from this responsibility.

Adequacy of accounting records and information and explanations received

Under the Companies Act 2006, we are required to report to you if, in our opinion:

–	we have not received all the information and explanations we require for our audit; or

–	adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or

–	the financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns.

We have no exceptions to report arising from this responsibility.

Directors’ remuneration

Under the Companies Act 2006, we are required to report to you if, in our opinion, certain disclosures of directors’ remuneration specified by law are not made. We have no exceptions to report arising from this responsibility.

Directors’ Remuneration report – Companies Act 2006 opinion

In our opinion, the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006.

Other Companies Act 2006 reporting

Under the Companies Act 2006, we are required to report to you if, in our opinion, certain disclosures of directors’ remuneration specified by law are not made. We have no exceptions to report arising from this responsibility.

234	GSK Annual Report 2016

Independent Auditors’ report

to the members of GlaxoSmithKline plc continued

Report on the parent company financial statements continued

Responsibilities for the financial statements and the audit

Our responsibilities and those of the directors

As explained more fully in the Directors’ Statement of Responsibilities set out on page 232 the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view.

Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and ISAs (UK & Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

This report, including the opinions, has been prepared for and only for the company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

What an audit of financial statements involves

We conducted our audit in accordance with ISAs (UK & Ireland). An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of:

–	whether the accounting policies are appropriate to the parent company’s circumstances and have been consistently applied and adequately disclosed;

–	the reasonableness of significant accounting estimates made by the directors; and

–	the overall presentation of the financial statements.

We primarily focus our work in these areas by assessing the directors’ judgements against available evidence, forming our own judgements, and evaluating the disclosures in the financial statements.

We test and examine information, using sampling and other auditing techniques, to the extent we consider necessary to provide a reasonable basis for us to draw conclusions. We obtain audit evidence through testing the effectiveness of controls, substantive procedures or a combination of both.

In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material mis-statements or inconsistencies, we consider the implications for our report. With respect to the Strategic Report and Directors’ Report, we consider whether those reports include the disclosures required by applicable legal requirements.

Other matters

We have reported separately on the Group financial statements of GlaxoSmithKline plc for the year ended 31 December 2016 and on the information in the Directors’ Remuneration Report that is described as having been audited.

The company has passed a resolution in accordance with section 506 of the Companies Act 2006 that the senior statutory auditor’s name should not be stated.

PricewaterhouseCoopers LLP

Chartered Accountants and Statutory Auditors

London

13 March 2017

235	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Company balance sheet – UK GAAP		Investor information

(including FRS 101 ‘Reduced Disclosure Framework’) as at 31 December 2016

	Notes	2016 £m	2016 £m	2015 £m	2015 £m
Fixed assets – investments	F		20,236		20,096

Current assets:

Trade and other receivables	G		2,128		6,635

Cash at bank			12		2
Total current assets			2,140		6,637

Bank overdrafts			(10)		–

Trade and other payables	H		(555)		(671)
Total current liabilities			(565)		(671)
Net current assets			1,575		5,966

Total assets less current liabilities			21,811		26,062

Provisions	I		(23)		(40)

Other non-current liabilities	J		(534)		(398)
Net assets			21,254		25,624

Capital and reserves

Called up share capital	K		1,342		1,340

Share premium account	K		2,954		2,831

Other reserves			1,420		1,420

Retained earnings:

At 1 January		20,033		23,251

(Loss)/profit for the year		(111)		656

Other changes in retained earnings		(4,384)		(3,874)

	L		15,538		20,033

Equity shareholders’ funds			21,254		25,624

The financial statements on pages 235 to 238 were approved by the Board on 13 March 2017 and signed on its behalf by

Philip Hampton

Chairman

GlaxoSmithKline plc

Registered number: 388879

Company statement of changes in equity

for the year ended 31 December 2016

	Share capital £m	Share premium account £m	Other reserves £m	Retained earnings £m	Total £m
At 1 January 2015	1,339	2,759	1,420	23,251	28,769

Profit attributable to shareholders	–	–	–	656	656

Dividends to shareholders	–	–	–	(3,874)	(3,874)

Shares issued under employee share schemes	1	72	–	–	73

At 31 December 2015	1,340	2,831	1,420	20,033	25,624

Loss attributable to shareholders	–	–	–	(111)	(111)

Dividends to shareholders	–	–	–	(4,850)	(4,850)

Shares issued under employee share schemes	2	87	–	–	89

Treasury shares transferred to the ESOP Trust	–	36	–	466	502

At 31 December 2016	1,342	2,954	1,420	15,538	21,254

236	GSK Annual Report 2016

Notes to the company balance sheet – UK GAAP

(including FRS 101 ‘Reduced Disclosure Framework’)

A) Presentation of the financial statements

Description of business

GlaxoSmithKline plc is the parent company of GSK, a major global healthcare group which is engaged in the creation and discovery, development, manufacture and marketing of pharmaceutical products, including vaccines, over-the-counter (OTC) medicines and health-related consumer products.

Preparation of financial statements

The financial statements, which are prepared using the historical cost convention (as modified to include the revaluation of certain financial instruments) and on a going concern basis, are prepared in accordance with Financial Reporting Standard 101 ‘Reduced Disclosure Framework’ and with UK accounting presentation and the Companies Act 2006 as at 31 December 2016, with comparative figures as at 31 December 2015.

As permitted by section 408 of the Companies Act 2006, the income statement of the company is not presented in this Annual Report.

The company is included in the Group financial statements of GlaxoSmithKline plc, which are publicly available.

The following exemptions from the requirements of IFRS have been applied in the preparation of these financial statements, in accordance with FRS 101:

–	Paragraphs 45(b) and 46 to 52 of IFRS 2, ‘Share-based payment’

–	IFRS 7, ‘Financial Instruments – Disclosures’

–	Paragraphs 91-99 of IFRS 13, ‘Fair value measurement’

–	Paragraph 38 of IAS 1, ‘Presentation of financial statements’ comparative information requirements in respect of paragraph 79(a) (iv) of IAS 1

–	Paragraphs 10(d), 10(f), 16, 38(A), 38 (B to D), 40 (A to D), 111 and 134 to 136 of IAS 1, ‘Presentation of financial statements’

–	IAS 7, ‘Statement of cash flows’

–	Paragraph 30 and 31 of IAS 8, ‘Accounting policies, changes in accounting estimates and errors’

–	Paragraph 17 of IAS 24, ‘Related party disclosures’ and the further requirement in IAS 24 to disclose related party transactions entered into between two or more members of a Group.

Accounting convention and standards

The balance sheet has been prepared using the historical cost convention and complies with applicable UK accounting standards.

Accounting principles and policies

The preparation of the balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual amounts could differ from those estimates.

The balance sheet has been prepared in accordance with the company’s accounting policies approved by the Board and described in Note B. These policies have been consistently applied, unless otherwise stated.

B) Accounting policies

Foreign currency transactions

Foreign currency transactions are recorded at the exchange rate ruling on the date of transaction. Foreign currency assets and liabilities are translated at rates of exchange ruling at the balance sheet date.

Dividends paid and received

Dividends paid and received are included in the financial statements in the period in which the related dividends are actually paid or received.

Expenditure

Expenditure is recognised in respect of goods and services received when supplied in accordance with contractual terms. Provision is made when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated.

Investments in subsidiary companies

Investments in subsidiary companies are held at cost less any provision for impairment and also adjusted for movements in contingent consideration.

Impairment of investments

The carrying value of investments are reviewed for impairment when there is an indication that the investment might be impaired. Any provision resulting from an impairment review is charged to the income statement in the year concerned.

Share based payments

The issuance by the company to its subsidiaries of a grant over the company’s shares, represents additional capital contributions by the company in its subsidiaries. An additional investment in subsidiaries results in a corresponding increase in shareholders’ equity. The additional capital contribution is based on the fair value of the grant issued, allocated over the underlying grant’s vesting period.

Taxation

Current tax is provided at the amounts expected to be paid applying tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are only recognised to the extent that they are considered recoverable against future taxable profits.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the temporary differences are expected to be realised or settled. Deferred tax liabilities and assets are not discounted.

Financial guarantees

Liabilities relating to guarantees issued by the company on behalf of its subsidiaries are initially recognised at fair value and amortised over the life of the guarantee.

Legal and other disputes

The company provides for anticipated settlement costs where an outflow of resources is considered probable and a reliable estimate may be made of the likely outcome of the dispute and legal and other expenses arising from claims against the company. At 31 December 2016 provisions for legal and other disputes amounted to £23 million (2015 – £40 million).

237	GSK Annual Report 2016	Strategic report
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Financial statements
Investor information

C) Key accounting judgements and estimates

Legal and other disputes

The company provides for anticipated settlement costs where an outflow of resources is considered probable and a reliable estimate may be made of the likely outcome of the dispute and legal and other expenses arising from claims against the company. These estimates take into account the specific circumstances of each dispute and relevant external advice, are inherently judgemental and could change substantially over time as new facts emerge and each dispute progresses.

The company’s Directors, having taken legal advice, have established provisions after taking into account the relevant facts and circumstances of each matter and in accordance with accounting requirements. At 31 December 2016 provisions for legal and other disputes amounted to £23 million (2015 – £40 million).

F) Fixed assets – invetsments

The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations. The position could change over time and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed the amount of the provisions reported in the company’s financial statements by a material amount.

D) Operating profit

A fee of £12,053 (2015 – £12,053) relating to the audit of the company has been charged in operating profit.

E) Dividends

The directors declared four interim dividends resulting in a dividend for the year of 80 pence, in line with the dividend for 2015. For further details, see Note 16 to the Group financial statements, ‘Dividends’.

	2016 £m	2015 £ m
Shares in GlaxoSmithKline Services Unlimited	613	613
Shares in GlaxoSmithKline Holdings (One) Limited	18	18
Shares in GlaxoSmithKline Holdings Limited	17,888	17,888
Shares in GlaxoSmithKline Mercury Limited	33	33
	18,552	18,552
Capital contribution relating to share based payments	1,139	1,139
Contribution relating to contingent consideration	545	405
	20,236	20,096
G) Trade and other receivables
	2016 £m	2015 £m
Amounts due within one year:
UK Corporation tax recoverable	201	201
Other receivables	4	41
Amounts owed by Group undertakings	1,478	5,977
	1,683	6,219
Amounts due after more than one year:
Amounts owed by Group undertakings	445	416
	2,128	6,635

238	GSK Annual Report 2016

Notes to the company balance sheet – UK GAAP

(including FRS 101 ‘Reduced Disclosure Framework’) continued

H) Trade and other payables

		2016 £m	2015 £m
Amounts due within one year:
Other creditors		514	478
Contingent consideration payable		11	7
Amounts owed to Group undertakings		30	186
		555	671

The company has guaranteed debt issued by its subsidiary companies from one of which it receives an annual fee. In aggregate, the company has outstanding guarantees over £18.4 billion of debt instruments. The amounts due from the subsidiary company in relation to these guarantee fees will be recovered over the life of the bonds and are disclosed within ‘Trade and other receivables’ (see Note G).

I) Provisions

		2016 £m	2015 £m
At 1 January		40	25
Exchange adjustments		13	3
Charge for the year		78	139
Utilised		(108)	(127)
At 31 December		23	40
The provisions relate to a number of legal and other disputes in which the company is currently involved. J) Other non-current liabilities
		2016 £m	2015 £m
Contingent consideration payable		534	398
		534	398

The contingent consideration relates to the amount payable for the acquisition in 2015 of the Novartis Vaccines portfolio. The current year liability is included within ‘Trade and other payables’.

K) Called up share capital and share premium account

			Share
			premium
	Ordinary Shares of 25p each		account
	Number	£m	£m
Share capital authorised
At 31 December 2015	10,000,000,000	2,500
At 31 December 2016	10,000,000,000	2,500
Share capital issued and fully paid
At 1 January 2015	5,355,297,232	1,339	2,759
Issued under employee share schemes	6,010,415	1	72
At 31 December 2015	5,361,307,647	1,340	2,831
Issued under employee share schemes	7,008,415	2	87
Treasury shares transferred to the ESOP Trust	–	–	36
At 31 December 2016	5,368,316,062	1,342	2,954

	31 December 2016 000		31 December 2015 000
Number of shares issuable under employee share schemes	71,382		99,833
Number of unissued shares not under option	4,560,302		4,538,859

At 31 December 2016, of the issued share capital, 42,710,419 shares were held in the ESOP Trusts, 458,205,950 shares were held as Treasury shares and 4,867,399,693 shares were in free issue. All issued shares are fully paid. The nominal, carrying and market values of the shares held in the ESOP Trusts are disclosed in Note 43, ‘Employee share schemes’.

L) Reserves

The loss of GlaxoSmithKline plc for the year was £111 million (2015 – £656 million profit), which after dividends of £4,850 million (2015 – £3,874 million), gave a retained loss of £4,961 million (2015 – £3,218 million loss). No Treasury shares were purchased in the year (2015 – £nil). After the effect of the £466 million Treasury shares transferred to a subsidiary company (2015 – £nil), retained earnings at 31 December 2016 stood at £15,538 million (2015 – £20,033 million), of which £4,096 million was unrealised (2015 – £4,096 million).

M) Group companies

See pages 272 to 282 for a complete list of subsidiaries, associates and joint ventures, which forms part of these financial statements.

239	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

240	GSK Annual Report 2016

Financial record

Quarterly trend

An unaudited analysis of the Group results is provided by quarter in Sterling for the financial year 2016.

Income statement – total

	12 months 2016					Q4 2016
			Reported		Pro-forma			Reported
	£m		CER%	£%	CER%	£m		CER%	£%
Turnover

Pharmaceuticals	16,104		3	14	4	4,575		4	22

Vaccines	4,592		14	26	12	1,137		–	18

Consumer Healthcare	7,193		9	19	5	1,874		2	20

	27,889		6	17	5	7,586		3	21

Corporate and other unallocated turnover	–					–

Total turnover	27,889		6	17	5	7,586		3	21

Cost of sales	(9,290)		(1)	5		(2,508)		(9)	(1)

Selling, general and administration	(9,366)		(6)	1		(2,711)		(7)	9

Research and development	(3,628)		(6)	2		(1,003)		(16)	(5)

Royalty income	398		16	21		117		22	29

Other operating income	(3,405)					(886)

Operating profit/(loss)	2,598		(86)	(75)		595		>100	>100

Net finance costs	(664)					(173)

Share of after tax profits/(losses) of associates and joint ventures	5					1

Profit/(loss) before taxation	1,939		(92)	(82)		423		>100	>100

Taxation	(877)					(106)

Tax rate %	45.2%					25.1%

Profit/(loss) after taxation for the period	1,062		(98)	(87)		317		97	>100

Profit/(loss) attributable to non-controlling interests	150					60

Profit/(loss) attributable to shareholders	912					257

Basic earnings/(loss) per share (pence)	18.8	p	(99)	(89)		5.3	p	>100	>100

Diluted earnings/(loss) per share (pence)	18.6	p				5.2	p

Income statement – core

Total turnover	27,889		6	17	5	7,586		3	21

Cost of sales	(8,351)		5	11	3	(2,195)		(2)	6

Selling, general and administration	(8,697)		2	10	–	(2,429)		(1)	15

Research and development	(3,468)		3	12	3	(1,017)		6	20

Royalty income	398		16	21	17	117		22	29

Operating profit	7,771		14	36	17	2,062		16	52

Net finance costs	(652)					(170)

Share of after tax profits/(losses) of associates and joint ventures	5					1

Profit before taxation	7,124		16	40		1,893		18	58

Taxation	(1,509)					(410)

Tax rate %	21.2%					21.7%

Profit after taxation for the period	5,615		14	37		1,483		12	51

Profit attributable to non-controlling interests	637					212

Profit attributable to shareholders	4,978					1,271

Adjusted earnings per share (pence)	102.4	p	12	35		26.1	p	11	45

The calculation of core results is described on page 57.

241	GSK Annual Report 2016	Strategic report
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Financial statements
Investor information

Quarterly trend continued

Q3 2016				Q2 2016				Q1 2016
		Reported				Reported			Reported		Pro-forma
£m		CER%	£%	£m		CER%	£%	£m	CER%	£%	CER%

4,061		6	22	3,882		2	10	3,586	(1)	2	5

1,613		20	37	960		11	18	882	23	26	14

1,868		5	18	1,690		7	12	1,761	26	27	4

7,542		8	24	6,532		5	11	6,229	9	11	6

–				–				–

7,542		8	23	6,532		4	11	6,229	8	11	6

(2,525)		3	15	(2,124)		2	6	(2,133)	1	1

(2,292)		3	16	(2,174)		(16)	(14)	(2,189)	(2)	(2)

(922)		1	11	(888)		4	9	(815)	(9)	(6)

107		1	8	83		31	34	91	16	18

(479)				(1,580)				(460)

1,431		5	40	(151)		>(100)	>(100)	723	(93)	(92)

(163)				(165)				(163)

6				(2)				–
1,274		6	47	(318)		>(100)	>(100)	560	(95)	(94)

(389)				(174)				(208)

30.5%				(54.7)%				37.1%

885		(6)	37	(492)		>(100)	>(100)	352	(97)	(96)

77				(57)				70

808				(435)				282

16.6	p	(1)	50	(9.0	)p	>(100)	>(100)	5.8p	(97)	(97)

16.5	p			(9.0	)p			5.8p

7,542		8	23	6,532		4	11	6,229	8	11	6

(2,289)		6	18	(1,931)		4	9	(1,936)	12	11	3

(2,165)		4	18	(2,053)		(2)	(2)	(2,050)	8	10	1

(876)		8	20	(800)		4	9	(775)	(5)	(2)	(7)

107		1	8	83		31	34	91	16	18	20

2,319		13	35	1,831		15	36	1,559	13	19	28

(160)				(163)				(159)

6				(2)				–

2,165		14	38	1,666		19	42	1,400	15	21

(451)				(354)				(294)

20.8%				21.3%				21.0%

1,714		13	37	1,312		17	40	1,106	13	20

157				121				147

1,557				1,191				959

32.0	p	12	39	24.5p		16	42	19.8p	8	14

242	GSK Annual Report 2016

Financial record continued

Pharmaceuticals turnover by therapeutic area 2016

	Total				US			Europe			International
	2016	2015 (restated)		Growth	2016		Growth	2016		Growth	2016		Growth
Therapeutic area/major products	£m	£m	CER%	£%	£m	CER%	£%	£m	CER%	£%	£m	CER%	£%
Respiratory	6,510	5,741	2	13	3,306	7	20	1,383	(10)	(2)	1,821	3	16
Anoro Ellipta	201	79	>100	>100	139	>100	>100	39	>100	>100	23	>100	>100
Arnuity Ellipta	15	3	>100	>100	14	>100	>100	–	–	–	1	(100)	>100
Avamys/Veramyst	277	229	8	21	25	(12)	–	74	2	12	178	15	29
Flixotide/Flovent	637	623	(8)	2	378	(11)	–	94	(8)	2	165	–	9
Incruse Ellipta	114	14	>100	>100	86	>100	>100	23	>100	>100	5	>100	>100
Nucala	102	1	>100	>100	71	>100	>100	23	>100	>100	8	–	–
Relvar/Breo Ellipta	620	257	>100	>100	344	>100	>100	140	60	75	136	67	97
Seretide/Advair	3,485	3,681	(15)	(5)	1,829	(13)	(2)	835	(24)	(18)	821	(7)	2
Ventolin	785	620	15	27	421	23	38	127	1	9	237	12	19
Other	274	234	(1)	17	(1)	(100)	34	28	(3)	5	247	(2)	19
Cardiovascular, metabolic and urology (CVMU)	860	858	(11)	–	288	(18)	(8)	323	12	24	249	(23)	(12)
Avodart	635	657	(14)	(3)	70	(63)	(58)	317	13	25	248	(8)	5
Eperzan/Tanzeum	121	41	>100	>100	118	>100	>100	3	100	>100	–	–	–
Other	104	160	(42)	(35)	100	(17)	(7)	3	(60)	(40)	1	(98)	(98)
Immuno-inflammation	340	263	15	29	311	14	29	21	27	40	8	17	33
Benlysta	306	230	19	33	277	18	33	21	20	40	8	33	33
Other	34	33	(9)	3	34	(9)	3	–	–	–	–	–	–
Other pharmaceuticals	2,297	2,445	(14)	(6)	98	(69)	(65)	627	(13)	(4)	1,572	(4)	4
Dermatology	393	412	(12)	(5)	16	(63)	(61)	146	(2)	6	231	(9)	(1)
Augmentin	563	528	–	7	–	–	–	177	(5)	4	386	2	8
Other anti-bacterials	169	184	(15)	(8)	4	(50)	(33)	49	(14)	(4)	116	(13)	(9)
Rare diseases	423	371	–	14	49	(4)	4	137	2	12	237	(1)	17
Oncology	161	255	(38)	(37)	(1)	(100)	>(100)	–	–	–	162	73	76
Other	588	695	(23)	(15)	30	(72)	(68)	118	2	13	440	(19)	(11)
Established products	2,541	2,528	(8)	1	702	(3)	9	513	(4)	4	1,326	(12)	(4)
Coreg	131	123	(5)	7	131	(5)	7	–	–	–	–	–	–
Hepsera	58	63	(17)	(8)	–	–	–	–	–	–	58	(16)	(6)
Imigran/Imitrex	177	160	3	11	85	8	12	62	4	11	30	(11)	7
Lamictal	614	531	5	16	313	5	18	106	1	10	195	9	15
Lovaza	43	93	(59)	(54)	43	(59)	(54)	–	–	–	–	–	–
Requip	116	93	8	25	13	>100	>100	30	(7)	3	73	3	24
Serevent	96	93	(6)	3	49	–	14	35	(11)	(3)	12	(14)	(14)
Seroxat/Paxil	206	165	10	25	15	(100)	>(100)	40	6	14	151	(8)	6
Valtrex	118	165	(37)	(28)	16	(30)	(20)	25	(4)	4	77	(45)	(36)
Zeffix	111	134	(24)	(17)	2	–	–	7	(14)	–	102	(25)	(18)
Other	871	908	(10)	(4)	35	(6)	9	208	(8)	–	628	(11)	(6)
HIV	3,556	2,322	37	53	2,132	46	64	1,017	29	42	407	21	34
Combivir	23	34	(38)	(32)	3	(75)	(72)	6	(35)	(28)	14	(16)	(9)
Epzicom/Kivexa	568	698	(27)	(19)	195	(32)	(23)	251	(25)	(17)	122	(21)	(13)
Lexiva/Telzir	51	65	(26)	(22)	29	(33)	(24)	8	(42)	(36)	14	4	(2)
Selzentry	125	124	(9)	1	65	(2)	10	41	(22)	(14)	19	4	11
Tivicay	953	588	45	62	635	46	65	228	40	55	90	47	62
Triumeq	1,735	730	>100	>100	1,159	>100	>100	434	>100	>100	142	>100	>100
Trizivir	16	26	(42)	(38)	5	(54)	(49)	10	(35)	(28)	1	(42)	(61)
Other	85	57	33	49	41	(4)	8	39	>100	>100	5	(66)	(59)
Pharmaceuticals	16,104	14,157	3	14	6,837	10	24	3,884	–	9	5,383	(3)	6

Vaccines turnover 2016
				Total			US			Europe		International
	2016	2015 (restated)		Growth	2016		Growth	2016		Growth	2016		Growth
Major products	£m	£m	CER%	£%	£m	CER%	£%	£m	CER%	£%	£m	CER%	£%
Rotarix	469	417	1	12	129	(17)	(7)	75	8	17	265	10	24
Synflorix	504	381	19	32	–	–	–	68	59	74	436	15	27
Fluarix, FluLaval	414	268	38	54	315	42	60	32	26	39	67	31	40
Bexsero	390	115	>100	>100	122	>100	>100	236	>100	>100	32	>100	>100
Menveo	202	160	16	26	121	8	22	27	(31)	(25)	54	>100	>100
Boostrix	470	358	18	31	238	1	14	139	43	58	93	39	52
Infanrix, Pediarix	769	733	(5)	5	338	12	26	335	(8)	1	96	(31)	(27)
Hepatitis	602	540	1	11	294	(4)	8	197	17	28	111	(8)	(2)
Priorix, Priorix Tetra, Varilrix	300	260	5	15	–	–	–	152	–	12	148	9	19
Cervarix	81	88	(14)	(8)	1	(67)	(67)	33	(22)	(11)	47	(4)	(2)
Other	391	336	6	17	41	(27)	(21)	129	19	27	221	8	22
Vaccines	4,592	3,656	14	26	1,599	13	27	1,423	18	30	1,570	10	21

CER% represents growth at constant exchange rates. £% represents growth at actual exchange rates.

243	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Pharmaceuticals turnover by therapeutic area 2015

	Total				US			Europe			International
	2015 (restated)	2014 (restated)		Growth	2015		Growth	2015 (restated)		Growth	2015		Growth
Therapeutic area/major products	£m	£m	CER%	£%	£m	CER%	£%	£m	CER%	£%	£m	CER%	£%
Respiratory	5,741	6,168	(7)	(7)	2,750	(10)	(3)	1,415	(9)	(15)	1,576	–	(5)
Anoro Ellipta	79	17	>100	>100	56	>100	>100	16	>100	>100	7	>100	>100
Avamys/Veramyst	229	238	3	(4)	25	(26)	(19)	66	4	(4)	138	9	–
Flixotide/Flovent	623	702	(12)	(11)	379	(19)	(13)	92	(1)	(10)	152	1	(6)
Relvar/Breo Ellipta	257	67	>100	>100	108	>100	>100	80	>100	>100	69	>100	>100
Seretide/Advair	3,681	4,229	(13)	(13)	1,865	(13)	(6)	1,014	(18)	(24)	802	(8)	(12)
Ventolin	620	665	(7)	(7)	304	(15)	(8)	117	1	(6)	199	–	(6)
Other	252	250	6	1	13	>100	>100	30	11	7	209	–	(5)
Cardiovascular, metabolic and urology (CVMU)	858	965	(9)	(11)	314	(20)	(14)	260	(3)	(11)	284	–	(7)
Avodart	657	805	(15)	(18)	166	(41)	(36)	254	(1)	(9)	237	(4)	(11)
Other	201	160	21	26	148	28	38	6	(46)	(54)	47	23	21
Immuno-inflammation	263	214	16	23	242	14	23	15	42	25	6	20	20
Benlysta	230	173	25	33	209	24	34	15	42	25	6	20	20
Other	33	41	(24)	(20)	33	(24)	(20)	–	–	–	–	–	–
Other pharmaceuticals	2,445	3,582	(29)	(32)	280	(62)	(59)	657	(33)	(38)	1,508	(15)	(18)
Dermatology	412	470	(9)	(12)	41	(20)	(16)	138	(1)	(8)	233	(12)	(14)
Augmentin	528	573	(2)	(8)	–	(100)	(100)	170	(2)	(10)	358	(2)	(7)
Other anti-bacterials	184	215	(11)	(14)	6	–	–	51	(8)	(16)	127	(12)	(14)
Rare diseases	371	417	(6)	(11)	47	(33)	(30)	122	(1)	(9)	202	(1)	(6)
Oncology	255	1,202	(79)	(79)	92	(83)	(82)	70	(82)	(83)	93	(65)	(66)
Other	695	705	1	(1)	94	76	92	106	4	(7)	495	(6)	(9)
Established products	2,528	3,011	(15)	(16)	647	(30)	(25)	493	(11)	(18)	1,388	(8)	(10)
Coreg	123	124	(8)	(1)	123	(8)	(1)	–	–	–	–	–	–
Hepsera	63	85	(27)	(26)	–	–	–	1	–	–	62	(28)	(27)
Imigran/Imitrex	160	172	(5)	(7)	76	(11)	(8)	56	–	(8)	28	4	–
Lamictal	531	531	(1)	–	266	(3)	5	96	(2)	(9)	169	3	(1)
Lovaza	93	240	(64)	(61)	93	(64)	(61)	–	–	–	–	–	–
Requip	93	109	(10)	(15)	5	(29)	(29)	29	(23)	(26)	59	–	(6)
Serevent	93	108	(14)	(14)	43	(7)	–	36	(21)	(25)	14	(12)	(18)
Seroxat/Paxil	165	210	(16)	(21)	(13)	–	–	35	(12)	(19)	143	(10)	(14)
Valtrex	165	154	14	8	20	(27)	(23)	24	(4)	(11)	121	30	21
Zeffix	134	166	(22)	(19)	2	(33)	(33)	7	(13)	(13)	125	(23)	(19)
Other	908	1,112	(16)	(18)	32	(63)	(60)	209	(16)	(22)	667	(11)	(13)
HIV	2,322	1,498	54	55	1,301	77	91	716	46	34	305	15	8
Combivir	34	59	(42)	(42)	10	(17)	(11)	9	(46)	(51)	15	(50)	(49)
Epzicom/Kivexa	698	768	(7)	(9)	258	(14)	(7)	304	(1)	(9)	136	(5)	(12)
Lexiva/Telzir	65	87	(25)	(25)	40	(21)	(15)	12	(32)	(39)	13	(27)	(36)
Selzentry	124	136	(8)	(9)	60	2	9	48	(10)	(18)	16	(26)	(30)
Tivicay	588	282	>100	>100	389	79	93	147	>100	>100	52	>100	>100
Triumeq	730	57	>100	>100	510	>100	>100	176	>100	>100	44	>100	>100
Trizivir	26	36	(28)	(28)	9	(21)	(15)	14	(29)	(35)	3	(43)	11
Other	57	73	(19)	(22)	25	(27)	(24)	6	(36)	(45)	26	–	(7)
Pharmaceuticals	14,157	15,438	(7)	(8)	5,534	(8)	(1)	3,556	(8)	(15)	5,067	(6)	(10)

Vaccines turnover 2015

	Total				US			Europe			International
	2015 (restated)	2014 (restated)		Growth	2015		Growth	2015		Growth	2015 (restated)		Growth
Major products	£m	£m	CER%	£%	£m	CER%	£%	£m	CER%	£%	£m	CER%	£%
Rotarix	417	376	14	11	139	47	58	64	3	(4)	214	4	(3)
Synflorix	381	398	5	(4)	–	–	–	39	8	(3)	342	4	(4)
Fluarix, FluLaval	268	215	21	25	197	28	38	23	14	5	48	2	(2)
Bexsero	115	–	–	–	17	–	–	86	–	–	12	–	–
Menveo	160	–	–	–	99	–	–	36	–	–	25	–	–
Boostrix	358	317	12	13	209	18	27	88	23	13	61	(12)	(19)
Infanrix, Pediarix	733	828	(9)	(11)	269	(17)	(10)	332	(2)	(10)	132	(9)	(17)
Hepatitis	540	558	(4)	(3)	273	7	16	154	(11)	(17)	113	(12)	(16)
Rabipur/RabAvert	61	–	–	–	28	–	–	17	–	–	16	–	–
Cervarix	88	118	(20)	(25)	3	(50)	(50)	37	(15)	(23)	48	(21)	(24)
Other	535	349	65	52	24	>100	>100	221	56	44	290	64	48
Vaccines	3,656	3,159	19	16	1,258	24	34	1,097	23	14	1,301	12	4

CER% represents growth at constant exchange rates. £% represents growth at actual exchange rates.

244	GSK Annual Report 2016

Financial record continued

Five year record

A record of financial performance is provided, analysed in accordance with current reporting practice. The information included in the Five year record is prepared in accordance with IFRS as adopted by the European Union and also with IFRS as issued by the International Accounting Standards Board.

With effect from 1 January 2016, GSK has reported turnover under three segments: Pharmaceuticals, which now includes HIV, Vaccines and Consumer Healthcare. Comparative turnover information in all four years has been restated accordingly. Comparative information has also been restated to reflect the current breakdown of the group by geographic region.

Comparative information for 2012 and 2013 is also reported including the effect of the divestments completed in 2013.

Group turnover by geographic region	2016 £m	2015 (restated) £m	2014 (restated) £m	2013 (restated) £m	2012 (restated) £m

US	10,197	8,222	7,409	8,695	8,330

Europe	7,498	6,450	6,292	6,681	6,675

International	10,194	9,251	9,305	10,226	10,478

	27,889	23,923	23,006	25,602	25,483

Divestments	–	–	–	903	948

Total turnover including divestments	27,889	23,923	23,006	26,505	26,431

Group turnover by segment

Pharmaceuticals	16,104	14,157	15,438	17,359	17,349

Vaccines	4,592	3,656	3,159	3,384	3,296

Consumer Healthcare	7,193	6,038	4,322	4,713	4,731

Segment turnover	27,889	23,851	22,919	25,456	25,376

Corporate and other unallocated turnover	–	72	87	146	107

	27,889	23,923	23,006	25,602	25,483

Divestments completed in 2013	–	–	–	903	948

	27,889	23,923	23,006	26,505	26,431

Pharmaceuticals turnover by therapeutic area

Respiratory	6,510	5,741	6,168	7,259	7,016

Cardiovascular, Metabolic and urogenital	860	858	965	1,073	1,144

Immuno-inflammation	340	263	214	161	70

Other pharmaceuticals	2,297	2,445	3,582	3,611	3,394

Established Products	2,541	2,528	3,011	3,869	4,351

HIV	3,556	2,322	1,498	1,386	1,374

Pharmaceuticals	16,104	14,157	15,438	17,359	17,349

Vaccine turnover

	4,592	3,656	3,159	3,384	3,296

Consumer Healthcare turnover

Wellness	3,726	2,970	1,565	1,807	1,941

Oral care	2,223	1,875	1,806	1,892	1,814

Nutrition	674	684	633	628	591

Skin health	570	509	318	386	385

	7,193	6,038	4,322	4,713	4,731

245	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Five year record continued

Financial results – total	2016 £m	2015 £m	2014 £m	2013 £m	2012 £m

Turnover	27,889	23,923	23,006	26,505	26,431

Operating profit	2,598	10,322	3,597	7,028	7,300

Profit before taxation	1,939	10,526	2,968	6,647	6,600

Profit after taxation	1,062	8,372	2,831	5,628	4,678

	pence	pence	pence	pence	pence

Basic earnings per share	18.8	174.3	57.3	112.5	91.6

Diluted earnings per share	18.6	172.3	56.7	110.5	90.2

	2016 millions	2015 millions	2014 millions	2013 millions	2012 millions

Weighted average number of shares in issue:

Basic	4,860	4,831	4,808	4,831	4,912

Diluted	4,909	4,888	4,865	4,919	4,989

Financial results – core	2016 £m	2015 £m	2014 £m	2013 £m	2012 £m

Turnover	27,889	23,923	23,006	25,602	25,483

Operating profit	7,771	5,729	6,594	7,771	7,974

Profit before taxation	7,124	5,091	5,978	7,122	7,279

Profit after taxation	5,615	4,098	4,806	5,487	5,511

	pence	pence	pence	pence	pence

Core earnings per share	102.4	75.7	95.4	108.4	107.4

	%	%	%	%	%

Return on capital employed	28.0	152.4	46.6	91.4	84.9

Return on capital employed is calculated as total profit before taxation as a percentage of average net assets over the year.

246	GSK Annual Report 2016

Financial record continued

Five year record continued

Balance sheet			2016 £m	2015 £m	2014 (restated) £m	2013 (restated) £m	2012 (restated) £m

Non-current assets			42,370	36,859	25,973	26,859	27,789

Current assets			16,711	16,587	15,059	15,732	14,220

Total assets			59,081	53,446	41,032	42,591	42,009

Current liabilities			(19,001)	(13,417)	(13,676)	(14,182)	(14,343)

Non-current liabilities			(35,117)	(31,151)	(22,420)	(20,597)	(20,929)

Total liabilities			(54,118)	(44,568)	(36,096)	(34,779)	(35,272)

Net assets			4,963	8,878	4,936	7,812	6,737

Shareholders’ equity			1,124	5,114	4,263	6,997	5,800

Non-controlling interests			3,839	3,764	673	815	937

Total equity			4,963	8,878	4,936	7,812	6,737

Number of employees

			2016	2015	2014	2013	2012

US			14,491	14,696	16,579	16,530	17,201

Europe			42,330	43,538	37,899	38,367	38,788

International			42,479	43,021	43,443	44,554	43,499

			99,300	101,255	97,921	99,451	99,488

Manufacturing			38,372	38,855	32,171	31,502	31,369

Selling			38,158	39,549	42,785	45,397	45,601

Administration			11,244	11,140	10,630	10,232	9,607

Research and development			11,526	11,711	12,335	12,320	12,911

			99,300	101,255	97,921	99,451	99,488

The geographic distribution of employees in the table above is based on the location of GSK’s subsidiary companies. The number of employees is the number of permanent employed staff at the end of the financial period. It excludes those employees who are employed and managed by GSK on a contract basis.

Exchange rates

As a guide to holders of ADS, the following tables set out, for the periods indicated, information on the exchange rate of US Dollars for Sterling as reported by the Bank of England (4pm buying rate).

			2016	2015	2014	2013	2012

Average			1.35	1.53	1.65	1.56	1.59
For the purpose of the above table only, the average rate for the year is calculated as the average of the 4pm buying rates for each day of the year.
	2017 Mar	2017 Feb	2017 Jan	2016 Dec	2016 Nov	2016 Oct	2016 Sep

High	1.23	1.26	1.26	1.27	1.26	1.28	1.34

Low	1.23	1.24	1.21	1.22	1.22	1.21	1.29
The 4pm buying rate on 3 March 2017 was £1= US$1.23.

247	GSK Annual Report 2016	Strategic report
Pipeline, products and competition		Governance and remuneration
Financial statements
Investor information

Pharmaceuticals and Vaccines product development pipeline

Key	†	In-licence or other alliance relationship with third party
	^	ViiV Healthcare, a global specialist HIV company with GSK, Pfizer, Inc. and Shionogi Limited as shareholders, is responsible for developing and delivering HIV medicines.
	*	Also being developed for indications in another therapeutic area
	1	Option-based alliance with Ionis Pharmaceuticals
	2	Option-based alliance with Adaptimmune Ltd.
	3	Option-based alliance with OncoMed Pharmaceuticals
	4	Option-based alliance with Telethon and Ospedale San Raffaele
	5	Option-based alliance with Valneva

S	Month of first submission
BLA	Biological Licence Application
MAA	Marketing Authorisation Application (Europe)
NDA	New Drug Application (US)
Phase I	Evaluation of clinical pharmacology, usually conducted in volunteers
Phase II	Determination of dose and initial evaluation of efficacy, conducted in a small number of patients
Phase III	Large comparative study (compound versus placebo and/or established treatment) in patients to establish clinical benefit and safety

MAA and NDA/BLA regulatory review milestones shown in the table below are those that have been achieved. Future filing dates are not included in this list.

Achieved regulatory review milestones

Compound	Type	Indication	Phase	MAA	NDA/BLA
HIV^ and Infectious Diseases
dolutegravir + rilpivirine†	HIV integrase inhibitor + non-nucleoside reverse transcriptase inhibitor (NNRTI)	HIV infections – two drug maintenance regimen	III
dolutegravir + lamivudine	HIV integrase inhibitor + nucleoside reverse transcriptase inhibitor (NRTI)	HIV infections	III
3684934	HIV attachment inhibitor	HIV infections	III
cabotegravir	HIV integrase inhibitor (long-acting parenteral formulation)	HIV pre-exposure prophylaxis	III
cabotegravir + rilpivirine†	HIV integrase inhibitor + non-nucleoside reverse transcriptase inhibitor (NNRTI) (long-acting parenteral formulations)	HIV infections	III
tafenoquine†	8-aminoquinoline	plasmodium vivax malaria	III
Relenza i.v.†	neuraminidase inhibitor (i.v.)	influenza	III
gepotidacin (2140944)	type 2 topoisomerase inhibitor	bacterial infections	II
danirixin i.v.	chemokine (C-X-C Motif) receptor 2 (CXCR2) antagonist	influenza*	II
2878175+RG101†	nonstructural protein 5B (NS5B) polymerase inhibitor + anti-miR122 antisense oligonucleotide	hepatitis C	II
3342830	antibacterial cephalosporin	bacterial infection	I
2838232	HIV maturation inhibitor	HIV infections	I
3228836[1]	HBV antisense oligonucleotide	hepatitis B	I
3389404[1]	HBV LICA antisense oligonucleotide	hepatitis B	I
Respiratory
fluticasone furoate + vilanterol† + umeclidinium	glucocorticoid agonist + long-acting beta2 agonist + muscarinic acetylcholine antagonist	chronic obstructive pulmonary disease (COPD)	Submitted	S: Dec16	S: Nov16
mepolizumab	interleukin 5 (IL5) monoclonal antibody	COPD*	III
fluticasone furoate + vilanterol† + umeclidinium	glucocorticoid agonist + long-acting beta2 agonist + muscarinic acetylcholine antagonist	asthma	III
961081†	muscarinic acetylcholine antagonist, beta2 agonist (MABA)	COPD	II
961081† + fluticasone furoate	muscarinic acetylcholine antagonist, beta2 agonist (MABA) + glucocorticoid agonist	COPD	II
danirixin	chemokine (C-X-C Motif) receptor 2 (CXCR2) antagonist (oral)	COPD*	II
2269557	phosphatidylinositol 3-kinase delta (PI3Kd) inhibitor	COPD (acute and chronic)	II
2586881†	recombinant human angiotensin converting enzyme 2 (rhACE2)	acute lung injury	II
2862277	tumour necrosis factor receptor-1 (TNFR1) domain antibody	acute lung injury	II
mepolizumab	interleukin 5 (IL5) monoclonal antibody	hypereosinophilic syndrome*	II
mepolizumab	interleukin 5 (IL5) monoclonal antibody	nasal polyposis*	II
2245035	toll-like receptor 7 (TLR7) agonist	asthma	II
sirukumab†	interleukin 6 (IL6) human monoclonal antibody (s.c.)	severe asthma*	II

248	GSK Annual Report 2016

Pipeline, products and competition continued

Pharmaceuticals and Vaccines product development pipeline continued

Achieved regulatory review milestones

Compound	Type	Indication	Phase	MAA	NDA/BLA
Respiratory continued
2269557	phosphatidylinositol 3-kinase delta (PI3Kd) inhibitor	activated PI3K delta syndrome	I
3772847†	interleukin 33r (IL33r) monoclonal antibody	severe asthma	I
2586881†	recombinant human angiotensin converting enzyme 2 (rhACE2)	pulmonary arterial hypertension	I
3008348	alpha V beta 6 integrin antagonist	idiopathic pulmonary fibrosis	I
2269557	phosphatidylinositol 3-kinase delta (PI3Kd) inhibitor	bronchietasis	I
Oncology
3377794[2]	NY-ESO-1 autologous engineered TCR-T cells (engineered TCR)	sarcoma, multiple myeloma, non-small cell lung cancer, melanoma and ovarian cancer	II
tarextumab[3]	notch 2/3 monoclonal antibody	small cell lung cancer	II
3174998†	OX40 agonist monoclonal antibody	solid tumours and haematological malignancies	I
2816126	enhancer of zeste homologue2 (EZH2) inhibitor	solid tumours and haematological malignancies	I
525762	BET family bromodomain inhibitor	solid tumours and haematological malignancies	I
2879552	lysine-specific demethylase 1 (LSD1) inhibitor	acute myeloid leukemia and small cell lung cancer	I
2857916†	B-cell maturation antigen antibody drug conjugate	multiple myeloma	I
3326595	protein arginine methyltransferase 5 (PRMT5) inhibitor	cancer	I
3359609	induced T-cell costimulator (ICOS) agonist antibody	cancer	I
1795091	toll-like receptor 4 (TLR4) agonist	cancer	I
2636771	phosphatidylinositol 3-kinase (PI3K) beta inhibitor	castration resistant prostate cancer	I
Immuno-inflammation
sirukumab†	interleukin 6 (IL6) human monoclonal antibody	rheumatoid arthritis*	Submitted	S: Sep16	S: Sep16
Benlysta	B lymphocyte stimulator monoclonal antibody (s.c.)	systemic lupus erythematosus*	Submitted	S: Sep16	S: Sep16
sirukumab†	interleukin 6 (IL6) human monoclonal antibody	giant cell arteritis*	III
3196165†	granulocyte macrophage colony-stimulating factor monoclonal antibody	osteoarthritis	II
3196165†	granulocyte macrophage colony-stimulating factor monoclonal antibody	rheumatoid arthritis	II
Benlysta + Rituxan	B lymphocyte stimulator monoclonal antibody (s.c.) + cluster of differentiation 20 (CD20) monoclonal antibody (i.v.)	Sjogren’s syndrome	II
2982772	receptor-interacting protein 1 (RIP1) kinase inhibitor	psoriasis and rheumatoid arthritis	II
3117391†	macrophage targeted histone deacetylase inhibitor	rheumatoid arthritis	II
2330811	oncostatin M (OSM) monoclonal antibody	systemic sclerosis	I
2982772	receptor-interacting protein 1 (RIP1) kinase inhibitor	ulcerative colitis	I
2618960	interleukin 7 (IL7) receptor monoclonal antibody	Sjogren’s syndrome	I
2646264	spleen tyrosine kinase (Syk) inhibitor (topical)	chronic urticaria	I
2831781†	lymphocyte activation gene 3 (LAG3) protein monoclonal antibody	autoimmune disease	I
3050002†	chemokine (C-C motif) ligand 20 (CCL20) monoclonal antibody	psoriatic arthritis	I
3179106	rearranged during transfection (RET) kinase inhibitor	inflammatory disorders of bowel	I

249	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Pharmaceuticals and Vaccines product development pipeline continued

Achieved regulatory review milestones

Compound	Type	Indication	Phase	MAA	NDA/BLA
Rare diseases
Strimvelis†	ex-vivo stem cell gene therapy	adenosine deaminase severe combined immune deficiency (ADA-SCID)	Approved	A: May16
2998728[1]	transthyretin (TTR) production inhibitor	transthyretin-mediated amyloidosis	III
2696274†	ex-vivo stem cell gene therapy	metachromatic leukodystrophy	III
2696275†	ex-vivo stem cell gene therapy	Wiscott-Aldrich syndrome	III
mepolizumab	interleukin 5 (IL5) monoclonal antibody	eosinophilic granulomatosis with polyangiitis*	III
2398852† + 2315698†	serum amyloid P component (SAP) monoclonal antibody + SAP depleter (CPHPC)	amyloidosis	II
2696277[4]	ex-vivo stem cell gene therapy	beta-thalassemia	II
2256098	focal adhesion kinase inhibitor	pulmonary arterial hypertension (PAH)	I
Vaccines
Shingrix† (Zoster Vaccine)	recombinant	Herpes Zoster prophylaxis	Submitted	S: Nov16	S: Oct 16
MMR	live attenuated	measles, mumps, rubella prophylaxis	III (US)	N/A
Ebola†	recombinant viral vector	Ebola haemorrhagic fever prophylaxis	II
Group B Streptococcus	conjugated	Group B streptococcus prophylaxis (maternal immunisation)	II
S. pneumoniae next generation†	recombinant – conjugated	Streptococcus pneumoniae disease prophylaxis	II
COPD†	recombinant	reduction of the frequency of moderate and severe acute exacerbations in COPD patients by targetting non- typeable Haemophilus influenzae and Moraxella catarrhalis	II
Hepatitis C†	recombinant viral vector	hepatitis C virus prophylaxis	II
Malaria next generation†	recombinant	malaria prophylaxis (Plasmodium falciparum)	II
Men ABCWY	recombinant – conjugated	meningococcal A,B,C,W and Y disease prophylaxis in adolescents	II
Shigella†	conjugated and outer membrane	Shigella diarrhea prophylaxis	II
Tuberculosis†	recombinant	tuberculosis prophylaxis	II
RSV	recombinant	respiratory syncytial virus prophylaxis (maternal immunisation)	II
RSV	replication-defective recombinant viral vector	respiratory syncytial virus prophylaxis	II
HIV†	recombinant proteins	HIV infection prophylaxis	II
Other pharmaceuticals Metabolic
retosiban	oxytocin antagonist	spontaneous pre-term labour	III
daprodustat (1278863)	prolyl hydroxylase inhibitor (oral)	anaemia associated with chronic renal disease	III
2330672	ileal bile acid transport (IBAT) inhibitor	cholestatic pruritus	II
2798745	transient receptor potential cation channel V4 (TRPV4) antagonist	heart failure	II
1070806	interleukin 18 (IL18) neutralisation mAb	delayed graft function after renal transplantation	II
otelixizumab	cluster of differentiation 3 (CD3) monoclonal antibody	new onset type 1 diabetes	II
daprodustat (1278863)	prolyl hydroxylase inhibitor (topical)	wound healing	I
3008356	diglyceride acyltransferase (DGAT) 1 inhibitor	nonalcoholic steatohepatitis	I
2881078	selective androgen receptor modulator	muscle wasting	I
oxytocin (inhaled)†	oxytocin	postpartum hemorrhage	I
Dermatology
mepolizumab	interleukin 5 (IL5) monoclonal antibody	atopic dermatitis*	II
2894512†	non-steroidal anti-inflammatory (topical)	atopic dermatitis	II
2894512†	non-steroidal anti-inflammatory (topical)	psoriasis	II
2981278	ROR gamma inverse agonist (topical)	psoriasis	II
Neurosciences
IONIS-GSK4-L1	ocular target LICA antisense oligonucleotide	geographic atrophy age-related macular disease	I

Brand names appearing in italics are trademarks either owned by and/or licensed to GlaxoSmithKline or associated companies

250	GSK Annual Report 2016

Pipeline, products and competition continued

Pharmaceutical products, competition and intellectual property

			Major competitor brands	Patent expiry dates[3]

Products	Compounds	Indication(s)		US	EU
Respiratory
Anoro Ellipta	umeclidinium bromide/ vilanterol terfenatate	COPD	Spiriva Handihaler/ Respimat, Stiolto/ Spiolto Respimat Ultibro Breezhaler, Duaklir Genuair Bevespi Aerosphere	2025 (NCE) 2027-2030 (device/formulation)	2029 (NCE) 2022-2025 (device/formulation)
Arnuity Ellipta	fluticasone furoate	asthma	Qvar, Pulmicort Asmanex, Alvesco	2021 (NCE) 2027-2030 (device/formulation)	NA
Avamys/Veramyst	fluticasone furoate	rhinitis	Nasonex	2021[2]	2023
Flixotide/Flovent	fluticasone propionate	asthma/COPD	Qvar, Singulair	expired (Diskus device) 2018-2026[1] (HFA-device)	expired (Diskus device) 2017 (HFA-device)
Incruse Ellipta	umeclidinium bromide	COPD	Spiriva Handihaler/ Respimat, Eklira Genuair	2025 (NCE) 2027-2030 (device/formulation)	2029 (NCE) 2022-2025 (device/formulation)
Nucala	mepolizumab	severe eosinophilic asthma	Xolair, Cinqair	expired[4]	2020[4]
Relvar/Breo Ellipta	fluticasone furoate/ vilanterol terfenatate	asthma/COPD	Symbicort, Foster, Flutiform, Dulera	2022 (NCE) 2027-2030 (device/formulation)	2027 (NCE) 2022-2025 (device/formulation)
Seretide/Advair*	salmeterol xinafoate/ fluticasone propionate	asthma/COPD	Symbicort, Foster, Flutiform, Dulera	expired (Diskus device) 2018-2026[1] (HFA-device)	expired (Diskus device) 2017[5] (HFA-device)
Serevent	salmeterol xinafoate	asthma/COPD	Foradil, Spiriva, Handihaler/Respimat Onbrez	expired (Diskus device)	expired (Diskus device) 2019 (HFA-device)
Ventolin HFA	albuterol sulphate	asthma/COPD	generic companies	2018-2026[1] (HFA-device)	2017 (HFA-device)
Anti-virals
Valtrex	valaciclovir	genital herpes, coldsores, shingles	Famvir	expired	expired
Zeffix/Epivir-HBV	lamivudine	chronic hepatitis B	Hepsera	expired	expired
Central nervous system
Lamictal	lamotrigine	epilepsy, bipolar disorder	Keppra, Dilantin	expired	expired
Imigran/Imitrex	sumatriptan	migraine	Zomig, Maxalt, Relpax	expired	expired
Seroxat/Paxil	paroxetine	depression, various anxiety disorders	Effexor, Cymbalta, Lexapro	expired	expired
Cardiovascular and urogenital
Eperzan/Tanzeum	albiglutide	Type 2 diabetes	Victoza, Byetta Bydureon, Lyxumia Trulicity	2022	2027
Avodart	dutasteride	benign prostatic hyperplasia	Proscar, Flomax, finasteride	expired	2017
Coreg CR	carvedilol phosphate	mild-to-severe heart failure, hypertension, left ventricular dysfunction post MI	Toprol XL	2026[1,2] (formulation)	NA

*	See ’Principal risks and uncertainties’ on page 254 for details of uncertainty on the timing of follow-on competition.

1	See Note 46 to the financial statements, ‘Legal proceedings’.

2	Generic competition possible in 2017.

3	Includes Supplementary Protection Certificates which were granted in multiple countries in EU and patent term extensions granted in the US.

4	Data exclusivity expires 2025 (EU) and 2027 (US).

5	Generic competition exists in some markets.

251	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Pharmaceutical products, competition and intellectual property continued

			Major competitor brands	Patent expiry dates[3]

Products	Compounds	Indication(s)		US	EU
Anti-bacterials
Augmentin	amoxicillin/clavulanate potassium	common bacterial infections	generic products	NA	expired
Rare diseases
Volibris	ambrisentan	pulmonary hypertension	Tracleer, Revatio	NA	2020
Immuno-inflammation
Benlysta	belimumab	systemic lupus erythematosus		2023	2026
HIV
Epzicom/Kivexa	lamivudine and abacavir	HIV/AIDS	Truvada, Atripla Descovy, Genvoya Odefsey	expired	2019[1,2] (combination)
Lexiva/Telzir	fosamprenavir	HIV/AIDS	Prezista, Kaletra, Reyataz	2018[1]	2019
Selzentry/Celsentri	maraviroc	HIV/AIDS	Isentress, Intelence, Prezista	2021	2022
Tivicay	dolutegravir	HIV/AIDS	Isentress, Prezista Reyataz, Kaletra	2027	2029
Triumeq	dolutegravir, lamivudine and abacavir	HIV/AIDS	Truvada, Atripla Descovy, Genvoya Odefsey	2027	2029
Trizivir	lamivudine, zidovudine and abacavir	HIV/AIDS	Truvada, Atripla Descovy, Genvoya Odefsey	expired	expired

Vaccines products, competition and intellectual property

			Major competitor brands	Patent expiry dates[3]

Products	Compounds	Indication(s)		US	EU
Bexsero	meningococcal group-B vaccine	Meningitis group B prevention	Trumenba	2027	2028[1]
Boostrix	diphtheria, tetanus, acellular pertussis	diphtheria, tetanus, acellular Pertussis booster vaccination	Adacel	2017	2017
Infanrix Hexa/Pediarix	diphtheria, tetanus, pertussis, polio, hepatitis B, Haemophilus influenzae type B (EU)	Prophylaxis against diphtheria, tetanus, pertussis, polio, hepatitis B, Haemophilus influenzae type B (EU)	Pentacel, Pediacel, Pentaxim, Pentavac, Hexaxim, Hexyon Vaxelis	2018	expired
Cervarix	HPV 16 & 18 virus like particles (VLPs), AS04 adjuvant (MPL + aluminium hydroxide)	human papilloma virus type 16 and 18	Gardasil (Silgard)	2020	2020
Fluarix Tetra	split inactivated influenza antigens (2 virus subtypes A and 2 subtype B)	seasonal influenza prophylaxis	Intenza, Flumist QIV, Vaxigrip QIV, Fluzone QIV, Fluzone High Dose	2022	2022
FluLaval	split inactivated influenza antigens (2 virus subtypes A and 2 subtype B)	seasonal influenza prophylaxis	Vaxigrip, Mutagrip, Fluzone, Influvac, Aggripal, Fluad, Intenza, Flumist	2022	2022
Menveo	meningococcal group A, C, W- 135 and Y conjugate vaccine	Meningitis group A, C, W-135 and Y prophylaxis	Mencevax, Menactra	2025	2025
Prepandrix	derived split inactivated influenza virus antigen, AS03 adjuvant	pandemic H5N1 influenza prophylaxis	Aflunov, Vepacel	–	2026
Priorix[2], Priorix Tetra[a,b] Varilrix[b]	live attenuated measles, mumps, rubella and varicella vaccine	measles, mumps, rubella and chickenpox prophylaxis	MMR II (M-M-RVaxPro) Proquad, Varivax	2019[4]	expired
Rotarix	Human rotavirus RIX4414 strain	Rotavirus prophylaxis	Rotateq	–	2020
Synflorix	conjugated pneumococcal polysaccharide	Prophylaxis against invasive disease, pneumonia, acute otitis media	Prevenar (Prevnar)	NA	2024
1	See Note 46 to the financial statements, ‘Legal proceedings’.

2	Generic competition commenced in many markets during 2016.

3	Includes Supplementary Protection Certificates which were granted in multiple countries in EU and patent term extensions granted in the US.
4	Refers to Priorix and Priorix Tetra, as all patents on Varilrix have expired.

a	Related compounds/indications are measles, mumps and rubella vaccine/prophylaxis

b	Related compound is varicella vaccine

252	GSK Annual Report 2016

Pipeline, products and competition continued

Consumer Healthcare products and competition

Brand	Products	Application	Markets	Competition
Wellness
Panadol and Panadol Cold & Flu	tablets, caplets, infant syrup drops	paracetamol-based treatment for headache, joint pain, fever, cold symptoms	global (except US)	Advil, Pfizer Aspirin, Bayer Tylenol, Johnson & Johnson
Voltaren	topical gel	non-steroidal, diclofenac based anti-inflammatory	global	Advil, Pfizer Aspirin, Bayer Tylenol, Johnson & Johnson
Otrivin	nasal spray	nasal decongestant	Germany, Poland, Russia, Sweden, Ukraine	Afrin, Merck Nasivin, Merck
Theraflu	tablets and syrups	cold and flu relief	Russia, Poland, Ukraine, US	Tylenol Cold & Flu, Johnson & Johnson Mucinex, Reckitt Benckiser Lemsip, Reckitt Benckiser
Flonase	nasal spray	allergy relief	US	Claritin, Bayer, Nasacort, Sanofi
Flixonase, Piriton	nasal spray, tablets	allergy relief	UK, Ireland	Benadryl, Johnson & Johnson
ENO	effervescent	immediate relief antacid	global (except US)	Estomazil, Hypermarca Gelusil, Pfizer
Tums	chewable tablets	immediate relief antacid	US	Alka-Seltzer, Bayer Gaviscon, Reckitt Benckiser Rolaids, Sanofi
Nicorette (US), NicoDerm, Nicotinell (ex. Australia)	lozenges, gum and trans-dermal patches	treatment of nicotine withdrawal as an aid to smoking reduction and cessation	global	Nicorette, Johnson & Johnson NiQuitin, Perrigo
Oral health
Sensodyne, Pronamel	toothpastes, toothbrushes, mouth rinse	relief of dentinal hypersensitivity. Pronamel additionally protects against acid erosion	global	Colgate Sensitive Pro-Relief, Colgate-Palmolive Elmex, Colgate-Palmolive Oral B, Procter & Gamble
Parodontax/ Corsodyl	toothpaste, medicated mouthwash, gel and spray	helps prevent bleeding gums, treats and prevents gingivitis	Germany, Ireland Italy, United Kingdom	Colgate Total Gum Health, Colgate-Palmolive Yunnan Baiyao, State Enterprise (China)
Polident, Poligrip, Corega	denture adhesive, denture cleanser	improve retention and comfort of dentures, cleans dentures	global	Fixodent and Kukident, Procter & Gamble, Steradent, Reckitt Benckiser
Aquafresh	toothpastes, toothbrushes mouthwashes	aids prevention of dental cavities, maintains healthy teeth, gums and fresh breath	global	Colgate, Colgate-Palmolive Crest, Procter & Gamble Oral-B, Procter & Gamble
Skin health
Zovirax Abreva	topical cream and non-medicated patch	lip care to treat and prevent the onset of cold sores	global	Compeed, Johnson & Johnson Carmex, Carma Labs Blistex, Blistex Incorporated retail own label
Nutrition
Horlicks	malted drinks and foods	nutritional beverages & food	Indian sub-continent, United Kingdom, Ireland	Bournvita, Mondelez Complan, Heinz

253	GSK Annual Report 2016	Strategic report
Governance and remuneration
Principal risks and uncertainties		Financial statements
Investor information

The principal risks discussed below are the risks and uncertainties relevant to our business, financial condition and results of operations that may affect our performance and ability to achieve our objectives. The risks below are those that we believe could cause our actual results to differ materially from expected and historical results.

We must adapt to and comply with a broad range of laws and regulations. These requirements apply to research and development, manufacturing, testing, approval, distribution, sales and marketing of Pharmaceutical, Vaccine and Consumer Healthcare products and affect not only the cost of product development but also the time required to reach the market and the likelihood of doing so successfully.

Moreover, as rules and regulations change, and governmental interpretation of those rules and regulations evolves, the nature of a particular risk may change. Changes to certain regulatory regimes may be substantial. Any change in, and any failure to comply with, applicable law and regulations could materially and adversely affect our financial results.

Similarly, our business exposes us to litigation and government investigations, including but not limited to product liability litigation, patent and antitrust litigation and sales and marketing litigation. Litigation and government investigations, including related provisions we may make for unfavourable outcomes and increases in related costs such as insurance premiums, could materially and adversely affect our financial results.

More detail on the status and various uncertainties involved in our significant unresolved disputes and potential litigation is set out in Note 46, ‘Legal proceedings,’ on pages 226 to 231.

UK regulations require a discussion of the mitigating activities a company takes to address principal risks and uncertainties. A summary of the activities that the Group takes to manage each of our principal risks accompanies the description of each principal risk below. The principal risks and uncertainties are not listed in order of significance.

Patient safety

Risk definition

Failure to appropriately collect, review, follow up, or report adverse events from all potential sources, and to act on any relevant findings in a timely manner.

Risk impact

The impact of this risk is potentially to compromise our ability to conduct robust safety signal detection and interpretation and to ensure that appropriate decisions are taken with respect to the risk/ benefit profile of our products, including the completeness and accuracy of product labels and the pursuit of additional studies/ analyses, as appropriate. This could lead to potential harm to patients, reputational damage, product liability claims or other litigation, governmental investigation, regulatory action such as fines, penalties or loss of product authorisation.

Context

Pre-clinical and clinical trials are conducted during the development of investigational Pharmaceutical, Vaccine and Consumer Healthcare Products to determine the safety and efficacy of the products for use by humans. Notwithstanding the efforts we make to determine the safety of our products through appropriate pre-clinical and clinical trials, unanticipated side effects may become evident only when products are widely introduced into the marketplace. Questions about the safety of our products may be raised not only by our ongoing safety surveillance and post-marketing studies but also by governmental agencies and third-parties that may analyse publicly available clinical trial results.

The Group is currently a defendant in a number of product liability lawsuits, including class actions, that involve significant claims for damages related to our products. Litigation, particularly in the US, is inherently unpredictable. Class actions that seek to sweep together all persons who take our products increase the potential liability. Claims for pain and suffering and punitive damages are frequently asserted in product liability actions and, if allowed, can represent potentially open-ended exposure and thus, could materially and adversely affect the Group’s financial results.

Mitigating activities

The Chief Medical Officer (CMO) is responsible for medical governance for the Group under a global policy. Under that policy, safeguarding human subjects in our clinical trials and patients who take our products is of paramount importance, and the CMO has the authoritative role for evaluating and addressing matters of human safety.

Individual Medical Officers within the Pharmaceutical, Vaccines and Consumer Healthcare businesses and the Group’s substantial Safety and Pharmacovigilance organisation keep track of any adverse issues reported for our products during the course of clinical studies. Once a Group product is approved for marketing, the Group has an extensive post-marketing surveillance and signal detection system. Information on possible side effects of products is received from several sources including unsolicited reports from health professionals and patients, regulatory authorities, medical and scientific literature and the media. It is our policy that employees are required to report immediately any issues relating to the safety or quality of our products. Each of our country managers is responsible for monitoring, exception tracking and training that helps assure the collection of safety information and reporting the information to the relevant central safety department, in accordance with Group policy and legal requirements.

Information that changes the risk/benefit profile of one of the Group’s products will result in certain actions to characterise, communicate and minimise the risk. Proposed actions are discussed with regulatory authorities and can include modifying the prescribing information, communications to physicians and other healthcare providers, restrictions on product prescribing/availability to help assure safe use, and sometimes carrying out further clinical trials. In certain cases, it may be appropriate to stop clinical trials or to withdraw the medicine from the market. The Group’s Global Safety Board (GSB), comprising senior physicians and representatives of supporting functions, is an integral component of the system. The GSB (including subsidiary boards dedicated to Consumer Healthcare Products and Vaccines) reviews the safety of investigational and marketed products across the Group and has the authority to stop a clinical trial if continued conduct of such trial is not ethically or scientifically justified in light of information that has emerged since the start of the trial.

In addition to the medical governance framework within the Group as described above, the Group uses several mechanisms to foster the early evaluation, mitigation, and resolution of disputes as they arise and of potential claims even before they arise. The goal of the programmes is to create a culture of early identification and evaluation of risks and claims (actual or potential), in order to minimise liability and litigation.

254	GSK Annual Report 2016

Principal risks and uncertainties continued

Intellectual property

Risk definition

Failure to appropriately secure, maintain and enforce intellectual property rights.

Risk impact

Any failure to obtain or subsequent loss of patent protection in a market, including reducing the availability or scope of patent rights or compulsory licensing (in which a government forces a manufacturer to license its patents for specific products to a competitor), could materially and adversely affect our financial results in that market. Absence of adequate patent or data exclusivity protection in a market could limit the opportunity to rely on that market for future sales growth for our products, which could also materially and adversely affect our financial results in that market.

Context

As an innovative Pharmaceutical, Vaccine and Consumer Healthcare Products company, we seek to obtain appropriate intellectual property protection for our products. Our ability to obtain and enforce patents and other proprietary rights with regard to our products is critical to our business strategy and success. Pharmaceutical products are usually only protected from being copied by generic manufacturers during the period of exclusivity provided by an issued patent or related intellectual property rights such as regulatory data protection or orphan drug status. Following expiration of certain intellectual property rights, a generic manufacturer may lawfully produce a generic version of the product.

We operate in markets where intellectual property laws and patent offices are still developing and where governments may be unwilling to grant or enforce intellectual property rights in a fashion similar to more developed regions such as the EU, Japan and the US. Some developing countries have limited, or threatened to limit, effective patent protection for pharmaceutical products in order to facilitate early competition within their markets from generic manufacturers.

We face competition from manufacturers of proprietary and generic pharmaceutical products in all of our major markets. Introduction of generic products, particularly in the US where we have our highest turnover and margins, typically leads to a rapid and dramatic loss of sales and reduces our revenues and margins for our proprietary products. Since there is no abbreviated pathway that leads to substitutable generic vaccines, competition in that market arises from branded products or generic branded products and erosion of sales, revenues and margins is less dramatic. In addition, the proprietary technology used in manufacture and the capital investment in facilities create barriers to entry into the vaccine markets.

We depend on certain key products for a significant portion of our sales. One such product is our respiratory pharmaceutical product Seretide/Advair which accounts for significant Group sales worldwide. The patent for compositions containing the combination of active substances in Seretide/Advair has expired. Generic products containing the same combination of active substances as Seretide/Advair (in both dry powder inhalers and metered dose inhalers) have been launched by several manufacturers in a number of European markets. New drugs applications (ANDAs) have been filed in the US by generic competitors for Seretide/Advair Diskus. The date of such approvals is uncertain at this time but could come as early as March 2017. The timing of an ANDA for Advair HFA in the US is uncertain. We have patents on the formulation and device used in the metered dose inhaler, although the protection afforded by these patents is uncertain at present. Similar patents exist for Ventolin HFA and Flovent HFA.

The expiration dates for patents for our major products which may affect the dates on which generic versions of our products may be introduced are set out on pages 250 to 251. The listed annual expiration dates are not meant to indicate the certainty of exclusivity for the listed products, as patents may be designed around or invalidated prior to their expiration, resulting in earlier entry of a generic product. Legal proceedings involving patent challenges are set out in Note 46 to the financial statements, ‘Legal proceedings’.

Generic drug manufacturers have also exhibited a readiness to market generic versions of many of our most important products prior to the expiration of our patents. Their efforts may involve challenges to the validity or enforceability of a patent or assertions that their generic product does not infringe our patents. As a result, we are and may continue to be involved in legal proceedings involving patent challenges, which may materially and adversely affect our financial results. Moreover, in the US, it has become common for patent infringement actions to prompt claims that anti-trust laws have been violated during the prosecution of the patent or during litigation involving the defence of that patent. Such claims by direct and indirect purchasers and other payers are typically filed as class actions. The relief sought may include treble damages and restitution claims. Similarly, anti-trust claims may be brought by government entities or private parties following settlement of patent litigation, alleging that such settlements are anti-competitive and in violation of anti-trust laws. A successful anti-trust claim by a private party or government entity could materially and adversely affect our financial results.

Mitigating activities

Our Global Patents group focuses on securing, maintaining and enforcing our patent rights. This global group maintains internal processes designed to seek to ensure successful procurement, enforcement and defence of our patents with the goal of lawfully maintaining exclusive rights in markets for our products.

The Global Patents group monitors new developments in international patent law to seek to ensure appropriate protection of our assets. Sometimes acting through trade associations, we work with local governments to seek to secure effective and balanced intellectual property laws designed to meet the needs of patients and payers while supporting long-term investment in innovation.

255	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Product quality

Risk definition

Failure to comply with current Good Manufacturing Practices (cGMP) or inadequate controls and governance of quality in the supply chain covering supplier standards, manufacturing and distribution of products.

Risk impact

A failure to ensure product quality could have far reaching implications in terms of patient and consumer safety resulting in product launch delays, supply interruptions and product recalls which would have the potential to do damage to GSK’s reputation. Associated regulatory, legal, and financial consequences could materially and adversely affect company reputation and financial results.

Context

Patients, consumers and healthcare professionals trust the quality of our products. Product quality may be influenced by many factors including product and process understanding, consistency of manufacturing components, compliance with GMP, accuracy of labelling, reliability of the external supply chain, and the embodiment of an overarching quality culture. The internal and external environment continues to evolve as new products, new markets and new legislation are introduced, with increasing scrutiny of data integrity, supply continuity and drug shortages. Review of inspections conducted across the industry by national regulatory authorities during 2016 highlighted an ongoing focus on data integrity, third party oversight and the timely escalation of pertinent issues to regulatory authorities.

Mitigating activities

We have developed and implemented a single Pharmaceutical Quality System (PQS) that defines the quality standards and systems for our businesses associated with Pharmaceuticals, Vaccines and Consumer Healthcare products and clinical trial materials. This system has a broad scope and is applicable throughout the product lifecycle from R&D to mature commercial supply.

There is no single external quality standard or system that governs the detailed global regulatory expectations for the quality of medicinal products. Requirements are often complex and fragmented across national and regional boundaries. Consequently, we have adopted the internationally recognised principles from the ‘ICH Q10: Pharmaceutical Quality Systems’ framework as the basis for the GSK PQS. This is an industry standard which incorporates quality concepts throughout the product lifecycle. The GSK PQS is augmented by a consolidation of the numerous regulatory requirements defined by markets across the world, which assures that the GSK PQS meets external expectations for product quality in the markets supplied. The PQS is regularly updated to ensure that it keeps pace with the evolving external regulatory environment. New scientific understanding and operational improvements are incorporated into the PQS to support the delivery of consistent and reliable products.

An extensive global network of quality and compliance professionals is aligned with each business unit to provide oversight and assist with the delivery of quality performance and operational compliance, from site level to senior management level. Management oversight of those activities is accomplished through a hierarchy of Quality Councils and through an independent Chief Product Quality Officer and Global Product Quality Office. In 2016 we introduced a revised approach to monitoring Regulated Quality (GxP) performance to provide the Corporate Executive Team with an integrated assessment of key performance indicators (KPIs). The defined KPIs cover manufacturing practice, clinical practice, pharmacovigilance practice, regulatory practice, drug safety assessment, and animal welfare.

We have implemented a risk-based approach to assessing and managing third party suppliers that provide materials which are used in finished products. Contract manufacturers making our products are expected to comply with GSK standards and are regularly audited to provide assurance that standards are met.

All staff members are regularly trained to ensure that cGMP standards and behaviours based on our values are followed. Additionally, advocacy and communication programmes are routinely deployed to ensure consistent messages are conveyed across the organisation, whether they originate from changes in regulation, learnings from inspections, or regulatory submissions. There is a continued emphasis on the value of quality performance metrics to facilitate improvement and foster a culture of ‘right first time’.

256	GSK Annual Report 2016

Principal risks and uncertainties continued

Financial controls and reporting

Risk definition

Failure to comply with current tax law or incurring significant losses due to treasury activities; failure to report accurate financial information in compliance with accounting standards and applicable legislation; failure to maintain adequate governance and oversight over third-party relationships.

Risk impact

Non-compliance with existing or new financial reporting and disclosure requirements, or changes to the recognition of income and expenses, could expose us to litigation and regulatory action and could materially and adversely affect our financial results. Changes in tax laws or in their application with respect to matters such as transfer pricing, foreign dividends, controlled companies, R&D tax credits, taxation of intellectual property or a restriction in tax relief allowed on the interest on intra-group debt, could impact our effective tax rate. Significant losses may arise from inconsistent application of treasury policies, transactional or settlement errors, or counterparty defaults. Any changes in the substance or application of the governing tax laws, failure to comply with such tax laws or significant losses due to treasury activities could materially and adversely affect our financial results.

Failure to adequately manage third party relationships could result in business disruption and exposure to risk ranging from sub-optimal contractual terms and conditions, to severe business sanctions and/ or significant reputational damage. Any of these consequences could materially and adversely affect our business operations and financial results.

Context

The Group is required by the laws of various jurisdictions to disclose publicly its financial results and events that could materially affect the financial results of the Group. Regulators routinely review the financial statements of listed companies for compliance with new, revised or existing accounting and regulatory requirements. The Group believes that it complies with the appropriate regulatory requirements concerning our financial statements and disclosure of material information including any transactions relating to business restructuring such as acquisitions and divestitures. However, should we be subject to an investigation into potential non-compliance with accounting and disclosure requirements, this may lead to restatements of previously reported results and significant penalties.

Our Treasury group deals in high value transactions, mostly foreign exchange and cash management transactions, on a daily basis. These transactions involve market volatility and counterparty risk. The Group’s effective tax rate reflects rates of tax in the jurisdictions in which the Group operates that are both higher and lower than the UK rate and takes into account regimes that encourage innovation and investment in science by providing tax incentives which, if changed, could affect the Group’s tax rate. In addition, the worldwide nature of our operations and cross-border supply routes can result in conflicting claims from tax authorities as to the profits to be taxed in individual countries. The tax charge included in our financial statements is our best estimate of the Group’s tax liability pending audits by tax authorities.

There continues to be a significant international focus on tax reform, including the OECD’s Base Erosion and Profit Shifting (BEPS) project and European Commission initiatives such as the increased use of fiscal state aid investigations. Together with domestic initiatives around the world, these may result in significant changes to established tax principles and an increase in tax authority disputes. These, regardless of their merit or outcomes, can be costly, divert management attention and may adversely impact our reputation.

Third parties are critical to our business delivery and are an integral part of the solution to improve our productivity, quality, service and innovation. We rely on third parties, including suppliers, distributors, individual contractors, licensees, and other pharmaceutical and biotechnology collaboration partners for discovery, manufacture, and marketing of our products and important business processes.

Third party business relationships present a material risk. For example, we share critical and sensitive information such as marketing plans, clinical data, and employee data with specific third parties who are conducting the relevant outsourced business operations. Inadequate protection or misuse of this information by third parties could have significant business impact. Similarly, we use distributors and agents in a range of activities such as promotion and tendering which have inherent risks such as inappropriate promotion or unethical business practices. Insufficient internal compliance and controls by the distributors could affect our reputation. These risks are further increased by the complexities of working with large numbers of third parties.

Mitigating activities

The Group maintains a control environment designed to identify material errors in financial reporting and disclosure. The design and operating effectiveness of key financial reporting controls are regularly tested by management and via independent business monitoring. This provides us with the assurance that controls over key financial reporting and disclosure processes have operated effectively.

We keep up to date with the latest developments in financial reporting requirements by working with our external auditors and legal advisors.

There is shared accountability for financial results across our businesses. Financial results are reviewed and approved by regional management and then reviewed with the Financial Controller and the Chief Financial Officer (CFO). This allows our Financial Controller and our CFO to assess the evolution of the business over time, and to evaluate performance to plan. Significant judgements are reviewed and confirmed by senior management. Business reorganisations and newly acquired activities are integrated into risk assessments and appropriate controls and reviews are applied. Counterparty exposure is subject to defined limits approved by the Board for both credit rating and individual counterparties.

In 2016, we created a Finance Risk and Controls Centre of Excellence to maintain the Finance control framework. We added resources to ensure processes and controls were maintained during business transformation, the upgrade of our financial systems and processes and the ongoing integration of the former Novartis’ businesses into our control and reporting framework. Additional risk mitigation was introduced by amending the programme timelines of system upgrades.

257	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Financial controls and reporting continued

The Group maintains a Disclosure Committee reporting to the Board, which reviews the Group’s quarterly results and Annual Report and Form 20-F and determines throughout the year, in consultation with its legal advisors, whether it is necessary to disclose publicly information about the Group through Stock Exchange announcements. The Treasury Management Group meets on a regular basis to seek to ensure that liquidity, interest rate, counterparty, foreign currency transaction and foreign currency translation risks are all managed in line with the conservative approach as detailed in the associated risk strategies and policies which have been adopted by the Board.

Oversight of Treasury’s role in managing counterparty risk in line with agreed policy is performed by a Corporate Compliance Officer, who operates independently of Treasury. Further details on mitigation of Treasury Risks can be found on pages 212 to 213 in Note 42, ‘Financial instruments and related disclosures’. Tax risk is managed by a set of policies and procedures to seek to ensure consistency and compliance with tax legislation. We seek to maintain open, positive relationships with governments and tax authorities worldwide. We monitor government debate on tax policy in our key jurisdictions to deal proactively with any potential future changes in tax law. We engage advisors and legal counsel to review tax legislation and the implications for our business. Where relevant we are active in providing relevant business input to tax policy makers. Significant decisions are considered and agreed by the Tax Governance Board, which meets quarterly and is made up of senior personnel from across the Finance group.

A centralised team of dedicated specialists are responsible for managing transactional tax reporting and compliance. We submit tax returns according to statutory time limits and engage with tax authorities to seek to ensure our tax affairs are current, entering into arrangements such as Continuous Audit Programmes and Advance Pricing Agreements to provide long-term certainty over tax treatment where appropriate. In exceptional cases where matters cannot be settled by agreement with tax authorities, we may have to resolve disputes through formal appeals or other proceedings.

Each business unit leadership team retains ultimate accountability for managing third party interactions and risks. When working with third parties, all employees are expected to manage external interactions and commitments responsibly. This expectation is embedded in our values and Code of Conduct. It is our responsibility that all activities are performed safely and in compliance with applicable laws and our values, standards and Code of Conduct.

To seek to guide and enforce our global principles for interactions with third parties, we have in place a policy framework applicable to buying goods and services, managing our external spend, paying and working with our third parties. This policy framework applies to all employees and complementary workers worldwide. The framework is complemented by technical and local standards designed to seek to ensure alignment with the nature of third party interactions, such as good manufacturing practice and adherence to local laws and regulations. Independent business monitoring of key financial and operational controls is in place and is supplemented by periodic checks from the company’s independent Audit & Assurance function.

Continuous monitoring and performance of third parties is enhanced through the Third Party Oversight programme managed through the Global Ethics and Compliance organisation. The global programme, which completed deployment across LATAM and South East Asia countries in 2016, takes an enterprise wide view of third party related risks. The programme is strengthening risk assessment and due diligence efforts on third parties and improving the overall management of our third party risks through the lifecycle of the third party engagement.

258	GSK Annual Report 2016

Principal risks and uncertainties continued

Anti-Bribery and Corruption

Risk definition

Failure of GSK employees, consultants and third parties to comply with our Anti-bribery and corruption (ABAC) principles and standards, as well as with all applicable legislation.

Risk impact

Failure to mitigate this risk could expose the Group and associated persons to governmental investigation, regulatory action and civil and criminal liability.

In addition to legal penalties, a failure to prevent bribery through complying with ABAC legislation and regulations could have substantial implications for the reputation of the company, the credibility of senior leaders, and an erosion of investor confidence in our governance and risk management.

Context

We are exposed to bribery and corruption risk through our global business operations. In some markets, the government structure and the rule of law are less developed, and this has a bearing on our bribery and corruption risk exposure. In addition to the global nature of our business, the healthcare sector is highly competitive and subject to regulation. This increases the instances where we are exposed to activities and interactions with bribery and corruption risk.

The Group has been subject to a number of ABAC inquiries. We have reached a resolution with US authorities in 2016 regarding their ABAC inquiry, whilst the inquiry of the UK authorities is ongoing. These investigations are discussed further in Note 46 ‘Legal proceedings’.

Mitigating activities

Our Code of Conduct, values and behaviours and commitment to zero tolerance are integral to how we mitigate this risk. In light of the complexity and geographic breadth of this risk, we constantly evolve our oversight of activities and data, reinforce to our employees and contractors clear expectations regarding acceptable behaviours, and maintain on-going communications between the Group headquarters and local markets.

The Group has an enterprise-wide ABAC programme designed to ensure compliance with the Group’s ABAC policies and prevent the risk of bribery and corruption. It builds on our values and business standards to form a comprehensive and practical approach to compliance, and is flexible to the evolving nature of our business.

Our ABAC programme is built on best in class principles and a range of features which collectively enable us to manage the risk from top down and bottom up. For example, the programme comprises top-level commitment from the Group Board of Directors and leadership; a global risk assessment to enable targeted intervention and compliance monitoring activities. The programme is underpinned by a global ABAC policy and written standards that address commercial and other practices that give rise to ABAC risk and ongoing training and communications. In addition, the programme mandates enhanced controls over interactions with government officials and during business development transactions. All employees are required to complete comprehensive ABAC training dependent on role requirements.

Programme governance is provided by the Group’s ABAC Governance Board which includes representation from key functional areas and business units. We have a dedicated ABAC team responsible for the implementation and evolution of the programme in response to developments in the internal and external environment. This is complemented with independent oversight and assurance undertaken by the Audit and Assurance and Independent Business Monitoring teams.

We continually benchmark our ABAC programme against other large multinational companies and use external expertise to drive improvements in the programme.

259	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Commercialisation

Risk definition

Failure to execute business strategies, or effectively manage competitive opportunities and threats in accordance with the letter and spirit of legal, industry, or the Group’s requirements.

Risk impact

Failure to manage risks related to commercialisation could materially and adversely affect our ability to grow a diversified global business and deliver more products of value for patients and consumers. Failure to comply with applicable laws, rules and regulations may result in governmental investigation, regulatory action and legal proceedings brought against the Group by governmental and private plaintiffs. Failure to provide accurate and complete information related to our products may result in incomplete awareness of the risk/benefit profile of our products and possibly suboptimal treatment of patients and consumers. Any of these consequences could materially and adversely affect the Group.

Any practices that are found to be misaligned with our values could also result in reputational damage and dilute trust established with external stakeholders.

Context

We operate on a global basis in an industry that is both highly competitive and highly regulated. Our competitors may make significant product innovations and technical advances and may intensify price competition. In light of this competitive environment, continued development of commercially viable new products and the development of additional uses for existing products are critical to achieve our strategic objectives. As do other pharmaceutical vaccine and consumer companies, the Group faces downward price pressure in major markets, declining emerging market growth, and negative foreign exchange impact.

Developing new Pharmaceutical, Vaccine and Consumer Healthcare products is a costly, lengthy and an uncertain process. A product candidate may fail at any stage, including after significant Group economic and human resources have been invested. Our competitors’ products or pricing strategies or any failure on our part to develop commercially successful products, or to develop additional uses for existing products, could materially and adversely affect our ability to achieve our strategic objectives.

We are committed to the ethical and responsible commercialisation of our products to support our mission to improve the quality of human life by enabling people to do more, feel better, and live longer. To accomplish this mission, we engage the healthcare community in various ways to provide important information about our medicines.

Promotion of approved products seeks to ensure that healthcare professionals (HCPs) globally have access to information they need, that patients and consumers have access to the information and products they need and that products are prescribed, recommended or used in a manner that provides the maximum healthcare benefit to patients and consumers. We are committed to communicating information related to our approved, products in a responsible, legal, and ethical manner.

While business units within the Group are confronted by common types of commercialisation risks, differences do exist in the types of risks that present themselves, the degree of risk presented in that business unit and, consequently, how those risks are managed. This reflects the different nature and profile of the business units across the Group.

Mitigating activities

Our strategic objectives are designed to ensure the Group achieves its mission of helping people do more, feel better and live longer. The Group continues to strive for new product launches that are competitive and resourced effectively, as well as a healthy proportion of its sales ratio attributable to new product or innovation sales. This innovation helps the Group defray the effect, for example, of downward price pressure in major markets, declining emerging market growth and negative foreign exchange impact.

Establishing new products that are priced to balance expectations of patients and consumers, HCPs, payers, shareholders, and the community enables the Group to maintain a strong global business and remain relevant to the needs of patients and consumers. Our values provide a guide for how we lead and make decisions. We constantly strive to do the right thing and deliver quality products, seeking to ensure our behaviours reflect our values and the mission of our company.

We have taken action at all levels of the Group to enhance and improve standards and procedures for promotional interactions, based on our values of transparency, respect, integrity and patient focus. We have policies and standards governing promotional activities undertaken by the Group or on its behalf. All of these activities we conduct worldwide must conform to high ethical, regulatory, and industry standards. Where local standards differ from global standards, the more stringent of the two applies.

The Group has harmonised policies and procedures to guide above country commercial practices processes as well as clarified applicable standards when engaging in the markets. Each business unit within the Group has adopted GSK’s Internal Control Framework to support the assessment and management of its risks. Commercial practices activities have appropriate monitoring programmes and oversight from both business unit Risk Management and Compliance Boards and Country Executive Boards that manage risks across in-country business activities.

All promotional materials and activities must be reviewed and approved according to the Group’s policies and standards, and conducted in accordance with local laws and regulations, to seek to ensure that these materials and activities fairly represent the products or services of the Group. When necessary, we have disciplined (up to and including termination) employees who have engaged in misconduct and have broadened our ability to claw back remuneration from senior management in the event of misconduct.

The Group continues to evolve its commercial operating model, embedding industry leading changes in the compensation model for sales professionals and their managers who interact with HCPs. These changes eliminated rewards based on sales or market share of prescription products in individuals’ territories in favour of rewards based on the quality of the individuals’ interactions with HCPs. Furthermore, from the beginning of 2016, GSK stopped paying HCPs to deliver promotional presentations for GSK to other HCPs or sponsor their travel to medical educational conferences.

260	GSK Annual Report 2016

Principal risks and uncertainties continued

Research practices

Risk definition

Failure to adequately conduct ethical and sound preclinical and clinical research. In addition, failure to engage in scientific activities that are consistent with the letter and spirit of the law, industry, or the Group’s requirements.

Risk impact

The impacts of the risk include harm to human subjects, reputational damage, failure to obtain the necessary regulatory approvals for our products, governmental investigation, legal proceedings brought against the Group by governmental and private plaintiffs (product liability suits and claims for damages), and regulatory action such as fines, penalties, or loss of product authorisation. Any of these consequences could materially and adversely affect our financial results.

Context

Research relating to animals can raise ethical concerns. While we attempt to address this proactively, animal studies remain a vital part of our research. In many cases, they are the only method that can be used to investigate the effects of a potential new medicine in a living body before it is tested in humans, and they are generally mandated by regulators and ethically imperative. Animal research can provide critical information about the causes of diseases and how they develop. Nonetheless, we are continually seeking ways in which we can minimise our use of animals in research, whilst complying with regulatory requirements.

Clinical trials in healthy volunteers and patients are used to assess and demonstrate an investigational product’s efficacy and safety or further evaluate the product once it has been approved for marketing. We also work with human biological samples. These samples are fundamental to the discovery, development and safety monitoring of our products. The integrity of our data is essential to success in all stages of the research data lifecycle: design, generation, recording and management, analysis, reporting and storage and retrieval. Our research data is governed by legislation and regulatory requirements. Research data and supporting documents are core components at various stages of pipeline progression decision-making and also form the content of regulatory submissions. Poor data integrity can compromise our research efforts.

There are innate complexities and interdependencies required for regulatory filings, particularly given our global research and development footprint. Rapid changes in submission requirements in developing countries continue to increase the complexity of worldwide product registration. Scientific engagement (SE), defined as the interaction and exchange of information between GSK and external communities in order to advance scientific and medical understanding, including the appropriate development and use of our products, is an essential part of scientific discourse. Such non-promotional engagement with external stakeholder groups is vital to GSK’s mission and necessary for scientific and medical advance. The scope of SE activities includes: advisory boards; scientific consultancies; pre-planned informal discussions with healthcare professionals (HCP); sharing medical information; publications (including abstracts to congresses); scientific interactions with payers, patients, governments and the media; and support for independent medical education. SE activities are essential but present legal, regulatory, and reputational risk if the sharing of data, invited media coverage or payments for service providers has, or is perceived to have, promotional intent. The risks are particularly high where HCP engagement and associated financial and/or transfer of value disclosures are required by GSK.

Mitigating activities

We established an Office of Animal Welfare, Ethics and Strategy (OAWES), led by the Chief of Animal Welfare, Ethics and Strategy, to seek to ensure the humane and responsible care of animals and increase the knowledge and application of non-animal alternatives for the Group. OAWES embeds a framework of animal welfare governance, promotes application of 3Rs (replacement, refinement and reduction of animals in research), explores opportunities for cross-industry data sharing, and conducts quality assessments.

We make information available on our studies, including summaries of the results – whether positive or negative. GSK was the first company to publish clinical study reports that form the basis of submissions to regulatory agencies and we have publically posted more than 1,830 clinical study reports in addition to more than 6,000 study result summaries. Detailed patient-level data from approximately 2,000 clinical studies can be requested and accessed through clinicalstudydatarequest.com.

We have a Global Human Biological Samples Management (HBSM) governance framework in place to oversee the ethical and lawful acquisition and management of human biological samples. Our global HBSM network champions HBSM activities and provides an experienced group to support internal sample custodians on best practice. It remains an important priority to enhance our data integrity controls. A Data Integrity Committee was in place throughout the year to provide oversight and a Data Integrity Quality Assurance team began conducting assessments intended to provide independent business monitoring of our internal controls for R&D activities

The Chief Regulatory Officer oversees the activities of the Regulatory Governance Board which includes promoting compliance with regulatory requirements and Group-wide standards, making regulatory services more efficient and agile, and further aligning regulatory capabilities with our international business needs at the enterprise and local levels. The Group strictly prohibits promotional practices prior to marketing authorisation, and care is taken to seek to ensure that SE activity is not promotional.

Specific accountability and authorisation for SE resides within the Medical Governance framework that is overseen by the Global Medical Topic Board (GMTB), accountable to the Chief Medical Officer. GMTB is responsible for oversight of applicable policies and seeking to ensure the highest level of integrity and continuous development of SE at GSK. This framework seeks to ensure the right level of accountability and clear programme guidance at above country across R&D business units and in Local Operating Companies.

The Research Practices risk is now aligned with a new Enterprise framework that seeks to ensure strengthened governance across the R&D businesses in Pharmaceutical, Vaccines and Consumer Healthcare. Under the leadership of the Chief Research Practices Officer, management of the risk will take a practical approach to information sharing, streamlining risk identification and escalation while ensuring ownership stays at the business unit level and allows for a proportional risk treatment plan.

261	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Environment, health and safety and sustainability

Risk definition

Failure to manage environment, health and safety and substainability (EHS&S) risks in line with our objectives and policies and with relevant laws and regulations.

Risk impact

Failure to manage EHS&S risks could lead to significant harm to people, the environment and communities in which we operate, fines, failure to meet stakeholder expectations and regulatory requirements, litigation or regulatory action, and damage to the Group’s reputation and could materially and adversely affect our financial results.

Context

The Group is subject to health, safety and environmental laws of various jurisdictions. These laws impose duties to protect people, the environment, and the communities in which we operate, as well as potential obligations to remediate contaminated sites. We have also been identified as a potentially responsible party under the US Comprehensive Environmental Response Compensation and Liability Act at a number of sites for remediation costs relating to our use or ownership of such sites in the US. Failure to manage these environmental risks properly could result in litigation, regulatory action and additional remedial costs that may materially and adversely affect our financial results. See Note 46 to the financial statements, ‘Legal proceedings’, for a discussion of the environmental related proceedings in which we are involved. We routinely accrue amounts related to our liabilities for such matters.

Mitigating activities

The Corporate Executive Team (CET) is responsible for EHS&S governance for the Group under a global policy. Under that policy, the CET seeks to ensure there is a control framework in place to manage the risks, impacts and legal compliance issues that relate to EHS&S and for assigning responsibility to senior managers for providing and maintaining those controls. Individual managers seek to ensure that the EHS&S control framework is effective and well implemented in their respective business area and that it is fully compliant with all applicable laws and regulations, adequately resourced, maintained, communicated, and monitored. Additionally, each employee is personally responsible for ensuring that all applicable local standard operating procedures are followed by them and expected to take responsibility for EHS&S matters.

Our risk-based, proactive approach is articulated in our refreshed Global EHS&S standard which supports our EHS&S policy and our objective to discover, develop, manufacture, supply and sell our products without harming people or the environment. In addition to the design and provision of safe facilities, plant and equipment, we operate rigorous procedures that help us eliminate hazards where practicable and protect employees’ health and well-being. Through our continuing efforts to improve environmental sustainability we have reduced our value chain carbon intensity per pack, water consumption and waste generation. We actively manage our environmental remediation obligations and seek to ensure practices are environmentally sustainable and compliant. Our EHS&S performance results are shared externally each year in our Responsible Business Supplement.

Information protection

Risk definition

The risk to GSK business activities if information becomes disclosed to those not authorised to see it, or if information or systems fail to be available or are corrupted.

Risk impact

Failure to adequately protect critical and sensitive systems and information may result in loss of commercial or strategic advantage, damage to our reputation, litigation, or other business disruption including regulatory sanction, which could materially and adversely affect our financial results.

Context

We rely on critical and sensitive systems and data, such as corporate strategic plans, sensitive personally identifiable information (PII), intellectual property, manufacturing systems and trade secrets. There is the potential that our computer systems or information may be exposed to misuse or unauthorised disclosure. We are also subject to various laws that govern the processing of PlI.

Mitigating activities

The Group has a global information protection policy that is supported through a dedicated programme of activity. To increase our focus on information security, the Group established the Information Protection & Privacy function to provide strategy, direction, and oversight while enhancing our global information security capabilities.

We assess changes in our information protection risk environment through briefings by government agencies, subscription to commercial threat intelligence services and knowledge sharing with other pharmaceutical and cross-industry companies.

We aim to use industry best practices as part of our information security policies, processes and technologies and invest in strategies that are commensurate with the changing nature of the security threat landscape. A Privacy Centre of Excellence has been established to ensure compliance prior to the deadline with the new General Data Protection Requirements (GDPRs). All employees are required to complete training on the appropriate handling and maintaining of PII.

The Group’s Binding Corporate Rules (BCRs) have been approved by the UK Information Commissioner’s Office for human resource and research activities data. BCRs have been recognised by 29 European states and Switzerland allowing us to transfer PII internationally between the Group’s entities without individual privacy agreements in each European Union country. The approval in the remaining two countries, Greece and Romania is expected in 2017.

262	GSK Annual Report 2016

Principal risks and uncertainties continued

Supply continuity and crisis management

Risk definition

Failure to deliver a continuous supply of compliant finished product; inability to respond effectively to a crisis incident in a timely manner to recover and sustain critical operations, including key supply chains. This risk was previously called Crisis and continuity management.

Risk impact

We recognise that failure to supply our products can adversely impact consumers and patients who rely on them. A material interruption of supply or exclusion from healthcare programmes could expose us to litigation or regulatory action and financial penalties that could adversely affect the Group’s financial results.

The Group’s international operations, and those of its partners, expose our workforce, facilities, operations and information technology to potential disruption from natural events (e.g. storm or earthquake), man-made events (e.g. civil unrest, terrorism), and global emergencies (e.g. Ebola outbreak, Flu pandemic). It is important that GSK has robust crisis management and recovery plans in place to manage such events.

Context

Our supply chain operations are subject to review and approval by various regulatory agencies that effectively provide our licence to operate. Failure by our manufacturing and distribution facilities or by suppliers of key services and materials could lead to litigation or regulatory action such as product recalls and seizures, interruption of supply, delays in the approval of new products, and suspension of manufacturing operations pending resolution of manufacturing or logistics issues.

We rely on materials and services provided by third party suppliers to make our products, including active pharmaceutical ingredients (API), antigens, intermediates, commodities, and components for the manufacture and packaging of Pharmaceutical, Vaccine and Consumer Healthcare products. Some of the third party services procured, such as services provided by contract manufacturing and clinical research organisations to support development of key products, are important to ensure continuous operation of our businesses.

Although we undertake business continuity planning, single sourcing of certain components, bulk API, finished products, and services creates a supply risk in the event of regulatory non-compliance or physical disruption at the manufacturing sites or logistics system. If any of the small number of single-source, third party suppliers and service providers we use fail to fulfil their contractual obligations in a timely manner or experience regulatory non-compliance or physical disruption of their logistics and manufacturing sites, this could also result in delays or service interruptions.

We use effective crisis management and business continuity planning to provide for the health and safety of our people and to minimise impact to the Group, by maintaining functional operations following a natural or man-made disaster, or a public health emergency.

Mitigating activities

Our supply chain model is designed to ensure the supply, quality and security of our products globally, as far as possible. We closely monitor, through the Supply Chain Governance Committees, the inventory status and delivery of our products with the aim to ensure that customers have the Pharmaceutical, Vaccines and Consumer Healthcare products they need.

Improved links between commercial forecasting and manufacturing made possible by our core commercial cycle should, over time, reduce the risk associated with demand fluctuations and any impact on our ability to supply or the cost of write-offs where products exceed their expiry date. Each node of the supply chain is periodically reviewed to ensure adequate safety stock, while balancing working capital in our end-to-end supply chain. Safety stocks and backup supply arrangements for medically critical and high-revenue products are in place to help mitigate this risk. In addition, we routinely monitor the compliance of manufacturing external suppliers in order to identify and manage risks in our supply base. Where practical, minimise our dependence on single sources of supply for critical items. Where alternative sourcing arrangements are not possible, our inventory strategy aims to protect the supply chain from unanticipated disruption.

We continue to implement anti-counterfeit systems such as product serialisation in accordance with emerging supply chain requirements around the world. A corporate policy requires each business unit and functional area head to ensure effective crisis management and business continuity plans are in place that include authorised response and recovery strategies, key areas of responsibility and clear communication routes, before any business disruption occurs.

Corporate Security supports the business by: coordinating crisis management and business continuity training; facilitating simulation exercises; assessing Group preparedness and recovery capability; and providing assurance oversight of the Group’s central repository of plans supporting our critical business processes. Each business unit has a governance board which performs risk oversight and monitoring including identifying new and emerging threats. The Group has a coordinated approach to evaluate and manage the implications for our business regarding the UK’s exit from the European Union.

These activities help ensure an appropriate level of readiness and response capability is maintained. We also develop and maintain partnerships with external bodies like the Business Continuity Institute and the UN International Strategy for Disaster Risk Reduction, which helps improve our business continuity initiatives in disaster-prone areas and supports the development of community resilience to disasters.

263	GSK Annual Report 2016	Strategic report
Governance and remuneration
Shareholder information		Financial statements
Investor information

Share capital and control

Details of our issued share capital and the number of shares held in Treasury as at 31 December 2016 can be found in Note 33 to the financial statements, ‘Share capital and share premium account’.

Our Ordinary Shares are listed on the London Stock Exchange and are also quoted on the New York Stock Exchange (NYSE) in the form of American Depositary Shares (ADS). Each ADS represents two Ordinary Shares. For details of listed debt and where it is listed refer to Note 31 to the financial statements, ‘Net debt’.

Holders of Ordinary Shares and ADS are entitled to receive dividends (when declared), the company’s Annual Report, to attend and speak at general meetings of the company, to appoint proxies and to exercise voting rights.

There are no restrictions on the transfer, or limitations on the holding, of Ordinary Shares and ADS and no requirements to obtain approval prior to any transfers. No Ordinary Shares or ADS carry any special rights with regard to control of the company and there are no restrictions on voting rights. Major shareholders have the same voting rights per share as all other shareholders. There are no known arrangements under which financial rights are held by a person other than the holder of the shares and no known agreements on restrictions on share transfers or on voting rights.

Shares acquired through our share schemes and plans rank equally with the other shares in issue and have no special rights. The trustees of our Employee Share Ownership Plan trusts have waived their rights to dividends on shares held by those trusts.

Exchange controls and other limitations affecting security holders

Other than certain economic sanctions, which may be in force from time to time, there are currently no applicable laws, decrees or regulations in force in the UK restricting the import or export of capital or affecting the remittance of dividends or other payments to holders of the company’s shares who are non-residents of the UK. Similarly, other than certain economic sanctions which may be in force from time to time, there are no limitations relating only to non-residents of the UK under English law or the company’s Articles of Association on the right to be a holder of, and to vote in respect of, the company’s shares.

Interests in voting rights

Other than as stated below, as far as we are aware, there are no persons with significant direct or indirect holdings in the company. Information provided to the company pursuant to the Financial Conduct Authority’s (FCA) Disclosure and Transparency Rules (DTRs) is published on a Regulatory Information Service and on the company’s website, www.gsk.com.

At 3 March 2017, the company had received notifications in accordance with the FCA’s DTRs of the following notifiable interests in the voting rights in the company’s issued share capital:

	No. of shares	*Percentage of issued capital (%)
BlackRock, Inc.	327,305,939	6.66

* Percentage of Ordinary Shares in issue, excluding Treasury shares.

We have not acquired or disposed of any interests in our own shares during the period under review, with the exception of those transferred from Treasury to satisfy awards under the Group’s share plans.

Share buy-back programme

The Board has been authorised to issue and allot Ordinary Shares under Article 9 of the company’s Articles of Association. The power under Article 9 and the authority for the company to make purchases of its own shares are subject to shareholder authorities which are sought on an annual basis at our Annual General Meeting (AGM). Any shares purchased by the company may be cancelled or held as Treasury shares or used for satisfying share options and grants under Group employee share plans.

Our programme covers purchases of shares for cancellation or to be held as Treasury shares, in accordance with the authority renewed by shareholders at the AGM in May 2016, when the company was authorised to purchase a maximum of just over 487 million shares. Details of shares purchased, those cancelled, those held as Treasury shares and those subsequently transferred from Treasury to satisfy awards under the Group’s share plans are disclosed in Note 33 to the financial statements, ‘Share capital and share premium account’.

In determining specific share repurchase levels, the company considers the development of free cash flow during the year. Given the impact of the sustained strength of Sterling on free cash flow, the company suspended its share repurchase programme during 2014 and no shares were purchased during the financial years ended 2015 or 2016.

The company confirms that it does not currently intend to make any further market purchases in 2017. The company will review the potential for future share buy-backs during 2018 in line with its usual annual cycle and subject to return and ratings criteria.

Market capitalisation

The market capitalisation, based on shares in issue excluding Treasury shares, of GSK at 31 December 2016 was £76.69 billion. At that date, GSK was the fifth largest company by market capitalisation in the FTSE index.

Share price	2016 £	2015 £	2014 £
At 1 January	13.73	13.76	16.12

At 31 December	15.62	13.73	13.76

Increase/(decrease)	13.8%	(0.2)%	(14.6)%

High during the year	17.22	16.42	16.91

Low during the year	13.44	12.38	13.24

The table above sets out the middle market closing prices. The company’s share price increased by 13.8% in 2016. This compares with an increase in the FTSE 100 index of 14.4% during the year. The share price on 3 March 2017 was £16.88.

264	GSK Annual Report 2016

Shareholder information continued

Share capital and control continued

Nature of trading market

The following tables set out, for the periods indicated, the high and low middle market closing quotations in pence for the shares on the London Stock Exchange, and the high and low closing prices in US dollars for the ADS on the NYSE.

	Ordinary Shares		ADS
	Pence per share		US dollars per share
	High	Low	High	Low
March 2017*	1688	1667	41.99	41.38

February 2017	1654	1535	41.63	39.30

January 2017	1596	1520	39.73	38.72

December 2016	1563	1459	38.55	37.38

November 2016	1607	1496	40.40	37.80

October 2016	1722	1618	43.46	40.01

September 2016	1655	1592	44.27	42.51

Quarter ended 31 December 2016	1722	1459	43.46	37.38

Quarter ended 30 September 2016	1712	1592	45.51	42.51

Quarter ended 30 June 2016	1604	1388	43.48	40.04

Quarter ended 31 March 2016	1439	1344	42.06	38.53

Quarter ended 31 December 2015	1421	1268	43.53	38.74

Quarter ended 30 September 2015	1458	1238	45.14	37.56

Quarter ended 30 June 2015	1642	1323	48.23	41.65

Quarter ended 31 March 2015	1635	1357	48.81	41.68

Year ended 31 December 2016	1723	1345	45.49	37.39

Year ended 31 December 2015	1642	1238	48.81	37.56

Year ended 31 December 2014	1691	1324	56.66	41.30

Year ended 31 December 2013	1782	1359	53.68	43.93

Year ended 31 December 2012	1508	1318	47.45	41.90

* to 3 March 2017

Analysis of shareholdings at 31 December 2016

	Number of accounts	% of total accounts	% of total shares	Number of shares
Holding of shares

Up to 1,000	84,752	71.53	0.56	29,909,424

1,001 to 5,000	26,603	22.46	1.07	57,343,549

5,001 to 100,000	6,026	5.09	1.63	87,628,148

100,001 to 1,000,000	737	0.62	4.81	258,261,583

Over 1,000,000	360	0.30	91.93	4,935,173,358

	118,478	100.00	100.00	5,368,316,062
Held by

Nominee companies	5,699	4.81	63.53	3,410,289,986

Investment and trust companies	23	0.02	0.22	11,672,809

Insurance companies	4	0.00	0.00	1,860

Individuals and other corporate bodies	112,750	95.17	12.04	646,321,560

BNY (Nominees) Limited	1	0.00	15.69	841,823,897

Held as Treasury shares by GlaxoSmithKline	1	0.00	8.54	458,205,950

BNY Mellon is the Depositary for the company’s ADS, which are listed on the NYSE. Ordinary Shares representing the company’s ADR programme, which is managed by the Depositary, are registered in the name of BNY (Nominees) Limited. At 3 March 2017, BNY (Nominees) Limited held 848,389,001 Ordinary Shares representing 17.25% of the issued share capital (excluding Treasury shares) at that date.

At 3 March 2017, the number of holders of Ordinary Shares in the US was 1,022 with holdings of 1,091,064 Ordinary Shares, and the number of registered holders of ADS was 22,622 with holdings of 424,194,500 ADS. Certain of these Ordinary Shares and ADS were held by brokers or other nominees. As a result, the number of holders of record or registered holders in the US is not representative of the number of beneficial holders or of the residence of beneficial holders.

265	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Dividends

The company pays dividends quarterly and continues to return cash to shareholders through its dividend policy. Dividends remain an essential component of total shareholder return and the company is committed to increasing its dividend over the long-term. Details of the dividends declared, the amounts and the payment dates are given in Note 16 to the financial statements, ‘Dividends’.

Dividends per share

The table below sets out the dividend per share and per ADS for the last five years. The dividend per ADS is translated into US dollars at applicable exchange rates.

Year	Dividend	pence	US$
2016		80	–[1]

2015	Special*	20	0.57

2015		80	2.37

2014		80	2.59

2013		78	2.47

2012		74	2.35

[1]	The Q4 2016 interim ordinary dividend and special dividend receivable by ADR holders will be calculated based on the exchange rate on 11 April 2017. An annual fee of $0.02 per ADS (or $0.005 per ADS per quarter) will be charged by the Depository. The cumulative dividend receivable by ADR holders for Q1, Q2 and Q3 2016 was 1.43 US$.

*	The 2015 special dividend related to the return of part of the net cash proceeds from the Novartis transaction completed in March 2015. This was paid with the fourth quarter ordinary dividend for 2015.

Dividend calendar

Quarter	ADS ex-dividend date	Ex-dividend date	Record date	Payment date
Q4 2016	22 February 2017	23 February 2017	24 February 2017	13 April 2017

Q1 2017	10 May 2017	11 May 2017	12 May 2017	13 July 2017

Q2 2017	9 August 2017	10 August 2017	11 August 2017	12 October 2017

Q3 2017	8 November 2017	9 November 2017	10 November 2017	11 January 2018

Financial calendar

Event	Date
Quarter 1 results’ announcement	April/May 2017

Annual General Meeting	May 2017

Quarter 2 results’ announcement	July 2017

Quarter 3 results’ announcement	October 2017

Preliminary/Quarter 4 results’ announcement	February 2018

Annual Report publication	February/March 2018

Annual Report distribution	March 2018

Information about the company, including the share price, is available on our website at www.gsk.com. Information made available on the website does not constitute part of this Annual Report.

Results announcements

Results announcements are issued to the London Stock Exchange and are available on its news service. They are also sent to the US Securities and Exchange Commission and the NYSE, issued to the media and made available on our website.

Financial reports

The company publishes an Annual Report which is made available on our website from the date of publication. Shareholders may elect to receive the Annual Report by contacting the registrar. Alternatively, shareholders may elect to receive notification by email of the publication of financial reports by registering on www.shareview.co.uk.

Copies of previous financial reports are available on our website. Printed copies can be obtained from our registrar in the UK (see page 268 for the contact details).

266	GSK Annual Report 2016

Shareholder information continued

Annual General Meeting 2017

2.30pm (UK time) on Thursday 4 May 2017

The Queen Elizabeth II Centre, Broad Sanctuary, Westminster, London SW1P 3EE.

The AGM is the company’s principal forum for communication with private shareholders. In addition to the formal business, there will be a presentation by the CEO on the performance of the Group and its future development. There will be an opportunity for questions to be asked to the Board. Chairmen of the Board’s Committees will take questions relating to those Committees.

Investors holding shares through a nominee service should arrange with that nominee service to be appointed as a proxy in respect of their shareholding in order to attend and vote at the meeting.

ADR holders wishing to attend the meeting must obtain a proxy from BNY Mellon, as Depositary, by notifying them of your request to do so. This will enable you to attend and vote on the business to be transacted. ADR holders may instruct BNY Mellon as to the way in which the shares represented by their ADR should be voted by completing and returning the voting card provided by the Depositary.

Documents on display

The Articles of Association of the company and Directors’ service contracts or, where applicable, letters of appointment between Directors and the company or any of its subsidiaries (and any side letters relating to severance terms and pension arrangements) are available for inspection at the company’s registered office and will be made available for inspection at the AGM.

Tax information for shareholders

A summary of certain UK tax and US federal income tax consequences for holders of shares and ADR who are citizens of the UK or the US is set out below. It is not a complete analysis of all the possible tax consequences of the purchase, ownership or sale of these securities. It is intended only as a general guide. Holders are advised to consult their advisers with respect to the tax consequences of the purchase, ownership or sale of their shares or ADR and the consequences under state and local tax laws in the US and the implications of the current UK/US tax conventions.

US holders of ADR generally will be treated as the owners of the underlying shares for the purposes of the current US/UK double taxation conventions relating to income and gains (Income Tax Convention), estate and gift taxes (Estate and Gift Tax Convention), and for purposes of the Internal Revenue Code of 1986, as amended (the Code).

UK shareholders

This summary only applies to a UK resident shareholder that holds shares as capital assets.

Taxation of dividends

Different regimes apply to the taxation of dividend income payable to UK resident individuals in UK tax years up to 5 April 2016 and to those tax years commencing on or after 6 April 2016.

For UK tax years up to and including 2015/16, UK resident shareholders will generally be subject to UK income tax on the full amount of dividends paid, grossed up for the amount of a tax credit. The tax credit may be set against the individual’s income tax liability in respect of the gross dividend, but is not repayable to shareholders with a tax liability of less than the associated tax credit. To the extent that individuals’ income exceeds the basic rate limit, but not the higher rate limit, an upper dividend rate applies, which is set at 32.5% of the grossed up dividend figure and for those whose income exceeds the higher rate limit of £150,000, an additional dividend rate of 37.5% will normally apply.

For UK tax years from 2016/17 onwards, dividend tax credits will no longer apply and UK resident individuals will be entitled instead to a dividend tax allowance of up to £5,000, so that the first £5,000 of dividends received in a tax year will be free of tax. Dividends in excess of this allowance will be taxed at 7.5% for basic rate taxpayers, 32.5% for higher rate taxpayers and 38.1% for additional rate taxpayers.

UK resident shareholders that are corporation taxpayers should note that dividends payable on ordinary shares are generally entitled to exemption from corporation tax.

Taxation of capital gains

UK shareholders may be liable for UK tax on gains on the disposal of shares or ADR. Different rates apply to the taxation of capital gains across the 2015/16 and 2016/17 tax years.

For disposals by individuals during the 2015/16 UK tax year and subject to the availability of any exemption or relief such as the annual exempt amount, a taxable capital gain accruing on a disposal of shares or ADR will be taxed at 28% if, after all allowable deductions, such shareholders’ taxable income for the tax year exceeds the basic rate income tax limit. In other cases, a taxable capital gain accruing on a disposal of shares or ADR may be taxed at 18% or 28% or at a combination of both rates. From 6 April 2016, these rates reduced to 20% and 10% or 20% respectively.

Corporation taxpayers may be entitled to an indexation allowance which applies to reduce capital gains to the extent that such gains arise due to inflation. Indexation allowance may reduce a chargeable gain but will not create an allowable loss.

Inheritance tax

Individual (UK-domiciled or otherwise) shareholders may be liable to UK inheritance tax on the transfer of shares or ADR. Tax may be charged on the amount by which the value of the shareholder’s estate is reduced as a result of any transfer by way of lifetime gift or other disposal at less than full market value. In the case of a bequest on death, tax may be charged on the value of the shares at the date of the shareholder’s death. If such a gift or other disposal were subject to both UK inheritance tax and US estate or gift tax, the Estate and Gift Tax Convention would generally provide for tax paid in the US to be credited against tax payable in the UK.

267	GSK Annual Report 2016	Strategic report
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Tax information for shareholders continued

Stamp duty and Stamp Duty Reserve Tax

UK stamp duty and/or stamp duty reserve tax (SDRT) will, subject to certain exemptions, be payable on the transfer of shares at a rate of 0.5% (rounded up to the nearest £5 in the case of stamp duty) of the consideration for the transfer. Notwithstanding this, provided that an instrument is executed in pursuance of the agreement that gave rise to the charge to SDRT and that instrument is stamped within six years of the agreement (including being stamped as exempt) any SDRT charge should be cancelled and any SDRT which has already been paid will be repaid.

US shareholders

This summary only applies to a shareholder (who is a citizen or resident of the US or a domestic corporation or a person that is otherwise subject to US federal income tax on a net income basis in respect of the shares or ADR) that holds shares or ADR as capital assets, is not resident in the UK for UK tax purposes and does not hold shares for the purposes of a trade, profession or vocation that is carried on in the UK through a branch or agency.

The summary also does not address the tax treatment of holders that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, persons that hold shares or ADR as part of an integrated investment (including a ‘straddle’) comprised of a share or ADR and one or more other positions, and persons that own (directly or indirectly) 10% or more of the voting stock of the company, nor does it address tax treatment that may be applicable as a result of international income tax treaties.

Taxation of dividends

The gross amount of dividends received is treated as foreign source dividend income for US tax purposes. It is not eligible for the dividend received deduction allowed to US corporations. Dividends on ADR are payable in US dollars; dividends on shares are payable in pounds Sterling. Dividends paid in pounds Sterling will be included in income in the US dollar amount calculated by reference to the exchange rate on the day the dividends are received by the holder. Subject to certain exceptions for short-term or hedged positions, an individual eligible US holder will be subject to US taxation at a maximum rate of 23.8% in respect of qualified dividends. A qualified dividend as defined by the US Internal Revenue Service is a dividend that meets the following criteria:

1.	Must be issued by a US corporation, a corporation incorporated in a US possession, or a corporation that is eligible for the benefits of a comprehensive income tax treaty deemed satisfactory, as published by the IRS.

2.	The dividends are not listed with the IRS as dividends that do not qualify.

3.	The required dividend holding period has been met. The shares must have been owned by you for more than 60 days of the ‘holding period’ – which is defined as the 121-day period that begins 60 days before the ex-dividend date, or the day in which the stock trades without the dividend priced in. For example, if a stock’s ex-dividend date is October 1, the shares must be held for more than 60 days in the period between August 2 and November 30 of that year in order to count as a qualified dividend.

Dividends that are not qualified are subject to taxation at the US federal graduated tax rates, at a maximum rate of 43.4%. Some types of dividends are automatically excluded from being qualified dividends, even if they meet the other requirements. These include (but are not limited to):

1.	Capital gains distributions

2.	Dividends on bank deposits

3.	Dividends held by a corporation in an Employee Stock Ownership Plan (ESOP)

4.	Dividends paid by tax-exempt corporations

US state and local tax rates on qualified and non-qualified dividends may vary and would be assessed in addition to the federal tax rates communicated above.

Taxation of capital gains

Generally, US holders will not be subject to UK capital gains tax, but will be subject to US tax on capital gains realised on the sale or other disposal of shares or ADR. Such gains will be long-term capital gains (subject to reduced rates of taxation for individual holders) if the shares or ADR were held for more than one year, from the date the shares were vested/released. Short-term capital gains can be subject to taxation of rates of up to 43.4%, whereas long-term capital gains may be subject to rates of up to 23.8%. State and local tax rates on capital gains may also apply.

Information reporting and backup withholding

Dividends and payments of the proceeds on a sale of shares or ADR, paid within the US or through certain US-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the US holder is a corporation or other exempt recipient or provides a taxpayer identification number and certifies that no loss of exemption has occurred. Non-US holders generally are not subject to information reporting or backup withholding, but may be required to provide a certification of their non-US status in connection with payments received. Any amounts withheld will be allowed as a refund or credit against a holder’s US federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Estate and gift taxes

Under the Estate and Gift Tax Convention, a US shareholder is not generally subject to UK inheritance tax.

Stamp duty

UK stamp duty and/or SDRT will, subject to certain exemptions, be payable on any transfer of shares to the ADR custodian or depository at a rate of 1.5% of the amount of any consideration provided (if transferred on sale), or their value (if transferred for no consideration).

However, no stamp duty or SDRT should be payable on the transfer of, or agreement to transfer, an ADR.

268	GSK Annual Report 2016

Shareholder information continued

Shareholder services and contacts

Registrar

The company’s registrar is:

Equiniti Limited

Aspect House, Spencer Road, Lancing, BN99 6DA

www.shareview.co.uk

Tel: 0371 384 2991 (in the UK)*

Tel: +44(0)121 415 7067 (outside the UK)

Equiniti provides a range of services for shareholders:

Service	What it offers	How to participate

Dividend Reinvestment Plan (DRIP)	As an alternative to receiving cash dividends you may choose to reinvest your dividends to buy more GSK shares.	A DRIP election form can be downloaded from www.shareview.co.uk or requested by telephoning Equiniti.

Dividend payment direct to your bank account (Bank Mandate)

If you currently receive your dividends by cheque through the post, you can instead have them paid directly into your bank or building society account. This is quicker, more secure and avoids the risk of your cheque going astray.

A dividend bank mandate form can be downloaded from www.shareview.co.uk or requested by telephoning Equiniti.

Dividend payment direct to bank account for overseas shareholders

Instead of waiting for a sterling cheque to arrive by post, Equiniti will convert your dividend into your local currency and send it direct to your local bank account. This service is available in over 100 countries worldwide.

For more details on this service and the costs involved please contact Equiniti.

Electronic communications

Shareholders may elect to receive electronic notifications of company communications including our Annual Report, dividend payments (if paid by way of a Bank Mandate), access to electronic tax vouchers and the availability of online voting for all general meetings. Each time GSK mails out hard copy shareholder documents you will receive an email containing a link to the document or relevant website.

You can register at www.shareview.co.uk

Shareview portfolio service	This enables you to create a free online portfolio to view your share balance and movements, update your address and dividend payment instructions and register your votes for our AGM.	You can register at www.shareview.co.uk

Duplicate publications or mailings

If you receive duplicate copies of this report or other mailings, please contact Equiniti and they will arrange for your accounts to be merged into one for your convenience and to avoid waste and unnecessary costs.

Please contact Equiniti.

Share dealing service† (please note that market trading hours are from 8.00am to 4.30pm UK time, Monday to Friday (excluding public holidays in England and Wales))	Shareholders may trade shares, either held in certificated form or held in our Corporate Sponsored Nominee, by internet, telephone or by a postal dealing service provided by Equiniti Financial Services Limited.

For internet transactions, please log on to www.shareview.co.uk/dealing.

For telephone transactions, please

call 0345 603 7037 (in the UK) or

+44 (0)121 415 7560 (outside the UK).

For postal transactions, please call

0371 384 2991* to request a

dealing form.

Corporate Sponsored Nominee Account

This is a convenient way to manage your shares without requiring a share certificate. The service provides a facility for you to hold your shares in a nominee account sponsored by the company. You will continue to receive dividend payments, annual reports and can attend and vote at the company’s general meetings. Shareholders’ names do not appear on the publicly available share register and the service is free to join.

An application form can be requested from www.shareview.co.uk or by telephoning Equiniti on 0371 384 2991*.

Individual Savings Accounts (ISAs)†	The company has arranged for Equiniti Financial Services Limited to provide a GSK Corporate ISA to hold GSK Ordinary Shares.

Details are available from www.shareview.co.uk or can be requested by telephoning Equiniti, on 0345 300 0430. Lines are open 8.00am to 4.30pm for dealing, and until 6.00pm for enquiries Monday to Friday (excluding public holidays in England and Wales).

*	UK lines are open from 8.30am to 5.30pm, Monday to Friday (excluding public holidays in England and Wales).

†	The provision of share dealing details is not intended to be an invitation or inducement to engage in an investment activity.
Advice on share dealing should be obtained from a stockbroker or independent financial adviser.

269	GSK Annual Report 2016	Strategic report
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Investor information

Shareholders services and contacts continued

ADR Depositary

The ADR programme is administered by The Bank of New York Mellon:

BNY Mellon Shareowner Services

PO Box 30170

College Station, TX 77842-3170

Overnight correspondence should be sent to:

BNY Mellon Shareowner Services

211 Quality Circle, Suite 210

College Station, TX 77845

www.mybnymdr.com

Tel:       +1 877 353 1154 (US toll free)

Tel:       +1 201 680 6825 (outside the US)

email:   shrrelations@cpushareownerservices.com

The Depositary also provides Global BuyDIRECT†, a direct ADS purchase/sale and dividend reinvestment plan for ADR holders. For details of how to enrol please visit www.mybnymdr.com or call the above helpline number to obtain an enrolment pack.

Glaxo Wellcome and SmithKline Beecham

Corporate PEPs

The Share Centre Limited

Oxford House, Oxford Road, Aylesbury, Bucks HP21 8SZ

Tel:   +44 (0)1296 414 141

www.share.com

Donating shares to Save the Children

In 2013, GSK embarked on an ambitious global partnership with Save the Children to share our expertise and resources with the aim of helping to save the lives of one million children.

Shareholders with a small number of shares, the value of which makes it uneconomical to sell, may wish to consider donating them to Save the Children. Donated shares will be aggregated and sold by Save the Children who will use the funds raised to help them reach the above goal.†

To obtain a share donation form, please contact our registrar, Equiniti, who is managing the donation and sale of UK shares to Save the Children free of charge.

†	The provision of share dealing details is not intended to be an invitation or inducement to engage in an investment activity.
Advice on share dealing should be obtained from a stockbroker or independent financial adviser.

Contacts

Investor relations

Investor relations may be contacted as follows:

UK

980 Great West Road

Brentford, Middlesex, TW8 9GS

Tel: +44 (0)20 8047 5000

US

5 Crescent Drive

Philadelphia PA 19112

Tel: +1 888 825 5249 (US toll free)

Tel: +1 215 751 4611 (outside the US)

GSK Response Center

Tel: +1 888 825 5249 (US toll free)

Share scam alert

If you receive an unsolicited telephone call offering to sell or buy your shares, please take extra care. The caller may be part of a highly organised financial scam.

If you are a UK shareholder, please contact the Financial Conduct Authority for further information on this, or other similar activities, at www.fca.org.uk/consumers or on its consumer helpline:

Tel: 0800 111 6768 (in the UK)*

Tel: +44 20 7066 1000 (outside the UK)

*	Lines are open from 8.00am to 6.00pm, UK time, Monday to Friday, except UK public holidays, and 9.00am to 1.00pm on Saturdays.

Responsible Business Supplement

We are publishing our Responsible Business Supplement 2016 online. This will outline GSK’s approach to, and performance in, our key responsible business areas, Health for all, Our behaviour, Our people and Our planet.

270	GSK Annual Report 2016

Other statutory disclosures

US law and regulation

A number of provisions of US law and regulation apply to the company because our shares are quoted on the New York Stock Exchange (NYSE) in the form of ADSs.

NYSE rules

In general, the NYSE rules permit the company to follow UK corporate governance practices instead of those applied in the US, provided that we explain any significant variations. This explanation is contained in our Form 20-F, which can be accessed from the Securities and Exchange Commission’s (SEC) EDGAR database or via our website. NYSE rules that came into effect in 2005 require us to file annual and interim written affirmations concerning the Audit & Risk Committee and our statement on significant differences in corporate governance.

Sarbanes-Oxley Act of 2002

Following a number of corporate and accounting scandals in the US, Congress passed the Sarbanes-Oxley Act of 2002. Sarbanes-Oxley is a wide-ranging piece of legislation concerned largely with financial reporting and corporate governance.

As recommended by the SEC, the company has established a Disclosure Committee. The Committee reports to the CEO, the CFO and to the Audit & Risk Committee. It is chaired by the Company Secretary and the members consist of senior managers from finance, legal, corporate communications and investor relations.

External legal counsel, the external auditors and internal experts are invited to attend its meetings periodically. It has responsibility for considering the materiality of information and, on a timely basis, determining the disclosure of that information. It has responsibility for the timely filing of reports with the SEC and the formal review of the Annual Report and Form 20-F. In 2016, the Committee met 18 times.

Sarbanes-Oxley requires that the annual report on Form 20-F contain a statement as to whether a member of our Audit & Risk Committee (ARC) is an audit committee financial expert as defined by Sarbanes-Oxley. Such a statement for the relevant member of the ARC (Judy Lewent) is included in the Audit & Risk Committee report on page 97 and in her biography on page 85. Additional disclosure requirements arise under section 302 and section 404 of Sarbanes-Oxley in respect of disclosure controls and procedures and internal control over financial reporting.

Section 302: Corporate responsibility for financial reports

Sarbanes-Oxley also introduced a requirement for the CEO and the CFO to complete formal certifications, confirming that:

–	they have each reviewed the annual report on Form 20-F

–	based on their knowledge, the annual report on Form 20-F contains no material misstatements or omissions

–	based on their knowledge, the financial statements and other financial information fairly present, in all material respects, the financial condition, results of operations and cash flows as of the dates, and for the periods, presented in the annual report on Form 20-F

–	they are responsible for establishing and maintaining disclosure controls and procedures that ensure that material information is made known to them, and have evaluated the effectiveness of these controls and procedures as at the year-end, the results of such evaluation being contained in the annual report on Form 20-F
–	they are responsible for establishing and maintaining internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles

–	they have disclosed in the annual report on Form 20-F any changes in internal controls over financial reporting during the period covered by the annual report on Form 20-F that have materially affected, or are reasonably likely to affect materially, the company’s internal control over financial reporting, and they have disclosed, based on their most recent evaluation of internal control over financial reporting, to the external auditors and the ARC, all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to affect adversely the company’s ability to record, process, summarise and report financial information, and any fraud (regardless of materiality) involving persons that have a significant role in the company’s internal control over financial reporting.

The Group has carried out an evaluation under the supervision and with the participation of its management, including the CEO and CFO, of the effectiveness of the design and operation of the Group’s disclosure controls and procedures as at 31 December 2016.

There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives.

The CEO and CFO expect to complete these certifications and report their conclusions on the effectiveness of disclosure controls and procedures in March 2017, following which the certificates will be filed with the SEC as part of our Group’s Form 20-F.

Section 404: Management’s annual report on internal control over financial reporting

In accordance with the requirements of section 404 of Sarbanes-Oxley, the following report is provided by management in respect of the company’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the US Securities Exchange Act of 1934, as amended (the ‘Exchange Act’):

–	management is responsible for establishing and maintaining adequate internal control over financial reporting for the Group. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS

–	management conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework, Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organisations of the Treadway Commission (COSO)

–	there have been no changes in the Group’s internal control over financial reporting during 2016 that have materially affected, or are reasonably likely to affect materially, the Group’s internal control over financial reporting

–	management has assessed the effectiveness of internal control over financial reporting as at 31 December 2016 and its conclusion will be filed as part of the Group’s Form 20-F, and

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US law and regulation continued

PricewaterhouseCoopers LLP, which has audited the consolidated financial statements of the Group for the year ended 31 December 2016, has also assessed the effectiveness of the Group’s internal control over financial reporting under Auditing Standard No. 5 of the Public Company Accounting Oversight Board (United States). Their audit report will be filed with the Group’s Form 20-F.

Section 13(r) of the Exchange Act

Section 13(r) of the Exchange Act requires issuers to make specific disclosure in their annual reports of certain types of dealings with Iran, including transactions or dealings with government-owned entities, as well as dealings with entities sanctioned for activities related to terrorism or proliferation of weapons of mass destruction, even when those activities are not prohibited by US law and do not involve US persons. The Group does not have a legal entity based in Iran, but it does export certain pharmaceutical and vaccine products to Iran, via sales by non-US entities, to two privately held Iranian distributors. The Group also does business, via non-US entities, in other jurisdictions targeted by sanctions laws, including Syria, Crimea, North Korea and Sudan.

We do not believe that any of the Group’s direct dealings with Iran require specific disclosure under these requirements, and the Group limits sales to Iran, North Korea, Syria, Sudan and Cuba to essential medicines (determined in part using criteria set by the World Health Organization).

The Group has no direct knowledge of the identity of its distributors’ downstream customers in Iran, and it is possible that these customers include entities, such as government-owned hospitals and pharmacies, that are owned or controlled directly or indirectly by the Iranian government or by persons or entities sanctioned in connection with terrorism or proliferation activities. Because the Group has no direct knowledge of its distributors’ customers, it cannot establish the proportion of gross revenue or sales potentially attributable to entities affiliated with the Iranian government or parties sanctioned for disclosable activities. As a result, the Group is reporting the entire gross revenues (£2 million) and net profits (£1 million) from the Group’s sales to Iran in 2016.

The Group is also aware that some hospitals or other medical facilities in Lebanon may be affiliated with or controlled by Hezbollah, which is designated by the United States as a terrorist organisation. Again, the Group does not deal directly with such facilities and sells through distributors. The Group is also unable to identify with certainty the degree or nature of any affiliation of the end customers with Hezbollah, and the Group is unable to establish the proportion of gross revenue or sales potentially attributable to reportable entities. As a result, the Group is reporting the entire gross revenues (£52 million) and net profits (£27 million) from the Group’s sales to Lebanon in 2016.

Donations to political organisations and political expenditure

With effect from 1 January 2009, to ensure a consistent approach to political contributions across the Group, we introduced a global policy to stop voluntarily all corporate political contributions.

In the period from 1 January 2009 to 31 December 2016, the Group did not make any political donations to EU or non-EU organisations.

Notwithstanding the introduction of this policy, in accordance with the Federal Election Campaign Act in the US, we continue to support an employee-operated Political Action Committee (PAC) that facilitates voluntary political donations by eligible GSK employees.

The PAC is not controlled by GSK. Decisions on the amounts and recipients of contributions are made by participating employees exercising their legal right to pool their resources and make political contributions, which are subject to strict limitations. In 2016, a total of US$ 380,360 (2015 – US$446,727) was donated to political organisations by the GSK employee PAC.

Notwithstanding our policy, the Companies Act 2006 requires companies to continue to obtain shareholder approval before they can make donations to EU political organisations or incur EU political expenditure. Therefore, while we do not make and do not intend to make donations to any EU political parties or organisations nor do we incur any EU political expenditure, the definitions of political donations, political expenditure and political organisations used in the legislation are so wide that we annually seek shareholder authorisation for any inadvertent expenditure. In particular, the definition of EU political organisations may extend to bodies such as those concerned with policy review, law reform, the representation of the business community and special interest groups such as those concerned with the environment, which the company and its subsidiaries might wish to support. As a result, the definitions may cover legitimate business activities not in the ordinary sense considered to be political donations or political expenditure.

Such activities are not designed to support any political party or independent election candidate. The authority which the Board has sought annually is a precautionary measure to ensure that the company and its subsidiaries do not inadvertently breach the legislation.

This authorisation process, for expenditure of up to £100,000 each year, dates back to the AGM held in May 2001, following the introduction of the Political Parties, Elections and Referendums Act 2000. The authority has since been renewed annually.

272	GSK Annual Report 2016

Other statutory disclosures continued

Group companies

In accordance with Section 409 of the Companies Act 2006 a full list of subsidiaries, associates, joint ventures and joint arrangements, the address of the registered office and effective percentage of equity owned, as at 31 December 2016 are disclosed below. Unless otherwise stated the share capital disclosed comprises ordinary shares which are indirectly held by GlaxoSmithKline plc. The percentage held by class of share is stated where this is less than 100%. Unless otherwise stated, all subsidiary companies have their registered office in their country of incorporation. All subsidiary companies are resident for tax purposes in their country of incorporation unless otherwise stated.

Name	Security	Registered address
Wholly owned subsidiaries

1506369 Alberta ULC	Common	3500 855-2nd Street SW, Calgary, AB, T2P 4J8, Canada

Action Potential Venture Capital Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Adechsa GmbH (iv)	Ordinary	c/o PRV Provides Treuhandgesellschaft AG, Dorfstrasse 38, Baar, 6341, Switzerland

Affymax Research Institute	Common	Corporation Service Company, 2710 Gateway Oaks Drive, Suite 150N, Sacramento, California, CA, 95833, United States

Alenfarma – Especialidades Farmaceuticas, Limitada (iv)	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

Allen & Hanburys Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Allen & Hanburys Pharmaceutical Nigeria Limited	Ordinary	24 Abimbola Way, Ilasamaja, Isolo, Lagos, Nigeria

Allen Farmaceutica, S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

Allen Pharmazeutika Gesellschaft m.b.H.	Ordinary	Wagenseilgasse 3, Euro Plaza, Gebäude I, 4. Stock, Vienna, A-1120, Austria

Aners S.A (iv)	Non-endorsable Nominative Ordinary	Tucuman 1, piso 4to. Ciudad Autonoma de, Buenos Aires, C1049AAA, Argentina

Barrier Therapeutics, Inc.	Common	Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

Beecham Group p l c	20p Shares ‘A’; 5p Shares B	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Beecham Pharmaceuticals (Pte) Limited	Ordinary	38 Quality Road, Jurong Industrial Estate, Jurong, 618809, Singapore

Beecham Pharmaceuticals S.A (iv) (vi)	Nominative	Av 10 De Agosto N36-239 y Naciones Unidas, Edificio Electroectuatoriana, 2do piso, Quito, Ecuador

Beecham Portuguesa-Produtos Farmaceuticos e Quimicos, Lda	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

Beecham S.A. (iv)	Ordinary	Parc de la Noire Epine, rue Fleming 20, 1300 Wavre, Belgium

Biddle Sawyer Limited	Equity	252 Dr Annie Besant Road, Mumbai, 400 030, India

Biovesta Ilaçlari Ltd. Sti. (iv)	Nominative	Büyükdere Caddesi No. 173, 1.Levent Plaza B Blok Kat:4, 1.Levent, Istanbul, 34394, Turkey

Burroughs Wellcome & Co (Australia) Pty Limited (in liquidation)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

Burroughs Wellcome & Co (Bangladesh) Limited	Ordinary	Fouzderhat Industrial Area, Dhaka Trunk Road, North Kattali, Chittagong - 4217, Bangladesh

Burroughs Wellcome International Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Cascan GmbH & Co. KG	Partnership Capital	Industriestrasse 32-36, Bad Oldesloe, 23843, Germany

Castleton Investment Ltd (vi)	Ordinary	C/o DTOS Ltd, 10th Floor, Standard Charted Tower, 19 Cybercity, Ebene, Mauritius

Cellzome GmbH	Ordinary	Meyerhofstrasse 1, Heidelberg, 69117, Germany

Cellzome Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Cellzome Therapeutics, Inc. (iv)	Ordinary	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

Cellzome, Inc.	Ordinary Series A Preferred Series B Preferred Series C-1 Convertible Preferred Series C-3 Convertible Preferred	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

Charles Midgley Limited (iv)	Ordinary 7% Cumulative Preference	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Chiron Behring Vaccines Private Limited	Ordinary	401-402, A, Wing, Floral Deck Plaza, Opp Rolta Bhavan, Central MIDC Road, Mumbai, Andheri (East), India

Clarges Pharmaceuticals Limited	Ordinary Preference (99.97)	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Colleen Corporation	Common	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

Corixa Corporation	Common	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

Coulter Pharmaceutical, Inc. (iv)	Common	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

Dealcyber Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Desarrollo Energia Solar Alternativa S.L.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

Domantis Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Duncan Flockhart Australia Pty Limited (iv) (vi)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

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Investor information

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

Edinburgh Pharmaceutical Industries Limited	Ordinary; Preference	Shewalton Road, Irvine, Ayrshire, KA11 5AP, Scotland

Eskaylab Limited	10p Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Etex Farmaceutica Ltda	Social Capital	Avenue Andres Bello 2687, Piso 19, Las Condes, Santiago, C.P. 7550611, Chile

Europharm S.A.	Ordinary	5 Poienelor Street, Brasov, Romania

Fipar (Thailand) Ltd (In liquidation)	Ordinary	12th Floor Wave Place, 55 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand

Genelabs Technologies, Inc.	Common	Corporation Service Company, 2710 Gateway Oaks Drive, Suite 150N, Sacramento, California, CA, 95833, United States

Glaxo AS (iv)	Ordinary	Klaus Torgårds vei 3, Oslo, NO-0372, Norway

Glaxo Group Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo Kabushiki Kaisha (iv)	Ordinary	4-6-15 Sendagaya, Shibuya-ku, Tokyo, 151-8566, Japan

Glaxo Laboratories (Nigeria) Limited (iv)	Ordinary	82 Marine Road, Apapa, Lagos, Nigeria

Glaxo Laboratories Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo New Zealand Pension Plan Trustee Limited	Ordinary	Level II, Zurich House, 21 Queen Street, Auckland, 1010, New Zealand

Glaxo Operations UK Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo Properties BV	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

Glaxo Verwaltungs GmbH (vi)	Ordinary	Industriestrasse 32-36, Bad Oldesloe, 23843, Germany

Glaxo Wellcome Australia Pty Ltd (iv) (vi)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

Glaxo Wellcome Farmaceutica, Limitada	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

Glaxo Wellcome Holdings Limited (in liquidation)	Ordinary	55 Baker Street, London, W1U 7EU, England

Glaxo Wellcome International B.V. (v)	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

Glaxo Wellcome Manufacturing Pte Ltd	Ordinary	1 Pioneer Sector 1, Jurong Industrial Estate, Jurong, 628413, Singapore

Glaxo Wellcome Production S.A.S.	Ordinary	100 Route de Versailles, Marly le Roi, 78160, France

Glaxo Wellcome PST Pty Ltd (in liquidation)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

Glaxo Wellcome UK Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Glaxo Wellcome Vidhyasom Limited (iv)	Ordinary	12th Floor Wave Place, 55 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand

Glaxo Wellcome, S.A.	Ordinary	Poligono Industrial Allendeduero, Avenida de Extremadura, 3, Aranda de Duero, Burgos, 09400, Spain

Glaxo, S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

Glaxo-Allenburys (Nigeria) Limited (iv)	Ordinary	41 Creek Road, Apapa, Lagos, PMB 1401, Nigeria

Glaxochem (UK) Unlimited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
Ordinary B
Ordinary C

Glaxochem Pte Ltd (v)	Ordinary	150 Beach Road, #21-00 Gateway West, 189720, Singapore

GlaxoSmithKline – Produtos Farmaceuticos, Limitada	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

GlaxoSmithKline (Cambodia) Co., Ltd.	Ordinary	5th Floor DKSH Building, No.797 Preah Monivong Boulevard (Corner of Street 484), Sangkat Phsar Deum Thakov, Khan
Chamkarmon, Phnom Penh, Cambodia

GlaxoSmithKline (China) Investment Co Ltd	Ordinary	Room 901-910, Building A, Ocean International Center, 56 Mid 4th East Ring Road, Bejing, Chaoyang District, China

GlaxoSmithKline (China) R&D Company Limited	Equity	No 3 Building, 898 Halei Road, Zhang Jiang, Hi Tech Park Pudong New Area, Shanghai, China

GlaxoSmithKline (Cyprus) Limited	Ordinary	Arch. Makariou III, 2-4, Capital Center, 9th Floor, Nicosia, P.C. 1505, Cyprus

GlaxoSmithKline (GSK) S.R.L.	Ordinary	1-5 Costache Negri Street, Opera Center 1, floor 5 and 6 (Zone 1), District 5, Bucharest, Romania

GlaxoSmithKline (Ireland) Limited (ii)	Ordinary	12 Riverwalk Citywest Business Campus, Dublin, 24, Ireland

GlaxoSmithKline (Israel) Ltd	Ordinary	25 Basel Street, PO Box 10283, Petach-Tikva, 49002, Israel

GlaxoSmithKline (Private) Limited (iv)	Ordinary	Unit 3, 20 Anthony Road, Msasa, Harare, Zimbabwe

GlaxoSmithKline (Thailand) Limited	Ordinary	12th Floor Wave Place, 55 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand

GlaxoSmithKline A.E.B.E.	Ordinary	266 Kifissias Avenue, Halandri, Athens, 152 32, Greece

GlaxoSmithKline AB	Ordinary	Hemvarnsg. 9, Solna, 171 54, Sweden

GlaxoSmithKline AG	Ordinary	Talstrasse 3-5, 3053 Muenchenbuchsee, Switzerland

GlaxoSmithKline Angola Unipessoal Limitada	Quotas	Estrada de Cacuaco 288, Bairro Petrangol, Luanda, Angola

GlaxoSmithKline Argentina S.A.	Ordinary	Tucumán 1, piso 4to Ciudad Autonoma de, Buenos Aires, C1049AAA, Argentina

GlaxoSmithKline AS	Ordinary	Klaus Torgårds vei 3, Oslo, NO-0372, Norway

GlaxoSmithKline Asia Pvt. Limited	Equity	Patiala Road, Nabha 147201, Dist Patiala, Punjab, India

274	GSK Annual Report 2016

Other statutory disclosures continued

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

GlaxoSmithKline Australia Pty Ltd	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

GlaxoSmithKline B.V.	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

GlaxoSmithKline Beteiligungs GmbH	Ordinary	Prinzregentenplatz 9, Munchen, 81675, Germany

GlaxoSmithKline Biologicals (Shanghai) Ltd.	Ordinary	No. 277 Niudun Road, Zhangjiang Hi-Teck Park, Shanghai, China

GlaxoSmithKline Biologicals Kft.	Ordinary	2100 Gödöllõ, Homoki Nagy István utca 1, Hungary

GlaxoSmithKline Biologicals S.A.S.	Ordinary	637 Rue des Aulnois, Saint-Amand Les Eaux, 59230, France

GlaxoSmithKline Biologicals SA	Ordinary; Preference	Rue de l’Institut 89, B-1330 Rixensart, Belgium

GlaxoSmithKline Brasil Limitada	Quotas	Estrada dos Banderiantes, 8464, Camorim, Jacarepagua, Rio de Janeiro, 22783-110, Brazil

GlaxoSmithKline Business Services S.A. (dissolved 20 January 2017)	Ordinary	300 metros al este de la Rotonda de la Betania, Mercedes de Montes de Oca, Sabanilla, Montes de Oca, San Jose, Costa Rica

GlaxoSmithKline Capital Inc.	Ordinary	Wilmington Trust SP Services Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware, DE, 19801, United States

GlaxoSmithKline Capital plc	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Caribbean Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Chile Farmaceutica Limitada	Social Capital	Avenue Andrés Bello No. 2687, Piso 19, Las Condes, Santiago, C.P. 7550611, Chile

GlaxoSmithKline Colombia S.A.	Ordinary	Avenida El Dorado, #69B-45/Piso 9, Bogota, Colombia

GlaxoSmithKline Consumer Healthcare Investments (Ireland) Limited (ii) (v)	Ordinary	6900 Cork Airport Business Park, Kinsale Road, Cork, County Cork, Ireland

GlaxoSmithKline Consumer Healthcare Ireland IP Limited (ii) (v)	Ordinary	Currabinny, Carrigaline, County Cork, Ireland

GlaxoSmithKline Consumer Holding B.V.	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

GlaxoSmithKline d.o.o	Quota	Zmja od Bosne broj 7-7a, Sarajevo, 71000, Bosnia and Herzegovina

GlaxoSmithKline d.o.o.	Equity Capital	Ulica Damira Tomljanovica Gavrana 15, Zagreb, Croatia

GlaxoSmithKline doo Beograd	Ordinary	Omladinskih brigada 88, New Belgrade, City of Belgrade, 11070, Serbia

GlaxoSmithKline Ecuador S.A.	Ordinary	Av 10 De Agosto N36-239 y Naciones Unidas, Edificio Electroectuatoriana, 2do piso, Quito, Ecuador

GlaxoSmithKline Eesti OU	Ordinary	Lõõtsa 8a, Tallinn, 11415, Estonia

GlaxoSmithKline ehf	Ordinary	Thverholt 14, 105, Reykjavik, Iceland

GlaxoSmithKline El Salvador S.A. de C.V.	Ordinary	Avenida El Boqueron y Calle Izalco No 7 y 8 Parque Industrial El Boqueron, Santa Elen, Antiguo Custatlan, La Libertad, El Salvador

GlaxoSmithKline EOOD	Ordinary	115 G Tsarigradsko Shose Blvd., floor 9, Mladost Region, Sofia, 1784, Bulgaria

GlaxoSmithKline Export Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Export Panama S.A.	Ordinary	Panama City, Republic of Panama, Panama

GlaxoSmithKline Far East B.V.	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands

GlaxoSmithKline Finance plc	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline GmbH & Co. KG	Partnership Capital	Prinzregentenplatz 9, Munchen, 81675, Germany

GlaxoSmithKline Guatemala S.A.	Ordinary	Novena Avenida 0-09, Zona 4, Guatemala City, Guatemala

GlaxoSmithKline Holding AS	Ordinary	Klaus Torgårds vei 3, Oslo, NO-0372, Norway

GlaxoSmithKline Holdings (Americas) Inc.	Common	Wilmington Trust SP Services Inc., 1105 North Market Street,
Suite 1300, Wilmington, Delaware, DE, 19801, United States

GlaxoSmithKline Holdings (Ireland) Limited	Ordinary; Deferred	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Holdings (One) Limited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Holdings Limited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Holdings Pty Ltd	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

GlaxoSmithKline Honduras S.A.	Ordinary	Tegucigalpa, MDC, Honduras

GlaxoSmithKline IHC Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Ilaclari Sanayi ve Ticaret A.S.	Nominative	Büyükdere Caddesi No. 173, 1.Levent Plaza B Blok Kat:4, 1.Levent, Istanbul, 34394, Turkey

GlaxoSmithKline Inc.	Class A Common	7333 Mississauga Road North, Mississauga, ON, L5N 6L4, Canada
Class C Preference

GlaxoSmithKline Insurance Ltd.	Ordinary	19 Par-La-Ville Road, Hamilton, HM11, Bermuda

GlaxoSmithKline Intellectual Property (No.2) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Development Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Holdings Limited	A Ordinary; B Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Limited	Ordinary; Deferred	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Intellectual Property Management Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline International Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Investigación y Desarrollo, S.L.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

GlaxoSmithKline Investment Holdings Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Investment Services Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Investments (Ireland) Limited (ii) (v)	Ordinary	Currabinny, Carrigaline, County Cork, Ireland

275	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

GlaxoSmithKline Investments Pty Ltd	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

GlaxoSmithKline K.K.	Ordinary	4-6-15 Sendagaya, Shibuya-ku, Tokyo, 151-8566, Japan

GlaxoSmithKline Korea Limited	Ordinary	9F LS Yongsan Tower 92, Hangangdae-ro Yongsan-gu, Seoul, 140-702, Republic of Korea

GlaxoSmithKline Latin America, S.A.	Ordinary	Panama City, Republic of Panama, Panama

GlaxoSmithKline Latvia SIA	Ordinary	Duntes iela 11, Riga, Latvia

GlaxoSmithKline Lietuva UAB	Ordinary	Ukmerges st. 120, Vilnius, LT-08105, Lithuania

GlaxoSmithKline Limited	Ordinary	Units 2201, 2214 and 23/F, Tower 6, The Gateway, 9 Canton Road, Harbour City, Tsimshatsui, Kowloon, Hong Kong

GlaxoSmithKline LLC	LLC Interests	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

GlaxoSmithKline (Malta) Limited	Ordinary	1, First Floor, De La Cruz Avenue, Qormi, QRM2458, Malta

GlaxoSmithKline Manufacturing SpA	Ordinary	Via Alessandro Fleming 2, Verona, 37135, Italy

GlaxoSmithKline Maroc S.A.	Ordinary	42-44 Angle Bd, Rachidi et Abou Hamed El Glaza, Casablanca, Morocco

GlaxoSmithKline Medical and Healthcare Products Limited	Ordinary	H-1124, Csorsz utca 43, Budapest, Hungary

GlaxoSmithKline Mercury Limited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Mexico, S.A. de C.V.	Ordinary	Calzada, Mexico-Xochimilco 4900, Colonia San Lorenzo, Huipulco, Delegacion Tlalpan, 14370, Mexico

GlaxoSmithKline NZ Limited	Ordinary	Level 11, Zurich House, 21 Queen Street, Auckland, 1010, New Zealand

GlaxoSmithKline Oy	Ordinary	The Piispansilta 9A, P.O. Box 24, Espoo, FIN-02230, Finland

GlaxoSmithKline Peru S.A.	Ordinary	Av. Javier Prado Oeste, 995, San Isidro, LIMA 27, Peru

GlaxoSmithKline Pharma A/S	Ordinary	Nykaer 68, Brondby, DK-2605, Denmark

GlaxoSmithKline Pharma GmbH	Ordinary	Wagenseilgasse 3, Euro Plaza, Gebäude I, 4. Stock, Vienna, A-1120, Austria

GlaxoSmithKline Pharmaceutical Kenya Limited	Ordinary	L.R. NO. 209/6921, 5th Floor, Icea Lion Centre, Riverside Park West Wing, Chiromo Road, Westlands P.O. Box 10643-00100, Nairobi, Kenya

GlaxoSmithKline Pharmaceutical Nigeria Limited	Ordinary	1 Industrial Avenue, Ilupeju, Ikeja, Lagos, PM B 21218, Nigeria

GlaxoSmithKline Pharmaceutical Sdn Bhd	Ordinary	Level 6, Quill 9, 112, Jalan Semangat, Petaling Jaya, Selangor Darul Ehsan, 46300, Malaysia

GlaxoSmithKline Pharmaceuticals (Pvt) Ltd	Ordinary	121 Galle Road, Kaldemulla, Moratuwa, Sri Lanka

GlaxoSmithKline Pharmaceuticals (Suzhou) Limited	Ordinary	No 40 Su Hong Xi Road, Suzhou Industrial Park, Suzhou, 215021, China

GlaxoSmithKline Pharmaceuticals Costa Rica S.A	Ordinary	300 metros al este de la Rotonda de la Betania, Mercedes de Montes de Oca, Sabanilla, Montes de Oca, San Jose, Costa Rica

GlaxoSmithKline Pharmaceuticals S.A.	Ordinary A; Ordinary B;	Ul. Grunwaldzka 189, Poznan, 60-322, Poland
Ordinary C; Ordinary D

GlaxoSmithKline Pharmaceuticals SA	Ordinary	Site Apollo, Avenue Pascal 2-4-6, Wavre, 1300, Belgium

GlaxoSmithKline Pharmaceuticals Ukraine LLC	Chartered Capital	Pavla Tychyny avenue, 1-V, Kiev, 02152, Ukraine

GlaxoSmithKline Pte Ltd	Ordinary	150 Beach Road, #21-00 Gateway West, 189720, Singapore

GlaxoSmithKline Puerto Rico Inc.	Common	Centro Internacional de Mercadeo, 90 Road # 165, Tower II, Suite 800, Guaynabo, 00968, Puerto Rico

GlaxoSmithKline Republica Dominicana S.A.	Ordinary	Av. Lope de Vega 29, Torre NovoCentro, Local 406, Santo Domingo, Dominican Republic

GlaxoSmithKline Research & Development Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

GlaxoSmithKline S.p.A.	Ordinary	Via Alessandro Fleming 2, Verona, 37135, Italy

GlaxoSmithKline s.r.o.	Ordinary	Hvezdova 1734/2c, Prague, 4 140 00, Czech Republic

GlaxoSmithKline Services GmbH & Co. KG (vi)	Partnership Capital	Prinzregentenplatz 9, Munchen, 81675, Germany

GlaxoSmithKline Services Inc. (iv)	Common	Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

GlaxoSmithKline Services Unlimited (i)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline SL Holdings, LLC	LLC Interests	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

GlaxoSmithKline SL LLC	LLC Interests	Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

GlaxoSmithKline SL LP (iv)	Partnership	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Slovakia s.r.o.	Ordinary	Galvaniho 7/A, Bratislava, 821 04, Slovakia

GlaxoSmithKline South Africa (Pty) Limited	Ordinary	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa

GlaxoSmithKline Superannuation Company Pty Ltd (in liquidation)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

GlaxoSmithKline Trading Services Limited (ii) (v)	Ordinary	Currabinny, Carrigaline, County Cork, Ireland

GlaxoSmithKline Trading ZAO	Ordinary	Yakimanskaya nab., 2, Moscow, 119180, Russian Federation

GlaxoSmithKline Tunisia S.A.R.L.	Ordinary	Immeuble Les Quatres R, Rue du Lac Lochness, Berges du Lac, Tunis, Tunisia

276	GSK Annual Report 2016

Other statutory disclosures continued

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued

GlaxoSmithKline UK Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Uruguay S.A.	Registered Shares Provisory Stock	Salto 1105, CP 11.200 Montevideo, Uruguay

GlaxoSmithKline Venezuela C.A.	Ordinary	Urbanizacion La Trinidad, Calle luis De Camoems, Edif No 115-117 Apatado Posta, Caracas, 1010, Venezuela

GlaxoSmithKline Vietnam Limited Liability Company (iv) (vi)	Equity Capital	Metropolitan, 235 Dong Khoi, Ben Nghe Ward, District 1, Ho Chi Minh City, Viet Nam

Glycovaxyn AG (vi)	Common; Preferred A, Preferred B; Preferred C	Grabenstrasse 3, 8952 Schlieren, Switzerland

Group Laboratories South Africa (Pty) Limited (iv) (vi)	Ordinary	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa

Groupe GlaxoSmithKline S.A.S.	Ordinary	100 Route de Versailles, Marly le Roi, 78160, France

GSK Business Service Centre Sdn Bhd	Ordinary	Level 6, Quill 9, 112, Jalan Semangat, Petaling Jaya, Selangor Darul Ehsan, 46300, Malaysia

GSK Commercial Sp. z o.o.	Ordinary	ul. Rzymowskiego 53, Warsaw, 02-697, Poland

GSK d.o.o., Ljubljana	Ordinary	Ameriška ulica 8,Ljubljana, 1000, Slovenia

GSK Kazakhstan LLP	Partnership Interest	273, Furmanov Street, Almaty, 050059, Kazakhstan

GSK Services Sp z o.o.	Ordinary	Ul. Grunwaldzka 189, Poznan, 60-322, Poland

GSK Vaccines GmbH	Ordinary	Emil-von-Behring-Str.76, 35041 Marburg, Germany

GSK Vaccines Institute for Global Health S.r.l.	Quotas	Via Fiorentina 1, Siena, 53100, Italy

GSK Vaccines S.r.l.	Quotas	Via Fiorentina 1, Siena, 53100, Italy

GSK Vaccines Vertriebs GmbH	Ordinary	Rudolf-Diesel-Ring 27, Holzkirchen, 83607, Germany

Herbridge Unlimited Company (ii) (vi)	Ordinary	Currabinny, Carrigaline, County Cork, Ireland

HGS France S.a.r.l. (iv) (vi)	Ordinary	117 Avenue, Victor Hugo, Boulogne-Billancourt, 92100, France

Horlicks Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Human Genome Sciences Pacific Pty Ltd (iv) (vi)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

Human Genome Sciences, Inc.	Common	Corporation Service Company,2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

ID Biomedical Corporation of Quebec	Common	2323 Boul. du Parc Technologique, Québec, G1P 4R8, Canada

ID Biomedical Corporation of Washington (iv)	Common	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

Instituto Luso Farmaco, Limitada (iv)	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

InterPharma Dienstleistungen GmbH	Quota	Wagenseilgasse 3, Euro Plaza, Gebäude I, 4. Stock, Vienna, A-1120, Austria

J&J Technologies, LC (iv)	LLC Interests	Corporation Service Company, Bank of America, 16th Floor, 1111 East Main Street, Richmond, Virginia, VA, 23219, United States

Laboratoire GlaxoSmithKline	Ordinary	100 Route de Versailles, Marly le Roi, 78160, France

Laboratoire Pharmaceutique Algérien LPA Production SPA	Ordinary	Zone Industrielle Est, Boudouaou, Boumerdes, Algeria

Laboratoire Pharmaceutique Algérien SPA	Ordinary	Zone Industrielle Est, Boudouaou, Boumerdes, Algeria

Laboratoires Paucourt (iv)	Ordinary	100 Route de Versailles, Marly le Roi, 78160, France

Laboratoires Saint-Germain (iv)	Ordinary	100 Route de Versailles, Marly le Roi, 78160, France

Laboratorios Dermatologicos Darier, S.A de C.V.	Ordinary	Calzada Mexico Xochimilco, 4900 San Lorenzo Huipulco, District Federal Mexico, 14370, Mexico

Laboratorios Farmaceuticos Stiefel (Portugal) LTDA (iv)	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

Laboratorios Phoenix Sociedad Anonima Industrial Comercial Y Financiera	Non-endorsable Nominative Ordinary Shares	Tucuman 1, piso 4to. Ciudad Autonoma de, Buenos Aires, C1049AAA, Argentina

Laboratorios Stiefel de Chile Y Compañía Limitada	Social Capital	Avenue Andrés Bello No. 2687, Piso 19, Las Condes, Santiago, C.P. 7550611, Chile

Laboratorios Stiefel de Venezuela SA	Ordinary	Calle Luis de Camoens, Edificio GlaxoSmithKline, No. 115-117, Urb. La Trinidad, Caracas, Venezuela

Laboratorios Stiefel Ltda.	Ordinary	Rua Professor Joao Cavalheiro Salem 1077, Guarulhos, Sao Paulo, Brazil

Laboratorios Wellcome De Portugal Limitada (iv)	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal

Maxinutrition Limited (In liquidation)	Ordinary	55 Baker Street, London, W1U 7EU, England

Mixis Genetics Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
Ordinary Euro

Montrose Fine Chemical Company Ltd	Ordinary	Shewalton Road, Irvine, Ayrshire, KA11 5AP, Scotland

Montrose Pharma Company Limited	Ordinary Quota	H-1124, Csorsz utca 43, Budapest, Hungary

Montrose Pharma UAB (in liquidation)	Ordinary	A.Gostauto 40A, Vilnius, LT-01112, Lithuania

Novartis Vaccines and Diagnostics AG (in liquidation)	Ordinary	c/o OBC Suisse AG, Aeschenvorstadt 71, 4051, Basel, Switzerland

Novartis Vaccines and Diagnostics Pty Ltd (iv) (vi)	Ordinary	1061 Mountain Highway, Boronia, 3155, Australia

277	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Group companies continued

Name	Security	Registered address
Wholly owned subsidiaries continued
Okairos AG (iv) (vi)	Common; Preferred A; Preferred B	c/o OBC Suisse AG, Aeschenvorstadt 71, 4051, Basel, Switzerland
Penn Labs Inc. (iv)	Common	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
S.R. One International B.V.	Ordinary	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands
S.R. One, Limited	Units (Common)	Corporation Service Company, 2595 Interstate Drive, Suite 103, Harrisburg, Pennsylvania, PA, 17110, United States
Setfirst Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
Smith Kline & French Laboratories Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
Smith Kline & French Portuguesa-Produtos Farmaceuticos, LDA (iv)	Ordinary Quota	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal
SmithKline Beecham (Australia) Pty Ltd (in liquidation)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia
SmithKline Beecham (Bangladesh) Private Limited (iv)	Ordinary	14, Topkhana Road, Segunbagicha, Dhaka 1000, Bangladesh
SmithKline Beecham (Cork) Limited (ii)	Ordinary	Currabinny, Carrigaline, County Cork, Ireland
SmithKline Beecham (Export) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
SmithKline Beecham (H) Limited	Non-Cumulative Non-Redeemables; Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
SmithKline Beecham (Investments) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
SmithKline Beecham (Manufacturing) Limited (ii)	Ordinary	Currabinny, Carrigaline, County Cork, Ireland
SmithKline Beecham (SWG) Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
SmithKline Beecham Animal Health Company (in liquidation)	Common	1959 Upper Water Sreet, Suite 800, Halifax, NS B3J 3N2, Canada
SmithKline Beecham Biologicals US Partnership	Partnership Interests	Corporation Service Company,2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
SmithKline Beecham Egypt L.L.C.	Quotas	Amoun Street, PO Box 3001, El Salam City, Cairo, 11491, Egypt
SmithKline Beecham Farma, S.A.	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain
SmithKline Beecham Holdings (Australia) Pty. Limited (in liquidation)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia
SmithKline Beecham Inter-American Corporation (iv)	Shares No par Value (Common)	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
SmithKline Beecham Limited	Ordinary 6.25p	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
SmithKline Beecham Marketing and Technical Services Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
SmithKline Beecham Nominees Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
SmithKline Beecham Overseas Limited	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
SmithKline Beecham Pension Plan Trustee Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
SmithKline Beecham Pension Trustees Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
SmithKline Beecham Pharma GmbH & Co KG	Partnership Capital	Prinzregentenplatz 9, Munchen, 81675, Germany
SmithKline Beecham Pharma Verwaltungs GmbH	Ordinary	Prinzregentenplatz 9, Munchen, 81675, Germany
SmithKline Beecham Pharmaceuticals (Pty) Limited (iv) (vi)	Ordinary	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa
SmithKline Beecham Pharmaceuticals Co.	Shares No par Value (Common)	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
SmithKline Beecham Port Louis Limited (vi)	Ordinary	C/o CIM Global Business, 33 Edith Cavell Street, Port Louis, Mauritius
SmithKline Beecham Retirement Plan (Nominees) Pty Limited (in liquidation)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia
SmithKline Beecham Senior Executive Pension Plan Trustee Limited (iv)	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
Stiefel Distributors (Ireland) Limited (ii) (iv)	Ordinary	Finisklin Business Park, Sligo, Ireland
Stiefel Dominicana SRL (iv) (vi)	Ordinary	Ave. Lope de Vega 29, Torre NovoCentro, Local 406, Santo Domingo, Dominican Republic
Stiefel Farma, S.A	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain
Stiefel GmbH & Co. KG	Partnership Capital	Industriestrasse 32-36, Bad Oldesloe, 23843, Germany
Stiefel India Private Limited	Equity	401-402, A, Wing, Floral Deck Plaza, Opp Rolta Bhavan, Central MIDC Road, Mumbai, Andheri (East), India
Stiefel Laboratories (Ireland) Limited (ii)	Ordinary	Finisklin Business Park, Sligo, Ireland
Stiefel Laboratories (Maidenhead) Ltd	Ordinary	Eurasia Headquarters, Concorde Road, Maidenhead, Berkshire, SL6 4BY, England
Stiefel Laboratories (U.K.) Ltd	Ordinary	Eurasia Headquarters, Concorde Road, Maidenhead, Berkshire, SL6 4BY, England
Stiefel Laboratories Limited (iv)	Ordinary	Eurasia Headquarters, Concorde Road, Maidenhead, Berkshire, SL6 4BY, England
Stiefel Laboratories Pte Limited (iv)	Ordinary	103 Gul Circle, 629589, Singapore
Stiefel Laboratories Pty Ltd (in liquidation)	Ordinary	1061 Mountain Highway, Boronia, VIC, 3155, Australia

278	GSK Annual Report 2016

Other statutory disclosures continued

Group companies continued

Name	Security		Registered address
Wholly owned subsidiaries continued
Stiefel Laboratories, Inc.	Common		Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
Stiefel Maroc SARL	Ordinary		275 Boulevard Zerktouni, Casablanca, Morocco
Stiefel Research (Australia) Holdings Pty Ltd (vi)	Ordinary		1061 Mountain Highway, Boronia, VIC, 3155, Australia
Stiefel Research Australia Pty Ltd (vi)	Ordinary		1061 Mountain Highway, Boronia, VIC, 3155, Australia
Stiefel West Coast LLC	LLC Interests		Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
Strebor Inc.	Common		Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
Tempero Pharmaceuticals, Inc.	Series A Preference Series B Preference; Common		Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
The Sydney Ross Co. (iv)	Ordinary		Corporation Service Company, 830 Bear Tavern Road, West Trenton, New Jersey, NJ, 08628, United States
The Wellcome Foundation Limited	Ordinary		980 Great West Road, Brentford, Middlesex, TW8 9GS, England
UCB Pharma Asia Pacific Sdn Bhd (iv)	Ordinary		Level 8, Symphony House, Pusat Dagangan Dana 1, Jalan PJU 1A/46, Petaling Jaya, Selangor Darul Ehsan, 47301, Malaysia
Wellcome Consumer Healthcare Limited (iv)	Ordinary		980 Great West Road, Brentford, Middlesex, TW8 9GS, England
Wellcome Consumer Products Limited (iv)	Ordinary		980 Great West Road, Brentford, Middlesex, TW8 9GS, England
Wellcome Developments Pty Ltd (iv) (vi)	Ordinary		1061 Mountain Highway, Boronia, VIC, 3155, Australia
Wellcome Limited	Ordinary		980 Great West Road, Brentford, Middlesex, TW8 9GS, England
Wellcome Operations Pty Ltd (iv) (vi)	Ordinary		1061 Mountain Highway, Boronia, VIC, 3155, Australia

Name	Security	Effective % Ownership	Registered address
Subsidiaries where the effective interest is less than 100%
Amoun Pharmaceutical Industries Co. S.A.E.	New Monetary Shares (99.5%)	90.7	El Salam City 11491, PO Box 3001, Cairo, Egypt
Beecham Enterprises Inc. (iv)	Common	55.9	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
Block Drug Company, Inc.	Common	63.5	Corporation Service Company, Princeton South Corporate Center, Suite 160, 100 Charles Ewing Blvd, Ewing, New Jersey, 08628, United States
Block Drug Corporation (iv)	Common No Par Value	63.5	Corporation Service Company, Princeton South Corporate Center, Suite 160, 100 Charles Ewing Blvd, Ewing, New Jersey, 08628, United States
British Pharma Group Limited	Capital (50%)	50	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
de Miclén a.s.	Ordinary	63.5	Priemyselny Park Gena, Ul. E. Sachsa 4-6, 934 01, Levice, Slovakia
Duncan Consumer Healthcare Philippines Inc	Common	63.5	2266 Don Chino Roces Avenue, Makati City, Philippines
Duncan Pharmaceuticals Philippines Inc.	Common	91.5	2266 Chino Roces Avenue, City of Makati, 1231, Philippines
Ex-Lax, Inc.	Common	63.5	FGR Corporate Services Inc., Oriental Center, Suite P1, 254 Munoz Rivera Avenue, San Juan, 00918, Puerto Rico
Galvani Bioelectronics Inc.	Common	55	Corporate Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
Galvani Bioelectronics Limited	A Ordinary B Ordinary (0%)	55	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
Glaxo Saudi Arabia Limited	Ordinary (49%)	49	PO Box 22617, Area No 73 to 156, Warehouse City, First Stage Al Khomrah, Jeddah 21416, Saudi Arabia
Glaxo Wellcome Ceylon Limited	Ordinary Ordinary B	68.3	121 Galle Road, Kaldemulla, Moratuwa, Sri Lanka
GlaxoSmithKline (Tianjin) Co. Ltd	Ordinary (90%)	90	No. 65, the Fifth Avenue, Tai Feng Industrial Park, Tianjin Economic and Technolog, Tianjin, 300457, China
GlaxoSmithKline Algérie S.P.A.	Ordinary	99.99	Zone Industrielle Est, Boudouaou, Wilaya de Boumerdes, Algeria
GlaxoSmithKline Bangladesh Limited	Ordinary (82%)	82	Fouzderhat Industrial Area, Dhaka Trunk Road, North Kattali, Chittagong - 4217, Bangladesh
GlaxoSmithKline Brasil Produtos para Consumo e Saude Ltda	Quotas	63.5	66 BL1/302, Vitor Civita Street, Barra Tijuca, Rio de Janeiro, 22775-044, Brazil
GlaxoSmithKline Consumer Healthcare (China) Co. Ltd	Ordinary	63.5	Rooms 01A, 06B-09, 23F, The Headquarters Building, No. 168 Tibet Road (M), Shanghai, 200001, China
GlaxoSmithKline Consumer Healthcare (Hong Kong) Limited	Ordinary	63.5	Units 2201, 2214 and 23/F, Tower 6, The Gateway, 9 Canton Road, Harbour City, Tsimshatsui, Kowloon, Hong Kong
GlaxoSmithKline Consumer Healthcare (Ireland) Limited (ii)	Ordinary	63.5	12 Riverwalk Citywest Business Campus, Dublin, 24, Ireland
GlaxoSmithKline Consumer Healthcare (Overseas) Limited	Ordinary	63.5	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

279	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Group companies continued

Name	Security	Effective % Ownership	Registered address
Subsidiaries where the effective interest is less than 100% continued
GlaxoSmithKline Consumer Healthcare (Thailand) Limited	Ordinary	63.5	13th Floor, Unit 13.05 and 13.06, Wave Place, 55 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand
GlaxoSmithKline Consumer Healthcare (UK) IP Limited	Ordinary	63.5	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
GlaxoSmithKline Consumer Healthcare (UK) Trading Limited	Ordinary	63.5	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
GlaxoSmithKline Consumer Healthcare (US) IP LLC	LLC Interests	63.5	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
GlaxoSmithKline Consumer Healthcare A/S	Ordinary	63.5	Nykaer 68, Brondby, DK-2605, Denmark
GlaxoSmithKline Consumer Healthcare AB (vii)	Ordinary	63.5	Nykaer 68, DK-2605, Brondby, Denmark
GlaxoSmithKline Consumer Healthcare Australia Pty ltd	Ordinary	63.5	82 Hughes Avenue, Ermington, NSW, 2115, Australia
GlaxoSmithKline Consumer Healthcare B.V.	Ordinary	63.5	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands
GlaxoSmithKline Consumer Healthcare Colombia SAS	Ordinary	63.5	Avenida El Dorado, #69B-45/Piso 9, Bogota, Colombia
GlaxoSmithKline Consumer Healthcare Czech Republic s.r.o.	Ordinary	63.5	Hvezdova 1734/2c, Prague, 4 140 00, Czech Republic
GlaxoSmithKline Consumer Healthcare Finance Limited	Ordinary	63.5	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
GlaxoSmithKline Consumer Healthcare Finance No.2 Limited	Ordinary	63.5	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
GlaxoSmithKline Consumer Healthcare Finland Oy	Ordinary	63.5	Piispansilta 9A, Fin-02230, Espoo, Finland
GlaxoSmithKline Consumer Healthcare GmbH	Ordinary	63.5	Wagenseilgasse 3, Euro Plaza, Gebäude I, 4. Stock, Vienna, A-1120,
			Austria
GlaxoSmithKline Consumer Healthcare GmbH & Co. KG	Partnership Capital	63.5	Barthstr. 4, München, 80339, Germany
GlaxoSmithKline Consumer Healthcare Greece Societe Anonyme	Ordinary	63.5	274 Kifissias Avenue Halandri, Athens, 152 32, Greece
GlaxoSmithKline Consumer Healthcare Holdings (US) LLC	LLC Interests	63.5	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
GlaxoSmithKline Consumer Healthcare Holdings Limited	Ordinary A Ordinary B (0%)	63.5	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
GlaxoSmithKline Consumer Healthcare Inc.	Common	63.5	7333 Mississauga Road, 4th Floor, Mississauga, ON, L5N 6L4, Canada
GlaxoSmithKline Consumer Healthcare Investments (Ireland) (No 2) Unlimited Company (ii) (v)	Ordinary	63.5	Knockbrack, Dungarvan, Co Waterford, X35 RY76, Ireland
GlaxoSmithKline Consumer Healthcare Investments (Ireland) (No 3) Limited (ii) (v)	Ordinary	63.5	Knockbrack, Dungarvan, Co Waterford, X35 RY76, Ireland
GlaxoSmithKline Consumer Healthcare Japan K.K.	Ordinary	63.5	4-6-15 Sendagaya, Shibuya-ku, Tokyo, 151-8566, Japan
GlaxoSmithKline Consumer Healthcare Korea Co., Ltd.	Ordinary	63.5	9F LS Yongsan Tower, 92, Hangang-daero, Yongsan-gu, Seoul, 140-702, Republic of Korea
GlaxoSmithKline Consumer Healthcare L.L.C.	LLC Interests	63.5	Corporation Service Company, 2595 Interstate Drive Suite 103, Harrisburg, Pennsylvania, PA, 17110, United States
GlaxoSmithKline Consumer Healthcare Limited	Equity (72.5%)	72.5	Patiala Road, Nabha 147201, Dist Patiala, Punjab, India
GlaxoSmithKline Consumer Healthcare Mexico, S. De R.L. de C.V.	Ordinary	63.5	Calzada Mexico-Xochimilco 4900, Colonia San Lorenzo Huipulco, Delegacion Tlalpan, Mexico, D.F. 14370, Mexico
GlaxoSmithKline Consumer Healthcare New Zealand Limited	Ordinary	63.5	Level 11, Zurich House, 21 Queen Street, Auckland, 1010, New Zealand
GlaxoSmithKline Consumer Healthcare Norway AS	Ordinary	63.5	Klaus Torgårds vei 3, Oslo, NO-0372, Norway
GlaxoSmithKline Consumer Healthcare Pakistan Limited	Ordinary (82.6%)	52.4	The Sykes Building, 35 Dockyard Road, West Wharf, Karachi, 74000, Pakistan
GlaxoSmithKline Consumer Healthcare Philippines Inc	Common	63.5	2266 Don Chino Roces Avenue, Makati City, Philippines
GlaxoSmithKline Consumer Healthcare Pte. Ltd.	Ordinary	63.5	150 Beach Road, #21-00 Gateway West, 189720, Singapore
GlaxoSmithKline Consumer Healthcare S.A.	Ordinary	63.5	Site Apollo, Avenue Pascal 2-4-6, Wavre, 1300, Belgium
GlaxoSmithKline Consumer Healthcare S.A.	Ordinary	63.5	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain
GlaxoSmithKline Consumer Healthcare S.p.A.	Ordinary	63.5	Via Zambeletti snc, Baranzate, Milan, 20021, Italy
GlaxoSmithKline Consumer Healthcare Sdn. Bhd.	Ordinary	63.5	Lot 89 Jalan Enggang, Ampang-Ulu Klang Industrial Estate, Selangor Darul Ehsan, 54200, Malaysia
GlaxoSmithKline Consumer Healthcare Slovakia s. r. o.	Ownership interest	63.5	Galvaniho 7/A, Bratislava, 821 04, Slovakia
GlaxoSmithKline Consumer Healthcare South Africa (Pty) Ltd	Ordinary	63.5	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa
GlaxoSmithKline Consumer Healthcare Sp.z.o.o.	Common	63.5	ul. Rzymowskiego 53, Warsaw, 02-697, Poland
GlaxoSmithKline Consumer Healthcare Sri Lanka Holdings Limited	Ordinary	63.5	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
GlaxoSmithKline Consumer Healthcare SRL	Ordinary	63.5	1-5 Costache Negri Street, Opera Center 1, floor 5 and 6 (Zone 1), District 5, Bucharest, Romania
GlaxoSmithKline Consumer Healthcare, L.P.	Partnership Interest	55.9	Corporation Service Company, 2711 Centerville Road, Suite 400,
	(55.9%)		Wilmington, Delaware, DE, 19808, United States
GlaxoSmithKline Consumer Healthcare, Produtos para a Saude e Higiene, Lda	Ordinary Quota	63.5	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal
GlaxoSmithKline Consumer Healthcare Vietnam Company Limited	Charter Capital	63.5	Floor 16, Metropolitan, 235 Dong Khoi, Ben Nghe Ward, District 1, Ho Chi Minh City, Vietnam
GlaxoSmithKline Consumer Nigeria plc (iii)	Ordinary (46.4%)	46.4	1 Industrial Avenue, Ilupeju, Ikeja, Lagos, PM B 21218, Nigeria
GlaxoSmithKline Consumer Private-Limited	Equity	63.5	Patiala Road, Nabha 147201, Dist Patiala, Punjab, India

280	GSK Annual Report 2016

Other statutory disclosures continued

Group companies continued

Name	Security	Effective % Ownership	Registered address
Subsidiaries where the effective interest is less than 100% continued
GlaxoSmithKline Consumer Trading Services Limited	Ordinary	63.5	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
GlaxoSmithKline Costa Rica S.A.	Ordinary	63.5	San Jose 300 Este de la Rotonda Betania, Carretera a Sabanilla, Costa Rica
GlaxoSmithKline Dungarvan Limited (ii)	Ordinary	63.5	Knockbrack, Dungarvan, Co Waterford, X35 RY76, Ireland
GlaxoSmithKline Healthcare AO	Ordinary	63.5	Presnenskaya nab 10, Moscow, 123112, Russian Federation
GlaxoSmithKline Healthcare GmbH	Ordinary	63.5	Barthstr. 4, Munchen, 80339, Germany
GlaxoSmithKline Healthcare Ukraine O.O.O.	Ownership Interest	63.5	Pavla Tychyny avenue, 1-V, Kiev, 02152, Ukraine
GlaxoSmithKline Landholding Company, Inc	Common (40%)	36.6	2266 Chino Roces Avenue, City of Makati, 1231, Philippines
GlaxoSmithKline Limited	Ordinary	63.5	Likoni Road, PO Box 78392, Nairobi, Kenya
GlaxoSmithKline OTC (PVT.) Limited	Ordinary	63.5	The Sykes Building, 35 Dockyard Road, West Wharf, Karachi, 74000, Pakistan
GlaxoSmithKline Pakistan Limited	Ordinary (82.6%)	82.6	The Sykes Building, 35 Dockyard Road, West Wharf, Karachi, 74000, Pakistan
GlaxoSmithKline Panama S.A.	Ordinary	63.5	Panama City, Republic of Panama, Panama
GlaxoSmithKline Paraguay S.A.	Ordinary	63.5	Oficial Gilberto Aranda 333, Planta Alta casi Salvador del Mundo, Asuncion, Paraguay
GlaxoSmithKline Pharmaceuticals Limited	Equity (75%)	75	Dr Annie Besant Road, Mumbai, 400 030, India
GlaxoSmithKline Philippines Inc	Common	91.5	2266 Chino Roces Avenue, City of Makati, 1231, Philippines
GlaxoSmithKline S.A.E.	Ordinary (91.2%)	91.2	Boomerang Office Building – Land No. 46, Zone (J) – 1st District, Town Center - 5th Tagammoe, New Cairo City, Egypt
GlaxoSmithKline Sante Grand Public SAS	Ordinary	63.5	100 Route de Versailles, Marly le Roi, 78160, France
GlaxoSmithKline Tuketici Sagligi A.S.	Nominative	63.5	Büyükdere Caddesi No. 173, 1.Levent Plaza B Blok 1.Levent, Istanbul, 34394, Turkey
GlaxoSmithKline-Consumer Hungary Limited Liability Company	Membership	63.5	H-1124, Csorsz utca 43, Budapest, Hungary
GSK Consumer Healthcare Singapore Pte. Ltd	Ordinary	63.5	150 Beach Road, #21-00 Gateway West, 189720, Singapore
GSK CH Argentina S.A.	Nominative non endorseable ordinary shares	63.5	Tucuman 1, piso 4to, Ciudad Autonoma de, Buenos Aires, C1049AAA, Argentina
GSK CH Kazakhstan LLP	Charter Capital	63.5	32 A Manasa Str., Bostandyk District, Almaty, 050008, Kazakhstan
GSK Consumer Healthcare Schweiz AG	Ordinary	63.5	Suurstoffi 14, Rotkreuz, 6343, Switzerland
GSK Consumer Healthcare Services, Inc.	Common	63.5	Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
GSK-Gebro Consumer Healthcare GmbH	Ordinary	38.1	Bahnhofbichl 13, 6391 Fieberbrunn, Kitzbühel, Austria
Iodosan S.p.A.	Ordinary	63.5	Via Zambeletti snc,Baranzate, Milan, 20021, Italy
Kuhs GmbH	Ordinary	63.5	Barthstr. 4, Munchen, 80339, Germany
Laboratorios ViiV Healthcare, S.L.	Ordinary	78.3	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain
Modern Pharma Trading Company L.L.C.	Quotas (98.2%)	98.2	Amoun Street, PO Box 3001, El Salam City, Cairo, 11491, Egypt
Novartis Consumer Health Australasia Pty Ltd (iv) (vi)	Ordinary Redeemable Preference	63.5	82 Hughes Avenue, Ermington, NSW, 2115, Australia
N.C.H. – Nutrition Consumer Health Ltd	Ordinary	63.5	14 Hamephalsim St, Petach Tikva, Israel
Novartis Consumer Health GmbH	Ordinary	63.5	Barthstr. 4, München, 80339, Germany
Novartis Consumer Health S.A.	Ordinary	63.5	Route de I’Etraz 2, 1197 Prangins, Switzerland
Novartis Consumer Health Services S.A.	Registered Shares	63.5	Route de l’Etraz, Prangins, 1196, Switzerland
Novartis Consumer Health UK Limited	Ordinary	63.5	Park View, Riverside Way, Watchmoor Park, Camberley, Surrey, GU15 3YL, England
Novartis Consumer Health, Inc.	Common	63.5	Corporation Service Company,2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
P.T. SmithKline Beecham Pharmaceuticals	A Shares B Shares (0%)	99	Jl. Pulobuaran Raya, Kav. III DD/2,3,4, Kawasan Industri Pulogadung, Jakarta, 13930, Indonesia
P.T. Sterling Products Indonesia	A Shares B Shares	63.5	Graha Paramita Building, 5th F, Jalan Denpasar Raya Blok D-2, Jakarta, 12940, Indonesia
Panadol GmbH	Ordinary	63.5	Barthstr. 4, München, 80339, Germany
PHIVCO Jersey II Limited (iv) (v)	Ordinary	78.3	13 Castle Street, St. Helier, JE4 5UT, Jersey
PHIVCO Jersey Limited (iv) (v)	Ordinary	78.3	13 Castle Street, St. Helier, JE4 5UT, Jersey
PHIVCO UK II Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
PHIVCO UK Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
PHIVCO-1 LLC	LLC Interests	78.3	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
PHIVCO-2 LLC	LLC Interests	78.3	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
PT Glaxo Wellcome Indonesia	A Shares B Shares (0%)	95	Jl Pulobuaran Raya Kav III DD/, Kawasan Industri Pulogadung, Timur, Jakarta, 13930, Indonesia
PT GSK Consumer Healthcare Indonesia	Ordinary	63.5	Graha Paramita 3B Floor, JI. Denpasar Raya Blok D-2, Kuningan, Jakarta, 12940, Indonesia
PT. Bina Dentalindo (In liquidation)	Ordinary	63.5	Gedung Graha Ganesha Lantai 3, Jl Raya Bekasi Km 17, No5,
			Jakarta Timur 13930, Indonesia

281	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Group companies continued

Name	Security	Effective % Ownership	Registered address
Subsidiaries where the effective interest is less than 100% continued
Shionogi-ViiV Healthcare LLC	Common Interests	78.3	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
Sino-American Tianjin Smith Kline & French Laboratories Ltd	Ordinary (55%)	34.9	Cheng Lin Zhuang Industrial Zone, Dong Li District, Tianjin, 300163, China
SmithKline Beecham (Private) Limited	Ordinary (99.6%)	63.3	World Trade Center, Level 34, West Tower, Echelon Square, Colombo 1, Sri Lanka
SmithKline Beecham Research Limited	Ordinary	63.5	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
SmithKline Beecham S.A.	Ordinary	63.5	Ctra de Ajalvir Km 2.500, Alcala de Henares, Madrid, 28806, Spain
SmithKline Beecham-Biomed O.O.O.	Participation Interest (97%)	97	Nab Kosmodamianskaya d-52, Building 1, 3rd Floor, Moscow, 113054, Russian Federation
Stafford-Miller (Ireland) Limited (ii)	Ordinary	63.5	Clocherane, Youghal Road, Dungarvan, Co. Waterford, Ireland
Stafford-Miller Limited	Ordinary; Non-Cumulative Non Redeemable Preference	63.5	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
Sterling Drug (Malaya) Sdn Berhad	Ordinary	63.5	Lot 89 Jalan Enggang, Ampang-Ulu Klang Industrial Estate, Selangor Darul Ehsan, 54200, Malaysia
Sterling Products International, Incorporated (iv)	Common	63.5	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
Stiefel Consumer Healthcare (UK) Limited	Ordinary	63.5	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
Stiefel Egypt LLC (iv)	Quota (99%)	99	3 Amoun Street, El Salam City, Cairo, Egypt
Stiefel Manufacturing (Ireland) Limited (ii)	Ordinary	63.5	Finisklin Business Park, County Sligo, Ireland
ViiV Healthcare (South Africa) (Proprietary) Limited	Ordinary	78.3	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa
ViiV Healthcare BV	Ordinary	78.3	Huis ter Heideweg 62, 3705 LZ, Zeist, Netherlands
ViiV Healthcare Company	Common	78.3	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
ViiV Healthcare Finance 1 Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
ViiV Healthcare Finance 2 Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
ViiV Healthcare Finance Limited	Ordinary; Redeemable Preference	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
ViiV Healthcare GmbH	Ordinary	78.3	Prinzregentenplatz 9, Munchen, 81675, Germany
ViiV Healthcare GmbH	Ordinary	78.3	Talstrasse 3-5, 3053 Muenchenbuchsee, Switzerland
ViiV Healthcare Hong Kong Limited	Ordinary	78.3	23/F Tower 6, The Gateway, Harbour City, 9 Canton Road, Tsimshatsui, Kowloon, Hong Kong
ViiV Healthcare Kabushiki Kaisha	Ordinary	78.3	4-6-15 Sendagaya, Shibuya-ku, Tokyo, 151-8566, Japan
ViiV Healthcare Limited	Class A Shares, Deferred; Class B Shares (0%) Class C Shares (0%) Class D1 (0%) Class D2 (0%); Class E 5% Cumulative Preference (0%)	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
ViiV Healthcare Overseas Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
ViiV Healthcare Pty Ltd	Ordinary	78.3	1061 Mountain Highway, Boronia, VIC, 3155, Australia
ViiV Healthcare Puerto Rico, LLC	LLC Interests	78.3	Centro International de Mercadeo, 90 carr. 165 Torre 2, Suite 800,
			Guaynabo, 00968, Puerto Rico
ViiV Healthcare S.r.l.	Quota	78.3	Via Alessandro Fleming 2, Verona, 37135, Italy
ViiV Healthcare SAS	Ordinary	78.3	100 Route de Versailles, Marly le Roi, 78160, France
ViiV Healthcare sprl	Ordinary	78.3	Site Apollo, Avenue Pascal 2-4-6, Wavre, 1300, Belgium
ViiV Healthcare Trading LLC	Participation Interest	78.3	Krylatskaya str., 17/3., Moscow, 121614, Russian Federation
ViiV Healthcare Trading Services UK Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
ViiV Healthcare UK (No.2) Limited (v)	Ordinary	78.3	13 Castle Street, St. Helier, JE4 5UT, Jersey
ViiV Healthcare UK (No.3) Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
ViiV Healthcare UK (No.4) Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
ViiV Healthcare UK (No.5) Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
ViiV Healthcare UK Limited	Ordinary	78.3	980 Great West Road, Brentford, Middlesex, TW8 9GS, England
ViiV Healthcare ULC	Common	78.3	3500 855-2nd Street SW, Calgary, AB, T2P 4J8, Canada
ViiV Healthcare Venture LLC	LLC Interests	78.3	Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States
ViiV HIV Healthcare Unipessoal Lda	Quota	78.3	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal
Winster Pharmaceuticals Limited	Ordinary	46.4	2A Association Avenue, Ilupeju Industrial Estate, Lagos, PO Box 3199, Nigeria
Zhejiang Tianyuan Bio-Pharmaceutical Co. Ltd	Ordinary (95%)	95	No. 56, Tian He Road, Yuhang Economic Development Zone, Hangzhou, Zhejiang Province, China

282	GSK Annual Report 2016

Other statutory disclosures continued

Group companies continued

Name	Security	Effective % Ownership	Registered address
Subsidiaries where the effective interest is less than 100% continued
Associates
Apollo Therapeutics LLP	Partnership Interest (25%)	25
Calci Medica Inc.	Series A and Junior Preferred (33.9%)	33.9
Index Ventures Life VI (Jersey) LP	Partnership Interest (25%)	25
Innoviva, Inc.	Common (29.5%)	29.5
Japan Vaccine Distribution Co., Ltd	Ordinary (50%)	50
JCR Pharmaceuticals Co. Ltd	Common (24.6%)	24.6
Kurma Biofund II, FCPR	Partnership Interest (32%)	32
Longwood Founders Fund LP	Partnership Interest (28%)	28
Medicxi Ventures I LP	Partnership Interest (26.2%)	26.2
River Vision Development Corp.	Series A Preferred (33%)	33
Joint Ventures
Chiron Panacea Vaccines Private Ltd (In liquidation)		50	708/718, 7th Floor, A Wing, Sagar Tech Plaza, Saki Naka, Andheri East, Mumbai, Maharashtra, 400072, India
Japan Vaccine Co., Ltd		50	6 Yonbancho, Chiyoda-ku, Tokyo, Japan
Qualivax Pte Limited		50	80 Robinson Road, #02-00, 068898, Singapore
Qura Therapeutics LLC		50	Corporation Service Company,2711 Centerville Road, Suite 400, Wilmington, Delaware, DE, 19808, United States

Key

(i)	Directly owned by GlaxoSmithKline plc.

(ii)	Exempt from the provisions of section 347 and 348 of the Companies Act 2014 (Ireland), in accordance with the exemptions noted in Section 357 of that Act.

(iii)	Consolidated as a subsidiary in accordance with section 1162 (4)(a) of the Companies Act 2006 on the grounds of dominant influence.
(iv)	Dormant company.

(v)	Tax resident in the UK.

(vi)	Entity expected to be disposed of or removed.

(vii)	Incorporated in Sweden.

283	GSK Annual Report 2016	Strategic report
Governance and remuneration
Financial statements
Investor information

Glossary of terms

Terms used in the Annual Report	US equivalent or brief description
Accelerated capital allowances	Tax allowance in excess of depreciation arising from the purchase of fixed assets that delay the charging and payment of tax. The equivalent of tax depreciation.
American Depositary Receipt (ADR)	Receipt evidencing title to an ADS. Each GSK ADR represents two Ordinary Shares.
American Depositary Shares (ADS)	Listed on the New York Stock Exchange; represents two Ordinary Shares.
Basic earnings per share	Basic income per share.
Called up share capital	Ordinary Shares, issued and fully paid.
CER growth	Growth at constant exchange rates.
The company	GlaxoSmithKline plc.
Corporate Integrity Agreement (CIA)

In 2012, the company entered into a settlement with the US Federal Government related to past sales and marketing practices. As part of the settlement the company entered into a Corporate Integrity Agreement with the US Department of Health and Human Services.

Currency swap	An exchange of two currencies, coupled with a subsequent re-exchange of those currencies, at agreed exchange rates and dates.
Defined benefit plan	Pension plan with specific employee benefits, often called ‘final salary scheme’.
Defined contribution plan	Pension plan with specific contributions and a level of pension dependent upon the growth of the pension fund.
Derivative financial instrument	A financial instrument that derives its value from the price or rate of some underlying item.
Diluted earnings per share	Diluted income per share.
Employee Share Ownership Plan Trusts	Trusts established by the Group to satisfy share-based employee incentive plans.
Equity Shareholders’ funds	Shareholders’ equity.
Finance lease	Capital lease.
Freehold	Ownership with absolute rights in perpetuity.
The Group	GlaxoSmithKline plc and its subsidiary undertakings.
GSK	GlaxoSmithKline plc and its subsidiary undertakings.
Hedging	The reduction of risk, normally in relation to foreign currency or interest rate movements, by making off-setting commitments.
Intangible fixed assets	Assets without physical substance, such as computer software, brands, licences, patents, know-how and marketing rights purchased from outside parties.
Novartis transaction	The three-part inter-conditional transaction with Novartis AG involving the Consumer Healthcare, Vaccines and Oncology businesses completed on 2 March 2015.
Ordinary Share	A fully paid up ordinary share in the capital of the company.
Profit	Income.
Profit attributable to shareholders	Net income.
Share capital	Ordinary Shares, capital stock or common stock issued and fully paid.
Share option	Stock option.
Share premium account	Additional paid-up capital or paid-in surplus (not distributable).
Shares in issue	The number of shares outstanding.
Subsidiary	An entity in which GSK exercises control.
Treasury share	Treasury stock.
Turnover	Revenue.
UK Corporate Governance Code

As required by the UK Listing Authority, the company has disclosed in the Annual Report how it has applied the best practice corporate governance provisions of the Financial Reporting Council’s UK Corporate Governance Code.

284	GSK Annual Report 2016

Index

	Page		Page
Accountability	97	Major restructuring costs	175
Accounting principles and policies	162	Movements in equity	201
Acquisitions and disposals	205	Net debt	198
Adjustments reconciling profit after tax to operating		New accounting requirements	168
cash flows	203	Nominations Committee Report	94
Annual General Meeting 2017	266	Non-controlling interests	209
Approach to tax	55	Non-controlling interests in ViiV Healthcare	58
Assets held for sale	188	Non-Executive Directors’ fees	126
Associates and joint ventures	177	Notes to the financial statements	162
Audit & Risk Committee Report	97	Operating profit	173
Cash and cash equivalents	188	Other intangible assets	184
CEO’s statement	5	Other investments	187
Chairman’s statement	4	Other non-current assets	187
Chairman’s Governance statement	80	Other non-current liabilities	198
Chairman’s Remuneration report statement	112	Other operating income	173
Commitments	211	Other provisions	197
Consolidated balance sheet	159	Our behaviour	46
Consolidated cash flow statement	161	Our Board	82
Consolidated income statement	158	Our business model	12
Consolidated statement of changes in equity	160	Our global marketplace	8
Consolidated statement of comprehensive income	158	Our integrated approach	6
Consumer Healthcare	34	Our people	48
Consumer Healthcare products and competition	252	Our planet	50
Contingent consideration liabilities	208	Our strategy priorities	14
Contingent liabilities	199	Pay for performance	119
Corporate Executive Team	86	Pensions and other post-employment benefits	189
Corporate governance	79	Pharmaceuticals	20
Corporate Responsibility Committee Report	108	Pharmaceutical products, competition and intellectual property	250
Critical accounting policies	76
Directors and senior management	134	Pipeline	247
Directors’ interests in shares	127	Post balance sheet events	224
Directors’ statement of responsibilities	148,232	Presentation of the financial statements	162
Dividends	180,265	Principal Group companies	225
Donations to political organisations and political expenditure	271	Principal risks and uncertainties	18,253
		Property, plant and equipment	181
Earnings per share	180	Quarterly trend	240
Employee costs	174	Reconciliation of net cash flow to movement in net debt	204
Employee share schemes	223	Registrar	268
Exchange rates	168	Related party transactions	203
Executive Director remuneration	116	Relations with shareholders	107
Finance expense	176	Remuneration governance	124
Finance income	176	Remuneration policy report	138
Financial calendar	265	Remuneration report	112
Financial instruments and related disclosures	212	Reporting framework	57
Financial position and resources	72	Research and development	12,24,32,38
Financial statements of GlaxoSmithKline plc, prepared under UK GAAP	232	Responsible business	40
		Segment information	169
Five year record	244	Share capital and control	263
Glossary of terms	283	Share capital and share premium account	200
Goodwill	182	Share price	263
Group companies	272	Shareholder information	263
Group financial review	52	Shareholder services and contacts	268
Health for all	44	Taxation	178
How we manage risks	18	Tax information for shareholders	266
Independent Auditors’ report	149,233	Trade and other payables	189
Inventories	188	Trade and other receivables	188
Investments in associates and joint ventures	186	US law and regulation	270
Investor relations	269	Vaccines	28
Key accounting judgements and estimates	166	Viability statement	56
Key performance indicators	16
Leadership and effectiveness	88
Legal proceedings	226

GSK Annual Report 2016

About GSK

GlaxoSmithKline plc was incorporated as

an English public limited company on

6 December 1999. We were formed by a merger
between Glaxo Wellcome plc and SmithKline
Beecham plc. GSK acquired these two English
companies on 27 December 2000 as part of the
merger arrangements.

Our shares are listed on the London Stock Exchange and the
New York Stock Exchange.

Brand names

Brand names appearing in italics throughout this report are
trade marks either owned by and/or licensed to GSK or
associated companies, with the exception of Prolia, owned by
Amgen, Zofran, owned by Novartis, Trumenba and Mencevax,
owned by Pfizer, Treximet, owned by Pernix Ireland, Lucozade and Ribena, owned by Suntory and Nimenrix, a trade mark of
GSK licensed to Pfizer.

Acknowledgements

Design

Friend www.friendstudio.com

Printing

Pureprint Group, ISO 14001.

FSC certified and Carbon Neutral.

Paper

This Annual Report is printed on Amadeus 100 Silk, a 100%
recycled paper with full FSC certification. All pulps used are made from 100% de-inked, post-consumer waste and are
elemental chlorine free. The manufacturing mill holds the ISO
14001 and EU Ecolabel certificates for environmental
management.

Read more at www.gsk.com

Download PDFs: Annual Report 2016 Form 20-F Responsible Business Supplement 2016

Cautionary statement regarding

forward-looking statements

The Group’s reports filed with or furnished to the US Securities and Exchange Commission (SEC), including this document and written information released, or oral statements made, to the public in the future by or on behalf of the Group, may contain forward-looking statements. Forward-looking statements give the Group’s current expectations or forecasts of future events. An investor can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as ‘anticipate’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘project’, ‘plan’, ‘believe’ and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. Other than in accordance with its legal or regulatory obligations (including under the UK Listing Rules and the Disclosure and Transparency Rules of the Financial Conduct Authority), the Group undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The reader should, however, consult any additional disclosures that the Group may make in any documents which it publishes and/or files with the SEC. All readers, wherever located, should take note of these disclosures. Accordingly, no assurance can be given that any particular expectation will be met and shareholders are cautioned not to place undue reliance on the forward-looking statements.

Forward-looking statements are subject to assumptions, inherent risks and uncertainties, many of which relate to factors that are beyond the Group’s control or precise estimate. The Group cautions investors that a number of important factors, including those in this document, could cause actual results to differ materially from those expressed or implied in any forward-looking statement.

Such factors include, but are not limited to, those discussed under ‘Principal risks and uncertainties’ on pages 253 to 262 of this Annual Report. Any forward-looking statements made by or on behalf of the Group speak only as of the date they are made and are based upon the knowledge and information available to the Directors on the date of this Annual Report.

A number of adjusted measures are used to report the performance of our business. These measures are defined on page 57 and a reconciliation of core results to total results is set out on page 66.

The information in this document does not constitute an offer to sell or an invitation to buy shares in GlaxoSmithKline plc or an invitation or inducement to engage in any other investment activities. Past performance cannot be relied upon as a guide to future performance. Nothing in this Annual Report should be construed as a profit forecast.

Assumptions related to 2016-2020 outlook

In outlining the expectations for the five-year period 2016-2020, the Group has made certain assumptions about the healthcare sector, the different markets in which the Group operates and the delivery of revenues and financial benefits from its current portfolio, pipeline and restructuring programmes.

For the Group specifically, over the period to 2020 GSK expects further declines in sales of Seretide/Advair. The introduction of a generic alternative to Advair in the US has been factored into the Group’s assessment of its future performance. The Group assumes no premature loss of exclusivity for other key products over the period. The Group’s expectation of at least £6 billion of revenues per annum on a CER basis by 2020 from products launched in the last three years includes contributions from the current pipeline asset Shingrix. This target is now expected to be met up to two years earlier. The Group also expects volume demand for its products to increase, particularly in Emerging Markets.

The assumptions for the Group’s revenue and earnings expectations assume no material mergers, acquisitions, disposals, litigation costs or share repurchases for the Company; and no change in the Group’s shareholdings in ViiV Healthcare or Consumer Healthcare. They also assume no material changes in the macro-economic and healthcare environment.

The Group’s expectations assume successful delivery of the Group’s integration and restructuring plans over the period 2016-2020. Material costs for investment in new product launches and R&D have been factored into the expectations given. The expectations are given on a constant currency basis and assume no material change to the Group’s effective tax rate.

Notice regarding limitations on

Director Liability under English Law

Under the UK Companies Act 2006, a safe harbour limits the liability of Directors in respect of statements in and omissions from the Directors’ Report (for which see page 110), the Strategic report and the Remuneration report. Under English law the Directors would be liable to the company, but not to any third party, if one or more of these reports contained errors as a result of recklessness or knowing misstatement or dishonest concealment of a material fact, but would otherwise not be liable. Pages 79 to 110, 148, 232 and 253 to 282 inclusive comprise the Directors’ Report, pages 2 to 78 inclusive comprise the Strategic report and pages 111 to 146 inclusive comprise the Remuneration report, each of which have been drawn up and presented in accordance with and in reliance upon English company law and the liabilities of the Directors in connection with these reports shall be subject to the limitations and restrictions provided by such law.

Website

GSK’s website www.gsk.com gives additional information on the Group. Notwithstanding the references we make in this Annual Report to GSK’s website, none of the information made available on the website constitutes part of this Annual Report or shall be deemed to be incorporated by reference herein.

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Head Office and Registered Office GlaxoSmithKline plc 980 Great West Road Brentford, Middlesex TW8 9GS United Kingdom Tel: +44 (0)20 8047 5000 Registered number: 3888792 www.gsk.com

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